FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-206361-09

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

This preliminary prospectus, dated March 10, 2017, may be amended or completed prior to time of sale.

PROSPECTUS

$914,325,000 (Approximate)

JPMDB Commercial Mortgage Securities Trust 2017-C5

(Central Index Key Number 0001699099)

as Issuing Entity

J.P. Morgan Chase Commercial Mortgage Securities Corp.

(Central Index Key Number 0001013611)

as Depositor

JPMorgan Chase Bank, National Association

(Central Index Key Number 0000835271)
German American Capital Corporation

(Central Index Key Number 0001541294)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2017-C5

J.P. Morgan Chase Commercial Mortgage Securities Corp. is offering certain classes of the Commercial Mortgage Pass-Through Certificates, Series 2017-C5 consisting of the certificate classes identified in the table below. The certificates being offered by this prospectus (and the non-offered Class D, Class E-RR, Class F-RR, Class G-RR, Class NR-RR and Class R certificates) represent the ownership interests in the issuing entity, which will be a New York common law trust named JPMDB Commercial Mortgage Securities Trust 2017-C5. The assets of the issuing entity will primarily consist of a pool of fixed rate commercial mortgage loans, which are generally the sole source of payments on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th day is not a business day, the next business day), commencing in April 2017. The rated final distribution date for the certificates is March 2050.

Class	Approximate Initial Certificate Balance or Notional Amount(1)	Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)
Class A-1		$32,683,000%	(5)	December 2021
Class A-2		$37,129,000%	(5)	April 2022
Class A-3		$11,341,000%	(5)	January 2024
Class A-4		$135,000,000%	(5)	November 2026
Class A-5		$457,116,000%	(5)	January 2027
Class A-SB		$57,148,000%	(5)	October 2026
Class X-A		$824,327,000(6)%	Variable(7)	February 2027
Class X-B		$89,998,000(6)%	Variable(7)	February 2027
Class A-S		$93,910,000%	(5)	February 2027
Class B		$44,347,000%	(5)	February 2027
Class C		$45,651,000%	(5)	February 2027

(Footnotes on table on page 3)

You should carefully consider the risk factors beginning on page 51 of this prospectus.
Neither the certificates nor the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.
The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. J.P. Morgan Chase Commercial Mortgage Securities Corp. will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., Drexel Hamilton, LLC and Academy Securities, Inc., will purchase the offered certificates from J.P. Morgan Chase Commercial Mortgage Securities Corp. and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. J.P. Morgan Securities LLC and Deutsche Bank Securities Inc. are acting as co-lead managers and joint bookrunners in the following manner: J.P. Morgan Securities LLC is acting as sole bookrunning manager with respect to approximately 37.4% of each class of offered certificates and Deutsche Bank Securities Inc. is acting as sole bookrunning manager with respect to approximately 62.6% of each class of offered certificates. Drexel Hamilton, LLC and Academy Securities, Inc. are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about March 31, 2017. J.P. Morgan Chase Commercial Mortgage Securities Corp. expects to receive from this offering approximately      % of the aggregate certificate balances of the offered certificates plus accrued interest from March 1, 2017, before deducting expenses payable by the depositor.

J.P. Morgan	Deutsche Bank Securities
Co-Lead Manager and Joint Bookrunner	Co-Lead Manager and Joint Bookrunner

Drexel Hamilton	Academy Securities
Co-Manager	Co-Manager

March __, 2017

JPMDB Commercial Mortgage Securities Trust 2017-C5

Commercial Mortgage Pass-Through Certificates, Series 2017-C5

Montana
1 property
$6,677,030
0.6% of total
Kansas
1 property
$2,394,134
0.2% of total
Illinois
2 properties
$66,922,668
6.4% of total
Wisconsin
1 property
$32,000,000
3.1% of total
Indiana
1 property
$1,505,907
0.1% of total
Michigan
2 properties
$11,163,497
1.1% of total
New York
4 properties
$238,610,788
22.9% of total
Washington
1 property
$11,958,011
1.1% of total
Ohio
4 properties
$164,945,906
15.8% of total
New Hampshire
3 properties
$7,107,803
0.7% of total
Oregon
4 properties
$40,651,146
3.9% of total
Connecticut
2 properties
$84,377,503
8.1% of total
California
5 properties
$103,150,000
9.9% of total
Georgia
1 property
$9,949,173
1.0% of total
Hawaii
1 property
$62,250,000
6.0% of total
Florida
9 properties
$78,925,009
7.6% of total
Texas
7 properties
$108,578,616
10.4% of total
Tennessee
1 property
$12,285,000
1.2% of total
Percentage of Allocated Mortgage Loan Amount
0.1% – 5.0%
5.1% – 10.0%
10.1% – 22.9%

Summary of Certificates

Class	Approximate Initial Certificate Balance or Notional Amount(1)	Approx. Initial Credit Support(2)	Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)	Weighted Average Life (Years)(4)	Principal Window(4)
Offered Certificates
A-1	$ 32,683,000	30.000%	%	(5)	December 2021	2.87	04/17-12/21
A-2	$ 37,129,000	30.000%	%	(5)	April 2022	4.96	12/21-04/22
A-3	$ 11,341,000	30.000%	%	(5)	January 2024	6.79	01/24-01/24
A-4	$ 135,000,000	30.000%	%	(5)	November 2026	9.06	08/25-11/26
A-5	$ 457,116,000	30.000%	%	(5)	January 2027	9.72	11/26-01/27
A-SB	$ 57,148,000	30.000%	%	(5)	October 2026	7.38	04/22-10/26
X-A	$ 824,327,000(6)	NAP	%	Variable(7)	February 2027	NAP	NAP
X-B	$ 89,998,000(6)	NAP	%	Variable(7)	February 2027	NAP	NAP
A-S	$ 93,910,000	21.000%	%	(5)	February 2027	9.87	01/27-02/27
B	$ 44,347,000	16.750%	%	(5)	February 2027	9.88	02/27-02/27
C	$ 45,651,000	12.375%	%	(5)	February 2027	9.88	02/27-02/27
Non-Offered Certificates
D	$ 23,478,000(8)	10.125%	%	(5)	February 2027	9.88	02/27-02/27
E-RR	$ 29,999,000(8)	7.250%	%	(5)	February 2027	9.88	02/27-02/27
F-RR	$ 20,869,000	5.250%	%	(5)	March 2027	9.94	02/27-03/27
G-RR	$ 10,434,000	4.250%	%	(5)	March 2027	9.96	03/27-03/27
NR-RR	$ 44,347,191	0.000%	%	(5)	April 2027	10.02	03/27-04/27
R(9)	NAP	NAP	NAP	NAP	NAP	NAP	NAP

(1)	Approximate, subject to a permitted variance of plus or minus 5%.

(2)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, are represented in the aggregate.

(3)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(4)	The weighted average life and period during which distributions of principal would be received as set forth in the foregoing table with respect to each class of certificates having a certificate balance are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates of the mortgage loans.

(5)	The pass-through rates for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates, in each case and on each distribution date, will be a per annum rate equal to one of (i) a fixed rate, (ii) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), (iii) a variable rate equal to the lesser of a specified fixed rate and the rate described in clause (ii) above, or (iv) the rate described in clause (ii) less a specified percentage.

(6)	The Class X-A certificates are notional amount certificates. The notional amount of the Class X-A certificates will be equal to the aggregate certificate balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates outstanding from time to time. The Class X-A certificates will not be entitled to distributions of principal. The Class X-B certificates are notional amount certificates. The notional amount of the Class X-B certificates will be equal to the aggregate certificate balances of the Class B and Class C certificates outstanding from time to time. The Class X-B certificates will not be entitled to distributions of principal.

(7)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class B and Class C certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. For purposes of calculating the weighted average of the net mortgage rates on the mortgage loans in order to determine the pass-through rates of Class X-A and Class X-B certificates for any distribution date, each of the mortgage interest rates will be adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months. See “Description of the Certificates—Distributions”.

(8)	The approximate initial certificate balances of the Class D and Class E-RR certificates are estimated based in part on the estimated ranges of certificate balances and estimated fair values described in “Credit Risk Retention”. The Class D certificate balances are expected to fall within a range of $16,956,000 and $29,999,000, with the ultimate certificate balance determined such that the aggregate fair value of the Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates will equal at least 5% of the estimated fair value of all of the classes of regular certificates issued by the issuing entity. The Class E-RR certificate balances are expected to fall within a range of $23,478,000 and $36,521,000, with the ultimate certificate balance determined such that the aggregate fair value of the Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates will equal at least 5% of the estimated fair value of all of the classes of regular certificates issued by the issuing entity.

(9)	The Class R certificates have no certificate balance, notional amount, credit support, pass-through rate, rated final distribution date or rating, and will not be entitled to distributions of principal or interest. The Class R certificates will represent beneficial ownership of the residual interest in each Trust REMIC, as further described in this prospectus.

The Class D, Class E-RR, Class F-RR, Class G-RR, Class NR-RR and Class R certificates are not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates is presented solely to enhance your understanding of the offered certificates.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	11
Important Notice About Information Presented in This Prospectus	12
Summary of Terms	19
Risk Factors	51
The Certificates May Not Be a Suitable Investment for You	51
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	51
Risks Related to Market Conditions and Other External Factors	51
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS	51
Other Events May Affect the Value and Liquidity of Your Investment	52
Risks Relating to the Mortgage Loans	52
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	52
Risks of Commercial and Multifamily Lending Generally	52
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	54
Office Properties Have Special Risks	58
Hotel Properties Have Special Risks	59
Risks Relating to Affiliation with a Franchise or Hotel Management Company	60
Retail Properties Have Special Risks	61
Mixed Use Properties Have Special Risks	63
Multifamily Properties Have Special Risks	63
Industrial Properties Have Special Risks	65
Condominium Ownership May Limit Use and Improvements	66
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	67
Concentrations Based on Property Type, Geography, Related

Borrowers and Other Factors May Disproportionately Increase Losses	68
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	69
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	70
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	71
Risks Related to Zoning Non-Compliance and Use Restrictions	73
Risks Relating to Inspections of Properties	74
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	74
Insurance May Not Be Available or Adequate	74
Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates	75
Terrorism Insurance May Not Be Available for All Mortgaged Properties	75
Risks Associated with Blanket Insurance Policies or Self-Insurance	77
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	77
Limited Information Causes Uncertainty	77
Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions	78
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	79
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	79
Static Pool Data Would Not Be Indicative of the Performance of this Pool	80

Appraisals May Not Reflect Current or Future Market Value of Each Property	80
Seasoned Mortgage Loans Present Additional Risk of Repayment	81
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	82
The Borrower’s Form of Entity May Cause Special Risks	82
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	84
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	84
Other Financings or Ability to Incur Other Indebtedness Entails Risk	86
Tenancies-in-Common May Hinder Recovery	87
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	87
Risks Associated with One Action Rules	87
State Law Limitations on Assignments of Leases and Rents May Entail Risks	88
Various Other Laws Could Affect the Exercise of Lender’s Rights	88
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates	88
Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	88
Risks Related to Ground Leases and Other Leasehold Interests	90
Increases in Real Estate Taxes May Reduce Available Funds	91
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds	92
Risks Related to Conflicts of Interest	92
Interests and Incentives of the Originators, the Sponsors and

Their Affiliates May Not Be Aligned With Your Interests	92
The Servicing of Servicing Shift Whole Loans Will Shift to Other Servicers	93
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	94
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	95
Potential Conflicts of Interest of the Operating Advisor	97
Potential Conflicts of Interest of the Asset Representations Reviewer	97
Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders	98
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	100
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan	101
Other Potential Conflicts of Interest May Affect Your Investment	102
Other Risks Relating to the Certificates	102
The Certificates Are Limited Obligations	102
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	102
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates	103
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	105
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	107
Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the

Application of Losses on the Subordinated Certificates	111
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	111
Risks Relating to Modifications of the Mortgage Loans	115
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	116
Risks Relating to Interest on Advances and Special Servicing Compensation	116
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	117
The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	117
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	118
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	118
Description of the Mortgage Pool	120
General	120
Certain Calculations and Definitions	121
Definitions	121
Mortgage Pool Characteristics	128
Overview	128
Property Types	130
Mortgage Loan Concentrations	136
Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	136
Geographic Concentrations	138
Mortgaged Properties With Limited Prior Operating History	138
Tenancies-in-Common	139
Condominium Interests	139
Fee & Leasehold Estates; Ground Leases	140
Environmental Considerations	141

Redevelopment, Renovation and Expansion	143
Assessments of Property Value and Condition	144
Appraisals	144
Engineering Reports	144
Zoning and Building Code Compliance and Condemnation	145
Litigation and Other Considerations	145
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	147
Tenant Issues	149
Tenant Concentrations	149
Lease Expirations and Terminations	149
Purchase Options and Rights of First Refusal	152
Affiliated Leases	152
Insurance Considerations	153
Use Restrictions	154
Appraised Value	155
Non-Recourse Carveout Limitations	156
Real Estate and Other Tax Considerations	158
Delinquency Information	159
Certain Terms of the Mortgage Loans	159
Amortization of Principal	159
Due Dates; Mortgage Rates; Calculations of Interest	160
Prepayment Protections and Certain Involuntary Prepayments	160
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	162
Defeasance; Collateral Substitution	163
Partial Releases	164
Escrows	167
Mortgaged Property Accounts	168
Delaware Statutory Trusts	168
Exceptions to Underwriting Guidelines	169
Additional Indebtedness	169
General	169
Whole Loans	170
Mezzanine Indebtedness	170
Other Secured Indebtedness	172
Other Unsecured Indebtedness	172
The Whole Loans	173
General	173
The Non-Serviced Whole Loans	176
The Servicing Shift Whole Loans	212
Additional Information	218
Transaction Parties	219
The Sponsors and Mortgage Loan Sellers	219
JPMorgan Chase Bank, National Association	219

German American Capital Corporation	227
The Depositor	235
The Issuing Entity	236
The Trustee	236
The Certificate Administrator	237
The Master Servicer	239
The Special Servicer	243
The Operating Advisor and Asset Representations Reviewer	246
Credit Risk Retention	248
General	248
Qualifying CRE Loans; Required Credit Risk Retention Percentage	248
Material Terms of the Yield-Priced Principal Balance Certificates	248
The Third Party Purchaser	249
Determination of Amount of Required Credit Risk Retention	251
General	251
Swap-Priced Principal Balance Certificates	251
Interest-Only Certificates	255
Yield-Priced Principal Balance Certificates	256
Hedging, Transfer and Financing Restrictions	258
Operating Advisor	258
Representations and Warranties	259
Description of the Certificates	261
General	261
Distributions	263
Method, Timing and Amount	263
Available Funds	263
Priority of Distributions	265
Pass-Through Rates	268
Interest Distribution Amount	269
Principal Distribution Amount	269
Certain Calculations with Respect to Individual Mortgage Loans	271
Application Priority of Mortgage Loan Collections or Whole Loan Collections	272
Allocation of Yield Maintenance Charges and Prepayment Premiums	275
Assumed Final Distribution Date; Rated Final Distribution Date	276
Prepayment Interest Shortfalls	276
Subordination; Allocation of Realized Losses	278
Reports to Certificateholders; Certain Available Information	280
Certificate Administrator Reports	280
Information Available Electronically	285
Voting Rights	289

Delivery, Form, Transfer and Denomination	289
Book-Entry Registration	289
Definitive Certificates	292
Certificateholder Communication	292
Access to Certificateholders’ Names and Addresses	292
Requests to Communicate	293
List of Certificateholders	293
Description of the Mortgage Loan Purchase Agreements	294
General	294
Dispute Resolution Provisions	301
Asset Review Obligations	302
Pooling and Servicing Agreement	302
General	302
Assignment of the Mortgage Loans	302
Servicing Standard	303
Subservicing	304
Advances	305
P&I Advances	305
Servicing Advances	306
Nonrecoverable Advances	307
Recovery of Advances	308
Accounts	309
Withdrawals from the Collection Account	310
Servicing and Other Compensation and Payment of Expenses	313
General	313
Master Servicing Compensation	317
Special Servicing Compensation	319
Disclosable Special Servicer Fees	322
Certificate Administrator and Trustee Compensation	323
Operating Advisor Compensation	323
Asset Representations Reviewer Compensation	324
CREFC® Intellectual Property Royalty License Fee	324
Appraisal Reduction Amounts	325
Maintenance of Insurance	330
Modifications, Waivers and Amendments	333
Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions	336
Inspections	338
Collection of Operating Information	338
Special Servicing Transfer Event	338
Asset Status Report	341
Realization Upon Mortgage Loans	344
Sale of Defaulted Loans and REO Properties	346
The Directing Certificateholder	348
General	348
Major Decisions	350

Asset Status Report	352
Replacement of Special Servicer	353
Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event	353
Servicing Override	354
Rights of Holders of Companion Loans	355
Limitation on Liability of Directing Certificateholder	355
The Operating Advisor	356
General	356
Duties of Operating Advisor at All Times	357
Additional Duties of Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing	359
Recommendation of the Replacement of the Special Servicer	359
Eligibility of Operating Advisor	359
Other Obligations of Operating Advisor	360
Delegation of Operating Advisor’s Duties	361
Termination of the Operating Advisor With Cause	361
Rights Upon Operating Advisor Termination Event	362
Waiver of Operating Advisor Termination Event	362
Termination of the Operating Advisor Without Cause	362
Resignation of the Operating Advisor	363
Operating Advisor Compensation	363
The Asset Representations Reviewer	363
Asset Review	363
Eligibility of Asset Representations Reviewer	367
Other Obligations of Asset Representations Reviewer	368
Delegation of Asset Representations Reviewer’s Duties	368
Assignment of Asset Representations Reviewer’s Rights and Obligations	368
Asset Representations Reviewer Termination Events	369
Rights Upon Asset Representations Reviewer Termination Event	369
Termination of the Asset Representations Reviewer Without Cause	370

Resignation of Asset Representations Reviewer	370
Asset Representations Reviewer Compensation	370
Replacement of Special Servicer Without Cause	370
Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote	372
Termination of Master Servicer and Special Servicer for Cause	373
Servicer Termination Events	373
Rights Upon Servicer Termination Event	374
Waiver of Servicer Termination Event	376
Resignation of the Master Servicer and the Special Servicer	376
Limitation on Liability; Indemnification	376
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	379
Dispute Resolution Provisions	379
Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder	379
Repurchase Request Delivered by a Party to the PSA	380
Resolution of a Repurchase Request	380
Mediation and Arbitration Provisions	382
Servicing of the Servicing Shift Mortgage Loans	383
Servicing of the Non-Serviced Mortgage Loans	384
Servicing of the 229 West 43rd Street Retail Condo Mortgage Loan	384
Servicing of the 350 Park Avenue Mortgage Loan	386
Servicing of the Prudential Plaza Mortgage Loan	388
Servicing of the Hilton Hawaiian Village Mortgage Loan	389
Servicing of the Summit Place Wisconsin Mortgage Loan	392
Servicing of the Moffett Gateway Mortgage Loan, the Summit Mall Mortgage Loan and the Dick’s Sporting Goods Portfolio Mortgage Loan	394
Rating Agency Confirmations	396
Evidence as to Compliance	398
Limitation on Rights of Certificateholders to Institute a Proceeding	399
Termination; Retirement of Certificates	400
Amendment	401

Resignation and Removal of the Trustee and the Certificate Administrator	403
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	404
Certain Legal Aspects of Mortgage Loans	404
General	406
Types of Mortgage Instruments	406
Leases and Rents	406
Personalty	407
Foreclosure	407
General	407
Foreclosure Procedures Vary from State to State	407
Judicial Foreclosure	407
Equitable and Other Limitations on Enforceability of Certain Provisions	408
Nonjudicial Foreclosure/Power of Sale	408
Public Sale	408
Rights of Redemption	409
Anti-Deficiency Legislation	410
Leasehold Considerations	410
Cooperative Shares	410
Bankruptcy Laws	411
Environmental Considerations	416
General	416
Superlien Laws	416
CERCLA	416
Certain Other Federal and State Laws	417
Additional Considerations	417
Due-on-Sale and Due-on-Encumbrance Provisions	417
Subordinate Financing	418
Default Interest and Limitations on Prepayments	418
Applicability of Usury Laws	418
Americans with Disabilities Act	418
Servicemembers Civil Relief Act	419
Anti-Money Laundering, Economic Sanctions and Bribery	419
Potential Forfeiture of Assets	419
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	420
Pending Legal Proceedings Involving Transaction Parties	421
Use of Proceeds	421
Yield and Maturity Considerations	422
Yield Considerations	422
General	422

Rate and Timing of Principal Payments	422
Losses and Shortfalls	423
Certain Relevant Factors Affecting Loan Payments and Defaults	423
Delay in Payment of Distributions	424
Yield on the Certificates with Notional Amounts	425
Weighted Average Life	425
Pre-Tax Yield to Maturity Tables	432
Material Federal Income Tax Considerations	434
General	434
Qualification as a REMIC	435
Status of Offered Certificates	437
Taxation of Regular Interests	438
General	438
Original Issue Discount	438
Acquisition Premium	440
Market Discount	440
Premium	441
Election To Treat All Interest Under the Constant Yield Method	441
Treatment of Losses	441
Yield Maintenance Charges and Prepayment Premiums	442
Sale or Exchange of Regular Interests	442
Taxes That May Be Imposed on a REMIC	443
Prohibited Transactions	443
Contributions to a REMIC After the Startup Day	443
Net Income from Foreclosure Property	443
Bipartisan Budget Act of 2015	444
Taxation of Certain Foreign Investors	444
FATCA	445
Backup Withholding	445
Information Reporting	446
3.8% Medicare Tax on “Net Investment Income”	446
Reporting Requirements	446
Certain State and Local Tax Considerations	447
Method of Distribution (Underwriter)	447
Incorporation of Certain Information by Reference	448
Where You Can Find More Information	449
Financial Information	449
Certain ERISA Considerations	449
General	449
Plan Asset Regulations	450
Administrative Exemptions	451

Insurance Company General Accounts	452
Legal Investment	453
Legal Matters	454

Ratings	454
Index of Defined Terms	457

ANNEX A-1	CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-2	CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-3	DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS
ANNEX B	FORM OF REPORT TO CERTIFICATEHOLDERS
ANNEX C	FORM OF OPERATING ADVISOR ANNUAL REPORT
ANNEX D-1	JPMCB MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX D-2	EXCEPTIONS TO JPMCB MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX E-1	GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX E-2	EXCEPTIONS TO GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX F	CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE
ANNEX G	ASSUMED PRINCIPAL PAYMENT SCHEDULE FOR THE MOFFETT GATEWAY MORTGAGE LOAN

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE INSPECTED AND COPIED AT PRESCRIBED RATES AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE SEC AT ITS PUBLIC REFERENCE ROOM, 100 F STREET, N.E., WASHINGTON, D.C. 20549. YOU MAY OBTAIN INFORMATION ON THE OPERATION OF THE PUBLIC REFERENCE ROOM BY CALLING THE SEC AT 1-800-SEC-0330. COPIES OF THESE MATERIALS CAN ALSO BE OBTAINED ELECTRONICALLY THROUGH THE SEC’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE INFORMATION IN THIS PROSPECTUS IS PRELIMINARY AND MAY BE SUPPLEMENTED OR AMENDED PRIOR TO THE TIME OF SALE.

IN ADDITION, THE OFFERED CERTIFICATES REFERRED TO IN THIS PROSPECTUS, AND THE ASSET POOL BACKING THEM, ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING THE POSSIBILITY THAT ONE OR MORE CLASSES OF OFFERED CERTIFICATES MAY BE SPLIT, COMBINED OR ELIMINATED) AT ANY TIME PRIOR TO ISSUANCE, AND ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR AND MAY BE SUPERSEDED BY INFORMATION DELIVERED TO SUCH PROSPECTIVE INVESTOR PRIOR TO THE TIME OF SALE.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING CERTIFICATEHOLDER, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE” IN THIS PROSPECTUS.

Important Notice About Information Presented in This Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

●	Summary of Certificates, commencing on page 3 of this prospectus, which sets forth important statistical information relating to the certificates;

●	Summary of Terms, commencing on page 19 of this prospectus, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

●	Risk Factors, commencing on page 51 of this prospectus, which describes risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms” commencing on page 457 of this prospectus.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to J.P. Morgan Chase Commercial Mortgage Securities Corp.

●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

NOTICE TO RESIDENTS WITHIN EUROPEAN ECONOMIC AREA

THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN ANY MEMBER STATE OF THE EUROPEAN ECONOMIC AREA (THE “EEA”) WHICH HAS IMPLEMENTED THE PROSPECTUS DIRECTIVE (EACH, A “RELEVANT MEMBER STATE”) WILL BE MADE PURSUANT TO AN EXEMPTION UNDER THE PROSPECTUS DIRECTIVE (AS DEFINED

BELOW) FROM THE REQUIREMENT TO PUBLISH A PROSPECTUS FOR OFFERS OF CERTIFICATES. ACCORDINGLY ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THAT RELEVANT MEMBER STATE OF CERTIFICATES WHICH ARE THE SUBJECT OF AN OFFERING CONTEMPLATED IN THIS PROSPECTUS AS-COMPLETED BY FINAL TERMS IN RELATION TO THE OFFER OF THOSE CERTIFICATES MAY ONLY DO SO IN CIRCUMSTANCES IN WHICH NO OBLIGATION ARISES FOR THE DEPOSITOR, THE ISSUING ENTITY OR AN UNDERWRITER TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS DIRECTIVE IN RELATION TO SUCH OFFER.

NONE OF THE DEPOSITOR, THE ISSUING ENTITY OR ANY OF THE UNDERWRITERS HAS AUTHORIZED, NOR DOES ANY OF THEM AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH AN OBLIGATION ARISES FOR THE DEPOSITOR, THE ISSUING ENTITY OR AN UNDERWRITER TO PUBLISH OR SUPPLEMENT A PROSPECTUS FOR SUCH OFFER.

FOR THE PURPOSES OF THIS PROVISION AND THE PROVISION IMMEDIATELY BELOW, “PROSPECTUS DIRECTIVE” MEANS DIRECTIVE 2003/71/EC (AS AMENDED, INCLUDING BY DIRECTIVE 2010/73/EU), AND INCLUDES ANY RELEVANT IMPLEMENTING MEASURE IN THE RELEVANT MEMBER STATE.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

IN RELATION TO EACH RELEVANT MEMBER STATE, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT, WITH EFFECT FROM AND INCLUDING THE DATE ON WHICH THE PROSPECTUS DIRECTIVE IS IMPLEMENTED IN THAT RELEVANT MEMBER STATE, IT HAS NOT MADE AND WILL NOT MAKE AN OFFER OF THE CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED BY THIS PROSPECTUS TO THE PUBLIC IN THAT RELEVANT MEMBER STATE OTHER THAN:

(A)       TO ANY LEGAL ENTITY WHICH IS A “QUALIFIED INVESTOR” AS DEFINED IN THE PROSPECTUS DIRECTIVE;

(B)       TO FEWER THAN 150 NATURAL OR LEGAL PERSONS (OTHER THAN “QUALIFIED INVESTORS” AS DEFINED IN THE PROSPECTUS DIRECTIVE) SUBJECT TO OBTAINING THE PRIOR CONSENT OF THE RELEVANT UNDERWRITER OR UNDERWRITERS NOMINATED BY THE ISSUING ENTITY FOR ANY SUCH OFFER; OR

(C)       IN ANY OTHER CIRCUMSTANCES FALLING WITHIN ARTICLE 3(2) OF THE PROSPECTUS DIRECTIVE;

PROVIDED THAT NO SUCH OFFER OF THE OFFERED CERTIFICATES REFERRED TO IN CLAUSES (A) TO (C) ABOVE SHALL REQUIRE THE DEPOSITOR, THE ISSUING ENTITY OR ANY UNDERWRITER TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS DIRECTIVE.

FOR THE PURPOSES OF THE PRIOR PARAGRAPH, THE EXPRESSION AN “OFFER OF THE CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED BY THIS PROSPECTUS TO THE PUBLIC” IN RELATION TO ANY OFFERED CERTIFICATE IN ANY RELEVANT MEMBER STATE MEANS THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE TO THE OFFERED CERTIFICATES, AS THE SAME MAY BE VARIED IN THAT RELEVANT MEMBER STATE BY ANY MEASURE IMPLEMENTING THE PROSPECTUS DIRECTIVE IN THAT RELEVANT MEMBER STATE.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.) OF THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH RULE 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(A) IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (“FSMA”) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE ISSUING ENTITY OR THE DEPOSITOR; AND

(B) IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

EACH UNDERWRITER HAS REPRESENTED, WARRANTED AND AGREED THAT: (1) IT HAS NOT OFFERED OR SOLD AND WILL NOT OFFER OR SELL IN HONG KONG, BY MEANS OF ANY DOCUMENT, ANY OFFERED CERTIFICATES (EXCEPT FOR CERTIFICATES WHICH ARE A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571) (THE “SFO”) OF HONG KONG) OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO; OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT BEING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32) (THE “C(WUMP)O”) OF HONG KONG OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE C(WUMP)O; AND (2) IT HAS NOT ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, AND WILL NOT ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES MADE UNDER THE SFO.

W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. ANY PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT. THIS PROSPECTUS AND ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA, (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA OR (III) OTHERWISE PURSUANT TO, AND IN ACCORDANCE WITH THE CONDITIONS OF, ANY OTHER APPLICABLE PROVISION OF THE SFA.

WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS: (A) A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA)) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR (B) A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN ACCREDITED INVESTOR, SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR 6 MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER SECTION 275 OF THE SFA EXCEPT: (1) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR TO ANY PERSON PURSUANT TO AN OFFER THAT IS MADE ON TERMS THAT SUCH SHARES, DEBENTURES AND UNITS OF SHARES AND DEBENTURES OF THAT CORPORATION OR SUCH RIGHTS OR INTEREST IN THAT TRUST ARE ACQUIRED AT A CONSIDERATION OF NOT LESS THAN 200,000 SINGAPORE DOLLARS (OR ITS EQUIVALENT IN A FOREIGN CURRENCY) FOR EACH TRANSACTION, WHETHER SUCH AMOUNT IS TO BE PAID FOR IN CASH OR BY EXCHANGE OF SECURITIES OR OTHER ASSETS, AND FURTHER FOR CORPORATIONS, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275(1A) OF THE SFA; (2) WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER; (3) WHERE THE TRANSFER IS BY OPERATION OF LAW; OR (4) AS SPECIFIED IN SECTION 276(7) OF THE SFA.

THE REPUBLIC OF KOREA

THIS PROSPECTUS IS NOT, AND UNDER NO CIRCUMSTANCES IS THIS PROSPECTUS TO BE CONSTRUED AS, A PUBLIC OFFERING OF SECURITIES IN KOREA. NEITHER THE ISSUER NOR ANY OF ITS AGENTS MAKE ANY REPRESENTATION WITH RESPECT TO THE ELIGIBILITY OF ANY RECIPIENTS OF THIS PROSPECTUS TO ACQUIRE THE OFFERED CERTIFICATES UNDER THE

LAWS OF KOREA, INCLUDING, BUT WITHOUT LIMITATION, THE FOREIGN EXCHANGE TRANSACTION LAW AND REGULATIONS THEREUNDER (THE “FETL”). THE OFFERED CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR PUBLIC OFFERING IN KOREA, AND NONE OF THE OFFERED CERTIFICATES MAY BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, OR OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY IN KOREA OR TO ANY RESIDENT OF KOREA EXCEPT PURSUANT TO THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE DECREES AND REGULATIONS THEREUNDER (THE “FSCMA”), THE FETL AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES IN KOREA. WITHOUT PREJUDICE TO THE FOREGOING, THE NUMBER OF OFFERED CERTIFICATES OFFERED IN KOREA OR TO A RESIDENT OF KOREA SHALL BE LESS THAN FIFTY AND FOR A PERIOD OF ONE YEAR FROM THE ISSUE DATE OF THE OFFERED CERTIFICATES, NONE OF THE OFFERED CERTIFICATES MAY BE DIVIDED RESULTING IN AN INCREASED NUMBER OF OFFERED CERTIFICATES. FURTHERMORE, THE OFFERED CERTIFICATES MAY NOT BE RESOLD TO KOREAN RESIDENTS UNLESS THE PURCHASER OF THE OFFERED CERTIFICATES COMPLIES WITH ALL APPLICABLE REGULATORY REQUIREMENTS (INCLUDING, BUT NOT LIMITED TO, GOVERNMENT REPORTING APPROVAL REQUIREMENTS UNDER THE FETL AND ITS SUBORDINATE DECREES AND REGULATIONS) IN CONNECTION WITH THE PURCHASE OF THE OFFERED CERTIFICATES.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

CANADA

THE OFFERED CERTIFICATES MAY BE SOLD ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS

OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (NI 33-105), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Depositor	J.P. Morgan Chase Commercial Mortgage Securities Corp., a Delaware corporation, a wholly-owned subsidiary of JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States of America, which is a wholly-owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation. The depositor’s address is 383 Madison Avenue, 31st Floor, New York, New York 10179, and its telephone number is (212) 834-5467. See “Transaction Parties—The Depositor”.

Issuing Entity	JPMDB Commercial Mortgage Securities Trust 2017-C5, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. For more detailed information, see “Transaction Parties—The Issuing Entity”.

Sponsors	The sponsors of this transaction are:

●	JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States of America; and

●	German American Capital Corporation, a Maryland corporation.

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

JPMorgan Chase Bank, National Association is also an affiliate of each of the depositor and J.P. Morgan Securities LLC, one of the underwriters and an initial purchaser of the non-offered certificates. German American Capital Corporation is an affiliate of Deutsche Bank Securities Inc., one of the underwriters and an initial purchaser of the non-offered certificates. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

The sponsors originated, co-originated or acquired and will transfer to the depositor the mortgage loans set forth in the following chart:

Sellers of the Mortgage Loans

Sponsor	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
GACC(1)(2)(3)(4)	21	$ 652,817,515	62.6%
JPMCB(5)	14	390,634,677	37.4
Total	35	$ 1,043,452,191	100.0%

(1)	One (1) mortgage loan identified as “350 Park Avenue” on Annex A-1, representing approximately 6.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a whole loan that was co-originated by Goldman Sachs Mortgage Company and Deutsche Bank AG, New York Branch.

(2)	One (1) mortgage loan identified as “Prudential Plaza” on Annex A-1, representing approximately 6.2% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a whole loan that was originated by German American Capital Corporation.

(3)	One (1) mortgage loan identified as “Key Center Cleveland” on Annex A-1, representing approximately 5.8% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a whole loan that was co-originated by Citi Real Estate Funding Inc., Bank of America, N.A. and Deutsche Bank AG, New York Branch.

(4)	All mortgage loans being sold by German American Capital Corporation, other than the mortgage loans listed in the preceding three footnotes, representing approximately 44.2% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, were originated by Deutsche Bank AG, New York Branch (an affiliate of German American Capital Corporation) and will be transferred to German American Capital Corporation on or prior to the closing date.

(5)	One (1) mortgage loan identified as “Hilton Hawaiian Village” on Annex A-1, representing approximately 6.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a whole loan that was co-originated by JPMorgan Chase Bank, National Association, Deutsche Bank AG, New York Branch, Goldman Sachs Mortgage Company, Barclays Bank PLC and Morgan Stanley Bank, N.A.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Credit Risk Retention	This transaction is being structured with a “third party purchaser” that will acquire an “eligible horizontal residual interest”, which will be comprised of the Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates. Massachusetts Mutual Life Insurance Company (in satisfaction of the retention obligations of JPMorgan Chase Bank, National Association in its capacity as the retaining sponsor) will be contractually obligated to retain these classes of certificates for a minimum of five years after the closing date, subject to certain permitted exceptions provided for under the risk retention rules. During this time, Massachusetts Mutual Life Insurance Company will agree to comply with hedging, transfer and financing restrictions that are applicable to third party purchasers under the credit risk retention rules. For additional information, see “Credit Risk Retention”.

Master Servicer	Wells Fargo Bank, National Association, a national banking association, will be the master servicer and will be responsible for the master servicing and administration of the mortgage loans and the related companion loans pursuant to the pooling and servicing agreement (other than any mortgage loan and companion loan that is part of a whole loan and serviced under the trust and servicing agreement or pooling and servicing agreement, as applicable, indicated in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below). The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at MAC D1050-084, Three Wells Fargo, 401 South Tryon Street, 8th Floor, Charlotte, North Carolina 28202. See “Transaction Parties—The Master Servicer” and “Pooling and Servicing Agreement”.

Prior to the applicable servicing shift securitization date, the related servicing shift whole loan will be serviced by the master servicer under the pooling and servicing agreement. From and after the related servicing shift securitization date, the related servicing shift whole loan will be serviced under, and by the master servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Servicing Shift Whole Loans—The Key Center Cleveland Whole Loan”, “—The Uovo Art Storage Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loans”.

The master servicer of each non-serviced mortgage loan is set forth in the table below under the heading “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Special Servicer	CWCapital Asset Management LLC will act as special servicer with respect to the applicable mortgage loans (other than any excluded special servicer loan) and any related companion loan other than with respect to the non-serviced mortgage loans or related companion loan(s) set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below. CWCapital Asset Management LLC, in its capacity as special servicer, will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such mortgage loans and any related companion loan as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) in certain circumstances, reviewing, evaluating and providing or withholding consent and processing all major decisions and performing certain enforcement actions relating to such mortgage loans and any related companion loan for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. The principal servicing offices of CWCapital Asset Management LLC are located at 7501

Wisconsin Avenue, Suite 500 West, Bethesda, Maryland 20814. See “Transaction Parties—The Special Servicer” and “Pooling and Servicing Agreement”.

Prior to the applicable servicing shift securitization date, the related servicing shift whole loan, if necessary, will be specially serviced by the special servicer under the pooling and servicing agreement. From and after the related servicing shift securitization date, the related servicing shift whole loan will be specially serviced, if necessary, under, and by the special servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Servicing Shift Whole Loans—The Key Center Cleveland Whole Loan”, “—The Uovo Art Storage Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loans”.

If the special servicer obtains knowledge that it is a borrower party with respect to any mortgage loan (such mortgage loan referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer of that excluded special servicer loan. Prior to the occurrence and continuance of a control termination event under the pooling and servicing agreement, the directing certificateholder or the controlling class certificateholder on its behalf will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. After the occurrence and during the continuance of a control termination event or if at any time the applicable excluded special servicer loan is also an excluded loan, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “—Directing Certificateholder” below and “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan.

The special servicer of each non-serviced mortgage loan is set forth in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Trustee	Wilmington Trust, National Association, a national banking association, will act as trustee. The corporate trust office of the trustee is located at 1100 North Market Street, Wilmington, Delaware 19890. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each mortgage loan (other than any non-serviced mortgage loan) and the related companion loans. See

“Transaction Parties—The Trustee” and “Pooling and Servicing Agreement”.

The initial mortgagee of record with respect to the servicing shift mortgage loans will be the trustee under the pooling and servicing agreement. From and after the related servicing shift securitization date, the mortgagee of record with respect to the related servicing shift mortgage loan will be the trustee designated in the related servicing shift pooling and servicing agreement.

With respect to each non-serviced mortgage loan, the entity set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below, in its capacity as trustee under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction, is the mortgagee of record for that non-serviced mortgage loan and any related companion loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certificate Administrator	Wells Fargo Bank, National Association, a national banking association, will initially act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider and authenticating agent. The office of the certificate administrator is located at 9062 Old Annapolis Road, Columbia, Maryland 21045, and for certificate transfer services, at 600 South 4th Street, 7th Floor, MAC N9300-070, Minneapolis, Minnesota 55479. See “Transaction Parties—The Certificate Administrator” and “Pooling and Servicing Agreement”.

The custodian with respect to the servicing shift mortgage loans will be the certificate administrator, in its capacity as custodian under the pooling and servicing agreement. After the related servicing shift securitization date, the custodian of the mortgage file (other than the promissory note evidencing the related servicing shift mortgage loan) will be the custodian under the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The custodian with respect to each non-serviced mortgage loan will be the entity set forth in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”, as custodian under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Operating Advisor	Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly-owned subsidiary of Park Bridge Financial LLC, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer, and in certain circumstances may recommend to the certificateholders that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to a non-serviced mortgage loan or any related REO property. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations Reviewer	Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly-owned subsidiary of Park Bridge Financial LLC, will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and notification from the certificate administrator that the required percentage of certificateholders have voted to direct a review of such delinquent mortgage loans.

See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Certificateholder	The directing certificateholder will have certain consent and consultation rights in certain circumstances with respect to the mortgage loans (other than (i) any non-serviced mortgage loan, (ii) any servicing shift mortgage loan and (iii) any excluded loan), as further described in this prospectus. The directing certificateholder will generally be the controlling class certificateholder (or its representative) selected by more than 50% of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement). An “excluded loan” is a mortgage loan or whole loan with respect to which the directing certificateholder or the holder of the majority of the controlling class certificates (by certificate principal balance), is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan (subject to certain exceptions) or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate. See “Pooling and Servicing Agreement—The Directing Certificateholder”. However, in certain circumstances there may be no directing certificateholder even if there is a controlling class, and in other circumstances there will be no controlling class.

The controlling class will be the most subordinate class of the Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates then-outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class, at least equal to 25% of the initial certificate balance of that class. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a directing certificateholder.

It is anticipated that Massachusetts Mutual Life Insurance Company will purchase the Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates (and may purchase certain other classes of certificates). On the closing date, it is expected that

Barings LLC will be the initial directing certificateholder with respect to each mortgage loan (other than (i) any non-serviced mortgage loan, (ii) any servicing shift mortgage loan, and (iii) any excluded loan).

With respect to each of the servicing shift whole loans identified as “Key Center Cleveland” and “Uovo Art Storage” on Annex A-1, the holder of the Key Center Cleveland and Uovo Art Storage pari passu companion loan identified as note A-1, in each case, will be the related controlling noteholder, and will be entitled to certain consent and consultation rights with respect to the related servicing shift whole loan under each respective intercreditor agreement. From and after the related servicing shift securitization date, the directing certificateholder of each servicing shift whole loan is expected to be the directing certificateholder under the related servicing shift pooling and servicing agreement. The directing certificateholder of this securitization will only have limited consultation rights with respect to certain servicing matters or mortgage loan modifications affecting each of the servicing shift mortgage loans. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans— The Key Center Cleveland Whole Loan” and “—The Uovo Art Storage Whole Loan”.

The entity identified in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below is the initial directing certificateholder under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction and will have certain consent and consultation rights with respect to the related non-serviced whole loan, which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization, subject to similar appraisal mechanics. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Holder of a Subordinate

Companion Loan	Three (3) mortgage loans identified as “350 Park Avenue”, “Hilton Hawaiian Village” and “Moffett Gateway” on Annex A-1, collectively representing approximately 16.2% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, are comprised of one or more senior notes (included in the issuing entity), one or more senior pari passu notes (not included in the issuing entity) and one or more subordinate notes (not included in the issuing entity).

Certain Affiliations	The originators, the sponsors, the underwriters, and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. See “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. These roles and other potential relationships may give rise to conflicts of interest as further described in this prospectus under “Risk Factors—Risks Related to Conflicts of Interest”.

Relevant Dates And Periods

Cut-off Date	The mortgage loans will be considered part of the trust fund as of their respective cut-off dates. The cut-off date with respect to each mortgage loan is the related due date in March 2017, or with respect to any mortgage loan that has its first due date in April or May 2017, the earlier of the date that would otherwise have been the related due date in March 2017.

Closing Date	On or about March 31, 2017.

Distribution Date	The 4th business day following each determination date. The first distribution date will be in April 2017.

Determination Date	The 11th day of each month or, if the 11th day is not a business day, then the business day immediately following such 11th day.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.

Business Day	Under the pooling and servicing agreement, a business day will be any day other than a Saturday, a Sunday or a day on which banking institutions in North Carolina, California, New York, Kansas, Minnesota, Pennsylvania or any of the jurisdictions in which the respective primary servicing offices of either the master servicer or the special servicer or the corporate trust offices of either the certificate administrator or the trustee are located, or the New York Stock Exchange or the Federal Reserve System of the United States of America, are authorized or obligated by law or executive order to remain closed.

Interest Accrual Period	The interest accrual period for each class of offered certificates for each distribution date will be the calendar month immediately preceding the month in which that distribution date occurs. Interest on the offered certificates will be calculated assuming that each month has 30 days and each year has 360 days.

Collection Period	For any mortgage loan to be held by the issuing entity and any distribution date, the period commencing on the day immediately following the due date for such mortgage loan in the month preceding the month in which that distribution date occurs and ending on and including the due date for such mortgage loan in the month in which that distribution date occurs. However, in the event that the last day of a collection period is not a business day, any periodic payments received with respect to the mortgage loans relating to that collection period on the business day immediately following that last day will be deemed to have been received during that collection period and not during any other collection period.

Assumed Final Distribution

Date; Rated Final

Distribution Date	The assumed final distribution dates set forth below for each class have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

Class	Assumed Final Distribution Date
Class A-1	December 2021
Class A-2	April 2022
Class A-3	January 2024
Class A-4	November 2026
Class A-5	January 2027
Class A-SB	October 2026
Class X-A	February 2027
Class X-B	February 2027
Class A-S	February 2027
Class B	February 2027
Class C	February 2027

The rated final distribution date will be the distribution date in March 2050.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed by a pooling and servicing agreement to be entered into among the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2017-C5:

●	Class A-1

●	Class A-2

●	Class A-3

●	Class A-4

●	Class A-5

●	Class A-SB

●	Class X-A

●	Class X-B

●	Class A-S

●	Class B

●	Class C

The certificates of this Series will consist of the above classes and the following classes that are not being offered by this prospectus: Class D, Class E-RR, Class F-RR, Class G-RR, Class NR-RR and Class R.

The certificates will collectively represent beneficial ownership in the issuing entity, a New York common law trust created by J.P. Morgan Chase Commercial Mortgage Securities Corp. The trust’s assets will primarily be thirty-five (35) fixed rate commercial mortgage loans secured by first mortgage liens on fifty (50) mortgaged properties. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”. The mortgage loans are comprised of (i) twenty-three (23) mortgage loans (which have no related pari passu or subordinate interest secured by the related mortgaged property or properties), (ii) nine (9) mortgage loans, each represented by one or more pari passu portions of a whole loan (each of which has one or more related pari passu interests that are not assets of the issuing entity secured by the related mortgaged property or properties) and (iii) three (3) mortgage loans, each represented by one or more senior pari passu portions of a whole loan (included in issuing entity), one or more senior pari passu notes (not included in the issuing entity) and one or more subordinate notes (not included in the issuing entity) secured by the related mortgaged property or properties.

Certificate Balances and

Notional Amounts	Your certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:

Class	Approximate Initial Certificate Balance or Notional Amount	Approx. % of Cut-off Date Balance	Approx. Initial Credit Support(1)
Class A-1	$32,683,000	3.132%	30.000%
Class A-2	$37,129,000	3.558%	30.000%
Class A-3	$11,341,000	1.087%	30.000%
Class A-4	$135,000,000	12.938%	30.000%
Class A-5	$457,116,000	43.808%	30.000%
Class A-SB	$57,148,000	5.477%	30.000%
Class X-A	$824,327,000	NAP	NAP
Class X-B	$89,998,000	NAP	NAP
Class A-S	$93,910,000	9.000%	21.000%
Class B	$44,347,000	4.250%	16.750%
Class C	$45,651,000	4.375%	12.375%

(1)	The approximate initial credit support with respect to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates represents the approximate credit enhancement for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates in the aggregate.

Pass-Through Rates

A. Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth below for each class of certificates:

Class	Approximate Initial Pass-Through Rate(1)
Class A-1%
Class A-2%
Class A-3%
Class A-4%
Class A-5%
Class A-SB	%
Class X-A	%(2)
Class X-B	%(2)
Class A-S	%
Class B	%
Class C	%

(1)	The pass-through rates for the Class A-1, Class A-2, Class A-3 Class A-4, Class A-5, Class A-SB, Class A-S, Class B and Class C certificates, in each case and on each distribution date, will be a per annum rate equal to one of (i) a fixed rate, (ii) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), (iii) a variable rate equal to the lesser of a specified fixed rate and the rate described in clause (ii) above, or (iv) the rate described in clause (ii) less a specified percentage.
(2)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class B and Class C certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. For purposes of calculating the weighted average of the net mortgage rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

B. Interest Rate Calculation Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 360-day year consisting of twelve 30-day months, or a “30/360 basis”.

For purposes of calculating the pass-through rates on the Class X-A and Class X-B certificates and any other class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year, or an “actual/360 basis”, will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

C.  Servicing and

Administration Fees	The master servicer and the special servicer are entitled to a master servicing fee and a special servicing fee, respectively, from the interest payments on each mortgage loan (other than any non-serviced mortgage loan with respect to the special servicing fee only), the serviced companion loans and any related REO loans and, with respect to the special servicing fees, if the related loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans. The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the outstanding principal amount of each mortgage loan (including any non-serviced mortgage loan) and the related serviced companion loans at the servicing fee rate equal to a per annum rate ranging from 0.00375% to 0.04500%.

The special servicing fee for each distribution date is calculated based on the outstanding principal amount of each mortgage loan (other than any non-serviced mortgage loan) and the related serviced companion loans as to which a special servicing transfer event has occurred (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to a per annum rate of 0.25000%. The special servicer will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan.

Any primary servicing fees or sub-servicing fees with respect to each mortgage loan (other than any non-serviced mortgage loan) and the related serviced companion loans will be paid by the master servicer or special servicer, respectively, out of the fees described above.

The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments, liquidation fees and workout fees. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator fee for each distribution date is calculated on the outstanding principal amount of each mortgage loan and REO loan (including any non-serviced mortgage loan, but not any companion loan) at a per annum rate equal to 0.00623%. The trustee fee is payable by the certificate administrator from the certificate administrator fee and is equal to $290 per month.

The operating advisor will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (excluding any non-serviced mortgage loan, any servicing shift mortgage loan and any companion loan) at a per annum rate equal to 0.00481%. The operating advisor will also be entitled under certain circumstances to a consulting fee.

Upon the completion of any asset review, the asset representations reviewer will be entitled to a reasonable hourly fee (to be paid by the applicable mortgage loan seller except as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus) upon the completion of the review it conducts with respect to certain delinquent mortgage loans, which will be subject to a maximum amount as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council® as a license fee for use of its name and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders. See “Pooling and Servicing Agreement—Servicing and Other

Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”.

With respect to each non-serviced mortgage loan set forth in the table below, the related non-serviced master servicer and/or sub-servicer under the applicable non-serviced trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that loan will be entitled to a primary servicing fee (and, where applicable, sub-servicing fee) at a rate equal to a per annum rate set forth in the table below, and the related non-serviced special servicer under the applicable non-serviced trust and servicing agreement or pooling and servicing agreement, as applicable, will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the related trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the related non-serviced whole loan will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Mortgage Loans(1)

Non-Serviced Mortgage Loan	Primary Servicing Fee and Sub-Servicing Fee Rate(2)	Special Servicer Fee Rate
229 West 43rd Street Retail Condo	0.00250%	0.25000%(3)
350 Park Avenue	0.00125%	0.25000%
Prudential Plaza	0.00250%	0.25000%
Hilton Hawaiian Village	0.00125%	0.12500%
Landmark Square	0.00250%	0.25000%(3)
Dallas Design District	0.00250%	0.25000%(3)
Moffett Gateway	0.00250%	0.25000%
Summit Mall	0.00250%	0.25000%(3)
Summit Place Wisconsin	0.00250%	0.25000%(3)
Dick’s Sporting Goods Portfolio	0.00250%	0.25000%(3)

(1)	Does not reflect the Key Center Cleveland mortgage loan or the Uovo Art Storage mortgage loan, each a servicing shift mortgage loan. With respect to each servicing shift mortgage loan, after the securitization of the related controlling pari passu companion loan, such mortgage loan will be a non-serviced mortgage loan, and the related servicing shift master servicer and related servicing shift special servicer under the related servicing shift pooling and servicing agreement will be entitled to a primary servicing fee and special servicing fee, respectively, as will be set forth in such related servicing shift pooling and servicing agreement.
(2)	The related non-serviced master servicer and/or sub-servicer under the applicable non-serviced trust and servicing agreement or pooling and servicing agreement, as applicable, will be entitled to a primary servicing fee (and in certain cases, a sub-servicing fee) at a rate equal to a per annum rate set forth in the chart, which is included as part of the servicing fee rate.
(3)	The special servicing fee for 229 West 43rd Street Retail Condo, Landmark Square, Dallas Design District, Summit Mall, Summit Place Wisconsin and Dick’s Sporting Goods Portfolio is the greater of a per annum rate of 0.25000% and the per annum rate that would result in a special servicing fee of $3,500 for the related month.

Distributions

A.  Amount and Order of

Distributions	On each distribution date, funds available for distribution from the mortgage loans, net of (i) specified expenses of the issuing entity, including fees payable to, and costs and expenses reimbursable to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer and (ii) any yield maintenance charges and prepayment premiums:

First, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A and Class X-B certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates as follows: (i) to the extent of funds allocated to principal and available for distribution: (a) first, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates is reduced to the planned principal balance for the related distribution date set forth in Annex F, (b) second, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero, (c) third, to principal on the Class A-2 certificates, until the certificate balance of the Class A-2 certificates has been reduced to zero, (d) fourth, to principal on the Class A-3 certificates until the certificate balance of the Class A-3 certificates has been reduced to zero, (e) fifth, to principal on the Class A-4 certificates, until the certificate balance of the Class A-4 certificates has been reduced to zero, (f) sixth, to principal on the Class A-5 certificates, until the certificate balance of the Class A-5 certificates has been reduced to zero, and (g) seventh, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to zero, or (ii) if the certificate balance of each class of certificates other than the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates has been reduced to zero as a result of the allocation of mortgage loan losses to those certificates, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, pro rata, without regard to the distribution priorities described above or the planned principal balance of the Class A-SB certificates;

Third, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, to reimburse the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, pro rata, for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those classes, together with interest on that amount at the pass-through rate for such classes;

Fourth, to the Class A-S certificates as follows: (a) to interest on the Class A-S certificates in the amount of their interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-S certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Fifth, to the Class B certificates as follows: (a) to interest on the Class B certificates in the amount of their interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Sixth, to the Class C certificates as follows: (a) to interest on the Class C certificates in the amount of their interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Seventh, to the non-offered certificates (other than the Class R certificates) in the amounts and order of priority described in “Description of the Certificates—Distributions”; and

Eighth, to the Class R certificates, any remaining amounts.

For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.

B.  Interest and Principal

Entitlements	A description of the interest entitlement of each class of certificates (other than the Class R certificates) can be found in “Description of the Certificates—Distributions—Interest Distribution Amount”. As described in that section, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of certificates entitled to principal on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount”.

C. Yield Maintenance Charges,
Prepayment Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

D. Subordination, Allocation of
Losses and Certain Expenses	The chart below describes the manner in which the payment rights of certain classes of certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of certificates. The chart shows the entitlement to receive principal and/or interest of certain classes of certificates on any distribution date in descending order. It also shows the manner in which mortgage loan losses are allocated to certain classes of the certificates in ascending order (beginning with the non-offered certificates, other than the Class R certificates) to reduce the balance of each such class to zero; provided that no principal payments or mortgage loan losses will be allocated to the Class X-A or Class X-B certificates, although principal payments and mortgage loan losses may reduce the notional amounts of the Class X-A and Class X-B certificates and, therefore, the amount of interest they accrue.

(1)	The Class X-A and Class X-B certificates are interest-only certificates.
(2)	Other than the Class R certificates.

Other than the subordination of certain classes of certificates, as described above, no other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

Principal losses and principal payments, if any, on mortgage loans that are allocated to a class of certificates (other than the Class X-A, Class X-B or Class R certificates) will reduce the certificate balance of that class of certificates.

The notional amount of the Class X-A certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates. The notional amount of the Class X-B certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class B and Class C certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

E. Shortfalls in Available Funds	The following types of shortfalls in available funds will reduce distributions to the classes of certificates with the lowest payment priorities:

	●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;

	●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

	●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;

	●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

	●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and

	●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated among the classes of certificates entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Prepayment Interest Shortfalls”.

Advances

A. P&I Advances	The master servicer is required to advance a delinquent periodic payment on each mortgage loan, including any non-serviced mortgage loan or REO loan (other than any portion of a REO loan related to a companion loan), unless the master servicer or the special servicer determines that the advance would be nonrecoverable. Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be nonrecoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the monthly fees payable to the certificate administrator, the trustee, the operating advisor and the asset representations reviewer and the CREFC® license fee.

None of the master servicer, the special servicer or the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan that is not held by the issuing entity. None of the master servicer, special servicer or trustee will make or be permitted to make any advance in connection with the exercise of any cure rights or purchase rights granted to the holder of any companion loan under the related co-lender agreement.

See “Pooling and Servicing Agreement—Advances”.

B. Property Protection Advances	The master servicer may be required to make advances with respect to mortgage loans and related companion loans that it is required to service to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

● protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

● maintain the lien on the related mortgaged property; and/or

● enforce the related mortgage loan documents.

The special servicer will have no obligation to make any property protection advances (although it may elect to make them in an emergency circumstance). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (with interest thereon) (unless the master servicer determines that the advance would be nonrecoverable in which case it will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be nonrecoverable.

See “Pooling and Servicing Agreement—Advances”.

With respect to a non-serviced mortgage loan, the master servicer (and the trustee, as applicable) under the related trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that non-serviced whole loan will be required to, and the applicable special servicer may, make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above described advances at the “prime rate” as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed. See “Pooling and Servicing Agreement—Advances”.

With respect to a non-serviced mortgage loan, the applicable makers of advances under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the related non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced mortgage loan and to the extent allocable to a non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be thirty-five (35) fixed rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee and/or leasehold estate of the related borrower in fifty (50) commercial and multifamily properties. See “Description of the Mortgage Pool—Additional Indebtedness”. See also “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $1,043,452,191.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the thirty-five (35) commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each of the loans in the table below is part of a larger whole loan, each of which is comprised of (i) the related mortgage loan, (ii) one or more loans that are pari passu in right of payment to the related mortgage loan and evidenced by separate promissory notes (each referred to in this prospectus as a “pari passu companion loan” or a “companion loan”) and (iii) in the case of three (3) mortgage loans in the following table, there are one or more loans that are subordinate in right of payment to the related mortgage loan and any related pari passu companion loans (each referred to in this prospectus as a “subordinate companion loan” or a “companion loan”). Each of the pari passu companion loans and the subordinate companion loans are referred to in this prospectus as a “companion loan”. The companion loans, together with their related mortgage loans, are each referred to in this prospectus as a “whole loan”.

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan(s) Cut-off Date Balance	Subordinate Companion Loan(s) Cut-off Date Balance	Whole Loan LTV Ratio(1)	Whole Loan Underwritten NCF DSCR(1)(2)
229 West 43rd Street Retail Condo	$80,000,000	7.7%	$205,000,000	NAP	60.6%	1.75x
350 Park Avenue	$66,667,200	6.4%	$229,320,800	$104,012,000	56.3%	2.21x
Prudential Plaza	$65,000,000	6.2%	$350,000,000	NAP	59.3%	1.33x
Hilton Hawaiian Village	$62,250,000	6.0%	$634,350,000	$578,400,000	57.2%	2.44x
Key Center Cleveland	$60,000,000	5.8%	$160,000,000	NAP	60.8%	1.59x
Landmark Square	$49,000,000	4.7%	$51,000,000	NAP	56.9%	2.19x
Dallas Design District	$45,000,000	4.3%	$75,000,000	NAP	62.1%	1.28x
Moffett Gateway	$40,000,000	3.8%	$203,000,000	$102,000,000	65.7%	1.43x
Uovo Art Storage	$36,943,588	3.5%	$49,923,767	NAP	52.6%	1.55x
Summit Mall	$35,000,000	3.4%	$50,000,000	NAP	41.5%	4.44x
Summit Place Wisconsin	$32,000,000	3.1%	$40,000,000	NAP	72.7%	1.37x
Dick’s Sporting Goods Portfolio	$12,930,513	1.2%	$17,903,787	NAP	70.5%	1.40x

(1)	Calculated including any related pari passu companion loan(s) and the related subordinate companion loan(s) but excluding any mezzanine loan. The Whole Loan LTV Ratio for certain whole loans may be based on a hypothetical valuation other than an “as-is” value. See “Description of the Mortgage Pool—Appraised Value” for additional information.
(2)	In the case of one (1) mortgage loan identified as “Moffett Gateway” on Annex A-1, representing approximately 3.8% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the payments used for calculating the Whole Loan Underwritten NCF DSCR were based on the sum of the first 12 principal and interest payments following the interest-only period based on the assumed principal payment schedule set forth on Annex G.

The Key Center Cleveland whole loan and the Uovo Art Storage whole loan, each a “servicing shift whole loan”, will initially be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction. From and after the date on which the related controlling companion loan is securitized (the “servicing shift securitization date”), it is anticipated that the related servicing shift whole loan will be serviced under, and by the master servicer designated in, the related pooling and servicing agreement entered into in connection with such securitization (the “servicing shift pooling and servicing agreement”). Prior to the related servicing shift securitization date, the related servicing shift whole loan will be a

“serviced whole loan”. On and after the related servicing shift securitization date, the related servicing shift whole loan will be a “non-serviced whole loan”.

The whole loans identified in the table below will not be serviced under the pooling and servicing agreement and instead will each be serviced under a separate trust and servicing agreement or pooling and servicing agreement, as applicable, identified below relating to the related controlling companion loan and are each referred to in this prospectus as a “non-serviced whole loan”. The related mortgage loans are each referred to as a “non-serviced mortgage loan” and the related companion loans are each referred to in this prospectus as a “non-serviced companion loan”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans(1)

Loan Name	Transaction/Pooling Agreement	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee
229 West 43rd Street Retail Condo	CD 2016-CD2	7.7%	Wells Fargo Bank, National Association	KeyBank National Association	Wilmington Trust, National Association
350 Park Avenue	VNDO 2016-350P	6.4%	Midland Loan Services, a Division of PNC Bank, National Association	Aegon USA Realty Advisors, LLC	Wells Fargo Bank, National Association
Prudential Plaza	COMM 2015-CCRE26	6.2%	Wells Fargo Bank, National Association	CWCapital Asset Management LLC	Wilmington Trust, National Association
Hilton Hawaiian Village	Hilton USA Trust 2016-HHV	6.0%	Wells Fargo Bank, National Association	Aegon USA Realty Advisors, LLC	Wilmington Trust, National Association
Landmark Square	JPMCC 2017-JP5	4.7%	Midland Loan Services, a Division of PNC Bank, National Association	LNR Partners LLC	Wells Fargo Bank, National Association
Dallas Design District	JPMCC 2017-JP5	4.3%	Midland Loan Services, a Division of PNC Bank, National Association	LNR Partners LLC	Wells Fargo Bank, National Association
Moffett Gateway	JPMCC 2016-JP4	3.8%	Wells Fargo Bank, National Association	LNR Partners, LLC	Wilmington Trust, National Association
Summit Mall	JPMCC 2016-JP4	3.4%	Wells Fargo Bank, National Association	LNR Partners LLC	Wilmington Trust,. National Association
Summit Place Wisconsin	CD 2017-CD3	3.1%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association
Dick’s Sporting Goods Portfolio	JPMCC 2016-JP4	1.2%	Wells Fargo Bank, National Association	LNR Partners, LLC	Wilmington Trust,. National Association

Loan Name	Certificate Administrator	Custodian	Operating Advisor	Asset Representations Reviewer	Directing Certificateholder
229 West 43rd Street Retail Condo	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC	Och-Ziff Capital Investments, L.L.C. or its affiliate
350 Park Avenue	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	N/A	N/A	Funds and accounts under management by BlackRock Financial Management, Inc. or its affiliates
Prudential Plaza	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	N/A	Seer Capital Partners Master Fund L.P. or its affiliate
Hilton Hawaiian Village	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	N/A	N/A	Franklin CMBS, L.P.
Landmark Square	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC	LNR Securities Holdings, LLC
Dallas Design District	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC	LNR Securities Holdings, LLC
Moffett Gateway	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC	LNR Securities Holdings, LLC
Summit Mall	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC	LNR Securities Holdings, LLC
Summit Place Wisconsin	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC	KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or an affiliate
Dick’s Sporting Goods Portfolio	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC	LNR Securities Holdings, LLC

(1)	Does not reflect the Key Center Cleveland mortgage loan or the Uovo Art Storage mortgage loan, each a servicing shift mortgage loan. With respect to each servicing shift mortgage loan, after the securitization of the related controlling pari passu companion loan, such mortgage loan will be a non-serviced mortgage loan, and the related servicing shift master servicer and related servicing shift special servicer under the related servicing shift pooling and servicing agreement will be entitled to a primary servicing fee and special servicing fee, respectively, as will be set forth in such related servicing shift pooling and servicing agreement.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loans, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Mortgage Loan Characteristics

The following tables set forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with a pari passu companion loan or subordinate companion loan is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding the principal balance and debt service payment of the related subordinate companion loan(s) or any other subordinate debt encumbering the related mortgaged property, any related mezzanine debt or any preferred equity. Unless specifically indicated, no subordinate companion loans are included in the presentation of numerical and statistical information with respect to the composition of the mortgage pool contained in this prospectus (including any tables, charts and information set forth on Annex A-1 and Annex A-2 to this prospectus).

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Additional Information” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes (or, in the case of each mortgage loan with a cut-off date prior to the date of this prospectus, reflects) the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated in Annex A-1.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$1,043,452,191
Number of mortgage loans	35
Number of Mortgaged Properties	50
Range of Cut-off Date Balances	$4,788,497 to $80,000,000
Average Cut-off Date Balance	$29,812,920
Range of Mortgage Rates	3.31400% to 5.41000%
Weighted average Mortgage Rate	4.59769%
Range of original terms to maturity(2)	60 months to 126 months
Weighted average original term to maturity(2)	118 months
Range of remaining terms to maturity(2)	57 months to 121 months
Weighted average remaining term to maturity(2)	114 months
Range of original amortization term(3)(4)	300 months to 360 months
Weighted average original amortization term(3)(4)	353 months
Range of remaining amortization terms(3)(4)	297 months to 360 months
Weighted average remaining amortization term(3)(4)	352 months
Range of LTV Ratios as of the Cut-off Date (5)(6)	31.2% to 73.9%
Weighted average LTV Ratio as of the Cut-off Date(5)(6)	58.8%
Range of LTV Ratios as of the maturity date(5)(6)	31.2% to 66.7%
Weighted average LTV Ratio as of the maturity date(5)(6)	52.8%
Range of UW NCF DSCR(6)(7)	1.20x to 4.50x
Weighted average UW NCF DSCR(6)(7)	2.03x
Range of UW NOI Debt Yield(6)	7.5% to 19.0%
Weighted average UW NOI Debt Yield(6)	11.4%
Percentage of Initial Pool Balance consisting of:
Interest Only-Balloon	41.6%
Interest Only	32.8%
Balloon	25.6%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	With respect to one (1) mortgage loan identified as “Providence at Memorial” on Annex A-1, representing approximately 2.6% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the first payment date for the loan is May 1, 2017. On the Closing Date, JPMCB will deposit sufficient funds to pay the interest associated with the interest due for the April 2017 payment for the related mortgage loan. Information presented in this prospectus reflects the contractual loan terms.

(3)	With respect to one (1) mortgage loan identified as “Moffett Gateway” on Annex A-1, representing approximately 3.8% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, after the related interest only period, the loan will amortize based on the assumed principal payment schedule set forth on Annex G.

(4)	Excludes seven (7) mortgage loans identified as “229 West 43rd Street Retail Condo”, “350 Park Avenue”, “Hilton Hawaiian Village”, “Landmark Square”, “Summit Mall”, “Holiday Inn Miami Beach” and “Jevan Multifamily Portfolio” on Annex A-1, collectively representing approximately 32.8% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, that are interest only for the entire term.

(5)	With respect to nine (9) mortgaged properties identified as “229 West 43rd Street Retail Condo”, “Key Center Cleveland”, “Moffett Gateway”, “AHIP FL 5 Portfolio” and “580 Walnut Street” on Annex A-1, securing five (5) mortgage loans representing approximately 24.2% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the related loan-to-value ratio was calculated based upon a valuation other than an “as-is” value of the related mortgaged property. The remaining mortgage loans were calculated using “as-is” values as described under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”. For further information, see Annex A-1. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value”.

(6)	With respect to twelve (12) mortgage loans identified as “229 West 43rd Street Retail Condo”, “350 Park Avenue,” “Prudential Plaza”, “Hilton Hawaiian Village”, Key Center Cleveland”, “Landmark Square”, “Dallas Design District”, “Moffett Gateway”, “Uovo Art Storage”, “Summit Mall”, “Summit Place Wisconsin” and “Dick’s Sporting Goods Portfolio” on Annex A-1, representing approximately 56.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, each of which has one or more pari passu companion loans that are not included in the issuing entity, the debt service coverage ratios, loan-to-value ratios and debt yields have been calculated including the related pari passu companion loan(s). With respect to three (3) mortgage loans identified as “350 Park Avenue”, “Hilton Hawaiian Village” and “Moffett Gateway” on Annex A-1, representing approximately 16.2% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the calculation of the debt service coverage ratios, loan-to-value ratios and debt yields includes any pari passu companion loans, as applicable, but excludes the related subordinate companion loan(s). The underwritten net cash flow debt service coverage ratio, related loan-to-value ratio as of the cut-off date and underwritten net operating income debt yield including the related subordinate companion loan(s) are: (a) with respect to the mortgage loan identified as “350 Park Avenue” on Annex A-1, 2.21x, 56.3% and 8.9%, respectively, (b) with respect to the mortgage loan identified as “Hilton Hawaiian Village” on Annex A-1, 2.44x, 57.2% and 10.4%, respectively and (c) with respect to the mortgage loan identified as “Moffet Gateway” on Annex A-1, 1.43x, 65.7% and 8.4%, respectively.

(7)	Underwritten debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the mortgage loan following the cut-off date; provided that (i) in the case of a mortgage loan that provides for interest-only payments through maturity, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such mortgage loan and (ii) in the case of a mortgage loan that provides for an initial interest-only period that ends prior to maturity and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable immediately following the expiration of the interest-only period. With respect to one (1) mortgage loan identified as “Moffett Gateway” on Annex A-1, representing approximately 3.8% of the aggregate principal balance of the mortgage loans as of the cut-off date, the principal payments used for calculating the underwritten net cash flow debt service coverage ratio were based on the assumed principal payment schedule set forth on Annex G. Certain assumptions and/or adjustments were made to the underwritten net cash flow. For example, with respect to four (4) mortgaged properties identified as “Landmark Square”, “Dallas Design District”, “Moffet Gateway” and “Continental Plaza” on Annex A-1, securing four (4) mortgage loans representing approximately 13.5% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date certain assumptions and/or adjustments were made to the underwritten net cash flow reflected in the table above. For specific discussions on those particular assumptions and adjustments, see “Description of the Mortgage Pool—Certain Calculations and Definitions”, “—Mortgage Pool Characteristics—Property Types”, “—Tenant Issues—Tenant Concentrations”, “—Tenant Issues—Lease Expirations and Terminations—Other”, “—Real Estate and Other Tax Considerations” and “—Additional Information”. See also Annex A-1 and Annex A-3. Certain other similar assumptions and/or adjustments may have been made to other mortgage loans in the mortgage pool.

All of the mortgage loans accrue interest on an actual/360 basis. For further information regarding the mortgage loans, see “Description of the Mortgage Pool”.

Modified and Refinanced Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency.

With respect to one (1) mortgaged property identified as “Prudential Plaza” on Annex A-1, representing approximately 6.2% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, a portion of the proceeds of the related $415,000,000 original whole loan refinanced a prior loan secured by the mortgaged property and paid off a $336,000,000 A note. In connection with pay off, the prior lender cancelled a $74,000,000 B note structured as a “hope note”, which was also secured by the mortgaged property, without repayment. For further information, see “Description of the Mortgage Pool—Litigation and Other Considerations”.

One (1) mortgaged property identified as “Courtyard Marriott Richland” on Annex A-1, securing one (1) mortgage loan representing approximately 1.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, was a refinancing of a loan that was in maturity default at the time of refinancing. The prior loan had been moved into special servicing on December 1, 2016. The current loan was funded on December 6, 2016 and resulted in a pay-off in full of the prior loan.

See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings”.

Loans Underwritten Based on
Limited Operating Histories	With respect to twelve (12) mortgaged properties identified as “229 West 43rd Street Retail Condo”, “Gateway I & II”, “Moffett Gateway”, “Uovo Art Storage”, “580 Walnut Street”, “Providence at Memorial”, “Jevan Multifamily Portfolio”, “Cleveland Towne Center”, “Hampton Inn & Suites - Pensacola” and “Shopko Billings” on Annex A-1, securing or partially securing ten (10) mortgage loans representing approximately 31.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, such mortgaged properties (i) were constructed, substantially renovated, opened for business or in a lease-up period within 12 calendar months (or, in the case of the mortgaged property identified as “Hampton Inn & Suites - Pensacola”, 25 calendar months) prior to the cut-off date and, therefore, the related mortgaged property has no or limited prior operating history, (ii) were acquired by the related borrower or any affiliate of such borrower or were vacant within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information (or provided limited historical financial information) for such acquired mortgaged property or (iii) are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property.

See “Description of the Mortgage Pool”.

Certain Variances from
Underwriting Standards	Certain of the mortgage loans may vary from the underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. With respect to one (1) mortgaged property identified as “Gateway I & II” on Annex A-1, securing one (1) mortgage loan representing approximately 5.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the underwritten net cash flow DSCR is 1.20x (on an amortizing basis), in comparison to an underwritten net cash flow DSCR of 1.25x provided for in GACC’s underwriting guidelines for office properties and 1.30x provided for in GACC’s underwriting guidelines for retail properties. In addition, with respect to one (1) mortgaged property identified as “Trabuco Hills”, securing one (1) mortgage loan representing approximately

1.5% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the underwritten net cash flow DSCR is 1.22x (on an amortizing basis) in comparison to an underwritten net cash flow DSCR of 1.30x provided for in GACC’s underwriting guidelines for retail properties. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances that are initially offered and sold to purchasers will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.
Registration, Clearance and
Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Information Available to
Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder of record, initially expected to be Cede & Co., a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:

● Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., Interactive Data Corporation, CMBS.com, Inc., Markit Group Limited, Moody’s Analytics and Thomson Reuters Corporation;

	●	The certificate administrator’s website initially located at www.ctslink.com; and

	●	The master servicer’s website initially located at www.wellsfargo.com/com/comintro.

Optional Termination	On any distribution date on which the aggregate principal balance of the pool of mortgage loans is less than (or, in the case of clause (ii) below, less than or equal to) the greater of (i) 1% of the aggregate principal balance of the mortgage loans as of the cut-off date, or (ii) if the mortgage loan identified on Annex A-1 as “Moffett Gateway” is an asset of the trust fund, the product of (x) a percentage that is calculated by dividing (A) the sum of the outstanding principal balance of the mortgage loan identified on Annex A-1 as “Moffett Gateway” on any date of determination and 1% of the aggregate principal balance of the mortgage loans as of the cut-off date by (B) the aggregate principal balance of the mortgage loans as of the cut-off date and (y) the aggregate principal balance of the mortgage loans as of the cut-off date, certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus; provided, however, that this termination right will not be exercisable at the percentage threshold specified in clause (ii) above earlier than the distribution date in April 2027.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (other than the Class R certificates) for the mortgage loans held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C and Class D certificates are no longer outstanding, (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class R certificates) and (iii) the master servicer consents to the exchange.

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or
Substitutions of Mortgage
Loans; Loss of Value Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of any certificateholders in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of

Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “Description of the Mortgage Loan Purchase Agreements”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, under certain circumstances, the special servicer is required to use reasonable efforts to solicit offers for defaulted serviced mortgage loans (or a defaulted serviced whole loan) and/or related REO properties and may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted whole loan) or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard, that rejection of such offer would be in the best interests of the certificateholders and the related companion loan holders (as a collective whole as if such certificateholders and such companion loan holders constituted a single lender).

If a non-serviced mortgage loan with a related pari passu companion loan becomes a defaulted loan and the special servicer under the related trust and servicing agreement or pooling and servicing agreement, as applicable, for the related pari passu companion loan determines to sell such pari passu companion loan, then that special servicer will be required to sell the related non-serviced mortgage loan together with the related pari passu companion loan and, in the case of the Hilton Hawaiian Village whole loan, the Moffett Gateway whole loan and the 350 Park Avenue whole loan only, the related subordinate companion loans, in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans”.

Tax Status	Elections will be made to treat designated portions of the issuing entity as two separate REMICs – the lower-tier REMIC and the upper-tier REMIC – for federal income tax purposes.

Pertinent federal income tax consequences of an investment in the offered certificates include:

	●	Each class of offered certificates will represent REMIC “regular interests” as further described in “Material Federal Income Tax Considerations”.

	●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

	●	You will be required to report income on your offered certificates using the accrual method of accounting.

	●	It is anticipated that the Class and Class certificates will be issued with original issue discount and that the Class certificates will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction, may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

Risks Related to Market Conditions and Other External Factors

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, natural disasters, civil unrest and/or protests and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and

●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance or sell the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;

●	perceptions regarding the safety, convenience and attractiveness of the properties;

●	the characteristics and desirability of the area where the property is located;

●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

●	the proximity and attractiveness of competing properties;

●	the adequacy of the property’s management and maintenance;

●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

●	an increase in the capital expenditures needed to maintain the properties or make improvements;

●	a decline in the businesses operated by tenants or in their financial condition;

●	an increase in vacancy rates; and

●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national or regional economic conditions, including plant closings, military base closings, industry slowdowns, oil and/or gas drilling facility slowdowns or closings and unemployment rates;

●	local real estate conditions, such as an oversupply of competing properties, retail space, office space, multifamily housing or hotel capacity;

●	demographic factors;

●	consumer confidence;

●	consumer tastes and preferences;

●	political factors;

●	environmental factors;

●	seismic activity risk;

●	retroactive changes in building codes;

●	changes or continued weakness in specific industry segments;

●	location of certain mortgaged properties in less densely populated or less affluent areas; and

●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

●	the quality and creditworthiness of tenants;

●	tenant defaults;

●	in the case of rental properties, the rate at which new rentals occur; and

●	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month to month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General.

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. Tenants under certain leases included in the underwritten net cash flow, underwritten net operating income or occupancy may nonetheless be in financial distress. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property. Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, certain tenants may be part of a chain that is in financial distress as a whole, or the tenant’s parent company may have implemented or expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

A Tenant Concentration May Result in Increased Losses.

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below, and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks.

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the five largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks.

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease.

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure.

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow.

Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the borrower for the applicable mortgaged property allows uses at the mortgaged property in violation of use restrictions in current tenant leases,

●	if the borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions,

●	if the related borrower fails to provide a designated number of parking spaces,

●	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease,

●	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time,

●	if a tenant’s use is not permitted by zoning or applicable law,

●	if the tenant is unable to exercise an expansion right,

●	if the landlord defaults on its obligations under the lease,

●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor,

●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

●	if significant tenants at the subject property go dark or terminate their leases, or if a specified percentage of the mortgaged property is unoccupied,

●	if the landlord violates the tenant’s exclusive use rights for a specified period of time,

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations,

●	in the case of government sponsored tenants, any time or for lack of appropriations, or

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks.

Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

●	the adaptability of the building to changes in the technological needs of the tenants;

●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space); and

●	in the case of medical office properties, the performance of a medical office property may depend on (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Hotel Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hotel properties, including:

●	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);

●	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;

●	ability to convert to alternative uses which may not be readily made;

●	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hotel property;

●	changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors; and

●	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions.

Because hotel rooms are generally rented for short periods of time, the financial performance of hotel properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hotel properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hotel property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hotel properties also operate entertainment complexes that include restaurants, lounges, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hotel property’s nightclubs, restaurants or bars will maintain their current level of popularity or perception in the market. Any such change could have a material adverse effect on the net cash flow of the property.

Some of the hotel properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hotel property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hotel property could have an adverse impact on the revenue from the related mortgaged property or on the hotel property’s occupancy rate.

In addition, hospitality properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower.

In addition, there may be risks associated with hotel properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hotel properties often enter into these types of agreements in order to align the hotel property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hotel properties that lack such benefits will be able to operate successfully on an independent basis.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hotel property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;

●	the public perception of the franchise or hotel chain service mark; and

●	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement or management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise or hotel management company agreement or management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination or that such replacement franchise affiliation would be of equal quality to the terminated franchise affiliation. In addition, replacement franchises and/or hotel property managers may require significantly higher fees as well as the investment of capital to bring the hotel property into compliance with the requirements of the replacement franchisor and/or hotel property managers. Any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and the property management agreements is restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure or real estate owned property.

In some cases where a hotel property is subject to a license or franchise agreement, the licensor or franchisor has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the franchisor. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hotel property losing its license or franchise. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hotel property. In addition, in some cases, those reserves will be maintained by the franchisor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Retail Properties Have Special Risks

The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as further described in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales.

Whether a retail property is “anchored”, “shadow anchored” or “unanchored” is also an important consideration. Retail properties that have anchor tenant-owned stores often have reciprocal easement and/or operating agreements (each, an “REA”) between the retail property owner and such anchor tenants containing certain operating and maintenance covenants. Although an anchor tenant is often required to pay a contribution toward common area maintenance and real estate taxes on the improvements and related real property, an anchor tenant that owns its own parcel does not pay rent. However, the presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Many of the retail properties that will secure one or more mortgage loans will also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants in the mortgaged property and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants in the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

The economic performance of an anchored or shadow anchored retail property will consequently be adversely affected by:

●	an anchor tenant’s or shadow anchor tenant’s failure to renew its lease or the termination of an anchor tenant’s or shadow anchor tenant’s lease;

●	if the anchor tenant or shadow anchor tenant decides to vacate;

●	the bankruptcy or economic decline of an anchor tenant, shadow anchor or self-owned anchor; or

●	the cessation of the business of an anchor tenant, a shadow anchor tenant or of a self-owned anchor or a change in use or in the nature of its retail operations (notwithstanding its continued payment of rent).

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, it is common for anchor tenants and non-anchor tenants at anchored or shadow anchored retail centers to have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if the anchor or shadow anchor tenant goes dark. Even if non-anchor tenants do not have termination or rent abatement rights, because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate, which may in turn adversely impact the borrower’s ability to meet its obligations under the related mortgage loan documents. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy is to terminate that lease after the anchor tenant has been dark for a specified amount of time.

We cannot assure you that if anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, such anchor tenants or shadow anchor tenants, as applicable, would be replaced in a timely manner or, if part of the collateral for the related mortgage loan, without incurring material additional costs to the related borrower and resulting in adverse economic effects.

Certain of the tenants or anchor tenants of the retail properties may have operating covenants in their leases or operating agreements which permit those tenants or anchor tenants to cease operating, reduce rent or terminate their leases if the subject store is not meeting the minimum sales requirement under its lease.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Certain anchor tenant and tenant estoppels will have been obtained in connection with the origination of the mortgage loans that may identify disputes between the related borrower and the applicable anchor tenant or tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or REA. Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or REA by the anchor tenant or tenant or to litigation against the related borrower. We cannot assure you that these anchor tenant and tenant disputes will not have a material adverse effect on the ability of the related borrowers to repay their portion of the mortgage loan. In addition, we cannot assure you that the anchor tenant or tenant estoppels obtained identify all potential disputes that may arise with anchor tenants or tenants who did not provide estoppels prior to origination. We cannot assure you that the failure to have obtained related estoppel information will not have a material adverse effect on the related mortgage loans.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. We cannot assure you that the rate of occupancy at the stores will remain at the levels described in this prospectus or that the net operating income contributed by the mortgaged properties will remain at the level specified in this prospectus or remain consistent with past levels.

Retail properties also face competition from sources outside a given real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks, internet websites, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

Certain retail properties have specialty use tenants. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties”.

Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged property is subject to the risks relating to the property types described in “—Office Properties Have Special Risks”, “—Hotel Properties Have Special Risks”, “—Retail Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”. See Annex A-1 for the 5 largest tenants (by net rentable area leased) at the mixed use properties. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the quality of property management;

●	the ability of management to provide adequate maintenance and insurance;

●	the types of services or amenities that the property provides;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the generally short terms of residential leases and the need for continued reletting;

●	rent concessions and month-to-month leases, which may impact cash flow at the property;

●	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base or oil and/or gas drilling industries;

●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units and new competitive student housing properties, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;

●	certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

●	restrictions on the age of tenants who may reside at the property;

●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

●	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain states regulate the relationship of an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase its rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expenses; and

●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

●	reduced demand for industrial space because of a decline in a particular industry segment;

●	the property becoming functionally obsolete;

●	building design and adaptability;

●	unavailability of labor sources;

●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

●	changes in proximity of supply sources;

●	the expenses of converting a previously adapted space to general use; and

●	the location of the property.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenant(s) conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

Self-Storage Properties Have Special Risks; Art Storage Facility

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of self-storage properties, including:

●	decreased demand;

●	lack of proximity to residential areas or commercial users;

●	apartment tenants moving to single family homes;

●	decline in services rendered, including security;

●	dependence on business activity ancillary to renting units;

●	security concerns;

●	age of improvements; or

●	competition or other factors.

The conversion of self-storage facilities to alternative uses would generally require substantial capital expenditures. Thus, if the operation of any of the self-storage properties becomes unprofitable, the liquidation value of that self-storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self-storage mortgaged property were readily adaptable to other uses.

Tenants at self-storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self-storage unit. No environmental assessment of a self-storage mortgaged property included an inspection of the contents of the self-storage units at that mortgaged property, and there is no assurance that all of the units included in the self-storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

One of the mortgage loans is secured by an art storage facility. Art storage facilities are subject to certain risks that may be different from those of other types of storage facilities, including the need to maintain climate controlled environments and enhanced security systems, increased risk of liability for loss, theft or destruction due to the value of the items stored, and lack of a large market for such facilities.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Self-Storage Properties”.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as-is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral described above could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium Interests”.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure;

●	operating the property and providing building services;

●	managing operating expenses; and

●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month to month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining mortgage loans may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the tables entitled “Remaining Term to Maturity/ARD in Months” in Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es) have been paid in full, classes that have a lower sequential priority are more likely to face these types of risk of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are Office, Hotel, Retail, Mixed Use and Multifamily. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in New York, Ohio, Texas, California, Connecticut, Florida, Illinois and Hawaii. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;

●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan (or, in certain limited cases, after origination) including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or

●	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property that any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will not be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee, the special servicer or the master servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number 43 in Annex D-1, representation and warranty number 41 in Annex E-1.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Environmental Site Assessment” and “—German American Capital Corporation—DB Originator’s Underwriting Guidelines and Processes”, “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to undergo future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hotel properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hotel property. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel property, which may cause disruptions or otherwise decrease the attractiveness of the related hotel property to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the retail properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 15 largest mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed-use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed-use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);

●	the reputation, safety, convenience and attractiveness of the property to users;

●	management’s ability to control membership growth and attrition;

●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Certain retail, mixed use or office properties may be partially comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

Mortgaged properties may have other specialty use tenants, such as retail banks, medical and dental offices, gas and/or service stations, car washes, data centers, urgent care facilities, daycare centers and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit ratings, lease defaults and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Retail bank branches are specialty use tenants that are often outfitted with vaults, teller counters and other customary installations and equipment that may have required significant capital expenditures to install. The ability to lease these types of properties may be difficult due to the added cost and time to retrofitting the property to allow for other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance. Zoning protection insurance will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Certain of the mortgaged properties may be located in areas that are considered a high earthquake risk (seismic zones 3 or 4). See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the master servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See representation and warranty number 18 in “Annex D-1—JPMCB Mortgage Loan Representations and Warranties”, representation and warranty number 17 in “Annex E-1—GACC Mortgage Loan Representations and Warranties”, and the identified exceptions to those representations and warranties in “Annex D-2—Exceptions to JPMCB Mortgage Loan Representations and Warranties” and “Annex E-2—Exceptions to GACC Mortgage Loan Representations and Warranties”, as applicable.

Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that with respect to any mortgage loan:

●	a title insurer will have the ability to pay title insurance claims made upon it;

●	the title insurer will maintain its present financial strength; or

●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of

2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 83% in 2017 (subject to annual 1% decreases thereafter until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $140 million in 2017 (subject to annual $20 million increases thereafter until such threshold equals $200 million). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See “Annex A-3—Description of Top Fifteen Mortgage Loans” for a summary of the terrorism insurance requirements under each of the 15 largest mortgage loans and representation and warranty number 31 in “Annex D-1—JPMCB Mortgage Loan Representations and Warranties”, representation and warranty number 30 in “Annex E-1—GACC Mortgage Loan Representations and Warranties”, and the exceptions to those representations and warranties in “Annex D-2—Exceptions to JPMCB Mortgage Loan Representations and Warranties” and “Annex E-2—Exceptions to GACC Mortgage Loan Representations and Warranties”, as applicable.

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates.

Limited Information Causes Uncertainty

Historical Information.

Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent), which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three (3) calendar years, to the extent available.

Ongoing Information.

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions

As described under “Description of the Mortgage Pool—Additional Information”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy in all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Additional Information”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the trust fund.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and the sponsor’s description of its underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes” and “—German American Capital Corporation—DB Originator’s Underwriting Guidelines and Processes”. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—Review of JPMCB Mortgage Loans” and “—German American Capital Corporation—Review of GACC Mortgage Loans”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of the other originators or, accordingly, that each originator would have made the same decision to originate every mortgage loan included in the issuing entity or, if they did decide to originate an unrelated mortgage loan, that they would have been underwritten on the same terms and conditions.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor. See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect “as-is” values or values other than “as-is”. However, the appraised value reflected in this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, reflects only the “as-is” value (or, in certain cases, may reflect certain other than “as-is” values) as a result of the satisfaction of the related conditions or assumptions unless otherwise specified), which may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool—Appraised Value”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-is” values and values other than “as-is”, we cannot assure you that those assumptions are or will be accurate or that any values other than “as-is” will be the value of the related mortgaged property at any indicated stabilization date or at maturity. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes” and “—German American Capital Corporation—DB Originator’s Underwriting Guidelines and Processes” for additional information regarding the appraisals. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

Seasoned Mortgage Loans Present Additional Risk of Repayment

One (1) mortgage loan, representing approximately 6.2% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is a seasoned mortgage loan that was originated approximately 19 months prior to the cut-off date. There are a number of risks associated with seasoned mortgage loans that are not present, or are present to a lesser degree, with more recently originated mortgage loans. For example:

●	property values and surrounding areas have likely changed since origination;

●	origination standards at the time the mortgage loans were originated may have been different than current origination standards;

●	the business circumstances and financial condition of the related borrowers and tenants may have changed since the mortgage loans were originated;

●	the environmental circumstances at the mortgaged properties may have changed since the mortgage loans were originated;

●	the physical condition of the mortgaged properties or improvements may have changed since origination; and

●	the circumstances of the mortgaged properties, the borrower and the tenants may have changed in other respects since.

In addition, any seasoned mortgage loan may not satisfy all of the related sponsor’s underwriting standards. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool——Certain Terms of the Mortgage Loans—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake.

The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, and will comply, with such requirements, and in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single purpose entities”.

Although a borrower may currently be a single purpose entity, in certain cases the borrowers were not originally formed as single purpose entities, but at origination of the related mortgage loan their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single purpose entity” and thus may have liabilities arising from events prior to becoming a single purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage. Certain of the mortgage loans have been made to single purpose limited partnerships that have a general partner or general partners that are not themselves single purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain REITs, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, borrowers may own a mortgaged property as a Delaware statutory trust or as tenants-in-common. Delaware statutory trusts may be restricted in their ability to actively operate a property, and in the case of a mortgaged property that is owned by a Delaware statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust or the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the federal bankruptcy code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability To Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loan Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors and the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors or managers for the mortgaged properties and their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or has been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In certain cases, a mortgaged property securing one of the mortgage loans may have previously secured another loan that had been in default.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that the borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the federal bankruptcy code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. However, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

●	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

●	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although the companion loans related to the whole loans are not assets of the issuing entity, each related borrower is still obligated to make interest and principal payments on such companion loans. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the borrower sponsor. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of Mortgage Loans”.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates

Certain of the mortgage loans may not require the related borrower presently to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an

“actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity if the mortgage loan becomes a defaulted loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—Office Properties Have Special Risks” and “—Retail Properties Have Special Risks” above);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of the related companion loans.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted loans, the pooling and servicing agreement permits the special servicer (and the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by a master servicer or special servicer pursuant to the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the federal bankruptcy code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 amendments to the federal bankruptcy code, such a result would be consistent with the purpose of the 1994 amendments to the federal bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the federal bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the federal bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the federal bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See representation and warranty number 36 in “Annex D-1—JPMCB Mortgage Loan Representation and Warranties”, representation and warranty number 35 in “Annex E-1—GACC Mortgage Loan Representation and Warranties” and the identified exceptions to those representations and warranties in “Annex D-2—Exceptions to JPMCB Mortgage Loan Representations and Warranties”.

Except as noted in this prospectus, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (or at least 10 years beyond the maturity date of a mortgage loan that fully amortizes by such maturity date) (in each case, taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of JPMorgan Chase Bank, National Association, one of the sponsors and originators, and of J.P. Morgan Securities LLC, one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators or their affiliates are the holders of the mezzanine loans and/or companion loans related to their mortgage loans. The originators and/or their respective affiliates may retain existing mezzanine loans and/or companion loans or originate future permitted mezzanine indebtedness with respect to the mortgage loans. These transactions may cause the originators and their affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization, and they may have other financing arrangements with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, including, without limitation, making loans or having other financing arrangements secured by indirect ownership interests in the mortgage loan borrowers not otherwise prohibited by the terms of the mortgage loan documents. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

The Servicing of Servicing Shift Whole Loans Will Shift to Other Servicers

The servicing of each of the Key Center Cleveland whole loan and the Uovo Art Storage whole loan, each a servicing shift whole loan, is expected to be governed by the pooling and servicing agreement for this securitization only temporarily, until the applicable servicing shift securitization date. At that time, the servicing and administration of such servicing shift whole loan will shift to the related master servicer and related special servicer under the related servicing shift pooling and servicing agreement and will be governed exclusively by such servicing shift pooling and servicing agreement and the related intercreditor agreement. Neither the closing dates of such securitizations nor the identity of such servicing shift master servicers or servicing shift special servicers have been determined. In addition, the provisions of the servicing shift pooling and servicing agreements have not yet been determined. Prospective investors should be aware that they will not have any control over the identity of the servicing shift master servicers or servicing shift special servicers, nor will they have any assurance as to the particular terms of such servicing shift pooling and servicing agreements except to the extent of compliance with the requirements referred to in the previous sentence. Moreover, the directing certificateholder for this securitization will not have any consent or consultation rights with respect to the servicing of a servicing shift whole loan other than those limited consent and consultation rights as are provided in the related intercreditor agreement, and the holder of the related controlling pari passu companion loan or the controlling party in the related securitization of such controlling pari passu companion loan or such other party specified in the related intercreditor agreement may have rights similar to, or more expansive than, those granted to the directing certificateholder in this transaction. See “Description of the Mortgage Pool—The Whole Loans—The Servicing Shift Whole Loans—The Key Center Cleveland Whole Loan” and “—The Uovo Art Storage Whole Loan”.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of the depositor and JPMorgan Chase Bank, National Association, a sponsor and originator. Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of German American Capital Corporation, a sponsor and originator, and Deutsche Bank AG, New York Branch, an originator. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. The trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans also provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard, which is generally similar to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, a sub-servicer, the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, each applicable master servicer, sub-servicer, special servicer or any of their respective affiliates under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, a sub-servicer, the special servicer or any of their respective affiliates holds certificates or securities relating to any of the applicable companion loans, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer obtains knowledge that it is a borrower party with respect to a mortgage loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan and, prior to the occurrence and continuance of a control termination event under the pooling and servicing agreement, the directing certificateholder or the controlling class certificateholder on its behalf will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. After the occurrence and during the continuance of a control termination event or at any time the applicable excluded special servicer loan is also an excluded loan, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”. Any

excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the JPMDB 2017-C5 non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or special servicer under the pooling and servicing agreement including, among their things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or the special servicer.

The special servicer may enter into one or more arrangements with the directing certificateholder, a controlling class certificateholder, a serviced companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Operating Advisor

Park Bridge Lender Services LLC, an indirect wholly owned subsidiary of Park Bridge Financial LLC and a New York limited liability company, has been appointed as the initial operating advisor with respect to all of the mortgage loans other than the non-serviced mortgage loans and the servicing shift mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial operating advisor and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing certificateholder, collateral property owners and their vendors or affiliates of any of those parties. In the normal course of its business, Park Bridge Lender Services LLC and its affiliates are also hired by trustees and other transaction parties to perform valuation services with respect to properties that may have mortgages attached. Each of these relationships, to the extent they exist, may continue in the future, and may involve a conflict of interest with respect to the initial operating advisor’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

In addition, the operating advisor or its affiliates may have interests that are in conflict with those of certificateholders, especially if the operating advisor or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent or sponsor of a borrower or any of their affiliates. Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge lender Services LLC.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders if the operating advisor or any of its affiliates has financial interests in or financial dealings with a borrower, a parent or sponsor of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Asset Representations Reviewer

Park Bridge Lender Services LLC, a New York limited liability company, has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing certificateholder or affiliates of any of those parties. These relationships may continue in the future. Each of these relationships, to the extent they exist, may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

In addition, the asset representations reviewer or its affiliates may have interests that are in conflict with those of certificateholders, especially if the asset representations reviewer or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent or sponsor of a borrower. Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge lender Services LLC.

In addition, the asset representations reviewer and its affiliates may have interests that are in conflict with those of certificateholders if the asset representations reviewer or any of its affiliates has financial interests in or financial dealings with a borrower, a parent of a borrower or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders

It is expected that Barings LLC will be the initial directing certificateholder. The special servicer may, at the direction of the directing certificateholder (for so long as a control termination event does not exist and other than with respect to any excluded loan and any servicing shift whole loan), take actions with respect to the specially serviced loans administered under the pooling and servicing agreement that could adversely affect the holders of some or all of the classes of certificates. The directing certificateholder will be controlled by the controlling class certificateholders.

The controlling class certificateholders and the holders of the companion loans or securities backed by such companion loans may have interests in conflict with those of the other certificateholders. As a result, it is possible that the directing certificateholder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and other than with respect to any excluded loan and any servicing shift whole loan) or the directing certificateholder (or equivalent entity) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans may direct the special servicer or the special servicer under such trust and servicing agreement or pooling and servicing agreement relating to the other securitization transaction, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates. Set forth below is the identity of the initial directing certificateholder (or equivalent controlling entity) for each whole loan the expected securitization trust holding the controlling note in such whole loan and the trust and servicing agreement or pooling and servicing agreement, as applicable, under which it is expected to be serviced.

Whole Loan	Servicing Agreement	Controlling Noteholder	Directing Party(1)
229 West 43rd Street Retail Condo	CD 2016-CD2	CD 2016-CD2 Mortgage Trust	Och-Ziff Capital Investments, L.L.C. or its affiliate
350 Park Avenue	VNDO 2016-350P	VNDO Trust 2016-350P	Funds and accounts under management by BlackRock Financial Management, Inc. or its affiliates
Prudential Plaza	COMM 2015-CCRE26	COMM 2015-CCRE26 Mortgage Trust	Seer Capital Partners Master Fund L.P. or its affiliate
Hilton Hawaiian Village	Hilton USA Trust 2016-HHV	Hilton USA Trust 2016-HHV	Franklin CMBS, L.P.
Key Center Cleveland(2)	JPMDB 2017-C5(2)	(2)	(2)
Landmark Square	JPMCC 2017-JP5	JPMCC Commercial Mortgage Securities Trust 2017-JP5	LNR Securities Holdings, LLC
Dallas Design District	JPMCC 2017-JP5	JPMCC Commercial Mortgage Securities Trust 2017-JP5	LNR Securities Holdings, LLC
Moffett Gateway	JPMCC 2016-JP4	JPMCC Commercial Mortgage Securities Trust 2016-JP4	LNR Securities Holdings, LLC
Uovo Art Storage	JPMDB 2017-C5(2)	(2)	(2)
Summit Mall	JPMCC 2016-JP4	JPMCC Commercial Mortgage Securities Trust 2016-JP4	LNR Securities Holdings, LLC
Summit Place Wisconsin	CD 2017-CD3	CD 2017-CD3 Mortgage Trust	KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or an affiliate
Dick’s Sporting Goods Portfolio	JPMCC 2016-JP4	JPMCC Commercial Mortgage Securities Trust 2016-JP4	LNR Securities Holdings, LLC

(1)	The entity with the heading “Directing Party” above reflects the party entitled to exercise control and consultation rights with respect to the related mortgage loan until such party’s rights are terminated pursuant to the related pooling and servicing agreement or intercreditor agreement, as applicable.

(2)	The servicing of each servicing shift whole loan will be transferred on the related servicing shift securitization date. The initial controlling noteholder of such servicing shift whole loan will be the holder of the related controlling companion loan. After the related servicing shift securitization date, the controlling noteholder of such servicing shift whole loan is expected to be the related controlling class representative or other directing certificateholder (or equivalent entity) under such securitization.

The special servicer, upon consultation with a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with the pari passu whole loans serviced under the pooling and servicing agreement for this securitization, the serviced companion loan holders do not have any duties to the holders of any class of certificates, and they may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced companion loan holder (solely with respect to the related serviced whole loan) may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”, the special servicer may be replaced by the directing certificateholder for cause at any time and without cause (for so long as a control termination event does not exist and other than with respect to (i) any excluded loan and (ii) any servicing shift whole loan). See “Pooling and Servicing Agreement—The Directing Certificateholder” and “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”. Notwithstanding the foregoing, with respect to the servicing shift whole loans, prior to the applicable servicing shift securitization date, the special servicer may be replaced by the holders of the related controlling companion loans at any time, for cause or without cause.

Similarly, the applicable controlling class related to the securitization trust indicated in the chart above as the controlling noteholder (or, after the applicable servicing shift securitization date, the securitization trust for the related controlling companion loan) has certain consent and/or consultation rights with respect to a non-serviced mortgage loan under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that non-serviced whole loan and have similar conflicts of interest with the holders of other certificates backed by the companion loans. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The directing certificateholder and its affiliates (and the directing certificateholder (or equivalent entity) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans and their respective affiliates) may have interests that are in conflict with those of certain certificateholders, especially if the applicable directing certificateholder or any of its affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the directing certificateholder or the holder of the majority of the controlling class (any such mortgage loan referred to herein as an “excluded loan”), the directing certificateholder will not have consent or consultation rights solely with respect to the related excluded loan (however, the directing certificateholder will be provided certain notices and certain information relating to such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing certificateholder or a controlling class certificateholder, as applicable, the directing certificateholder or such controlling class certificateholder, as applicable, will not be given access to any excluded information solely relating to the related excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, there can be no assurance that the directing certificateholder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded loan or otherwise seek to exert its influence over the special servicer in the event an excluded loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. Each of these relationships may create a conflict of interest.

The special servicer, in connection with obtaining the consent of, or upon consultation with, the directing certificateholder or a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with the serviced whole loan, the serviced companion loan holder does not have any duties to the holders of any class of certificates, and it may have interests in conflict with those of the certificateholders. As a result, it is possible that the serviced companion loan holder may advise the special servicer to take actions with respect to the related serviced whole loan that conflict with the interests of holders of certain classes of the certificates.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates, which is referred to in this prospectus as the “Third Party Purchaser” (see “Pooling and Servicing Agreement—The Directing Certificateholder—General”), was required under the credit risk retention rules to perform certain due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity. See “Credit Risk Retention—General”. In addition, the Third Party Purchaser was given the opportunity to request the removal, re-sizing or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the Third Party Purchaser or that the final pool as influenced by the Third Party Purchaser’s feedback will not adversely affect the performance of your certificates and benefit the performance of the Third Party Purchaser’s certificates. Because of the differing subordination levels, the Third Party Purchaser has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the Third Party Purchaser but that does not benefit other investors. In addition, while the Third Party Purchaser is prohibited under the credit risk retention rules to enter into hedging arrangements and certain other transactions, it may nonetheless otherwise have business objectives that could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The Third Party Purchaser performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The Third Party Purchaser is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the Third Party Purchaser’s acceptance of a mortgage loan. The Third Party Purchaser’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The Third Party Purchaser will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

The Third Party Purchaser is expected to appoint Barings LLC as the initial directing certificateholder. The directing certificateholder will have certain rights to direct and consult with the special servicer. In addition, the directing certificateholder will generally have certain consultation rights with regard to the non-serviced mortgage loans under the trust and servicing agreements or pooling and servicing agreements, as applicable, governing the servicing of such non-serviced whole loans and the related intercreditor agreements. See “Pooling and Servicing Agreement—The Directing Certificateholder” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The 229 West 43rd Street Retail Condo Whole Loan—Consultation and Control”, “—The 350 Park Avenue Whole Loan—Consultation and Control”, “—The Prudential Plaza Whole Loan—Consultation and Control”, “—The Hilton Hawaiian Village Whole Loan—Consultation and Control”, “—The Moffet Gateway Whole Loan—Consultation and Control”, “—The Key Center Cleveland Whole Loan—Consultation and Control”, “—The Landmark Square Whole Loan—Consultation and Control”, “—The Dallas Design District Whole Loan—Consultation and Control”, “—The Summit Mall Whole Loan—Consultation and Control”, “—The Summit Place Wisconsin Whole Loan—Consultation and Control” and “—The Dick’s Sporting Goods Portfolio Whole Loan—Consultation and Control”.

Because the incentives and actions of the Third Party Purchaser may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to each whole loan, the directing certificateholder exercising control rights over that whole loan (or, with respect to the servicing shift whole loans, the holder of the related controlling companion loan) will be entitled, under certain circumstances, to remove the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing certificateholder or, with respect to the servicing shift whole loans, the holder of the related controlling companion loan, under the pooling and servicing agreement for this securitization or under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans, or against any other parties for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and

●	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. We note that changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Investors should be aware of the risk retention and due diligence requirements in Europe (the “EU Risk Retention and Due Diligence Requirements”) which currently apply, or are expected to apply in the future, in respect of various types of European Union regulated investors including credit institutions, authorized alternative investment fund managers, investment firms, insurance and reinsurance undertakings and UCITS funds. Amongst other things, such requirements restrict an investor who is subject to the EU Risk Retention and Due Diligence Requirements from investing in securitizations unless: (i) the originator, sponsor or original lender in respect of the relevant securitization has explicitly disclosed that it will retain, on an on-going basis, a net economic interest of not less than five percent in respect of certain specified credit risk tranches or securitized exposures; and (ii) such investor is able to demonstrate that they have undertaken certain due diligence in respect of various matters including but not limited to its note position, the underlying assets and (in the case of certain types of investors) the relevant sponsor or originator. Failure to comply with one or more of the requirements may result in various penalties including, in the case of those investors subject to regulatory capital requirements, the imposition of a punitive capital charge on the Certificates acquired by the relevant investor.

On 30 September 2015, the European Commission published a proposal to amend the EU Risk Retention and Due Diligence Requirements (the “Draft CRR Amendment Regulation”) and a proposed regulation relating to a European framework for simple, transparent and standardized securitization (such proposed regulation, including any implementing regulation, technical standards and official guidelines related thereto, the “Securitization Framework” and, together with the Draft CRR Amendment Regulation, the “Securitization Regulation”) which would, amongst other things, re-cast the European Union risk retention rules as part of wider changes to establish a “Capital Markets Union” in Europe. The Presidency of the Council of Ministers of the European Union has also published compromise proposals concerning the Securitization Regulation. The Securitization Regulation will need to be considered, finalized and adopted by the European Parliament and Council of Ministers. It is unclear at this time when the Securitization Regulation will become effective. Investors should be aware that there are material differences between the current EU Risk Retention and Due Diligence Requirements and the Securitization Regulation. The Securitization Regulation may also enter into force in a form that differs from the published proposals and drafts.

None of the sponsors, the depositor or the issuing entity will retain a material net economic interest in the securitization constituted by the issue of the offered certificates in accordance with the EU Risk Retention and Due Diligence Requirements or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with the EU Risk Retention and

Due Diligence Requirements or similar requirements. Consequently, the offered certificates are not a suitable investment for EEA-credit institutions, investment firms or the other types of EEA regulated investors mentioned above. As a result, the price and liquidity of the offered certificates in the secondary market may be adversely affected. EEA-regulated investors are encouraged to consult with their own investment and legal advisors regarding the suitability of the offered certificates for investment.

●	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets. In particular, new capital regulations were issued by the U.S. banking regulators in July 2013; these regulations implement the increased capital requirements established under the Basel Accord and are being phased in over time. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset-backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

●	Regulations were adopted on December 10, 2013 to implement Section 619 of the Dodd-Frank Act (such statutory provision, together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. The Volcker Rule became effective on July 21, 2012, and final regulations implementing the Volcker Rule were adopted on December 10, 2013. Banking entities are required to be in conformance with the Volcker Rule by July 21, 2015, although ownership interests or sponsorships in covered funds in existence prior to December 31, 2013 are not required to be brought into conformance until July 21, 2017 (with the possibility of an additional five-year extension for certain illiquid funds). Prior to the applicable conformance date expiration, banking entities must make good faith efforts to conform their activities and investments to the Volcker Rule. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

●	The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. Accordingly, the issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other bank affiliate, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities”.

●	In addition, compliance with legal requirements, such as the credit risk retention regulations under the Dodd-Frank Act, could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers. This, in turn, may adversely affect a borrower’s ability to refinance the related mortgage loan or sell the related mortgaged property on such mortgage loan’s maturity date. We cannot assure you that a borrower will be able to generate sufficient cash from the sale or refinancing of the related mortgaged property to make the balloon payment on such mortgage loan.

●	Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effect on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

The nationally recognized statistical rating organizations that assign ratings to any class of offered certificates will establish the amount of credit support, if any, for such class of offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the related mortgage assets. Actual losses may, however, exceed the assumed levels. If actual losses on the related mortgage assets exceed the assumed levels, you may be required to bear the additional losses.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to six nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected four of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of two nationally recognized statistical rating organizations engaged by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the final subordination levels provided by such nationally recognized statistical rating organizations for the classes of certificates. If the depositor had selected such nationally recognized statistical rating organizations to rate those other classes of rated certificates not rated by them, their ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations engaged to rate such certificates. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of serviced whole loan, any related companion loan securities.

In August 2011, S&P Global Ratings downgraded the U.S. Government’s credit rating from “AAA” to “AA+”. In the event that S&P Global Ratings is engaged by the depositor and thereafter elects pursuant to the transaction documents not to review, declines to review, or otherwise waives its review of one or more proposed defeasances of mortgage loans included in the trust and for which defeasance is permitted under the related loan documents, the transaction documents would then permit the related borrower to defease any such mortgage loan without actually obtaining any rating agency confirmation. Subsequent to any such defeasance(s), there can be no assurance that S&P Global Ratings would not thereafter decrease the ratings, if any, which it has assigned to the certificates.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General.

The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted loans.

Any changes in the weighted average lives of your principal balance certificates may adversely affect your yield. In general, if you buy a certificate at a premium or any of the Class X-A or Class X-B certificates, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium or any of the Class X-A or Class X-B certificates might not fully recover their initial investment. Conversely, if you buy a certificate at a discount (other than any of the Class X-A or Class X-B certificates) and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your principal balance certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the principal balance certificates will depend on the terms of the principal balance certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield.

The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of credit for commercial real estate;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the special servicer forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted loans will affect the weighted average lives of your principal balance certificates. If the special servicer forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted loans, your principal balance certificates may have a shorter weighted average life.

Delays in liquidations of defaulted loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity and there is a risk that a number of those mortgage loans may default at maturity, or that the special servicer may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, any mezzanine lender (if any) may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A and Class X-B certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts, namely, Class X-A and Class X-B certificates, will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the table below is based upon the outstanding certificate balances of the related class of certificates, the yield to maturity on the indicated certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates.

Interest-Only Class of Certificates	Underlying Class
X-A	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates
X-B	Class B and Class C certificates

In particular, the Class X-A certificates (and to a lesser extent, the Class X-B certificates) will be sensitive to prepayments on the mortgage loans because the prepayments will have the effect of reducing the notional amount of the Class X-A certificates first. A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A certificates and then the Class X-B certificates. Investors in the Class X-A and Class X-B certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

In addition, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates were outstanding.

Your Yield May be Adversely Affected By Prepayments Resulting From Earnout Reserves.

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be, or may be required to be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield.

If losses on the mortgage loans exceed the aggregate certificate balance of the classes of certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or a master servicer, special servicer, trustee or other party to a trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of certificates. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the certificates on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the certificates with notional amounts and the Class R certificates) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans, first the Class NR-RR certificates, then the Class G-RR certificates, then the Class F-RR certificates, then the Class E-RR certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, and then the Class A-S certificates and, then pro rata, the Class A-SB, Class A-5, Class A-4, Class A-3, Class A-2 and Class A-1 certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB or Class A-S certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. A reduction in the certificate balance of the Class B or Class C certificates will result in a corresponding reduction in the notional amount of the Class X-B certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination.

The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates

As described in this prospectus, the rights of the holders of Class A-S, Class B and Class C certificates to receive payments of principal and interest otherwise payable on the certificates they hold will be subordinated to such rights of the holders of the more senior certificates having an earlier alphabetical or alphanumeric Class designation. If you acquire any Class A-S, Class B or Class C certificates, then your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans will generally be subordinated to those of the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A and Class X-B certificates and, if your certificates are Class B or Class C certificates, to those of the holders of the Class A-S certificates and, if your certificates are Class C certificates, to those of the holders of the Class B certificates. See “Description of the Certificates”.

As a result, investors in those classes of certificates that are subordinated in whole or part to other classes of certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of those other classes of certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights.

Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than mortgage loan that will be serviced under a separate pooling and servicing agreement), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing certificateholder under the pooling and servicing agreement for this transaction and the rights of the holders of the related companion loans and mezzanine debt under the related intercreditor agreement. With respect to a non-serviced mortgage loan, you will generally not have any right to vote or make decisions with respect to a non-serviced mortgage loan, and those decisions will generally be made by the master servicer or the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan and the related companion loan, subject to the rights of the directing certificateholder appointed under such pooling and servicing agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. Your interests as an owner of certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. In all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by appraisal reductions, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loan that will be serviced under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans.

In general, a certificate beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any excluded special servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a borrower party or any sub-servicer (as applicable) or affiliate of any of such persons will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”.

The Rights of the Directing Certificateholder and the Operating Advisor Could Adversely Affect Your Investment.

The directing certificateholder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan, the servicing shift mortgage loans and any excluded loan) and the right to replace the special servicer with or without cause, except that if a control termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class, as reduced by the application of appraisal reductions and realized losses, is less than 25% of its initial certificate balance) occurs and is continuing, the directing certificateholder will lose the consent rights and the right to replace the special servicer, and if a consultation termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is less than 25% of its initial certificate balance) occurs, then the directing certificateholder will lose the consultation rights. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

These actions and decisions with respect to which the directing certificateholder has consent or consultation rights include, among others, certain modifications to the mortgage loans or serviced whole loans (other than the servicing shift whole loans), including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing certificateholder, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to a non-serviced mortgage loan, the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan may, at the direction or upon the advice of the directing certificateholder of the related securitization trust holding the controlling note for the non-serviced whole loans, as applicable, take actions with respect to such non-serviced mortgage loan and related companion loan that could adversely affect a non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. Similarly, with respect to the servicing shift whole loans, prior to the related servicing shift securitization date, the special servicer may, at the direction or upon the advice of the holder of the related controlling companion loan, take actions with respect to such whole loan that could adversely affect such whole loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of each non-controlling note) will have limited consultation rights with respect to major decisions and the implementation of any recommended actions outlined in an asset status report relating to each non-serviced whole loan (and each servicing shift whole loan) and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing certificateholder for this transaction so long as no consultation termination event has occurred and is continuing and by the operating advisor if a consultation termination event has occurred and is continuing. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although the special servicer under the pooling and servicing agreement and the special servicer for each non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or the terms of the related loan documents, it is possible that the directing certificateholder (or equivalent entity) under such pooling and servicing agreement may direct or advise, as applicable, the related special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing certificateholder and the directing certificateholder (if any) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan:

(i)       may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)      may act solely in the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan);

(iii)     does not have any duties to the holders of any class of certificates other than the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan);

(iv)     may take actions that favor the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan) over the interests of the holders of one or more other classes of certificates; and

(v)      will have no liability whatsoever (other than to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing certificateholder or the directing certificateholder (if any) under the pooling and servicing agreement or trust and servicing agreement governing the servicing of a non-serviced mortgage loan or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, if the certificate balances of the Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates in the aggregate (taking into account the application of any cumulative appraisal reduction amounts to notionally reduce the certificate balances of such classes) is 25% or less of the initial certificate balances of such classes in the aggregate, (such event being referred to in this prospectus as an “operating advisor consultation event”), then so long as an operating advisor consultation event has occurred and is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan). Further, the operating advisor will have the right to recommend a replacement of a special servicer at any time, as described under “Pooling and Servicing Agreement—The Operating Advisor” and “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and, with respect to any serviced whole loan for the benefit of the holders of the related companion loan (as a collective whole as if the certificateholders and companion loan holders constituted a single lender). We cannot assure you that any actions taken by the special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in any one or more classes of certificates. With respect to any non-serviced mortgage loan, any operating advisor appointed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan may have rights and duties under such pooling and servicing agreement that vary in certain respects from those under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO property. There will be no operating advisor under either of the VNDO Trust 2016-350P trust and servicing agreement with respect to the 350 Park Avenue mortgage loan or the Hilton USA Trust 2016-HHV trust and servicing agreement with respect to the Hilton Hawaiian Village mortgage loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer.

In general, the directing certificateholder will have the right to terminate and replace the special servicer with or without cause so long as no control termination event has occurred and is continuing and other than in respect of any excluded loan or servicing shift whole loan as described in this prospectus. After the occurrence and during continuance of a control termination event under the pooling and servicing agreement, the special servicer may also be removed in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) and (y) upon receipt of approval by certificateholders holding at least 50% of a quorum of the certificateholders (which is the holders of certificates evidencing at least 50% of the voting rights (taking into account the application of realized losses and the application of appraisal reductions to notionally reduce the respective certificate balances). See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”.

The certificateholders will generally have no right to replace and terminate the master servicer, the trustee and the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will be required to replace the master servicer, the special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. The certificateholders will have no right to replace the master servicer or the special servicer of the pooling and servicing agreement relating to each non-serviced mortgage loan. We cannot assure that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment.

The holders of a pari passu companion loan relating to the serviced mortgage loan will have certain consultation rights (on a non-binding basis) with respect to major decisions relating to the related whole loan under the related intercreditor agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Although any such consultation is non-binding and the special servicer is not obligated to consult with the companion loan holder if required under the servicing standard, we cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to mortgage loans that have mezzanine debt or permit mezzanine debt in the future, the related mezzanine lender generally will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of a mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted loan for a purchase price generally equal to the outstanding principal balance of the related defaulted loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted loan.

In addition, with respect to a non-serviced mortgage loan, you will not have any right to vote with respect to any matters relating to the servicing and administration of a non-serviced mortgage loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the companion loan holders:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	do not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the special servicer (and any sub-servicer, if applicable) will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted loan current or in maximizing proceeds to the issuing entity, the special servicer (and any sub-servicer, if applicable) will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer (or any sub-servicer) in order to maximize ultimate proceeds of such mortgage loans to issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received with respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted loans. In some cases, failure by a special servicer to timely modify the terms of a defaulted loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except JPMorgan Chase Bank, National Association, in its capacity as a sponsor) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. We cannot assure you that the sponsors or, notwithstanding the existence of any guarantee, the related guarantor, will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. Even if a legal action were brought successfully against the defaulting sponsor, we cannot assure you that the sponsor would, at that time, own or possess sufficient assets to make the required repurchase or to substitute any mortgage loan or make any payment to fully compensate the issuing entity for such material defect or material breach in all respects. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers.” In particular, in the case of a non-serviced mortgage loan that is serviced under the pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan(s), the asset representations reviewer under that pooling and servicing agreement may review the diligence file relating to such pari passu companion loan(s) concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax. See “Description of the Mortgage Loan Purchase Agreements”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “prime rate” as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the federal bankruptcy code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If a master servicer or special servicer, as applicable, were to become a debtor under the federal bankruptcy code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by a master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the federal bankruptcy code would require the master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the mortgage loans or the issuing entity would be entitled to terminate the master servicer or special servicer, as applicable, in a timely manner or at all.

If any master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the applicable mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the Federal Deposit Insurance Corporation, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the federal bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure.

If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan (other than a non-serviced mortgage loan) or whole loan pursuant to a foreclosure or deed in lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant buildouts, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. Generally, any (i) net income from such operation (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the lower-tier REMIC to federal tax (and possibly state or local tax) on such income at the highest marginal corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the lower-tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates and any related companion loan holders, as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed in lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders.

REMIC Status.

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the United States Internal Revenue Code of 1986, as amended, during any taxable year, the United States Internal Revenue Code of 1986, as amended, provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the relevant entity would likely be treated as an association taxable as a corporation under the United States Internal Revenue Code of 1986, as amended. If designated portions of the issuing entity are so treated, the offered certificates may be treated as stock interests in an association and not as debt instruments. The Code authorizes the granting of relief from disqualification if failure to meet one or more of the requirements for REMIC status occurs inadvertently and steps are taken to correct the conditions that caused disqualification within a reasonable time after the discovery of the disqualifying event. The relief may be granted by either allowing continuation as a REMIC or by ignoring the cessation entirely. However, any such relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of the REMIC’s income for the period of time during which the requirements for REMIC status are not satisfied. While the United States Department of the Treasury is authorized to issue regulations regarding the granting of relief from disqualification if the failure to meet one or more of the requirements of REMIC status occurs inadvertently and in good faith, no such regulations have been issued.

Material Federal Tax Considerations Regarding Original Issue Discount.

One or more classes of the offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, the investor may be required to treat such uncollectible amount as a capital loss under Section 166 of the United States Internal Revenue Code of 1986, as amended.

Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of thirty-five (35) fixed rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of $1,043,452,191 (the “Initial Pool Balance”). The “Cut-off Date” means with respect to each Mortgage Loan, the related Due Date in March 2017, or with respect to any Mortgage Loan that has its first Due Date in April or May 2017, the date that would otherwise have been the related Due Date in March 2017.

Twelve (12) Mortgage Loans, representing approximately 56.0% of the Initial Pool Balance, are each part of a larger whole loan, each of which is comprised of (i) the related Mortgage Loan, (ii) in the case of nine (9) Mortgage Loans, collectively representing approximately 39.9% of the Initial Pool Balance, one or more loans that are pari passu in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Pari Passu Companion Loans” or each, a “Pari Passu Companion Loan”) and (iii) in the case of three (3) Mortgage Loans, representing approximately 16.2% of the Initial Pool Balance, one or more loans that are subordinate in right of payment to the Mortgage Loan and the related Pari Passu Companion Loans (each referred to in this prospectus as “Subordinate Companion Loans” or each, a “Subordinate Companion Loan”). The Pari Passu Companion Loans and Subordinate Companion Loans are collectively referred to in this prospectus as “Companion Loans” or each, a “Companion Loan”. Each Mortgage Loan and any related Companion Loan(s) are collectively referred to as a “Whole Loan”. Each Companion Loan is secured by the same mortgage(s) and the same assignment(s) of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of the Companion Loans and the servicing and administration of the Whole Loans that will not be serviced under the pooling and servicing agreement for this transaction.

The Mortgage Loans were selected for this transaction from mortgage loans specifically originated for securitizations of this type by the mortgage loan sellers and their respective affiliates, or originated by others and acquired by the mortgage loan sellers specifically for a securitization of this type, in either case, taking into account, among other factors, rating agency criteria and anticipated feedback from investors in the most subordinate certificates, property type and geographic location.

The Mortgage Loans and Whole Loans were originated, co-originated or acquired by the mortgage loan sellers set forth in the following chart and such entities will sell their respective Mortgage Loans to the depositor, which will in turn sell the Mortgage Loans to the issuing entity:

Sellers of the Mortgage Loans

Seller	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
GACC(1)(2)(3)(4)	21	$ 652,817,515	62.6%
JPMCB(5)	14	390,634,677	37.4
Total	35	$ 1,043,452,191	100.0%

(1)	One (1) Mortgage Loan identified as “350 Park Avenue” on Annex A-1, representing approximately 6.4% of the Initial Pool Balance, is part of a Whole Loan that was co-originated by Goldman Sachs Mortgage Company and Deutsche Bank AG, New York Branch.

(2)	One (1) Mortgage Loan identified as “Prudential Plaza” on Annex A-1, representing approximately 6.2% of the Initial Pool Balance, is part of a Whole Loan that was originated by German American Capital Corporation.

(3)	One (1) Mortgage Loan identified as “Key Center Cleveland” on Annex A-1, representing approximately 5.8% of the Initial Pool Balance, is part of a Whole Loan that was co-originated by Citi Real Estate Funding Inc., Bank of America, N.A. and Deutsche Bank AG, New York Branch.

(4)	All Mortgage Loans being sold by German American Capital Corporation, other than the three Mortgage Loans listed in the preceding three footnotes, representing approximately 44.2% of the Initial Pool Balance, were originated by Deutsche Bank AG, New York Branch (an affiliate of German American Capital Corporation) and will be transferred to German American Capital Corporation on or prior to the Closing Date.

(5)	One (1) Mortgage Loan identified as “Hilton Hawaiian Village” on Annex A-1, representing approximately 6.0% of the Initial Pool Balance, is part of a Whole Loan that was co-originated by JPMorgan Chase Bank, National Association, Deutsche Bank AG, New York Branch, Goldman Sachs Mortgage Company, Barclays Bank PLC and Morgan Stanley Bank, N.A.

Each of the Mortgage Loans or Whole Loans is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) a mortgage, deed of trust or other similar security instrument (a “Mortgage”) creating a first priority lien on a fee simple and/or leasehold interest in a commercial or multifamily real property (each, a “Mortgaged Property”). See “—Real Estate and Other Tax Considerations”.

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the sponsors, the mortgage loan sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 or Annex A-3 may not equal the indicated total due to rounding. The information in Annex A-1 with respect to the Mortgage Loans (or Whole Loans, if applicable) and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on March 31, 2017 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made and (ii) there will be no principal prepayments on or before the Closing Date. The statistics in Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balances and/or the allocated loan amount allocated to such Mortgaged Properties as of the Cut-off Date.

All information presented in this prospectus with respect to each Mortgage Loan with one or more Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), but excludes any related Subordinate Companion Loans, unless otherwise indicated.

Definitions

For purposes of this prospectus, including the information presented in the Annexes, the indicated terms have the following meanings:

“ADR” means, for any hotel property, average daily rate.

“Annual Debt Service” generally means, for any Mortgage Loan, 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date, provided that:

●	in the case of a Mortgage Loan that provides for interest only payments through maturity, the aggregate interest payments scheduled to be due on the Due Date following the Cut-off Date and the 11 Due Dates thereafter for such Mortgage Loan; and

●	in the case of a Mortgage Loan that provides for an initial interest-only period and provides for scheduled amortization payments after the expiration of such interest-only period, 12 times the monthly payment of principal and interest payable during the amortization period. Monthly debt service and the underwritten debt service coverage ratios are also calculated using the average of the principal and interest payments scheduled to be due on the first Due Date following the Cut-off Date and the 11 Due Dates thereafter for such Mortgage Loan, subject to the proviso to the prior sentence. In the case of one (1) Mortgage Loan identified as “Moffett Gateway” on Annex A-1, representing approximately 3.8% of the Initial Pool Balance, the Annual Debt Service is calculated based on the sum of the first 12 principal and interest payments following the interest-only period based on the assumed principal payment schedule set forth on Annex G. In the case of any Whole Loan, Annual Debt Service is calculated with respect to the Mortgage Loan including any related Pari Passu Companion Loan without regard to any related Subordinate Companion Loan. Except as provided in the prior sentence, Annual Debt Service is calculated with regard to the related Mortgage Loan included in the issuing entity only, unless otherwise indicated.

“Appraised Value” means, for any Mortgaged Property, the appraiser’s adjusted value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the applicable mortgage loan seller as set forth under “Appraised Value” on Annex A-1. In certain cases, the appraisals state values other than “as-is” for the related Mortgaged Property that assume that certain events will occur with respect to the re-tenanting, construction, renovation or repairs at such Mortgaged Property. In most such cases, the applicable mortgage loan seller has taken reserves sufficient to complete such re-tenanting, construction, renovation or repairs. We make no representation that sufficient amounts have been reserved or that the appraised value would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale. In addition, with respect to certain of the Mortgage Loans secured by a portfolio of Mortgaged Properties, the Appraised Value represents the “as-is” value, or values other than “as-is” for the portfolio of Mortgaged Properties as a collective whole, which is generally higher than the aggregate of the “as-is” or appraised values other than “as-is” of the individual Mortgaged Properties. In the case of certain of the Mortgage Loans, the LTV Ratio for such Mortgage Loans has been calculated based on values other than “as-is” Appraised Values of the related Mortgaged Property, and in certain other cases, based on an Appraised Value that includes certain property that does not qualify as real property. However, the Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes. With respect to any Mortgage Loan that is a part of a Whole Loan, Appraised Value is based on the appraised value of the related Mortgaged Property that secures the entire Whole Loan.

“Balloon Balance” means, with respect to any Mortgage Loan, the principal amount that will be due at maturity for such Mortgage Loan, assuming no payment defaults or principal prepayments.

“Cut-off Date Balance” of any Mortgage Loan will be the unpaid principal balance of that Mortgage Loan, as of the Cut-off Date for such Mortgage Loan, after application of all payments due on or before that date, whether or not received.

The tables presented in Annex A-2 that are entitled “Cut-off Date LTV Ratios” and “LTV Ratios at Maturity” set forth the range of LTV Ratios of the Mortgage Loans as of the Cut-off Date and the stated maturity dates, respectively, of the related Mortgage Loans, respectively. An “LTV Ratio” for any Mortgage Loan, as of any date of determination, is a fraction, expressed as a percentage, the numerator of which is the scheduled principal balance of the Mortgage Loan as of that date (assuming no defaults or prepayments on the Mortgage Loan prior to that date), and the denominator of which is the “as-is” appraised value of the related Mortgaged Property or Mortgaged Properties, as applicable (or, with respect to the Mortgaged Properties identified under “—Appraised Value”, as described under such section) as determined by an appraisal of the Mortgaged Property obtained at or about the time of the origination of the related Mortgage Loan. The LTV Ratio as of the related maturity date set forth in Annex A-2 was calculated based on the principal balance of the related Mortgage Loan on the related maturity date, assuming all principal payments required to be made on or prior to the related maturity date, not including the balloon payment) are made. In addition, because it is based on the value of a Mortgaged Property determined as of loan origination, the information set forth in this prospectus in Annex A-1 and in Annex A-2 is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property could have decreased from the appraised value determined at origination and the current actual LTV Ratio of a Mortgage Loan and the LTV Ratio at maturity may be higher than its LTV Ratio at origination even after taking into account amortization since origination. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

The characteristics described above and in Annex A-2, along with certain additional characteristics of the Mortgage Loans presented on a loan-by-loan basis, are set forth in Annex A-1.

With respect to the Mortgaged Properties that secure the Mortgage Loans listed in the table titled “Appraised Value” under “—Appraised Value” below, the respective LTV Ratio at maturity was calculated using values other than “as-is” Appraised Values, as opposed to the “as-is” Appraised Values, each as set forth in “—Appraised Value” below as well as Annex A-1 and Annex A-3.

“GLA” means gross leasable area.

“Hard Lockbox” means that the related Mortgage Loan documents currently require tenants to pay rent or other income directly to the lockbox account. For hotel properties, the Mortgage Loan will be considered to have a Hard Lockbox if credit card companies or credit card clearing banks are required to deposit credit card receivables directly to the lockbox account, even if cash, checks or certain other payments are paid to the borrower or property manager prior to being deposited into the lockbox account.

“IG Rent Credit” means the net present value of contractual rent steps for investment grade tenants through the end of their lease terms.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding) generally on a daily basis.

“Loan Per Unit” means the principal balance per Unit as of the Cut-off Date. With respect to any Mortgage Loan that is part of a Whole Loan structure, the Loan Per Unit is calculated with regard to both the Serviced Companion Loan(s) (or Non-Serviced Companion Loan(s), as applicable) and the related Mortgage Loan included in the issuing entity, unless otherwise indicated.

“Net Operating Income” generally means, for any given period (ending on the “NOI Date”), the total operating revenues derived from a Mortgaged Property during that period, minus the total operating expenses incurred in respect of that Mortgaged Property during that period other than:

●	non-cash items such as depreciation and amortization,

●	capital expenditures, and

●	debt service on the related Mortgage Loan or on any other loans that are secured by that Mortgaged Property.

“NRA” means net rentable area.

“Occupancy” means the percentage of square feet, units, rooms or beds, as the case may be, of a Mortgaged Property that were occupied or leased as of or, in the case of certain properties, average units or rooms so occupied over a specified period ending on, a specified date (identified on Annex A-1 as the “Occupancy Date”). The Occupancy may have been obtained from the borrower, as derived from the Mortgaged Property’s rent rolls, operating statements or appraisals or as determined by a site inspection of such Mortgaged Property. With respect to the Mortgage Loan identified as “Uovo Art Storage” on Annex A-1, which includes both private storage space and managed storage space, “Occupancy” noted is the occupancy of the private storage space, unless otherwise expressly noted.

“RevPAR” means, with respect to any hotel property, revenues per available room.

“Soft Lockbox” means the related Mortgage Loan documents currently require the related borrower or the property manager at the related Mortgaged Property to collect rents from tenants and pay all such rent directly to the lockbox account. In the case of certain flagged hotel properties, the manager may instead be required to deposit only the portion of such rent which is payable to the borrower, which may be net of hotel reserves, management fees and operating expenses.

“Springing Cash Management” means, for funds directed into a Hard Lockbox or Soft Lockbox, such funds are generally paid directly to the related borrower who pays debt service and funds all required escrow and reserve accounts (including debt service) from amounts received; provided, however, in some cases, that upon the occurrence of certain triggering events enumerated in the related Mortgage Loan documents, the cash management account converts to In-Place Cash Management. Notwithstanding the foregoing, in the event that such triggering events are cured as provided in the Mortgage Loan documents, in some cases, the cash management account will revert to Springing Cash Management.

“Soft Springing Lockbox” means the related Mortgage Loan documents currently require the related borrower or the property manager at the related Mortgaged Property to collect rents from tenants and pay all such rent directly to the lockbox account; provided, however, that upon the occurrence of certain triggering events provided in the related Mortgage Loan documents, the related borrower is required to implement a Hard Lockbox. In the case of certain flagged hotel properties, the manager may instead be required to deposit only the portion of such rent which is payable to the borrower, which may be net of hotel reserves, management fees and operating expenses.

“Springing Lockbox” means no lockbox account is currently in place and that the related borrower (or its property manager) is responsible for paying debt service and funding all escrow and reserve accounts (including debt service); provided, however, that upon the occurrence of certain triggering events enumerated in the related Mortgage Loan documents, the related borrower is required to implement either a Hard Lockbox or Soft Lockbox.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office, industrial/warehouse facility, combination retail/office or other single purpose property, the square footage of the net rentable or leasable area.

“T-12” and “TTM” each means trailing 12 months.

“Term to Maturity” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date.

“Underwritten Expenses” or “UW Expenses” means, with respect to any Mortgage Loan or Mortgaged Property, an estimate of (a) operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising); and (b) estimated fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments), as determined by the related Mortgage Loan seller and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market rate management fee and subject to certain assumptions and subjective judgments of each Mortgage Loan seller as described under the definition of “Underwritten Net Operating Income”.

The “Underwritten Net Cash Flow Debt Service Coverage Ratio” or “UW NCF DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2 attached, is the ratio of Underwritten Net Cash Flow calculated for the related Mortgaged Property to the amount of total annual debt service on such Mortgage Loan, except that the Underwritten Net Cash Flow Debt Service Coverage Ratio for all partial interest-only loans, if any, was calculated based on the first principal and interest payment required to be made to the issuing entity during the term of the Mortgage Loan, except with respect to the Mortgage Loan identified as “Moffett Gateway” on Annex A-1, representing approximately 3.8% of the Initial Pool Balance, in which case the Underwritten Net Cash Flow Debt Service Coverage Ratio was calculated based upon the sum of the first 12 principal and interest payments following the initial interest-only period based on the assumed principal payment schedule set forth on Annex G. The Underwritten Net Cash Flow Debt Service Coverage Ratio for all interest-only loans was calculated based on the sum of the first 12 interest payments following the Cut-off Date.

For each Mortgage Loan with a related Companion Loan, the calculation of the Mortgage Loan UW NCF DSCR includes the principal balance and debt service payment of any related Pari Passu Companion Loan(s), but excludes any related Subordinate Companion Loans.

The “Underwritten Net Cash Flow” or “UW NCF” for any Mortgaged Property means the Underwritten NOI for such Mortgaged Property decreased by an amount that the related Mortgage Loan seller has determined to be an appropriate allowance for average annual tenant improvements and leasing commissions and/or replacement reserves for capital items based upon its underwriting guidelines.

The “Underwritten Net Operating Income Debt Service Coverage Ratio” or “UW NOI DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2, is the ratio of Underwritten NOI calculated for the related Mortgaged Property to the amount of total annual debt service on such Mortgage Loan except that the Underwritten Net Operating Income Debt Service Coverage Ratio for all partial interest-only loans, if any, was calculated based on the first principal and interest payment required to be made to the issuing entity during the term of the Mortgage Loan, except with respect to the Mortgage Loan identified as “Moffett Gateway” on Annex A-1, representing approximately 3.8% of the Initial Pool Balance, in which case the Underwritten Net Operating Income Debt Service Coverage Ratio was calculated based upon the sum of the first 12 principal and interest payments following the initial interest-only period based on the assumed principal payment schedule set forth on Annex G. The Underwritten Net Operating Income Debt Service Coverage Ratio for all interest-only Mortgage Loans were calculated based on the sum of the first 12 interest payments following the Cut-off Date.

For each Mortgage Loan with a related Companion Loan, the calculation of the Mortgage Loan UW NOI DSCR includes the principal balance and debt service payment of any related Pari Passu Companion Loan(s) but excludes any related Subordinate Companion Loans.

“Underwritten NCF Debt Yield” or “UW NCF Debt Yield” means, with respect to any Mortgage Loan, the Underwritten Net Cash Flow for such Mortgaged Property or Mortgaged Properties divided by the Cut-off Date Balance for the related Mortgage Loan. In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten NCF Debt Yields were calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) but excluding any related Subordinate Companion Loans.

“Underwritten NOI” or “UW NOI” for any Mortgaged Property means the net operating income for such Mortgaged Property as determined by the related mortgage loan seller in accordance with its underwriting guidelines for similar properties. Operating revenues from a Mortgaged Property (“Effective Gross Income”) are generally calculated as follows: rental revenue is calculated using actual rental rates or, in some cases, estimates in the appraisal, which are usually derived from historical results, but which may include anticipated revenues from newly executed contracts, in some cases adjusted downward to market rates or upward to account for contractual rent increases that are specified in a tenant’s lease or contract (as deemed appropriate by the applicable mortgage loan seller in light of the circumstances), with vacancy rates equal to the related Mortgaged Property’s historical rate, the market rate or an assumed vacancy rate (or that are effective in a lease renewal option period that a tenant has orally indicated its intent to exercise as deemed appropriate by the applicable mortgage loan seller in light of the circumstances); other revenue, such as parking fees, laundry fees and other income items are included only if supported by a trend and/or are likely to be recurring. In some cases, the related mortgage loan seller included in the operating revenues rents otherwise payable by a tenant in occupancy of its space but for the existence of an initial or periodic “free rent” period, reduced rent period or a permitted rent abatement, or rents payable by a tenant that is not in occupancy but has executed a lease, for which (in any of the foregoing cases) the related mortgage loan seller may have reserved funds as deemed appropriate by the applicable mortgage loan seller in light of the circumstances. Operating expenses generally reflect the related Mortgaged Property’s historical expenses, adjusted in some cases to account for inflation, significant occupancy increases and a market rate management fee. However, some operating expenses are based on the budget of the borrower or the appraiser’s estimate.

The Underwritten NOI for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments, which, if ultimately proven erroneous, could cause the actual operating income for such Mortgaged Property to differ materially from the Underwritten NOI set forth in this prospectus. Some assumptions and subjective judgments are related to future events, conditions and circumstances, including future expense levels and the re-leasing of occupied space, which will be affected by a variety of complex factors over which none of the issuing entity, the depositor, the sponsors, the mortgage loan sellers, the master servicer, the special servicer, the certificate administrator or the trustee has control. In some cases, the Underwritten NOI for any Mortgaged Property is higher, and may be materially higher, than the actual annual net operating income for that Mortgaged Property, based on historical operating statements. No guaranty can be given with respect to the accuracy of the information provided by any borrowers, or the adequacy of the procedures used by a mortgage loan seller in determining the relevant operating information. See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions”. The Mortgage Loan amount used in this prospectus for purposes of calculating the LTV Ratios, debt service coverage ratios and debt yields for each Whole Loan is the aggregate principal balance of the related Mortgage Loan and the related Pari Passu Companion Loan(s), but excludes any related Subordinate Companion Loan(s). Further, in the case of certain Mortgaged Properties identified on Annex A-1, certain tenants among the 5 largest tenants (based on net rentable area leased) at the respective related Mortgaged Properties or tenants, which in the aggregate constitute a significant portion of the Mortgaged Property, have executed leases (or subleases) but are not currently fully occupying the related space and/or not paying full contractual rent and/or are entitled to periodic rent abatements (which in some cases were not reserved for). In certain cases, the UW NOI includes rent from those tenants (without deduction for abated rent) even though the related tenants are not paying full contractual rent or are paying reduced or no rent or will receive such periodic rent abatements. In certain cases the related lender has reserved funds for rent abatements and/or tenant buildouts at the related space. In the case of one (1) Mortgage Loan identified as “Moffett Gateway” on Annex A-1, representing approximately 3.8% of the Initial Pool Balance, Underwritten NOI and UW NCF were based on the average rent of the sole tenant at the Moffett Gateway Mortgaged Property, Google, and in the case of one (1) Mortgage Loan identified as “580 Walnut Street” on Annex A-1, representing approximately 3.4% of the Initial Pool Balance, Underwritten NOI and UW NCF were based on the average rent of Fifth Third Bank, which is the sole office tenant at the Mortgaged Property, and represents approximately 80.7% of net rentable area and 73.1% of underwritten base rent at the Mortgaged Property. Underwritten NOI and UW NCF for other Mortgage Loans may also include average rents for certain tenants, generally those with an investment grade rating.

The amounts representing net operating income, Underwritten NOI and UW NCF are not a substitute for or an improvement upon net income, as determined in accordance with generally accepted accounting principles, as a measure of the results of the Mortgaged Property’s operations or a substitute for cash flows from operating activities, as determined in accordance with generally accepted accounting principles, as a measure of liquidity. We make no representation as to the future cash flow of the Mortgaged Properties, nor are the net operating income, Underwritten NOI and UW NCF set forth in this prospectus intended to represent such future cash flow.

The UW NCFs and UW NOIs used as a basis for calculating the UW NCF DSCRs presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2, were derived principally from operating statements obtained from the respective borrowers (the “Operating Statements”) and appraiser’s estimates. With respect to Mortgage Loans secured by newly constructed or recently acquired Mortgaged Properties, the UW NCFs used as a basis for calculating UW NCF DSCRs are derived principally from rent rolls, tenant leases and the borrowers’ or appraisers’ projected expense levels. In certain cases when the information is available, UW NCFs for newly constructed or recently acquired Mortgaged Properties are based on historical data provided by the borrower. The Operating Statements and rent rolls were not audited and in most cases were not prepared in accordance with generally accepted accounting principles. To increase the level of consistency between the Operating Statements and rent rolls, in some instances, adjustments were made to such Operating Statements. As regards expenses, these adjustments were principally for real estate tax and insurance expenses (e.g., adjusting for the payment of two years of expenses in one year), and to eliminate obvious items not related to the operation of the Mortgaged Property. However, such adjustments were subjective in nature and may not have been made in a uniform manner.

“Underwritten Revenues” with respect to any Mortgage Loan, means the gross potential rent (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hotel property, room rent, food and beverage revenues and other hotel property income), subject to the assumptions and subjective judgments of each Mortgage Loan seller as described under the definition of “Underwritten Net Operating Income”.

The “UW NOI Debt Yield” or “UW NOI DY” for any Mortgage Loan is calculated by dividing (x) the UW NOI for such Mortgage Loan by (y) the Cut-off Date Balance for such Mortgage Loan. In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, UW NOI Debt Yields were calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s), but excluding any related Subordinate Companion Loans.

The “UW NOI Debt Yield” with respect to any class of certificates is calculated by dividing (x) the aggregate UW NOI for the pool of Mortgage Loans by (y) the aggregate Certificate Balance of such class of certificates and all classes of certificates senior to such class of certificates (or, in the case of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, the aggregate Certificate Balances of such certificates). Although the UW NOI for the pool of Mortgage Loans is based on an aggregate of the Mortgage Loans, excess cash flow available from any particular Mortgage Loan will not be available to support any other Mortgage Loan.

“Units”, “Rooms” or “Beds” means (a) in the case of a Mortgaged Property operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property operated as a hotel property, the number of guest rooms or (c) in the case of the Mortgaged Property identified as “Uovo Art Storage” on Annex A-1, and operated as an art storage facility, the gross building area of 275,000 square feet. The private storage units at such Mortgaged Property total 164,812 square feet and the managed storage units total 162,793 cubic feet.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

Mortgage Pool Characteristics

Overview

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$1,043,452,191
Number of Mortgage Loans	35
Number of Mortgaged Properties	50
Range of Cut-off Date Balances	$4,788,497 to $80,000,000
Average Cut-off Date Balance	$29,812,920
Range of Mortgage Rates	3.31400% to 5.41000%
Weighted average Mortgage Rate	4.59769%
Range of original terms to maturity(2)	60 months to 126 months
Weighted average original term to maturity(2)	118 months
Range of remaining terms to maturity(2)	57 months to 121 months
Weighted average remaining term to maturity(2)	114 months
Range of original amortization term(3)(4)	300 months to 360 months
Weighted average original amortization term(3)(4)	353 months
Range of remaining amortization terms(3)(4)	297 months to 360 months
Weighted average remaining amortization term(3)(4)	352 months
Range of LTV Ratios as of the Cut-off Date(5)(6)	31.2% to 73.9%
Weighted average LTV Ratio as of the Cut-off Date(5)(6)	58.8%
Range of LTV Ratios as of the maturity date(5)(6)	31.2% to 66.7%
Weighted average LTV Ratio as of the maturity date(5)(6)	52.8%
Range of UW NCF DSCR(6)(7)	1.20x to 4.50x
Weighted average UW NCF DSCR(6)(7)	2.03x
Range of UW NOI Debt Yield(6)	7.5% to 19.0%
Weighted average UW NOI Debt Yield(6)	11.4%
Percentage of Initial Pool Balance consisting of:
Interest Only-Balloon	41.6%
Interest Only	32.8%
Balloon	25.6%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	With respect to one (1) Mortgage Loan identified as “Providence at Memorial” on Annex A-1, representing approximately 2.6% of the Initial Pool Balance, the first payment date for the loan is May 1, 2017. On the Closing Date, JPMCB will deposit sufficient funds to pay the interest associated with the interest due for the April 2017 payment for the related loan. Information presented in this prospectus reflects the contractual loan terms.

(3)	With respect to one (1) Mortgage Loan identified as “Moffett Gateway” on Annex A-1, representing approximately 3.8% of the Initial Pool Balance, after the related interest only period, the loan will amortize based on the assumed principal payment schedule set forth on Annex G.

(4)	Excludes seven (7) Mortgage Loans identified as “229 West 43rd Street Retail Condo”, “350 Park Avenue”, “Hilton Hawaiian Village”, “Landmark Square”, “Summit Mall”, “Holiday Inn Miami Beach” and “Jevan Multifamily Portfolio” on Annex A-1, representing approximately 32.8% of the Initial Pool Balance, that are interest only for the entire term.

(5)	With respect to nine (9) Mortgaged Properties identified as “229 West 43rd Street Retail Condo”, “Key Center Cleveland”, “Moffett Gateway”, “AHIP FL 5 Portfolio” and “580 Walnut Street” on Annex A-1, securing five (5) Mortgage Loans representing approximately 24.2% of the Initial Pool Balance, the loan-to-value ratio was calculated based upon a valuation other than an “as-is” value of the related Mortgaged Property. The remaining Mortgage Loans were calculated using “as-is” values as described under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”. For further information, see Annex A-1. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value”.

(6)	With respect to twelve (12) Mortgage Loans identified as “229 West 43rd Street Retail Condo”, “350 Park Avenue,” “Prudential Plaza”, “Hilton Hawaiian Village”, Key Center Cleveland”, “Landmark Square”, “Dallas Design District”, “Moffett Gateway”, “Uovo Art Storage”, “Summit Mall”, “Summit Place Wisconsin” and “Dick’s Sporting Goods Portfolio” on Annex A-1, representing approximately 56.0% of the Initial Pool Balance, each of which has one or more pari passu companion loans that are not included in the issuing entity, the debt service coverage ratios, loan-to-value ratios and debt yields have been calculated including the related pari passu companion loan(s). With respect to three (3) Mortgage Loans identified as “350 Park Avenue”, “Hilton Hawaiian Village” and “Moffett Gateway” on Annex A-1, representing approximately 16.2% of the Initial Pool Balance, the calculation of the debt service coverage ratios, loan-to-value ratios and debt yields includes any pari passu companion loans, as applicable, but excludes the related subordinate companion loan(s). The underwritten net cash flow debt service coverage ratio, related loan-to-value ratio as of the cut-off date and underwritten net operating income debt yield including the related subordinate companion loan(s) are: (a) with respect to the Mortgage Loan identified as “350 Park Avenue” on Annex A-1, 2.21x, 56.3% and 8.9%, respectively, (b) with respect to the Mortgage Loan identified as “Hilton Hawaiian Village” on Annex A-1, 2.44x, 57.2% and 10.4%, respectively and (c) with respect to the Mortgage Loan identified as “Moffet Gateway” on Annex A-1, 1.43x, 65.7% and 8.4%, respectively.

(7)	Underwritten debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the Mortgage Loan following the Cut-off Date; provided that (i) in the case of a Mortgage Loan that provides for interest-only payments through maturity, such items are calculated based on the interest payments scheduled to be due on the first due date following the Cut-off Date and the 11 due dates thereafter for such Mortgage Loan and (ii) in the case of a Mortgage Loan that provides for an initial interest-only period that ends prior to maturity and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable immediately following the expiration of the interest-only period. In the case of one (1) Mortgage Loan identified as “Moffett Gateway” on Annex A-1, representing approximately 3.8% of the Initial Pool Balance, the principal payments used for calculating the UW NCF DSCR were based on the assumed principal payment schedule set forth on Annex G. Certain assumptions and/or adjustments were made to the UW NCF. For example, with respect to four (4) Mortgaged Properties identified as “Landmark Square”, “Dallas Design District”, “Moffet Gateway” and “Continental Plaza” on Annex A-1, securing four (4) Mortgage Loans representing approximately 13.5% of the Initial Pool Balance, certain assumptions and/or adjustments were made to the UW NCF reflected in the table above. For specific discussions on those particular assumptions and adjustments, see “Description of the Mortgage Pool“—Certain Calculations and Definitions”, “—Mortgage Pool Characteristics—Property Types”, “—Tenant Issues—Tenant Concentrations”, “—Tenant Issues—Lease Expirations and Terminations—Other”, “—Real Estate and Other Tax Considerations” and “—Additional Information”. See also Annex A-1 and Annex A-3. Certain other similar assumptions and/or adjustments may have been made to other Mortgage Loans in the mortgage pool.

The issuing entity will include eleven (11) Mortgage Loans representing approximately 32.0% of the Initial Pool Balance, that represent the obligations of multiple borrowers that are liable on a joint and several basis for the repayment of the entire indebtedness evidenced by the related Mortgage Loan, subject to the nonrecourse carve-out provisions in the Mortgage Loan documents.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and LTV Ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance
Office
Suburban	6	$ 149,225,000	14.3%
CBD	2	131,667,200	12.6
Medical	1	11,500,000	1.1
Hotel
Full Service	3	123,627,503	11.8
Limited Service	7	60,872,146	5.8
Extended Stay	3	16,578,635	1.6
Retail
Anchored	4	104,628,307	10.0
Regional Mall	1	35,000,000	3.4
Single Tenant	3	27,046,845	2.6
Shadow Anchored	3	20,472,205	2.0
Freestanding	3	11,571,836	1.1
Unanchored	1	1,505,907	0.1
Mixed Use
Office/Retail	3	139,445,906	13.4
Office/Hotel/Parking	1	60,000,000	5.8
Multifamily
Garden	7	68,367,113	6.6
Industrial
Flex	1	45,000,000	4.3
Self Storage
Art Storage	1	36,943,588	3.5
Total	50	$ 1,043,452,191	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.

Office Properties.

With respect to the office properties set forth in the above chart and retail and mixed use properties that include office tenants:

●	With respect to three (3) Mortgaged Properties identified as “Landmark Square”, “Moffett Gateway” and “Continental Plaza” on Annex A-1, securing three (3) Mortgage Loans representing approximately 9.1% of the Initial Pool Balance, the related borrower and/or borrower sponsor (or affiliates thereof) currently owns another office property within a 5-mile radius which may compete with the related Mortgaged Property.

●	Three (3) Mortgaged Properties identified as “Gateway I & II”, “Summit Place Wisconsin” and “Grossmont Medical Center” on Annex A-1, securing three (3) Mortgage Loans representing approximately 9.4% of the Initial Pool Balance, had at least one not for profit tenant among the five largest tenants (by net rentable area) at the related Mortgaged Property at origination of the related Mortgage Loan.

●	With respect to one (1) Mortgaged Property identified as “Prudential Plaza” on Annex A-1, securing one (1) Mortgage Loan representing approximately 6.2% of the Initial Pool Balance, affiliates of the borrower purchased the Aon Center, an office building located adjacent to the Mortgaged Property, which building may compete with the Mortgaged Property for tenants and in other related matters.

●	With respect to one (1) Mortgaged Property identified as “Summit Place Wisconsin” on Annex A-1, securing one (1) Mortgage Loan representing approximately 3.1% of the Initial Pool Balance, an affiliate of the related borrower ground leases a portion of the Mortgaged Property on which a vacant manufacturing plant is located and also owns a parcel (the “Summit Place Parking Parcel”) on which the borrower has a perpetual parking easement. Such affiliate has the right to develop such portion of the Mortgaged Property, as well as the portion of the Summit Place Parking Parcel not subject to the parking easement, for leasing as an office property or otherwise. The borrower and such affiliate have entered into an anti-poaching agreement (which may not be waived, modified or terminated without the lender’s consent), pursuant to which such affiliate has agreed not to enter into or offer to enter into a lease with respect to any portion of such parcel with any party which is, or is an affiliate of, a tenant, licensee or other occupant of the Mortgaged Property, unless such tenant retains its leased premises at the Mortgaged Property and enters into a new lease at such parcel for additional space while no space is available at the Mortgaged Property with comparable levels of finishes and amenities.

See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Hotel Properties.

With respect to the hotel properties set forth in the above chart:

●	With respect to five (5) Mortgaged Properties identified as “Hilton Hawaiian Village”, “Key Center Cleveland” (as to the hotel portion of such Mortgaged Property), “Hampton Inn & Suites - Pensacola”, “AHIP FL 5 Portfolio—Fairfield Inn & Suites Orlando Ocoee” and “WoodSpring Suites Orlando Portfolio—Value Place Clarcona” on Annex A-1, securing or partially securing five (5) Mortgage Loans representing approximately 13.4% of the Initial Pool Balance, there are newly constructed hotels or hotels under construction located within five miles of the Mortgaged Properties that are expected to directly compete with the related Mortgaged Property.

●	With respect to one (1) Mortgaged Property identified as “Key Center Cleveland” on Annex A-1, securing one (1) Mortgage Loan representing approximately 5.8% of the Initial Pool Balance, a portion of the Mortgaged Property consists of the Cleveland Marriott Downtown hotel, as to which approximately 32.8% of the hotel’s Effective Gross Income consists of food and beverage revenues.

●	With respect to two (2) Mortgaged Properties identified as “Holiday Inn Miami Beach” and “Courtyard Marriott Richland” on Annex A-1, securing two (2) Mortgage Loans representing approximately 3.6% of the Initial Pool Balance, the related borrower or borrower sponsor has an ownership interest in hotel properties that are currently located within five miles of the related Mortgaged Property that compete with such Mortgaged Property.

The following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license, franchise agreement, operating agreement or management agreement.

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Percentage (%) of the Initial Pool Balance by Allocated Loan Amount	Expiration/Termination of Related License/ Franchise Agreement, Operating Agreement or Management Agreement	Maturity Date of the related Mortgage Loan
Hilton Hawaiian Village	$62,250,000	6.0%	12/31/2047	11/1/2026
Key Center Cleveland(1)	$60,000,000	5.8%	12/31/2021	2/6/2027
Holiday Inn Miami Beach(2)	$26,000,000	2.5%	9/5/2017	3/6/2027
Courtyard Marriott Richland	$11,958,011	1.1%	2/27/2024	12/6/2026
Holiday Inn Express Ft Myers East(3)	$8,677,851	0.8%	11/29/2031	12/6/2026
WoodSpring Suites Orlando Portfolio(4)	$8,559,103	0.8%	5/14/2035	12/1/2021
Staybridge Suites Tampa East Brandon(3)	$8,019,531	0.8%	11/29/2031	12/6/2026
Hampton Inn & Suites - Pensacola	$7,500,000	0.7%	6/30/2031	3/1/2027
Holiday Inn Express Sarasota I-75(3)	$7,480,906	0.7%	11/29/2031	12/6/2026
Fairfield Inn & Suites Orlando Ocoee(3)	$6,583,197	0.6%	1/8/2034	12/6/2026
Courtyard Tampa North I-75 Fletcher(3)	$6,104,419	0.6%	1/23/2028	12/6/2026

(1)	The Mortgaged Property is a mixed use property consisting of an office tower, a subterranean parking garage and the Cleveland Marriott Downtown hotel, which represents approximately 32.8% of Effective Gross Income at the Mortgaged Property.

(2)	The franchise agreement expires in September 2017. The borrower has signed a renewal franchise agreement; however, the franchisor has not signed such agreement, which is under review by the franchisor. If signed, the renewal agreement is expected to have a term ending in September 2032. We cannot assure you that the renewal franchise agreement will be signed by the franchisor or entered into. The borrower has the right to enter into a replacement franchise agreement approved by the lender in lieu of a renewal franchise agreement.

(3)	One of the five Mortgaged Properties included in the portfolio identified on Annex A-1 as AHIP FL 5 Portfolio. For each of these properties, the “Mortgage Loan Cut-off Date Balance” represents the allocated loan amount.

(4)	The franchise agreements for “WoodSpring Suites Orlando Portfolio—Value Place Clermont” and “WoodSpring Suites Orlando Portfolio—Value Place Clarcona” expire on the same date.

●	Two (2) Mortgaged Properties identified as “Hilton Hawaiian Village” and “Delamar Greenwich Harbor” on Annex A-1, securing two (2) Mortgage Loans representing approximately 9.4% of the Initial Pool Balance, are identified as hotel properties even though each is comprised of a mixture of a hotel and one or more restaurant facilities and/or a full-service spa that comprise a material portion of the revenue at the Mortgaged Properties.

●	Two (2) Mortgaged Properties identified as “Delamar Greenwich Harbor” and “Plaza Ashland” on Annex A-1, securing two (2) Mortgage Loans representing approximately 4.6% of the Initial Pool Balance, are not flagged hotel properties.

●	With respect to five (5) Mortgaged Properties securing the Mortgage Loan identified as “AHIP FL 5 Portfolio” on Annex A-1, representing approximately 3.5% of the Initial Pool Balance, the Mortgaged Properties are subject to franchisor-required PIPs which have an estimated cost of $7,874,700, which amount was reserved for such PIPs at loan closing. The work required by such PIPs is required to be completed by dates ranging from April 29, 2017 to January 31, 2021.

●	With respect to one (1) Mortgaged Property identified as “Holiday Inn Miami Beach” on Annex A-1, securing one (1) Mortgage Loan representing approximately 2.5% of the Initial Pool Balance, the Mortgaged Property is currently subject to a draft PIP as to which the remaining PIP items are estimated to cost approximately $1,777,579. Because the current franchise agreement expires in September 2017, at loan closing, $3,795,000 was deposited into a PIP reserve. If the current franchise agreement is renewed or a replacement franchise agreement acceptable to the lender (a “Replacement Franchise Agreement”) is entered into, in each case for a minimum initial term of ten years, a comfort letter reasonably acceptable to the lender is delivered, and the borrower provides the lender with reasonably acceptable evidence that a PIP has been finalized (including a finalized schedule for the completion of the PIP work), and of the estimated cost of the final PIP, provided no event of default is continuing, the lender is required to release to the borrower any excess of the amount in the PIP reserve over such estimated cost of the final PIP. In addition, upon renewal of the current franchise agreement or entry into a Replacement Franchise Agreement, reserves for furniture, fixtures and equipment are required to be waived unless either the debt yield falls below 12.0% or the franchisor requires such a reserve.

●	With respect to two (2) Mortgaged Properties identified as “Plaza Ashland” and “Courtyard Marriott Richland” on Annex A-1, securing two (2) Mortgage Loans representing approximately 3.3% of the Initial Pool Balance, the related Mortgaged Properties have historically experienced lower occupancy during certain months. Each such Mortgage Loan is structured with a seasonality reserve.

●	With respect to one (1) Mortgaged Property identified as “Holiday Inn Miami Beach” on Annex A-1, securing one (1) Mortgage Loan representing approximately 2.5% of the Initial Pool Balance, it has been noted that there is a decline in revenues considered to be due to the Zika virus. In July 2016, Florida reported the first cases of Zika virus infections likely caused by bites of local mosquitoes in the continental United States.

See “Risk Factors—Risks Relating to the Mortgage Loans—Hotel Properties Have Special Risks” and “—Risks Relating to Affiliation with a Franchise or Hotel Management Company” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Retail Properties.

With respect to the retail properties or mixed use properties with retail components set forth in the above chart:

●	Nine (9) of the Mortgaged Properties identified as “229 West 43rd Street Retail Condo”, “Landmark Square”, “Summit Mall”, “Trabuco Hills”, “Cleveland Towne Center”, “Horizon Village”, “Dick’s Sporting Goods Portfolio – Dick’s Keene”, “Dick’s Sporting Goods Portfolio – Dick’s Wichita” and “Dick’s Sporting Goods Portfolio – Dick’s Bloomingdale” on Annex A-1, securing or partially securing seven (7) Mortgage Loans representing approximately 20.0% of the Initial Pool Balance by allocated loan amount, are each considered by the applicable borrower sponsor to have an “anchor tenant” or “shadow anchor tenant” which tenants occupy space at the related property, but may or may not occupy space that is collateral for the related Mortgage Loan.

●	Two (2) of the Mortgaged Properties identified as “Summit Mall” and “Horizon Village” on Annex A-1, securing two (2) Mortgage Loans representing approximately 4.3% of the Initial Pool Balance, include one or more tenants that operate an on-site gas or automobile service station.

●	Two (2) Mortgaged Properties identified as “229 West 43rd Street Retail Condo” and “Trabuco Hills” on Annex A-1, securing two (2) Mortgage Loans representing approximately 9.1% of the Initial Pool Balance, at origination of the Mortgage Loans, have at least one not for profit tenant among the five largest tenants (by net rentable area) at the related Mortgaged Property.

●	With respect to one (1) Mortgaged Property identified as “Trabuco Hills” on Annex A-1, securing one (1) Mortgage Loan representing approximately 1.5% of the Initial Pool Balance, the related borrower and/or borrower sponsor (or affiliates thereof) currently own retail property within the related retail center that is not part of the collateral for the Mortgage Loan and that may compete with the related Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mixed Use Properties.

With respect to the mixed use properties set forth in the above chart:

●	Each of the mixed use Mortgaged Properties has one or more office, retail, hotel and/or parking components. See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks”, “—Hotel Properties Have Special Risks”, “—Retail Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”, as applicable.

●	With respect to one (1) Mortgaged Property identified as “Key Center Cleveland” on Annex A-1, securing one (1) Mortgage Loan representing approximately 5.8% of the Initial Pool Balance, such Mortgaged Property is a mixed use property comprised of an office building (representing approximately 61.3% of Effective Gross Income), a building operated as the Cleveland Marriott Downtown hotel (representing approximately 32.8% of Effective Gross Income) and a subterranean parking garage (representing approximately 5.9% of Effective Gross Income). The parking garage site is ground leased from the City of Cleveland, under a ground lease which requires 45% of spaces to be used for either the hotel or transient parking and the remainder may be leased monthly. The parking garage is operated by a commercial parking operator under a month to month parking agreement which provides for automatic renewals, for a fee equal to 3.00% of net revenue from the parking garage.

●	With respect to one (1) Mortgaged Property identified as “Gateway I & II” on Annex A-1, securing one (1) Mortgage Loan representing approximately 5.3% of the Initial Pool Balance, such Mortgaged Property is comprised of two mixed use buildings that include retail space, office space and community facility space. The office and community facility space is leased by four not-for-profit tenants, New York State Chapter of the ARC (“NYSARC”) (38.9% of net rentable square feet) and Sinergia (15.8% of net rentable square feet), both of which serve individuals with disabilities, Day Care Council of NY (7.9% of net rentable square feet), a federation of non-profit sponsoring boards for daycare and other children’s programs, and Cardinal McCloskey (1.6% of net rentable square feet), which serves at risk families and adults with disabilities. The fifth and sixth floors of the building known as Gateway II are operated by NYSARC as residential quarters for individuals with disabilities. Certain of the not-for-profit tenants, including NYSARC are substantially dependent on government funding for their revenues.

●	With respect to one (1) Mortgaged Property identified as “580 Walnut Street” on Annex A-1, securing one (1) Mortgage Loan representing approximately 3.4% of the Initial Pool Balance, the Mortgaged Property consists of four (two office, one retail and one parking garage) condominium units in a six unit mixed use building that also includes a residential unit and an annex unit that are not included in the Mortgaged Property. Approximately 98.3% of the 201,579 square feet of the office units is leased by Fifth Third Bank, under a lease which expires prior to the maturity date of the Mortgage Loan. Fifth Third Bank also owns and occupies a 534,581 square foot office building known as Fifth Third Center, which constitutes the tenant’s headquarters, and is located across the street from the Mortgaged Property, and connected to the Mortgaged Property by a sky bridge. The parking garage condominium unit includes 430 parking spaces, and is leased to ABM Parking Services, Inc., which operates the parking garage, through August 31, 2021 at an annual base rent of $750,000, plus percentage rent equivalent to 85% of gross parking receipts in excess of $1,000,000. Parking income constitutes approximately 22.8% of Effective Gross Income. 111 parking spaces at the parking garage are reserved for the exclusive use of residential condominium occupants at a cost of $100 per month per space. An affiliate of the mortgage loan seller with respect to the Mortgage Loan has also made a $34,680,000 mortgage loan secured by the residential condominium units in the building in which the Mortgaged Property is located. According to an anticipated timeline provided by the related borrower sponsor to the related mortgage loan seller, the residential condominium is expected to be completed by June 2017, and 45 of 180 residential units had signed leases and tenants in occupancy on January 4, 2017.

Certain of the mixed use Mortgaged Properties may have specialty uses. See “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Multifamily Properties.

With respect to the multifamily properties set forth in the above chart and mixed use properties that include multifamily components:

●	With respect to three (3) Mortgaged Properties identified as “Providence at Memorial” and “Creekview & Country Village Apartments” on Annex A-1, securing two (2) Mortgage Loans representing approximately 3.8% of the Initial Pool Balance, the related borrower sponsor currently owns properties within a 5-mile radius which compete with the related Mortgaged Property. In addition, the related borrower has the option to release a parcel of land adjacent to Country Village Apartments that could support the development of an additional 50 multifamily units on the release parcel. Any such properties may compete directly with the Mortgaged Properties.

●	With respect to one (1) Mortgaged Property identified as “Crossroads Village Apartments” on Annex A-1, securing one (1) Mortgage Loan representing approximately 0.5% of the Initial Pool Balance, rental of units at such Mortgaged Property is targeted to tenants at least 55 years of age, although this is not age-restricted by deed. The borrower has represented as of the loan origination date that at least 80% of all occupied units have a permanent occupant who is 55 years or older.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”.

Self-Storage Properties.

With respect to the self-storage properties set forth in the above chart:

●	One (1) Mortgaged Property identified as “Uovo Art Storage” on Annex A-1, securing one (1) Mortgage Loan representing 3.5% of the Initial Pool Balance is an art storage facility. The Mortgaged Property is comprised of 164,812 square feet of private storage (which is approximately 83.9% leased as of the January 10, 2017 rent roll), 162,793 cubic feet of managed storage (which is approximately 48.2% leased as of the January 10, 2017 rent roll) and a 4,500 square foot viewing area. The private storage represents approximately 80.1% of the underwritten revenue of the Mortgaged Property as of December 31, 2016 and is typically rented under term leases, which have average original and remaining terms as of January 10, 2017 of approximately 5.0 years and 3.8 years, respectively. The private storage is built out for each tenant and the tenants are permitted to access their own units at any time while the Mortgaged Property is open. The managed storage is managed by a borrower-affiliated manager and is rented by the cubic foot, typically on a month-to-month basis. Managed storage users must request that their art be removed and set up in a viewing room for additional fees each time they want to view their artwork.

See “Risk Factors—Risks Relating to the Mortgage Loans—Self-Storage Properties Have Special Risks; Art Storage Facility”.

Specialty Use Concentrations.

Certain Mortgaged Properties have one of the 5 largest tenants that operates its space as a specialty use that may not allow the space to be readily converted to be suitable for another type of tenant, as set forth in the following table.

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Theater	2	5.6%
Bank Branch	5	18.6
Arcade	1	7.7
Gas/Servicing Station	2	4.3
Restaurant	3	12.0
Art Storage	1	3.5
Medical, dental, physical therapy or veterinary offices or clinics, outpatient facilities, research or diagnostic laboratories or health management services and/or health professional schools	4	8.4
Gym, fitness center or a health club	1	1.0
Total	13	46.3%

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mortgage Loan Concentrations

Top Ten Mortgage Loans

The following table shows certain information regarding the 10 largest Mortgage Loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per Square Foot(1)	UW NCF DSCR(1)	Cut-off Date LTV Ratio(1)(2)	Property Type
229 West 43rd Street Retail Condo	$80,000,000	7.7%	1,147	1.75x	60.6%	Retail
350 Park Avenue	$66,667,200	6.4%	519	2.98x	41.7%	Office
Prudential Plaza	$65,000,000	6.2%	183	1.33x	59.3%	Office
Hilton Hawaiian Village	$62,250,000	6.0%	243,566	4.47x	31.2%	Hotel
Key Center Cleveland	$60,000,000	5.8%	161	1.59x	60.8%	Mixed Use
Gateway I & II	$55,000,000	5.3%	574	1.20x	71.4%	Mixed Use
Landmark Square	$49,000,000	4.7%	132	2.19x	56.9%	Mixed Use
Dallas Design District	$45,000,000	4.3%	165	1.28x	62.1%	Industrial
Moffett Gateway	$40,000,000	3.8%	397	1.95x	46.3%	Office
Uovo Art Storage	$36,943,588	3.5%	316	1.55x	52.6%	Self Storage
Top 3 Total/Weighted Average	$211,667,200	20.3%		2.01x	54.2%
Top 5 Total/Weighted Average	$333,917,200	32.0%		2.39x	51.1%
Top 10 Total/Weighted Average	$559,860,788	53.7%		2.08x	54.3%

(1)	In the case of each of the Mortgage Loans that is part of a Whole Loan, each of which has one or more related Pari Passu Companion Loan(s) that is not part of the trust, the Loan per Square Foot, UW NCF DSCR and Cut-off Date LTV Ratio for each such Mortgage Loan is calculated based on the principal balance, debt service payment and Underwritten Net Cash Flow for the Mortgage Loan included in the trust and any related Pari Passu Companion Loan in the aggregate, but excludes any related Subordinate Companion Loan(s). The UW NCF DSCR and the Cut-off Date LTV Ratio including the related subordinate companion loan(s) are (a) with respect to the Mortgage Loan identified as “350 Park Avenue” on Annex A-1, 2.21x and 56.3%, respectively, (b) with respect to the Mortgage Loan identified as “Hilton Hawaiian Village” on Annex A-1, 2.44x and 57.2%, respectively and (c) with respect to the Mortgage Loan identified as “Moffett Gateway” on Annex A-1, 1.43x and 65.7%, respectively. See “—Assessments of Property Value and Condition” for additional information.

(2)	In the case of the Mortgaged Properties identified as “229 West 43rd Street Retail Condo”, “Key Center Cleveland” and “Moffett Gateway”, the Cut-off Date LTV Ratio was calculated based upon a hypothetical valuation other than an “as-is” value. See “—Assessments of Property Value and Condition” for additional information.

See “—Assessments of Property Value and Condition” for additional information.

For more information regarding the 15 largest Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions under “Description of Top Fifteen Mortgage Loans” in Annex A-3. Other than with respect to the top ten Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 3.5% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

The pool of Mortgage Loans will include six (6) Mortgage Loans, set forth in the table below entitled “Multi-Property Mortgage Loans”, representing approximately 11.8% of the Initial Pool Balance, which are each secured by two or more properties. In some cases, however, the amount of the mortgage lien encumbering a particular property may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 150%, inclusive) of the appraised value or allocated loan amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan.

Multi-Property Mortgage Loans

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Mortgage Loan/Property Portfolio Names	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
AHIP FL 5 Portfolio	$36,865,905	3.5%
Shopko Oregon Portfolio	28,083,385	2.7%
Jevan Multifamily Portfolio	23,610,000	2.3%
Creekview & Country Village Apartments	12,968,616	1.2%
Dick’s Sporting Goods Portfolio	12,930,513	1.2%
WoodSpring Suites Orlando Portfolio	8,559,103	0.8%
Total	$123,017,522	11.8%

In some cases, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous or may be owned by separate borrowers. For example, with respect to the Mortgage Loans secured by the Mortgaged Properties identified as “Hilton Hawaiian Village”, “Moffett Gateway”, “Uovo Art Storage”, “Summit Mall” and “Summit Place Wisconsin” on Annex A-1, representing approximately 19.8% of the Initial Pool Balance by allocated loan amount, the related Mortgaged Properties are comprised of more than one (1) parcel, which parcels are owned by separate borrowers.

Two (2) groups of Mortgage Loans, set forth in the table below entitled “Related Borrower Loans”, representing approximately 5.4% of the Initial Pool Balance, are not cross-collateralized but have borrower sponsors related to each other, but no group of Mortgage Loans having borrower sponsors that are related to each other represents more than approximately 3.0% of the Initial Pool Balance. The following table shows each group of Mortgage Loans having borrowers that are related to each other. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1.

Related Borrower Loans

Mortgage Loan	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance

Group 1:
Congressional Place	$16,400,000	1.6%
Trabuco Hills	15,300,000	1.5
Total for Group 1:	$31,700,000	3.0%

Group 2:
Plaza Ashland	$12,567,761	1.2%
Courtyard Marriott Richland	11,958,011	1.1
Total for Group 2:	$24,525,772	2.4%

Mortgage loans with related borrowers are identified under “Related Borrower” on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

Geographic Concentrations

The table below shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
New York	4	$238,610,788	22.9%
Ohio	4	$164,945,906	15.8%
Texas	7	$108,578,616	10.4%
California	5	$103,150,000	9.9%
Connecticut	2	$84,377,503	8.1%
Florida	9	$78,925,009	7.6%
Illinois	2	$66,922,668	6.4%
Hawaii	1	$62,250,000	6.0%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an allocated loan amount as stated in Annex A-1.

The remaining Mortgaged Properties are located throughout ten (10) other states, with no more than 3.9% of the Initial Pool Balance by allocated loan amount secured by Mortgaged Properties located in any such jurisdiction.

In addition, with respect to the Mortgaged Properties in the Mortgage Pool, we note the following in respect of their geographic concentration:

Seventeen (17) Mortgaged Properties identified as “Hilton Hawaiian Village”, “Landmark Square”, “AHIP FL 5 Portfolio”, “Delamar Greenwich Harbor”, “Providence at Memorial”, “Holiday Inn Miami Beach”, “Cupertino Civic Center”, “Congressional Place”, “Trabuco Hills”, “Grossmont Medical Center”, “WoodSpring Suites Orlando Portfolio” and “Hampton Inn & Suites - Pensacola” on Annex A-1, securing twelve (12) Mortgage Loans representing approximately 30.3% of the Initial Pool Balance by allocated loan amount, are located in coastal areas in states or territories generally more susceptible to floods or hurricanes than properties in other parts of the country.

Eight (8) Mortgaged Properties identified as “Moffett Gateway”, “Shopko Oregon Portfolio – Shopko Salem”, “Shopko Oregon Portfolio – Shopko Eugene”, “Cupertino Civic Center”, “Congressional Place”, “Trabuco Hills”, “Plaza Ashland” and “Grossmont Medical Center” on Annex A-1, securing or partially securing seven (7) Mortgage Loans representing approximately 12.8% of the Initial Pool Balance, are located in an area that is considered a high earthquake risk (seismic zone 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on these reports, no Mortgaged Property has a seismic expected loss greater than 15%.

Mortgaged Properties With Limited Prior Operating History

Seven (7) Mortgaged Properties identified as “Gateway I & II”, “Providence at Memorial”, “Jevan Multifamily Portfolio”, “Cleveland Towne Center” and “Shopko Billings” on Annex A-1, securing five (5) Mortgage Loans representing approximately 11.9% of the Initial Pool Balance, were acquired within the 12-month period preceding the origination of the related Mortgage Loan and underwriting was based on a limited prior operating history and limited historical financial figures and information.

Five (5) Mortgaged Properties identified as “229 West 43rd Street Retail Condo”, “Moffett Gateway”, “Uovo Art Storage”, “580 Walnut Street” and “Hampton Inn & Suites – Pensacola” on Annex A-1, securing five (5) Mortgage Loans representing approximately 19.2% of the Initial Pool Balance, were each constructed or substantially renovated or in a lease-up period within the 12-month period (or, with respect to the Mortgaged Property identified as “Hampton Inn & Suites – Pensacola”, the 25-month period) preceding the Cut-off Date and have no or limited prior operating history and/or lack historical financial figures and information.

See “Risk Factors—Risks Relating to the Mortgage Loans—Limited Information Causes Uncertainty”.

Tenancies-in-Common

Five (5) Mortgaged Properties identified as “229 West 43rd Street Retail Condo”, “Dallas Design District”, “Congressional Place”, “Trabuco Hills” and “Horizon Village” on Annex A-1, securing five (5) Mortgage Loans representing approximately 16.0% of the Initial Pool Balance, have one or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition. See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Condominium Interests

Five (5) of the Mortgage Loans secured or partially secured by Mortgaged Properties identified as “229 West 43rd Street Retail Condo”, “Hilton Hawaiian Village”, “AHIP FL 5 Portfolio—Holiday Inn Express & Suites Sarasota I-75,” “580 Walnut Street” and “Dick’s Sporting Goods Portfolio” on Annex A-1 representing approximately 19.0% of the Initial Pool Balance by allocated loan amount, respectively, are secured, in certain cases, in part, by the related borrower’s interest in one or more units in a condominium. With respect to all such Mortgage Loans (other than as described below), the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit without the borrower’s consent, other than as described below:

With respect to one (1) Mortgaged Property identified as “229 West 43rd Street Retail Condo” on Annex A-1, securing one (1) Mortgage Loan representing approximately 7.7% of the Initial Pool Balance, the Mortgaged Property consists of one unit of a two unit condominium (representing a 41.37% pro rata share of the indoor condominium square feet). The related condominium board consists of five members, two of which are appointed by the borrowers, and the condominium board is not controlled by the borrowers. However, among other things, (i) determinations that materially affect the borrowers’ unit require the consent of the borrowers and the lender and (ii) if 75% or more of the condominium is damaged by a casualty, a three-fourths vote of the condominium board is required to decide not to restore the condominium.

With respect to one (1) Mortgaged Property identified as “580 Walnut Street” on Annex A-1, securing one (1) Mortgage Loan representing approximately 3.4% of the Initial Pool Balance, the Mortgaged Property consists of four units (comprised of two office units, a retail unit and a garage unit) of a six unit condominium, as to which the other two units consist of a residential unit and an annex unit. The commercial and residential units split control over the condominium 50/50, both with respect to the board of directors as well as to any unit voting rights. Accordingly, the borrower with respect to the Mortgaged Property does not control the condominium. The residential condominium units are currently owned by an affiliate of the borrower. The borrower, as owner of the commercial condominium units, is responsible for 49% of the costs of the condominium.

One (1) Mortgaged Property identified as “Dick’s Sporting Goods Portfolio–Dick’s Keene” on Annex A-1, partially securing one (1) Mortgage Loan representing 0.3% of the Initial Pool Balance by allocated loan amount, is secured by the related borrower’s interests in a fractured condominium regime. As of the origination date, the related borrower owned one (1) of fifteen (15) total condominium units (constituting 7.143% of the total units) and does not have control of the related condominium association. A vote of the unit owners holding a majority of the ownership interests in the condominium is required to adopt decisions by the condominium association, including any amendment of the declaration or the bylaws. However, no amendment of the declaration or the bylaws may alter the rights of, or impose greater obligations on, any unit owner without the consent of such unit owner and its leasehold mortgagee. All members of the board of directors of the association are elected by the unit owners at the annual meeting, and so the borrower is not entitled to appoint a member to the board as a unilateral right. Generally, the declaration requires that the association insure, maintain and repair the common areas in the event of a casualty. The declaration also provides that the board of directors for the association will prepare the annual budget and requires the board to consider all objections from unit owners (but the board is not required to adopt such objections). The final budget adopted by the board of directors is binding on all unit owners.

With respect to one (1) Mortgaged Property identified as “AHIP FL 5 Portfolio—Holiday Inn Express & Suites Sarasota I-75” on Annex A-1, partially securing one (1) Mortgage Loan representing approximately 0.7% of the Initial Pool Balance by allocated loan amount, the Mortgaged Property consists of one unit of a four unit condominium (representing a 34.53% pro rata share of the condominium), as to which the other units consist of a gas station with car wash and convenience store, a multiple tenant retail building and a bank. The related condominium board consists of four members, which are selected by a plurality vote, with each condominium unit entitled to 25% of the voting rights, and accordingly the condominium board and condominium are not controlled by the borrower. The borrower maintains its own unit and carries its own insurance. A 2/3 vote of the unit owner vote is required to amend the condominium bylaws and declaration. The articles of incorporation of the condominium may be amended by majority vote of the condominium owners.

Material amendments to the articles of incorporation, bylaws and condominium declaration require the consent of institutional first mortgagees (and the condominium has recognized that the lender is an institutional first mortgagee). Any amendment to the condominium declaration related to the sharing of common expenses, the definition of common elements, the termination of the condominium and the voting rights of the members may be made only with the written consent of persons who have been adversely affected by the applicable provisions. The condominium bylaws require the board of directors to set annual assessments. Any special assessments are required to be allocated equally against each condominium unit.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”.

Fee & Leasehold Estates; Ground Leases

The table below shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Underlying Estate Distribution(1)

Underlying Estate	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee(2)	41	$768,315,604	73.6%
Fee/Leasehold	5	248,250,000	23.8
Leasehold	4	26,886,587	2.6
Total	50	$1,043,452,191	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.

(2)	For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided that if the borrower has a leasehold interest in any portion of the Mortgaged Property, such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

In general, unless the related fee interest is also encumbered by the related Mortgage, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (or at least 10 years beyond the maturity date of a Mortgage Loan that fully amortizes by such maturity date) (in each case, taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

Mortgage Loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “—Bankruptcy Laws”.

With respect to one (1) Mortgaged Property identified as “Hilton Hawaiian Village” on Annex A-1, securing one (1) Mortgage Loan representing approximately 6.0% of the Initial Pool Balance, the Mortgage Loan is secured in part by one of the borrower’s leasehold interests in the portion of the Mortgaged Property, constituting approximately 5,900 square feet, and by the other borrower’s fee simple interest in the remaining portion of the Mortgaged Property. The fully extended term of the ground lease expires on July 31, 2035, which is not more than 20 years beyond the maturity date of the Whole Loan.

With respect to six (6) Mortgaged Properties identified as “Dick’s Sporting Goods Portfolio” on Annex A-1, securing one (1) Mortgage Loan representing approximately 1.2% of the Initial Pool Balance, the Mortgage Loan is secured by mortgages of the fee estates of four (4) individual Mortgaged Properties and the leasehold estates of the remaining two (2) individual Mortgaged Properties.

In regards to ground leases, see representation and warranty number 36 in Annex D-1, and representation and warranty number 35 in Annex E-1. See also “Description of Top Fifteen Mortgage Loans” in Annex A-3 for an additional description of the leasehold interests related to four (4) Mortgaged Properties identified as “Hilton Hawaiian Village”, “Key Center Cleveland”, “Landmark Square” and “Dallas Design District” on Annex A-1, securing four (4) Mortgage Loans representing approximately 20.7% of the Initial Pool Balance.

Environmental Considerations

Except in the case of one (1) Mortgaged Property identified as “Prudential Plaza” on Annex A-1, securing one (1) Mortgage Loan representing approximately 6.2% of the Initial Pool Balance, with respect to which the related environmental report was prepared in June 2015, an environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than nine (9) months prior to the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (the “ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Environmental Site Assessment” and “—German American Capital Corporation—DB Originator’s Underwriting Guidelines and Processes”, “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans”.

Described below is certain additional information regarding environmental issues at the Mortgaged Properties securing the Mortgage Loans:

●	With respect to one (1) Mortgaged Property identified as “229 West 43rd Street Retail Condo” on Annex A-1, securing one (1) Mortgage Loan representing approximately 7.7% of the Initial Pool Balance, the related ESA identified a prior use (the Mortgaged Property was used as a printing facility from 1913 through 1997) that could have caused impacts by various hazardous chemicals. The ESA concluded that due to the length of such use and lack of specific information regarding the types of materials used, the historical printing operations are considered a REC, and recommended that additional investigation should be conducted to verify the presence or absence of any contamination. A Phase II investigation, which conducted subsurface vapor and air sampling, found that no hazardous compounds that would typically be associated with printing operations were detected and determined that no further action is necessary.

●	With respect to one (1) Mortgaged Property identified as “Dallas Design District” on Annex A-1, securing one (1) Mortgage Loan representing approximately 4.3% of the Initial Pool Balance, a substantial portion of the Mortgaged Property is included in a multiple settings designation (“MSD”), under which the state environmental agency is reviewing an application to conduct a voluntary cleanup process (“VCP”) and a City ordinance prohibits the potable use of groundwater beneath properties that are within the MSD. It does not appear that any of the Mortgaged Property is covered by the VCP application or has been identified as a source of the groundwater contamination in the MSD, consisting of contaminants that exceed groundwater ingestion protective concentration levels from former industrial uses at adjacent properties. The ESA characterized the environmental contamination as a controlled REC, and the ESA recommended continued implementation of the existing institutional controls that are associated with the MSD for the Mortgaged Property.

●	With respect to one (1) Mortgaged Property identified as “Summit Place Wisconsin” on Annex A-1, securing one (1) Mortgage Loan representing approximately 3.1% of the Initial Pool Balance, the related ESA identified four controlled RECs (“CREC”) at the Mortgaged Property. The ESA stated that a release of arsenic, lead and petroleum in the area of the parking lot adjacent to the main building occurred on June 21, 2009, which reportedly impacted soil and groundwater. The Wisconsin Department of Natural Resources (“WDNR”) issued closure to the site in 2012, with continuing obligations, due to remaining contamination, to manage impacted soils if excavated and maintain the engineered cover or soil barrier. Based on the regulatory closure and property use restrictions, the ESA concluded the remaining contamination is considered a CREC. The ESA also stated that a release of chlorinated solvents occurred in the area of building 4 on September 14, 2005, which reportedly impacted soil only. The WDNR issued closure to the site in 2006, with continuing obligations, due to remaining contamination, to manage impacted soils if excavated and maintain the engineered cover or soil barrier. Based on the regulatory closure and property use restrictions, the ESA concluded the former release is considered a CREC. The ESA also reported that polychlorinated biphenyls (“PCBs”) were identified in soils around building 19 in 1989, and such building, together with adjacent buildings, were found to contain PCB-impacted surface areas. After decontamination procedures were implemented, the additional remedy of an engineered cap was approved by the WDNR for remaining contamination; the ESA concluded that based on the PCB impact left in place and the implementation of the engineered cap, the encapsulated area is considered a CREC. In addition, an area in the northwestern portion of the Mortgaged Property contains soil impacted with PCBs and not remediated to applicable state cleanup standard; according to an agreement between the WDNR and the borrower, the borrower is required to manage impacted soils if excavated and maintain the engineered cover or soil barrier. Based on the foregoing, the ESA concluded the encapsulated area is considered a CREC.

●	With respect to one (1) Mortgaged Property identified as “Trabuco Hills” on Annex A-1, securing one (1) Mortgage Loan representing approximately 1.5% of the Initial Pool Balance, the related ESA identified one REC at the Mortgaged Property. According to the ESA, one of the suites at the retail center had been occupied by a dry cleaner from 1992 until early 2016. The environmental consultant’s review of available environmental documents showed that the dry cleaner used chlorinated solvents, specifically tetrachloroethylene (PCE), between 1992 and 2003. From 2003 until early 2016, the dry cleaner reportedly used petroleum-based solutions. The environmental consultant was provided with limited pages extracted from a report issued in connection with a subsurface investigation that had been conducted at the subject property by another firm in 2000. According to the 2000 limited subsurface assessment, seven soil vapor probes were advanced in various locations at the interior and exterior of the dry cleaner tenant space. Soil gas samples were collected and were laboratory analyzed for volatile organic compounds (VOCs). The 2000 assessment concluded that the concentrations of the soil gas samples detected were low enough not to warrant regulatory agency requirements for cleanup, and no further investigation was recommended. Based on the results of the investigation, which indicated concentrations of VOCs were below applicable regulatory standards, the ESA concluded vapor encroachment is not expected to represent a significant environmental concern. However, based on (i) an Air Quality Management District permit, which indicated the facility may have continued to use PCE as late as 2008, and (ii) the documented shallow groundwater table and lack of previous groundwater investigations, the ESA concluded a potential for impact to groundwater. Based on the foregoing, the use of the subject property as a dry cleaner is considered a REC. The environmental consultant recommended a subsurface investigation should be conducted to determine the presence or absence of subsurface contamination due to the historical use of the subject property as a dry cleaner. In lieu of conducting the “Phase II” investigation, the borrower obtained a lender environmental collateral protection and liability insurance policy from Steadfast Insurance Company, which has an A.M. Best rating of “A+(XV)” and an S&P Global Ratings (“S&P”) rating of “AA-”. The insurance policy has a policy limit of $1,000,000 for each pollution event and $1,000,000 in the aggregate for the policy period, a self-insured retention of $50,000 for each pollution event and a term of ten years ending December 8, 2026, with a two-year tail period commencing on that date and ending two years following the maturity date of the Mortgage Loan.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo redevelopment, renovation or expansion, including with respect to hotel properties, executing property improvement plans (“PIPs”) required by the franchisors. Below are descriptions of certain of such Mortgaged Properties.

●	With respect to one (1) Mortgaged Property identified as “Key Center Cleveland” on Annex A-1, securing one (1) Mortgage Loan representing approximately 5.8% of the Initial Pool Balance, such Mortgaged Property is a mixed use property, comprised of an office building (representing approximately 61.3% of Effective Gross Income), an adjacent building operated as the Cleveland Marriott Downtown hotel (representing approximately 32.8% of Effective Gross Income) and a subterranean parking garage (representing approximately 5.9% of Effective Gross Income. The borrower is required to perform repairs and replacements in the amount of approximately $13,542,750 to the hotel, including with respect to the building exterior and building entry, lobby, public restrooms, restaurants and dining areas, service areas, fitness center, elevator lobbies, concierge lounge, meeting rooms, ballrooms and Key Club banquet facility and fitness center. The borrower is also required to implement repairs and replacements in the amount of approximately $3,603,600 to the office building, including to the lobby, building site, parking garage and mechanical systems. Such repairs and renovations to the hotel and the office building are required under the Mortgage Loan documents to be completed within 24 months of the loan closing date. At loan closing, $18,271,556 was deposited into a reserve for completion of such repairs and renovations to the hotel and office building. The repairs and renovations required under the Mortgage Loan agreement (“Key Center Required Repairs”) had an estimated cost of approximately $20,334,985 (which amount includes contractor fees and a 10% contingency amount); however, $72,000 of such amount was paid at closing, and $1,991,429 was not required to be reserved under the Mortgage Loan, because such amount is held in an FF&E reserve account held by Marriott Corporation as the manager of the hotel. The lender was informed that the hotel manager currently intends to use the funds in the reserve for items that would be duplicative of certain of the Key Center Required Repairs; however the hotel manager is not contractually obligated to do so. In addition, an approximately $5,608,358.72 reserve for tenant improvements due to the tenant Thompson Hine LLP and required under the Mortgage Loan agreement was funded by the seller of the Mortgaged Property and is being held in a separate title company escrow, and not by the lender. The borrower has assigned its rights under the related escrow agreement to the lender, and the parties to such escrow agreement have acknowledged the lender’s right’s as successor to the borrower in the event the lender takes title to the Mortgaged Property and have agreed not to amend such agreement without the lender’s consent. With respect to both the FF&E reserve account held by Marriott and the Thompson Hine escrow account, the lender does not have the right to hold and disburse the funds in such account, or to apply such funds to repay the Mortgage Loan following an event of default. In addition, the subordination, non-disturbance and attornment agreement between the lender and the tenant Forest City Enterprises, LP requires the lender, as a condition to the tenant’s attornment in the event the lender takes title to the Mortgaged Property, to perform the borrower’s obligations to pay any unpaid tenant allowance to such tenant, and to complete the capital improvements to the office portion of the Mortgaged Property, to the extent the borrower has failed to do so. The Mortgage Loan also has a $4,652,415 reserve for a property improvement plan expected to be incurred at the Marriott Cleveland Downtown in connection with the anticipated renewal of the management agreement with Marriott in 2021.

●	With respect to one (1) Mortgaged Property identified as “Landmark Square” on Annex A-1, securing one (1) Mortgage Loan representing approximately 4.7% of the Initial Pool Balance, the borrower sponsor has proposed a capital improvements plan for the Mortgaged Property, which is expected to cost approximately $5,115,000 and be completed over the next three (3) years. The capital improvement plan includes renovations and upgrades to the garage, walls and exterior, tower steel framing, roof replacement, HVAC and fire systems, gym, corridors and bathrooms, stairs and atrium. The borrower was not required to reserve any funds at origination in connection with the capital improvement plan.

●	With respect to three (3) Mortgaged Properties identified as “Jevan Multifamily Portfolio” on Annex A-1, securing one (1) Mortgage Loan representing approximately 2.3% of the Initial Pool Balance, the borrower was required to reserve $1,636,834 at origination of the Mortgage Loan for a capital improvement plan for the Mortgaged Properties. The capital improvement plan, which is ongoing and discretionary with no required completion date, includes renovations and upgrades to the unit patios, amenities, access gates, office/clubhouse, security cameras and other miscellaneous renovations.

Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessments of Property Value and Condition

Appraisals

For each Mortgaged Property, the related mortgage loan seller obtained a current (within three (3) months of the origination date of the Mortgage Loan) full narrative appraisal conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Appraisal and LTV Ratio” and “—German American Capital Corporation—DB Originator’s Underwriting Guidelines and Processes—Appraisal and LTV Ratio”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value”.

Engineering Reports

In connection with the origination of each Mortgage Loan included in the trust, other than as identified below, the related mortgage loan seller or other originator obtained an engineering report with respect to the related Mortgaged Property with an engineering report dated within nine (9) months of the Cut-off Date.

The engineering report for one (1) Mortgage Loan identified as “Prudential Plaza” on Annex A-1, representing approximately 6.2% of the Initial Pool Balance, is dated as of June 26, 2015.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Physical Assessment Report” and “—German American Capital Corporation—DB Originator’s Underwriting Guidelines and Processes—Physical Assessment Report”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Zoning and Building Code Compliance and Condemnation

In connection with the origination of each Mortgage Loan included in the trust, the related mortgage loan seller or other originator generally examined whether the use and occupancy of the related real property collateral was in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Zoning and Building Code Compliance”, “—German American Capital Corporation—DB Originator’s Underwriting Guidelines and Processes—Zoning and Building Code Compliance”.

In the case of Mortgage Loans for which the related borrower is required to maintain law or ordinance insurance coverage, such law and ordinance insurance coverage does not provide any coverage for lost future rents or other damages from the inability to restore the property to its prior use or structure or for any loss of value to the related property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and see representation and warranty number 26 in Annex D-1, representation and warranty number 25 in Annex E-1 and the identified exception to those representations and warranties in Annex D-2.

Litigation and Other Considerations

There may be pending or threatened legal proceedings against, or other past or present adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates arising out of the ordinary business of the borrowers, their sponsors, managers and affiliates or such persons may be or may have been subject to other material proceedings (including criminal proceedings). For example:

●	One (1) Mortgaged Property identified as “Prudential Plaza” on Annex A-1, securing one (1) Mortgage Loan, representing approximately 6.2% of the Initial Pool Balance, the related Mortgaged Property (the “Prudential Plaza Mortgaged Property”), was previously security for a $415 million first mortgage (the “Prior Loan”), which was deposited in equal portions in the JPMCC 2006-LDP7 and JPMCC 2006-CB16 securitization trusts (together, the “Prior Securitization”) and an affiliate of the borrower under the Prior Loan also obtained a $60.0 million original principal balance mezzanine loan from an affiliate of Northstar Realty Finance Corp. In 2012, the Prior Loan was transferred into special servicing as a result of impending lease expirations with two major tenants totaling approximately 19% of the total net rentable square footage, which tenants ultimately vacated the Mortgaged Property.

Mark Karasick and Michael Silberberg, the non-recourse carveout guarantors under the Prudential Plaza Whole Loan (the “Prudential Plaza Guarantors”) (then unaffiliated with the sponsorship of the Prior Loan), reached an agreement with the sponsor under the Prior Loan (the “Prior Sponsorship”) for an equity recapitalization. The Prudential Plaza Guarantors thereafter reached an agreement with the special servicer of the Prior Securitization, and in June 2013 the special servicer agreed to modify the Prior Loan to reflect a $336 million senior portion (the A note) and a $74 million junior portion (the hope note). As part of the loan modification, the Prudential Plaza Guarantors took control of the Prudential Plaza Mortgaged Property and the borrower under the Prior Loan.

In connection with the recapitalization, the Prudential Plaza Guarantors contributed $76.5 million of new equity into the Prudential Plaza Mortgaged Property (while the Prior Sponsorship retained a minority non-controlling interest in the Mortgaged Property). In addition, in connection with the modification of the Prior Loan, the N-Star CDO VIII securitization, as the holder of the $60 million mezzanine loan, agreed to convert the mezzanine loan into an unsecured loan (the “N-Star Unsecured Loan”) and entered into a subordination and standstill agreement which restricts the lender under the N-Star Unsecured Loan from (i) exercising remedies under the N-Star Unsecured Loan until the Prudential Plaza Whole Loan is fully satisfied and (ii) receiving any payments under the N-Star Unsecured Loan during any event of default or trigger period under the Prudential Plaza Whole Loan. In addition, a Northstar affiliate contributed $8.5 million of new equity into the Prudential Plaza Mortgaged Property at the time of the 2013 recapitalization.

On February 24, 2016, the trustees of the Prior Securitizations (the “Plaintiffs”) filed suit in the United States District Court for the Southern District of New York (Docket # 1:16-CV-01450 (JGK)) against (1) the Prudential Plaza Guarantors and (2) BFPRU I, LLC (the prior borrower) (together with the Prudential Plaza Guarantors, the “Defendants”). The current borrower under the Prudential Plaza Whole Loan is not named as a defendant in the suit. The suit alleges among other things, that in connection with the calculation of the discounted payoff of the Prior Loan based on appraisals ordered by Plaintiffs and Defendants, the Defendants (i) breached agreements relating to the Prior Loan, (ii) engaged in fraud, willful misconduct and intentional misrepresentation by failing to provide complete and accurate information to the Plaintiffs and their appraisers about the Prudential Plaza Mortgaged Property, including approximately $5.8 million in prospective leasing activity relating to the Prudential Plaza Mortgaged Property, which failure had a material adverse effect on the “as-is” appraised value of the Prudential Plaza Mortgaged Property, and (iii) falsely certified that they had provided all financial, operating and leasing information about the Prudential Plaza Mortgaged Property and that none of the Defendants was aware of any additional financial, operating or leasing information that would have a material effect on the value of the Prudential Plaza Mortgaged Property. The complaint alleges that the Defendants’ actions resulted in a discount of approximately $83,794,494 in the payoff amount of the Prior Loan. Plaintiffs claim damages in the amount of the discount, plus prejudgment interest and all costs and expenses associated with the complaint.

On April 11, 2016, the Defendants filed a third-party complaint against the special servicer of the Prior Securitization for contribution and indemnity with respect to the claims of Plaintiffs, denying the allegations of the Plaintiffs’ complaint and alleging, among other things, that any prospective leasing activity was of no consequence to the “as-is” appraisals obtained in connection with the early payoff and that a substantial portion of the prospective new leasing activity alleged in the complaint was actually disclosed to the special servicer, which is alleged to have had a duty to the Defendants to disclose it to the Plaintiffs’ appraiser.

On May 4, 2016, the Plaintiffs filed an amended complaint and the Defendants filed an amended third-party complaint, both containing substantially the same causes of action as the initial complaint and expanding on certain allegations. On May 24, 2016, the Defendants filed a motion to dismiss the amended complaint of the Plaintiffs. In addition, the special servicer of the Prior Securitization filed a motion to dismiss the Defendants’ third-party complaint. Opposition to the motions to dismiss were filed on June 16, 2016, and replies in support of the motions to dismiss were filed on June 30, 2016. Oral argument was received on the motions to dismiss on January 6, 2017. On January 30, 2017, the court issued its opinion and order with respect to both motions to dismiss. The court granted the special servicer’s motion to dismiss the third-party complaint in its entirety, and denied in the entirety the Defendants’ motion to dismiss the Plaintiffs complaint.

On February 20, 2017, the court entered a Scheduling Order providing deadlines for (i) completion of fact discovery by August 10, 2017; (ii) completion of expert discovery by October 10, 2017; (iii) dispositive motions by December 5, 2017; (iv) filing of pretrial materials 65 days after the completion of all discovery or 30 days after the decision of any dispositive motions, whichever is later; and (v) trial not earlier than 90 days after the completion of all discovery or 30 days after the filing of pretrial materials, whichever is later. These deadlines may be modified on consent of the parties or by order of the court for good cause shown.

The Prudential Plaza Guarantors are guarantors with respect to certain matters relating to the Prudential Plaza Whole Loan. A judgment against the Prudential Plaza Guarantors in this matter, depending on the dollar amount involved, could have a material impact on the ability of the Prudential Plaza Guarantors to fulfill their obligations under the recourse guaranty. A personal bankruptcy of a Prudential Plaza Guarantor would trigger an event of default under the loan agreement; however, the Prudential Plaza Whole Loan does not become recourse to the Prudential Plaza Guarantors upon personal bankruptcy of a Prudential Plaza Guarantor. The Prudential Plaza Whole Loan would also go into default if the Prudential Plaza Guarantors failed to collectively maintain the net worth or minimum liquid assets required under the recourse guaranty. An event of default under the loan agreement would cause the Prudential Plaza Whole Loan to become a specially serviced loan under the COMM 2015-CCRE26 pooling and servicing agreement. The borrower is required under the loan agreement to pay special servicing fees associated with the Prudential Plaza Whole Loan. To the extent that the special servicing fees are not recovered from the borrower, the issuing entity would be responsible for its proportionate share (approximately 15.66%) of the special servicing fees. The special servicing compensation of the COMM 2015-CCRE26 special servicer is substantially similar to the compensation of the Special Servicer described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Special Servicing Compensation”.

●	With respect to two (2) Mortgaged Properties identified as “Creekview & Country Village Apartments” on Annex A-1, securing one (1) Mortgage Loan representing approximately 1.2% of the Initial Pool Balance, one of the related borrower sponsors was the subject of a 2003 lawsuit filed by a bankruptcy trustee on behalf of a debtor as to which the related borrower sponsor previously served as the president and an equityholder. The suit alleged claims of fraudulent transfers, breach of fiduciary duty, breach of contract and conspiracy relating to certain distributions to equityholders prior to a failure to make a payment on a promissory note. The court found that $627,000 of the subject distributions were fraudulent transfers, including approximately $141,075 made to the related borrower sponsor. The borrower sponsor confirmed no obligations related to the lawsuit remain outstanding.

●	With respect to one (1) Mortgaged Property identified as “Shopko Billings” on Annex A-1, securing one (1) Mortgage Loan representing approximately 0.6% of the Initial Pool Balance, one of the related borrower sponsors was named in an order of restitution, as to which he paid the amount of $50,000, issued by the Board of Governors of the Federal Reserve System in 2002. The order settled an enforcement matter against such borrower sponsor, a former director of Great Eastern Bank (“GEB”), and others for alleged breaches of fiduciary duties to GEB and its customers, alleged violations of law, and alleged unsafe and unsound banking practices in connection with a $1,000,000 payment to a business entity in which the related borrower sponsor and other GEB directors had a direct financial interest.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

Certain of the borrower sponsors and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past. In some cases, Mortgaged Properties securing certain of the Mortgage Loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

With respect to seventeen (17) Mortgaged Properties identified as “229 West 43rd Street Retail Condo,” “350 Park Avenue,” “Prudential Plaza”, “Gateway I & II”, “Landmark Square”, “Dallas Design District”, “580 Walnut Street”, “Summit Mall”, “Holiday Inn Miami Beach”, “Jevan Multifamily Portfolio”, “Creekview & Country Village Apartments”, “Courtyard Marriott Richland”, “Hampton Inn & Suites – Pensacola” and “Continental Plaza” on Annex A-1, securing fourteen (14) Mortgage Loans collectively representing approximately 49.8% of the Initial Pool Balance, (a) within the last 10 years, borrower sponsors or key principals (or affiliates of borrower sponsors or key principals) have previously sponsored real estate projects (including in some such cases, the particular Mortgaged Property or Mortgaged Properties in this trust) that became or are currently the subject of foreclosure proceedings, deed-in-lieu of foreclosure, short sale, discounted pay offs, loan restructuring, forbearance agreement, bankruptcy or insolvency proceedings or similar proceedings or (b) the related Mortgaged Property was acquired by the related borrower or an affiliate thereof from a foreclosing lender or through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership or the related Mortgage Loan refinanced a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the Mortgaged Property which prior loan was the subject of a maturity default, a maturity extension or a discounted payoff, short sale or other restructuring. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—The Borrower’s Form of Entity May Cause Special Risks” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

In particular, with respect to the 15 largest Mortgage Loans we note the following:

●	With respect to four (4) Mortgaged Properties identified as “Gateway I & II”, “Landmark Square, “Dallas Design District” and “Summit Mall” on Annex A-1, securing four (4) Mortgage Loans representing approximately 17.7% of the Initial Pool Balance, the related borrower sponsors have sponsored other real estate projects over the last 10 years that have been the subject of mortgage loan defaults, foreclosure proceedings and deeds-in-lieu of foreclosure.

●	With respect to one (1) Mortgaged Property identified as “229 West 43rd Street Retail Condo” on Annex A-1, securing one (1) Mortgage Loan representing approximately 7.7% of the Initial Pool Balance, Charles Kushner, who holds a minority non-controlling ownership interest in the borrower, was sentenced to two years in prison in 2005 after pleading guilty to 16 counts of assisting in the filing of false tax returns, one count of retaliating against a cooperating witness and one count of making false statements to the Federal Election Committee. Charles Kushner is the father of Jared Kushner, the non-recourse carveout guarantor. See “—Non-Recourse Carveout Limitations” below.

●	With respect to one (1) Mortgaged Property identified as “350 Park Avenue” on Annex A-1, securing one (1) Mortgage Loan representing approximately 6.4% of the Initial Pool Balance, the borrower sponsor, which owns approximately 94% of the borrower, and/or its affiliates have sponsored other real estate projects that have been the subject of mortgage loan defaults, foreclosure proceedings and/or deeds-in-lieu of foreclosure.

●	With respect to one (1) Mortgaged Property identified as “Prudential Plaza” on Annex A-1, securing one (1) Mortgage Loan representing approximately 6.2% of the Initial Pool Balance, a portion of the proceeds of the $415,000,000 original principal balance of the related Whole Loan refinanced a prior loan secured by the Mortgaged Property and paid off a $336,000,000 A note. In connection with pay off, the prior lender cancelled a $74,000,000 B note that had been structured as a “hope note” (also secured by the Mortgaged Property) without repayment. For further information, see “—Litigation and Other Considerations”.

●	With respect to one (1) Mortgaged Property identified as “580 Walnut Street” on Annex A-1, securing one (1) Mortgage Loan representing approximately 3.4% of the Initial Pool Balance, the related borrower sponsor purchased the Mortgaged Property in 2013 from a prior lender which had taken title to the Mortgaged Property, following departure of the largest tenant and a consequent decline in occupancy to 26.4% in 2011.

Twenty-six (26) Mortgage Loans, representing approximately 79.2% of the Initial Pool Balance, were originated in connection with the borrower’s refinancing of a previous mortgage loan.

Eight (8) Mortgage Loans, representing approximately 20.1% of the Initial Pool Balance, were originated in connection with the borrower’s acquisition of the related Mortgaged Properties.

One (1) Mortgage Loan, representing approximately 0.6% of the Initial Pool Balance, was originated in connection with the borrower’s recapitalization.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

●	Three (3) Mortgaged Properties identified as “350 Park Avenue”, “580 Walnut Street” and “Continental Plaza” on Annex A-1, securing three (3) Mortgage Loans representing approximately 10.4% of the Initial Pool Balance by allocated loan amount, are each leased to a tenant that makes up 50% or more (but less than 100%) of the rentable square footage.

●	Eleven (11) Mortgaged Properties identified as “Moffett Gateway”, “Shopko Oregon Portfolio”, “Dick’s Sporting Goods Portfolio” and “Shopko Billings” on Annex A-1, securing in whole or in part four (4) Mortgage Loans, representing approximately 8.4% of the Initial Pool Balance by allocated loan amount are leased to a single tenant. With respect to certain of these Mortgage Loans, the single tenant’s lease may expire prior to or shortly after the related maturity date. See the chart below and Annex A-1 for tenant lease expiration dates for the single tenants at these respective Mortgaged Properties.

See “—Lease Expirations and Terminations” below, “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Lease Expirations and Terminations

Expirations.

Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the top 15 Mortgage Loans, see the related summaries attached as Annex A-3. In addition, see Annex A-1 for tenant lease expiration dates for the five largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property. Even if none of the top five tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may still be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year or a rolling 12-month period. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan. Identified below are certain material lease expirations or concentrations of lease expirations with respect to the Mortgaged Properties:

●	In certain cases, the lease of a single tenant, major tenant or anchor tenant at a multi-tenanted Mortgaged Property expires prior to the maturity date of the related Mortgage Loan.

With respect to the Mortgage Loans secured, in whole or in part, by the Mortgaged Property identified in the table below, such Mortgaged Property is occupied by a single tenant under a lease which expires prior to, or in the same year of, the maturity of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	Lease Expiration Date	Maturity Date
Moffett Gateway	3.8%	3/31/2027	4/1/2027
Shopko Oregon Portfolio	2.7%	1/31/2027	2/1/2027
Dick’s Sporting Goods Portfolio	1.2%	Various(1)	11/1/2026

(1)	The lease for the single tenant at the Mortgaged Property identified on Annex A-1 as “Dick’s Keene” expires on 10/31/2020. The lease for the single tenant at the Mortgaged Property identified on Annex A-1 as “Dick’s Concord” expires on 1/31/2021. The lease for the single tenant at the Mortgaged Property identified on Annex A-1 as “Dick’s Wichita” expires on 3/31/2023. The lease for the single tenant at the Mortgaged Property identified on Annex A-1 as “Dick’s Bloomingdale” expires on 1/31/2022. The lease for the single tenant at the Mortgaged Property identified on Annex A-1 as “Dick’s Fort Wayne” expires on 8/31/2024. The lease for the single tenant at the Mortgaged Property identified on Annex A-1 as “PetSmart Concord” expires on 5/31/2026.

●	With respect to the Mortgaged Properties shown in the table below, one or more leases representing 50% or greater of the net rentable square footage of the related Mortgaged Property (excluding Mortgaged Properties leased to a single tenant and set forth in the bullet above) expire in a single calendar year prior to, or the same year as, the maturity of the related Mortgage Loan.

●	There may be other Mortgaged Properties as to which leases representing at least 50% or greater of the net rentable square footage of the related Mortgaged Property expire over several calendar years prior to maturity of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	% of Net Rentable Area of Leases Expiring	Calendar Year of Lease Expiration	Mortgage Loan Maturity Date
350 Park Avenue	6.4%	50.8%(1)	2021	1/6/2027
580 Walnut Street	3.4%	78.9%(2)	2025	2/6/2027
Horizon Village	1.0%	60.9%	2023	12/1/2026
Continental Plaza	0.6%	57.1%	2024	3/1/2027

(1)	The expiring tenant, Ziff Brothers Investments, L.L.C. subleases approximately 55.3% of its leased space to various tenants pursuant to subleases, which expire on March 31, 2021.

(2)	The related Mortgaged Property is a mixed use property containing office and retail components. The expiring tenant, Fifth Third Bank, leases approximately 98.3% of the office space at the Mortgaged Property, as to which 10,352 square feet of conference center space expires in 2020 and the remainder of such tenant’s office space expires in 2025.

●	In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity of the related Mortgage Loan.

See Annex A-1 for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property.

Terminations.

In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to unilaterally terminate its lease with respect to all or a portion of its space on a specified date or dates prior to the expiration date of such lease and prior to or shortly after the maturity date of the related Mortgage Loan. For example (with respect to the largest 15 Mortgage Loans and the largest 5 tenants at each Mortgaged Property):

●	Eleven (11) Mortgaged Properties identified as “350 Park Avenue”, “Prudential Plaza”, “Key Center Cleveland”, “Gateway I & II”, “Landmark Square”, “Dallas Design District”, “580 Walnut Street”, “Summit Mall”, “Park Center Plaza I, II & III”, “Dick’s Sporting Goods Portfolio - Dick’s Concord” and “Dick’s Sporting Goods Portfolio - Dick’s Bloomingdale” on Annex A-1, securing or partially securing ten (10) Mortgage Loans representing approximately 43.2% of the Initial Pool Balance by allocated loan amount, are each subject to leases where one or more of the top 5 tenants at such Mortgaged Property either has the right to terminate its lease during the term of the loan, prior to the stated expiration of the full lease term and during the term of the related Mortgage Loan (either at such tenant’s option or for reasons other than a landlord default under the applicable lease, including as a result of the trigger of co-tenancy provisions) and/or the right to reduce such tenant’s total leased space or reduce the related rent at the related Mortgaged Property pursuant to the related lease. See Annex A-1 and the footnotes related thereto for additional information on the top five tenants at the related Mortgaged Properties.

In addition, with respect to one (1) Mortgaged Property identified as “Summit Place Wisconsin” on Annex A-1, securing one (1) Mortgage Loan representing approximately 3.1% of the Initial Pool Balance, the largest tenant, Brookdale Senior Living, representing approximately 27.9% of the net rentable square footage, has a single termination option on April 30, 2019 which requires 12 months’ prior written notice and payment of a termination fee of $2,184,127. In addition, Brookdale Senior Living has the one-time option to reduce its leased premises by up to 30,000 square feet at any time until January 31, 2017 upon 12 months’ prior written notice and the payment of a termination fee. The second largest tenant, Children’s Hospital and Health System, Inc. representing approximately 19.9% of the net rentable square footage, can terminate (i) up to 15,661 square feet as of July 31, 2019, (ii) up to 42,479 square feet on July 31, 2021 and July 31, 2023 and (iii) up to 49,185 square feet on July 31, 2023, upon twelve months’ notice and payment of a termination fee equal to the unamortized balance of the pro-rata share of the tenant improvements.

Government-sponsored tenants may have the right to rent reductions or may be able to cancel their leases at any time for lack of appropriations or as a result of a government shutdown or for damage to the leased premises caused by casualty or condemnation. In some of these cases, the government-sponsored tenant may have the right to terminate its lease at any time for any reason. Set forth below are certain government leases that individually represent more than 5% of the underwritten base rent at the related Mortgaged Property and have these types of risks. See also “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mortgaged Property Name	Percent of Initial Pool Balance	Tenant	Percent of Net Rentable Area	Percent of Underwritten Base Rent
Park Center Plaza I, II & III	3.3%	GSA(1)	14.0%	15.6%

(1)	The space is leased by the General Services Administration of the United States for the Internal Revenue Service, the United States Secret Service and the Department of Veterans Affairs. The General Services Administration has the right to terminate the space at any time after November 30, 2019, upon 90 days’ notice. Such termination date has been treated as the expiration date of such lease on Annex A-1 hereto.

See Annex A-3 for more information on material termination options relating to the largest 15 Mortgage Loans.

Other.

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy may not be in physical occupancy, may not have begun paying rent or may be in negotiation. For example, with respect to single tenant properties or tenants that are one of the top five tenants by net rentable square footage at a Mortgaged Property or tenants individually or in the aggregate representing more than 25% of the net rentable area at the Mortgaged Property, certain of such tenants have not taken possession or commenced paying rent or are in rent abatement periods as set forth below with respect to the largest 15 Mortgage Loans and the five largest tenants listed on Annex A-3:

●	As to eight (8) of the Mortgaged Properties, identified on Annex A-1 to this prospectus as “229 West 43rd Street Retail Condo”, “350 Park Avenue”, “Prudential Plaza”, “Key Center Cleveland”, “Gateway I & II”, “Landmark Square”, “Dallas Design District” and “Moffett Gateway”, representing approximately 44.1% of the Initial Pool Balance, the five largest tenants at such Mortgaged Property (by net rentable area leased) include tenants that (i) have renewed leases or have taken possession of the space demised under the related lease with the related borrower, but have not yet commenced payments of rent or are in a rent abatement period under the related lease, (ii) have executed leases, but have not taken possession or commenced payment of rent, (iii) are in a buildout phase and have not taken occupancy, (iv) are expanding their space but have not commenced payment of the additional rent, (v) renewed leases that provide free rent and have not commenced payment of rent or (vi) are entitled to free rent periods or rent abatement in the future. In certain circumstances, an escrow reserve, guaranty or letter of credit related to free rent periods and tenant improvement costs and leasing commissions due in connection with such leases was funded or provided at closing. See Annex A-1 and the accompanying footnotes for additional information with respect to these Mortgage Loans.

In addition, certain other Mortgaged Properties may have tenants among the 5 largest tenants that have not taken possession or commenced paying rent. See Annex A-1 and the footnotes related thereto for additional information on the top five tenants at the related Mortgaged Properties.

Certain of the Mortgaged Properties may have tenants that sublet a portion of their space or have provided notice of their intent to sublet out a portion of their space in the future. For example, among the 5 largest tenants (based on net rentable area) at the 15 largest Mortgage Loans or in cases where 10% or more of the aggregate net rentable area at a Mortgaged Property is sublet:

●	With respect to one (1) Mortgaged Property identified as “350 Park Avenue” on Annex A-1, securing one (1) Mortgage Loan representing approximately 6.4% of the Initial Pool Balance, the largest tenant at the Mortgaged Property, Ziff Brothers Investments L.L.C., currently subleases approximately 55.3% of its leased space to various tenants pursuant to subleases, which expire on March 31, 2021.

●	With respect to one (1) Mortgaged Property identified as “Continental Plaza” on Annex A-1, securing one (1) Mortgage Loan representing approximately 0.6% of the Initial Pool Balance, the second largest tenant by net rentable area, Gold Star Law, PC, subleases 2,211 square feet (of its total 9,956 square feet) to United American Payroll, Inc.

Certain of the Mortgage Loans may also have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions”.

See Annex A-3 for more information on other tenant matters relating to the largest 15 Mortgage Loans.

Purchase Options and Rights of First Refusal

Below are certain purchase options and rights of first refusal to purchase all or a portion of the Mortgaged Property with respect to certain of the Mortgaged Properties.

●	With respect to eight (8) Mortgaged Properties identified as “Key Center Cleveland”, “Moffett Gateway”, “Courtyard Marriott Richland”, “AHIP FL 5 Portfolio—Fairfield Inn & Suites Orlando Ocoee,” “AHIP FL 5 Portfolio—Courtyard Tampa North I-75 Fletcher,” “Dick’s Sporting Goods Portfolio—Dick’s Bloomingdale” and “WoodSpring Suites Orlando Portfolio” on Annex A-1, securing or partially securing six (6) Mortgage Loans representing approximately 13.0% of the Initial Pool Balance by allocated loan amount, certain tenants, franchisors, property managers, ground lessors, developers or owners’ associations at such Mortgaged Properties or other parties have a purchase option or a right of first refusal or right of first offer, upon satisfaction of certain conditions, to purchase all or a portion of the related Mortgaged Property in the event the related borrower decides to sell the related Mortgaged Property or a portion thereof, as applicable. See “—Certain Terms of the Mortgage Loans—Partial Releases”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”.

Affiliated Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates. Set forth below are examples of Mortgaged Properties or portfolios of Mortgaged Properties at which at least 20% of (i) the gross income at the Mortgaged Property or portfolio of Mortgaged Properties relates to leases between the borrower and an affiliate of the borrower or (ii) the net rentable area at the Mortgaged Property or portfolio of Mortgaged Properties is leased to an affiliate of the borrower:

●	With respect to three (3) Mortgaged Properties identified as “Jevan Multifamily Portfolio” on Annex A-1, securing one (1) Mortgage Loan representing approximately 2.3% of the Initial Pool Balance, the Mortgaged Properties are master leased to an affiliate of the borrower to accommodate the borrower’s status as a Delaware statutory trust. See “Description of the Mortgage Pool—Delaware Statutory Trusts” for additional information.

●	With respect to one (1) Mortgaged Property identified as “Congressional Place” on Annex A-1, securing one (1) Mortgage Loan representing approximately 1.6% of the Initial Pool Balance, in connection with a reverse 1031 exchange involving the related borrower sponsor, a 1031 exchange company currently owns two of the tenant-in-common borrowers and master leases were entered into between such two borrowers and affiliates of the borrower sponsor. The Mortgage Loan documents require that each master lease be terminated upon the earlier of 180 days from the origination date and the occurrence of the applicable reverse 1031 exchange. The master leases cover the related borrowers’ collective 70.0% undivided interest in the Mortgaged Property, and the collective monthly lease rate is equal to the amounts due under the Mortgage Loan (excluding reserves), the related management agreement and any subordinate notes. Each master lease has been collaterally assigned to the lender and subordinated to the Mortgage Loan. See “—Additional Indebtedness—Other Unsecured Indebtedness” for additional information.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance. In particular, eight (8) Mortgaged Properties identified as “Moffett Gateway”, “Shopko Oregon Portfolio – Shopko Salem”, “Shopko Oregon Portfolio – Shopko Eugene”, “Cupertino Civic Center”, “Congressional Place”, “Trabuco Hills”, “Plaza Ashland” and “Grossmont Medical Center” on Annex A-1, securing seven (7) Mortgage Loans representing approximately 14.0% of the Initial Pool Balance, are located in an area that is considered a high earthquake risk (seismic zone 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on these reports, no Mortgaged Property has a seismic expected loss greater than 15%.

In the case of twenty-six (26) Mortgaged Properties identified as “Hilton Hawaiian Village”, “Landmark Square”, “Dallas Design District”, “Moffett Gateway”, “Delamar Greenwich Harbor”, “Summit Mall”, “Jevan Multifamily Portfolio”, “Cupertino Civic Center”, “Congressional Place”, “Trabuco Hills”, “Creekview & Country Village Apartments”, “Dick’s Sporting Goods Portfolio”, “Plaza Ashland”, “Courtyard Marriott Richland”, “Grossmont Medical Center”, “WoodSpring Suites Orlando Portfolio” and “Crossroads Village Apartments” on Annex A-1, securing seventeen (17) Mortgage Loans representing approximately 40.0% of the Initial Pool Balance, the related borrowers maintain insurance under blanket policies.

Certain of the Mortgaged Properties may be insured by, or subject to self-insurance on the part of, a sole or significant tenant or the property manager as described below:

●	With respect to ten (10) Mortgaged Properties identified as “Shopko Oregon Portfolio”, “Dick’s Sporting Goods Portfolio” and “Shopko Billings” on Annex A-1, securing three (3) Mortgage Loans representing approximately 4.6% of the Initial Pool Balance, the related borrowers may rely on the single tenant’s third party insurance upon satisfaction of the conditions set forth in the Mortgage Loan documents, provided that, among other conditions, the lease for the sole tenant at applicable Mortgaged Property is in full force and effect and there is no default continuing under the lease and the tenant maintains the coverage meeting the requirements of the Mortgage Loan documents or, if not in compliance with such requirements, is otherwise acceptable to lender in accordance with the related Mortgage Loan documents.

See representation and warranty number 18 in “Annex D-1—JPMCB Mortgage Loan Representations and Warranties”, representation and warranty number 17 in “Annex E-1—GACC Mortgage Loan Representations and Warranties”, and the identified exceptions to those representations and warranties in “Annex D-2—Exceptions to JPMCB Mortgage Loan Representations and Warranties” and “Annex E-2—Exceptions to GACC Mortgage Loan Representations and Warranties”, as applicable.

Further, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower. Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”, and see representation and warranty number 31 in “Annex D-1—JPMCB Mortgage Loan Representations and Warranties”, representation and warranty number 30 in “Annex E-1—GACC Mortgage Loan Representations and Warranties” and the identified exceptions to those representations and warranties in “Annex D-2—Exceptions to JPMCB Mortgage Loan Representations and Warranties” and “Annex E-2—Exceptions to GACC Mortgage Loan Representations and Warranties”, as applicable.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property.

●	With respect to one (1) Mortgaged Property identified as “229 West 43rd Street Retail Condo” on Annex A-1, securing one (1) Mortgage Loan representing approximately 7.7% of the Initial Pool Balance, the Mortgaged Property has been designated as a “landmark” or “landmark site” by the New York City Landmarks Preservation Commission. As a result, any construction, reconstruction, demolition or alteration (including restoration following a casualty or condemnation), with the exception of ordinary repairs and maintenance, must be approved by the New York City Landmarks Preservation Commission.

●	With respect to one (1) Mortgaged Property identified as “Summit Place Wisconsin” on Annex A-1, securing one (1) Mortgage Loan representing approximately 3.1% of the Initial Pool Balance, the Mortgaged Property is subject to a declaration of covenants by the City of West Allis (the “Summit REA”) through September 6, 2023, which sets forth standards relating to yards, parking setbacks, and building standards that are aesthetic in nature. The Summit REA provides that if any owner of the Mortgaged Property violates any of the terms of the Summit REA, it is required to pay all enforcement costs, which constitute a lien against the subject lot enforceable pursuant to the procedure for foreclosure of a mortgage. In addition, if the owner doesn’t perform its obligations, the declarant may perform them and charge the owner. At origination of the Mortgage Loan, the City of West Allis delivered an estoppel confirming that the borrower was not in violation of the Summit REA.

●	With respect to one (1) Mortgaged Property identified as “Courtyard Marriott Richland” on Annex A-1, securing one (1) Mortgage Loan representing approximately 1.1% of the Initial Pool Balance, the Mortgage Loan is secured by the related borrower’s leasehold interest in the Mortgaged Property. The ground lease restricts the use of the Mortgaged Property to use as a hotel containing approximately 120 units, parking and restaurant facilities, and for no other purpose without the prior written consent of ground lessor, not to be unreasonably withheld or delayed.

Further, the Mortgaged Properties securing the Mortgage Loans may have zoning, building code, or other local law issues in addition to the issues described above. In addition, certain of the Mortgaged Properties are subject to a temporary certificate of occupancy (the “TCO”). In such cases, the related Mortgage Loan documents require the related borrower to use commercially reasonable efforts to maintain the TCO, or cause the sponsor of the property to maintain the TCO, and to cause the TCO to be continuously renewed at all times until a permanent certificate of occupancy (“PCO”) is obtained for the related Mortgaged Property or contain covenants to similar effect.

●	With respect to one (1) Mortgaged Property identified as “Uovo Art Storage” on Annex A-1, securing one (1) Mortgage Loan representing approximately 3.5% of the Initial Pool Balance, the Mortgaged Property consists of two buildings, both of which are occupied under temporary certificates of occupancy. The borrower has covenanted to complete the work necessary to obtain, and to use commercially reasonable efforts to obtain, permanent certificates of occupancy within 12 months of the loan closing date, subject to extension by lender if the borrower is diligently completing all requirements to obtain the new certificate of occupancy. In addition, a reserve in the amount of $71,500.00 was funded at closing, to be released upon the borrower obtaining permanent certificates of occupancy for each building.

In addition to the foregoing, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to reserve funds to remedy the violations, and (ii) certain of the Mortgaged Properties are legal non-conforming uses that may be restricted after certain events, such as casualties, or may restrict renovations at the Mortgaged Properties. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and see representation and warranty number 26 in Annex D-1, representation and warranty number 25 in Annex E-1 and the identified exceptions to those representations and warranties in Annex D-2.

Appraised Value

In certain cases, appraisals may reflect “as-is” values and values other than “as-is”. However, the Appraised Value reflected in this prospectus with respect to each Mortgaged Property reflects only the “as-is” value unless otherwise specified in this prospectus, Annex A-1 and/or the related footnotes. The values other than “as-is” may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies. The table below shows the LTV and appraised value using values other than “as-is”, as well as the corresponding LTV and appraised value using “as-is” values.

Appraised Value

Mortgaged Property Name	% of Initial Pool Balance	Related Mortgage Loan Cut-off Date LTV Ratio (Other Than “As-Is”)	Related Mortgage Loan Maturity Date LTV Ratio (Other Than “As-Is”)	Appraised Value (Other Than “As-Is”)	Related Mortgage Loan Cut-off Date LTV Ratio (“As-Is”)	Related Mortgage Loan Maturity Date LTV Ratio (“As-Is”)	Appraised Value (“As-Is”)
229 West 43rd Street Retail Condo(1)	7.7%	60.6%	60.6%	$470,000,000	66.3%	66.3%	$445,000,000
Key Center Cleveland(2)	5.8%	60.8%	49.6%	$362,200,000	51.2%	41.7%	$298,350,000
Moffett Gateway(3)	3.8%	46.3%	39.3%	$525,000,000	56.5%	48.0%	$430,000,000
AHIP FL 5 Portfolio(4)	3.5%	59.8%	49.4%	$61,600,000	63.5%	52.5%	$58,000,000
580 Walnut Street(5)	3.4%	68.5%	55.9%	$51,750,000	70.9%	57.9%	$50,000,000

(1)	Reflects the “hypothetical as is” value, which assumes remaining contractual obligations totaling approximately $24.2 million, consisting of approximately $10.0 million in free rent, $4.4 million in leasing commissions, $7.6 million in tenant improvements, and $2.2 million in capital improvements, are expended as of October 1, 2016. Approximately $25.6 million was reserved at origination of the related Whole Loan for such contractual obligations.

(2)	Reflects an appraisal on the Mortgaged Property’s combined “Prospective Value Upon Completion” of $362,000,000 as of December 1, 2017, which is the date upon which all capital improvements are expected to be completed at the Mortgaged Property. The budgeted costs of such planned capital improvements were reserved at loan origination.

(3)	Reflects an appraisal on a “hypothetical value as stabilized” basis, which assumes that all tenant improvement construction is complete and all contractual free rent obligations have burned off or expired as of July 20, 2016.

(4)	Reflects an appraisal on an “as if complete” hypothetical basis, which assumes that all PIP work relating to the PIPs at the Mortgaged Properties have been completed. At loan closing, $7,874,700 was reserved for completion of the PIPs.

(5)	Reflects an appraisal on an “as complete/as stabilized” hypothetical basis, which assumes (i) completion of the landlord obligations reserved at closing, (ii) commercial and retail occupancy of 95% and 90% respectively (compared to office and retail occupancy as of the underwritten rent roll of 100.0% and 65.7%, respectively), (iii) vacancy loss of 5.0% and (iv) credit loss of 0.5%.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters, certain of the Mortgage Loans may not contain such carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts. See representation and warranty number 28 in “Annex D-1—JPMCB Mortgage Loan Representations and Warranties”, representation and warranty number 27 in “Annex E-1—GACC Mortgage Loan Representations and Warranties” and the exceptions to those representations and warranties in “Annex D-2—Exceptions to JPMCB Mortgage Loan Representations and Warranties” and “Annex E-2—Exceptions to GACC Mortgage Loan Representations and Warranties”, as applicable, for additional information.

●	With respect to one (1) Mortgaged Property identified as “229 West 43rd Street Retail Condo” on Annex A-1, securing one (1) Mortgage Loan representing approximately 7.7% of the Initial Pool Balance, Joshua Kushner, a holder of a non-controlling interest in the borrower, is permitted under the Mortgage Loan documents to be a replacement guarantor upon the death or incapacity of the guarantor, Jared Kushner, without the consent of the lender, provided that, among other things, Joshua Kushner satisfies the guarantor financial covenants. On January 3, 2017, the borrower sent a notice to the lender stating that subject to the terms of the related Mortgage Loan documents, and to the extent required, the consent of the lender, Jared Kushner intends to tender his resignation as manager of the borrower through its affiliates, including as an officer, director, tax matters partner, representative, committee and subcommittee member, authorized person and authorized signatory, effective as of January 19, 2017, and to be replaced in such capacities by his brother, Joshua Kushner. Following such notice, the borrower proposed that Jared Kushner be replaced by Joshua Kushner as the non-recourse carveout guarantor. Such notice and proposal are currently under review by the servicer and the special servicer in the CD 2016-CD2 securitization under which the 229 West 43rd Street Retail Condo Whole Loan is being serviced. It is currently anticipated that Jared Kushner will be replaced by Joshua Kushner as the manager of the indirect owner of the borrower, and that the 229 West 43rd Street Retail Condo Loan documents will be amended to provide that both Jared Kushner and Joshua Kushner will be guarantors under non-recourse carveout guaranties and will individually and collectively constitute key principals for purposes of such documents. Such proposal is not final and may be subject to further change. Amendments to the related loan documents are still under negotiation and could result in a change in borrower ownership or in the guarantors of the 229 West 43rd Street Retail Condo Whole Loan. Jared Kushner has been appointed as a senior White House advisor in the Trump administration.

●	With respect to one (1) Mortgaged Property identified as “350 Park Avenue” on Annex A-1, securing one (1) Mortgage Loan representing approximately 6.4% of the Initial Pool Balance, there is no non-recourse carveout guarantor and no environmental indemnitor other than the related borrower with respect to the Mortgage Loan.

●	With respect to one (1) Mortgaged Property identified as “Hilton Hawaiian Village” on Annex A-1, securing one (1) Mortgage Loan representing approximately 6.0% of the Initial Pool Balance, the liability of the non-recourse carveout guarantor for breaches or violations of the full recourse carveout provisions in the Mortgage Loan documents is capped at an amount equal to 10% of the principal balance of the related Whole Loan at the time of such event, plus reasonable third party collection costs actually incurred by the lender. In addition, the guarantor is not a party to the environmental indemnity and the borrowers are the sole parties responsible for losses under the indemnity. In lieu of having the guarantor be a party to the indemnity, the Mortgage Loan documents require that the borrowers maintain environmental insurance (i) on a claims made and reported policy for an initial term of 10 years, which must be renewed or replaced or the borrower must purchase the optional extended reporting period of two years in accordance with the terms and conditions of the policy such that, in either case, the policy will be in effect until two years past the maturity date; (ii) with limits of liability of $10,000,000 for each pollution condition and $25,000,000 in the aggregate; (iii) with a self-insured retention amount of $50,000 for each pollution condition; and (iv) naming the lender as an additional named insured. At origination, the borrower obtained environmental insurance satisfying the requirements of the Mortgage Loan documents with a term of 10 years.

●	With respect to one (1) Mortgaged Property identified as “Moffett Gateway” on Annex A-1, securing one (1) Mortgage Loan representing approximately 3.8% of the Initial Pool Balance, there are three guarantors for the Mortgage Loan: an individual, a trust and a limited liability company. The Mortgage Loan documents permit the release of the individual and trust guarantors from the guaranty and environmental indemnity upon satisfaction of the following conditions: (i) no event of default has occurred and is then continuing, (ii) such release is permitted by then applicable REMIC requirements; (iii) the entity guarantor has a net worth of not less than $300,000,000 and liquidity of not less than $20,000,000; (iv) the entity guarantor must not have been the subject of any bankruptcy or insolvency action within 10 years prior to the date of the proposed release; (v) the entity guarantor may not have previously defaulted under its obligations with respect to any indebtedness; and (vi) there is no material litigation or regulatory action pending or threatened against the entity guarantor. In addition, the Mortgage Loan documents restrict the ability of the lender to obtain recourse against certain personal residences and related fixtures, furnishings and personal items of the individual guarantor.

●	With respect to one (1) Mortgaged Property identified as “Summit Mall” on Annex A-1, securing one (1) Mortgage Loan representing approximately 3.4% of the Initial Pool Balance, the liability of the nonrecourse carveout guarantor under the guaranty and environmental indemnity is capped at $17,000,000 plus reasonable collection costs.

●	With respect to one (1) Mortgaged Property identified as “Trabuco Hills” on Annex A-1, securing one (1) Mortgage Loan representing approximately 1.5% of the Initial Pool Balance, there is a guarantor related to each tenant-in-common borrower. National Credit Tenant Investments, LLC (“NCTI Guarantor”) is the guarantor with respect to any acts by the NCTI Guarantor, the Pacific Trabuco Power Center II, LLC borrower, any affiliate of the foregoing and any mezzanine loan borrower. Matthew Jung-Yu Chou (“Chou Guarantor”) is the guarantor with respect to all acts of either tenant-in-common borrower, except that with respect to bankruptcy related full recourse carveouts, the Chou Guarantor is liable only for the acts of the Pacific Castle Properties II, LLC borrower or an affiliate thereof and any related mezzanine loan borrower.

The absence of a non-recourse carveout guarantor or limitations placed on the liability of a non-recourse carveout guarantor, as the case may be, may reduce the efficacy of the non-recourse carveout provisions and any related guaranty to influence the actions of the related borrower.

●	With respect to certain of the Mortgage Loans the related guaranty and/or environmental indemnity contains provisions to the effect that, provided certain conditions are satisfied, the recourse liability of the guarantor will not apply to any action, event or condition arising after the foreclosure, delivery of a deed in lieu of foreclosure, or appointment of a receiver, of the Mortgaged Property, pursuant to such Mortgage Loan and/or after the foreclosure, acceptance of a transfer in lieu of foreclosure or appointment of a receiver by a mezzanine lender under any related mezzanine loan.

In addition, the non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property only to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

The environmental indemnities for certain of the Mortgage Loans contain a sunset on the borrower’s and/or the non-recourse carveout guarantor’s obligations and liability for claims asserted after a specified period of time (generally between one and five years) upon certain conditions set forth in the related Mortgage Loan documents including, without limitation, delivery of an acceptable updated Phase I or Phase II environmental assessment in certain cases. See representation and warranty number 43 in “Annex D-1—JPMCB Mortgage Loan Representations and Warranties”, representation and warranty number 41 in “Annex E-1—GACC Mortgage Loan Representations and Warranties” for additional information.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”.

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties.

●	With respect to one (1) Mortgaged Property identified as “229 West 43rd Street Retail Condo” on Annex A-1, securing one (1) Mortgage Loan representing approximately 7.7% of the Initial Pool Balance, the Mortgaged Property benefits from tax abatements provided through the New York City Industrial and Commercial Incentive Program (“ICIP”). Under the ICIP, taxes on improvements are exempt from real estate taxes for 8 years and thereafter are phased in at 20% increments from year 9 through year 12. The ICIP tax abatement applicable to the Mortgaged Property is in its 8th year and expires in 2021. Real estate taxes were underwritten to half of payable taxes for the 2016/2017 fiscal year and half of payable taxes for the 2017/2018 fiscal year. No assurance can be given that the cash flow from the related Mortgaged Property will support the increase in tax liability following the termination of the ICIP tax abatement.

●	With respect to one (1) Mortgaged Property identified as “Gateway I & II” on Annex A-1, securing one (1) Mortgage Loan representing approximately 5.3% of the Initial Pool Balance, Gateway I & II benefit from real estate tax exemptions under the ICIP for 25 years following each building’s original construction year. Under the ICIP, 100% of taxable improvements on the Gateway I building are exempt through the 2016-2017 tax year and thereafter the exemption is reduced by 10% per year over the next 10 years through the 2025/2026 tax year. The Gateway II building is 100% tax exempt through the 2025/2026 tax year, with a 10% per year phase out through the 2034/2035 tax year. According to a projection based on the in place taxes before exemptions and abatements, other things being equal, the exemption results in (i) abated taxes for the Gateway I building for the 2016/2017 tax year of approximately $52,849 which increase in 10% annual increments to abated taxes of $429,338 in the 2025/2026 fiscal year, compared to unabated taxes of $481,492, and (ii) abated taxes of $25,980 for the Gateway II building from the 2016/2017 fiscal year through the 2025/2026 fiscal year, compared to unabated taxes of $424,307, which are phased in after the 2025/2026 fiscal year in 10% increments. Such projection is based on various assumptions, and no assurance can be given that the actual taxes will not be higher. Taxes have been underwritten based on the unabated amount less the average tax savings for the term of the Mortgage Loan. No assurance can be given that the cash flow from the related Mortgaged Property will support the increase in tax liability following the reduction or termination of the ICIP tax abatement.

●	With respect to one (1) Mortgaged Property identified as “Uovo Art Storage” on Annex A-1, securing one (1) Mortgage Loan representing approximately 3.5% of the Initial Pool Balance, the

Mortgaged Property is enrolled in the New York City Industrial & Commercial Abatement Program (“ICAP”), a tax exemption on new construction in designated areas. Properties that qualify for ICAP benefits in a designated area receive a property tax exemption of the added physical value resulting from the construction for 25 years. The Mortgaged Property will receive 100% of the exemption benefit for the first 16 years starting with the 2016/2017 tax year, which then decreases each year thereafter by 10%. The physical assessment will be fully taxable in Year 26. Of the two buildings comprising the Mortgaged Property, Building 10 began its abatement in the 2016/2017 tax year and Building 1 will begin its abatement in the 2017/2018 tax year. According to a projection set forth in the appraisal, other things being equal, the exemption results in abated taxes for both buildings of $201,182 in the 2017/2018 tax year (compared to unabated taxes of $ 1,982,548 in such tax year), rising to abated taxes of $289,908 in the 2026/2027 tax year (compared to unabated taxes of $2,608,417 in such tax year). Such projection is based on various assumptions, and no assurance can be given that the actual taxes will not be higher. Real estate taxes were underwritten based on the ten year average of the abated tax amount. No assurance can be given that the cash flow from the related Mortgaged Property will support the increase in tax liability following the reduction or termination of the ICAP tax abatement.

●	With respect to one (1) Mortgaged Property identified as “580 Walnut Street” on Annex A-1, securing one (1) Mortgage Loan representing approximately 3.4% of the Initial Pool Balance, the Mortgaged Property has received a 12 year real estate tax abatement on the improvement in value created by redevelopment. The tax abatement begins in the 2017 tax year and the Mortgaged Property is expected to effectively have a net 75% abatement during the abatement period on increases in assessed value of improvements resulting from the renovations made to the Mortgaged Property. Real estate taxes have been underwritten based on the average of the borrower’s real estate tax projections (based on the abated taxes) through the 2026 tax year. No assurance can be given that the cash flow from the related Mortgaged Property will support the increase in tax liability following the reduction or termination of the tax abatement. However, under current leases, real estate taxes are required to be reimbursed 100% by all office and retail tenants at the Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”.

Delinquency Information

None of the Mortgage Loans were 30 days or more delinquent as of the Cut-off Date, and no Mortgage Loan has been 30 days or more delinquent during the 12 months preceding the Cut-off Date (or since the date of origination if such Mortgage Loan has been originated within the past 12 months). A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

Thirteen (13) Mortgage Loans representing approximately 41.6% of the Initial Pool Balance, provide for payments of interest only for the first 12 to 60 months following the Cut-off Date and thereafter provide for regularly scheduled payments of interest and principal based on an amortization period longer than the remaining term of the related Mortgage Loan and therefore have an expected Balloon Balance at the related maturity date.

Seven (7) Mortgage Loans representing approximately 32.8% of the Initial Pool Balance, are interest-only for the entire term of the Mortgage Loans.

Fifteen (15) Mortgage Loans (excluding interest-only and partial interest-only Mortgage Loans) representing approximately 25.6% of the Initial Pool Balance, provide for payments of interest and principal and then have an expected Balloon Balance at the maturity date.

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table:

Overview of Due Dates

Due Date	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
6	21	$652,817,515	62.6%
1	14	390,634,677	37.4
Total:	35	$1,043,452,191	100.0%

The Mortgage Loans have grace periods as set forth in the following table:

Overview of Grace Periods

Grace Period (Default) Days	Number of Mortgage Loans	% of Initial Pool Balance
0	35	100.0%
5	0	0
Total:	35	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. See “—Real Estate and Other Tax Considerations” above. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

Prepayment Protections and Certain Involuntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of prepayment lockout, defeasance and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally require the payment of a yield maintenance charge or a prepayment premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately 1 to 7 payments) up to and including the stated maturity date. See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Partial Releases” below.

Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in the prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration. Additionally, certain Mortgage Loans may provide that, with respect to a Mortgaged Property that did not comply with the then current applicable zoning rules and regulations as of the date of the origination of such Mortgage Loan, in the event the related borrower is unable to obtain a variance that permits the continuation of the nonconformance(s) and/or the restoration thereof, as applicable, due to casualty, governmental action and/or any other reason, the related borrower will be required to partially prepay the Mortgage Loan in order to meet certain loan-to-value ratio and/or debt service coverage ratio requirements, if applicable, which partial prepayment may occur during a lockout period and without payment of any yield maintenance charge or prepayment premium. See “—Assessments of Property Value and Condition—Zoning and Building Code Compliance and Condemnation” in this prospectus.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and Annex A-3 for more information on reserves relating to the largest 15 Mortgage Loans.

Voluntary Prepayments.

As of origination, the following prepayment restrictions and defeasance provisions applied to the Mortgage Loans:

With respect to one (1) Mortgage Loan, identified as “Hilton Hawaiian Village” on Annex A-1, representing approximately 6.0% of the Initial Pool Balance, the loan documents permit the related borrower, after a lockout period of at least 28 payments allocable to the Mortgage Loan following the origination date, to (1) prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1.0% of the prepaid amount if such prepayment occurs prior to the related open prepayment period or (2) defease the Mortgage Loan. See “—Defeasance; Collateral Substitution” below.

Nine (9) of the Mortgage Loans, identified as “Dallas Design District”, “Delamar Greenwich Harbor”, “Shopko Oregon Portfolio”, “Providence at Memorial”, “Jevan Multifamily Portfolio”, “WoodSpring Suites Orlando Portfolio”, “Hampton Inn & Suites - Pensacola” and “Continental Plaza” on Annex A-1, representing approximately 17.9% of the Initial Pool Balance, permit the related borrower, after a lockout period of 13 to 25 payments following the origination date (except in the case of the Mortgaged Property identified as “Dick’s Sporting Goods Portfolio” as disclosed below), to prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1.0% of the prepaid amount if such prepayment occurs prior to the related open prepayment period.

With respect to the Mortgage Loan secured by the Mortgaged Properties identified on Annex A-1 as “Dick’s Sporting Goods Portfolio”, representing approximately 1.2% of the Initial Pool Balance, following the prepayment lockout date, the related borrowers have the option, in order to avoid a cash sweep period triggered by the debt service coverage ratio (as calculated in the Mortgage Loan documents) falling below 1.20x based on the trailing six (6) month period immediately preceding the date of determination, to partially defease such Mortgage Loan in an amount necessary to achieve a debt service coverage ratio of 1.20x or greater. The Mortgage Loan documents provide that the debt service coverage ratio will not be tested more than once each quarter for purposes of determining whether a cash sweep period caused by a low debt service coverage ratio has occurred.

One (1) of the Mortgage Loans, identified as “Crossroads Village Apartments” on Annex A-1, representing approximately 0.5% of the Initial Pool Balance, permits the borrower, after a lockout period of 23 payments following the origination date, to prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 5.0% of the then outstanding principal balance of the loan if such prepayment occurs prior to the related open prepayment period.

The Mortgage Loans generally permit voluntary prepayment without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods(1)

Open Periods (Payments)	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
1	1	$9,949,173	1.0%
2	1	8,559,103	0.8
3	4	64,485,000	6.2
4	17	472,482,558	45.3
5	4	91,025,772	8.7
6	1	65,000,000	6.2
7	7	331,950,585	31.8
Total	35	$1,043,452,191	100.0%

(1)	See Annex A-1 for specific criteria applicable to the Mortgage Loans.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons satisfying qualification criteria set forth in the related loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;

●	a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance; Collateral Substitution

The terms of twenty-six (26) of the Mortgage Loans (the “Defeasance Loans”), representing approximately 82.1% of the Initial Pool Balance, permit the applicable borrower at any time (provided no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock-Out Period ends at least two years after the Closing Date (except in the case of the Prudential Plaza Whole Loan). With respect to the Prudential Plaza Mortgage Loan, pursuant to a REMIC declaration dated July 26, 2016, the Prudential Plaza Mortgage Loan may be defeased commencing on any business day following July 26, 2018, which is less than two years after the Closing Date. In addition, the terms of one (1) Mortgage Loan identified as “Hilton Hawaiian Village” on Annex A-1, representing approximately 6.0% of the Initial Pool Balance, permit the related borrower at any time after the related Defeasance Lock-Out Period to either prepay the related Mortgage Loan together with the payment of the greater of a yield maintenance charge and a prepayment premium or defease the related Mortgage Loan. With respect to one (1) Mortgage Loan identified as “Moffett Gateway” on Annex A-1, representing approximately 3.8% of the Initial Pool Balance, the related Mortgage Loan documents permit the related borrower to prepay the related Mortgage Loan upon the occurrence of a certain date (the fourth anniversary of the first payment date under the Mortgage Loan) with yield maintenance premium if the related Defeasance Lock-Out Period has not expired by such date.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a Mortgage Loan with a balloon payment due at maturity, the balloon payment, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

For additional information on Mortgage Loans that permit partial defeasance, see “—Partial Releases” below.

In general, if consistent with the related loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment or a partial substitution, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans permit the addition of real property to the Mortgage Loan collateral.

●	With respect to one (1) Mortgaged Property identified as “Hilton Hawaiian Village” on Annex A-1, securing one (1) Mortgage Loan representing approximately 6.0% of the Initial Pool Balance, the Mortgage Loan documents permit the borrower to release the ground leased portion of the Mortgaged Property from the lien of the security instrument in connection with a partial prepayment after the lockout period, subject to the satisfaction of conditions set forth in the related Mortgage Loan documents, including: (i) payment of the release price of $2,500,000 for such ground leased parcel plus the yield maintenance premium, if applicable; (ii) delivery of evidence that would be satisfactory to a prudent lender acting reasonably that the ground leased parcel has been or will be, concurrently with the release, legally subdivided (or that an application has been filed and the borrower and transferee have entered into a property tax allocation agreement); and (iii) delivery of an endorsement to the title policy extending the effective date of coverage, confirming no change in the priority of the lien and insuring the rights under any new or amended reciprocal easement agreement that has been recorded. The borrower is also permitted to obtain the release of the retail component of the Mortgaged Property from the lien of the security instrument in connection with a partial prepayment after the lockout period, subject to the satisfaction of conditions set forth in the related Mortgage Loan documents, including: (i) delivery of a survey showing the proposed release parcel(s) in scope and substance satisfactory to a prudent lender acting reasonably and a new appraisal (indicating the value of the Mortgaged Property both inclusive and exclusive of the release parcel(s)); (ii) payment of a release price equal to the product of (a) 110% and (b) the product of (1) the greater of 100% of the difference in value of the Mortgaged Property including the retail component and the value of the Mortgaged Property excluding the retail component or the net sales proceeds and (2) 57.2%, plus the yield maintenance premium, if applicable; and (iii) the debt yield (as calculated in the Mortgage Loan documents) is equal to or greater than the greater of (a) the lesser of (1) 15% or (2) the debt yield immediately prior to the release or (B) 10.2%. The borrower is also permitted to obtain the release of other parcels of the Mortgaged Property (excluding the retail component) that do not materially and adversely affect the ongoing operations of the Mortgaged Property (other than the lost income associated with the parcels being released) from the lien of the security instrument in connection with a partial prepayment after the lockout period, subject to the satisfaction of conditions set forth in the Mortgage Loan documents, including: (i) delivery of a survey showing the proposed release parcel(s) in scope and substance satisfactory to a prudent lender acting reasonably and a new appraisal (indicating the value of the Mortgaged Property both inclusive and exclusive of the release parcel(s)); (ii) payment of a release price of the product of (a) 110% and (b) (1) the product of 100% of the difference in value of the Mortgaged Property including the release parcel(s) and excluding the release parcel(s) and (2)

57.2%, plus the yield maintenance premium, if applicable; (iii) the debt yield (as calculated in the Mortgage Loan documents) is equal to or greater than the greater of (a) the lesser of (1) 15% or (2) the debt yield immediately prior to the partial release or (b) 10.2%; and in the event the release encompasses more than 15% of the hotel rooms in the Mortgaged Property or the partial release price equals or exceeds the product of 15% and the original principal balance of the Whole Loan, receipt of rating agency confirmation. In each case, the partial release requires the delivery of an opinion of counsel that the issuing entity will not fail to maintain its status as REMIC trust as a result of the release. The lender is not required to release any parcel if the ratio of the unpaid principal balance of the Whole Loan to the value of the remaining Mortgaged Property after the proposed release is greater than 125% (such value to be determined, in the lender’s reasonable discretion, by any commercially reasonable method permitted to a REMIC Trust, excluding the value of personal property or going concern value, if any), unless the borrower pays down the Whole Loan in accordance with the Mortgage Loan documents or the lender receives an opinion of counsel that the issuing entity will not fail to maintain its status as a REMIC as a result of the release.

●	With respect to one (1) Mortgaged Property identified as “Moffett Gateway” on Annex A-1, securing one (1) Mortgage Loan representing approximately 3.8% of the Initial Pool Balance, the Mortgage Loan documents permit the borrower to release one of the buildings comprising the Mortgaged Property and the related equity interests in the owner’s association from the lien of the security instrument in connection with a partial defeasance after the permitted defeasance date, subject to the satisfaction of conditions set forth in the related loan documents, including: (i) defeasance of a portion of the Mortgage Loan in an amount equal to the allocated loan amount for such building plus, if there is no excess cash flow sweep period triggered by certain specified tenant actions and either the lease for the sole tenant, Google, or a replacement tenant that has a long term unsecured debt rating of at least “BBB” (or its equivalent) is in full force and effect, a premium of 25.0% of the allocated loan amount; (ii) after giving effect to the release of the parking parcel, the debt service coverage ratio (as calculated in the Mortgage Loan documents) based on the trailing 12-month period immediately preceding the date of determination is equal to or greater than the greater of (a) 1.23x and (b) the debt service coverage ratio for the Mortgaged Property (including the building being released) immediately preceding the date of the release based on the trailing three-month period; (iii) the borrower delivers evidence that the Mortgaged Property is in compliance with applicable laws and regulations; (iv) the borrower enters into (to the extent reasonably necessary) all reciprocal easements, cross-easements and mutual or non-exclusive easements or similar rights for access, parking, drainage, utilities and services necessary for the operation of the Mortgaged Property, as well as any amendments to the security instrument and an endorsement to the title policy that insures the lien on all such new encumbrances; and (v) the delivery of an opinion of counsel that the issuing entity (a) will not fail to maintain its status as a REMIC Trust, and (b) will not be subject to tax on any “prohibited transactions” or “prohibited contributions”.

●	With respect to five (5) Mortgaged Properties identified as “AHIP FL 5 Portfolio” on Annex A-1, securing one (1) Mortgage Loan representing approximately 3.5% of the Initial Pool Balance, following the applicable lockout period, the borrower is permitted to obtain the release of an individual Mortgaged Property securing the Mortgage Loan in connection with an arm’s length sale to a party that is not affiliated with the borrower upon certain terms and conditions in the Mortgage Loan documents, which include, without limitation: (i) defeasance of an amount equal to 110% of the allocated loan amount of the Mortgaged Property being released; (ii) after giving effect to the release, the debt service coverage ratio is not less than the greater of the debt service coverage ratio immediately preceding such sale and 1.67x; (iii) after giving effect to the release, the loan-to-value ratio is not higher than the lesser of the loan-to-value ratio immediately preceding such sale and 60.1%; provided that if the debt yield for the remaining properties is 15% or higher, the release is not subject to such loan-to-value ratio condition; and (iv) compliance with REMIC-related requirements.

●	With respect to three (3) Mortgaged Properties identified as “Shopko Oregon Portfolio” on Annex A-1, securing one (1) Mortgage Loan representing approximately 2.7% of the Initial Pool Balance, the borrower is permitted to release an individual Mortgaged Property securing the Mortgage Loan in connection with an arm’s length sale to a party that is not affiliated with the borrower upon certain terms and conditions in the Mortgage Loan documents, which include, without limitation: (i) neither the Shopko Bend nor the Shopko Eugene Mortgaged Properties may be released unless the Shopko Salem Mortgaged Property has been previously released; (ii) the borrower pays a release price of the allocated loan amount for the individual Mortgaged Property plus a premium of 25% (except with respect to the first release of the Shopko Salem Mortgaged Property, for which the borrower is required to pay a release price of $15,162,500), plus the yield maintenance premium, if applicable; (iii) after giving effect to the release, the loan-to-value ratio may not exceed 69.3%; (iv) the borrower delivers a REMIC opinion; and (v) after giving effect to the release, the debt service coverage ratio (as calculated in the Mortgage Loan documents) for the Mortgaged Properties then remaining subject to the lien of the security instruments based on the trailing three (3) month period is equal to or greater than the greater of (1) 1.46x multiplied by a fraction, the numerator of which is the sum of the allocated loan amounts for all of the Mortgaged Properties (including the Mortgaged Property being released) and the denominator is the then-current principal balance of the Mortgage Loan, and (2) the debt service coverage ratio immediately preceding the release of the applicable Mortgaged Property (including the individual Mortgaged Property being released) based on the trailing three (3) month period immediately preceding the release. The lender is not required to release any Mortgaged Property if the ratio of the unpaid principal balance of the Mortgage Loan to the value of the remaining Mortgaged Properties after the proposed release is greater than 125% (such value to be determined, in the lender’s sole discretion, by any commercially reasonable method permitted to a REMIC Trust, excluding the value of personal property and going concern value, if any), unless the borrower pays down the Mortgage Loan in accordance with the Mortgage Loan documents or the lender receives an opinion of counsel that the issuing entity will not fail to maintain its status as a REMIC as a result of the release.

●	With respect to the Mortgaged Properties securing one (1) Mortgage Loan identified as “Dick’s Sporting Goods Portfolio” on Annex A-1, representing approximately 1.2% of the Initial Pool Balance, the Mortgage Loan documents permit the release of one or more individual Mortgaged Properties through a partial defeasance of the Mortgage Loan after the expiration of the Defeasance Lock-Out Period and prior to the commencement of the open period, upon satisfaction of certain terms and conditions set forth in the Mortgage Loan documents, including, without limitation, the following: (a) defeasance of an amount equal to or exceeding the sum of (i) the allocated loan amount for such individual Mortgaged Property and (ii) either (1) 20% of the allocated loan amount for the Mortgaged Properties identified as “Dick’s Keene”, “Dick’s Concord”, “Dick’s Wichita” and “PetSmart Concord”, or (2) 15% of the allocated loan amount for the remaining Mortgaged Properties; (b) after giving effect to such release, the loan-to-value ratio does not exceed 70.9%; (c) delivery of an opinion of counsel that the issuing entity will not fail to maintain its status as a REMIC as a result of such release; (d) after giving effect to such release, the debt service coverage ratio (as calculated in the Mortgage Loan documents) for the remaining Mortgaged Properties based on the trailing 12-month period immediately preceding the release is equal to or greater than the greater of (i) the product of 1.4 multiplied by a fraction, the numerator of which is the sum of the allocated loan amounts for all Mortgaged Properties then remaining subject to the liens of the security instruments (including the Mortgaged Property to be released) and the denominator of which is the then-current outstanding principal balance of the Mortgage Loan and (ii) the debt service coverage ratio for the Mortgaged Properties (including the Mortgaged Property being released) immediately preceding the release based on the trailing 12-month period; (e) neither the Mortgaged Property identified as “Dick’s Concord” nor the Mortgaged Property identified as “PetSmart Concord” may be released unless both of such individual Mortgaged Properties are released concurrently; and (f) no more than one individual Mortgaged Property owned by the related borrower in fee simple may be released unless all of the individual Mortgaged Properties subject to the leasehold estate have been released. The lender is not required to release any Mortgaged Property if the ratio of the unpaid principal balance of the Mortgage Loan to the value of the remaining Mortgaged Properties after the proposed release is greater than 125% (such value to be determined, in the lender’s reasonable discretion, by any commercially reasonable method permitted to a REMIC Trust, excluding the value of personal property or going concern value, if any), unless the borrower pays down the Mortgage Loan in accordance with the Mortgage Loan documents or the lender receives an opinion of counsel that the issuing entity will not fail to maintain its status as a REMIC trust as a result of the release.

●	With respect to two (2) Mortgaged Properties identified as “Creekview & Country Village Apartments” on Annex A-1, securing one (1) Mortgage Loan representing approximately 1.2% of the Initial Pool Balance, the borrower is permitted to obtain the release of an individual Mortgaged Property securing the Mortgage Loan in connection with an arm’s length sale to a party that is not affiliated with the borrower or guarantor upon certain terms and conditions in the Mortgage Loan documents, which include, without limitation: (i) defeasance of an amount equal to 125% of the allocated loan amount of the Mortgaged Property being released; (ii) after giving effect to the release, the debt service coverage ratio is not less than the greater of the debt service coverage ratio immediately preceding such sale and 1.28x; (iii) after giving effect to the release, the loan-to-value ratio is not higher than the lesser of the loan-to-value ratio immediately preceding such sale and 74.10%; and (iv) compliance with REMIC-related requirements.

●	Furthermore, some of the Mortgage Loans, including, without limitation, four (4) Mortgage Loans identified as “Summit Mall”, “Jevan Multifamily Portfolio”, “Creekview & Country Village Apartments” and “Dick’s Sporting Goods Portfolio” on Annex A-1, collectively representing approximately 8.1% of the Initial Pool Balance, permit the release or substitution of specified parcels of real estate or improvements that secure the Mortgage Loans but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property. Such real estate may be permitted to be released, subject to certain REMIC rules (and, in the case of the two (2) Mortgaged Properties identified as “Creekview & Country Village Apartments” on Annex A-1, securing one (1) Mortgage Loan representing approximately 1.2% of the Initial Pool Balance, subject to certain debt yield and loan-to-value ratio tests), without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if zoning and other conditions are satisfied.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Escrows

Thirty (30) of the Mortgage Loans representing approximately 81.0% of the Initial Pool Balance, provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Twenty-eight (28) of the Mortgage Loans representing approximately 71.6% of the Initial Pool Balance, provide for monthly or upfront escrows to cover capital expenditures and replacements.

Seventeen (17) of the Mortgage Loans representing approximately 56.9% of the Initial Pool Balance, are secured by office, retail, industrial and mixed use properties and provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail and industrial properties only.

Eleven (11) of the Mortgage Loans representing approximately 37.2% of the Initial Pool Balance, provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Certain of the Mortgage Loans described above permit the related borrower to post a letter of credit in lieu of maintaining cash reserves. In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

For example, with respect to thirteen (13) Mortgaged Properties identified as “350 Park Avenue”, “Gateway I & II”, “Landmark Square”, “Summit Place Wisconsin”, “Dick’s Sporting Goods Portfolio”, “Congressional Place”, “Continental Plaza” and “Trabuco Hills” on Annex A-1, securing eight (8) Mortgage Loans collectively representing approximately 24.3% of the Initial Pool Balance, the related borrower is permitted to deposit cash or a letter of credit (or, in the case of the Mortgaged Property identified as “350 Park Avenue” and “Landmark Square”, a partial payment guaranty) with the lender to cure a cash sweep period caused by a low debt service coverage ratio and/or a tenant trigger event, which, in certain cases, is required to be deposited into a reserve account for such purpose. At such time that the related borrower satisfies the required cure conditions, the funds held by the lender or on deposit in the reserve are required to be returned to the borrower or released into the applicable lockbox/cash management account.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

See Annex A-1 and the related footnotes for more information regarding escrows under the Mortgage Loan documents.

Mortgaged Property Accounts

Lockbox Accounts.

The Mortgage Loans documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the account mechanics prescribed for the Mortgage Loans:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Hard Lockbox	23	$844,332,317	80.9%
Springing Lockbox	11	186,151,258	17.8
Soft Lockbox	1	12,968,616	1.2
Total:	35	$1,043,452,191	100.0%

Except as set forth in the table above and described in “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”, the borrower is entitled to receive a disbursement of all cash remaining in the lockbox or cash management account after required payment for debt service, agent fees, required reserves, and operating expenses, the agreements governing the lockbox and cash management accounts provide that the borrower has no withdrawal or transfer rights with respect to the related account. The lockbox and cash management accounts will not be assets of the issuing entity.

Delaware Statutory Trusts

With respect to three (3) Mortgaged Properties identified as “Jevan Multifamily Portfolio” on Annex A-1, securing one (1) Mortgage Loan representing approximately 2.3% of the Initial Pool Balance, the related borrower is a Delaware Statutory Trust (“DST”). A DST is restricted in its ability to actively operate a property. Accordingly, the related borrower has master leased the property to a newly formed, single-purpose entity that is wholly owned by the same entity that owns the signatory trustee for the related borrower. The master lease has been collaterally assigned to the lender and has been subordinated to the related Mortgage Loan documents. In the case of a Mortgaged Property that is owned by a DST, there is a risk that obtaining the consent of the holders of the beneficial interests in the DST will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related Mortgaged Property.

Delaware statutory trusts are restricted in their ability to actively operate a property, including with respect to loan workouts, leasing and re-leasing, making material improvements and other material actions affecting the related Mortgaged Properties. There is a direct master lease between the Delaware statutory trust borrower and the master tenant of each Mortgaged Property. In addition, certain decisions may require the consent of the holders of the beneficial interests in the Delaware statutory trust and, in such event, there is a risk that obtaining such consent will be time consuming and cause delays with respect to certain actions needed to be taken by or on behalf of the borrower or with respect to the related Mortgaged Properties.

Exceptions to Underwriting Guidelines

With respect to one (1) Mortgaged Property identified as “Gateway I & II” on Annex A-1, securing one (1) Mortgage Loan representing approximately 5.3% of the Initial Pool Balance, the underwritten net cash flow DSCR is 1.20x (on an amortizing basis), in comparison to an underwritten net cash flow DSCR of 1.25x provided for in GACC’s underwriting guidelines for office properties and 1.30x provided for in GACC’s underwriting guidelines for retail properties. GACC’s decision to include the Mortgage Loan in the transaction was based on the Mortgaged Property having an underwritten net cash flow DSCR of 1.57x based on the current interest-only debt service payments for the next approximately three years, and the sponsor having signed new leases for approximately 40.0% of the net rentable area due to expire in 2016, including Modells, which signed a 10-year lease to take over the prior Raymour & Flanigan space.

With respect to one (1) Mortgaged Property identified as “Trabuco Hills”, securing one (1) Mortgage Loan representing approximately 1.5% of the Initial Pool Balance, the underwritten net cash flow DSCR is 1.22x (on an amortizing basis), in comparison to an underwritten net cash flow DSCR of 1.30x provided for in GACC’s underwriting guidelines for retail properties. GACC’s decision to include the Mortgage Loan in the transaction was based on the related Mortgaged Property having an underwritten net cash flow DSCR of 1.58x based on the current interest-only debt service payments for the next approximately seven years and a Cut-off Date LTV Ratio of 58.8% in comparison to an LTV of 75.0% provided for in GACC’s underwriting guidelines for retail properties. In addition, the related Mortgaged Property is located within a larger retail center that has averaged 95% occupancy since 2007. Six of the eleven tenants at the Mortgaged Property have exercised at least one lease renewal option since the commencement of their initial lease, with five tenants having exercised renewals since 2014. Finally, Knackered Fitness recently signed a seven year lease for 2,500 square feet (5.0% of net rentable area) at a rental rate of $40.80 per square foot, with 3% annual rent increases. This lease was not considered in the underwriting.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes” and “—German American Capital Corporation—DB Originator’s Underwriting Guidelines and Processes”.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●	any borrower that is not required pursuant to the terms of the applicable Mortgage Loan documents to meet single purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of the holder of a related Companion Loan, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgages generally permit, subject to certain limitations, the pledge of less than a controlling portion of the limited partnership or non-managing membership equity interests in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio, and in some cases mezzanine debt is already in place. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Mezzanine Debt Cut-off Date Balance	Companion Loan Cut-off Date Balance(1)	Cut-off Date Total Debt Balance(2)	Cut-off Date Wtd. Avg. Total Debt Interest Rate(2)	Cut-off Date Mortgage Loan LTV Ratio(3)	Cut-off Date Total Debt LTV Ratio(2)	Cut-off Date Mortgage Loan Underwritten NCF DSCR(3)	Cut-off Date Total Debt Underwritten NCF DSCR(2)
Moffett Gateway(4)	$40,000,000	3.8%	$50,000,000	$305,000,000	$395,000,000	4.13700%	46.3%	75.2%	1.95x	1.22x
229 West 43rd Street Retail Condo(5)	$80,000,000	7.7%	$85,000,000	$205,000,000	$370,000,000	4.90478%	60.6%	78.7%	1.75x	1.10x
Key Center Cleveland(6)	$60,000,000	5.8%	$42,500,000	$160,000,000	$262,500,000	6.51457%	60.8%	72.5%	1.59x	1.17x

(1)	Calculated including any related Pari Passu Companion Loans and Subordinate Companion Loans.

(2)	Calculated including any related mezzanine debt, any related Pari Passu Companion Loans and any related Subordinate Companion Loans.

(3)	Calculated including any related Pari Passu Companion Loans but excluding any related Subordinate Companion Loans.

(4)	Cut-off Date Mortgage Loan LTV Ratio, Cut-off Date Total Debt LTV Ratio, Cut-off Date Mortgage Loan Underwritten NCF DSCR and Cut-off Date Total Debt Underwritten NCF DSCR are calculated based on the amortization schedule set forth on Annex G. In addition, the Cut-off Date Mortgage Loan LTV Ratio and Cut-off Date Total Debt LTV Ratio are based on a hypothetical valuation other than an “as-is” value. See “Description of the Mortgage Pool—Appraised Value” for additional information.

(5)	The related mezzanine loan consists of a senior mezzanine loan and a junior mezzanine loan. The senior mezzanine loan and a 50% participation interest in the junior mezzanine loan are currently being held by a third party that is not affiliated with the related Mortgage Loan Seller and the remainder of the junior mezzanine loan is currently being held by another third party that is not affiliated with the related Mortgage Loan Seller.

(6)	The mezzanine loan is currently being held by a third party that is not affiliated with the related Mortgage Loan Seller.

In each case, the mezzanine indebtedness is coterminous with the related Mortgage Loan. Each of the mezzanine loans related to the Mortgage Loans identified in the table above is subject to an intercreditor agreement between the holder of the related mezzanine loan and the related lender under the related Mortgage Loan that, in each case, sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan. Each intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan are subordinate after an event of default under the related Mortgage Loan (taking into account the cure rights of the mezzanine lender) to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the mortgaged property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees), (b) so long as there is no event of default under the related Mortgage Loan (taking into account the cure rights of the related mezzanine lender), the related mezzanine lender may accept payments on and prepayments of the related mezzanine loan; provided, however, that prepayment of the mezzanine loan is not permitted prior to the prepayment in full of the related Mortgage Loan, unless (i) no event of default under the related Mortgage Loan is then continuing (taking into account the cure rights of the related mezzanine lender) and (ii) either (A) such prepayment of the mezzanine loan is from a source of funds other than the mortgage borrower, the Mortgaged Property, the guarantor and/or other collateral for the related Mortgage Loan or (B) such prepayments are in strict accordance with, and expressly permitted by, the Mortgage Loan documents, (c) the related mezzanine lender will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender may amend or modify the related mezzanine loan in certain respects without the consent of the related mortgage lender, and the mortgage lender must obtain the mezzanine lender’s consent to amend or modify the Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender may foreclose upon the membership interests in the related Mortgage Loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower and a change in the management of the related Mortgaged Properties, (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary or material non-monetary default occurs and continues for a specified period of time under the related Mortgage Loan or if the Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender has the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued interest and other amounts due thereon, plus (without duplication) any advances made by the related Mortgage Loan lender or its servicer and any interest thereon plus, subject to certain limitations, any Liquidation Fees and Special Servicing Fees payable under the PSA, but generally excluding any late charges, default interest, exit fees, special maintenance charges payable in connection with a prepayment or yield maintenance charges and prepayment premiums and (g) an event of default under the related Mortgage Loan will trigger an event of default under the mezzanine loan.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart and determined in accordance with the related Mortgage Loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio	Combined Minimum Debt Service Coverage Ratio	Combined Minimum Debt Yield	Intercreditor Agreement Required
Prudential Plaza(1)	$65,000,000	64.6%	1.40x	9.0%	Y
Landmark Square(2)(3)	$49,000,000	56.9%	2.25x	N/A	Y
Congressional Place(4)	$16,400,000	75.0%	1.25x	7.5%	Y
Trabuco Hills	$15,300,000	75.0%	1.25x	7.5%	Y
WoodSpring Suites Orlando Portfolio(2)(5)	$8,559,103	50.5%	2.28x	N/A	Y

(1)	Mezzanine debt is permitted provided, among other things, (i) the proceeds from the mezzanine loan will be deposited into the mortgage lender’s future leasing reserve and (ii) the mezzanine loan is in an amount no greater than $20,000,000.

(2)	Future mezzanine debt is permitted only in connection with a sale of the Mortgaged Property and assumption of the Mortgage Loan in accordance with the Mortgage Loan documents.

(3)	If the proposed mezzanine loan bears interest at a floating interest rate, the Mortgage Loan documents require an interest rate cap agreement or swap with a strike price acceptable to the lender and otherwise in form and substance reasonably acceptable to the lender.

(4)	Future mezzanine debt is permitted after the earlier of the date on which the reverse 1031 exchanges are completed and July 11, 2017. See “—Other Unsecured Indebtedness” below for additional information.

(5)	The Mortgage Loan documents provide that the principal amount of the mezzanine loan may not exceed $3,000,000.

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement. The intercreditor agreement required to be entered into in connection with any future mezzanine loan will be subject to receipt of a Rating Agency Confirmation or to the related lender’s approval and may include certain cure and purchase rights.

The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents. In addition, in certain cases, an affiliate of the borrower may be entitled to pledge indirect interests in the borrower as security for a loan.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due on sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

With respect to two (2) Mortgaged Properties identified as “Landmark Square” and “Summit Mall” on Annex A-1, securing two (2) Mortgage Loans representing approximately 8.1% of the Initial Pool Balance, the related Mortgage Loan documents permit the pledge of direct or indirect equity interests in the related borrowers to secure a corporate or parent level credit facility from one or more financial institutions involving multiple underlying real estate assets or all or substantial other assets of the obligor (or, with respect to the Mortgaged Property identified as “Landmark Square” on Annex A-1, the Mortgage Loan documents require that the pledged equity interests constitute not more than 10% of the value of the collateral securing such financing), among other conditions, and there is generally no requirement for an intercreditor agreement with respect to such corporate or parent level credit facility.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Other Secured Indebtedness

With respect to one (1) Mortgaged Property identified as “Summit Mall” on Annex A-1, securing one (1) Mortgage Loan representing approximately 3.4% of the Initial Pool Balance, the Mortgage Loan documents permit the borrower to enter into a property assessed clean energy (PACE) loan that is repaid through multi-year assessments against the Mortgaged Property in an amount not to exceed $5,000,000, subject to the lender’s approval (not to be unreasonably withheld, conditioned or delayed) and rating agency confirmation. Failure to timely pay such assessments can give rise to a lien against the Mortgaged Property.

Other Unsecured Indebtedness

With respect to one (1) Mortgaged Property identified as “Prudential Plaza” on Annex A-1, securing one (1) Mortgage Loan representing approximately 6.2% of the Initial Pool Balance, an indirect owner of 100% of the ownership interests in the borrower is the borrower under an unsecured loan (the “Unsecured Loan”) with an original principal balance of $60,000,000, which loan was originally structured as a mezzanine loan. The Unsecured Loan is subject to a subordination and standstill agreement which restricts the lender under the Unsecured Loan from (i) exercising remedies under the Unsecured Loan until the related Whole Loan is fully satisfied and (ii) receiving any payments under the Unsecured Loan during any event of default or trigger period under the Whole Loan. For additional information, see “—Litigation and Other Considerations”.

With respect to one (1) Mortgaged Property identified as “Congressional Place” on Annex A-1, securing one (1) Mortgage Loan representing approximately 1.6% of the Initial Pool Balance, affiliates of the related borrower sponsor have provided two unsecured loans in the aggregate amount of $5,320,000 to two of the related tenant-in-common borrowers. A 1031 exchange company currently indirectly holds 100% of the equity interests in each of the related borrowers. Each unsecured note is required to be extinguished no later than July 11, 2017 regardless of whether the note is repaid or not, and the Mortgage Loan documents require that the equity interests of the related borrower be transferred from the exchange company to the sole member of the unsecured lender by such date regardless of whether the reverse 1031 exchange has occurred. Each unsecured lender has signed a subordination and standstill agreement which subordinates its respective unsecured loan to the Mortgage Loan and provides that the unsecured lender may not (i) accelerate payment of the unsecured loan or (ii) take any enforcement action or exercise remedies, until, in any such case, 18 months following the satisfaction in full of the Mortgage Loan, except that the unsecured lender is permitted to acquire the equity interests of the related borrower in compliance with the provisions of the Mortgage Loan documents. In addition, each unsecured lender is not permitted to accept any payments on account of the unsecured loan until the Mortgage Loan has been satisfied in full and 18 months have expired since such satisfaction, except that if there has been no “Event of Default” under the Mortgage Loan documents, the unsecured lender may receive monthly interest and principal payments to the extent of any excess cash flow. Each unsecured lender provided the unsecured loans in connection with a reverse 1031 exchange transaction involving the related borrower sponsor. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” in this prospectus for additional information.

With respect to one (1) Mortgaged Property identified as “Summit Place Wisconsin” on Annex A-1, securing one (1) Mortgage Loan representing approximately 3.1% of the Initial Pool Balance, the related borrower has unsecured debt in the amount of $10,995,627 to certain of its affiliates, which is subject to subordination and standstill agreements, and has the right to incur additional indebtedness to affiliates of up to 2.0% of the related Mortgage Loan (inclusive of the currently outstanding unsecured affiliate debt); provided that such additional indebtedness is payable only from excess cash flow and is fully subordinate to the Mortgage Loan, as evidenced by a subordination and standstill agreement acceptable to the lender. In addition, the borrower has unsecured debt in the amount of $5,009,780 (the “Summit Place Subordinate Loan”) to the Community Development Authority of the City of West Allis (the “West Allis CDA”), comprised of a $3,009,780 loan identified as the “Subordinate WSC Loan”, which matures February 17, 2020, provides for monthly payments of $104,050, commencing on March 1, 2017, and is guaranteed by Richard J. Carlson, one of the non-recourse carveout guarantors for the Mortgage Loan, and a $2,000,000 subordinate loan identified as the “Deferred Subordinate Loan”, the payment of which is deferred for 30 years and converts to a grant thereafter, both of which are subject to a single subordination and standstill agreement. Pursuant to each subordination and standstill agreement, no payments on any of the foregoing unsecured loans may be made during the continuance of a cash management trigger period, payments under each such loan may be made only from excess cash flow otherwise distributable to the related borrower in accordance with the Mortgage Loan documents, and no remedies may be exercised under any such loan while the Mortgage Loan is outstanding.

The Whole Loans

General

Each of the Mortgage Loans secured by the Mortgaged Properties identified as “229 West 43rd Street Retail Condo”, “350 Park Avenue”, “Prudential Plaza”, “Hilton Hawaiian Village”, “Key Center Cleveland”, “Landmark Square”, “Dallas Design District”, “Moffett Gateway”, “Uovo Art Storage”, “Summit Mall”, “Summit Place Wisconsin” and “Dick’s Sporting Goods Portfolio” on Annex A-1 is part of the related Whole Loan consisting of the Mortgage Loan and the related Pari Passu Companion Loan(s) and, in the case of the Mortgage Loans securing the Mortgaged Properties identified on Annex A-1 as “350 Park Avenue”, “Hilton Hawaiian Village” and “Moffett Gateway”, the related Subordinate Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder of a related Companion Loan (the “Companion Holder”) are generally governed by an intercreditor or co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and related Companion Loans are cross-collateralized and cross-defaulted.

“Controlling Companion Loan” means, with respect to any Servicing Shift Whole Loan, the related Pari Passu Companion Loan which, upon the securitization of such Pari Passu Companion Loan, servicing is expected to shift to the Servicing Shift PSA entered into in connection with such securitization. Citigroup Global Markets Realty Corp. (or an affiliate) is currently the holder of the related Controlling Companion Loan with respect to the Key Center Cleveland Whole Loan, and Deutsche Bank AG, New York Branch (or an affiliate) is currently the holder of the related Controlling Companion Loan with respect to the Uovo Art Storage Whole Loan.

“Non-Serviced Certificate Administrator” means the CD 2016-CD2 Certificate Administrator, the VNDO 2016-350P Certificate Administrator, the COMM 2015-CCRE26 Certificate Administrator, the Hilton USA Trust 2016-HHV Certificate Administrator, the JPMCC 2016-JP4 Certificate Administrator, the CD 2017-CD3 Certificate Administrator, the JPMCC 2017-JP5 Certificate Administrator and, after the related Servicing Shift Securitization Date, the certificate administrator under the related Servicing Shift PSA, as applicable.

“Non-Serviced Companion Loan” means each of the 229 West 43rd Street Retail Condo Pari Passu Companion Loans, the 350 Park Avenue Companion Loans, the Prudential Plaza Pari Passu Companion Loans, the Hilton Hawaiian Village Companion Loans, the Key Center Cleveland Pari Passu Companion Loans (on and after the related Servicing Shift Securitization Date), the Landmark Square Pari Passu Companion Loan, the Dallas Design District Pari Passu Companion Loan, the Moffett Gateway Companion Loans, the Uovo Art Storage Pari Passu Companion Loans (on and after the related Servicing Shift Securitization Date), the Summit Mall Pari Passu Companion Loan, the Summit Place Wisconsin Pari Passu Companion Loan and the Dick’s Sporting Goods Portfolio Pari Passu Companion Loan.

“Non-Serviced Directing Certificateholder” means the CD 2016-CD2 Directing Certificateholder, the VNDO 2016-350P Directing Certificateholder, the COMM 2015-CCRE26 Directing Certificateholder, the Hilton USA Trust 2016-HHV Directing Certificateholder, the JPMCC 2016-JP4 Directing Certificateholder, the CD 2017-CD3 Directing Certificateholder, the JPMCC 2017-JP5 Directing Certificateholder and, after the related Servicing Shift Securitization Date, the directing certificateholder (or equivalent entity) under the related Servicing Shift PSA, as applicable.

“Non-Serviced Intercreditor Agreement” means each of the 229 West 43rd Street Retail Condo Intercreditor Agreement, the 350 Park Avenue Intercreditor Agreement, the Prudential Plaza Intercreditor Agreement, the Hilton Hawaiian Village Intercreditor Agreement, the Key Center Cleveland Intercreditor Agreement (on and after the related Servicing Shift Securitization Date), the Landmark Square Intercreditor Agreement, the Dallas Design District Intercreditor Agreement, the Moffett Gateway Intercreditor Agreement, the Uovo Art Storage Intercreditor Agreement (on and after the related Servicing Shift Securitization Date), the Summit Mall Intercreditor Agreement, the Summit Place Wisconsin Intercreditor Agreement and the Dick’s Sporting Goods Portfolio Intercreditor Agreement.

“Non-Serviced Master Servicer” means the CD 2016-CD2 Master Servicer, the VNDO 2016-350P Master Servicer, the COMM 2015-CCRE26 Master Servicer, the Hilton USA Trust 2016-HHV Master Servicer, the JPMCC 2016-JP4 Master Servicer, the CD 2017-CD3 Master Servicer, the JPMCC 2017-JP5 Master Servicer and, after the related Servicing Shift Securitization Date, the master servicer under the related Servicing Shift PSA, as applicable.

“Non-Serviced Mortgage Loan” means each of the 229 West 43rd Street Retail Condo Mortgage Loan, the 350 Park Avenue Mortgage Loan, the Prudential Plaza Mortgage Loan, the Hilton Hawaiian Village Mortgage Loan, the Key Center Cleveland Mortgage Loan (on and after the related Servicing Shift Securitization Date), the Landmark Square Mortgage Loan, the Dallas Design District Mortgage Loan, the Moffett Gateway Mortgage Loan, the Uovo Art Storage Mortgage Loan (on and after the related Servicing Shift Securitization Date), the Summit Mall Mortgage Loan, the Summit Place Wisconsin Mortgage Loan and the Dick’s Sporting Goods Portfolio Mortgage Loan.

“Non-Serviced Operating Advisor” means the CD 2016-CD2 Operating Advisor, the COMM 2015-CCRE26 Operating Advisor, the Hilton USA Trust 2016-HHV Operating Advisor, the JPMCC 2016-JP4 Operating Advisor, the CD 2017-CD3 Operating Advisor, the JPMCC 2017-JP5 Operating Advisor and, after the related Servicing Shift Securitization Date, the operating advisor under the related Servicing Shift PSA, as applicable.

“Non-Serviced PSA” means the CD 2016-CD2 Pooling and Servicing Agreement, the VNDO 2016-350P Trust and Servicing Agreement, the COMM 2015-CCRE26 Pooling and Servicing Agreement, the Hilton USA Trust 2016-HHV Trust and Servicing Agreement, the JPMCC 2016-JP4 Pooling and Servicing Agreement, the CD 2017-CD3 Pooling and Servicing Agreement, the JPMCC 2017-JP5 Pooling and Servicing Agreement and, after the related Servicing Shift Securitization Date, the related Servicing Shift PSA, as applicable.

“Non-Serviced Securitization Trust” means the CD 2016-CD2 securitization trust, the VNDO 2016-350P securitization trust, the COMM 2015-CCRE26 securitization trust, the Hilton USA Trust 2016-HHV securitization trust, the JPMCC 2016-JP4 securitization trust, the CD 2017-CD3 securitization trust, the JPMCC 2017-JP5 securitization trust and, after the related Servicing Shift Securitization Date, the securitization trust created pursuant to the related Servicing Shift PSA, as applicable.

“Non-Serviced Special Servicer” means the CD 2016-CD2 Special Servicer, the VNDO 2016-350P Special Servicer, the COMM 2015-CCRE26 Special Servicer, the Hilton USA Trust 2016-HHV Special Servicer, the JPMCC 2016-JP4 Special Servicer, the CD 2017-CD3 Special Servicer, the JPMCC 2017-JP5 Special Servicer and, after the related Servicing Shift Securitization Date, the special servicer under the related Servicing Shift PSA, as applicable.

“Non-Serviced Trustee” means the CD 2016-CD2 Trustee, the VNDO 2016-350P Trustee, the COMM 2015-CCRE26 Trustee, the Hilton USA Trust 2016-HHV Trustee, the JPMCC 2016-JP4 Trustee, the CD 2017-CD3 Trustee, the JPMCC 2017-JP5 Trustee and, after the related Servicing Shift Securitization Date, the trustee under the related Servicing Shift PSA, as applicable.

“Non-Serviced Whole Loan” means each of the 229 West 43rd Street Retail Condo Whole Loan, the 350 Park Avenue Whole Loan, the Prudential Plaza Whole Loan, the Hilton Hawaiian Village Whole Loan, the Key Center Cleveland Whole Loan (on and after the related Servicing Shift Securitization Date), the Landmark Square Whole Loan, the Dallas Design District Whole Loan, the Moffett Gateway Whole Loan, the Uovo Art Storage Whole Loan (on and after the related Servicing Shift Securitization Date), the Summit Mall Whole Loan, the Summit Place Wisconsin Whole Loan and the Dick’s Sporting Goods Portfolio Whole Loan.

“Pari Passu Companion Loan” means each of the 229 West 43rd Street Retail Condo Pari Passu Companion Loans, the 350 Park Avenue Pari Passu Companion Loans, the Prudential Plaza Pari Passu Companion Loans, the Hilton Hawaiian Village Pari Passu Companion Loans, the Key Center Cleveland Pari Passu Companion Loans, the Landmark Square Pari Passu Companion Loan, the Dallas Design District Pari Passu Companion Loan, the Moffett Gateway Pari Passu Companion Loans, the Uovo Art Storage Pari Passu Companion Loans, the Summit Mall Pari Passu Companion Loan, the Summit Place Wisconsin Pari Passu Companion Loan and the Dick’s Sporting Goods Portfolio Pari Passu Companion Loan.

“Servicing Shift Mortgage Loan” means, with respect to any Servicing Shift Whole Loan, a Mortgage Loan included in the issuing entity that will be serviced under the PSA as of the Closing Date, but the servicing of which is expected to shift to the Servicing Shift PSA entered into in connection with the securitization of the related Controlling Companion Loan on and after the applicable Servicing Shift Securitization Date. As of the Closing Date, each of the Key Center Cleveland Mortgage Loan and the Uovo Art Storage Mortgage Loan will be a Servicing Shift Mortgage Loan related to the issuing entity.

“Servicing Shift PSA” means the Key Center Cleveland Pooling and Servicing Agreement and the Uovo Art Storage Pooling and Servicing Agreement.

“Servicing Shift Securitization Date” means each of the Key Center Cleveland Control Note Securitization Date and the Uovo Art Storage Control Note Securitization Date.

“Servicing Shift Whole Loan” means any Whole Loan serviced under the PSA as of the Closing Date, which includes the related Servicing Shift Mortgage Loan included in the issuing entity and one or more Companion Loans not included in the issuing entity, but the servicing of which is expected to shift to the Servicing Shift PSA entered into in connection with the securitization of the related Controlling Companion Loan on and after the Servicing Shift Securitization Date. As of the Closing Date, each of the Key Center Cleveland Whole Loan and the Uovo Art Storage Whole Loan will be a Servicing Shift Whole Loan related to the issuing entity.

“Subordinate Companion Loan” means each of the 350 Park Avenue Subordinate Companion Loan, the Hilton Hawaiian Village Subordinate Companion Loans and the Moffett Gateway Subordinate Companion Loans.

The table below provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan:

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan(s) Cut-off Date Balance	Subordinate Companion Loan(s) Cut-off Date Balance	Mortgage Loan Cut-off Date LTV Ratio(1)	Whole Loan LTV Ratio(2)	Mortgage Loan Underwritten NCF DSCR(1)	Whole Loan Underwritten NCF DSCR(2)(4)
229 West 43rd Street Retail Condo	$80,000,000	7.7%	$205,000,000	NAP	60.6%	60.6%	1.75x	1.75x
350 Park Avenue	$66,667,200	6.4%	$229,320,800	$104,012,000	41.7%	56.3%	2.98x	2.21x
Prudential Plaza	$65,000,000	6.2%	$350,000,000	NAP	59.3%	59.3%	1.33x	1.33x
Hilton Hawaiian Village	$62,250,000	6.0%	$634,350,000	$578,400,000	31.2%	57.2%	4.47x	2.44x
Key Center Cleveland	$60,000,000	5.8%	$160,000,000	NAP	60.8%	60.8%	1.59x	1.59x
Landmark Square	$49,000,000	4.7%	$51,000,000	NAP	56.9%	56.9%	2.19x	2.19x
Dallas Design District	$45,000,000	4.3%	$75,000,000	NAP	62.1%	62.1%	1.28x	1.28x
Moffett Gateway	$40,000,000	3.8%	$203,000,000	$102,000,000	46.3%	65.7%	1.95x	1.43x
Uovo Art Storage	$36,943,588	3.5%	$49,923,767	NAP	52.6%	52.6%	1.55x	1.55x
Summit Mall	$35,000,000	3.4%	$50,000,000	NAP	41.5%	41.5%	4.50x	4.44x
Summit Place Wisconsin	$32,000,000	3.1%	$40,000,000	NAP	72.7%	72.7%	1.37x	1.37x
Dick’s Sporting Goods Portfolio	$12,930,513	1.2%	$17,903,787	NAP	70.5%	70.5%	1.40x	1.40x

(1)	Calculated based on the balance of the Mortgage Loan and any related Pari Passu Companion Loan(s) but excluding any Subordinate Companion Loan or mezzanine loan. The Mortgage Loan Cut-off Date LTV Ratio and Whole Loan LTV Ratio for certain Mortgage Loans may be based on a hypothetical valuation other than an “as-is” value. See “—Appraised Value” for additional information.

(2)	Calculated based on the balance of the related Whole Loan including any Subordinate Companion Loans but excluding any mezzanine loan. The Whole Loan LTV Ratio for certain Whole Loans may be based on a hypothetical valuation other than an “as-is” value. See “—Appraised Value” for additional information.

(3)	LTV Ratio and Underwritten NCF DSCR calculated based on the amortization schedule set forth on Annex G.

(4)	In the case of one (1) Mortgage Loan identified as “Moffett Gateway” on Annex A-1, representing approximately 3.8% of the Initial Pool Balance, the Mortgage Loan Underwritten NCF DSCR and Whole Loan Underwritten NCF DSCR were calculated based on the sum of the first 12 principal and interest payments following the interest-only period based on the assumed principal payment schedule set forth on Annex G.

The Non-Serviced Whole Loans

The 229 West 43rd Street Retail Condo Whole Loan

General

One (1) Mortgage Loan, identified as “229 West 43rd Street Retail Condo” on Annex A-1 (the “229 West 43rd Street Retail Condo Mortgage Loan”), representing approximately 7.7% of the Initial Pool Balance, is part of a Whole Loan structure comprised of nine (9) promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property (the “229 West 43rd Street Retail Condo Mortgaged Property”).

The 229 West 43rd Street Retail Condo Mortgage Loan is evidenced by promissory note A-2 and promissory note A-3, with an aggregate Cut-off Date Balance of $80,000,000. The portion of the 229 West 43rd Street Retail Condo Whole Loan (as defined below) evidenced by (a) promissory note A-1 and promissory note A-6, with an aggregate Cut-off Date Balance of $75,000,000, which are included in the CD 2016-CD2 Mortgage Trust, (b) promissory note A-4-B, promissory note A-5, promissory note A-7 and promissory note A-8, with an aggregate Cut-off Date Balance of $100,000,000, which are included in the CD 2017-CD3 Mortgage Trust and (c) promissory note A-4-A, with a Cut-off Date Balance of $30,000,000, which (subject to any applicable financing arrangement) is currently being held by Citigroup Global Markets Realty Corp. (or an affiliate) or transferred to a third party (collectively, the “229 West 43rd Street Retail Condo Pari Passu Companion Loans”), are pari passu in right of payment with the 229 West 43rd Street Retail Condo Mortgage Loan. The 229 West 43rd Street Retail Condo Mortgage Loan and the 229 West 43rd Street Retail Condo Pari Passu Companion Loans are collectively referred to as the “229 West 43rd Street Retail Condo Whole Loan” in this prospectus. The 229 West 43rd Street Retail Condo Pari Passu Companion Loans will not be transferred to the issuing entity and will not be part of the Mortgage Pool.

The holders of the promissory notes evidencing the 229 West 43rd Street Retail Condo Whole Loan (the “229 West 43rd Street Retail Condo Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each 229 West 43rd Street Retail Condo Noteholder.

Servicing

The 229 West 43rd Street Retail Condo Whole Loan is being serviced by Wells Fargo Bank, National Association, as master servicer (in such capacity, the “CD 2016-CD2 Master Servicer”) and specially serviced by KeyBank National Association, as special servicer (the “CD 2016-CD2 Special Servicer”), pursuant to the pooling and servicing agreement entered into between Deutsche Mortgage & Asset Receiving Corporation, as depositor, the CD 2016-CD2 Master Servicer, the CD 2016-CD2 Special Servicer, Wilmington Trust, National Association, as trustee (in such capacity, the “CD 2016-CD2 Trustee”), Wells Fargo Bank, National Association, as certificate administrator, paying agent and custodian (in such capacity, the “CD 2016-CD2 Certificate Administrator”), and Park Bridge Lender Services LLC, as operating advisor (in such capacity, the “CD 2016-CD2 Operating Advisor”) and as asset representations reviewer, in connection with the CD 2016-CD2 Mortgage Trust (into which the 229 West 43rd Street Retail Condo Pari Passu Companion Loans evidenced by promissory note A-1 and promissory note A-6 have been deposited) (the “CD 2016-CD2 Pooling and Servicing Agreement”), and, subject to the terms of the related Intercreditor Agreement, all decisions, consents, waivers, approvals and other actions on the part of any holder of the 229 West 43rd Street Retail Condo Whole Loan will be effected in accordance with the CD 2016-CD2 Pooling and Servicing Agreement and the related Intercreditor Agreement.

The master servicer or the trustee, as applicable, will be responsible for making P&I Advances on the 229 West 43rd Street Retail Condo Mortgage Loan (but not on the 229 West 43rd Street Retail Condo Pari Passu Companion Loans) pursuant to the PSA, in each case, unless the master servicer, the special servicer or the trustee, as applicable, determines that such an Advance would be a Nonrecoverable Advance.

The CD 2016-CD2 Master Servicer or the CD 2016-CD2 Trustee, as applicable, will be obligated to make servicing advances with respect to the 229 West 43rd Street Retail Condo Whole Loan, in each case unless a similar determination of nonrecoverability is made under the CD 2016-CD2 Pooling and Servicing Agreement.

Application of Payments

The related Intercreditor Agreement sets forth the respective rights of each of the holders of the 229 West 43rd Street Retail Condo Whole Loan and provides, in general, that all payments, proceeds and other recoveries on or in respect of the 229 West 43rd Street Retail Condo Whole Loan (other than escrow and reserve payments and any proceeds, awards or settlements to be otherwise applied or released in accordance with the related loan documents) will be applied to the 229 West 43rd Street Retail Condo Mortgage Loan and the 229 West 43rd Street Retail Condo Pari Passu Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the applicable master servicer, special servicer, certificate administrator, trustee and operating advisor in accordance with the terms of the applicable pooling and servicing agreement).

Consultation and Control

The directing certificateholder under the related Intercreditor Agreement with respect to the 229 West 43rd Street Retail Condo Whole Loan will be the controlling class representative or such other party specified in the CD 2016-CD2 Pooling and Servicing Agreement (such party, the “CD 2016-CD2 Directing Certificateholder”). Certain decisions to be made with respect to the 229 West 43rd Street Retail Condo Whole Loan, including certain major decisions and the implementation of any recommended actions outlined in an asset status report pursuant to the CD 2016-CD2 Pooling and Servicing Agreement, will require the approval of the CD 2016-CD2 Directing Certificateholder unless a control termination event exists under the CD 2016-CD2 Pooling and Servicing Agreement.

Pursuant to the terms of the related Intercreditor Agreement, the Directing Certificateholder (a “229 West 43rd Street Retail Condo Non-Controlling Note Holder”) will have the right to (i) receive copies of all notices, information and reports that the CD 2016-CD2 Special Servicer is required to provide to the CD 2016-CD2 Directing Certificateholder within the same time frame it is required to provide such notices, information and reports to the CD 2016-CD2 Directing Certificateholder (but without regard to whether or not the CD 2016-CD2 Directing Certificateholder actually has lost any rights to receive such information as a result of a consultation termination event under the CD 2016-CD2 Pooling and Servicing Agreement) and (ii) consult on a strictly non-binding basis with respect to certain major decisions as set forth in the related Intercreditor Agreement and the implementation of any recommended actions outlined in an asset status report, and have the CD 2016-CD2 Special Servicer consider alternative actions recommended by the 229 West 43rd Street Retail Condo Non-Controlling Note Holder. The consultation right of the 229 West 43rd Street Retail Condo Non-Controlling Note Holder will expire 10 business days after the delivery by the CD 2016-CD2 Special Servicer of notice and information relating to the matter subject to consultation, whether or not the 229 West 43rd Street Retail Condo Non-Controlling Note Holder has responded within such period; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the 10 business-day consultation period will begin anew from the date of such proposal and delivery of all information relating thereto. Notwithstanding the 229 West 43rd Street Retail Condo Non-Controlling Note Holder’s consultation rights described above, the CD 2016-CD2 Special Servicer is permitted to make any major decision or take any action set forth in an asset status report before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the 229 West 43rd Street Retail Condo Mortgage Loan and the 229 West 43rd Street Retail Condo Pari Passu Companion Loans. In no event will the CD 2016-CD2 Master Servicer or CD 2016-CD2 Special Servicer be obligated to follow or take any alternative actions recommended by the 229 West 43rd Street Retail Condo Non-Controlling Note Holder.

Notwithstanding the foregoing consent or consultation rights, no direction or objection by the CD 2016-CD2 Directing Certificateholder or the 229 West 43rd Street Retail Condo Non-Controlling Note Holder may require or cause the CD 2016-CD2 Master Servicer or the CD 2016-CD2 Special Servicer, as applicable, to violate any provision of any related mortgage loan documents, applicable law, the CD 2016-CD2 Pooling and Servicing Agreement, the related Intercreditor Agreement or the REMIC provisions of the Code, including, without limitation, the CD 2016-CD2 Master Servicer’s or CD 2016-CD2 Special Servicer’s obligation to act in accordance with the servicing standard or expose the CD 2016-CD2 Master Servicer or the CD 2016-CD2 Special Servicer to liability, or materially expand the scope of the CD 2016-CD2 Master Servicer’s or the CD 2016-CD2 Special Servicer’s responsibilities under the CD 2016-CD2 Pooling and Servicing Agreement.

In addition to the consultation rights of the 229 West 43rd Street Retail Condo Non-Controlling Note Holder described above, the 229 West 43rd Street Retail Condo Non-Controlling Note Holder will have the right to annual conference calls with the CD 2016-CD2 Master Servicer or CD 2016-CD2 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the CD 2016-CD2 Master Servicer or CD 2016-CD2 Special Servicer, as applicable, in which servicing issues related to the 229 West 43rd Street Retail Condo Whole Loan are discussed.

Sale of Defaulted Loan

Pursuant to the terms of the related Intercreditor Agreement, if the 229 West 43rd Street Retail Condo Whole Loan becomes a defaulted mortgage loan pursuant to the terms of the CD 2016-CD2 Pooling and Servicing Agreement and thereafter the CD 2016-CD2 Special Servicer determines pursuant to the CD 2016-CD2 Pooling and Servicing Agreement and the related Intercreditor Agreement to pursue a sale of the related 229 West 43rd Street Retail Condo Pari Passu Companion Loans, the CD 2016-CD2 Special Servicer will be required to sell the 229 West 43rd Street Retail Condo Mortgage Loan together with the 229 West 43rd Street Retail Condo Pari Passu Companion Loans as a single whole loan, in accordance with the provisions of the CD 2016-CD2 Pooling and Servicing Agreement and the related Intercreditor Agreement; provided that the CD 2016-CD2 Special Servicer will not be permitted to sell the 229 West 43rd Street Retail Condo Whole Loan without the consent of each 229 West 43rd Street Retail Condo Non-Controlling Note Holder unless the CD 2016-CD2 Special Servicer has satisfied certain notice and information delivery requirements. The 229 West 43rd Street Retail Condo Whole Loan is required to be sold at a price established in accordance with the process described by the related Intercreditor Agreement and the CD 2016-CD2 Pooling and Servicing Agreement.

Special Servicer Appointment Rights

The CD 2016-CD2 Directing Certificateholder (prior to a control termination event) or certificateholders with the requisite percentage of voting rights (following a control termination event), pursuant to the CD 2016-CD2 Pooling and Servicing Agreement, will have the right, with or without cause, to replace the CD 2016-CD2 Special Servicer for the 229 West 43rd Street Retail Condo Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the 229 West 43rd Street Retail Condo Non-Controlling Note Holder as long as such replacement special servicer is a “qualified servicer” (as described in the related Intercreditor Agreement) and satisfies the other conditions set forth in the CD 2016-CD2 Pooling and Servicing Agreement.

The 350 Park Avenue Whole Loan

General

One (1) Mortgage Loan, identified as “350 Park Avenue” on Annex A-1 (the “350 Park Avenue Mortgage Loan”), representing approximately 6.4% of the Initial Pool Balance, is part of a Whole Loan structure comprised of six (6) promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property (the “350 Park Avenue Mortgaged Property”).

The 350 Park Avenue Mortgage Loan is evidenced by promissory note A-4, with a Cut-off Date Balance of $66,667,200. The portion of the 350 Park Avenue Whole Loan (as defined below) evidenced by (a) promissory note A-1 and promissory note A-3, with an aggregate Cut-off Date Balance of $129,320,000, which are included in the VNDO Trust 2016-350P (as defined below) and (b) promissory note A-2, with a Cut-off Date Balance of $100,000,800, which is currently held by Goldman Sachs Mortgage Company (or an affiliate thereof) and is expected to be contributed to the GS Mortgage Securities Trust 2017-GS5 securitization trust (collectively, the “350 Park Avenue Pari Passu Companion Loans”), are pari passu in right of payment with the 350 Park Avenue Mortgage Loan. The portion of the 350 Park Avenue Whole Loan evidenced by promissory note B-1 and promissory note B-2, with an aggregate Cut-off Date Balance of $104,012,000, which are included in the VNDO Trust 2016-350P (collectively, the “350 Park Avenue Subordinate Companion Loan” and, together with the 350 Park Avenue Pari Passu Companion Loans, the “350 Park Avenue Companion Loans”), are generally subordinate in right of payment to the 350 Park Avenue Mortgage Loan. The 350 Park Avenue Mortgage Loan, the 350 Park Avenue Pari Passu Companion Loans and the 350 Park Avenue Subordinate Loan are collectively referred to as the “350 Park Avenue Whole Loan” in this prospectus. The 350 Park Avenue Companion Loans will not be transferred to the issuing entity and will not be part of the Mortgage Pool.

The holders of the promissory notes evidencing the 350 Park Avenue Whole Loan (the “350 Park Avenue Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each 350 Park Avenue Noteholder.

Servicing

The 350 Park Avenue Whole Loan is being serviced by Midland Loan Services, a Division of PNC Bank, National Association, as servicer (in such capacity, the “VNDO 2016-350P Master Servicer”), and specially serviced by AEGON USA Realty Advisors, LLC, as special servicer (in such capacity, the “VNDO 2016-350P Special Servicer”), pursuant to a trust and servicing agreement, dated as of December 6, 2016 (the “VNDO 2016-350P Trust and Servicing Agreement”), between GS Mortgage Securities Corporation II, as depositor (the “VNDO 2016-350P Depositor”), the VNDO 2016-350P Master Servicer, the VNDO 2016-350P Special Servicer, and Wells Fargo Bank, National Association, as trustee (in such capacity, the “VNDO 2016-350P Trustee”) and certificate administrator (in such capacity, the “VNDO 2016-350P Certificate Administrator”), in connection with the VNDO Trust 2016-350P, and, subject to the terms of the related Intercreditor Agreement, all decisions, consents, waivers, approvals and other actions on the part of any noteholder with respect to the 350 Park Avenue Whole Loan will be effected in accordance with the VNDO 2016-350P Trust and Servicing Agreement and the related Intercreditor Agreement.

Amounts payable to the issuing entity as holder of the 350 Park Avenue Mortgage Loan pursuant to the related Intercreditor Agreement, net of certain fees and expenses on the 350 Park Avenue Whole Loan, will be included in the available distribution amount for the related Distribution Date to the extent described in this prospectus, and amounts payable to the holders of the 350 Park Avenue Pari Passu Companion Loans and the 350 Park Avenue Subordinate Companion Loan will be distributed to such holders net of certain fees and expenses on the 350 Park Avenue Pari Passu Companion Loans and the 350 Park Avenue Subordinate Companion Loan as set forth in the related Intercreditor Agreement and will not be available for distributions on the Offered Certificates.

The master servicer or the trustee, as applicable, will be responsible for making P&I Advances on the 350 Park Avenue Mortgage Loan (but not on the 350 Park Avenue Companion Loans) pursuant to the PSA, in each case, unless the master servicer, the special servicer or the trustee, as applicable, determines that such an Advance would be a Nonrecoverable Advance.

The VNDO 2016-350P Master Servicer or the VNDO 2016-350P Trustee, as applicable, will be obligated to make servicing advances with respect to the 350 Park Avenue Whole Loan, in each case unless a similar determination of nonrecoverability is made under the VNDO 2016-350P Trust and Servicing Agreement.

Application of Payments

The related Intercreditor Agreement sets forth the respective rights of the holder of the 350 Park Avenue Mortgage Loan, the holders of the 350 Park Avenue Pari Passu Companion Loans and the holder of the 350 Park Avenue Subordinate Companion Loan with respect to distributions of funds received in respect of the 350 Park Avenue Whole Loan, and provides, in general, that:

●	amounts received in respect of the 350 Park Avenue Whole Loan, after payment of certain fees and expenses will be allocated first, as interest on each of (i) the 350 Park Avenue Mortgage Loan and the 350 Park Avenue Pari Passu Companion Loans and (ii) the 350 Park Avenue Subordinate Companion Loan, in that order, in each case up to the accrued and unpaid interest on the related promissory note and then, as principal on each of (i) the 350 Park Avenue Mortgage Loan and the 350 Park Avenue Pari Passu Companion Loans and (ii) the 350 Park Avenue Subordinate Companion Loan, in that order, in each case up to the outstanding principal balance of the related promissory note, as further described below; provided, however, all P&I Advances will be reimbursed pro rata among the promissory notes without regard to the subordination of Subordinate Companion Loan;

●	each monthly payment amount made on the 350 Park Avenue Whole Loan will be applied, first, to the issuing entity as holder of the 350 Park Avenue Mortgage Loan and the holders of the related 350 Park Avenue Pari Passu Companion Loans, pro rata, based on outstanding and accrued interest of their respective promissory notes (i.e., to the payment of interest due and payable on each of the 350 Park Avenue Mortgage Loan and the 350 Park Avenue Pari Passu Companion Loans, pro rata, based on outstanding and accrued interest); and then, to the holder of the 350 Park Avenue Subordinate Companion Loan (i.e., to the payment of interest due and payable on each of promissory note B-1 and promissory note B-2, pro rata, based on outstanding and accrued interest);

●	all payments, proceeds and other recoveries on or in respect of the 350 Park Avenue Whole Loan will be applied, first, to the issuing entity as the holder of the 350 Park Avenue Mortgage Loan and the holder of each related 350 Park Avenue Pari Passu Companion Loan, pro rata (i.e., first, to the reduction of the outstanding principal balance of each of the 350 Park Avenue Mortgage Loan and the 350 Park Avenue Pari Passu Companion Loans, pro rata and pari passu, until the outstanding principal balance of each related promissory note is reduced to zero); and then, to the holder of the 350 Park Avenue Subordinate Companion Loan in sequential order (subject, in each case, to the payment of amounts for required reserves or escrows required by the related mortgage loan documents and payment and reimbursement rights of the VNDO 2016-350P Master Servicer, the VNDO 2016-350P Special Servicer, the VNDO 2016-350P Certificate Administrator, the VNDO 2016-350P Depositor and the VNDO 2016-350P Trustee), in accordance with the terms of the related Intercreditor Agreement and the VNDO 2016-350P Trust and Servicing Agreement; and

●	costs, fees, expenses, losses and shortfalls relating to the 350 Park Avenue Whole Loan will, in general, be allocated, first, to the holder of the 350 Park Avenue Subordinate Companion Loan and then, to the issuing entity as holder of the 350 Park Avenue Mortgage Loan and the holders of each related 350 Park Avenue Pari Passu Companion Loans, pro rata, in reverse sequential order, in accordance with the terms of the related Intercreditor Agreement and the VNDO 2016-350P Trust and Servicing Agreement.

Consultation and Control

Pursuant to the related Intercreditor Agreement, the directing holder with respect to the 350 Park Avenue Whole Loan, as of any date of determination, will be the issuing entity formed pursuant to the VNDO 2016-350P Trust and Servicing Agreement (the “VNDO Trust 2016-350P”) as holder of the 350 Park Avenue Companion Loans under the VNDO 2016-350P Trust and Servicing Agreement; provided that, prior to the occurrence and continuance of a control event under the VNDO 2016-350P Trust and Servicing Agreement, the 350 Park Avenue controlling class certificateholder (or the 350 Park Avenue directing certificateholder on its behalf) (the “VNDO 2016-350P Directing Certificateholder”) will be entitled to exercise the rights of the controlling noteholder with respect to the 350 Park Avenue Whole Loan. The VNDO 2016-350P Directing Certificateholder will be entitled to exercise rights as described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the 350 Park Avenue Mortgage Loan” with respect to the 350 Park Avenue Whole Loan, and the implementation of any recommended actions outlined in an asset status report with respect to the 350 Park Avenue Whole Loan will require the VNDO 2016-350P Special Servicer to consult with the VNDO 2016-350P Directing Certificateholder in a manner substantially similar to that described herein under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the 350 Park Avenue Mortgage Loan”.

In addition, pursuant to the terms of the related Intercreditor Agreement, the holder of the 350 Park Avenue Mortgage Loan (or its representative, which will be the Directing Certificateholder or any other party assigned the rights to exercise the rights of the holder of the 350 Park Avenue Mortgage Loan, as and to the extent provided in the PSA) will have the right to receive copies of all notices, information and reports that the VNDO 2016-350P Master Servicer or the VNDO 2016-350P Special Servicer, as applicable, is required to provide to the VNDO 2016-350P Directing Certificateholder (within the same time frame such notices, information and reports are or would have been required to be provided to the VNDO 2016-350P Directing Certificateholder under the VNDO 2016-350P Trust and Servicing Agreement).

Similarly, such rights as described in the paragraph above are held by the holders of the non-controlling promissory note A-3, promissory note B-1 and promissory note B-2 (or their respective representatives).

Neither the VNDO 2016-350P Master Servicer nor the VNDO 2016-350P Special Servicer will be permitted to follow any advice or consultation provided by the VNDO 2016-350P Directing Certificateholder (or its representative) that would require or cause the VNDO 2016-350P Master Servicer or the VNDO 2016-350P Special Servicer, as applicable, to violate any applicable law, including the REMIC provisions of the Code, be inconsistent with the servicing standard under the VNDO 2016-350P Trust and Servicing Agreement, require or cause the VNDO 2016-350P Master Servicer or the VNDO 2016-350P Special Servicer, as applicable, to violate provisions of the related Intercreditor Agreement or the VNDO 2016-350P Trust and Servicing Agreement, require or cause the VNDO 2016-350P Master Servicer or the VNDO 2016-350P Special Servicer, as applicable, to violate the terms of the 350 Park Avenue Whole Loan, or materially expand the scope of any of the VNDO 2016-350P Master Servicer’s or the VNDO 2016-350P Special Servicer’s, as applicable, responsibilities under the related Intercreditor Agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the 350 Park Avenue Mortgage Loan” in this prospectus.

Application of Penalty Charges

The related Intercreditor Agreement provides that items in the nature of penalty charges paid on the 350 Park Avenue Whole Loan will first, be used to reduce, on a pro rata basis, the amounts payable on each of the 350 Park Avenue Mortgage Loan and the 350 Park Avenue Companion Loans by the amount necessary to reimburse the VNDO 2016-350P Master Servicer, the VNDO 2016-350P Trustee and the

VNDO 2016-350P Special Servicer for any interest accrued on any property advances and reimbursement of any property advances in accordance with the terms of the VNDO 2016-350P Trust and Servicing Agreement, second, be used to reduce the respective amounts payable on each of the 350 Park Avenue Mortgage Loan and the 350 Park Avenue Companion Loans by the amount necessary to pay the master servicer, the trustee, the VNDO 2016-350P Master Servicer and the VNDO 2016-350P Trustee and the master servicer and the trustee for any securitization of any other 350 Park Avenue Companion Loans, for any interest accrued on any P&I Advance (or analogous P&I advance made pursuant to the VNDO 2016-350P Trust and Servicing Agreement or other pooling and servicing agreement governing the securitization of a 350 Park Avenue Companion Loan) made with respect to such loan by such party (if and as specified in the PSA or the VNDO 2016-350P Trust and Servicing Agreement or other pooling and servicing agreement governing the securitization of a 350 Park Avenue Companion Loan, as applicable), third, be used to reduce, on a pro rata basis, the amounts payable on each of the 350 Park Avenue Mortgage Loan and the 350 Park Avenue Companion Loans by the amount necessary to pay additional trust fund expenses (other than unpaid special servicing fees, unpaid workout fees and liquidation fees, each as payable under the VNDO 2016-350P Trust and Servicing Agreement) incurred with respect to the 350 Park Avenue Whole Loan (as specified in the VNDO 2016-350P Trust and Servicing Agreement) and, finally, in the case of the remaining amount of penalty charges allocable to the 350 Park Avenue Mortgage Loan and the 350 Park Avenue Companion Loans, be paid to the VNDO 2016-350P Master Servicer and/or the VNDO 2016-350P Special Servicer as additional servicing compensation as provided in the VNDO 2016-350P Trust and Servicing Agreement.

Sale of Defaulted Loan

Pursuant to the terms of the related Intercreditor Agreement, if the 350 Park Avenue Whole Loan becomes a defaulted mortgage loan, and if the VNDO 2016-350P Directing Certificateholder (or the VNDO 2016-350P Special Servicer acting on its behalf) determines to sell the 350 Park Avenue Pari Passu Companion Loan in accordance with the VNDO 2016-350P Trust and Servicing Agreement, then the VNDO 2016-350P Special Servicer will be required to sell the 350 Park Avenue Pari Passu Companion Loans and the 350 Park Avenue Subordinate Companion Loan, together with the 350 Park Avenue Mortgage Loan, as one Whole Loan. In connection with any such sale, the VNDO 2016-350P Special Servicer will be required to follow the procedures contained in the VNDO 2016-350P Trust and Servicing Agreement.

Notwithstanding the foregoing, the VNDO 2016-350P Special Servicer will not be permitted to sell the 350 Park Avenue Whole Loan if it becomes a defaulted mortgage loan under the VNDO 2016-350P Trust and Servicing Agreement without the written consent of the issuing entity (or its representative), as holder of the 350 Park Avenue Mortgage Loan, or the holders of the other 350 Park Avenue Companion Loans unless the VNDO 2016-350P Special Servicer has delivered to each such holder (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the 350 Park Avenue Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the VNDO 2016-350P Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the 350 Park Avenue Whole Loan, and any documents in the servicing file reasonably requested by such holder (or its representative), that are material to the price of the 350 Park Avenue Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the VNDO 2016-350P Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the VNDO 2016-350P Master Servicer or the VNDO 2016-350P Special Servicer in connection with the proposed sale; provided, that the issuing entity (or its representative) or the holders of the other 350 Park Avenue Companion Loans may waive as to itself any of the delivery or timing requirements set forth in this sentence. The issuing entity (or its representative) or the holders of the other 350 Park Avenue Companion Loans will be permitted to bid at any sale of the 350 Park Avenue Whole Loan.

See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”, “—Sale of Defaulted Loans and REO Properties” and “—Servicing of the Non-Serviced Mortgage Loans—Servicing of the 350 Park Avenue Mortgage Loan” in this prospectus.

Special Servicer Appointment Rights

Pursuant to the related Intercreditor Agreement and the VNDO 2016-350P Trust and Servicing Agreement, the directing holder with respect to the 350 Park Avenue Whole Loan (or its representative) (which will be the VNDO 2016-350P Directing Certificateholder) will have the right, with or without cause, to replace the special servicer then acting with respect to the 350 Park Avenue Whole Loan and appoint a replacement special servicer in lieu of such special servicer without the consent of the holder of the 350 Park Avenue Mortgage Loan. The VNDO 2016-350P Directing Certificateholder (prior to a control event under the VNDO 2016-350P Trust and Servicing Agreement), and the applicable certificateholders under the VNDO 2016-350P Trust and Servicing Agreement with the requisite percentage of voting rights (after a control event under the VNDO 2016-350P Trust and Servicing Agreement) will have the right, with or without cause, to replace the VNDO 2016-350P Special Servicer and appoint a replacement special servicer in lieu thereof in accordance with the VNDO 2016-350P Trust and Servicing Agreement, as described under “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”, “Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” and “—Servicing of the Non-Serviced Mortgage Loans—Servicing of the 350 Park Avenue Mortgage Loan” in this prospectus.

The Prudential Plaza Whole Loan

General

One (1) Mortgage Loan, identified as “Prudential Plaza” on Annex A-1 (the “Prudential Plaza Mortgage Loan”), representing approximately 6.2% of the Initial Pool Balance, is part of a Whole Loan structure comprised of eight (8) promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property (the “Prudential Plaza Mortgaged Property”).

The Prudential Plaza Mortgage Loan is evidenced by one (1) promissory note designated as promissory note A-4-2, with a Cut-off Date Balance of $65,000,000. The portions of the Prudential Plaza Whole Loan (as defined below) evidenced by (i) promissory note A-1, with a Cut-off Date Balance of $115,000,000, which is included in the COMM 2015-CCRE26 Mortgage Trust, (ii) promissory note A-2-1, with a Cut-off Date Balance of $50,000,000, which is included in the CD 2016-CD1 Mortgage Trust, (iii) promissory note A-3-1, with a Cut-off Date Balance of $40,000,000, which is included in the COMM 2016-COR1 Mortgage Trust, (iv) promissory note A-2-2 and promissory note A-3-3, with an aggregate Cut-off Date Balance of $75,000,000, which are included in the CD 2016-CD2 Mortgage Trust and (v) promissory note A-3-2 and promissory note A-4-1, with an aggregate Cut-off Date Balance of $70,000,000, which are included in the CD 2017-CD3 Mortgage Trust, are collectively referred to in this prospectus as the “Prudential Plaza Pari Passu Companion Loans” and are pari passu in right of payment with the Prudential Plaza Mortgage Loan. The Prudential Plaza Mortgage Loan and the Prudential Plaza Pari Passu Companion Loans are collectively referred to in this prospectus as the “Prudential Plaza Whole Loan.” The Prudential Plaza Pari Passu Companion Loans will not be transferred to the issuing entity and will not be part of the Mortgage Pool.

The holders of the promissory notes evidencing the Prudential Plaza Whole Loan (the “Prudential Plaza Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each Prudential Plaza Noteholder.

Servicing

The Prudential Plaza Whole Loan is being serviced by Wells Fargo Bank, National Association, as master servicer (in such capacity, the “COMM 2015-CCRE26 Master Servicer”) and specially serviced by CWCapital Asset Management LLC, as special servicer (in such capacity, the “COMM 2015-CCRE26 Special Servicer”), pursuant to the pooling and servicing agreement entered into between Deutsche Mortgage & Asset Receiving Corporation, as depositor, the COMM 2015-CCRE26 Master Servicer, the COMM 2015-CCRE26 Special Servicer, Wilmington Trust, National Association, as trustee (in such capacity, the “COMM 2015-CCRE26 Trustee”), Wells Fargo Bank, National Association, as certificate administrator and custodian (in such capacity, the “COMM 2015-CCRE26 Certificate Administrator”), and Park Bridge Lender Services LLC, as operating advisor (in such capacity, the “COMM 2015-CCRE26 Operating Advisor”), in connection with the COMM 2015-CCRE26 Mortgage Trust (into which the

Prudential Plaza Pari Passu Companion Loan designated as promissory note A-1 has been deposited) (the “COMM 2015-CCRE26 Pooling and Servicing Agreement”), and, subject to the terms of the related Intercreditor Agreement, all decisions, consents, waivers, approvals and other actions on the part of any holder of the Prudential Plaza Whole Loan will be effected in accordance with the COMM 2015-CCRE26 Pooling and Servicing Agreement and the related Intercreditor Agreement.

The master servicer or the trustee, as applicable, will be responsible for making P&I Advances on the Prudential Plaza Mortgage Loan (but not on the Prudential Plaza Pari Passu Companion Loans) pursuant to the PSA, in each case, unless the master servicer, the special servicer or the trustee, as applicable, determines that such an Advance would be a Nonrecoverable Advance.

The COMM 2015-CCRE26 Master Servicer or the COMM 2015-CCRE26 Trustee, as applicable, will be obligated to make servicing advances with respect to the Prudential Plaza Whole Loan, in each case unless a similar determination of nonrecoverability is made under the COMM 2015-CCRE26 Pooling and Servicing Agreement.

Application of Payments

The related Intercreditor Agreement sets forth the respective rights of each of the holders of the Prudential Plaza Whole Loan and provides, in general, that all payments, proceeds and other recoveries on or in respect of the Prudential Plaza Whole Loan will be applied to the Prudential Plaza Mortgage Loan and the Prudential Plaza Pari Passu Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the applicable master servicer, special servicer, certificate administrator, trustee and operating advisor in accordance with the terms of the applicable pooling and servicing agreement).

Consultation and Control

The directing certificateholder under the related Intercreditor Agreement with respect to the Prudential Plaza Whole Loan will be the controlling class representative or such other party specified in the COMM 2015-CCRE26 Pooling and Servicing Agreement (such party, the “COMM 2015-CCRE26 Directing Certificateholder”). Certain decisions to be made with respect to the Prudential Plaza Whole Loan, including certain major decisions and the implementation of any recommended actions outlined in an asset status report pursuant to the COMM 2015-CCRE26 Pooling and Servicing Agreement, will require the approval of the COMM 2015-CCRE26 Directing Certificateholder.

Pursuant to the terms of the related Intercreditor Agreement, the Directing Certificateholder (a “Prudential Plaza Non-Controlling Note Holder”) will have the right to (i) receive copies of all notices, information and reports that the COMM 2015-CCRE26 Special Servicer is required to provide to the COMM 2015-CCRE26 Directing Certificateholder within the same time frame it is required to provide such notices, information and reports to the COMM 2015-CCRE26 Directing Certificateholder (but without regard to whether or not the COMM 2015-CCRE26 Directing Certificateholder actually has lost any rights to receive such information as a result of a consultation termination event under the COMM 2015-CCRE26 Pooling and Servicing Agreement) and (ii) consult on a strictly non-binding basis with respect to certain major decisions as set forth in the related Intercreditor Agreement and the implementation of any recommended actions outlined in an asset status report. The consultation right of the Prudential Plaza Non-Controlling Note Holder will expire 10 business days after the delivery by the COMM 2015-CCRE26 Special Servicer of notice and information relating to the matter subject to consultation, whether or not the Prudential Plaza Non-Controlling Note Holder has responded within such period; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the 10 business-day consultation period will begin anew from the date of such proposal and delivery of all information relating thereto. Notwithstanding the Prudential Plaza Non-Controlling Note Holder’s consultation rights described above, the COMM 2015-CCRE26 Special Servicer is permitted to make any major decision or take any action set forth in an asset status report before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Prudential Plaza Mortgage Loan and the Prudential Plaza Pari Passu Companion Loans.

Notwithstanding the foregoing consent or consultation rights, no direction or objection by the COMM 2015-CCRE26 Directing Certificateholder or the Prudential Plaza Non-Controlling Note Holder may require or cause the COMM 2015-CCRE26 Master Servicer or COMM 2015-CCRE26 Special Servicer, as applicable, to violate any provision of any related mortgage loan documents, applicable law, the COMM 2015-CCRE26 Pooling and Servicing Agreement, the related Intercreditor Agreement or the REMIC provisions of the Code, including, without limitation, the COMM 2015-CCRE26 Master Servicer’s or COMM 2015-CCRE26 Special Servicer’s obligation to act in accordance with the servicing standard or expose the COMM 2015-CCRE26 Master Servicer or COMM 2015-CCRE26 Special Servicer to liability, or materially expand the scope of the COMM 2015-CCRE26 Master Servicer’s or COMM 2015-CCRE26 Special Servicer’s responsibilities under the COMM 2015-CCRE26 Pooling and Servicing Agreement.

In addition to the consultation rights of the Prudential Plaza Non-Controlling Note Holder described above, the Prudential Plaza Non-Controlling Note Holder will have the right to annual conference calls with the COMM 2015-CCRE26 Master Servicer or COMM 2015-CCRE26 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the COMM 2015-CCRE26 Master Servicer or COMM 2015-CCRE26 Special Servicer, as applicable, in which servicing issues related to the Prudential Plaza Whole Loan are discussed.

Sale of Defaulted Loan

Pursuant to the terms of the related Intercreditor Agreement, if the Prudential Plaza Whole Loan becomes a defaulted mortgage loan pursuant to the terms of the COMM 2015-CCRE26 Pooling and Servicing Agreement, the COMM 2015-CCRE26 Special Servicer will be required to sell the Prudential Plaza Mortgage Loan together with the Prudential Plaza Pari Passu Companion Loans as a single whole loan in accordance with the provisions of the COMM 2015-CCRE26 Pooling and Servicing Agreement and the related Intercreditor Agreement; provided that the COMM 2015-CCRE26 Special Servicer will not be permitted to sell the Prudential Plaza Whole Loan without the consent of each Prudential Plaza Non-Controlling Note Holder unless the COMM 2015-CCRE26 Special Servicer has satisfied certain notice and information delivery requirements. The Prudential Plaza Whole Loan is required to be sold at a price established in accordance with the process described by the related Intercreditor Agreement and the COMM 2015-CCRE26 Pooling and Servicing Agreement.

Special Servicer Appointment Rights

The COMM 2015-CCRE26 Directing Certificateholder (prior to a control termination event) or certificateholders with the requisite percentage of voting rights (following a control termination event), pursuant to the COMM 2015-CCRE26 Pooling and Servicing Agreement, will have the right, with or without cause, to replace the COMM 2015-CCRE26 Special Servicer for the Prudential Plaza Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the Prudential Plaza Non-Controlling Note Holders as long as such replacement special servicer is a “qualified servicer” (as described in the related Intercreditor Agreement) and satisfies the other conditions set forth in the COMM 2015-CCRE26 Pooling and Servicing Agreement.

The Hilton Hawaiian Village Whole Loan

General

One (1) Mortgage Loan, identified as “Hilton Hawaiian Village” (the “Hilton Hawaiian Village Mortgage Loan”) on Annex A-1, representing approximately 6.0% of the Initial Pool Balance, is part of a Whole Loan comprised of twenty-one (21) promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Hilton Hawaiian Village Mortgage Loan is evidenced by two (2) promissory notes identified as promissory notes A-2-A-3 and A-2-A-4, with an aggregate Cut-off Date Balance of $62,250,000. The related Pari Passu Companion Loans (the “Hilton Hawaiian Village Pari Passu Companion Loans”) are pari passu with the Hilton Hawaiian Village Mortgage Loan. The Hilton Hawaiian Village Pari Passu Companion Loans are evidenced by fourteen (14) promissory notes with an aggregate Cut-off Date Balance of $634,350,000 that are not included in the issuing entity. The Hilton Hawaiian Village Subordinate Companion Loan is subordinate to the Hilton Hawaiian Village Mortgage Loan and the Hilton Hawaiian Village Pari Passu Companion Loans. The subordinate companion loan (the “Hilton Hawaiian Village Subordinate Companion Loan” and together with the Hilton Hawaiian Village Pari Passu Companion Loans, the “Hilton Hawaiian Village Companion Loans”) are evidenced by five (5) promissory notes with an aggregate Cut-off Date Balance of $578,400,000 that are not included in the issuing entity. Only the Hilton Hawaiian Village Mortgage Loan is included in the issuing entity. The Hilton Hawaiian Village Pari Passu Companion Loans evidenced by promissory notes A-1-A, A-1-B, A-1-C, A-1-D and A-1-E, with an aggregate principal balance as of the Cut-off Date of $171,600,000, and the Hilton Hawaiian Village Subordinate Companion Loan were contributed to the Hilton USA Trust 2016-HHV securitization. The Hilton Hawaiian Village Mortgage Loan, the Hilton Hawaiian Village Pari Passu Companion Loans and the Hilton Hawaiian Village Subordinate Companion Loan are collectively referred to in this prospectus as the “Hilton Hawaiian Village Whole Loan”. The rights of the holders of the promissory notes evidencing the Hilton Hawaiian Village Whole Loan (the “Hilton Hawaiian Village Noteholders”) are subject to an Intercreditor Agreement (the “Hilton Hawaiian Village Intercreditor Agreement”). The following summaries describe certain provisions of the Hilton Hawaiian Village Intercreditor Agreement.

Servicing

The Hilton Hawaiian Village Whole Loan(including the Hilton Hawaiian Village Mortgage Loan) and any related REO Property are serviced and administered pursuant to the trust and servicing agreement, dated November 28, 2016 (the “Hilton USA Trust 2016-HHV Trust and Servicing Agreement”) among J.P. Morgan Chase Commercial Mortgage Securities Corp. (the “Hilton USA Trust 2016-HHV Depositor”), Wells Fargo Bank, National Association (in such capacity, the “Hilton USA Trust 2016-HHV Master Servicer”), AEGON USA Realty Advisors, LLC (the “Hilton USA Trust 2016-HHV Special Servicer”), Wells Fargo Bank, National Association (in such capacity, the “Hilton USA Trust 2016-HHV Certificate Administrator” and Wilmington Trust, National Association (“Hilton USA Trust 2016-HHV Trustee”), in the manner described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Hilton Hawaiian Village Mortgage Loan”, but subject to the terms of the Hilton Hawaiian Village Intercreditor Agreement.

Application of Payments

The Hilton Hawaiian Village Intercreditor Agreement sets forth the respective rights of the Hilton Hawaiian Village Noteholders with respect to distributions of funds received in respect of the Hilton Hawaiian Village Whole Loan, and provides, in general, that:

Any collections received in respect of the Hilton Hawaiian Village Whole Loan or Mortgaged Property will be applied to the Hilton Hawaiian Village Mortgage Loan, the Hilton Hawaiian Village Pari Passu Companion Loans and the Hilton Hawaiian Village Subordinate Companion Loan in accordance with the related Mortgage Loan documents, the Hilton Hawaiian Village Intercreditor Agreement and the Hilton USA Trust 2016-HHV Trust and Servicing Agreement. Accordingly, subject to (a) payment of amounts for reserves or escrows required by the Whole Loan documents, (b) the right of the Hilton USA Trust 2016-HHV Master Servicer, the Hilton USA Trust 2016-HHV Special Servicer and the trustee and certificate administrator under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement to be reimbursed for any unanticipated trust fund expenses in accordance with the Hilton USA Trust 2016-HHV Trust and Servicing Agreement and (c) the right of the master servicer or trustee to be reimbursed for P&I Advances with respect to the Hilton Hawaiian Village Mortgage Loan, the monthly interest payment on the Hilton Hawaiian Village Whole Loan will be applied:

●	first, to pay accrued and unpaid interest on the Hilton Hawaiian Village Mortgage Loan and the Hilton Hawaiian Village Pari Passu Companion Loans on a pro rata and pari passu basis (other than default interest), in an amount equal to the accrued and unpaid interest on their respective notes at the applicable net note interest rate;

●	second, to the holders of the Hilton Hawaiian Village Mortgage Loan and the Hilton Hawaiian Village Pari Passu Companion Loans, on a pro rata and pari passu basis, in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to such payment date, until their respective balances have been reduced to zero;

●	third, to the holders of the Hilton Hawaiian Village Mortgage Loan and the Hilton Hawaiian Village Pari Passu Companion Loans, on a pro rata and pari passu basis, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to such holders in accordance with the terms the Hilton Hawaiian Village Intercreditor Agreement, plus interest thereon at the applicable net note interest rate compounded monthly from the date the related realized loss was allocated to each such holder, such amount to be allocated based on the amount of realized losses allocated to each such holder;

●	fourth, to the holder of the Hilton Hawaiian Village Subordinate Companion Loan, in an amount equal to the accrued and unpaid interest at the applicable net note interest rate;

●	fifth, to the holder of the Hilton Hawaiian Village Subordinate Companion Loan, in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to such payment date, until its balance has been reduced to zero;

●	sixth, to the holder of the Hilton Hawaiian Village Subordinate Companion Loan, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to such holder in accordance with the terms the Hilton Hawaiian Village Intercreditor Agreement, plus interest thereon at the applicable net note interest rate compounded monthly from the date the related realized loss was allocated to each such holder;

●	seventh, to pay any yield maintenance premium and yield maintenance default premium then due and payable in respect of the Hilton Hawaiian Village Mortgage Loan and the Hilton Hawaiian Village Pari Passu Companion Loans, on a pro rata and pari passu basis, then the Hilton Hawaiian Village Subordinate Companion Loan;

●	eighth, to pay default interest and late payment charges then due and owing under the Whole Loan, all of which will be applied in accordance with the Hilton USA Trust 2016-HHV Trust and Servicing Agreement; and

●	ninth, if any excess amount is available to be distributed in respect of the Hilton Hawaiian Village Whole Loan, and not otherwise applied in accordance with the foregoing clauses first – eighth, such amount will be paid to the holders of the Hilton Hawaiian Village Mortgage Loan, the Hilton Hawaiian Village Pari Passu Companion Loans and the Hilton Hawaiian Village Subordinate Companion Loan pro rata based on the initial principal balances of their notes.

If a P&I Advance is made with respect to the Hilton Hawaiian Village Mortgage Loan pursuant to the terms of the PSA, unless such P&I Advance is determined to be nonrecoverable, that P&I Advance, together with interest on that P&I Advance, may only be reimbursed out of future payments and collections on the Hilton Hawaiian Village Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances”, on other mortgage loans in this securitization, but not out of payments or other collections on the Hilton Hawaiian Village Companion Loans.

The issuing entity is required to pay its pro rata share of (i) any servicing advances or administrative advances and any interest accrued and payable on such advances at the advance rate and (ii) any unanticipated expenses and any other fees, costs or expenses incurred in connection with the servicing and administration of the Hilton Hawaiian Village Whole Loan (including, without, limitation, any costs, fees and expenses related to obtaining any rating agency confirmation and any indemnified items) in accordance with the Hilton USA Trust 2016-HHV Trust and Servicing Agreement and the Hilton Hawaiian Village Intercreditor Agreement to the extent that such amounts remain unpaid or unreimbursed after funds received from the borrower for payment of such amounts and any principal and interest collections allocable to the Hilton Hawaiian Village Subordinate Companion Loan have been applied to pay such amounts.

To the extent collections received after the final liquidation of the Hilton Hawaiian Village Whole Loan or the related Mortgaged Property are not sufficient to pay such fees and expenses incurred in connection with the servicing and administration of the Hilton Hawaiian Village Whole Loan or related Mortgaged Property in full, the issuing entity will be required to pay or reimburse its pro rata share of such unpaid fees and expenses (which will be determined based on the original principal balance of the Hilton Hawaiian Village Mortgage Loan, the Hilton Hawaiian Village Companion Loans and the Hilton Hawaiian Village Subordinate

Companion Loan) from general collections on the other mortgage loans in the trust. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the certificates.

Consultation and Control

The controlling noteholder under the Hilton Hawaiian Village Intercreditor Agreement will be the securitization trust created pursuant to the Hilton USA Trust 2016-HHV Trust and Servicing Agreement as holder of the promissory note A-1-A (the “Hilton Hawaiian Village Controlling Noteholder”). Pursuant to the terms of Hilton USA Trust 2016-HHV Trust and Servicing Agreement, the directing certificateholder of Hilton USA Trust 2016-HHV Trust (“Hilton USA Trust 2016-HHV Directing Certificateholder”) will have consent and/or consultation rights with respect to Hilton Hawaiian Village Whole Loan similar, but not necessarily identical, to those held by the Directing Certificateholder under the terms of the PSA. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of The Hilton Hawaiian Village Whole Loan”.

Pursuant to the terms of the Hilton Hawaiian Village Intercreditor Agreement, so long as the Hilton USA Trust 2016-HHV securitization trust has not been terminated, the issuing entity, as a non-controlling note holder, will have the right to be consulted on a strictly non-binding basis with respect to certain major decisions to be taken with respect to the Hilton Hawaiian Village Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Hilton Hawaiian Village Whole Loan. The consultation rights of the issuing entity will expire 10 business days following the delivery of written notice and information relating to the matter subject to consultation whether or not the issuing entity has responded within such period; provided that if the Hilton Hawaiian Village Controlling Noteholder, the Hilton USA Trust 2016-HHV Master Servicer or the Hilton USA Trust 2016-HHV Special Servicer, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. Notwithstanding the consultation rights of the issuing entity as described above, the Hilton Hawaiian Village Controlling Noteholder or the Hilton USA Trust 2016-HHV Special Servicer, as applicable, is permitted to make any material decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Hilton Hawaiian Village Mortgage Loan, the Hilton Hawaiian Village Pari Passu Companion Loans and the Hilton Hawaiian Village Subordinate Companion Loan. Neither the Hilton Hawaiian Village Controlling Noteholder, the Hilton USA Trust 2016-HHV Master Servicer nor the Hilton USA Trust 2016-HHV Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the holder of the Hilton Hawaiian Village Mortgage Loan (or its representative).

In addition to the consultation rights described above, the issuing entity, as the holder of the Hilton Hawaiian Village Mortgage Loan (or its representatives), will have the right to attend (in-person or telephonically in the discretion of the Hilton USA Trust 2016-HHV Master Servicer) annual meetings with the Hilton Hawaiian Village Controlling Noteholder (or the Hilton USA Trust 2016-HHV Master Servicer or Hilton USA Trust 2016-HHV Special Servicer, as applicable, acting on its behalf) upon reasonable notice and at times reasonably acceptable to the Hilton USA Trust 2016-HHV Master Servicer or Hilton USA Trust 2016-HHV Special Servicer, as applicable, for the purpose of discussing servicing issues related to the Hilton Hawaiian Village Whole Loan; provided that the holder of the Hilton Hawaiian Village Mortgage Loan executes, at the request of the Hilton USA Trust 2016-HHV Master Servicer or Hilton USA Trust 2016-HHV Special Servicer, as applicable, a confidentiality agreement in form and substance satisfactory to the holder of Hilton Hawaiian Village Mortgage Loan, the Hilton Hawaiian Village Controlling Noteholder and the Hilton USA Trust 2016-HHV Master Servicer or Hilton USA Trust 2016-HHV Special Servicer, as applicable.

Sale of Defaulted Hilton Hawaiian Village Whole Loan

Pursuant to the terms of the Hilton Hawaiian Village Intercreditor Agreement, if the Hilton Hawaiian Village Whole Loan become a defaulted loan pursuant to the terms of the Hilton USA Trust 2016-HHV Trust and Servicing Agreement, and if the Hilton USA Trust 2016-HHV Special Servicer determines to sell the Hilton Hawaiian Village Pari Passu Companion Loans and the Hilton Hawaiian Village Subordinate Companion Loan included in the Hilton USA Trust 2016-HHV securitization in accordance with the Hilton USA Trust 2016-HHV Trust and Servicing Agreement, then the Hilton USA Trust 2016-HHV Special

Servicer will be required to sell the Hilton Hawaiian Village Mortgage Loan together with the Hilton Hawaiian Village Pari Passu Companion Loans and the Hilton Hawaiian Village Subordinate Companion Loan as one whole loan. In connection with any such sale, the Hilton USA Trust 2016-HHV Special Servicer will be required to follow the procedures set forth under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Hilton Hawaiian Village Mortgage Loan”.

Notwithstanding the foregoing, the Hilton USA Trust 2016-HHV Special Servicer will not be permitted to sell the Hilton Hawaiian Village Whole Loan if such loan becomes a defaulted loan without the written consent of the issuing entity as holder of the Hilton Hawaiian Village Mortgage Loan (provided that such consent is not required if the issuing entity is a borrower related party) unless the Hilton USA Trust 2016-HHV Special Servicer has delivered to the issuing entity: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Hilton Hawaiian Village Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Hilton USA Trust 2016-HHV Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Hilton Hawaiian Village Whole Loan, and any documents in the servicing file reasonably requested by the issuing entity that are material to the price of the Hilton Hawaiian Village Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Hilton USA Trust 2016-HHV Master Servicer or the Hilton USA Trust 2016-HHV Special Servicer in connection with the proposed sale; provided that the issuing entity may waive any of the delivery or timing requirements described in this sentence.

Special Servicer Appointment Rights

Pursuant to the terms of the Hilton Hawaiian Village Intercreditor Agreement and the Hilton USA Trust 2016-HHV Trust and Servicing Agreement, the securitization trust created pursuant to the Hilton USA Trust 2016-HHV Trust and Servicing Agreement, as the lead securitization trust will have the right, with or without cause, to replace the Hilton USA Trust 2016-HHV Special Servicer then acting with respect to the Hilton Hawaiian Village Whole Loan and appoint a replacement special servicer in accordance with the Hilton USA Trust 2016-HHV Trust and Servicing Agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Hilton Hawaiian Village Mortgage Loan”.

The Landmark Square Whole Loan

General

One (1) Mortgage Loan, identified as “Landmark Square” (the “Landmark Square Mortgage Loan”) on Annex A-1, representing approximately 4.7% of the Initial Pool Balance, is part of a Whole Loan structure comprised of two (2) promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Landmark Square Mortgage Loan is evidenced by promissory note A-2 with a Cut-off Date Balance of $49,000,000. The related Pari Passu Companion Loan (the “Landmark Square Controlling Pari Passu Companion Loan”) is evidenced by promissory note A-1 with a Cut-off Date Balance of $51,000,000 that is not included in the issuing entity. Only the Landmark Square Mortgage Loan is included in the issuing entity. The Landmark Square Mortgage Loan and the Landmark Square Controlling Pari Passu Companion Loan are pari passu with each other in terms of priority and are collectively referred to in this prospectus as the “Landmark Square Whole Loan”. The Landmark Square Controlling Pari Passu Companion Loan is currently held by JPMorgan Chase Bank, National Association but is anticipated to be securitized in the JPMCC 2017-JP5 transaction. The rights of the issuing entity as the holder of the Landmark Square Mortgage Loan and the rights of the holder of the Landmark Square Controlling Pari Passu Companion Loan are subject to an Intercreditor Agreement (the “Landmark Square Intercreditor Agreement”). The following summaries describe certain provisions of the Landmark Square Intercreditor Agreement.

Servicing

The Landmark Square Whole Loan will be serviced and administered pursuant to the terms of the “JPMCC 2017-JP5 Pooling and Servicing Agreement”. The JPMCC 2017-JP5 Pooling and Servicing

Agreement is anticipated to be entered into in connection with the securitization of the Landmark Square Controlling Pari Passu Companion Loan. For a summary of certain provisions of the JPMCC 2017-JP5 Pooling and Servicing Agreement, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Landmark Square Mortgage Loan”.

Application of Payments

The Landmark Square Intercreditor Agreement sets forth the respective rights of the holder of the Landmark Square Mortgage Loan and the holder of the Landmark Square Controlling Pari Passu Companion Loan with respect to distributions of funds received in respect of the Landmark Square Whole Loan, and provides, in general, that:

●	the Landmark Square Mortgage Loan and the Landmark Square Controlling Pari Passu Companion Loan are of equal priority with each other and no portion of either of them will have priority or preference over any portion of the other or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the Landmark Square Whole Loan or the related Mortgaged Property will be applied to the Landmark Square Mortgage Loan and the Landmark Square Controlling Pari Passu Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment of amounts for reserves or escrows required by the related Landmark Square Whole Loan documents and payment and reimbursement rights of the “JPMCC 2017-JP5 Master Servicer”, the “JPMCC 2017-JP5 Special Servicer”, the “JPMCC 2017-JP5 Trustee”, the “JPMCC 2017-JP5 Operating Advisor”, the “JPMCC 2017-JP5 Certificate Administrator”, the “JPMCC 2017-JP5 Asset Representations Reviewer” and the “JPMCC 2017-JP5 Depositor”) in accordance with the terms of the Landmark Square Intercreditor Agreement and the JPMCC 2017-JP5 Pooling and Servicing Agreement; and

●	costs, fees, expenses, losses and shortfalls relating to the Landmark Square Whole Loan will be allocated, on a pro rata and pari passu basis, to the Landmark Square Mortgage Loan and the Landmark Square Controlling Pari Passu Companion Loan in accordance with the terms of the Landmark Square Intercreditor Agreement and the JPMCC 2017-JP5 Pooling and Servicing Agreement.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Landmark Square Mortgage Loan, then that P&I Advance, together with interest on that P&I Advance, may only be reimbursed out of future payments and collections on the Landmark Square Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the Landmark Square Controlling Pari Passu Companion Loan or any loans included in any securitization trust related to the Landmark Square Controlling Pari Passu Companion Loan.

Certain costs and expenses (such as a pro rata share of any servicing advance with respect to the Landmark Square Whole Loan made pursuant to the JPMCC 2017-JP5 Pooling and Servicing Agreement) allocable to the Landmark Square Mortgage Loan in accordance with the JPMCC 2017-JP5 Pooling and Servicing Agreement and the Landmark Square Intercreditor Agreement may be paid or reimbursed out of payments and other collections on the mortgage pool. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the certificates.

See “Pooling and Servicing Agreement—Advances” and “—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Landmark Square Mortgage Loan” for more information regarding the allocation of collections and expenses in respect of the Landmark Square Whole Loan.

Consultation and Control

The controlling noteholder under the Landmark Square Intercreditor Agreement will be the JPMCC 2017-JP5 Directing Certificateholder. The JPMCC 2017-JP5 Directing Certificateholder (so long as a control termination event under the JPMCC 2017-JP5 Pooling and Servicing Agreement has not occurred and is continuing), and the applicable certificateholders under the JPMCC 2017-JP5 Pooling and Servicing

Agreement with the requisite percentage of voting rights (so long as a control termination event under the JPMCC 2017-JP5 Pooling and Servicing Agreement has occurred and is continuing) will exercise the rights of the JPMCC 2017-JP5 Securitization Trust as controlling noteholder, and will have the right, with or without cause, to replace the special servicer then acting with respect to the Landmark Square Whole Loan and appoint a replacement special servicer, in accordance with, and subject to the limitations set forth in, the JPMCC 2017-JP5 Pooling and Servicing Agreement.

For more information regarding the rights of the JPMCC 2017-JP5 Directing Certificateholder under the JPMCC 2017-JP5 Pooling and Servicing Agreement, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Landmark Square Mortgage Loan”.

Pursuant to the terms of the Landmark Square Intercreditor Agreement, the issuing entity, as a non-controlling note holder, will have the right (regardless of whether a control termination event or a consultation termination event exists under the JPMCC 2017-JP5 Pooling and Servicing Agreement) to (i) receive copies of all notices, information and reports that the JPMCC 2017-JP5 Master Servicer or JPMCC 2017-JP5 Special Servicer, as applicable, is required to provide to the JPMCC 2017-JP5 Directing Certificateholder (within the same time frame such notices, information and reports are or would have been required to be provided to the JPMCC 2017-JP5 Directing Certificateholder under the JPMCC 2017-JP5 Pooling and Servicing Agreement without regard to the occurrence of a control termination event or consultation termination event under the JPMCC 2017-JP5 Pooling and Servicing Agreement) with respect to any “major decisions” (as defined under the Landmark Square Intercreditor Agreement) to be taken with respect to the Landmark Square Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Landmark Square Whole Loan and (ii) consult on a strictly non-binding basis with respect to (x) any such “major decisions” regarding the Landmark Square Whole Loan as set forth in the Landmark Square Intercreditor Agreement or (y) the implementation of any recommended actions outlined in an asset status report in respect of the Landmark Square Whole Loan, to the extent the issuing entity requests such consultation. The consultation right of the issuing entity will expire 10 business days after the delivery of written notice, together with copies of the notice, information and report required to be provided to the JPMCC 2017-JP5 Directing Certificateholder relating to the matter subject to consultation, whether or not the issuing entity has responded within such period; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the 10 business-day consultation period will begin anew from the date of such proposal and delivery of the related information. Notwithstanding the issuing entity’s consultation rights described above, the JPMCC 2017-JP5 Master Servicer or JPMCC 2017-JP5 Special Servicer, as applicable, is permitted to make any “major decision” or take any action set forth in an asset status report in respect of the Landmark Square Whole Loan before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Landmark Square Mortgage Loan and the Landmark Square Controlling Pari Passu Companion Loan. Neither the JPMCC 2017-JP5 Master Servicer nor the JPMCC 2017-JP5 Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the issuing entity (or its representative).

Neither the JPMCC 2017-JP5 Master Servicer nor the JPMCC 2017-JP5 Special Servicer will be permitted to follow any direction, advice or consultation provided by the issuing entity (or its representative) or the holder of the Landmark Square Controlling Pari Passu Companion Loan (or their representatives) that would require or cause the JPMCC 2017-JP5 Master Servicer or the JPMCC 2017-JP5 Special Servicer, as applicable, to violate any applicable law, including the REMIC Regulations, be inconsistent with the servicing standard under the JPMCC 2017-JP5 Pooling and Servicing Agreement, require or cause the JPMCC 2017-JP5 Master Servicer or the JPMCC 2017-JP5 Special Servicer, as applicable, to violate provisions of the Landmark Square Intercreditor Agreement, the JPMCC 2017-JP5 Pooling and Servicing Agreement or the Landmark Square Whole Loan documents, or materially expand the scope of any of the JPMCC 2017-JP5 Master Servicer’s or the JPMCC 2017-JP5 Special Servicer’s, as applicable, responsibilities.

In addition to the consultation rights of the issuing entity described above, the issuing entity (or its representative) will have the right to attend (in-person or telephonically in the discretion of the JPMCC 2017-JP5 Master Servicer or JPMCC 2017-JP5 Special Servicer, as applicable) annual meetings with the JPMCC 2017-JP5 Master Servicer or JPMCC 2017-JP5 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the JPMCC 2017-JP5 Master Servicer or JPMCC 2017-JP5

Special Servicer, as applicable, in which servicing issues related to the Landmark Square Whole Loan may be discussed, provided that the issuing entity executes, at the request of the JPMCC 2017-JP5 Master Servicer or JPMCC 2017-JP5 Special Servicer, as applicable, a confidentiality agreement in form and substance satisfactory to the parties.

Sale of Defaulted Loan

Pursuant to the terms of the Landmark Square Intercreditor Agreement, if the Landmark Square Whole Loan becomes a “defaulted loan” pursuant to the terms of the JPMCC 2017-JP5 Pooling and Servicing Agreement, and if the JPMCC 2017-JP5 Special Servicer determines to sell the Landmark Square Controlling Pari Passu Companion Loan in accordance with the JPMCC 2017-JP5 Pooling and Servicing Agreement, then the JPMCC 2017-JP5 Special Servicer will be required to sell the Landmark Square Mortgage Loan together with the Landmark Square Controlling Pari Passu Companion Loan as a single whole loan in accordance with the procedures set forth under the JPMCC 2017-JP5 Pooling and Servicing Agreement.

Notwithstanding the foregoing, the JPMCC 2017-JP5 Special Servicer will not be permitted to sell the Landmark Square Whole Loan if such Whole Loan becomes a defaulted whole loan without the written consent of the issuing entity as holder of the Landmark Square Mortgage Loan (provided that such consent is not required if the issuing entity is the borrower or an affiliate of the borrower) unless the JPMCC 2017-JP5 Special Servicer has delivered to the issuing entity: (a) at least 15 business days prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the JPMCC 2017-JP5 Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Landmark Square Whole Loan, and any documents in the servicing file reasonably requested by the issuing entity that are material to the price of the Landmark Square Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the JPMCC 2017-JP5 Directing Certificateholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the JPMCC 2017-JP5 Master Servicer or the JPMCC 2017-JP5 Special Servicer in connection with the proposed sale; provided that the issuing entity may waive as to itself any of the delivery or timing requirements described in this sentence. Subject to the terms of the JPMCC 2017-JP5 Pooling and Servicing Agreement, the issuing entity (or its representative) will be permitted to submit an offer at any sale of the related Whole Loan unless it is the borrower or an affiliate or agent of the borrower.

Special Servicer Appointment Rights

Pursuant to the terms of the Landmark Square Intercreditor Agreement and the JPMCC 2017-JP5 Pooling and Servicing Agreement, the JPMCC 2017-JP5 Directing Certificateholder (so long as a control termination event under the JPMCC 2017-JP5 Pooling and Servicing Agreement has not occurred and is not continuing) and the applicable certificateholders under the JPMCC 2017-JP5 Pooling and Servicing Agreement with the requisite percentage of voting rights (so long as a control termination event under the JPMCC 2017-JP5 Pooling and Servicing Agreement has occurred and is continuing) will have the right, with or without cause, to replace the special servicer then acting with respect to the Landmark Square Whole Loan and appoint a replacement special servicer, in accordance with, and subject to the limitations set forth in, the JPMCC 2017-JP5 Pooling and Servicing Agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Landmark Square Mortgage Loan”

The Dallas Design District Whole Loan

General

One (1) Mortgage Loan, identified as “Dallas Design District” (the “Dallas Design District Mortgage Loan”) on Annex A-1, representing approximately 4.3% of the Initial Pool Balance, is part of a Whole Loan structure comprised of two (2) promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Dallas Design District Mortgage Loan is evidenced by promissory note A-2 with a Cut-off Date Balance of $45,000,000. The related Pari Passu Companion Loan (the “Dallas Design District Controlling Pari Passu Companion Loan”) is evidenced by promissory note A-1 with a Cut-off Date Balance of $75,000,000 that is not included in the issuing entity. Only the Dallas Design District Mortgage Loan is included in the issuing entity. The Dallas Design District Mortgage Loan and the Dallas Design District Controlling Pari Passu Companion Loan are pari passu with each other in terms of priority and are collectively referred to in this prospectus as the “Dallas Design District Whole Loan”. The Dallas Design District Controlling Pari Passu Companion Loan is currently held by JPMorgan Chase Bank, National Association but is anticipated to be securitized in the JPMCC 2017-JP5 transaction. The rights of the issuing entity as the holder of the Dallas Design District Mortgage Loan and the rights of the holder of the Dallas Design District Controlling Pari Passu Companion Loan are subject to an Intercreditor Agreement (the “Dallas Design District Intercreditor Agreement”). The following summaries describe certain provisions of the Dallas Design District Intercreditor Agreement.

Servicing

The Dallas Design District Whole Loan will be serviced and administered pursuant to the terms of the JPMCC 2017-JP5 Pooling and Servicing Agreement. The JPMCC 2017-JP5 Pooling and Servicing Agreement is anticipated to be entered into in connection with the securitization of the Dallas Design District Controlling Pari Passu Companion Loan. For a summary of certain provisions of the JPMCC 2017-JP5 Pooling and Servicing Agreement, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Dallas Design District Mortgage Loan”.

Application of Payments

The Dallas Design District Intercreditor Agreement sets forth the respective rights of the holder of the Dallas Design District Mortgage Loan and the holder of the Dallas Design District Controlling Pari Passu Companion Loan with respect to distributions of funds received in respect of the Dallas Design District Whole Loan, and provides, in general, that:

●	the Dallas Design District Mortgage Loan and the Dallas Design District Controlling Pari Passu Companion Loan are of equal priority with each other and no portion of either of them will have priority or preference over any portion of the other or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the Dallas Design District Whole Loan or the related Mortgaged Property will be applied to the Dallas Design District Mortgage Loan and the Dallas Design District Controlling Pari Passu Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment of amounts for reserves or escrows required by the related Dallas Design District Whole Loan documents and payment and reimbursement rights of the JPMCC 2017-JP5 Master Servicer, the JPMCC 2017-JP5 Special Servicer, the JPMCC 2017-JP5 Trustee, the JPMCC 2017-JP5 Operating Advisor, the JPMCC 2017-JP5 Certificate Administrator, the JPMCC 2017-JP5 Asset Representations Reviewer and the JPMCC 2017-JP5 Depositor) in accordance with the terms of the Dallas Design District Intercreditor Agreement and the JPMCC 2017-JP5 Pooling and Servicing Agreement; and

●	costs, fees, expenses, losses and shortfalls relating to the Dallas Design District Whole Loan will be allocated, on a pro rata and pari passu basis, to the Dallas Design District Mortgage Loan and the Dallas Design District Controlling Pari Passu Companion Loan in accordance with the terms of the Dallas Design District Intercreditor Agreement and the JPMCC 2017-JP5 Pooling and Servicing Agreement.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Dallas Design District Mortgage Loan, then that P&I Advance, together with interest on that P&I Advance, may only be reimbursed out of future payments and collections on the Dallas Design District Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the Dallas Design District Controlling Pari Passu

Companion Loan or any loans included in any securitization trust related to the Dallas Design District Controlling Pari Passu Companion Loan.

Certain costs and expenses (such as a pro rata share of any servicing advance with respect to the Dallas Design District Whole Loan made pursuant to the JPMCC 2017-JP5 Pooling and Servicing Agreement) allocable to the Dallas Design District Mortgage Loan in accordance with the JPMCC 2017-JP5 Pooling and Servicing Agreement and the Dallas Design District Intercreditor Agreement may be paid or reimbursed out of payments and other collections on the mortgage pool. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the certificates.

See “Pooling and Servicing Agreement—Advances” and “—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Dallas Design District Mortgage Loan” for more information regarding the allocation of collections and expenses in respect of the Dallas Design District Whole Loan.

Consultation and Control

The controlling noteholder under the Dallas Design District Intercreditor Agreement will be the JPMCC 2017-JP5 Directing Certificateholder. The JPMCC 2017-JP5 Directing Certificateholder (so long as a control termination event under the JPMCC 2017-JP5 Pooling and Servicing Agreement has not occurred and is continuing), and the applicable certificateholders under the JPMCC 2017-JP5 Pooling and Servicing Agreement with the requisite percentage of voting rights (so long as a control termination event under the JPMCC 2017-JP5 Pooling and Servicing Agreement has occurred and is continuing) will exercise the rights of the JPMCC 2017-JP5 Securitization Trust as controlling noteholder, and will have the right, with or without cause, to replace the special servicer then acting with respect to the Dallas Design District Whole Loan and appoint a replacement special servicer, in accordance with, and subject to the limitations set forth in, the JPMCC 2017-JP5 Pooling and Servicing Agreement.

For more information regarding the rights of the JPMCC 2017-JP5 Directing Certificateholder under the JPMCC 2017-JP5 Pooling and Servicing Agreement, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Dallas Design District Mortgage Loan”.

Pursuant to the terms of the Dallas Design District Intercreditor Agreement, the issuing entity, as a non-controlling note holder, will have the right (regardless of whether a control termination event or a consultation termination event exists under the JPMCC 2017-JP5 Pooling and Servicing Agreement) to (i) receive copies of all notices, information and reports that the JPMCC 2017-JP5 Master Servicer or JPMCC 2017-JP5 Special Servicer, as applicable, is required to provide to the JPMCC 2017-JP5 Directing Certificateholder (within the same time frame such notices, information and reports are or would have been required to be provided to the JPMCC 2017-JP5 Directing Certificateholder under the JPMCC 2017-JP5 Pooling and Servicing Agreement without regard to the occurrence of a control termination event or consultation termination event under the JPMCC 2017-JP5 Pooling and Servicing Agreement) with respect to any “major decisions” (as defined under the Dallas Design District Intercreditor Agreement) to be taken with respect to the Dallas Design District Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Dallas Design District Whole Loan and (ii) consult on a strictly non-binding basis with respect to (x) any such “major decisions” regarding the Dallas Design District Whole Loan as set forth in the Dallas Design District Intercreditor Agreement or (y) the implementation of any recommended actions outlined in an asset status report in respect of the Dallas Design District Whole Loan, to the extent the issuing entity requests such consultation. The consultation right of the issuing entity will expire 10 business days after the delivery of written notice, together with copies of the notice, information and report required to be provided to the JPMCC 2017-JP5 Directing Certificateholder relating to the matter subject to consultation, whether or not the issuing entity has responded within such period; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the 10 business-day consultation period will begin anew from the date of such proposal and delivery of the related information. Notwithstanding the issuing entity’s consultation rights described above, the JPMCC 2017-JP5 Master Servicer or JPMCC 2017-JP5 Special Servicer, as applicable, is permitted to make any “major decision” or take any action set forth in an asset status report in respect of the Dallas Design District Whole Loan before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Dallas Design District Mortgage Loan and the Dallas Design District Controlling Pari Passu

Companion Loan. Neither the JPMCC 2017-JP5 Master Servicer nor the JPMCC 2017-JP5 Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the issuing entity (or its representative).

Neither the JPMCC 2017-JP5 Master Servicer nor the JPMCC 2017-JP5 Special Servicer will be permitted to follow any direction, advice or consultation provided by the issuing entity (or its representative) or the holder of the Dallas Design District Controlling Pari Passu Companion Loan (or their representatives) that would require or cause the JPMCC 2017-JP5 Master Servicer or the JPMCC 2017-JP5 Special Servicer, as applicable, to violate any applicable law, including the REMIC Regulations, be inconsistent with the servicing standard under the JPMCC 2017-JP5 Pooling and Servicing Agreement, require or cause the JPMCC 2017-JP5 Master Servicer or the JPMCC 2017-JP5 Special Servicer, as applicable, to violate provisions of the Dallas Design District Intercreditor Agreement, the JPMCC 2017-JP5 Pooling and Servicing Agreement or the Dallas Design District Whole Loan documents, or materially expand the scope of any of the JPMCC 2017-JP5 Master Servicer’s or the JPMCC 2017-JP5 Special Servicer’s, as applicable, responsibilities.

In addition to the consultation rights of the issuing entity described above, the issuing entity (or its representative) will have the right to attend (in-person or telephonically in the discretion of the JPMCC 2017-JP5 Master Servicer or JPMCC 2017-JP5 Special Servicer, as applicable) annual meetings with the JPMCC 2017-JP5 Master Servicer or JPMCC 2017-JP5 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the JPMCC 2017-JP5 Master Servicer or JPMCC 2017-JP5 Special Servicer, as applicable, in which servicing issues related to the Dallas Design District Whole Loan may be discussed, provided that the issuing entity executes, at the request of the JPMCC 2017-JP5 Master Servicer or JPMCC 2017-JP5 Special Servicer, as applicable, a confidentiality agreement in form and substance satisfactory to the parties.

Sale of Defaulted Loan

Pursuant to the terms of the Dallas Design District Intercreditor Agreement, if the Dallas Design District Whole Loan becomes a “defaulted loan” pursuant to the terms of the JPMCC 2017-JP5 Pooling and Servicing Agreement, and if the JPMCC 2017-JP5 Special Servicer determines to sell the Dallas Design District Controlling Pari Passu Companion Loan in accordance with the JPMCC 2017-JP5 Pooling and Servicing Agreement, then the JPMCC 2017-JP5 Special Servicer will be required to sell the Dallas Design District Mortgage Loan together with the Dallas Design District Controlling Pari Passu Companion Loan as a single whole loan in accordance with the procedures set forth under the JPMCC 2017-JP5 Pooling and Servicing Agreement.

Notwithstanding the foregoing, the JPMCC 2017-JP5 Special Servicer will not be permitted to sell the Dallas Design District Whole Loan if such Whole Loan becomes a defaulted whole loan without the written consent of the issuing entity as holder of the Dallas Design District Mortgage Loan (provided that such consent is not required if the issuing entity is the borrower or an affiliate of the borrower) unless the JPMCC 2017-JP5 Special Servicer has delivered to the issuing entity: (a) at least 15 business days prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the JPMCC 2017-JP5 Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Dallas Design District Whole Loan, and any documents in the servicing file reasonably requested by the issuing entity that are material to the price of the Dallas Design District Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the JPMCC 2017-JP5 Directing Certificateholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the JPMCC 2017-JP5 Master Servicer or the JPMCC 2017-JP5 Special Servicer in connection with the proposed sale; provided that the issuing entity may waive as to itself any of the delivery or timing requirements described in this sentence. Subject to the terms of the JPMCC 2017-JP5 Pooling and Servicing Agreement, the issuing entity (or its representative) will be permitted to submit an offer at any sale of the related Whole Loan unless it is the borrower or an affiliate or agent of the borrower.

Special Servicer Appointment Rights

Pursuant to the terms of the Dallas Design District Intercreditor Agreement and the JPMCC 2017-JP5 Pooling and Servicing Agreement, the JPMCC 2017-JP5 Directing Certificateholder (so long as a control termination event under the JPMCC 2017-JP5 Pooling and Servicing Agreement has not occurred and is continuing) and the applicable certificateholders under the JPMCC 2017-JP5 Pooling and Servicing Agreement with the requisite percentage of voting rights (so long as a control termination event under the JPMCC 2017-JP5 Pooling and Servicing Agreement has occurred and is continuing) will have the right, with or without cause, to replace the special servicer then acting with respect to the Dallas Design District Whole Loan and appoint a replacement special servicer, in accordance with, and subject to the limitations set forth in, the JPMCC 2017-JP5 Pooling and Servicing Agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Dallas Design District Mortgage Loan”.

The Moffett Gateway Whole Loan

General

One (1) Mortgage Loan, identified as “Moffett Gateway” (the “Moffett Gateway Mortgage Loan”) on Annex A-1, representing approximately 3.8% of the Initial Pool Balance, is part of a Whole Loan structure comprised of six (6) promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Moffett Gateway Mortgage Loan is evidenced by one (1) promissory note identified as note A-3 with a Cut-off Date Balance of $40,000,000. The related Pari Passu Companion Loans (the “Moffett Gateway Pari Passu Companion Loans”) are pari passu with the Moffett Gateway Mortgage Loan. The Moffett Gateway Pari Passu Companion Loans are evidenced by four (4) promissory notes (promissory notes A-1, A-2, A-4 and A-5) with an aggregate Cut-off Date Balance of $203,000,000 that are not included in the issuing entity. The Moffett Gateway Subordinate Companion Loan consists of one (1) subordinate companion loan, which is subordinate to the Moffett Gateway Mortgage Loan and the Moffett Gateway Pari Passu Companion Loans. The subordinate companion loan (the “Moffett Gateway Subordinate Companion Loan” and together with the Moffett Gateway Pari Passu Companion Loans, the “Moffett Gateway Companion Loans”) is evidenced by one (1) promissory note identified as promissory note B-1, with a Cut-off Date Balance of $102,000,000 that is not included in the issuing entity. Only the Moffett Gateway Mortgage Loan is included in the issuing entity. The Moffett Gateway Mortgage Loan, the Moffett Gateway Pari Passu Companion Loans and the Moffett Gateway Subordinate Companion Loan are collectively referred to in this prospectus as the “Moffett Gateway Whole Loan”. The Moffett Gateway Pari Passu Companion Loan evidenced by promissory note A-1 is currently held by JPMCB, but is being securitized in the JPMCC 2017-JP5 transaction. The Moffett Gateway Pari Passu Companion Loan evidenced by promissory note A-2 with a Cut-off Date Balance of $60,000,000 has been securitized in the JPMCC 2016-JP4 transaction. The Moffett Gateway Pari Passu Companion Loan evidenced by promissory note A-5 with a Cut-off Date Balance of $43,000,000 has been securitized in the JPMDB 2016-C4 transaction. The Moffett Gateway Subordinate Companion Loan was sold to Meritz Private Real Estate Fund 3. The Moffett Gateway Pari Passu Companion Loan evidenced by promissory note A-4 with a Cut-off Date Balance of $20,000,000 is expected to be included in one or more securitizations; however, we can provide no assurances that this will ultimately occur.

The rights of the holders of the promissory notes evidencing the Moffett Gateway Whole Loan (the “Moffett Gateway Noteholders”) are subject to an Intercreditor Agreement (the “Moffett Gateway Intercreditor Agreement”). The following summaries describe certain provisions of the Moffett Gateway Intercreditor Agreement.

Prior to the occurrence of a Control Appraisal Period with respect to the Moffett Gateway Whole Loan, the holder of the Moffett Gateway Subordinate Companion Loan will have the right to cure certain defaults by the borrower, and the right to approve certain modifications and consent to certain actions to be taken with respect to the Moffett Gateway Whole Loan, each as more fully described below. A “Control Appraisal Period” will exist with respect to the Moffett Gateway Whole Loan, if and for so long as (a)(1) the initial principal balance of the Moffett Gateway Subordinate Companion Loan minus (2) the sum (without duplication) of (x) any payments of principal allocated to, and received on, the Moffett Gateway Subordinate Companion Loan, (y) any appraisal reductions for the Moffett Gateway Whole Loan that are allocated to the Moffett Gateway Subordinate Companion Loan and (z) any losses realized with respect to the Mortgaged Property or the Moffett Gateway Whole Loan that are allocated to the Moffett Gateway Subordinate Companion Loan, is less than (b) 25% of the remainder of the (i) initial principal balance of the Moffett Gateway Subordinate Companion Loan less (ii) any payments of principal allocated to, and received, by the holder of the Moffett Gateway Subordinate Companion Loan. The holder of the Moffett Gateway Subordinate Companion Loan also has the right to purchase the Moffett Gateway Mortgage Loan in whole but not in part in certain instances as set forth below.

The holder of the Moffett Gateway Subordinate Companion Loan is entitled to avoid its applicable Control Appraisal Period caused by the application of an appraisal reduction amount upon satisfaction of certain conditions, including without limitation, (i) delivery of additional collateral and in the form of either (x) cash or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institutions that meets the rating requirements as described in the Moffett Gateway Intercreditor Agreement (either (x) or (y), the “Moffett Gateway Threshold Event Collateral”) and (ii) the Moffett Gateway Threshold Event Collateral is an amount which, when added to the appraised value of the related Mortgaged Property as determined pursuant to the JPMCC 2016-JP4 Pooling and Servicing Agreement, would cause the applicable Control Appraisal Period not to occur.

Servicing

The Moffett Gateway Whole Loan (including the Moffett Gateway Subordinate Companion Loan) and any related REO Property are serviced and administered pursuant to the terms of the pooling and servicing agreement, dated as of December 1, 2016 (the “JPMCC 2016-JP4 Pooling and Servicing Agreement”) among J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor (the “JPMCC 2016-JP4 Depositor”), Wells Fargo Bank, National Association, as master servicer (in such capacity, the “JPMCC 2016-JP4 Master Servicer”), LNR Partners, LLC, as special servicer (the “JPMCC 2016-JP4 Special Servicer”), Wilmington Trust, National Association, as trustee (the “JPMCC 2016-JP4 Trustee”), Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “JPMCC 2016-JP4 Certificate Administrator”) and Pentalpha Surveillance LLC, as operating advisor (in such capacity, the “JPMCC 2016-JP4 Operating Advisor”) and as asset representations reviewer (in such capacity, the “JPMCC 2016-JP4 Asset Representations Reviewer”). The JPMCC 2016-JP4 Pooling and Servicing Agreement was entered into in connection with the securitization of the Moffett Gateway Pari Passu Companion Loan evidenced by promissory note A-2 (the “Moffett Gateway Controlling Pari Passu Companion Loan”). For a summary of certain provisions of the JPMCC 2016-JP4 Pooling and Servicing Agreement, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Moffett Gateway Mortgage Loan, the Summit Mall Mortgage Loan and the Dick’s Sporting Goods Portfolio Mortgage Loan”.

Application of Payments

The Moffett Gateway Intercreditor Agreement sets forth the respective rights of the Moffett Gateway Noteholders with respect to distributions of funds received in respect of the Moffett Gateway Whole Loan, and provides, in general, that prior to the occurrence and continuance of (i) event of default with respect to an obligation to pay money due under the Moffett Gateway Whole Loan, (ii) any other event of default for which the Moffett Gateway Whole Loan is actually accelerated, (iii) any other event of default that causes the Moffett Gateway Whole Loan to become a Specially Serviced Loan or (iv) any bankruptcy or insolvency event that constitutes an event of default (in each case, as determined by the applicable servicer, and each, a “Moffett Gateway Sequential Pay Event”) (or, if such a default has occurred, but has been cured by the holder of the Moffett Gateway Subordinate Companion Loan in accordance with the Moffett Gateway Intercreditor Agreement or during any period that the holder of the Moffett Gateway Subordinate Companion Loan is exercising its cure rights), after payment of amounts for reserves or escrows required by the Whole Loan documents and amounts payable or reimbursable under the PSA to the master servicer, special servicer, operating advisor, certificate administrator or trustee, payments and proceeds received with respect to the Moffett Gateway Whole Loan will generally be applied in the following order:

●	first, to the holders of the Moffett Gateway Mortgage Loan and the Moffett Gateway Pari Passu Companion Loans, pro rata, in an amount equal to the accrued and unpaid interest on the outstanding principal balance of their respective notes at their net interest rate;

●	second, to the holders of the Moffett Gateway Mortgage Loan and the Moffett Gateway Pari Passu Companion Loans, pro rata, based on their outstanding principal balances, in an amount equal to the sum of (x) all scheduled principal payments received, if any, with respect to such monthly payment date with respect to the Moffett Gateway Mortgage Loan and the Moffett Gateway Pari Passu Companion Loans and (y) any unscheduled principal payments received with respect to the Moffett Gateway Whole Loan, if any, until their principal balances have been reduced to zero;

●	third, to the holders of the Moffett Gateway Mortgage Loan and the Moffett Gateway Pari Passu Companion Loans, pro rata, based on their outstanding principal balances, up to the amount of any unreimbursed costs and expenses paid by such holders including any recovered costs not previously reimbursed to such holders (or paid or advanced by any servicer on its behalf and not previously paid or reimbursed);

●	fourth, to the holders of the Moffett Gateway Mortgage Loan and the Moffett Gateway Pari Passu Companion Loans, on a pro rata and pari passu basis, in an amount equal to the product (i) of their respective principal percentage interests (based on their respective outstanding principal balances), (ii) their respective relative spreads (as set forth in the Moffett Gateway Intercreditor Agreement) and (iii) any prepayment premium to the extent paid by the borrower;

●	fifth, to the holder of the Moffett Gateway Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the outstanding principal balance of its note at its net interest rate;

●	sixth, to the holder of the Moffett Gateway Subordinate Companion Loan in an amount equal to the sum of (x) all scheduled principal payments received, if any, with respect to such monthly payment date with respect to the Moffett Gateway Subordinate Companion Loan and (y) any unscheduled principal payments received, if any, remaining after giving effect to the allocations in clause second above, until the Moffett Gateway Subordinate Companion Loan principal balance has been reduced to zero;

●	seventh, to the holder of the Moffett Gateway Subordinate Companion Loan in an amount equal to the product (i) of its principal percentage interest (based on outstanding principal balance), (ii) its relative spread (as set forth in the Moffett Gateway Intercreditor Agreement) and (iii) any prepayment premium to the extent paid by the borrower;

●	eighth, to the extent the holder of the Moffett Gateway Subordinate Companion Loan has made any payments or advances with the exercise of its cure rights under the Moffett Gateway Intercreditor Agreement, to reimburse such holder for all such cure payments;

●	ninth, if the proceeds of any foreclosure sale or any liquidation exceed the amounts required to be applied in accordance with the foregoing first-eighth and, as a result of a workout, the balance of the Moffett Gateway Subordinate Companion Loan has been reduced, such excess amount is required to be paid to the holder of the Moffett Gateway Subordinate Companion Loan in an amount up to the reduction, if any, of the principal balance of the Moffett Gateway Subordinate Companion Loan as a result of such workout, plus interest on such amount at the related interest rate;

●	tenth, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the PSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate a servicer (in each case provided that such reimbursements or payments relate to the Moffett Gateway Whole Loan) any such assumption or transfer fees, to the extent actually paid by the borrower, are required to be paid to the Moffett Gateway Noteholders, pro rata, based on their respective percentage interests; and

●	eleventh, if any excess amount is available to be distributed in respect of the Moffett Gateway Whole Loan, and not otherwise applied in accordance with the foregoing clauses first-tenth, any remaining amount is required to be paid pro rata to the Moffett Gateway Noteholders, based on their respective initial percentage interests.

Following the occurrence and during the continuance of a Moffett Gateway Sequential Pay Event, after payment of all amounts for required reserves or escrows required by the Whole Loan documents and amounts then payable or reimbursable under the PSA to the master servicer, special servicer, operating advisor, certificate administrator and trustee, payments and proceeds with respect to the Moffett Gateway Whole Loan will generally be applied in the following order, in each case to the extent of available funds:

●	first, to the holders of the Moffett Gateway Mortgage Loan and the Moffett Gateway Pari Passu Companion Loans, pro rata, in an amount equal to the accrued and unpaid interest on the outstanding principal balances of their respective notes at their net interest rate;

●	second, to the holders of the Moffett Gateway Mortgage Loan and the Moffett Gateway Pari Passu Companion Loans in an amount equal to all amounts allocated as principal on the Moffett Gateway Whole Loan, pro rata, based on their outstanding principal balances until their principal balances have been reduced to zero;

●	third, to the holders of the Moffett Gateway Mortgage Loan and the Moffett Gateway Pari Passu Companion Loans, on a pro rata and pari passu basis, up to the amount of any unreimbursed costs and expenses paid by such holders including any recovered costs not previously reimbursed to such holders (or paid or advanced by any servicer on their behalf and not previously paid or reimbursed);

●	fourth, to the holders of the Moffett Gateway Mortgage Loan and the Moffett Gateway Pari Passu Companion Loans, on a pro rata and pari passu basis, in an amount equal to the product of (i) their respective principal percentage interests (based on their respective outstanding principal balances), (ii) their respective relative spread (as set forth in the Moffett Gateway Intercreditor Agreement) and (iii) any prepayment premium to the extent paid by the borrower;

●	fifth, to the holder of the Moffett Gateway Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the outstanding principal balance of its note at its net interest rate;

●	sixth, to the holder of the Moffett Gateway Subordinate Companion Loan in an amount equal to all amounts allocated as principal on the Moffett Gateway Whole Loan with respect to such monthly payment date remaining after giving effect to the allocations in clause second above, until the Moffett Gateway Subordinate Companion Loan principal balance has been reduced to zero;

●	seventh, to the holder of the Moffett Gateway Subordinate Companion Loan in an amount equal to the product of (i) its principal percentage interest (based on its outstanding principal balance), (ii) its relative spread (as set forth in the Moffett Gateway Intercreditor Agreement) and (iii) any prepayment premium to the extent paid by the borrower;

●	eighth, to the extent the holder of the Moffett Gateway Subordinate Companion Loan has made any payments or advances in exercising its cure rights under the Moffett Gateway Intercreditor Agreement, to reimburse such holder for all such cure payments;

●	ninth, if the proceeds of any foreclosure sale or any liquidation exceed the amounts required to be applied in accordance with the foregoing first-eighth and, as a result of a workout, the balance of the Moffett Gateway Subordinate Companion Loan has been reduced, such excess amount is required to be paid to the holder of the Moffett Gateway Subordinate Companion Loan in an amount up to the reduction, if any, of the principal balance of the Moffett Gateway Subordinate Companion Loan as a result of such workout, plus interest on such amount at the related interest rate;

●	tenth, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the PSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate a servicer (in each case provided that such reimbursements or payments relate to the Moffett Gateway Whole Loan) any such assumption or transfer fees, to the extent actually paid by the borrower, are required to be paid to the Moffett Gateway Noteholders, pro rata, based on their respective percentage interests; and

●	eleventh, if any excess amount is available to be distributed in respect of the Moffett Gateway Whole Loan, and not otherwise applied in accordance with the foregoing clauses first-tenth, any remaining amount is required to be paid pro rata to the Moffett Gateway Noteholders, based on their respective percentage interests.

Certain costs and expenses (such as a pro rata share of any unreimbursed special servicing fee or Servicing Advances) allocable to the Moffett Gateway Mortgage Loan may be paid or reimbursed out of payments and other collections on the mortgage pool, subject to the trust’s right to reimbursement from future payments and other collections on the Moffett Gateway Subordinate Companion Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the certificates.

For more information regarding the allocation of collections and expenses in respect of the Moffett Gateway Whole Loan, see “Pooling and Servicing Agreement—Advances” and “—Withdrawals from the Collection Account”.

Consultation and Control

Pursuant to the related Intercreditor Agreement, prior to the occurrence and continuance of a Control Appraisal Period with respect to the Moffett Gateway Subordinate Companion Loan, the controlling noteholder of the Moffett Gateway Whole Loan will be the holder of the Moffett Gateway Subordinate Companion Loan. After the occurrence and during the continuance of a Control Appraisal Period with respect to the Moffett Gateway Subordinate Companion Loan, the controlling noteholder will be the securitization trust formed pursuant to the JPMCC 2016-JP4 Pooling and Servicing Agreement (the “JPMCC 2016-JP4 Securitization Trust” ), as holder of the Moffett Gateway Pari Passu Companion Loan evidenced by note A-2. LNR Securities Holdings, LLC or its affiliate is the directing certificateholder under the JPMCC 2016-JP4 Pooling and Servicing Agreement (the “JPMCC 2016-JP4 Directing Certificateholder” ).

Pursuant to the terms of the Moffett Gateway Intercreditor Agreement, the issuing entity, as holder of the Moffett Gateway Mortgage Loan will (i) have the right to receive copies of all notices, information and reports that the JPMCC 2016-JP4 Special Servicer is required to provide to the controlling noteholder under the Moffett Gateway Intercreditor Agreement (within the same time frame such notices, information and reports are or would have been required to be provided to such controlling noteholder without regard to the occurrence and continuance of a control termination event or occurrence of a consultation termination event under the JPMCC 2016-JP4 Pooling and Servicing Agreement) with respect to any major decisions to be taken with respect to the Moffett Gateway Whole Loan or the implementation of any recommended actions outlined in an asset status report and (ii) have the right to be consulted on a strictly non-binding basis to the extent the holder of the related Mortgage Loan requests consultation with respect to any such major decisions to be taken with respect to the Moffett Gateway Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Moffett Gateway Whole Loan (and the JPMCC 2016-JP4 Special Servicer will be required to consider alternative actions recommended by the holder of the Moffett Gateway Mortgage Loan). The consultation rights of the holder of the Moffett Gateway Mortgage Loan will expire 10 business days following the delivery of written notice of the proposed action, together with copies of the notice, information and reports required to be provided to the controlling noteholder under the Moffett Gateway Intercreditor Agreement (unless the JPMCC 2016-JP4 Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case the 10 business day consultation period will be deemed to begin anew. Notwithstanding the consultation rights of the holder of the Moffett Gateway Mortgage Loan described above, the JPMCC 2016-JP4 Special Servicer is permitted to make any major decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Moffett Gateway Companion Loans and the Moffett Gateway Mortgage Loan; and the JPMCC 2016-JP4 Special Servicer will not be obligated at any time to follow or take any alternative actions recommended by the holder of the Moffett Gateway Mortgage Loan.

In addition, prior to the occurrence and continuance of a Control Appraisal Period with respect to the Moffett Gateway Subordinate Companion Loan, the consent of the holder of the Moffett Gateway Subordinate Companion Loan, which must be obtained by the JPMCC 2016-JP4 Special Servicer, is required for any “major decision” (as defined under the Moffett Gateway Intercreditor Agreement); provided that the foregoing does not relieve the JPMCC 2016-JP4 Master Servicer or the JPMCC 2016-JP4 Special Servicer, as applicable, from complying with the Servicing Standard or any applicable law, including the REMIC Provisions.

Cure Rights

In the event that the related borrower fails to make any payment of principal or interest on the Moffett Gateway Whole Loan by the end of the applicable grace period or any other event of default under the related Mortgage Loan documents occurs, unless a Control Appraisal Period has occurred and is continuing with respect to the Moffett Gateway Subordinate Companion Loan, the holder of the Moffett Gateway Subordinate Companion Loan will have the right to cure such event of default subject to certain limitations set forth in the Moffett Gateway Intercreditor Agreement. The holder of the Moffett Gateway Subordinate Companion Loan will be limited to (a) six (6) cures of monetary defaults, no more than three (3) of which may be consecutive, or (b) six (6) cures of non-monetary defaults in each case, over the term of the Moffett Gateway Whole Loan. The holder of the Moffett Gateway Subordinate Companion Loan will not be required to pay any default interest or late charges in order to effect a cure.

Purchase Option

If an event of default with respect to Moffett Gateway Whole Loan has occurred and is continuing, the holder of the Moffett Gateway Subordinate Companion Loan will have the option to purchase the Moffett Gateway Mortgage Loan and the Moffett Gateway Pari Passu Companion Loans in whole but not in part at a price generally equal to the sum, without duplication, of (a) the principal balance of the Moffett Gateway Mortgage Loan and the Moffett Gateway Pari Passu Companion Loans, (b) accrued and unpaid interest on the principal balances of the Moffett Gateway Mortgage Loan and the Moffett Gateway Pari Passu Companion Loans at their respective net interest rates through the end of the interest accrual period related to the monthly payment date next following the date of the purchase, (c) any other amounts due under the Moffett Gateway Mortgage Loan and the Moffett Gateway Pari Passu Companion Loans, but excluding prepayment premiums, default interest, late fees, exit fees and any other similar fees (unless the purchaser is the borrower or a borrower related party), (d) any unreimbursed property protection or servicing advances and any expenses incurred in enforcing the Moffett Gateway Whole Loan documents, including among other items, servicing advances and any accrued and unpaid special servicing fees owing to or by or on behalf of the holders of the Moffett Gateway Whole Loan, (e) any accrued and unpaid interest on advances, with respect to an advance made by or on behalf of the holders of the Moffett Gateway Whole Loan, (f) (i) if the Moffett Gateway Whole Loan borrower or borrower related party is the purchaser or (ii) if the Moffett Gateway Whole Loan is not purchased within 90 days after such option first becomes exercisable pursuant to the Moffett Gateway Intercreditor Agreement, any liquidation or workout fees, and (g) certain additional amounts to the extent provided for in the Moffett Gateway Intercreditor Agreement.

Sale of Defaulted Moffett Gateway Whole Loan

Pursuant to the terms of the Moffett Gateway Intercreditor Agreement, if the Moffett Gateway Whole Loan becomes a defaulted loan under the JPMCC 2016-JP4 Pooling and Servicing Agreement, and if the JPMCC 2016-JP4 Special Servicer determines to sell the Moffett Gateway Mortgage Loan in accordance with the JPMCC 2016-JP4 Pooling and Servicing Agreement, then the JPMCC 2016-JP4 Special Servicer will be permitted to sell the Moffett Gateway Whole Loan (including the Moffett Gateway Subordinate Companion Loan) together the Moffett Gateway Mortgage Loan as one whole loan if the JPMCC 2016-JP4 Special Servicer determines that a sale of the Moffett Gateway Whole Loan would maximize recoveries on the related Whole Loan in accordance with the servicing standard as set forth in the JPMCC 2016-JP4 Pooling and Servicing Agreement.

Notwithstanding the foregoing, the JPMCC 2016-JP4 Special Servicer will not be permitted to sell the Moffett Gateway Whole Loan if such Whole Loan becomes a defaulted whole loan without the written consent of the issuing entity as holder of the Moffett Gateway Mortgage Loan (provided that such consent is not required if the issuing entity is the borrower or an affiliate of the borrower) unless the JPMCC 2016-JP4 Special Servicer has delivered to the issuing entity: (a) at least 15 business days prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the permitted sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the JPMCC 2016-JP4 Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Moffett Gateway Whole Loan, and any documents in the servicing file reasonably requested by the issuing entity that are material to the price of the Moffett Gateway Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the JPMCC 2016-JP4 Directing Certificateholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the JPMCC 2016-JP4 Master Servicer or the JPMCC 2016-JP4 Special Servicer in connection with the proposed sale; provided that the issuing entity may waive as to itself any of the delivery or timing requirements described in this sentence. Subject to the terms of the JPMCC 2016-JP4 Pooling and Servicing Agreement, the issuing entity (or its representative) will be permitted to submit an offer at any sale of the related Whole Loan unless it is the borrower or an affiliate or agent of the borrower.

Partial Defeasance

In the event of a partial defeasance as described in “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”, promissory note A-1, promissory note A-2, promissory note A-3, promissory note A-4, promissory note A-5 and promissory note B will be defeased on a pro rata basis in accordance with their respective outstanding principal balances.  In that regard, (i) proceeds of the defeasance collateral (i.e., government securities) will be applied toward amounts due under the defeased portion of the notes and (ii) proceeds of the undefeased portion of the Mortgage Loan will be applied toward the undefeased portion of the notes and, in each case, such amounts will be separately applied to the related portions of promissory note A-1, promissory note A-2, promissory note A-3, promissory note A-4, promissory note A-5 and promissory note B in accordance with the priority described in “—Application of Payments” above.

Special Servicer Appointment Rights

Pursuant to the terms of the Moffett Gateway Intercreditor Agreement and the JPMCC 2016-JP4 PSA, the holder of the Moffett Gateway Subordinate Companion Loan (prior to the occurrence and continuance of a Control Appraisal Period with respect to the Moffett Gateway Subordinate Companion Loan) will have the right, with or without cause, to replace the JPMCC 2016-JP4 Special Servicer then acting with respect to the Moffett Gateway Whole Loan and appoint a replacement special servicer in lieu of such special servicer.  The JPMCC 2016-JP4 Directing Certificateholder (after the occurrence and continuance of a Control Appraisal Period with respect to the Moffett Gateway Subordinate Companion Loan and prior to a control termination event under the JPMCC 2016-JP4 Pooling and Servicing Agreement) will have the right, with or without cause, to replace the JPMCC 2016-JP4 Special Servicer then acting with respect to the Moffett Gateway Whole Loan and appoint a replacement special servicer in lieu of such special servicer, in a manner substantially similar to that as described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Rights Upon Servicer Termination Event”.

The Summit Mall Whole Loan

General

One (1) Mortgage Loan, identified as “Summit Mall” (the “Summit Mall Mortgage Loan”) on Annex A-1, representing approximately 3.4% of the Initial Pool Balance, is part of a Whole Loan structure comprised of two (2) promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Summit Mall Mortgage Loan is evidenced by promissory note A-2 with a Cut-off Date Balance of $35,000,000. The related Pari Passu Companion Loan (the “Summit Mall Controlling Pari Passu Companion Loan”) is evidenced by promissory note A-1 with a Cut-off Date Balance of $50,000,000 that is not included in the issuing entity. Only the Summit Mall Mortgage Loan is included in the issuing entity. The Summit Mall Mortgage Loan and the Summit Mall Controlling Pari Passu Companion Loan are pari passu with each other in terms of priority and are collectively referred to in this prospectus as the “Summit Mall Whole Loan”. The Summit Mall Controlling Pari Passu Companion Loan is currently held by the JPMCC 2016-JP4 trust. The rights of the issuing entity as the holder of the Summit Mall Mortgage Loan and the rights of the holder of the Summit Mall Controlling Pari Passu Companion Loan are subject to an Intercreditor Agreement (the “Summit Mall Intercreditor Agreement”). The following summaries describe certain provisions of the Summit Mall Intercreditor Agreement.

Servicing

The Summit Mall Whole Loan is serviced and administered pursuant to the terms of the JPMCC 2016-JP4 Pooling and Servicing Agreement. The JPMCC 2016-JP4 Pooling and Servicing Agreement was entered into in connection with the securitization of the Summit Mall Controlling Pari Passu Companion Loan. For a summary of certain provisions of the JPMCC 2016-JP4 Pooling and Servicing Agreement, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Summit Mall Mortgage Loan”.

Application of Payments

The Summit Mall Intercreditor Agreement sets forth the respective rights of the holder of the Summit Mall Mortgage Loan and the holder of the Summit Mall Controlling Pari Passu Companion Loan with respect to distributions of funds received in respect of the Summit Mall Whole Loan, and provides, in general, that:

●	the Summit Mall Mortgage Loan and the Summit Mall Controlling Pari Passu Companion Loan are of equal priority with each other and no portion of either of them will have priority or preference over any portion of the other or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the Summit Mall Whole Loan or the related Mortgaged Property will be applied to the Summit Mall Mortgage Loan and the Summit Mall Controlling Pari Passu Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment of amounts for reserves or escrows required by the related Summit Mall Whole Loan documents and payment and reimbursement rights of the JPMCC 2016-JP4 Master Servicer, the JPMCC 2016-JP4 Special Servicer, the JPMCC 2016-JP4 Trustee, the JPMCC 2016-JP4 Operating Advisor, the JPMCC 2016-JP4 Certificate Administrator, the JPMCC 2016-JP4 Asset Representations Reviewer and the JPMCC 2016-JP4 Depositor) in accordance with the terms of the Summit Mall Intercreditor Agreement and the JPMCC 2016-JP4 Pooling and Servicing Agreement; and

●	costs, fees, expenses, losses and shortfalls relating to the Summit Mall Whole Loan will be allocated, on a pro rata and pari passu basis, to the Summit Mall Mortgage Loan and the Summit Mall Controlling Pari Passu Companion Loan in accordance with the terms of the Summit Mall Intercreditor Agreement and the JPMCC 2016-JP4 Pooling and Servicing Agreement.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Summit Mall Mortgage Loan, then that P&I Advance, together with interest on that P&I Advance, may only be reimbursed out of future payments and collections on the Summit Mall Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the Summit Mall Controlling Pari Passu Companion Loan or any loans included in any securitization trust related to the Summit Mall Controlling Pari Passu Companion Loan.

Certain costs and expenses (such as a pro rata share of any servicing advance with respect to the Summit Mall Whole Loan made pursuant to the JPMCC 2016-JP4 Pooling and Servicing Agreement)

allocable to the Summit Mall Mortgage Loan in accordance with the JPMCC 2016-JP4 Pooling and Servicing Agreement and the Summit Mall Intercreditor Agreement may be paid or reimbursed out of payments and other collections on the mortgage pool. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the certificates.

See “Pooling and Servicing Agreement—Advances” and “—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Summit Mall Mortgage Loan” for more information regarding the allocation of collections and expenses in respect of the Summit Mall Whole Loan.

Consultation and Control

The controlling noteholder under the Summit Mall Intercreditor Agreement will be the JPMCC 2016-JP4 Directing Certificateholder. The JPMCC 2016-JP4 Directing Certificateholder (so long as a control termination event under the JPMCC 2016-JP4 Pooling and Servicing Agreement has not occurred and is continuing), and the applicable certificateholders under the JPMCC 2016-JP4 Pooling and Servicing Agreement with the requisite percentage of voting rights (so long as a control termination event under the JPMCC 2016-JP4 Pooling and Servicing Agreement has occurred and is continuing) will exercise the rights of the JPMCC 2016-JP4 Securitization Trust as controlling noteholder, and will have the right, with or without cause, to replace the special servicer then acting with respect to the Summit Mall Whole Loan and appoint a replacement special servicer, in accordance with, and subject to the limitations set forth in, the JPMCC 2016-JP4 Pooling and Servicing Agreement.

For more information regarding the rights of the JPMCC 2016-JP4 Directing Certificateholder under the JPMCC 2016-JP4 Pooling and Servicing Agreement, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Summit Mall Mortgage Loan”.

Pursuant to the terms of the Summit Mall Intercreditor Agreement, the issuing entity, as a non-controlling note holder, will have the right (regardless of whether a control termination event or a consultation termination event exists under the JPMCC 2016-JP4 Pooling and Servicing Agreement) to (i) receive copies of all notices, information and reports that the JPMCC 2016-JP4 Master Servicer or JPMCC 2016-JP4 Special Servicer, as applicable, is required to provide to the JPMCC 2016-JP4 Directing Certificateholder (within the same time frame such notices, information and reports are or would have been required to be provided to the JPMCC 2016-JP4 Directing Certificateholder under the JPMCC 2016-JP4 Pooling and Servicing Agreement without regard to the occurrence of a control termination event or consultation termination event under the JPMCC 2016-JP4 Pooling and Servicing Agreement) with respect to any “major decisions” (as defined under the Summit Mall Intercreditor Agreement) to be taken with respect to the Summit Mall Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Summit Mall Whole Loan and (ii) consult on a strictly non-binding basis with respect to (x) any such “major decisions” regarding the Summit Mall Whole Loan as set forth in the Summit Mall Intercreditor Agreement or (y) the implementation of any recommended actions outlined in an asset status report in respect of the Summit Mall Whole Loan, to the extent the issuing entity requests such consultation. The consultation right of the issuing entity will expire 10 business days after the delivery of written notice, together with copies of the notice, information and report required to be provided to the JPMCC 2016-JP4 Directing Certificateholder relating to the matter subject to consultation, whether or not the issuing entity has responded within such period; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the 10 business-day consultation period will begin anew from the date of such proposal and delivery of the related information. Notwithstanding the issuing entity’s consultation rights described above, the JPMCC 2016-JP4 Master Servicer or JPMCC 2016-JP4 Special Servicer, as applicable, is permitted to make any “major decision” or take any action set forth in an asset status report in respect of the Summit Mall Whole Loan before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Summit Mall Mortgage Loan and the Summit Mall Controlling Pari Passu Companion Loan. Neither the JPMCC 2016-JP4 Master Servicer nor the JPMCC 2016-JP4 Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the issuing entity (or its representative).

Neither the JPMCC 2016-JP4 Master Servicer nor the JPMCC 2016-JP4 Special Servicer will be permitted to follow any direction, advice or consultation provided by the issuing entity (or its representative)

or the holder of the Summit Mall Controlling Pari Passu Companion Loan (or their representatives) that would require or cause the JPMCC 2016-JP4 Master Servicer or the JPMCC 2016-JP4 Special Servicer, as applicable, to violate any applicable law, including the REMIC Regulations, be inconsistent with the servicing standard under the JPMCC 2016-JP4 Pooling and Servicing Agreement, require or cause the JPMCC 2016-JP4 Master Servicer or the JPMCC 2016-JP4 Special Servicer, as applicable, to violate provisions of the Summit Mall Intercreditor Agreement, the JPMCC 2016-JP4 Pooling and Servicing Agreement or the Summit Mall Whole Loan documents, or materially expand the scope of any of the JPMCC 2016-JP4 Master Servicer’s or the JPMCC 2016-JP4 Special Servicer’s, as applicable, responsibilities.

In addition to the consultation rights of the issuing entity described above, the issuing entity (or its representative) will have the right to attend (in-person or telephonically in the discretion of the JPMCC 2016-JP4 Master Servicer or JPMCC 2016-JP4 Special Servicer, as applicable) annual meetings with the JPMCC 2016-JP4 Master Servicer or JPMCC 2016-JP4 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the JPMCC 2016-JP4 Master Servicer or JPMCC 2016-JP4 Special Servicer, as applicable, in which servicing issues related to the Summit Mall Whole Loan may be discussed, provided that the issuing entity executes, at the request of the JPMCC 2016-JP4 Master Servicer or JPMCC 2016-JP4 Special Servicer, as applicable, a confidentiality agreement in form and substance satisfactory to the parties.

Sale of Defaulted Loan

Pursuant to the terms of the Summit Mall Intercreditor Agreement, if the Summit Mall Whole Loan becomes a “defaulted loan” pursuant to the terms of the JPMCC 2016-JP4 Pooling and Servicing Agreement, and if the JPMCC 2016-JP4 Special Servicer determines to sell the Summit Mall Controlling Pari Passu Companion Loan in accordance with the JPMCC 2016-JP4 Pooling and Servicing Agreement, then the JPMCC 2016-JP4 Special Servicer will be required to sell the Summit Mall Mortgage Loan together with the Summit Mall Controlling Pari Passu Companion Loan as a single whole loan in accordance with the procedures set forth under the JPMCC 2016-JP4 Pooling and Servicing Agreement.

Notwithstanding the foregoing, the JPMCC 2016-JP4 Special Servicer will not be permitted to sell the Summit Mall Whole Loan if such Whole Loan becomes a defaulted whole loan without the written consent of the issuing entity as holder of the Summit Mall Mortgage Loan (provided that such consent is not required if the issuing entity is the borrower or an affiliate of the borrower) unless the JPMCC 2016-JP4 Special Servicer has delivered to the issuing entity: (a) at least 15 business days prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the JPMCC 2016-JP4 Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Summit Mall Whole Loan, and any documents in the servicing file reasonably requested by the issuing entity that are material to the price of the Summit Mall Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the JPMCC 2016-JP4 Directing Certificateholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the JPMCC 2016-JP4 Master Servicer or the JPMCC 2016-JP4 Special Servicer in connection with the proposed sale; provided that the issuing entity may waive as to itself any of the delivery or timing requirements described in this sentence. Subject to the terms of the JPMCC 2016-JP4 Pooling and Servicing Agreement, the issuing entity (or its representative) will be permitted to submit an offer at any sale of the related Whole Loan unless it is the borrower or an affiliate or agent of the borrower.

Special Servicer Appointment Rights

Pursuant to the terms of the Summit Mall Intercreditor Agreement and the JPMCC 2016-JP4 Pooling and Servicing Agreement, the JPMCC 2016-JP4 Directing Certificateholder (so long as a control termination event under the JPMCC 2016-JP4 Pooling and Servicing Agreement has not occurred and is not continuing) and the applicable certificateholders under the JPMCC 2016-JP4 Pooling and Servicing Agreement with the requisite percentage of voting rights (so long as a control termination event under the JPMCC 2016-JP4 Pooling and Servicing Agreement has occurred and is continuing) will have the right, with or without cause, to replace the special servicer then acting with respect to the Summit Mall Whole Loan and appoint a replacement special servicer, in accordance with, and subject to the limitations set forth in, the JPMCC 2016-JP4 Pooling and Servicing Agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Summit Mall Mortgage Loan”.

The Summit Place Wisconsin Whole Loan

General

One (1) Mortgage Loan, identified as “Summit Place Wisconsin” on Annex A-1 (the “Summit Place Wisconsin Mortgage Loan”), representing approximately 3.1% of the Initial Pool Balance, is part of a Whole Loan structure comprised of two (2) promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property (the “Summit Place Wisconsin Mortgaged Property”).

The Summit Place Wisconsin Mortgage Loan is evidenced by promissory note A-2, with a Cut-off Date Balance of $32,000,000. The portion of the Summit Place Wisconsin Whole Loan (as defined below) evidenced by promissory note A-1, with a Cut-off Date Balance of $40,000,000, which is included in the CD 2017-CD3 Mortgage Trust (the “Summit Place Wisconsin Pari Passu Companion Loan”), is pari passu in right of payment with the Summit Place Wisconsin Mortgage Loan. The Summit Place Wisconsin Mortgage Loan and the Summit Place Wisconsin Pari Passu Companion Loan are collectively referred to as the “Summit Place Wisconsin Whole Loan” in this prospectus. The Summit Place Wisconsin Pari Passu Companion Loan will not be transferred to the issuing entity and will not be part of the Mortgage Pool.

The holders of the promissory notes evidencing the Summit Place Wisconsin Whole Loan (the “Summit Place Wisconsin Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each Summit Place Wisconsin Noteholder.

Servicing

The Summit Place Wisconsin Whole Loan is being serviced by Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (in such capacity, the “CD 2017-CD3 Master Servicer”) and specially serviced by Midland Loan Services, a Division of PNC Bank, National Association, as special servicer (in such capacity, the “CD 2017-CD3 Special Servicer”), pursuant to the pooling and servicing agreement entered into between Citigroup Commercial Mortgage Securities Inc., as depositor, the CD 2017-CD3 Master Servicer, the CD 2017-CD3 Special Servicer, Wells Fargo Bank, National Association, as trustee (in such capacity, the “CD 2017-CD3 Trustee”) and as certificate administrator (in such capacity, the “CD 2017-CD3 Certificate Administrator”), and Park Bridge Lender Services LLC, as operating advisor (in such capacity, the “CD 2017-CD3 Operating Advisor”) and as asset representations reviewer, in connection with the CD 2017-CD3 Mortgage Trust (into which the Summit Place Wisconsin Pari Passu Companion Loan evidenced by promissory note A-1 has been deposited) (the “CD 2017-CD3 Pooling and Servicing Agreement”), and, subject to the terms of the related Intercreditor Agreement, all decisions, consents, waivers, approvals and other actions on the part of any holder of the Summit Place Wisconsin Whole Loan will be effected in accordance with the CD 2017-CD3 Pooling and Servicing Agreement and the related Intercreditor Agreement.

The master servicer or the trustee, as applicable, will be responsible for making P&I Advances on the Summit Place Wisconsin Mortgage Loan (but not on the Summit Place Wisconsin Pari Passu Companion Loan) pursuant to the PSA, in each case, unless the master servicer, the special servicer or the trustee, as applicable, determines that such an Advance would be a Nonrecoverable Advance.

The CD 2017-CD3 Master Servicer or the CD 2017-CD3 Trustee, as applicable, will be obligated to make servicing advances with respect to the Summit Place Wisconsin Whole Loan, in each case unless a similar determination of nonrecoverability is made under the CD 2017-CD3 Pooling and Servicing Agreement.

Application of Payments

The related Intercreditor Agreement sets forth the respective rights of each of the holders of the Summit Place Wisconsin Whole Loan and provides, in general, that all payments, proceeds and other recoveries on or in respect of the Summit Place Wisconsin Whole Loan (other than escrow and reserve payments and any proceeds, awards or settlements to be otherwise applied or released in accordance with the related loan documents) will be applied to the Summit Place Wisconsin Mortgage Loan and the Summit Place Wisconsin Pari Passu Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the applicable master servicer, special servicer, certificate administrator, trustee and operating advisor in accordance with the terms of the applicable pooling and servicing agreement).

Consultation and Control

The directing certificateholder under the related Intercreditor Agreement with respect to the Summit Place Wisconsin Whole Loan will be the controlling class representative or such other party specified in the CD 2017-CD3 Pooling and Servicing Agreement (such party, the “CD 2017-CD3 Directing Certificateholder”). Certain decisions to be made with respect to the Summit Place Wisconsin Whole Loan, including certain major decisions and the implementation of any recommended actions outlined in an asset status report pursuant to the CD 2017-CD3 Pooling and Servicing Agreement, will require the approval of the CD 2017-CD3 Directing Certificateholder unless a control termination event exists under the CD 2017-CD3 Pooling and Servicing Agreement.

Pursuant to the terms of the related Intercreditor Agreement, the Directing Certificateholder (a “Summit Place Wisconsin Non-Controlling Note Holder”) will have the right to (i) receive copies of all notices, information and reports that the CD 2017-CD3 Special Servicer is required to provide to the CD 2017-CD3 Directing Certificateholder within the same time frame it is required to provide such notices, information and reports to the CD 2017-CD3 Directing Certificateholder (but without regard to whether or not the CD 2017-CD3 Directing Certificateholder actually has lost any rights to receive such information as a result of a consultation termination event under the CD 2017-CD3 Pooling and Servicing Agreement) and (ii) consult on a strictly non-binding basis with respect to certain major decisions as set forth in the related Intercreditor Agreement and the implementation of any recommended actions outlined in an asset status report, and have the CD 2017-CD3 Special Servicer consider alternative actions recommended by the Summit Place Wisconsin Non-Controlling Note Holder. The consultation right of the Summit Place Wisconsin Non-Controlling Note Holder will expire 10 business days after the delivery by the CD 2017-CD3 Special Servicer of notice and information relating to the matter subject to consultation, whether or not the Summit Place Wisconsin Non-Controlling Note Holder has responded within such period; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the 10 business-day consultation period will begin anew from the date of such proposal and delivery of all information relating thereto. Notwithstanding the Summit Place Wisconsin Non-Controlling Note Holder’s consultation rights described above, the CD 2017-CD3 Special Servicer is permitted to make any major decision or take any action set forth in an asset status report before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Summit Place Wisconsin Mortgage Loan and the Summit Place Wisconsin Pari Passu Companion Loan. In no event will the CD 2017-CD3 Master Servicer or CD 2017-CD3 Special Servicer be obligated to follow or take any alternative actions recommended by the Summit Place Wisconsin Non-Controlling Note Holder.

Notwithstanding the foregoing consent or consultation rights, no direction or objection by the CD 2017-CD3 Directing Certificateholder or the Summit Place Wisconsin Non-Controlling Note Holder may require or cause the CD 2017-CD3 Master Servicer or the CD 2017-CD3 Special Servicer, as applicable, to violate any provision of any related mortgage loan documents, applicable law, the CD 2017-CD3 Pooling and Servicing Agreement, the related Intercreditor Agreement or the REMIC provisions of the Code, including, without limitation, the CD 2017-CD3 Master Servicer’s or CD 2017-CD3 Special Servicer’s obligation to act in accordance with the servicing standard or expose the CD 2017-CD3 Master Servicer or the CD 2017-CD3 Special Servicer to liability, or materially expand the scope of the CD 2017-CD3 Master Servicer’s or the CD 2017-CD3 Special Servicer’s responsibilities under the CD 2017-CD3 Pooling and Servicing Agreement.

In addition to the consultation rights of the Summit Place Wisconsin Non-Controlling Note Holder described above, the Summit Place Wisconsin Non-Controlling Note Holder will have the right to annual conference calls with the CD 2017-CD3 Master Servicer or CD 2017-CD3 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the CD 2017-CD3 Master Servicer or CD 2017-CD3 Special Servicer, as applicable, in which servicing issues related to the Summit Place Wisconsin Whole Loan are discussed.

Sale of Defaulted Loan

Pursuant to the terms of the related Intercreditor Agreement, if the Summit Place Wisconsin Whole Loan becomes a defaulted mortgage loan pursuant to the terms of the CD 2017-CD3 Pooling and Servicing Agreement and thereafter the CD 2017-CD3 Special Servicer determines pursuant to the CD 2017-CD3 Pooling and Servicing Agreement and the related Intercreditor Agreement to pursue a sale of the Summit Place Wisconsin Pari Passu Companion Loan, the CD 2017-CD3 Special Servicer will be required to sell the Summit Place Wisconsin Mortgage Loan together with the Summit Place Wisconsin Pari Passu Companion Loan as a single whole loan, in accordance with the provisions of the CD 2017-CD3 Pooling and Servicing Agreement and the related Intercreditor Agreement; provided that the CD 2017-CD3 Special Servicer will not be permitted to sell the Summit Place Wisconsin Whole Loan without the consent of the Summit Place Wisconsin Non-Controlling Note Holder unless the CD 2017-CD3 Special Servicer has satisfied certain notice and information delivery requirements. The Summit Place Wisconsin Whole Loan is required to be sold at a price established in accordance with the process described by the related Intercreditor Agreement and the CD 2017-CD3 Pooling and Servicing Agreement.

Special Servicer Appointment Rights

The CD 2017-CD3 Directing Certificateholder (prior to a control termination event) or certificateholders with the requisite percentage of voting rights (following a control termination event), pursuant to the CD 2017-CD3 Pooling and Servicing Agreement, will have the right, with or without cause, to replace the CD 2017-CD3 Special Servicer for the Summit Place Wisconsin Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the Summit Place Wisconsin Non-Controlling Note Holder as long as such replacement special servicer is a “qualified servicer” (as described in the related Intercreditor Agreement) and satisfies the other conditions set forth in the CD 2017-CD3 Pooling and Servicing Agreement.

The Dick’s Sporting Goods Portfolio Whole Loan

General

One (1) Mortgage Loan, identified as “Dick’s Sporting Goods Portfolio” (the “Dick’s Sporting Goods Portfolio Mortgage Loan”) on Annex A-1, representing approximately 1.2% of the Initial Pool Balance, is part of a Whole Loan structure comprised of two (2) promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Dick’s Sporting Goods Portfolio Mortgage Loan is evidenced by promissory note A-2 with a Cut-off Date Balance of $12,930,513. The related Pari Passu Companion Loan (the “Dick’s Sporting Goods Portfolio Controlling Pari Passu Companion Loan”) is evidenced by promissory note A-1 with a Cut-off Date Balance of $17,903,787 that is not included in the issuing entity. Only the Dick’s Sporting Goods Portfolio Mortgage Loan is included in the issuing entity. The Dick’s Sporting Goods Portfolio Mortgage Loan and the Dick’s Sporting Goods Portfolio Controlling Pari Passu Companion Loan are pari passu with each other in terms of priority and are collectively referred to in this prospectus as the “Dick’s Sporting Goods Portfolio Whole Loan”. The Dick’s Sporting Goods Portfolio Controlling Pari Passu Companion Loan is currently held by the JPMCC 2016-JP4 trust. The rights of the issuing entity as the holder of the Dick’s Sporting Goods Portfolio Mortgage Loan and the rights of the holder of the Dick’s Sporting Goods Portfolio Controlling Pari Passu Companion Loan are subject to an Intercreditor Agreement (the “Dick’s Sporting Goods Portfolio Intercreditor Agreement”). The following summaries describe certain provisions of the Dick’s Sporting Goods Portfolio Intercreditor Agreement.

Servicing

The Dick’s Sporting Goods Portfolio Whole Loan is serviced and administered pursuant to the terms of the JPMCC 2016-JP4 Pooling and Servicing Agreement. The JPMCC 2016-JP4 Pooling and Servicing Agreement was entered into in connection with the securitization of the Dick’s Sporting Goods Portfolio Controlling Pari Passu Companion Loan. For a summary of certain provisions of the JPMCC 2016-JP4 Pooling and Servicing Agreement, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Dick’s Sporting Goods Portfolio Mortgage Loan”.

Application of Payments

The Dick’s Sporting Goods Portfolio Intercreditor Agreement sets forth the respective rights of the holder of the Dick’s Sporting Goods Portfolio Mortgage Loan and the holder of the Dick’s Sporting Goods Portfolio Controlling Pari Passu Companion Loan with respect to distributions of funds received in respect of the Dick’s Sporting Goods Portfolio Whole Loan, and provides, in general, that:

●	the Dick’s Sporting Goods Portfolio Mortgage Loan and the Dick’s Sporting Goods Portfolio Controlling Pari Passu Companion Loan are of equal priority with each other and no portion of either of them will have priority or preference over any portion of the other or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the Dick’s Sporting Goods Portfolio Whole Loan or the related Mortgaged Property will be applied to the Dick’s Sporting Goods Portfolio Mortgage Loan and the Dick’s Sporting Goods Portfolio Controlling Pari Passu Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment of amounts for reserves or escrows required by the related Dick’s Sporting Goods Portfolio Whole Loan documents and payment and reimbursement rights of the JPMCC 2016-JP4 Master Servicer, the JPMCC 2016-JP4 Special Servicer, the JPMCC 2016-JP4 Trustee, the JPMCC 2016-JP4 Operating Advisor, the JPMCC 2016-JP4 Certificate Administrator, the JPMCC 2016-JP4 Asset Representations Reviewer and the JPMCC 2016-JP4 Depositor) in accordance with the terms of the Dick’s Sporting Goods Portfolio Intercreditor Agreement and the JPMCC 2016-JP4 Pooling and Servicing Agreement; and

●	costs, fees, expenses, losses and shortfalls relating to the Dick’s Sporting Goods Portfolio Whole Loan will be allocated, on a pro rata and pari passu basis, to the Dick’s Sporting Goods Portfolio Mortgage Loan and the Dick’s Sporting Goods Portfolio Controlling Pari Passu Companion Loan in accordance with the terms of the Dick’s Sporting Goods Portfolio Intercreditor Agreement and the JPMCC 2016-JP4 Pooling and Servicing Agreement.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Dick’s Sporting Goods Portfolio Mortgage Loan, then that P&I Advance, together with interest on that P&I Advance, may only be reimbursed out of future payments and collections on the Dick’s Sporting Goods Portfolio Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the Dick’s Sporting Goods Portfolio Controlling Pari Passu Companion Loan or any loans included in any securitization trust related to the Dick’s Sporting Goods Portfolio Controlling Pari Passu Companion Loan.

Certain costs and expenses (such as a pro rata share of any servicing advance with respect to the Dick’s Sporting Goods Portfolio Whole Loan made pursuant to the JPMCC 2016-JP4 Pooling and Servicing Agreement) allocable to the Dick’s Sporting Goods Portfolio Mortgage Loan in accordance with the JPMCC 2016-JP4 Pooling and Servicing Agreement and the Dick’s Sporting Goods Portfolio Intercreditor Agreement may be paid or reimbursed out of payments and other collections on the mortgage pool. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the certificates.

See “Pooling and Servicing Agreement—Advances” and “—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Dick’s Sporting Goods Portfolio Mortgage Loan” for more information regarding the allocation of collections and expenses in respect of the Dick’s Sporting Goods Portfolio Whole Loan.

Consultation and Control

The controlling noteholder under the Dick’s Sporting Goods Portfolio Intercreditor Agreement will be the JPMCC 2016-JP4 Directing Certificateholder. The JPMCC 2016-JP4 Directing Certificateholder (so long as a control termination event under the JPMCC 2016-JP4 Pooling and Servicing Agreement has not occurred and is continuing), and the applicable certificateholders under the JPMCC 2016-JP4 Pooling and Servicing Agreement with the requisite percentage of voting rights (so long as a control termination event under the JPMCC 2016-JP4 Pooling and Servicing Agreement has occurred and is continuing) will exercise the rights of the JPMCC 2016-JP4 Securitization Trust as controlling noteholder, and will have the right, with or without cause, to replace the special servicer then acting with respect to the Dick’s Sporting Goods Portfolio Whole Loan and appoint a replacement special servicer, in accordance with, and subject to the limitations set forth in, the JPMCC 2016-JP4 Pooling and Servicing Agreement.

For more information regarding the rights of the JPMCC 2016-JP4 Directing Certificateholder under the JPMCC 2016-JP4 Pooling and Servicing Agreement, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Dick’s Sporting Goods Portfolio Mortgage Loan”.

Pursuant to the terms of the Dick’s Sporting Goods Portfolio Intercreditor Agreement, the issuing entity, as a non-controlling note holder, will have the right (regardless of whether a control termination event or a consultation termination event exists under the JPMCC 2016-JP4 Pooling and Servicing Agreement) to (i) receive copies of all notices, information and reports that the JPMCC 2016-JP4 Master Servicer or JPMCC 2016-JP4 Special Servicer, as applicable, is required to provide to the JPMCC 2016-JP4 Directing Certificateholder (within the same time frame such notices, information and reports are or would have been required to be provided to the JPMCC 2016-JP4 Directing Certificateholder under the JPMCC 2016-JP4 Pooling and Servicing Agreement without regard to the occurrence of a control termination event or consultation termination event under the JPMCC 2016-JP4 Pooling and Servicing Agreement) with respect to any “major decisions” (as defined under the Dick’s Sporting Goods Portfolio Intercreditor Agreement) to be taken with respect to the Dick’s Sporting Goods Portfolio Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Dick’s Sporting Goods Portfolio Whole Loan and (ii) consult on a strictly non-binding basis with respect to (x) any such “major decisions” regarding the Dick’s Sporting Goods Portfolio Whole Loan as set forth in the Dick’s Sporting Goods Portfolio Intercreditor Agreement or (y) the implementation of any recommended actions outlined in an asset status report in respect of the Dick’s Sporting Goods Portfolio Whole Loan, to the extent the issuing entity requests such consultation. The consultation right of the issuing entity will expire 10 business days after the delivery of written notice, together with copies of the notice, information and report required to be provided to the JPMCC 2016-JP4 Directing Certificateholder relating to the matter subject to consultation, whether or not the issuing entity has responded within such period; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the 10 business-day consultation period will begin anew from the date of such proposal and delivery of the related information. Notwithstanding the issuing entity’s consultation rights described above, the JPMCC 2016-JP4 Master Servicer or JPMCC 2016-JP4 Special Servicer, as applicable, is permitted to make any “major decision” or take any action set forth in an asset status report in respect of the Dick’s Sporting Goods Portfolio Whole Loan before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Dick’s Sporting Goods Portfolio Mortgage Loan and the Dick’s Sporting Goods Portfolio Controlling Pari Passu Companion Loan. Neither the JPMCC 2016-JP4 Master Servicer nor the JPMCC 2016-JP4 Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the issuing entity (or its representative).

Neither the JPMCC 2016-JP4 Master Servicer nor the JPMCC 2016-JP4 Special Servicer will be permitted to follow any direction, advice or consultation provided by the issuing entity (or its representative) or the holder of the Dick’s Sporting Goods Portfolio Controlling Pari Passu Companion Loan (or their representatives) that would require or cause the JPMCC 2016-JP4 Master Servicer or the JPMCC 2016-JP4 Special Servicer, as applicable, to violate any applicable law, including the REMIC Regulations, be inconsistent with the servicing standard under the JPMCC 2016-JP4 Pooling and Servicing Agreement, require or cause the JPMCC 2016-JP4 Master Servicer or the JPMCC 2016-JP4 Special Servicer, as applicable, to violate provisions of the Dick’s Sporting Goods Portfolio Intercreditor Agreement, the JPMCC 2016-JP4 Pooling and Servicing Agreement or the Dick’s Sporting Goods Portfolio Whole Loan documents, or materially expand the scope of any of the JPMCC 2016-JP4 Master Servicer’s or the JPMCC 2016-JP4 Special Servicer’s, as applicable, responsibilities.

In addition to the consultation rights of the issuing entity described above, the issuing entity (or its representative) will have the right to attend (in-person or telephonically in the discretion of the JPMCC 2016-JP4 Master Servicer or JPMCC 2016-JP4 Special Servicer, as applicable) annual meetings with the JPMCC 2016-JP4 Master Servicer or JPMCC 2016-JP4 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the JPMCC 2016-JP4 Master Servicer or JPMCC 2016-JP4 Special Servicer, as applicable, in which servicing issues related to the Dick’s Sporting Goods Portfolio Whole Loan may be discussed, provided that the issuing entity executes, at the request of the JPMCC 2016-JP4 Master Servicer or JPMCC 2016-JP4 Special Servicer, as applicable, a confidentiality agreement in form and substance satisfactory to the parties.

Sale of Defaulted Loan

Pursuant to the terms of the Dick’s Sporting Goods Portfolio Intercreditor Agreement, if the Dick’s Sporting Goods Portfolio Whole Loan becomes a “defaulted loan” pursuant to the terms of the JPMCC 2016-JP4 Pooling and Servicing Agreement, and if the JPMCC 2016-JP4 Special Servicer determines to sell the Dick’s Sporting Goods Portfolio Controlling Pari Passu Companion Loan in accordance with the JPMCC 2016-JP4 Pooling and Servicing Agreement, then the JPMCC 2016-JP4 Special Servicer will be required to sell the Dick’s Sporting Goods Portfolio Mortgage Loan together with the Dick’s Sporting Goods Portfolio Controlling Pari Passu Companion Loan as a single whole loan in accordance with the procedures set forth under the JPMCC 2016-JP4 Pooling and Servicing Agreement.

Notwithstanding the foregoing, the JPMCC 2016-JP4 Special Servicer will not be permitted to sell the Dick’s Sporting Goods Portfolio Whole Loan if such Whole Loan becomes a defaulted whole loan without the written consent of the issuing entity as holder of the Dick’s Sporting Goods Portfolio Mortgage Loan (provided that such consent is not required if the issuing entity is the borrower or an affiliate of the borrower) unless the JPMCC 2016-JP4 Special Servicer has delivered to the issuing entity: (a) at least 15 business days prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the JPMCC 2016-JP4 Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Dick’s Sporting Goods Portfolio Whole Loan, and any documents in the servicing file reasonably requested by the issuing entity that are material to the price of the Dick’s Sporting Goods Portfolio Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the JPMCC 2016-JP4 Directing Certificateholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the JPMCC 2016-JP4 Master Servicer or the JPMCC 2016-JP4 Special Servicer in connection with the proposed sale; provided that the issuing entity may waive as to itself any of the delivery or timing requirements described in this sentence. Subject to the terms of the JPMCC 2016-JP4 Pooling and Servicing Agreement, the issuing entity (or its representative) will be permitted to submit an offer at any sale of the related Whole Loan unless it is the borrower or an affiliate or agent of the borrower.

Special Servicer Appointment Rights

Pursuant to the terms of the Dick’s Sporting Goods Portfolio Intercreditor Agreement and the JPMCC 2016-JP4 Pooling and Servicing Agreement, the JPMCC 2016-JP4 Directing Certificateholder (so long as a control termination event under the JPMCC 2016-JP4 Pooling and Servicing Agreement has not occurred and is continuing) and the applicable certificateholders under the JPMCC 2016-JP4 Pooling and Servicing Agreement with the requisite percentage of voting rights (so long as a control termination event under the JPMCC 2016-JP4 Pooling and Servicing Agreement has occurred and is continuing) will have the right, with or without cause, to replace the special servicer then acting with respect to the Dick’s Sporting Goods Portfolio Whole Loan and appoint a replacement special servicer, in accordance with, and subject to the limitations set forth in, the JPMCC 2016-JP4 Pooling and Servicing Agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Dick’s Sporting Goods Portfolio Mortgage Loan”.

The Servicing Shift Whole Loans

The Key Center Cleveland Whole Loan

General

One (1) Mortgage Loan, identified as “Key Center Cleveland” (the “Key Center Cleveland Mortgage Loan”) on Annex A-1, representing approximately 5.8% of the Initial Pool Balance, is part of a Whole Loan structure comprised of six (6) promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property (the “Key Center Cleveland Mortgaged Property”).

The Key Center Cleveland Mortgage Loan is evidenced by promissory note A-3 and promissory note A-6, with an aggregate Cut-off Date Balance of $60,000,000. The portions of the Key Center Cleveland Whole Loan (as defined below) evidenced by (a) promissory note A-1, with a Cut-off Date Balance of $50,000,000 (the “Key Center Cleveland Note A-1 Controlling Companion Loan”), which is currently being held by Citigroup Global Markets Realty Corp. (“CGMRC”) or an affiliate, (b) promissory note A-2, with a Cut-off Date Balance of $40,000,000, which is currently being held by Bank of America, N.A. (“BANA”) or an affiliate, (c) promissory note A-4, with a Cut-off Date Balance of $30,000,000, which is currently being held by CGMRC or an affiliate and (d) promissory note A-5, with a Cut-off Date Balance of $40,000,000, which is currently being held by BANA or an affiliate, are collectively referred to in this prospectus as the “Key Center Cleveland Pari Passu Companion Loans”. The Key Center Cleveland Mortgage Loan and the Key Center Cleveland Pari Passu Companion Loans are pari passu with each other in terms of priority and are collectively referred to in this prospectus as the “Key Center Cleveland Whole Loan”. It is anticipated that the Key Center Cleveland Pari Passu Companion Loans will be included in one or more future securitizations. However, we cannot assure you that this will ultimately occur.

The holders of the Key Center Cleveland Whole Loan (the “Key Center Cleveland Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each Key Center Cleveland Noteholder (the “Key Center Cleveland Intercreditor Agreement”). The following summaries describe certain provisions of the Key Center Cleveland Intercreditor Agreement.

Servicing

Pursuant to the terms of the Key Center Cleveland Intercreditor Agreement, the Key Center Cleveland Whole Loan will be initially serviced and administered pursuant to the terms of the PSA by the master servicer and the special servicer, as the case may be, according to the Servicing Standard until the date on which the Key Center Cleveland Note A-1 Controlling Companion Loan is securitized (the “Key Center Cleveland Control Note Securitization Date”), after which the Key Center Cleveland Whole Loan will be serviced and administered pursuant to the pooling and servicing agreement (the “Key Center Cleveland Pooling and Servicing Agreement”) entered into in connection with such other securitization and the Key Center Cleveland Intercreditor Agreement. The Key Center Cleveland Intercreditor Agreement provides that expenses, losses and shortfalls relating to the Key Center Cleveland Whole Loan will be allocated on a pro rata and pari passu basis to the holders thereof.

Until the Key Center Cleveland Control Note Securitization Date, the master servicer or the trustee, as applicable, under the PSA will be responsible for making any required P&I Advance on the Key Center Cleveland Mortgage Loan (but not any advances of principal and/or interest on the Key Center Cleveland Pari Passu Companion Loans) pursuant to the terms of the PSA, and the master servicer or the trustee, as applicable, under the PSA will be responsible for making any required Servicing Advances with respect to the Key Center Cleveland Whole Loan, in each case unless the master servicer or the trustee, as applicable, or the special servicer under the PSA determines that such an advance would not be recoverable from collections on the Key Center Cleveland Mortgage Loan (in the case of a P&I Advance) or the Key Center Cleveland Whole Loan (in the case of a Servicing Advance).

On and after the Key Center Cleveland Control Note Securitization Date, (i) the master servicer or the trustee, as applicable, under the PSA will be responsible for making any required P&I Advance on the Key Center Cleveland Mortgage Loan (but not any advances of principal and/or interest on the Key Center Cleveland Pari Passu Companion Loans) pursuant to the terms of the PSA, unless the master servicer or the trustee, as applicable, or the special servicer under the PSA determines that such an advance would not be recoverable from collections on the Key Center Cleveland Mortgage Loan and (ii) the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be responsible for making (A) any required principal and interest advances on the Key Center Cleveland Note A-1 Controlling Companion Loan as required under the terms of the Key Center Cleveland Pooling and Servicing Agreement (but not on the Key Center Cleveland Mortgage Loan or the other Key Center Cleveland Pari Passu Companion Loans, unless any such other Key Center Cleveland Pari Passu Companion Loan is included in the securitization trust serviced under the Key Center Cleveland Pooling and Servicing Agreement) and (B) any required property protection advances with respect to the Key Center Cleveland Whole Loan, unless in the case of clause (A) or (B) above, a similar determination of nonrecoverability is made under the Key Center Cleveland Pooling and Servicing Agreement.

Application of Payments

The Key Center Cleveland Intercreditor Agreement sets forth the respective rights of each of the Key Center Cleveland Noteholders and provides, in general, that all payments, proceeds and other recoveries on or in respect of the Key Center Cleveland Whole Loan will be applied to the Key Center Cleveland Mortgage Loan and the Key Center Cleveland Pari Passu Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the applicable master servicer, special servicer, certificate administrator, trustee and operating advisor in accordance with the terms of the applicable pooling and servicing agreement).

Consultation and Control

The directing holder under the Key Center Cleveland Intercreditor Agreement with respect to the Key Center Cleveland Whole Loan (such party, the “Key Center Cleveland Directing Certificateholder”) will initially be the holder of the Key Center Cleveland Note A-1 Controlling Companion Loan and, from and after the Key Center Cleveland Control Note Securitization Date, will be the directing certificateholder or such other party specified in the Key Center Cleveland Pooling and Servicing Agreement. Certain decisions to be made with respect to the Key Center Cleveland Whole Loan, including certain major servicing decisions, and the implementation of any recommended actions outlined in an asset status report with respect to the Key Center Cleveland Whole Loan or any related REO property pursuant to the PSA or the Key Center Cleveland Pooling and Servicing Agreement, as applicable, will require the approval of the Key Center Cleveland Directing Certificateholder.

Pursuant to the terms of the Key Center Cleveland Intercreditor Agreement, each Key Center Cleveland Non-Controlling Note Holder will have the right to (i) receive copies of all notices, information and reports that the special servicer or, from and after the Key Center Cleveland Control Note Securitization Date, the related Non-Serviced Special Servicer is required to provide to the Key Center Cleveland Directing Certificateholder within the same time frame it is required to provide such notices, information and reports to the Key Center Cleveland Directing Certificateholder and (ii) to be consulted on a strictly non-binding basis with respect to (x) certain major servicing decisions regarding the Key Center Cleveland Whole Loan as set forth in the Key Center Cleveland Intercreditor Agreement and (y) the implementation of any recommended actions outlined in an asset status report in respect of the Key Center Cleveland Whole Loan. The consultation right of an Key Center Cleveland Non-Controlling Note Holder will expire 10 business days (or in connection with an acceptable insurance default, 30 days) after the delivery by such special servicer of notice and information relating to the matter subject to consultation; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the 10 business-day consultation period (or in connection with an acceptable insurance default, the 30-day consultation period) will begin anew. Notwithstanding each Key Center Cleveland Non-Controlling Note Holder’s consultation rights described above, the special servicer or the related Non-Serviced Special Servicer, as applicable, is permitted to make any major servicing decision or take any action set forth in an asset status report in respect of the Key Center Cleveland Mortgaged Property before the expiration of the aforementioned 10 business-day period (or 30-day period with respect to an acceptable insurance default) if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Key Center Cleveland Mortgage Loan and the Key Center Cleveland Pari Passu Companion Loans.

Notwithstanding the foregoing consultation rights, no direction or objection by an Key Center Cleveland Non-Controlling Note Holder may require or cause the master servicer or the special servicer, as applicable, or, from and after the Key Center Cleveland Control Note Securitization Date, the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, to violate any provision of any related mortgage loan documents, applicable law, the PSA or the Key Center Cleveland Pooling and Servicing Agreement, as applicable, the Key Center Cleveland Intercreditor Agreement or the REMIC provisions, including without limitation the applicable master servicer’s or special servicer’s obligation to act in accordance with the applicable servicing standard, or expose the applicable master servicer, special servicer, certificate administrator, trustee or future securitization trust serviced under the Key Center Cleveland Pooling and Servicing Agreement to liability, or materially expand the scope of such master servicer’s or special servicer’s responsibilities under the PSA or the Key Center Cleveland Pooling and Servicing Agreement, as applicable.

In addition to the consultation rights of each Key Center Cleveland Non-Controlling Note Holder described above, each Key Center Cleveland Non-Controlling Note Holder will have the right to annual conference calls with the master servicer or special servicer or, from and after the Key Center Cleveland Control Note Securitization Date, the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer or, from and after the Key Center Cleveland Control Note Securitization Date, the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the Key Center Cleveland Whole Loan are discussed.

The “Key Center Cleveland Non-Controlling Note Holder” means, with respect to the Key Center Cleveland Mortgage Loan, the Directing Certificateholder (for so long as it is permitted under the PSA) and, with respect to the Key Center Cleveland Pari Passu Companion Loans designated as promissory note A-2, promissory note A-4 and promissory note A-5, the holder of each such Note or the party entitled under a future pooling and servicing agreement to exercise the rights granted to the holder of such Note under the Key Center Cleveland Intercreditor Agreement (to the extent any such promissory note is not included in the securitization trust serviced under the Key Center Cleveland Pooling and Servicing Agreement).

Sale of Defaulted Loan

Pursuant to the terms of the Key Center Cleveland Intercreditor Agreement, if the Key Center Cleveland Mortgage Loan becomes a Defaulted Loan, and if the special servicer (or, after the Key Center Cleveland Control Note Securitization Date, the related Non-Serviced Special Servicer) determines pursuant to the PSA or the Key Center Cleveland Pooling and Servicing Agreement, as the case may be, and the Key Center Cleveland Intercreditor Agreement to pursue a sale of the Key Center Cleveland Mortgage Loan (or the Key Center Cleveland Pari Passu Companion Loans, as the case may be), the special servicer or related Non-Serviced Special Servicer, as applicable, will be required to sell the Key Center Cleveland Mortgage Loan together with the Key Center Cleveland Pari Passu Companion Loans as a single whole loan, subject to the satisfaction of certain notice and information delivery requirements and the trustee’s (or any third party hired by the trustee in accordance with the PSA) or the related Non-Serviced Trustee’s (or any third party hired by such Non-Serviced Trustee in accordance with the Key Center Cleveland Pooling and Servicing Agreement), as applicable, obligation to review whether any offer from an interested person received for the Key Center Cleveland Mortgage Loan and the Key Center Cleveland Pari Passu Companion Loans constitutes a fair price. In connection with any such sale, the applicable special servicer will be required to follow the procedures set forth in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” or similar procedures.

Notwithstanding the foregoing, on and after the Key Center Cleveland Control Note Securitization Date, the related Non-Serviced Special Servicer will not be permitted to sell the Key Center Cleveland Mortgage Loan together with the Key Center Cleveland Pari Passu Companion Loans if the loan becomes a defaulted whole loan without the written consent of the holder of the Key Center Cleveland Mortgage Loan (provided that such consent is not required if the holder of the Key Center Cleveland Mortgage Loan is the borrower or an affiliate of the borrower) unless the related Non-Serviced Special Servicer has delivered to the holder of the Key Center Cleveland Mortgage Loan: (a) at least 15 business days prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the related Non-Serviced

Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Key Center Cleveland Whole Loan, and any documents in the servicing file requested by the holder of the Key Center Cleveland Mortgage Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Key Center Cleveland Directing Certificateholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale. Subject to the terms of the PSA, the holder of the Key Center Cleveland Mortgage Loan (or its representative) will be permitted to submit an offer at any sale of the related Whole Loan (unless such holder is the borrower or an affiliate of the borrower).

Prior to the Key Center Cleveland Control Note Securitization Date, in the event of the sale by the special servicer of the Key Center Cleveland Whole Loan, the special servicer will be required to provide the same information to, and consult with, the holders of the Key Center Cleveland Pari Passu Companion Loans as described above.

See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

Special Servicer Appointment Rights

On and after the Key Center Cleveland Control Note Securitization Date, pursuant to the terms of the Key Center Cleveland Intercreditor Agreement, the Key Center Cleveland Directing Certificateholder (which, unless a control termination event or consultation termination event exists under the Key Center Cleveland Pooling and Servicing Agreement, will be the directing certificateholder under the Key Center Cleveland Pooling and Servicing Agreement) will have the right, with or without cause, to replace the related Non-Serviced Special Servicer then acting with respect to the Key Center Cleveland Whole Loan and appoint a replacement special servicer without the consent of the holder of the Key Center Cleveland Mortgage Loan as long as such replacement special servicer is a “qualified servicer” (as described in the Key Center Cleveland Intercreditor Agreement) and satisfies other conditions set forth in the Key Center Cleveland Pooling and Servicing Agreement.

The Uovo Art Storage Whole Loan

General

One (1) Mortgage Loan, identified as “Uovo Art Storage” (the “Uovo Art Storage Mortgage Loan”) on Annex A-1, representing approximately 3.5% of the Initial Pool Balance, is part of a Whole Loan structure comprised of four (4) promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property (the “Uovo Art Storage Mortgaged Property”).

The Uovo Art Storage Mortgage Loan is evidenced by promissory note A-2 and promissory note A-3, with an aggregate Cut-off Date Balance of $36,943,588. The portions of the Uovo Art Storage Whole Loan (as defined below) evidenced by (a) promissory note A-1, with a Cut-off Date Balance of $39,939,014 (the “Uovo Art Storage Note A-1 Controlling Companion Loan”) and (b) promissory note A-4, with a Cut-off Date Balance of $9,984,753, each of which is currently being held by DBNY or an affiliate, are collectively referred to in this prospectus as the “Uovo Art Storage Pari Passu Companion Loans”. The Uovo Art Storage Mortgage Loan and the Uovo Art Storage Pari Passu Companion Loans are pari passu with each other in terms of priority and are collectively referred to in this prospectus as the “Uovo Art Storage Whole Loan”. It is anticipated that the Uovo Art Storage Pari Passu Companion Loans will be included in one or more future securitizations. However, we cannot assure you that this will ultimately occur.

The holders of the Uovo Art Storage Whole Loan (the “Uovo Art Storage Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each Uovo Art Storage Noteholder (the “Uovo Art Storage Intercreditor Agreement”). The following summaries describe certain provisions of the Uovo Art Storage Intercreditor Agreement.

Servicing

Pursuant to the terms of the Uovo Art Storage Intercreditor Agreement, the Uovo Art Storage Whole Loan will be initially serviced and administered pursuant to the terms of the PSA by the master servicer and the special servicer, as the case may be, according to the Servicing Standard until the date on which the Uovo Art Storage Note A-1 Controlling Companion Loan is securitized (the “Uovo Art Storage Control Note Securitization Date”), after which the Uovo Art Storage Whole Loan will be serviced and administered pursuant to the pooling and servicing agreement (the “Uovo Art Storage Pooling and Servicing Agreement”) entered into in connection with such other securitization and the Uovo Art Storage Intercreditor Agreement. The Uovo Art Storage Intercreditor Agreement provides that expenses, losses and shortfalls relating to the Uovo Art Storage Whole Loan will be allocated on a pro rata and pari passu basis to the holders thereof.

Until the Uovo Art Storage Control Note Securitization Date, the master servicer or the trustee, as applicable, under the PSA will be responsible for making any required P&I Advance on the Uovo Art Storage Mortgage Loan (but not any advances of principal and/or interest on the Uovo Art Storage Pari Passu Companion Loans) pursuant to the terms of the PSA, and the master servicer or the trustee, as applicable, under the PSA will be responsible for making any required Servicing Advances with respect to the Uovo Art Storage Whole Loan, in each case unless the master servicer or the trustee, as applicable, or the special servicer under the PSA determines that such an advance would not be recoverable from collections on the Uovo Art Storage Mortgage Loan (in the case of a P&I Advance) or the Uovo Art Storage Whole Loan (in the case of a Servicing Advance).

On and after the Uovo Art Storage Control Note Securitization Date, (i) the master servicer or the trustee, as applicable, under the PSA will be responsible for making any required P&I Advance on the Uovo Art Storage Mortgage Loan (but not any advances of principal and/or interest on the Uovo Art Storage Pari Passu Companion Loans) pursuant to the terms of the PSA, unless the master servicer or the trustee, as applicable, or the special servicer under the PSA determines that such an advance would not be recoverable from collections on the Uovo Art Storage Mortgage Loan and (ii) the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be responsible for making (A) any required principal and interest advances on the Uovo Art Storage Note A-1 Controlling Companion Loan as required under the terms of the Uovo Art Storage Pooling and Servicing Agreement (but not on the Uovo Art Storage Mortgage Loan or the other Uovo Art Storage Pari Passu Companion Loan, unless such other Uovo Art Storage Pari Passu Companion Loan is included in the securitization trust serviced under the Uovo Art Storage Pooling and Servicing Agreement) and (B) any required property protection advances with respect to the Uovo Art Storage Whole Loan, unless in the case of clause (A) or (B) above, a similar determination of nonrecoverability is made under the Uovo Art Storage Pooling and Servicing Agreement.

Application of Payments

The Uovo Art Storage Intercreditor Agreement sets forth the respective rights of each of the Uovo Art Storage Noteholders and provides, in general, that all payments, proceeds and other recoveries on or in respect of the Uovo Art Storage Whole Loan will be applied to the Uovo Art Storage Mortgage Loan and the Uovo Art Storage Pari Passu Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the applicable master servicer, special servicer, certificate administrator, trustee and operating advisor in accordance with the terms of the applicable pooling and servicing agreement).

Consultation and Control

The directing holder under the Uovo Art Storage Intercreditor Agreement with respect to the Uovo Art Storage Whole Loan (such party, the “Uovo Art Storage Directing Certificateholder”) will initially be the holder of the Uovo Art Storage Note A-1 Controlling Companion Loan and, from and after the Uovo Art Storage Control Note Securitization Date, will be the directing certificateholder or such other party specified in the Uovo Art Storage Pooling and Servicing Agreement. Certain decisions to be made with respect to the Uovo Art Storage Whole Loan, including certain major servicing decisions, and the implementation of any recommended actions outlined in an asset status report with respect to the Uovo Art Storage Whole Loan or any related REO property pursuant to the PSA or the Uovo Art Storage Pooling and Servicing Agreement, as applicable, will require the approval of the Uovo Art Storage Directing Certificateholder.

Pursuant to the terms of the Uovo Art Storage Intercreditor Agreement, each Uovo Art Storage Non-Controlling Note Holder will have the right to (i) receive copies of all notices, information and reports that the special servicer or, from and after the Uovo Art Storage Control Note Securitization Date, the related Non-Serviced Special Servicer is required to provide to the Uovo Art Storage Directing Certificateholder within the same time frame it is required to provide such notices, information and reports to the Uovo Art Storage Directing Certificateholder and (ii) to be consulted on a strictly non-binding basis with respect to (x) certain major servicing decisions regarding the Uovo Art Storage Whole Loan as set forth in the Uovo Art Storage Intercreditor Agreement and (y) the implementation of any recommended actions outlined in an asset status report in respect of the Uovo Art Storage Whole Loan. The consultation right of an Uovo Art Storage Non-Controlling Note Holder will expire 10 business days after the delivery by such special servicer of notice and information relating to the matter subject to consultation, whether or not such Uovo Art Storage Non-Controlling Note Holder has responded within such period; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the 10 business-day consultation period will begin anew. Notwithstanding each Uovo Art Storage Non-Controlling Note Holder’s consultation rights described above, the special servicer or the related Non-Serviced Special Servicer, as applicable, is permitted to make any major servicing decision or take any action set forth in an asset status report in respect of the Uovo Art Storage Mortgaged Property before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Uovo Art Storage Mortgage Loan and the Uovo Art Storage Pari Passu Companion Loans.

Notwithstanding the foregoing consultation rights, no direction or objection by an Uovo Art Storage Non-Controlling Note Holder may require or cause the master servicer or the special servicer, as applicable, or, from and after the Uovo Art Storage Control Note Securitization Date, the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, to violate any provision of any related mortgage loan documents, applicable law, the PSA or the Uovo Art Storage Pooling and Servicing Agreement, as applicable, the Uovo Art Storage Intercreditor Agreement or the REMIC provisions, including without limitation the applicable master servicer’s or special servicer’s obligation to act in accordance with the applicable servicing standard, or expose the applicable master servicer or special servicer to liability, or materially expand the scope of such master servicer’s or special servicer’s responsibilities under the PSA or the Uovo Art Storage Pooling and Servicing Agreement, as applicable.

In addition to the consultation rights of each Uovo Art Storage Non-Controlling Note Holder described above, each Uovo Art Storage Non-Controlling Note Holder will have the right to annual conference calls with the master servicer or special servicer or, from and after the Uovo Art Storage Control Note Securitization Date, the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer or, from and after the Uovo Art Storage Control Note Securitization Date, the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the Uovo Art Storage Whole Loan are discussed.

The “Uovo Art Storage Non-Controlling Note Holder” means, with respect to the Uovo Art Storage Mortgage Loan, the Directing Certificateholder (for so long as it is permitted under the PSA) and, with respect to the Uovo Art Storage Pari Passu Companion Loan designated as promissory note A-4, the holder of such Note or the party entitled under a future pooling and servicing agreement to exercise the rights granted to the holder of such Note under the Uovo Art Storage Intercreditor Agreement (to the extent such promissory note is not included in the securitization trust serviced under the Uovo Art Storage Pooling and Servicing Agreement).

Sale of Defaulted Loan

Pursuant to the terms of the Uovo Art Storage Intercreditor Agreement, if the Uovo Art Storage Mortgage Loan becomes a Defaulted Loan, and if the special servicer (or, after the Uovo Art Storage Control Note Securitization Date, the related Non-Serviced Special Servicer) determines pursuant to the PSA or the Uovo Art Storage Pooling and Servicing Agreement, as the case may be, and the Uovo Art Storage Intercreditor Agreement to pursue a sale of the Uovo Art Storage Mortgage Loan (or the Uovo Art Storage Pari Passu Companion Loans, as the case may be), the special servicer or related Non-Serviced Special Servicer, as applicable, will be required to sell the Uovo Art Storage Mortgage Loan together with the Uovo Art Storage Pari Passu Companion Loans as a single whole loan, subject to the satisfaction of certain notice and information delivery requirements and the trustee’s (or any third party hired by the trustee in accordance with the PSA) or the related Non-Serviced Trustee’s (or any third party hired by such Non-Serviced Trustee in accordance with the Uovo Art Storage Pooling and Servicing Agreement), as applicable, obligation to review whether any offer from an interested person received for the Uovo Art Storage Mortgage Loan and the Uovo Art Storage Pari Passu Companion Loans constitutes a fair price. In connection with any such sale, the applicable special servicer will be required to follow the procedures set forth in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” or similar procedures.

Notwithstanding the foregoing, on and after the Uovo Art Storage Control Note Securitization Date, the related Non-Serviced Special Servicer will not be permitted to sell the Uovo Art Storage Mortgage Loan together with the Uovo Art Storage Pari Passu Companion Loans if the loan becomes a defaulted whole loan without the written consent of the holder of the Uovo Art Storage Mortgage Loan (provided that such consent is not required if the holder of the Uovo Art Storage Mortgage Loan is the borrower or an affiliate of the borrower) unless the related Non-Serviced Special Servicer has delivered to the holder of the Uovo Art Storage Mortgage Loan: (a) at least 15 business days prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Non-Serviced Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Uovo Art Storage Whole Loan, and any documents in the servicing file requested by the holder of the Uovo Art Storage Mortgage Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Uovo Art Storage Directing Certificateholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale. Subject to the terms of the PSA, the holder of the Uovo Art Storage Mortgage Loan (or its representative) will be permitted to submit an offer at any sale of the related Whole Loan (unless such holder is the borrower or an affiliate of the borrower).

Prior to the Uovo Art Storage Control Note Securitization Date, in the event of the sale by the special servicer of the Uovo Art Storage Whole Loan, the special servicer will be required to provide the same information to, and consult with, the holders of the Uovo Art Storage Pari Passu Companion Loans as described above.

See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

Special Servicer Appointment Rights

On and after the Uovo Art Storage Control Note Securitization Date, pursuant to the terms of the Uovo Art Storage Intercreditor Agreement, the Uovo Art Storage Directing Certificateholder (which, unless a control termination event or consultation termination event exists under the Uovo Art Storage Pooling and Servicing Agreement, will be the directing certificateholder under the Uovo Art Storage Pooling and Servicing Agreement) will have the right, with or without cause, to replace the related Non-Serviced Special Servicer then acting with respect to the Uovo Art Storage Whole Loan and appoint a replacement special servicer without the consent of the holder of the Uovo Art Storage Mortgage Loan as long as such replacement special servicer is a “qualified servicer” (as described in the Uovo Art Storage Intercreditor Agreement) and satisfies other conditions set forth in the Uovo Art Storage Pooling and Servicing Agreement.

Additional Information

Each of the tables presented in Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the 15 largest Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annex A-1, A-2 and A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Form ABS-EE with the information required by Item 1125 of Regulation AB (17 CFR 2219.1125), Schedule AL – Asset-Level Information will be filed or caused to be filed by the depositor with respect to the issuing entity on or prior to the date of the filing of this prospectus and will provide such information for a reporting period commencing on the day after the hypothetical Determination Date in February 2017 and ending on the hypothetical Determination Date in March 2017. In addition, a Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the final prospectus.

Transaction Parties

The Sponsors and Mortgage Loan Sellers

JPMorgan Chase Bank, National Association

General

JPMorgan Chase Bank, National Association (“JPMCB”) is a national banking association and wholly owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation whose principal office is located in New York, New York. JPMCB offers a wide range of banking services to its customers, both domestically and internationally. It is chartered and its business is subject to examination and regulation by the Office of the Comptroller of the Currency. JPMCB is an affiliate of J.P. Morgan Securities LLC, an underwriter, and of the depositor. Additional information, including the most recent Annual Report on Form 10-K for the year ended December 31, 2015, of JPMorgan Chase & Co., the 2015 Annual Report of JPMorgan Chase & Co., and additional annual, quarterly and current reports filed with or furnished to the SEC by JPMorgan Chase & Co., as they become available, may be obtained without charge by each person to whom this prospectus is delivered upon the written request of any such person to the Office of the Secretary, JPMorgan Chase & Co., 270 Park Avenue, New York, New York 10017 or at the SEC’s website at www.sec.gov. None of the documents that JPMorgan Chase & Co. files with the SEC or any of the information on, or accessible through, the SEC’s website, is part of, or incorporated by reference into, this prospectus.

JPMCB Securitization Program

The following is a description of JPMCB’s commercial mortgage-backed securitization program.

JPMCB underwrites and originates mortgage loans secured by commercial, multifamily and manufactured housing community properties for its securitization program. As sponsor, JPMCB sells the loans it originates or acquires through commercial mortgage-backed securitizations. JPMCB, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans for securitization in 1994 and securitizing commercial mortgage loans in 1995. As of December 31, 2016, the total amount of commercial mortgage loans originated and securitized by JPMCB and its predecessors is in excess of $124.1 billion. Of that amount, approximately $105.0 billion has been securitized by the depositor. In its fiscal year ended December 31, 2016, JPMCB originated approximately $15.4 billion of commercial mortgage loans, of which approximately $9.1 billion were securitized by the depositor.

On May 30, 2008, JPMorgan Chase & Co., the parent of JPMCB, merged with The Bear Stearns Companies Inc. As a result of such merger, Bear Stearns Commercial Mortgage, Inc. (“BSCMI”) became a subsidiary of JPMCB. Subsequent to such merger, BSCMI changed its name to J.P. Morgan Commercial Mortgage Inc. Prior to the merger, BSCMI was a sponsor of its own commercial mortgage-backed securitization program. BSCMI, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans in 1995 and securitizing commercial mortgage loans in 1996. As of November 30, 2007, the total amount of commercial mortgage loans originated by BSCMI was in excess of $60 billion, of which approximately $39 billion has been securitized. Of that amount, approximately $22 billion has been securitized by an affiliate of BSCMI acting as depositor. BSCMI’s annual commercial mortgage loan originations grew from approximately $65 million in 1995 to approximately $1.0 billion in 2000 and to approximately $21.0 billion in 2007. After the merger, only JPMCB continued to be a sponsor of commercial mortgage-backed securitizations.

The commercial mortgage loans originated, co-originated or acquired by JPMCB include both fixed-rate and floating-rate loans and both smaller “conduit” loans and large loans. JPMCB primarily originates loans secured by retail, office, multifamily, hospitality, industrial and self-storage properties, but also originates loans secured by manufactured housing communities, theaters, land subject to a ground lease and mixed use properties. JPMCB originates loans in every state.

As a sponsor, JPMCB originates, co-originates or acquires mortgage loans and, either by itself or together with other sponsors or loan sellers, initiates their securitization by transferring the mortgage loans to a depositor, which in turn transfers them to the issuing entity for the related securitization. In coordination with its affiliate, J.P. Morgan Securities LLC, and other underwriters, JPMCB works with rating agencies, loan sellers, subordinated debt purchasers and master servicers in structuring the securitization transaction. JPMCB acts as sponsor, originator or loan seller both in transactions in which it is the sole sponsor and mortgage loan seller as well as in transactions in which other entities act as sponsor and/or mortgage loan seller. Some of these loan sellers may be affiliated with underwriters on the transactions.

Neither JPMCB nor any of its affiliates acts as master servicer of the commercial mortgage loans in its securitizations. Instead, JPMCB sells the right to be appointed master servicer of its securitized loans to rating-agency approved master servicers.

For a description of certain affiliations, relationships and related transactions between the sponsor and the other transaction parties, see “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Review of JPMCB Mortgage Loans

Overview. JPMCB, in its capacity as the sponsor of the mortgage loans originated or acquired by it (the “JPMCB Mortgage Loans”), has conducted a review of the JPMCB Mortgage Loans in connection with the securitization described in this prospectus. The review of the JPMCB Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of JPMCB, or one or more of JPMCB’s affiliates, or, in certain circumstances, are consultants engaged by JPMCB (the “JPMCB Deal Team”). The review procedures described below were employed with respect to all of the JPMCB Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the JPMCB Deal Team updated its internal origination database of loan-level and property-level information relating to each JPMCB Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third party appraisals (as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained), zoning reports, if applicable, evidence of insurance coverage or summaries of the same prepared by an outside insurance consultant, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by JPMCB during the underwriting process. After origination or acquisition of each JPMCB Mortgage Loan, the JPMCB Deal Team updated the information in the database with respect to such JPMCB Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the JPMCB Deal Team.

A data tape (the “JPMCB Data Tape”) containing detailed information regarding each JPMCB Mortgage Loan was created from the information in the database referred to in the prior paragraph. The JPMCB Data

Tape was used by the JPMCB Deal Team to provide the numerical information regarding the JPMCB Mortgage Loans in this prospectus.

Data Comparison and Recalculation. JPMCB engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by JPMCB relating to information in this prospectus regarding the JPMCB Mortgage Loans. These procedures included:

●	comparing the information in the JPMCB Data Tape against various source documents provided by JPMCB that are described above under “—Database”;

●	comparing numerical information regarding the JPMCB Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the JPMCB Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the JPMCB Mortgage Loans disclosed in this prospectus.

Legal Review. JPMCB engaged various law firms to conduct certain legal reviews of the JPMCB Mortgage Loans to assist in the preparation of the disclosure in this prospectus. In anticipation of a securitization of each JPMCB Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from material provisions of JPMCB’s standard form loan documents. In addition, origination counsel for each JPMCB Mortgage Loan reviewed JPMCB’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties set forth on Annex D-2.

Securitization counsel was also engaged to assist in the review of the JPMCB Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain JPMCB Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the JPMCB Mortgage Loans prepared by origination counsel, and (iii) a review of due diligence questionnaires completed by the JPMCB Deal Team and origination counsel. Securitization counsel also reviewed the property release provisions, if any, and condemnation provisions for each JPMCB Mortgage Loan for compliance with the REMIC provisions.

Origination counsel and securitization counsel also assisted in the preparation of the risk factors and mortgage loan summaries set forth in Annex A-1, based on their respective reviews of pertinent sections of the related mortgage loan documents.

Other Review Procedures. On a case-by-case basis as deemed necessary by JPMCB, with respect to any pending litigation that existed at the origination of any JPMCB Mortgage Loan that is material and not covered by insurance, JPMCB requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. JPMCB confirmed with the related servicer that there has not been recent material casualty to any improvements located on real property that serves as collateral for JPMCB Mortgage Loans. In addition, if JPMCB became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a JPMCB Mortgage Loan, JPMCB obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The JPMCB Deal Team also consulted with JPMCB personnel responsible for the origination of the JPMCB Mortgage Loans to confirm that the JPMCB Mortgage Loans were originated or acquired in compliance with the origination and underwriting criteria described below under “—JPMCB’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Findings and Conclusions. Based on the foregoing review procedures, JPMCB determined that the disclosure regarding the JPMCB Mortgage Loans in this prospectus is accurate in all material respects. JPMCB also determined that the JPMCB Mortgage Loans were originated or acquired in accordance with JPMCB’s origination procedures and underwriting criteria, except as described under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”. JPMCB attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. JPMCB will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with material breach of a representation or warranty or a material document defect. JPMCB, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (the “JPMCB’s Qualification Criteria”). JPMCB will engage a third party accounting firm to compare the JPMCB’s Qualification Criteria against the underlying source documentation to verify the accuracy of the review by JPMCB and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by JPMCB to render any tax opinion required in connection with the substitution.

JPMCB’s Underwriting Guidelines and Processes

General. JPMCB has developed guidelines establishing certain procedures with respect to underwriting the mortgage loans originated or purchased by it. All of the mortgage loans sold to the issuing entity by JPMCB were generally underwritten in accordance with the guidelines below. In some instances, one or more provisions of the guidelines were waived or modified by JPMCB at origination where it was determined not to adversely affect the related mortgage loan originated by it in any material respect. The mortgage loans to be included in the issuing entity were originated or acquired by JPMCB generally in accordance with the commercial mortgage-backed securitization program of JPMCB. For a description of any material exceptions to the underwriting guidelines in this prospectus, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Notwithstanding the discussion below, given the differences between individual commercial Mortgaged Properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current and alternative uses, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. However, except as described in the exceptions to the underwriting guidelines (see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”), the underwriting of the JPMCB Mortgage Loans will conform to the general guidelines described below.

Property Analysis. JPMCB performs or causes to be performed a site inspection to evaluate the location and quality of the related Mortgaged Properties. Such inspection generally includes an evaluation of functionality, design, attractiveness, visibility and accessibility, as well as location to major thoroughfares, transportation centers, employment sources, retail areas and educational or recreational facilities. JPMCB assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends. In addition, JPMCB evaluates the property’s age, physical condition, operating history, lease and tenant mix, and management.

Cash Flow Analysis. JPMCB reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information”.

Loan Approval. All mortgage loans originated by JPMCB require preliminary and final approval by a loan credit committee which includes senior executives of JPMCB. Prior to delivering a term sheet to a prospective loan sponsor, the JPMCB origination team will submit a preliminary underwriting package to the preliminary CMBS underwriting committee. For loans under $30.0 million, approval by two committee members is required prior to sending a term sheet to the loan sponsor. For loans over $30.0 million unanimous committee approval is required prior to sending the term sheet to the loan sponsor. Prior to funding the loan, after all due diligence has been completed, a loan will then be reviewed by the CMBS underwriting committee and approval by the committee must be unanimous. The CMBS underwriting committee may approve a mortgage loan as recommended, request additional due diligence prior to approval, approve it subject to modifications of the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by JPMCB and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool—Additional Information” and Annex A-1. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal. In addition, with respect to certain mortgage loans, there may exist mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and LTV Ratio. For each Mortgaged Property, JPMCB obtains a current (within 6 months of the origination date of the mortgage loan) full narrative appraisal conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). The appraisal is based on the current use of the Mortgaged Property and must include an estimate of the then-current market value of the property “as-is” in its then-current condition although in certain cases, appraisals may reflect both “as-stabilized”, “as-complete” and “as-is” values. The “as-stabilized” or “as-complete” value may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies. JPMCB then determines the loan-to-value ratio of the mortgage loan at the date of origination or, if applicable, in connection with its acquisition, in each case based on the value or values set forth in the appraisal and relevant loan structure.

Evaluation of Borrower. JPMCB evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. JPMCB evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, JPMCB either (i) obtains or updates an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, JPMCB reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, JPMCB either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Physical Assessment Report. Prior to origination, JPMCB obtains a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. JPMCB reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, JPMCB generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, JPMCB may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and JPMCB reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and JPMCB reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as JPMCB may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. JPMCB generally requires borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts, however, it may waive certain of those requirements on a case by case basis based on the Escrow/Reserve Mitigating Circumstances described below. In addition, JPMCB may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by JPMCB. The typical required escrows for mortgage loans originated by JPMCB are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide JPMCB with sufficient funds to satisfy all taxes and assessments. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or JPMCB may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide JPMCB with sufficient funds to pay all insurance premiums. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

JPMCB may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) JPMCB’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) JPMCB has structured springing escrows that arise for identified risks, (v) JPMCB has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) JPMCB believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—JPMCB’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by JPMCB may vary from, or may not comply with, JPMCB’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by JPMCB, JPMCB may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions to JPMCB’s Disclosed Underwriting Guidelines

We have disclosed generally our underwriting guidelines with respect to the mortgage loans. However, one or more of JPMCB’s mortgage loans may vary from the specific JPMCB underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of JPMCB’s mortgage loans, JPMCB may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, we may have made exceptions and the underwriting of a particular mortgage loan did not comply with all aspects of the disclosed criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Compliance with Rule 15Ga-1 under the Exchange Act

The depositor’s most recently filed Form ABS-15G, which includes information related to JPMCB, was filed with the SEC on February 10, 2017. JPMCB’s most recently filed Form ABS-15G was filed with the SEC on February 10, 2017. The Central Index Key (or CIK) numbers of the depositor and JPMCB are set forth on the cover of this prospectus. With respect to the period from and including January 1, 2014 to and including December 31, 2016, JPMCB has the following activity to report as required by Rule 15Ga-1 under the Exchange Act (“Rule 15Ga-1”) with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Name of Issuing Entity(1)	Check if Registered	Name of Originator	Total Assets in ABS by Originator			Assets That Were Subject of Demand(1)			Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (within cure period)			Demand in Dispute(1)			Demand Withdrawn			Demand Rejected
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)

Asset Class – Commercial Mortgages(1)
J.P. Morgan Chase Commercial Mortgage Securities Trust 2008-C2 (CIK# 0001432823)	X	JPMorgan Chase Bank, N.A.	29	662,438,813	56.8	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	0.00	0.00	0	0.00	0.00
J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-CIBC4 (CIK # 0001171484)	X	JPMorgan Chase Bank, N.A.	76	525,155,277	65.7	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	0.00	0.00
		CIBC Inc.	45	273,759,019	34.3	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

(1)	This column does not include any previously-reported repurchase request or demand for which there has been no change in reporting status during this reporting period from the status previously reported.

Retained Interests in This Securitization.

As of the date hereof, neither JPMCB nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, JPMCB or its affiliates may retain on the Closing Date or own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—JPMorgan Chase Bank, National Association” has been provided by JPMCB.

German American Capital Corporation

General

German American Capital Corporation, a Maryland corporation (“GACC”), is a sponsor, an originator and a mortgage loan seller in this securitization transaction. Except with respect to (i) the 350 Park Avenue Whole Loan, which was co-originated by Goldman Sachs Mortgage Company and Deutsche Bank AG, New York Branch and (ii) the Key Center Cleveland Whole Loan, which was co-originated by Citi Real Estate Funding Inc., Bank of America, N.A. and Deutsche Bank AG, New York Branch, GACC or an affiliate of GACC originated (either directly or, in some cases, through table funding arrangements) all of the GACC Mortgage Loans in this transaction. In addition, it is expected that GACC or an affiliate will, as of the initial issuance of the certificates, hold the Uovo Art Storage Pari Passu Companion Loans designated as note A-1 and note A-4.

GACC is a wholly-owned subsidiary of Deutsche Bank Americas Holding Corp., which in turn is a wholly-owned subsidiary of Deutsche Bank AG, a German corporation. GACC is an affiliate of Deutsche Bank AG, New York Branch, an originator, and Deutsche Bank Securities Inc., an underwriter. The principal offices of GACC are located at 60 Wall Street, New York, New York 10005.

GACC is engaged in the origination and acquisition of commercial mortgage loans with the primary intent to sell the loans within a short period of time subsequent to origination or acquisition into a primary issuance of commercial mortgage-backed securities (“CMBS”) or through a sale of whole loan interests to third party investors. GACC originates loans primarily for securitization; however, GACC also originates subordinate mortgage loans or subordinate participation interests in mortgage loans, and mezzanine loans (loans secured by equity interests in entities that own commercial real estate), for sale to third party investors.

Deutsche Bank AG (together with certain affiliates, “Deutsche Bank”) filed a Form 6-K with the SEC on December 23, 2016. The Form 6-K states that Deutsche Bank “has reached a settlement in principle with the Department of Justice in the United States (“DOJ”) regarding civil claims that the DOJ considered in connection with the bank’s issuance and underwriting of residential mortgage-backed securities (RMBS) and related securitization activities between 2005 and 2007. Under the terms of the settlement agreement, Deutsche Bank agreed to pay a civil monetary penalty of US dollar 3.1 billion and to provide US dollar 4.1 billion in consumer relief in the United States. The consumer relief is expected to be primarily in the form of loan modifications and other assistance to homeowners and borrowers, and other similar initiatives to be determined, and delivered over a period of at least five years.” On January 17, 2017, the DOJ issued a press release officially announcing a $7.2 billion settlement with Deutsche Bank “resolving federal civil claims that Deutsche Bank misled investors in the packaging, securitization, marketing, sale and issuance of residential mortgage-backed securities (RMBS) between 2006 and 2007. .. . The settlement requires Deutsche Bank to pay a $3.1 billion civil penalty under the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA). Under the settlement, Deutsche Bank will also provide $4.1 billion in relief to underwater homeowners, distressed borrowers and affected communities.”

Pursuant to certain interim servicing agreements between GACC and/or certain of its affiliates, on the one hand, and Wells Fargo Bank, National Association, on the other hand, Wells Fargo Bank, National Association acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, eight (8) of the Mortgage Loans to be contributed to this securitization by GACC, representing approximately 15.9% of the Initial Pool Balance.

GACC’s Securitization Program

GACC has been engaged as an originator and seller/contributor of loans into CMBS securitizations for more than ten years.

GACC has been a seller of loans into securitization programs including (i) the “COMM” program, in which its affiliate Deutsche Mortgage & Asset Receiving Corporation (“DMARC”) is the depositor, (ii) the “CD” program in which DMARC is the depositor on a rotating basis with Citigroup Commercial Mortgage Securities Inc., and (iii) programs where third party entities, including affiliates of General Electric Capital Corporation, Capmark Finance Inc. (formerly GMAC Commercial Mortgage Corporation) and others, have acted as depositors.

Under the COMM name, GACC has had two primary securitization programs, the “COMM FL” program, into which large floating rate commercial mortgage loans were securitized, and the “COMM Conduit/Fusion” program, into which both fixed rate conduit loans and large loans were securitized.

GACC originates both fixed rate and floating rate commercial mortgage loans backed by a range of commercial real estate properties including office buildings, apartments, shopping malls, hotels, and industrial/warehouse properties. The total amount of loans securitized by GACC from October 1, 2010 through February 28, 2017 is approximately $53.65 billion.

GACC has purchased loans for securitization in the past and it may elect to purchase loans for securitization in the future. In the event GACC purchases loans for securitization, GACC will either reunderwrite the mortgage loans it purchases, or perform other procedures to ascertain the quality of such loans, which procedures will be subject to approval by credit risk management officers.

In coordination with Deutsche Bank Securities Inc. and other underwriters or initial purchasers, GACC works with NRSROs, other loan sellers, servicers and investors in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and NRSRO criteria.

For the most part, GACC relies on independent rated third parties to service loans held pending sale or securitization. It maintains interim servicing agreements with large, institutional commercial mortgage loan servicers who are highly rated by the NRSROs. Periodic financial review and analysis, including monitoring of ratings, of each of the servicers with which GACC has servicing arrangements is conducted under the purview of loan underwriting personnel.

Pursuant to a MLPA, GACC will make certain representations and warranties, subject to certain exceptions set forth therein (and in Annex E-2 to this prospectus), to the depositor and will covenant to provide certain documents regarding the Mortgage Loans it is selling to the depositor (the “GACC Mortgage Loans”) and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject GACC Mortgage Loans or such other standard as is described in the related MLPA, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, replace the subject Mortgage Loan with a Qualified Substitute Mortgage Loan or make a Loss of

Value Payment, as the case may be. The depositor will assign certain of its rights under each MLPA to the issuing entity. In addition, GACC has agreed to indemnify the depositor, the underwriters and certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the certificates. See “Pooling and Servicing Agreement—Assignment of the Mortgage Loans”.

Review of GACC Mortgage Loans

Overview. GACC, in its capacity as the sponsor of the GACC Mortgage Loans, has conducted a review of the GACC Mortgage Loans in connection with the securitization described in this prospectus. GACC determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the GACC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GACC’s affiliates (the “GACC Deal Team”). The review procedures described below were employed with respect to all of the GACC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Data Tape. To prepare for securitization, members of the GACC Deal Team created a data tape (the “GACC Data Tape”) containing detailed loan-level and property-level information regarding each GACC Mortgage Loan. The GACC Data Tape was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the DB Originators during the underwriting process. After origination of each GACC Mortgage Loan, the GACC Deal Team updated the information in the GACC Data Tape with respect to the GACC Mortgage Loan based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GACC Deal Team. The GACC Data Tape was used by the GACC Deal Team to provide the numerical information regarding the GACC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. GACC engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GACC relating to information in this prospectus regarding the GACC Mortgage Loans. These procedures included:

●	comparing the information in the GACC Data Tape against various source documents provided by GACC that are described above under “—Data Tape”;

●	comparing numerical information regarding the GACC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GACC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the GACC Mortgage Loans disclosed in this prospectus.

Legal Review. GACC engaged various law firms to conduct certain legal reviews of the GACC Mortgage Loans for disclosure in this prospectus. In anticipation of securitization of each GACC Mortgage Loan originated by the applicable DB Originator, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from GACC’s standard form loan documents. In addition, origination counsel for each GACC Mortgage Loan reviewed GACC’s representations and warranties set forth on Annex E-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties set forth on Annex E-2.

Securitization counsel was also engaged to assist in the review of the GACC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan documents with respect to certain of the GACC Mortgage Loans that deviate materially from GACC’s standard form document, (ii) a review of the loan summaries referred to above relating to the GACC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the origination counsel. Securitization counsel also reviewed the property release provisions (other than the partial defeasance provisions), if any, for each GACC Mortgage Loan with multiple Mortgaged Properties or, to the extent identified by origination counsel, for each GACC Mortgage Loan with permitted outparcel releases or similar releases for compliance with the REMIC provisions of the Code.

GACC prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the GACC Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the GACC Mortgage Loans included in the next 5 largest Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex A-3.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GACC Mortgage Loan, GACC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each GACC Mortgage Loan, GACC, together with origination counsel, conducted a search with respect to each borrower under the related GACC Mortgage Loan to determine whether it filed for bankruptcy. If GACC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GACC Mortgage Loan, GACC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

With respect to the GACC Mortgage Loans originated by a DB Originator, the GACC Deal Team also consulted with the applicable GACC Mortgage Loan origination team to confirm that the GACC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—DB Originator’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, GACC determined that the disclosure regarding the GACC Mortgage Loans in this prospectus is accurate in all material respects. GACC also determined that the GACC Mortgage Loans were originated (or acquired and reunderwritten) in accordance with the applicable DB Originator’s origination procedures and underwriting criteria, except as described below under “—Exceptions”. GACC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

DB Originator’s Underwriting Guidelines and Processes

General. GACC and Deutsche Bank AG, New York Branch (“DBNY”) are each an originator and are affiliated with each other and with Deutsche Bank Securities Inc., one of the underwriters. GACC and Deutsche Bank AG, New York Branch are referred to as the “DB Originators” in this prospectus. Each DB Originator originates loans located in the United States that are secured by retail, multifamily, office, hotel and industrial/warehouse properties. All of the mortgage loans originated by a DB Originator generally are originated in accordance with the underwriting criteria described below. However, each lending situation is unique, and the facts and circumstance surrounding the mortgage loan, such as the quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the general guidelines below are applied to a specific loan. This underwriting criteria is general, and there is no assurance that every mortgage loan will conform in all respects with the guidelines.

Loan Analysis. In connection with the origination of mortgage loans, the applicable DB Originator conducts an extensive review of the related mortgaged property, including an analysis of the appraisal, environmental report, property operating statements, financial data, rent rolls, sales where applicable and related information or statements of occupancy rates provided by the borrower and, with respect to the mortgage loans secured by retail and office properties, certain major tenant leases and the tenant’s credit. Generally, borrowers are required to be single purpose entities which do not have a credit history; therefore, the financial strength and character of certain of the borrower’s key principals are examined prior to approval of the mortgage loan through a review of available financial statements and public records searches. A member of the applicable DB Originator underwriting or due diligence team, or a consultant or other designee, visits the mortgaged property for a site inspection to confirm the occupancy rates of the mortgaged property, and analyzes the mortgaged property’s sub-market and the utility of the mortgaged property within the sub-market. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and there can be no assurance that such financial, occupancy and other information remains accurate.

Cash Flow Analysis. The applicable DB Originator reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information” in this prospectus.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by the applicable DB Originator and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool” and Annex A-1 and Annex A-3 to this prospectus. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal obtained in accordance with the guidelines described under “—Appraisal and Loan-to-Value Ratio” below. In addition, with respect to certain mortgage loans, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and Loan-to-Value Ratio. For each Mortgaged Property, the applicable DB Originator obtains (or, in connection with GACC’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and GACC relies upon) a current (within 6 months of the origination date of the mortgage loan) comprehensive narrative appraisal conforming to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”) and Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The appraisal is based on the “as-is” market value of the Mortgaged Property as of the date of value in its then-current condition, and in accordance with the Mortgaged Property’s highest and best use as determined within the appraisal. In certain cases, the applicable DB Originator may also obtain prospective or hypothetical values on an “as-stabilized”, “as complete” and/or “hypothetical as-is” basis, reflecting stipulated assumptions including, but not limited to, leasing, occupancy, income normalization, construction, renovation, restoration and/or repairs at the Mortgaged Property. The applicable DB Originator then determines the loan-to-value ratio of the mortgage loan for origination or, if applicable, in connection with its acquisition of the mortgage loan, in each case based on the value and effective value dates set forth in the appraisal. In connection with GACC’s acquisition and reunderwriting of a mortgage loan, GACC relies upon the appraisal(s) obtained by the related originator. Such appraisal(s) may reflect a value for a particular Mortgaged Property that varies from a GACC opinion of value. The information in this prospectus regarding such acquired mortgage loans, including, but not limited to, appraised values and loan-to-value ratios, reflects the information contained in such originator’s appraisal. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios of such acquired mortgage loans would not be different if a DB Originator had originated such mortgage loans. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus.

Evaluation of Borrower. The applicable DB Originator evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. The applicable DB Originator evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, the applicable DB Originator either (i) obtains or updates (or, in connection with GACC’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and GACC relies upon) an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains (or, in connection with GACC’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and GACC relies upon) an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, the applicable DB Originator reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, the applicable DB Originator either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Insurance Considerations”.

Physical Assessment Report. Prior to origination, the applicable DB Originator obtains (or, in connection with GACC’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and GACC relies upon) a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. The applicable DB Originator reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, the applicable DB Originator generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, the applicable DB Originator may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and the applicable DB Originator reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and the applicable DB Originator reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as the applicable DB Originator may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. The applicable DB Originator may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, the applicable DB Originator may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by a DB Originator. The typical required escrows for mortgage loans originated by a DB Originator are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the applicable DB Originator with sufficient funds to satisfy all taxes and assessments. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or the applicable DB Originator may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide the applicable DB Originator with sufficient funds to pay all insurance premiums. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

The applicable DB Originator may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) the applicable DB Originator’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) the applicable DB Originator has structured springing escrows that arise for identified risks, (v) the applicable DB Originator has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) the applicable DB Originator believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—DB Originator’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by GACC may vary from, or may not comply with, the applicable DB Originator’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by GACC, the applicable DB Originator may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions

Other than as set forth below, the GACC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

With respect to one (1) Mortgaged Property identified as “Gateway I & II” on Annex A-1, securing one (1) Mortgage Loan representing approximately 5.3% of the Initial Pool Balance, the underwritten net cash flow DSCR is 1.20x (on an amortizing basis), in comparison to an underwritten net cash flow DSCR of 1.25x provided for in GACC’s underwriting guidelines for office properties and 1.30x provided for in GACC’s underwriting guidelines for retail properties. GACC’s decision to include the Mortgage Loan in the transaction was based on the Mortgaged Property having an underwritten net cash flow DSCR of 1.57x based on the current interest-only debt service payments for the next approximately three years, and the sponsor having signed new leases for approximately 40.0% of the net rentable area due to expire in 2016, including Modells, which signed a 10-year lease to take over the prior Raymour & Flanigan space.

With respect to one (1) Mortgaged Property identified as “Trabuco Hills”, securing one (1) Mortgage Loan representing approximately 1.5% of the Initial Pool Balance, the underwritten net cash flow DSCR is 1.22x (on an amortizing basis), in comparison to an underwritten net cash flow DSCR of 1.30x provided for in GACC’s underwriting guidelines for retail properties. GACC’s decision to include the Mortgage Loan in the transaction was based on the related Mortgaged Property having an underwritten net cash flow DSCR of 1.58x based on the current interest-only debt service payments for the next approximately seven years and a Cut-off Date LTV Ratio of 58.8% in comparison to an LTV of 75.0% provided for in GACC’s underwriting guidelines for retail properties. In addition, the related Mortgaged Property is located within a larger retail center that has averaged 95% occupancy since 2007. Six of the eleven tenants at the Mortgaged Property have exercised at least one lease renewal option since the commencement of their initial lease, with five tenants having exercised renewals since 2014. Finally, Knackered Fitness recently signed a seven year lease for 2,500 square feet (5.0% of net rentable area) at a rental rate of $40.80 per square foot, with 3% annual rent increases. This lease was not considered in the underwriting.

Compliance with Rule 15Ga-1 under the Exchange Act

GACC most recently filed a Form ABS-15G with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 15Ga-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 14, 2017. GACC’s “Central Index Key” number is 0001541294. With respect to the period from and including January 1, 2014 to and including December 31, 2016, GACC did not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

As of the date hereof, neither GACC nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, GACC and/or its affiliates may retain on the Closing Date or own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—German American Capital Corporation” has been provided by GACC.

The Depositor

J.P. Morgan Chase Commercial Mortgage Securities Corp., the depositor, is a Delaware corporation organized on September 19, 1994. The depositor is a wholly-owned subsidiary of JPMCB. The depositor maintains its principal office at 383 Madison Avenue, 31st Floor, New York, New York 10179. Its telephone number is (212) 834-5467. The depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The depositor will not have any business operations other than securitizing mortgage loans and related activities.

The depositor will have minimal ongoing duties with respect to the certificates and the Mortgage Loans. The depositor’s duties will include, without limitation, (i) appointing a successor trustee in the event of the resignation or removal of the trustee, (ii) providing information in its possession with respect to the certificates to the tax administrator to the extent necessary to perform REMIC tax administration, (iii) indemnifying the trustee, the tax administrator and the issuing entity for any liability, assessment or costs arising from the depositor’s willful misconduct, bad faith or negligence in providing such information, (iv) indemnifying the trustee and the tax administrator against certain securities law liabilities, and (v) signing or contracting with the master servicer, signing any Annual Report on Form 10-K, including the certification required under the Sarbanes-Oxley Act, and any Distribution Reports on Form 10-D and Current Reports on Form 8-K required to be filed by the issuing entity. The depositor is also required under the underwriting agreement to indemnify the underwriters for certain securities law liabilities.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the mortgage loans from each mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders.

The depositor remains responsible under the PSA for providing the master servicer, special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, JPMDB Commercial Mortgage Securities Trust 2017-C5, will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of defaulted loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer, the special servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be nonrecoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the Mortgage Loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth in this prospectus under “―The Trustee”, “―The Certificate Administrator”, “—The Master Servicer” and “—The Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the Mortgage Loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer and the operating advisor. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the Mortgage Loans to the issuing entity. The depositor will be purchasing the Mortgage Loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements”.

The Trustee

Wilmington Trust, National Association (“WTNA”) (formerly called M&T Bank, National Association) will act as trustee on behalf of the Certificateholders pursuant to the PSA. WTNA is a national banking association with trust powers incorporated in 1995. WTNA’s principal place of business is located at 1100 North Market Street, Wilmington, Delaware 19890. WTNA is an affiliate of Wilmington Trust Company and both WTNA and Wilmington Trust Company are subsidiaries of Wilmington Trust Corporation and Wilmington Trust Corporation is a wholly owned subsidiary of M&T Bank Corporation. Since 1998, Wilmington Trust Company has served as trustee in numerous asset-backed securities transactions. As of December 31, 2016, WTNA served as trustee on over 1,500 mortgage-backed related securities transactions having an aggregate original principal balance in excess of $200 billion, of which approximately 227 transactions were commercial mortgage-backed securities transactions having an aggregate original principal balance of approximately $144 billion.

The parties to this transaction may maintain banking and other commercial relationships with WTNA and its affiliates. In its capacity as trustee on commercial mortgage securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. In the past three years, WTNA and its affiliates have not been required to make an advance on a commercial mortgage-backed securities transaction.

WTNA is subject to various legal proceedings that arise from time to time in the ordinary course of business. WTNA does not believe that the ultimate resolution of any of these proceedings will have a material adverse effect on its services as trustee.

The information set forth under this sub-heading has been provided by WTNA. None of the depositor, the underwriter or any other person, other than WTNA, makes any representation or warranty as to the accuracy or completeness of such information.

The responsibilities of the trustee are set forth in the PSA. A discussion of the role of the trustee and its continuing duties, including: (1) any actions required by the trustee, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the trustee to take action, (2) limitations on the trustee’s liability under the transaction agreements regarding the asset-backed securities transaction, (3) any indemnification provisions that entitle the trustee to be indemnified from the cash flow that otherwise would be used to pay the asset-backed securities, and (4) any contractual provisions or understandings regarding the trustee’s removal, replacement or resignation, as well as how the expenses associated with changing from one trustee to another trustee will be paid, is set forth in this prospectus under “Pooling and Servicing Agreement”. In its capacity as trustee on commercial mortgage loan securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. See “Pooling and Servicing Agreement—Advances”.

For a description of any material affiliations, relationships and related transactions between the trustee and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The trustee will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the trustee under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the trustee’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”.

The Certificate Administrator

Wells Fargo Bank, National Association (“Wells Fargo Bank”) will act as the certificate administrator and custodian under the PSA. The certificate administrator will also be the REMIC administrator and the 17g-5 Information Provider under the PSA. Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $1.9 trillion in assets and approximately 269,000 employees as of September 30, 2016, which provides banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The transaction parties may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations) and its office for certificate transfer services is located at 600 South 4th Street, 7th Floor, MAC N9300-070, Minneapolis, Minnesota 55479.

Under the terms of the PSA, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and related distributions to certificateholders and the preparation of monthly distribution reports. As certificate administrator, Wells

Fargo Bank is responsible for the preparation and filing of all REMIC on behalf of the trust and to the extent required under the PSA, the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the Securities and Exchange Commission on behalf of the issuing entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of September 30, 2016, Wells Fargo Bank was acting as securities administrator with respect to more than $410 billion of outstanding commercial mortgage-backed securities.

Wells Fargo Bank is acting as custodian of the mortgage loan files pursuant and subject to the PSA (and is acting as custodian of the mortgage loan file (other than the Mortgage Note with respect to the related mortgage loan for any Non-Serviced Whole Loan under the related Non-Serviced PSA). In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the trustee and the Certificateholders. Wells Fargo Bank maintains each mortgage loan file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota. As of September 30, 2016, Wells Fargo Bank was acting as custodian of more than 202,000 commercial mortgage loan files.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by the sponsor or an affiliate of the sponsor, and one or more of those mortgage loans may be included in the trust. The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

For three CMBS transactions in its portfolio, Wells Fargo Bank disclosed material noncompliance on its related 2016 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB to the required recipients for the transactions.  For one CMBS transaction, an administrative error caused an overpayment to a certain class and a correlating underpayment to a certain class for two consecutive distributions.  Each of the affected distributions was revised the next month to correct the error.  For two CMBS transactions, distributions for one month were paid one day late as a result of an inadvertent payment systems error that occurred in connection with a conversion to a new payment system.  For one of these two CMBS transactions, distributions were one day late for the next month due to an unrelated delay in posting funds received from the servicer to the appropriate account.

On June 18, 2014, a group of institutional investors filed a civil complaint in the Supreme Court of the State of New York, New York County, against Wells Fargo Bank, in its capacity as trustee under 276 residential mortgage backed securities (“RMBS”) trusts, which was later amended on July 18, 2014, to increase the number of trusts to 284 RMBS trusts. On November 24, 2014, the plaintiffs filed a motion to voluntarily dismiss the state court action without prejudice. That same day, a group of institutional investors filed a civil complaint in the United States District Court for the Southern District of New York (the “District Court”) against Wells Fargo Bank, alleging claims against Wells Fargo Bank, in its capacity as trustee under 274 RMBS trusts (the “Federal Court Complaint”). In December 2014, the plaintiffs’ motion to voluntarily dismiss their original state court action was granted. As with the prior state court action, the Federal Court Complaint is one of six similar complaints filed contemporaneously against RMBS trustees (Deutsche Bank National Trust Company, Citibank N.A., HSBC Bank USA, Bank of New York Mellon and U.S. Bank National Association) by a group of institutional investor plaintiffs. The Federal Court Complaint against Wells Fargo Bank alleges the trustee caused losses to investors and asserts causes of action based upon, among other things, the trustee’s alleged failure to (i) notify and enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, (ii) notify investors of alleged events of default, and (iii) abide by appropriate standards of care following alleged events of default. Relief sought includes money damages in an unspecified amount, reimbursement of expenses and equitable relief. Other cases alleging similar causes of action have been filed against Wells Fargo Bank and other trustees in the District Court by RMBS investors in these and other transactions, and these cases have been consolidated before the same District Court judge. A similar complaint was also filed May 27, 2016 in New York state court by a different plaintiff investor. On January 19, 2016, an order was entered in connection with the Federal Court Complaint in which the District Court declined to exercise jurisdiction over 261 trusts at issue in the Federal Court Complaint; the District Court also allowed Plaintiffs to file amended complaints as to the remaining, non-dismissed trusts, if they so choose, and three amended complaints have been filed. On December 17, 2016, the investor plaintiffs in the 261 trusts dismissed from the Federal Court Complaint filed a new complaint in New York state court (the “State Court Complaint”). Motions to Dismiss all of the actions are pending except for the recently filed State Court Complaint.

There can be no assurances as to the outcome of the litigations, or the possible impact of the litigation on Wells Fargo Bank or the RMBS trusts. However, Wells Fargo Bank denies liability and believes that it has performed its obligations under the RMBS trusts in good faith, that its actions were not the cause of losses to investors and that it has meritorious defenses, and it intends to contest the plaintiffs’ claims vigorously.

Except as set forth herein with respect to Wells Fargo Bank, National Association as master servicer, neither Wells Fargo Bank nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, each of Wells Fargo Bank and its affiliates will be entitled at their discretion to acquire certificates issued by the issuing entity and, in each case, any such party will have the right to dispose of any such certificates at any time.

The foregoing information set forth under this sub-heading “—The Trustee and Certificate Administrator” has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between the trustee, the certificate administrator and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The certificate administrator will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”.

The Master Servicer

Wells Fargo Bank, National Association (“Wells Fargo”) will act as the master servicer for all of the Mortgage Loans to be deposited into the trust fund and as primary servicer for the Serviced Companion Loans (in such capacity, the “Master Servicer”). Wells Fargo is a national banking association organized under the laws of the United States of America, and is a wholly-owned direct and indirect subsidiary of Wells Fargo & Company. Wells Fargo is also (i) the certificate administrator, custodian, certificate registrar and 17g-5 information provider under the PSA, (ii) the master servicer, certificate administrator, custodian, certificate registrar and 17g-5 information provider under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement, pursuant to which the Hilton Hawaiian Village Whole Loan is serviced, (iii) the master servicer, certificate administrator, custodian, certificate registrar and 17g-5 information provider under the JPMCC 2016-JP4 Pooling and Servicing Agreement, pursuant to which the Moffett Gateway Whole Loan, the Summit Mall Whole Loan and the Dick’s Sporting Goods Portfolio Whole Loan are serviced, (iv) the master servicer, certificate administrator, custodian, certificate registrar and 17g-5 information provider under the COMM 2015-CCRE26 Pooling and Servicing Agreement, pursuant to which the Prudential Plaza Whole Loan is serviced, (v) the trustee, certificate administrator, custodian, certificate registrar and 17g-5 information provider under the CD 2016-CD2 Pooling and Servicing Agreement, pursuant to which the 229 West 43rd Street Whole Loan is serviced, (vi) the trustee, certificate administrator, custodian, certificate registrar and 17g-5 information provider under the CD 2017-CD3 Pooling and Servicing Agreement, pursuant to which the Summit Place Wisconsin Whole Loan is serviced, (vii) the trustee, certificate administrator, custodian, certificate registrar and 17g-5 information provider under the VNDO 2016-350P Trust and Servicing Agreement, pursuant to which the 350 Park Avenue Whole Loan is serviced and (viii) the trustee, certificate administrator, custodian, certificate registrar and 17g-5 information provider under the JPMCC 2017-JP5 Pooling and Servicing Agreement, pursuant to which the Dallas Design District Whole Loan and the Landmark Square Whole Loan are serviced. On December 31, 2008, Wells Fargo & Company acquired Wachovia Corporation, the owner of Wachovia Bank, National Association (“Wachovia”), and Wachovia Corporation merged with and into Wells Fargo & Company. On March 20,

2010, Wachovia merged with and into Wells Fargo. Like Wells Fargo, Wachovia acted as master servicer of securitized commercial and multifamily mortgage loans and, following the merger of the holding companies, Wells Fargo and Wachovia integrated their two servicing platforms under a senior management team that is a combination of both legacy Wells Fargo managers and legacy Wachovia managers.

The principal west coast commercial mortgage master servicing offices of Wells Fargo are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo are located at MAC D1050-084, Three Wells Fargo, 401 South Tryon Street, 8th Floor, Charlotte, North Carolina 28202.

Wells Fargo has been master servicing securitized commercial and multifamily mortgage loans in excess of ten years. Wells Fargo’s primary servicing system runs on McCracken Financial Solutions software, Strategy CS. Wells Fargo reports to trustees and certificate administrators in the CREFC® format. The following table sets forth information about Wells Fargo’s portfolio of master or primary serviced commercial and multifamily mortgage loans (including loans in securitization transactions and loans owned by other investors) as of the dates indicated:

Commercial and Multifamily Mortgage Loans	As of 12/31/2013	As of 12/31/2014	As of 12/31/2015	As of 12/31/2016
By Approximate Number:	33,391	33,605	32,716	31,128
By Approximate Aggregate Unpaid Principal Balance (in billions):	$437.49	$475.39	$503.34	$506.83

Within this portfolio, as of December 31, 2016, are approximately 22,027 commercial and multifamily mortgage loans with an unpaid principal balance of approximately $395.9 billion related to commercial mortgage-backed securities or commercial real estate collateralized debt obligation securities. In addition to servicing loans related to commercial mortgage-backed securities and commercial real estate collateralized debt obligation securities, Wells Fargo also services whole loans for itself and a variety of investors. The properties securing loans in Wells Fargo’s servicing portfolio, as of December 31, 2016, were located in all 50 states, the District of Columbia, Guam, Mexico, the Bahamas, the Virgin Islands and Puerto Rico and include retail, office, multifamily, industrial, hotel and other types of income-producing properties. Also included in the above portfolio are commercial mortgage loans that Wells Fargo services in Europe through its London Branch. Wells Fargo has been servicing commercial mortgage loans in Europe through its London Branch for more than ten years. Through affiliated entities formerly known as Wachovia Bank, N.A., London Branch and Wachovia Bank International, and as a result of its acquisition of commercial mortgage servicing rights from Hypothekenbank Frankfurt AG, formerly Eurohypo AG, in 2013, it has serviced loans secured by properties in Germany, Ireland, the Netherlands, and the UK. As of December 31, 2016, its European third party servicing portfolio, which is included in the above table, is approximately $1.4 billion.

In its master servicing and primary servicing activities, Wells Fargo utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows Wells Fargo to process mortgage servicing activities including, but not limited to: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports.

The following table sets forth information regarding principal and interest advances and servicing advances made by Wells Fargo, as master servicer, on commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations. The information set forth below is the average amount of such advances outstanding over the periods indicated (expressed as a dollar amount and as a percentage of Wells Fargo’s portfolio, as of the end of each such period, of master serviced commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations).

Period	Approximate Securitized Master-Serviced Portfolio (UPB)*	Approximate Outstanding Advances (P&I and PPA)*	Approximate Outstanding Advances as % of UPB
Calendar Year 2013	$ 346,011,017,466	$ 2,158,219,403	0.62%
Calendar Year 2014	$ 377,947,659,331	$ 1,750,352,607	0.46%
Calendar Year 2015	$ 401,673,056,650	$ 1,600,995,208	0.40%
Calendar Year 2016	$ 385,516,905,565	$ 1,113,577,583	0.29%

*	“UPB” means unpaid principal balance, “P&I” means principal and interest advances and “PPA” means property protection advances.

Wells Fargo is rated by Fitch, S&P and Morningstar Credit Ratings, LLC (“Morningstar”) as a primary servicer, a master servicer and a special servicer of commercial mortgage loans. Wells Fargo’s servicer ratings by each of these agencies are outlined below:

US Servicer Ratings	Fitch	S&P	Morningstar
Primary Servicer:	CPS1-	Strong	MOR CS1
Master Servicer:	CMS1-	Strong	MOR CS1
Special Servicer:	CSS2	Above Average	MOR CS2

UK Servicer Ratings	Fitch	S&P
Primary Servicer:	CPS2	Average
Special Servicer:	CSS3	Average

The long-term issuer ratings of Wells Fargo are rated “AA-” by S&P, “Aa2” by Moody’s and “AA” by Fitch. The short-term issuer ratings of Wells Fargo are rated “A-1+” by S&P, “P-1” by Moody’s and “F1+” by Fitch.

Wells Fargo has developed policies, procedures and controls relating to its servicing functions to maintain compliance with applicable servicing agreements and servicing standards, including procedures for handling delinquent loans during the period prior to the occurrence of a special servicing transfer event. Wells Fargo’s master servicing policies and procedures are updated periodically to keep pace with the changes in the commercial mortgage-backed securities industry and have been generally consistent for the last three years in all material respects. The only significant changes in Wells Fargo’s policies and procedures have come in response to changes in federal or state law or investor requirements, such as updates issued by the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation.

Wells Fargo may perform any of its obligations under the PSA through one or more third-party vendors, affiliates or subsidiaries. Notwithstanding the foregoing, the Master Servicer will remain responsible for its duties thereunder. Wells Fargo may engage third-party vendors to provide technology or process efficiencies. Wells Fargo monitors its third-party vendors in compliance with its internal procedures and applicable law. Wells Fargo has entered into contracts with third-party vendors for the following functions:

●	provision of Strategy and Strategy CS software;

●	tracking and reporting of flood zone changes;

●	abstracting of leasing consent requirements contained in loan documents;

●	legal representation;

●	assembly of data regarding buyer and seller (borrower) with respect to proposed loan assumptions and preparation of loan assumption package for review by Wells Fargo;

●	performance of property inspections;

●	performance of tax parcel searches based on property legal description, monitoring and reporting of delinquent taxes, and collection and payment of taxes; and

●	Uniform Commercial Code searches and filings.

Wells Fargo may also enter into agreements with certain firms to act as a primary servicer and to provide cashiering or non-cashiering sub-servicing on the Mortgage Loans and the Serviced Companion Loans. Wells Fargo monitors and reviews the performance of sub-servicers appointed by it. Generally, all amounts received by Wells Fargo on the Mortgage Loans and the Serviced Companion Loans will initially be deposited into a common clearing account with collections on other mortgage loans serviced by Wells Fargo and will then be allocated and transferred to the appropriate account as described in this prospectus. On the day any amount is to be disbursed by Wells Fargo, that amount is transferred to a common disbursement account prior to disbursement.

Wells Fargo (in its capacity as the Master Servicer) will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or the Serviced Companion Loans. On occasion, Wells Fargo may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans, the Serviced Companion Loans or otherwise. To the extent Wells Fargo performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

A Wells Fargo proprietary website (www.wellsfargo.com/com/comintro) provides investors with access to investor reports for commercial mortgage-backed securitization transactions for which Wells Fargo is master servicer, and also provides borrowers with access to current and historical loan and property information for these transactions.

Wells Fargo & Company files reports with the SEC as required under the Exchange Act. Such reports include information regarding Wells Fargo and may be obtained at the website maintained by the SEC at www.sec.gov.

There are no legal proceedings pending against Wells Fargo, or to which any property of Wells Fargo is subject, that are material to the Certificateholders, nor does Wells Fargo have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The Master Servicer will enter into one or more agreements with the mortgage loan sellers to purchase the master servicing rights to the related Mortgage Loans and the primary servicing rights with respect to certain of the related Mortgage Loans (other than any Non-Serviced Mortgage Loan) and Serviced Companion Loans and/or the right to be appointed as the master servicer or primary servicer, as the case may be, with respect to such Mortgage Loans and Serviced Companion Loans.

Pursuant to certain interim servicing agreements between Wells Fargo and GACC or certain of its affiliates, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned by GACC or those affiliates from time to time, which may include, prior to their inclusion in the issuing entity, some or all of the GACC Mortgage Loans.

Pursuant to the terms of the PSA, Wells Fargo will be entitled to retain a portion of the Servicing Fee equal to the amount by which the Servicing Fee exceeds the sum of (1) the fee payable to any initial subservicer as a primary servicing fee and (ii) a master servicing fee at a per annum rate of 0.0025% with respect to each Mortgage Loan and, to the extent provided for in the related Intercreditor Agreement, each Serviced Companion Loan notwithstanding any termination or resignation of Wells Fargo as master servicer. In addition, Wells Fargo will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

Neither Wells Fargo nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization other than as set forth above. However, Wells Fargo or its affiliates may retain certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The foregoing information regarding Wells Fargo under this heading “—The Master Servicer ” has been provided by Wells Fargo.

The Master Servicer will have various duties under the PSA. Certain duties and obligations of the Master Servicer are described under “Pooling and Servicing Agreement—General” and “—Enforcement of ‘Due-on-Sale’ and ‘Due-on-Encumbrance’ Provisions”. The Master Servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than any Non-Serviced Mortgage Loan), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”. The Master Servicer’s obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of the Master Servicer’s recovery of those advances, are described under “Pooling and Servicing Agreement—Advances”.

The Master Servicer will not be permitted to process any Major Decision related to a non-Specially Serviced Loan and will not be required to interface with the borrower or provide a written recommendation and analysis with respect to any Major Decision unless the master servicer and the special servicer mutually agree that the master servicer will process such Major Decision with respect to a Mortgage Loan that is not a Specially Serviced Loan subject to the terms of the PSA. as described under “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions”.

The Master Servicer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the Master Servicer’s removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”. The Master Servicer’s rights and obligations with respect to indemnification, and certain limitations on the Master Servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Special Servicer

CWCapital Asset Management LLC, a Delaware limited liability company (“CWCAM”), is expected to initially be appointed to act as the special servicer under the PSA. In such capacity, CWCAM will be responsible for the servicing and administration of the Specially Serviced Loans and serviced REO Properties, and in certain circumstances will be responsible for reviewing, evaluating and providing or withholding consent and processing certain major decisions and performing certain enforcement actions relating to non-Specially Serviced Loans pursuant to the PSA. CWCAM is owned by an affiliate of Fortress Investment Group LLC (“Fortress”). CWCAM maintains a servicing office at 7501 Wisconsin Avenue, Suite 500 West, Bethesda, Maryland 20814.

CWCAM and its affiliates are involved in the special servicing, management and investment management of commercial real estate assets, including:

●	special servicing of commercial and multifamily real estate loans;

●	commercial real estate property management and insurance brokerage services;

●	commercial mortgage brokerage services; and

●	investing in, surveilling and managing as special servicer, commercial real estate assets including unrated and non-investment grade rated securities issued pursuant to CRE, CDO and CMBS transactions.

CWCAM was organized in June 2005. In July of 2005, it acquired Allied Capital Corporation’s special servicing operations and replaced Allied Capital Corporation as special servicer for all transactions for which Allied Capital Corporation served as special servicer. In February 2006, an affiliate of CWCAM merged with CRIIMI MAE Inc. (“CMAE”) and the special servicing operations of CRIIMI MAE Services L.P., the special servicing subsidiary of CMAE, were consolidated into the special servicing operations of CWCAM. CWCAM is a wholly-owned subsidiary of CW Financial Services LLC. CWCAM and its affiliates own and manage assets similar in type to the assets of the issuing entity. Accordingly, the assets of CWCAM and its affiliates may, depending upon the particular circumstances including the nature and location of such assets, compete with the mortgaged real properties for tenants, purchasers, financing and so forth. On September 1, 2010, affiliates of certain Fortress Investment Group LLC managed funds purchased all of the membership interest of CW Financial Services LLC, the sole member of CWCAM.

On February 14, 2017, Fortress and SoftBank Group Corp., a corporation organized under the laws of Japan (“SoftBank”), issued a joint press release announcing that they had entered into definitive agreements pursuant to which SoftBank will acquire Fortress. This transaction is subject to several contingencies, including shareholder approval, regulatory approvals and customary closing conditions, and is anticipated to close in three to six months.

As of December 31, 2013, CWCAM acted as special servicer with respect to 160 domestic and one Canadian CMBS pools containing approximately 9,200 loans secured by properties throughout the United States and Canada with a then-current unpaid principal balance in excess of $125 billion. As of December 31, 2014, CWCAM acted as special servicer with respect to 147 domestic CMBS pools containing approximately 7,800 loans secured by properties throughout the United States with a then current unpaid principal balance in excess of $110 billion. As of December 31, 2015, CWCAM acted as special servicer with respect to 134 domestic CMBS pools containing approximately 7,000 loans secured by properties throughout the United States with a then current unpaid principal balance in excess of $99 billion. As of December 31, 2016, CWCAM acted as special servicer with respect to 137 domestic CMBS pools containing approximately 5,700 loans secured by properties throughout the United States with a then current unpaid principal balance in excess of $79 billion. Those loans include commercial mortgage loans secured by the same types of income producing properties as those securing the underlying mortgage loans.

CWCAM has one primary office (Bethesda, Maryland) and provides special servicing activities for investments in various markets throughout the United States. As of December 31, 2016, CWCAM had 79 employees responsible for the special servicing of commercial real estate assets. As of December 31, 2016, within the CMBS pools described in the preceding paragraph, 288 assets were actually in special servicing. The assets owned, serviced or managed by CWCAM and its affiliates may, depending upon the particular circumstances, including the nature and location of such assets, compete with the mortgaged real properties securing the underlying mortgage loans for tenants, purchasers, financing and so forth. CWCAM does not service or manage any assets other than commercial and multifamily real estate assets.

CWCAM has policies and procedures in place that govern its special servicing activities. These policies and procedures for the performance of its special servicing obligations are, among other things, in compliance with applicable servicing criteria set forth in Item 1122 of Regulation AB under the Securities Act, including managing delinquent loans and loans subject to the bankruptcy of the borrower. Standardization and automation have been pursued, and continue to be pursued, wherever possible so as to provide for continued accuracy, efficiency, transparency, monitoring and controls. CWCAM reviews, updates and/or creates its policies and procedures throughout the year as needed to reflect any changing business practices, regulatory demands or general business practice refinements and incorporates such changes into its manual. Refinements within the prior three years include but are not limited to the improvement of controls and procedures implemented for property cash flow, wiring instructions and the expansion of unannounced property and employee audits.

CWCAM occasionally engages consultants to perform property inspections and to provide close surveillance on a property and its local market and may engage sub-servicers or contractors to perform on its behalf certain of its duties with respect to this transaction. CWCAM has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by CWCAM in securitization transactions.

CWCAM will not have primary responsibility for custody services of original documents evidencing the underlying mortgage loans. On occasion, CWCAM may have custody of certain of such documents as necessary for enforcement actions involving particular underlying mortgage loans or otherwise. To the extent that CWCAM has custody of any such documents, such documents will be maintained in a manner consistent with the Servicing Standard.

From time to time CWCAM is a party to lawsuits and other legal proceedings as part of its duties as the special servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Other than as set forth in the following paragraphs, there are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against CWCAM or of which any of its property is the subject, that are material to the certificateholders.

On December 17, 2015, U.S. Bank National Association, the trustee under five pooling and servicing agreements for (i) Wachovia Bank Commercial Mortgage Trust 2007-C30, (ii) COBALT CMBS Commercial Trust 2007-C2, (iii) Wachovia Bank Commercial Mortgage Trust 2007-C31, (iv) ML-CFC Commercial Mortgage Trust 2007-5 and (v) ML-CFC Commercial Mortgage Trust 2007-6 commenced a proceeding with the Second Judicial District Court of Ramsey County, Minnesota (the “Minnesota Court”) for a declaratory judgment as to the proper allocation of certain proceeds in the alleged amount of $560 million (“Disputed Proceeds”) received by CWCAM as compensation in connection with the sale of the Peter Cooper Village and Stuyvesant Town property in New York, New York (the “Stuyvesant Town Property”) securing loans held by those trusts. CWCAM was the special servicer of the Stuyvesant Property. The petition requests the Minnesota Court to instruct the trustee, the trust beneficiaries, and any other interested parties as to the amount of the Disputed Proceeds, if any, that constitute penalty interest and/or the amount of the Disputed Proceeds, if any, that constitute gain-on-sale proceeds, with respect to each trust. On February 24, 2016, CWCAM made a limited appearance with the Minnesota Court to file a motion to dismiss this proceeding based on lack of jurisdiction, mootness, standing and forum non conveniens. The action has been removed to federal court in Minnesota (the “Federal Court”). On October 21, 2016, the Federal court held a hearing on the motion to transfer the action to New York, a motion to remand to the state court in New York and a motion to hear CWCAM’s request for reconsideration of the motion to dismiss. There can be no assurances as to the outcome of the motions or the proceeding or the possible impact on CWCAM. However, CWCAM believes that it has performed its obligations under the related pooling and servicing agreements in good faith, and that the Disputed Proceeds were properly allocated to CWCAM as penalty interest, and it intends to vigorously contest any claim that such Disputed Proceeds were improperly allocated as penalty interest.

On March 31, 2016, RAIT Preferred Funding II LTD. (“RAIT Preferred Funding”) commenced a complaint (“RAIT Complaint”) with the Supreme Court of the State of New York, County of New York (the “Court”), claiming it owns $18,500,000 of a mortgage loan secured by the development of the One Congress Street property in Boston, Massachusetts (the “One Congress Street Loan”) and seeking (a) a declaratory judgment stating that RAIT Preferred Funding is the directing lender under a co-lender agreement dated March 28, 2007 and a pooling and servicing agreement dated March 1, 2007 (collectively, the “Operative Agreements”) and was the directing lender at the time of the improper modification of the One Congress Street Loan (the “Modification”), (b) a declaratory judgment stating that RAIT Preferred Funding has the right to terminate the special servicer, (c) monetary damages for the value of the bonds and fees paid to CWCAM as the special servicer of the One Congress Street Loan and (d) other things. On May 17, 2016, CWCAM filed a motion to dismiss the RAIT Complaint (“Motion to Dismiss”) stating that the Complaint did not state a claim and the essential facts of the RAIT Complaint are negated by affidavits and evidentiary materials submitted with the RAIT Complaint. On June 14, 2016, RAIT Preferred Funding filed a memorandum of law in opposition to the OCS Motion to Dismiss (the “OCS Opposition”) stating that the claims in the RAIT Complaint were properly stated. On June 30, 2016, CWCAM filed a reply (the “OCS Reply”) in support of the OCS Motion to Dismiss and in response to the OCS Opposition, stating that each of CWCAM’s arguments is supported by the express language of the agreements between the parties, the documentary evidence and New York case law. On September 30, 2016, RAIT Preferred Funding and CWCAM entered into a confidential settlement agreement (the “2016 Settlement”), which provides for a stay of the RAIT Preferred Funding litigation (the “Litigation State”) through August 25, 2017. Pursuant to the terms of the 2016 Settlement, upon satisfaction of a term of the 2016 Settlement by August 25, 2017 (or such later date agreed to by the parties), the RAITO referred Funding litigation will be dismissed, with prejudice. If the term is not satisfied, RAIT Preferred Funding will contact the RAIT Court to re-set oral argument on the OCS Motion to Dismiss and other deadlines. The parties may jointly seek to extend the Litigation Stay, subject to RAIT Court approval. CWCAM believes that it has performed its obligations under the Operative Agreements in good faith, and disputes RAIT Preferred Funding’s allegations and should the matter not be resolved via this 2016 Settlement, it intends to vigorously contest such allegations.

On January 24, 2016 PSW NYC LLC commenced a complaint (the “PSW Complaint”) with the Supreme Court of the State of New York, County of New York (the “PSW Court”) against Bank of America, N.A. as trustee under the pooling and servicing agreements for Wachovia Bank Commercial Mortgage Trust 2007-C30 and COBALT CMBS Commercial Trust 2007-C2, U.S. Bank National Association as trustee under the pooling and servicing agreements for Wachovia Bank Commercial Mortgage Trust 2007-C31, ML-CFC Commercial Mortgage Trust 2007-5 and ML-CFC Commercial Mortgage Trust 2007-6 (collectively, the “PSW Trusts”), PCV-M Holdings LLC and CWCapital Asset Management LLC, individually and as special servicer for the PSW Trusts (collectively, the “Defendants”) seeking either (a) damages in an amount to be determined by the PSW Court but alleged by the plaintiffs to be approximately $500,000,000 – such amount being the amount PSW NYC LLC alleges would have been recovered on certain mezzanine loans (the “PCVST Mezzanine Loans”) related to the Peter Cooper Village and Stuyvesant Town property (the “PCVST Property”) in New York City which PSW NYC LLC sold to an entity related to the Defendants pursuant to a settlement agreement related to certain prior litigation (the “2010 Settlement Agreement”) or (b) the rescission of the 2010 Settlement Agreement which would result in, among other things, the rescission of the sale of the PCVST Mezzanine Loans and a claim for certain proceeds from the sale of the PCVST Property. PSW NYC LLC alleges that the Defendants procured the 2010 Settlement Agreement by fraud and further that the terms of the 2010 Settlement Agreement were breached by the Defendants. On February 26, 2016, CWCAM on behalf of itself and the other Defendants filed a motion to dismiss the PSW Complaint (the “CWCAM Motion to Dismiss”). On April 11, 2016, PSW NYC LLC opposed the CWCAM Motion to Dismiss and cross-moved for a partial summary judgment on liability regarding allegations of breach of the 2010 Settlement Agreement (the “PSW Cross-Motion”). On May 5, 2016, the Defendants subsequently filed its reply and opposition to the PSW Cross-Motion. On August 23, 2016, oral arguments were provided to the PSW Court regarding the PSW Complaint, the CWCAM Motion to Dismiss, and the PSW Cross-Motion and the PSW Court took such arguments under advisement. On October 31, 2016, the PSW Court issued an order granting the CWCAM Motion to Dismiss, denying the PSW Cross-Motion and dismissing the PSW Complaint with prejudice. Subsequently, PSW NYC LLC filed a notice of appeal relating to such order. On February 21, 2017, PSW NYC LLC filed its appeal and supporting brief arguing that the PSW Court erred by finding no breach of the assignment agreement and no fraudulent inducement. CWCAM intends to vigorously contest the appeal.

CWCAM may enter into one or more arrangements with the directing certificateholder, any Controlling Class certificateholder, any person with the right to appoint or remove and replace CWCAM as the special servicer, or any other person (or an affiliate or a third-party representative of one or more of the preceding) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the appointment (or continuance) of CWCAM as special servicer under the PSA and limitations on the right of such person to replace CWCAM as the special servicer.

No securitization transaction involving commercial or multifamily mortgage loans in which CWCAM was acting as special servicer has experienced an event of default as a result of any action or inaction performed by CWCAM as special servicer.

Under the COMM 2015-CCRE26 PSA, CWCAM is also the COMM 2015-CCRE26 Special Servicer of the Prudential Plaza Whole Loan.

CWCAM assisted the Third Party Purchaser with its due diligence for the Mortgage Loans.

From time to time, CWCAM and/or its affiliates may purchase or sell securities, including CMBS certificates. CWCAM and/or its affiliates may review this prospectus and purchase or sell certificates issued in this offering, including in the secondary market. It is not currently anticipated that CWCAM and/or its affiliates will purchase any of the Certificates at initial issuance.

The foregoing information regarding CWCAM under this heading “Transaction Parties—The Special Servicer” has been provided by CWCAM.

The Operating Advisor and Asset Representations Reviewer

Park Bridge Lender Services LLC (“Park Bridge Lender Services”), a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC (“Park Bridge Financial”), will act as operating advisor under the PSA with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan). Additionally, Park Bridge Lender Services will also act as asset representations reviewer under the PSA with respect to each Mortgage Loan. Park Bridge Lender Services has an address at 600 Third Avenue, 40th Floor, New York, New York 10016 and its telephone number is (212) 230-9090.

Park Bridge Financial is a privately held commercial real estate finance advisory firm headquartered in New York, New York. Since its founding in 2009, Park Bridge Financial and its affiliates have been engaged by commercial banks (community, regional and multi-national), opportunity funds, REITs, investment banks, insurance companies, entrepreneurs and hedge funds on a wide variety of advisory assignments. These engagements have included: mortgage brokerage, loan syndication, contract underwriting, valuations, risk assessments, surveillance, litigation support, expert testimony, loan restructures as well as the disposition of commercial mortgages and related collateral.

Park Bridge Financial’s technology platform is server-based with back-up, disaster recovery and encryption services performed by vendors and data centers that comply with industry and regulatory standards.

As of December 31, 2016, Park Bridge Lender Services was acting as operating advisor or trust advisor for commercial mortgage-backed securities transactions with an approximate aggregate initial principal balance of $105.1 billion issued in 107 transactions.

As of December 31, 2016, Park Bridge Lender Services was acting as asset representations reviewer for commercial mortgage-backed securities transactions with an approximate aggregate initial principal balance of $29.468 billion issued in 36 transactions.

Park Bridge Lender Services is not an affiliate of the issuing entity, the depositor, the sponsors, the mortgage loan sellers, the trustee, the certificate administrator, the master servicer, the special servicer, the Directing Certificateholder, any “originators” (within the meaning of Item 1110 of Regulation AB) or any “significant obligor” (within the meaning of Item 1112 of Regulation AB) with respect to the trust.

Park Bridge Lender Services does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as operating advisor and asset representations reviewer (to the extent it also acts as the asset representations reviewer).

There are no legal proceedings pending against Park Bridge Lender Services, or to which any property of Park Bridge Lender Services is subject, that are material to the certificateholders, nor does Park Bridge Lender Services have actual knowledge of any proceedings of this type contemplated by governmental authorities.

As a result of the foregoing information with respect to Park Bridge Lender Services’ experience and independence, the representations and warranties being given by Park Bridge Lender Services under the PSA, and satisfaction that no payments have been paid by any special servicer to Park Bridge Lender Services of any fees, compensation or other remuneration (x) in respect of its obligations under the PSA, or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer, Park Bridge Lender Services qualifies as an Eligible Operating Advisor under the PSA.

The information set forth above in this subheading “—The Operating Advisor and Asset Representations Reviewer” has been provided by Park Bridge Lender Services.

For a description of any material affiliations, relationships and related transactions between the operating advisor, asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The operating advisor and asset representations reviewer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA, and no implied duties or obligations may be asserted against the operating advisor or asset representations reviewer. For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and asset representations reviewer, as the case may be, under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the operating advisor’s or asset representations reviewer’s, as the case may be, removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—The Operating Advisor” and “—The Asset Representations Reviewer”.

Credit Risk Retention

General

This transaction is required to comply with the risk retention requirements of Section 15G of the Exchange Act as they relate to commercial mortgage-backed securities (the “Credit Risk Retention Rules”). JPMCB has been designated by the sponsors to act as the risk-retaining sponsor (in such capacity, the “Retaining Sponsor”) under the Credit Risk Retention Rules and JPMCB will elect to satisfy its risk retention requirements through the purchase by a “third-party purchaser” of an “eligible horizontal residual interest” (each as defined in the Credit Risk Retention Rules). It is expected that Massachusetts Mutual Life Insurance Company, a Massachusetts corporation (the “Third Party Purchaser”), will act as the “third-party purchaser” by purchasing the Yield-Priced Principal Balance Certificates set forth in the table below under “—Material Terms of the Yield-Priced Principal Balance Certificates”, and will agree to hedging, transfer, financing and other restrictions applicable to a “third-party purchaser” (and its affiliates) under the Credit Risk Retention Rules.

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, the Retaining Sponsor, the Third Party Purchaser and other risk retention related matters, in the event the Credit Risk Retention Rules (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, none of the Retaining Sponsor, the Third Party Purchaser or any other party will be required to comply with or act in accordance with the Credit Risk Retention Rules (or such relevant portion thereof).

Qualifying CRE Loans; Required Credit Risk Retention Percentage

The sponsors have determined that for purposes of this transaction, 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of Mortgage Loans that are “qualifying CRE loans” as such term is described in the Credit Risk Retention Rules.

The total required credit risk retention percentage (the “Required Credit Risk Retention Percentage”) for this transaction is 5.0%.

Material Terms of the Yield-Priced Principal Balance Certificates

CMBS such as the Yield-Priced Principal Balance Certificates are typically priced based relative to either the swap yield curve or to a targeted yield. The method of pricing used is primarily a function of the rating, but can also be determined by prevailing market conditions or investor preference. For this transaction, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C and Class D Certificates (the “Swap-Priced Principal Balance Certificates”) are anticipated to be priced based on the swap yield curve, and the Class E-RR, Class F-RR, Class G-RR and Class NR-RR Certificates (the “Yield-Priced Principal Balance Certificates”) are anticipated to be priced based on a targeted yield. The sponsors calculated the expected scheduled principal payments (the “Scheduled Certificate Principal Payments”) on each class of Swap-Priced Principal Balance Certificates and each class of Yield-Priced Principal Balance Certificates as described below. CMBS such as the Class X-A and Class X-B Certificates (the “Interest-Only Certificates”) are typically priced relative to the treasury yield curve. The sponsors made their determination of the fair value of the Swap-Priced Principal Balance Certificates and the Interest-Only Certificates based on a number of inputs and assumptions consistent with these typical pricing methodologies in the manner described below for the applicable class of Certificates. It should be noted in reviewing the fair value discussion below, that certain of the inputs and assumptions, such as yields, credit spreads, prices and coupons, are not directionally correlated, i.e. variations from the base case in the direction of the high or low estimates will not necessarily occur in the same manner, in the same direction or to the same degree for each applicable input or assumption at any given point in time or as a result of any particular market condition. For example, with respect to any particular class of Certificates, swap yields may widen in the direction of the high estimate provided, while credit spreads and/or prices move in the direction of the low estimate provided.

The Third Party Purchaser is expected to purchase the Yield-Priced Principal Balance Certificates identified in the table below that collectively comprise the eligible horizontal residual interest for cash on the Closing Date.

Eligible Horizontal Residual Interest

Class of Certificates	Expected Initial Certificate Balance(1)	Estimated Range of Fair Values of Retained Certificates (in % and $)(2)(3)	Expected Purchase Price(4)
Class E-RR	$29,999,000	1.20% - 1.65%/$15,452,395(5)	51.5097%
Class F-RR	$20,869,000	0.94% - 1.07%/$10,720,176	51.3689%
Class G-RR	$10,434,000	0.47% - 0.53%/$5,356,283	51.3349%
Class NR-RR	$44,347,191	1.99% - 2.26%/$22,691,216	51.1672%

(1)	The approximate initial Certificate Balance of the Class E-RR certificates are estimated based in part on the estimated ranges of Certificate Balances and estimated fair values described herein under “Credit Risk Retention”. The Class E-RR Certificate Balance is expected to fall within a range of $23,478,000 and $36,521,000.

(2)	The estimated fair value of the applicable Certificate Balance of the indicated class of certificates expressed as a percentage of the estimated fair value of all of the certificates issued by the issuing entity and as a dollar amount. For a description of the manner in which the sponsors determined the estimated fair value of the certificates, see “—Determination of Amount of Required Credit Risk Retention” below.

(3)	The fair value dollar amount of the Yield-Priced Principal Balance Certificates is not subject to a range, but is based on a targeted discount yield, and has been determined as described under “—Yield-Priced Principal Balance Certificates—Calculation of Estimated Fair Value”. The fair value of the other Regular Certificates is unknown and has been determined by the sponsors as described under “—Swap-Priced Principal Balance Certificates—Determination of Swap-Priced Expected Price” below.

(4)	Expressed as a percentage of the expected initial Certificate Balance of each class of Yield-Priced Principal Balance Certificates, excluding accrued interest. The aggregate purchase price expected to be paid for the Yield-Priced Principal Balance Certificates to be acquired by the Third Party Purchaser is approximately $54,220,070 excluding accrued interest.

(5)	The Class E-RR Certificates are expected to have an estimated fair value that falls within a range of $12,093,447 and $18,811,858.

The aggregate estimated fair value of the Yield-Priced Principal Balance Certificates in the above table is equal to at least 5% of the estimated fair value of all of the Classes of Regular Certificates issued by the issuing entity.

On any Distribution Date, the aggregate amount available for distributions from the Mortgage Loans, net of specified servicing and administrative costs and expenses, will be distributed to the Certificates in sequential order in accordance with their respective principal and interest entitlements (beginning with the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A and Class X-B Certificates), in each case as set forth under “Description of the Certificates—Distributions—Priority of Distributions”. On any Distribution Date, Realized Losses on the Mortgage Loans will be allocated first, to the Yield-Priced Principal Balance Certificates (in reverse sequential order), second, to the Class D Certificates, third, to the Class C Certificates, fourth, to the Class B Certificates, fifth, to the Class A-S Certificates, and sixth, to the Senior Certificates, in each case until the Certificate Balance of that Class has been reduced to zero. See “Description of the Certificates—Distributions—Priority of Distributions”.

For a description of other material payment terms of the Classes of Yield-Priced Principal Balance Certificates identified in the table above in this “—Material Terms of the Yield-Priced Principal Balance Certificates” section, see “Description of the Certificates” in this prospectus.

The Third Party Purchaser

It is anticipated that Massachusetts Mutual Life Insurance Company, a Massachusetts corporation (the “Third Party Purchaser”), will act as the “third-party purchaser” by purchasing the Yield-Priced Principal Balance Certificates set forth in the table below under “—Material Terms of the Yield-Priced Principal Balance Certificates”, and will agree to hedging, transfer, financing and other restrictions applicable to a “third-party purchaser” (and its affiliates) under the Credit Risk Retention Rules.

The Third Party Purchaser is a mutual company founded on May 15, 1851. As of March 7, 2017 it had an A.M. Best Company rating of A++; a Fitch Ratings rating of AA+; a Moody’s Investors Service rating of

Aa2; and a Standard & Poor’s rating of AA+. The Third Party Purchaser, acting by itself as well as through its wholly owned subsidiaries and their predecessor entities, has invested in commercial real estate debt investments since 1859. As of December 31, 2016, the Third Party Purchaser, either directly and/or through its affiliates owned a portfolio of commercial real estate equity investments with an approximate market value of $5.4 billion and a portfolio of commercial real estate debt investments with an approximate unpaid principal balance of $21.2 billion as of December 31, 2016. The Third Party Purchaser’s primary executive offices are located at 1295 State Street, Springfield, Massachusetts 01111. The Third Party Purchaser produces and files financial statements which are publicly available.

The Third Party Purchaser and its affiliates are involved in the ownership, financing, asset management and investment management of commercial real estate assets, including but not limited to commercial mortgage loans, mezzanine loans, commercial construction loans and lines of credit. Third Party Purchaser also has experience through its affiliates investing in, surveilling and managing commercial real estate assets, including rated and unrated investment grade and non-investment grade rated securities issued pursuant to CRE, CDO, CLO and CMBS transactions.

The Third Party Purchaser and its affiliates own, manage and finance assets similar in type to the assets of the issuing entity. Accordingly, the assets of the Third Party Purchaser and its affiliates may, depending upon the particular circumstances including the nature and location of such assets, compete with the mortgaged real properties for tenants, property managers, purchasers, financing, equity investors and so forth.

The Third Party Purchaser has not previously acquired at original issuance the unrated initial controlling class certificates in a CMBS transaction. The acquisition of the Yield-Priced Principal Balance Certificates in this transaction will be its first such acquisition.

The Third Party Purchaser is being advised in this transaction by Barings Real Estate Advisers, which as of December 31, 2016 had more than $48 billion in real estate assets managed or serviced. Barings Real Estate Advisers is a business investment unit of Barings LLC, a global asset management firm with offices in 17 countries and which had more than $ 271 billion in assets managed as of December 31, 2016. Barings LLC is an indirect wholly owned subsidiary of the Third Party Purchaser.

Barings Real Estate Advisers offers institutional and other qualified investors a diverse range of opportunities of real estate investing in both public and private real estate equity and debt markets. Barings Real Estate Advisers is a debt originator in North America with expertise and resources in core mortgages, construction loan, mezzanine, preferred equity investments and bridge financing. Its debt investments also include residential loan pools and affordable housing tax credit investments, as well as public debt instruments including CMBS, REIT bonds and real estate derivatives. Barings Real Estate Advisers also provides debt financing strategies in Europe, primarily through separate accounts and club arrangements. In the aggregate, Barings Real Estate Advisers’ private and public debt assets under management as of December 31, 2016 were $31.4 billion. Barings LLC, through its predecessor entities, has been registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment adviser since November 1, 1940. Members of Barings Real Estate Advisers’ Capital Markets team, which oversees CMBS investing, have in aggregate over 75 years of experience owning, managing, issuing and performing surveillance on CMBS, including experience with investments in subordinate CMBS securities.

Solely for its own purposes and benefit, the Third Party Purchaser has completed an independent review of the credit risk of each mortgage loan. The review consisted of a review of the sponsors’ underwriting standards as provided by the sponsors, the collateral securing each mortgage loan and expected cash flows related to the mortgage loans. Such review was based on the mortgage loan files and information regarding the mortgage loans provided by or on behalf of the sponsors and was not independently verified by the Third Party Purchaser. The Third Party Purchaser performed its due diligence solely for its own benefit. The Third Party Purchaser has no liability to any person or entity for the manner in which it conducted its due diligence or the extent of such due diligence. Third Party Purchaser’s review and conclusions may not be relied upon by anyone else and may not be construed as an approval or endorsement of the sponsors’ underwriting standards or of any mortgage loan or any loan level disclosure in this prospectus. The Third Party Purchaser makes no representations or warranties with respect to any such underwriting standards, information or disclosure and has not independently verified the truth or accuracy of any representations and warranties made by the sponsors or any other party to the transaction or any related documents.

The Third Party Purchaser is not required to take into account the interests of any other investor in the certificates or any other party in conducting its due diligence or in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors and other third parties are not entitled to rely on in any way the Third Party Purchaser’s due diligence or acceptance of a mortgage loan. The Third Party Purchaser’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement or approval of any such mortgage loan, the underwriting for such mortgage loan or of the originator of such mortgage loan.

The Third Party Purchaser will have no liability to any certificateholder for any actions taken by it and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, forever waives and releases any claims against Third Party Purchaser and such buyers, and their respective affiliates, in respect of such actions.

See “Risk Factors—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”.

Determination of Amount of Required Credit Risk Retention

General

A number of inputs factored into the sponsors’ determination of the range of estimated fair values of the classes of certificates presented above. The sponsors computed the range of estimated fair values for the Swap-Priced Principal Balance Certificates and the Interest-Only Certificates and the fair value of the Yield-Priced Principal Balance Certificates in the manner described below for the applicable class of certificates.

Swap-Priced Principal Balance Certificates

Based on the Modeling Assumptions and assuming a 0% CPR prepayment rate, the sponsors calculated what the Scheduled Certificate Principal Payments on each Class of Swap-Priced Principal Balance Certificates would be over the course of this securitization transaction based on when principal payments were required to be made under the terms of the underlying mortgage loan documents during each Collection Period and which classes of Swap-Priced Principal Balance Certificates would be entitled to receive principal payments based on the certificate payment priorities described in “Description of Certificates—Distributions—Priority of Distributions”. On the basis of the Scheduled Certificate Principal Payments, the sponsors calculated the weighted average life for each class of Swap-Priced Principal Balance Certificates.

Swap Yield Curve

The sponsors utilized the assumed swap yield curve in the table below in determining the range of estimated fair values of the Swap-Priced Principal Balance Certificates. The actual swap yield curve that will be used as a basis for determining the price of the Swap-Priced Principal Balance Certificates is not known at this time and differences in the swap yield curve will ultimately result in higher or lower fair value calculations. For an expected range of values at specified points along the swap yield curve, see the table below entitled “Range of Swap Yields for the Swap-Priced Principal Balance Certificates”. The sponsors identified the range presented in the table below at each maturity on the swap yield curve, which represents the sponsors’ estimate of the largest increase or decrease in the swap yield at that maturity reasonably expected to occur prior to pricing of the Swap-Priced Principal Balance Certificates, based on 10 business day rolling periods over the past 6 months.

Range of Swap Yields for the Swap-Priced Principal Balance Certificates

Tenor	Low Estimate of Swap Yield	Base Case Swap Yield	High Estimate of Swap Yield
2YR	1.2924%	1.6950%	2.0976%
3YR	1.3077%	1.9310%	2.5543%
4YR	1.3263%	2.0960%	2.8657%
5YR	1.3608%	2.2190%	3.0772%
6YR	1.4417%	2.3020%	3.1623%
7YR	1.5284%	2.3830%	3.2376%
8YR	1.6106%	2.4490%	3.2874%
9YR	1.6913%	2.5060%	3.3207%
10YR	1.7714%	2.5690%	3.3666%

Based on the swap yield curve, the sponsors will determine for each class of Swap-Priced Principal Balance Certificates the swap yield reflected on the swap yield curve (the “Interpolated Yield”) that corresponds to that class’s weighted average life, by using a linear straight-line interpolation using the swap yield curve with 2, 3, 4, 5, 6, 7, 8, 9 and 10 year maturities if the weighted average life does not correspond to a specified maturity on the swap yield curve.

Credit Spread Determination

The sponsors determined the credit spread for each class of Swap-Priced Principal Balance Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of the related class of Swap-Priced Principal Balance Certificates as of the date of this prospectus. The actual credit spread for a particular class of Swap-Priced Principal Balance Certificates at the time of pricing is not known at this time and differences in the then current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair values. The sponsors identified the range presented in the table below from the base case credit spread percentage, which represents the sponsors’ estimate of the largest increase or decrease in the credit spread for newly issued CMBS reasonably expected to occur prior to pricing of the Swap-Priced Principal Balance Certificates based on the sponsors’ observation and experience in the placement of CMBS with similar characteristics.

Range of Credit Spreads for the Swap-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class A-1	0.20%	0.25%	0.45%
Class A-2	0.40%	0.45%	0.60%
Class A-3(1)	0.73%	0.80%	0.98%
Class A-4	0.73%	0.88%	0.98%
Class A-5(1)	0.75%	0.90%	1.00%
Class A-SB	0.60%	0.75%	0.85%
Class A-S(1)	0.95%	1.05%	1.25%
Class B(1)	0.95%	1.25%	1.55%
Class C(1)	1.40%	1.50%	2.40%
Class D(1)	2.25%	2.75%	4.00%

(1)    Any or all of Class A-3, Class A-5, Class A-S, Class B, Class C or Class D may accrue interest at the WAC Rate.

Discount Yield Determination

The discount yield (the “Discount Yield”) for each class of Swap-Priced Principal Balance Certificates is the sum of the Interpolated Yield for such class and the related credit spread established at pricing. For an expected range of estimated values for each class of Swap-Priced Principal Balance Certificates, see the table entitled “Range of Discount Yields for the Swap-Priced Principal Balance Certificates” below. The sponsors identified the range presented in the table below for each such class of Swap-Priced Principal Balance Certificates as the range from (i) the sum of the lowest estimated Interpolated Yield for that class and the lowest estimated credit spread to (ii) the sum of the highest estimated Interpolated Yield for that class and the highest estimated credit spread.

Range of Discount Yields for the Swap-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class A-1	1.5057%	2.1498%	2.9440%
Class A-2	1.7594%	2.6640%	3.6687%
Class A-3	2.2403%	3.1661%	4.2019%
Class A-4	2.4263%	3.3900%	4.3036%
Class A-5	2.4992%	3.4515%	4.3539%
Class A-SB	2.1592%	3.1578%	4.1063%
Class A-S	2.7109%	3.6108%	4.6106%
Class B	2.7114%	3.8111%	4.9108%
Class C	3.1614%	4.0611%	5.7608%
Class D	4.0114%	5.3111%	7.3608%

Determination of Class Sizes

The sponsors were provided credit support levels for each class of Swap-Priced Principal Balance Certificates by each Rating Agency. A credit support level for a particular class of Swap-Priced Principal Balance Certificates reflects the Rating Agency’s assessment of the aggregate principal balance of Swap-Priced Principal Balance Certificates that would be required to be subordinate to that class of Swap-Priced Principal Balance Certificates in order to satisfy that Rating Agency’s internal ratings criteria to permit it to issue a particular credit rating. Based on the individual credit support levels (expressed as a percentage) provided by the Rating Agencies, the sponsors determined the highest required credit support level of the Rating Agencies selected to rate a particular class of Swap-Priced Principal Balance Certificates (the “Constraining Level”). In certain circumstances the sponsors may have elected not to engage a rating agency for particular Classes of Yield-Priced Principal Balance Certificates, based in part on the credit support levels provided by that rating agency.  See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”. The Certificate Balances of the Senior Certificates were also based in part on anticipated investor demand for such classes. The Certificate Balance for the class of Swap-Priced Principal Balance Certificates with the highest credit rating was determined by multiplying the Initial Pool Balance by a percentage equal to 1.0 minus that class’s Constraining Level. For each other subordinate class of Swap-Priced Principal Balance Certificates, that class’s Certificate Balance was determined by multiplying the Initial Pool Balance by a percentage equal to the difference of the Constraining Level for the immediately senior class of Swap-Priced Principal Balance Certificates minus such subordinate class’s Constraining Level.

Target Price Determination

The sponsors determined a target price (the “Target Price”) for each class of Swap-Priced Principal Balance Certificates on the basis of the price (expressed as a percentage of the certificate balance of that class) that similar CMBS with similar credit ratings and similar average lives have priced at in recent securitization transactions. The Target Price was utilized for each class of Swap-Priced Principal Balance Certificates is set forth in the table below. The Target Prices utilized by the sponsors have not changed materially during the prior year.

Class of Certificates	Target Price
Class A-1	100.00%
Class A-2	103.00%
Class A-3(1)	103.00%
Class A-4	101.00%
Class A-5(1)	103.00%
Class A-SB	103.00%
Class A-S(1)	103.00%
Class B(1)	103.00%
Class C(1)	103.00%
Class D(1)	94.99%

(1)	The Target Price may not be realized with respect to any of Class A-3, Class A-5, Class A-S, Class B, Class C or Class D if such class accrues interest at the WAC Rate.

Determination of Assumed Certificate Coupon

Based on the Target Price, the Discount Yield and the Scheduled Certificate Principal Payments for each class of Swap-Priced Principal Balance Certificates, the sponsors determined the assumed certificate coupon (the “Assumed Certificate Coupon”) by calculating what coupon would be required to be used based on the Scheduled Certificate Principal Payments for such class of Swap-Priced Principal Balance Certificates in order to achieve the related Target Price for that class of Swap-Priced Principal Balance Certificates when utilizing the related Discount Yield in determining that Target Price. The Assumed Certificate Coupon for each class of Swap-Priced Principal Balance Certificates and Range of Assumed Certificate Coupons generated as a result of the estimated range of Discount Yields as of the Closing Date is set forth in the table below.

Range of Assumed Certificate Coupons for the Swap-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Assumed Certificate Coupon	Base Case Assumed Certificate Coupon	High Estimate of Assumed Certificate Coupon
Class A-1	1.5237%	2.1730%	2.9715%
Class A-2	2.4061%	3.3254%	4.3429%
Class A-3	2.7244%	3.6615%	4.7332%(1)
Class A-4	2.5502%	3.5133%	4.4234%
Class A-5	2.8477%	3.8094%	4.7332%(1)
Class A-SB	2.6067%	3.6177%	4.6768%(2)
Class A-S	3.0570%	3.9651%	4.7332%(1)
Class B	3.0572%	4.1668%	4.7332%(1)
Class C	3.5117%	4.4185%	4.7332%(1)
Class D	4.7332%(1)	4.7332%(1)	4.7332%(1)

(1)	Based on the WAC Rate.

(2)	Based on the WAC Rate less 0.0564%.

Determination of Swap-Priced Expected Price

Based on the Assumed Certificate Coupons, the Discount Yield and the Scheduled Certificate Principal Payments for each class of Swap-Priced Principal Balance Certificates, the sponsors determined the price (the “Swap-Priced Expected Price”) expressed as a percent of the certificate balance of that class by determining the net present value of the Scheduled Certificate Principal Payments accruing at the related Assumed Certificate Coupon discounted at the related Discount Yield. However, if the Assumed Certificate Coupon for any class of Swap-Priced Principal Balance Certificates is greater than or equal to the WAC Rate, then the WAC Rate was used for the foregoing calculation. The sponsors determined the range of Swap-Priced Expected Prices for each class of Swap-Priced Principal Balance Certificates based on the low estimate of the Assumed Certificate Coupons and the high estimate of the Assumed Certificate Coupons. The lower the Assumed Certificate Coupon, the higher the corresponding Swap-Priced Expected Price for a class of Swap-Priced Principal Balance Certificates will be. Therefore, the low range of estimated fair values for the Swap-Priced Principal Balance Certificates will correspond to the high range of the estimate of potential Assumed Certificate Coupons and correspondingly, the high range of estimated fair values for the Swap-Priced Principal Balance Certificates will correspond to the low range of the estimate of potential Assumed Certificate Coupons.

Interest-Only Certificates

Based on the Modeling Assumptions and assuming a 100% CPY prepayment rate, the sponsors calculated what the expected scheduled interest payments on each class of Interest-Only Certificates would be over the course of the transaction (for each class of certificates, the “Scheduled Certificate Interest Payments”) based on what the Notional Amount of the related class of Interest-Only Certificates would be during each Collection Period as a result of the application of the expected principal payments during such Collection Period under the terms of the underlying Mortgage Loan documents assuming a 100% CPY prepayment rate and the classes of certificates that would be entitled to those principal payments based on the payment priorities described in “Description of Certificates—Distributions—Priority of Distributions”. On the basis of the periodic reduction in the Notional Amount of each Class of Interest-Only Certificates, the sponsors calculated the weighted average life for each such class of Interest-Only Certificates.

Treasury Yield Curve

The sponsors utilized the assumed treasury yield curve in the table below in determining the range of estimated fair value for the Interest-Only Certificates. The actual treasury yield curve that will be used as a basis for determining the price of the Interest-Only Certificates is not known at this time and differences in the treasury yield curve will ultimately result in higher or lower fair value calculations. For an expected range of values at specified points along the treasury yield curve, see the table below entitled “Range of Treasury Yield Curve Values”. The sponsors identified the range presented in the table below at each maturity on the treasury yield curve, which represents the sponsors’ estimate of the largest increase or decrease in the treasury yield at that maturity reasonably expected to occur prior to pricing of the Interest-Only Certificates, based on 10 business day rolling periods over the past 6 months.

Range of Treasury Yield Curve Values

Tenor	Low Estimate of Treasury Yield	Base Case Treasury Yield	High Estimate of Treasury Yield
7YR	1.5426%	2.4030%	3.2634%
10YR	1.8203%	2.5870%	3.3537%

Based on the treasury yield curve, the sponsors will determine for each class of Interest-Only Certificates the yield reflected on the treasury yield curve (the “Interpolated Yield”) that corresponds to that class’s weighted average life, by using a straight-line interpolation using treasury yield curves with 7 and 10 year maturity if the weighted average life does not correspond to a specified maturity on the treasury yield curve.

Credit Spread Determination

The sponsors determined the credit spread for each class of Interest-Only Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of such class of Interest-Only Certificates as of the date of this prospectus.  The actual credit spread for a particular class of Interest-Only Certificates at the time of pricing is not known at this time and differences in the then current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair values.  The sponsors identified the range presented in the table below from the base case credit spread percentage, which is the sponsors’ estimate of the largest percentage increase or decrease in the credit spread for newly issued CMBS reasonably expected to occur prior to pricing of the Certificates.

Range of Credit Spreads for the Interest-Only Certificates

Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class X-A	1.25%	1.40%	2.00%
Class X-B	1.25%	1.40%	2.00%

Discount Yield Determination

Discount Yield for each class of Interest-Only Certificates is the sum of the Interpolated Yield for such class and the related credit spread. For an expected range of values for each class of Interest-Only Certificates, see the table entitled “Range of Discount Yields for the Interest-Only Certificates” below. The sponsors identified the range presented in the table below for each such class of certificates as the range from (i) the sum of the lowest estimated Interpolated Yield for that class and the lowest estimated credit spread to (ii) the sum of the highest estimated Interpolated Yield for that class and the highest estimated credit spread.

Range of Discount Yields for the Interest-Only Certificates

Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class X-A	2.9425%	3.9023%	5.3122%
Class X-B	3.0348%	3.9634%	5.3421%

Determination of Scheduled Certificate Interest Payments

Based on the range of Assumed Certificate Coupons determined for the Principal Balance Certificates, the sponsors determined the range of Scheduled Certificate Interest Payments for each scenario for each Class of Interest-Only Certificates based on the difference between the WAC Rate in effect from time to time, over the weighted average of the Pass-Through Rate(s) of the underlying Class(es) of Principal Balance Certificates upon which the Notional Amount of such Class of Interest-Only Certificates is based.

Determination of Interest–Only Expected Price

Based on the Discount Yield and the Scheduled Certificate Interest Payments for each class of Interest-Only Certificates, the sponsors determined the price (the “Interest-Only Expected Price”) expressed as a percent of the Notional Amount of that class by determining the net present value of the Scheduled Certificate Interest Payments discounted at the related Discount Yield. The sponsors determined the Interest-Only Expected Price for each class of Interest-Only Certificates based on the low estimate and high estimate of Assumed Certificate Coupons. The lower the Assumed Certificate Coupon for the Principal Balance Certificates, the higher the corresponding Interest-Only Expected Price for a class of certificates will be, therefore, the low range of estimated fair values of the Interest-Only Certificates will correspond to the high range of the estimate of Assumed Certificate Coupons for the Principal Balance Certificates and correspondingly, the high range of estimated fair values of the Interest-Only Certificates will correspond to the low range of the estimate of Assumed Certificate Coupons for the Principal Balance Certificates.

Yield-Priced Principal Balance Certificates

On the basis of the Scheduled Certificate Principal Payments, the sponsors calculated the weighted average life for each such class of Yield-Priced Principal Balance Certificates. The Yield-Priced Principal Balance Certificates are anticipated to be acquired by the Third Party Purchaser based on a targeted discount yield of 13.9% for each Class of Yield-Priced Principal Balance Certificates, an Assumed Certificate Coupon equal to the WAC Rate for each Class of Yield-Priced Principal Balance Certificates, the Modeling Assumptions and 0% CPY, each as agreed to among the sponsors and the Third Party Purchaser.

Determination of Class Size

The sponsors determined the Certificate Balance of each class of Yield-Priced Principal Balance Certificates in the same manner described above under “—Determination of Amount of Required Credit Risk Retention—Swap-Priced Principal Balance Certificates—Determination of Class Size”.

Determination of Yield-Priced Expected Price

Based on the Assumed Certificate Coupons, the targeted discount yield and the Scheduled Certificate Principal Payments for each class of Yield-Priced Principal Balance Certificates, the sponsors determined the price (the “Yield-Priced Expected Price”) expressed as a percent of the Certificate Balance of that class by determining the net present value of the Scheduled Certificate Principal Payments accruing at the related Assumed Certificate Coupon discounted at the related Discount Yield.

Calculation of Estimated Fair Value of All Certificates

Based on the Swap-Priced Expected Prices, the Interest-Only Expected Prices and the Yield-Priced Expected Prices, as applicable, the sponsors determined the estimated fair value of each class of certificates by multiplying the range of the Swap-Priced Expected Prices, the Interest-Only Expected Prices and the Yield-Priced Expected Prices, as applicable, by the related Certificate Balance or Notional Amount. The sponsors determined the range of estimated fair values for each class of certificates based on the low estimate and high estimate of Expected Prices.

Range of Estimated Fair Values for the Certificates

Class of Certificates	Low Estimate of Fair Value	Base Case Estimate of Fair Value	High Estimate of Fair Value
Class A-1	$32,682,967	$32,682,967	$32,683,000
Class A-2	$38,242,721	$38,242,833	$38,242,796
Class A-3	$11,633,666	$11,681,173	$11,681,219
Class A-4	$136,349,730	$136,349,865	$136,349,190
Class A-5	$467,506,247	$470,827,652	$470,829,480
Class A-SB	$58,862,211	$58,862,097	$58,862,097
Class X-A	$3,955,945	$53,655,444	$114,962,292
Class X-B	$0	$2,436,426	$10,057,187
Class A-S	$94,175,296	$96,726,830	$96,727,300
Class B	$43,447,732	$45,677,277	$45,677,100
Class C	$41,894,973	$47,020,393	$47,020,302
Class D(1)	$24,404,876	$22,302,034	$17,819,857
Class E-RR(2)	$12,093,447	$15,452,395	$18,811,858
Class F-RR	$10,720,176	$10,720,176	$10,720,176
Class G-RR	$5,356,283	$5,356,283	$5,356,283
Class NR-RR	$22,691,216	$22,691,216	$22,691,216
Total:	$1,004,017,487	$1,070,685,062	$1,138,491,351

(1)	The approximate initial Certificate Balance of the Class D Certificates are estimated based in part on the estimated ranges of Certificate Balances and estimated fair values described under this “Credit Risk Retention” section. The Class D Certificate Balance is expected to fall within a range of $16,956,000 and $29,999,000, with the ultimate Certificate Balance determined such that the aggregate fair value of the Yield-Priced Principal Balance Certificates will equal at least 5% of the estimated fair value of all of the Classes of Regular Certificates issued by the issuing entity.

(2)	The approximate initial Certificate Balance of the Class E-RR Certificates are estimated based in part on the estimated ranges of Certificate Balances and estimated fair values described under this “Credit Risk Retention” section. The Class E-RR Certificate Balance is expected to fall within a range of $23,478,000 and $36,521,000, with the ultimate Certificate Balance determined such that the aggregate fair value of the Yield-Priced Principal Balance Certificates will equal at least 5% of the estimated fair value of all of the Classes of Regular Certificates issued by the issuing entity.

The estimated range of fair value for all the Certificates is approximately $1,004,017,487 to $1,138,491,351.

Hedging, Transfer and Financing Restrictions

The Third Party Purchaser will agree to hedging, transfer and financing restrictions related to its ownership of the Yield-Priced Principal Balance Certificates consistent with all applicable hedging, transfer and financing restrictions that apply to “third party purchasers” under the Credit Risk Retention Rules.

These restrictions will include an agreement by the Third Party Purchaser not to transfer the Yield-Priced Principal Balance Certificates (which, in the aggregate, are an “eligible horizontal residual interest” for this securitization) until April 1, 2022. On and after that date, the Third Party Purchaser may transfer the eligible horizontal residual interest to a successor third-party purchaser as long as the Third Party Purchaser satisfies all applicable provisions of the Credit Risk Retention Rules, including providing the sponsors with complete identifying information for the successor third-party purchaser and the successor third-party purchaser agreeing to comply with the hedging, transfer, financing and other restrictions applicable to subsequent third-party purchasers (and its affiliates) under the Credit Risk Retention Rules.

The restrictions on hedging and transfer under the Credit Risk Retention Rules as in effect on the Closing Date of this transaction will expire on and after the date that is the latest of (i) the date on which the aggregate principal balance of the Mortgage Loans has been reduced to 33% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date; (ii) the date on which the total unpaid principal obligations under the certificates has been reduced to 33% of the aggregate total unpaid principal obligations under the certificates as of the Closing Date; or (iii) two years after the Closing Date.

Operating Advisor

The Operating Advisor for the transaction is Park Bridge Lender Services LLC, a New York limited liability company (the “Operating Advisor”). As described under “Pooling and Servicing Agreement—The Operating Advisor”, the Operating Advisor will, in general and under certain circumstances described in this prospectus, have the following responsibilities with respect to the Mortgage Loans:

●	review the actions of the special servicer with respect to any Specially Serviced Loan;

●	review reports provided by the Special Servicer to the extent set forth in the PSA;

●	review for accuracy certain calculations made by the Special Servicer; and

●	issue an annual report generally setting forth whether the operating advisor believes, in its sole discretion exercised in good faith, that the special servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA with respect to Specially Serviced Loans.

In addition, if the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the Certificateholders (as a collective whole), the Operating Advisor will have the right to recommend the replacement of the Special Servicer with respect to the Mortgage Loans. See “Pooling and Servicing Agreement—The Operating Advisor—Recommendation of the Replacement of the Special Servicer” and “—Termination of the Master Servicer and Special Servicer for Cause”.

Further, after the occurrence and during the continuance of an Operating Advisor Consultation Event, the Operating Advisor will be required to consult on a non-binding basis with the Special Servicer with respect to Asset Status Reports prepared for each Specially Serviced Loan and with respect to Major Decisions in respect of the Mortgage Loans for which the Operating Advisor has received a Major Decision Reporting Package. The Operating Advisor will generally have no obligations or consultation rights as Operating Advisor under the PSA for this transaction with respect to any Non-Serviced Mortgage Loan or any related REO Property; provided, however, that the Operating Advisor may have limited consultation rights with a Non-Serviced Special Servicer pursuant to the Non-Serviced Pooling and Servicing

Agreement. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

An “Operating Advisor Consultation Event” will occur when the Certificate Balances of the Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates in the aggregate (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of such classes) is 25% or less of the initial Certificate Balances of such classes in the aggregate.

The operating advisor will be entitled to compensation in the form of the Operating Advisor Fee, the Operating Advisor Consulting Fee and reimbursement of any Operating Advisor Expenses.  For additional information, see “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Operating Advisor Compensation”.

The operating advisor is required to be an Eligible Operating Advisor at all times that it is acting as operating advisor under the PSA. As a result of Park Bridge Lender Services LLC’s experience and independence as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”, the representations and warranties being given by Park Bridge Lender Services under the PSA and satisfaction that no payments have been paid by any special servicer to Park Bridge Lender Services of any fees, compensation or other remuneration (x) in respect of its obligations under the PSA, or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer, Park Bridge Lender Services qualifies as an Eligible Operating Advisor under the PSA.

For additional information regarding the operating advisor, a description of how the operating advisor satisfies the requirements of an Eligible Operating Advisor, a description of the material terms of the PSA with respect to the operating advisor’s obligations under the PSA and any material conflicts of interest or material potential conflicts of interest between the operating advisor and another party to this securitization transaction, see “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

The disclosures set forth in this prospectus under the headings referenced in the preceding paragraphs are hereby incorporated by reference in this “Credit Risk Retention—Operating Advisor” section.

Representations and Warranties

JPMCB will make the representations and warranties identified on Annex D-1, subject to the exceptions to these representations and warranties set forth in Annex D-2, and GACC will make the representations and warranties identified on Annex E-1, subject to the exceptions to these representations and warranties set forth in Annex E-2 (together with Annex D-2, the “Exception Schedules”).

At the time of the its decision to include the JPMCB Mortgage Loans in this transaction, JPMCB determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-2 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as low loan to value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by JPMCB that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by JPMCB that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which JPMCB based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the GACC Mortgage Loans in this transaction, GACC determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-2 to this Prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower may resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by GACC that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by GACC that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which GACC based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable GACC Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

Description of the Certificates

General

The certificates will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; and (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor.

The Commercial Mortgage Pass-Through Certificates, Series 2017-C5 will consist of the following classes: the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates (collectively, with the Class A-S certificates, the “Class A Certificates”), Class X-A and Class X-B certificates (collectively, the “Class X Certificates”), Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR, Class NR-RR and Class R certificates.

The Class A Certificates (other than the Class A-S certificates) and the Class X Certificates are referred to collectively in this prospectus as the “Senior Certificates”. The Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates are referred to collectively in this prospectus as the “Subordinate Certificates”. The Class R certificates are sometimes referred to in this prospectus as the “Residual Certificates”. The Senior Certificates and the Subordinate Certificates are collectively referred to in this prospectus as the “Regular Certificates”. The Senior Certificates (other than the Class X Certificates) and the Subordinate Certificates are collectively referred to in this prospectus as the “Principal Balance Certificates”. The Class A Certificates, the Class X Certificates and the Class B and Class C certificates are also referred to in this prospectus as the “Offered Certificates”.

Upon initial issuance, the Principal Balance Certificates will have the respective Certificate Balances and the Class X Certificates will have the respective Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Initial Certificate Balance or Notional Amount
Offered Certificates
A-1	$32,683,000
A-2	$37,129,000
A-3	$11,341,000
A-4	$135,000,000
A-5	$457,116,000
A-SB	$57,148,000
X-A	$824,327,000
X-B	$89,998,000
A-S	$93,910,000
B	$44,347,000
C	$45,651,000
Non-Offered Certificates
D(1)	$23,478,000
E-RR(1)	$29,999,000
F-RR	$20,869,000
G-RR	$10,434,000
NR-RR	$44,347,191

(1)	The approximate initial Certificate Balances of the Class D and Class E-RR certificates are estimated based in part on the estimated ranges of Certificate Balances and estimated fair values described in “Credit Risk Retention”. The Class D Certificate Balances are expected to fall within a range of $16,956,000 and $29,999,000, with the ultimate Certificate Balance determined such that the aggregate fair value of the Yield-Priced Principal Balance Certificates will equal at least 5% of the estimated fair value of all of the Classes of Regular Certificates issued by the issuing entity. The Class E-RR Certificate Balances are expected to fall within a range of $23,478,000 and $36,521,000, with the ultimate Certificate Balance determined such that the aggregate fair value of the Yield-Priced Principal Balance Certificates will equal at least 5% of the estimated fair value of all of the Classes of Regular Certificates issued by the issuing entity.

The “Certificate Balance” of any class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses actually allocated to, that class of Principal Balance Certificates on that Distribution Date. In the event that Realized Losses previously allocated to a class of Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of the Class X-A certificates will equal the aggregate Certificate Balances of the Class A Certificates outstanding from time to time. The initial Notional Amount of the Class X-A certificates will be approximately $824,327,000. The Notional Amount of the Class X-B certificates will equal the aggregate Certificate Balances of the Class B and Class C certificates outstanding from time to time. The initial Notional Amount of the Class X-B certificates will be approximately $89,998,000.

The Mortgage Loans will be held by the lower-tier REMIC (the “Lower-Tier REMIC”). The certificates will be issued by the upper-tier REMIC (the “Upper-Tier REMIC”) (collectively with the Lower-Tier REMIC, the “Trust REMICs”).

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the 4th business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the 11th day of each calendar month (or, if the 11th calendar day of that month is not a business day, then the next business day) commencing in April 2017.

All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than 5 business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a class of certificates will be allocated pro rata among the outstanding certificates of that class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by any certificate (other than a Class R certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related class.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. The certificate administrator is authorized but not required to direct the investment of funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account and the Gain-on-Sale Reserve Account in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates on each Distribution Date (the “Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)     the aggregate amount of all cash received on the Mortgage Loans (in the case of a Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA) and any REO Property that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the Master Servicer Remittance Date, exclusive of (without duplication):

●	all scheduled payments of principal and/or interest and any balloon payments paid by the borrowers of a Mortgage Loan (such amounts, the “Periodic Payments”), that are due on a Due Date after the end of the related Collection Period, excluding interest relating to periods prior to, but due after, the Cut-off Date;

●	all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds, net insurance proceeds and net condemnation proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

●	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

●	with respect to each Actual/360 Loan and any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

●	all Yield Maintenance Charges and prepayment premiums;

●	all amounts deposited in the Collection Account in error; and

●	any late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)     if and to the extent not already included in clause (a), the aggregate amount transferred from the REO Account allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c)     all Compensating Interest Payments made by the master servicer with respect to the Mortgage Loans with respect to such Distribution Date and P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders);

(d)     with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA; and

(e)     the Gain-on-Sale Remittance Amount for such Distribution Date.

The “Collection Period” for each Distribution Date and any Mortgage Loan (including any Companion Loan) will be the period commencing on the day immediately following the Due Date for such Mortgage Loan (including any Companion Loan) in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan (including any Companion Loan) had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan (including any related Companion Loan) occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period is not a business day, any Periodic Payments received with respect to Mortgage Loans (including any Companion Loan) relating to such Collection Period on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Due Date” means, with respect to each Mortgage Loan (including any Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

The “Gain-on-Sale Entitlement Amount” for each Distribution Date will be equal to the aggregate amount of (i) the sum of (a) the aggregate portion of the Interest Distribution Amount for each Class of Regular Certificates that would remain unpaid as of the close of business on the related Distribution Date, and (b) the amount by which the Principal Distribution Amount exceeds the aggregate amount that would actually be distributed on the related Distribution Date in respect of such Principal Distribution Amount, and (ii) any Realized Losses outstanding immediately after such Distribution Date, to the extent such amounts would occur on such Distribution Date or would be outstanding immediately after such Distribution Date, as applicable, without the inclusion of the Gain-on-Sale Remittance Amount as part of the definition of Available Funds.

The “Gain-on-Sale Remittance Amount” for each Distribution Date will be equal to the lesser of (i) the amount on deposit in the Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the Gain-on-Sale Entitlement Amount.

Priority of Distributions

On each Distribution Date, for so long as the Certificate Balances or Notional Amounts of the Regular Certificates have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A and Class X-B certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for those classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, in reduction of their Certificate Balances, in the following priority:

(i)	prior to the Cross-Over Date,

(a)	to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to the Class A-SB Planned Principal Balance for such Distribution Date,

(b)	to the Class A-1 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clause (a) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-1 certificates are reduced to zero,

(c)	to the Class A-2 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a) and (b) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-2 certificates is reduced to zero,

(d)	to the Class A-3 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b) and (c) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-3 certificates is reduced to zero,

(e)	to the Class A-4 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c) and (d) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-4 certificates is reduced to zero,

(f)	to the Class A-5 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c), (d) and (e) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-5 certificates is reduced to zero,

(g)	to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c), (d), (e) and (f) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to zero; and

(ii)	on or after the Cross-Over Date, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, pro rata (based upon their respective Certificate Balances), in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates are reduced to zero;

Third, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, pro rata (based upon the aggregate unreimbursed Realized Losses previously allocated to each such class), up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to each such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Fourth, to the Class A-S certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates have been reduced to zero, to the Class A-S certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Sixth, to the Class A-S certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such class;

Eighth, after the Certificate Balances of the Class A Certificates have been reduced to zero, to the Class B certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Ninth, to the Class B certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such class;

Eleventh, after the Certificate Balances of the Class A Certificates and the Class B certificates have been reduced to zero, to the Class C certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twelfth, to the Class C certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fourteenth, after the Certificate Balances of the Class A Certificates, the Class B certificates and the Class C certificates have been reduced to zero, to the Class D certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Fifteenth, to the Class D certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Sixteenth, to the Class E-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Seventeenth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates and the Class D certificates have been reduced to zero, to the Class E-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Eighteenth, to the Class E-RR certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Nineteenth, to the Class F-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twentieth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates and the Class E-RR certificates have been reduced to zero, to the Class F-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-first, to the Class F-RR certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Twenty-second, to the Class G-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-third, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E-RR certificates and the Class F-RR certificates have been reduced to zero, to the Class G-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-fourth, to the Class G-RR certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Twenty-fifth, to the Class NR-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-sixth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E-RR certificates, the Class F-RR certificates and the Class G-RR certificates have been reduced to zero, to the Class NR-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-seventh, to the Class NR-RR certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class; and

Twenty-eighth, to the Class R certificates, any remaining amounts.

The “Cross-Over Date” means the Distribution Date on which the Certificate Balances of the Subordinate Certificates have all previously been reduced to zero as a result of the allocation of Realized Losses to those certificates.

Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of certificates (other than the Class R certificates) for any Distribution Date will equal the rates set forth below:

The Pass-Through Rate on the Class A-1 certificates will be a per annum rate equal to       %.

The Pass-Through Rate on the Class A-2 certificates will be a per annum rate equal to      %.

The Pass-Through Rate on the Class A-3 certificates will be a per annum rate equal to      %.

The Pass-Through Rate on the Class A-4 certificates will be a per annum rate equal to      %.

The Pass-Through Rate on the Class A-5 certificates will be a per annum rate equal to      %.

The Pass-Through Rate on the Class A-SB certificates will be a per annum rate equal to      %.

The Pass-Through Rate on the Class A-S certificates will be a per annum rate equal to      %.

The Pass-Through Rate on the Class B certificates will be a per annum rate equal to      %.

The Pass-Through Rate on the Class C certificates will be a per annum rate equal to      %.

The Pass-Through Rate on the Class D certificates will be a per annum rate equal to      %.

The Pass-Through Rate on the Class E-RR certificates will be a per annum rate equal to      %.

The Pass-Through Rate on the Class F-RR certificates will be a per annum rate equal to      %.

The Pass-Through Rate on the Class G-RR certificates will be a per annum rate equal to      %.

The Pass-Through Rate on the Class NR-RR certificates will be a per annum rate equal to      %.

The Pass-Through Rate for the Class X-A certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-B certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class B and Class C certificates for the related Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including any Non-Serviced Mortgage Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances as of the first day of such Collection Period (after giving effect to any payments received during any applicable grace period).

The “Net Mortgage Rate” for each Mortgage Loan (including any Non-Serviced Mortgage Loan) and any REO Loan (other than the portion of the REO Loan related to any Companion Loan) is equal to the related Mortgage Rate then in effect, less the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage

Loan, whether agreed to by the master servicer, the special servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 Basis, then, solely for purposes of calculating the Pass-Through Rate on the Regular Certificates, the Net Mortgage Rate of any Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable. With respect to any REO Loan, the Net Mortgage Rate will be calculated as described above, as if the predecessor Mortgage Loan had remained outstanding.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator Fee Rate, the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or “Revised Rate”.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Regular Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Regular Certificates is equal to interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Regular Certificates is the sum of (a) the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) other than in the case of certificates with a Notional Amount, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such class for the current Distribution Date and (ii) in the case of the certificates with a Notional Amount, one-month’s interest on that amount remaining unpaid at the WAC Rate for such Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)     the Principal Shortfall for that Distribution Date,

(b)     the Scheduled Principal Distribution Amount for that Distribution Date, and

(c)     the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)    Nonrecoverable Advances (including any servicing advance with respect to any Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, and

(B)    Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans as of the Determination Date; and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the related Collection Period, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan), that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan, as the case may be (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification of such Mortgage Loan in connection with a default or a bankruptcy modification (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of interest at the applicable rate at which the Servicing Fee is calculated).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date in respect of such Principal Distribution Amount.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth in Annex F. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth in Annex F. We cannot assure you, however, that the mortgage loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will be an amount equal to its unpaid principal balance as of the Cut-off Date or, in the case of a replacement Mortgage Loan, as of the date it is added to the trust, after application of all payments of principal due during or prior to the month of substitution, whether or not those payments have been received, minus the sum of:

(i)        the principal portion of each Periodic Payment due on such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, due after the Due Date in the related month of substitution), to the extent received from the borrower or advanced by the master servicer;

(ii)       all principal prepayments received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution);

(iii)       the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on such Mortgage Loan) and Liquidation Proceeds received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution); and

(iv)       any reduction in the outstanding principal balance of such Mortgage Loan resulting from a valuation by a court in a bankruptcy proceeding that is less than the then outstanding principal amount of such Mortgage Loan or a modification of such Mortgage Loan pursuant to the terms and provisions of the PSA that occurred prior to the end of the Collection Period for the most recent Distribution Date.

The Stated Principal Balance of any REO Loan that is a successor to a Mortgage Loan, as of any date of determination, will be an amount equal to (x) the Stated Principal Balance of the predecessor Mortgage Loan as of the date of the acquisition of the related REO Property for U.S. federal tax purposes, minus (y) the sum of:

(i)        the principal portion of any P&I Advance made with respect to such REO Loan; and

(ii)       the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on the related Mortgage Loan), Liquidation Proceeds and all income rents and profits received with respect to such REO Loan.

See “Certain Legal Aspects of Mortgage Loans” below.

With respect to each Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. On any date of determination, the Stated Principal Balance of each Whole Loan will equal the sum of the Stated Principal Balances of the related Mortgage Loan and the related Companion Loan(s), as applicable, on such date.

With respect to any REO Loan that is a successor to a Companion Loan as of any date of determination, the Stated Principal Balance shall equal (x) the Stated Principal Balance of the predecessor Companion Loan as of the date of the acquisition of the related REO Property for U.S. federal tax purposes, minus (y) the principal portion of any amounts allocable to the related Companion Loan in accordance with the related Intercreditor Agreement.

If any Mortgage Loan or Whole Loan is paid in full or the Mortgage Loan or REO Loan (or any REO Property) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or Whole Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Realized Losses, as well as for purposes of calculating the Servicing Fee and Certificate Administrator/Trustee Fee payable each month, each REO Property (including any REO Property with respect to a Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (including any related Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (including any related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan. Amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer or special servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to each Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification payments, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA or with respect to any Subordinate Companion Loan, as set forth in the related Intercreditor Agreement.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to each Serviced Whole Loan, the related Intercreditor Agreement), all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, in the case of each Serviced Whole Loan, any amounts payable to the holder or holders of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses of the issuing entity;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest) to the extent of the excess of (i) unpaid interest accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any Yield Maintenance Charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) may be required to be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner required by such REMIC provisions.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder or holders of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest) to the extent of the excess of (i) unpaid interest accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan; and

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees).

Allocation of Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, prepayment premiums and Yield Maintenance Charges, if any, collected in respect of the Mortgage Loans during the related Collection Period will be required to be distributed by the certificate administrator to the holders of each class of Regular Certificates in the following manner: (1) pro rata, among (w) the group of the Class A Certificates and the Class X-A certificates (the “YM Group A”), (x) the group of the Class B, Class C and Class X-B certificates (the “YM Group B”), (y) the Class D Certificates (the “YM Group C”) and (z) the group of the Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates (the “YM Group RR”, and collectively with the YM Group A, the YM Group B and the YM Group C, the “YM Groups”), and based upon the aggregate of principal distributed to the classes of Principal Balance Certificates in each YM Group on such Distribution Date, and (2) among the classes of certificates in each YM Group, in the following manner: (i) with respect to each YM Group (other than the YM Group C and YM Group RR), (A) the holders of each class of Principal Balance Certificates in such YM Group will be entitled to receive on each Distribution Date an amount of prepayment premiums or Yield Maintenance Charges equal to the sum, for all mortgage loan prepayments, of the product of (a) a fraction whose numerator is the amount of principal distributed to such class on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Principal Balance Certificates in that YM Group representing principal payments in respect of the mortgage loans on such Distribution Date, (b) the Base Interest Fraction for the related principal prepayment and such class of Principal Balance Certificates, and (c) the prepayment premiums or Yield Maintenance Charges collected during the related Collection Period and allocated to such YM Group and (B) any prepayment premiums or Yield Maintenance Charges allocated to such YM Group collected during the related Collection Period remaining after such distributions will be distributed to the class of Class X Certificates in such YM Group and (ii) with respect to the YM Group C and YM Group RR, the holders of each class of Principal Balance Certificates in such YM Group will be entitled to receive on each Distribution Date an amount of prepayment premiums or Yield Maintenance Charges equal to the sum, for all mortgage loan prepayments, of the product of (a) a fraction whose numerator is the amount of principal distributed to such class on such Distribution Date and whose denominator is the total amount of principal distributed to all of the classes comprising YM Group C or YM Group RR, as applicable, on such Distribution Date, and (b) the prepayment premiums or Yield Maintenance Charges collected during the related Collection Period and allocated to such YM Group. If there is more than one such class of certificates entitled to distributions of principal on any particular Distribution Date on which prepayment premiums or Yield Maintenance Charges relating to the mortgage loans are distributable, the aggregate amount of such prepayment premiums or Yield Maintenance Charges will be allocated among all such classes of certificates up to, and on a pro rata basis in accordance with, their respective entitlements thereto in accordance with the first sentence of this paragraph.

“Yield Maintenance Charge” means, with respect to any Mortgage Loan, any premium, fee or other additional amount paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, a Mortgage Loan, calculated, in whole or in part, pursuant to a yield maintenance formula or otherwise pursuant to a formula that reflects the lost interest, including any specified amount or specified percentage of the amount prepaid which constitutes the minimum amount that such Yield Maintenance Charge may be.

The “Base Interest Fraction” with respect to any principal prepayment on any Mortgage Loan and with respect to any Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B and Class C certificates is a fraction (A) whose numerator is the greater of zero and the difference between (i) the Pass-Through Rate on such class of certificates, and (ii) the Discount Rate used in calculating the Yield Maintenance Charge with respect to such principal prepayment and (B) whose denominator is the greater of zero and the difference between (i) the Mortgage Rate on the related Mortgage Loan (or with respect to any Mortgage Loan that is part of a Serviced Whole Loan, the Mortgage Rate of such Serviced Whole Loan) and (ii) the Discount Rate used in calculating the Yield Maintenance Charge with respect to such principal prepayment; provided, however, that (1) under no circumstances will the Base Interest Fraction be greater than one or less than zero, (2) if such Discount Rate is greater than or equal to the Mortgage Rate on the related Mortgage Loan or the Serviced Whole Loans, as applicable, and is greater than or equal to the Pass-Through Rate on such class of certificates, then the Base Interest Fraction will equal zero, and (3) if the Discount Rate is greater than or equal to the Mortgage Rate on such Mortgage Loan or the Serviced Whole Loans, as applicable, and is less than the Pass-Through Rate on such class of certificates, then the Base Interest Fraction will be one.

The term “Discount Rate” as used in the preceding paragraph will be as set forth in the related loan documents but will generally mean the yield on a U.S. Treasury security that has the most closely corresponding maturity date to the maturity date, open prepayment date or the remaining weighted average life, of the related mortgage loan plus, in certain circumstances, an additional specified percentage and converted to a monthly equivalent yield (as described in the respective loan documents).

No Yield Maintenance Charges or prepayment premiums will be distributed to the holders of the Class R certificates.

For a description of Yield Maintenance Charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the Certificate Balance or Notional Amount of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class Designation	Assumed Final Distribution Date
Class A-1	December 2021
Class A-2	April 2022
Class A-3	January 2024
Class A-4	November 2026
Class A-5	January 2027
Class A-SB	October 2026
Class X-A	February 2027
Class X-B	February 2027
Class A-S	February 2027
Class B	February 2027
Class C	February 2027

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR prepayment rate and the Modeling Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in March 2050. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Whole Loan in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or Yield Maintenance Charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Whole Loan in whole or in part after the Determination Date (or, with respect to each Mortgage Loan or Serviced Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Excesses (to the extent not offset by Prepayment Interest Shortfalls or required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan, will be retained by the master servicer as additional servicing compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount equal to the lesser of:

(i)       the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)       the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan, Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.0025% per annum, (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Mortgage Loans (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the Mortgage Loan or any related Serviced Pari Passu Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the master servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (v) any Non-Serviced Mortgage Loan, (w) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (x) pursuant to applicable law or a court order or otherwise in such circumstances where the master servicer is required to accept such principal prepayment in accordance with the Servicing Standard, (y) at the request or with the consent of the special servicer or, so long as no Control Termination Event has occurred or is continuing, and with respect to the Mortgage Loans other than an Excluded Loan, the Directing Certificateholder or (z) in connection with the payment of any insurance proceeds or condemnation awards), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.

Compensating Interest Payments with respect to the Serviced Whole Loans will be allocated among the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s) in accordance with their respective principal amounts, and the master servicer will be required to pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan(s) to the master servicer under the related other pooling and servicing agreement.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for any Distribution Date that are not covered by the master servicer’s Compensating Interest Payment for the related Distribution Date and the portion of the compensating interest payments allocable to any Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer (the aggregate of the Prepayment Interest Shortfalls that are not so covered, as to the related Distribution Date, the “Excess Prepayment Interest Shortfall”) will be allocated on that Distribution Date among each class of Regular Certificates, pro rata in accordance with their respective Interest Accrual Amounts for that Distribution Date.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates.

In particular, the rights of the holders of the Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates. The Class B certificates will likewise be protected by the subordination of the Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates. The Class C certificates will likewise be protected by the subordination of the Class D, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of certificates to receive on any Distribution Date the amounts of interest and/or principal distributable to them prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of certificates that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Cross-Over Date, allocation of principal on any Distribution Date will be made first, to the Class A-SB certificates until their Certificate Balance has been reduced to the Class A-SB Planned Principal Balance for the related Distribution Date, second, to the Class A-1 certificates until their Certificate Balance has been reduced to zero, third, to the Class A-2 certificates, until their Certificate Balance has been reduced to zero, fourth, to the Class A-3 certificates until their Certificate Balance has been reduced to zero, fifth, to the Class A-4 certificates, until their Certificate Balance has been reduced to zero, sixth, to the Class A-5 certificates, until their Certificate Balance has been reduced to zero and seventh, to the Class A-SB certificates until their Certificate Balance has been reduced to zero. On or after the Cross-Over Date, allocation of principal will be made to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates that are still outstanding, pro rata, without regard to the Class A-SB Planned Principal Balance, until their Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, the percentage interest in the issuing entity evidenced by the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates by the Subordinate Certificates.

Following retirement of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E-RR certificates, the Class F-RR certificates, the Class G-RR certificates and the

Class NR-RR certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than to Class NR certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the certificate administrator is required to calculate the amount, if any, by which (i) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer, the special servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Loans (but in each case, excluding any Companion Loan) expected to be outstanding immediately following that Distribution Date is less than (ii) the then aggregate Certificate Balance of the Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date (any such deficit, a “Realized Loss”). The certificate administrator will be required to allocate any Realized Losses among the respective classes of Principal Balance Certificates in the following order, until the Certificate Balance of each such class is reduced to zero:

first, to the Class NR-RR certificates;

second, to the Class G-RR certificates;

third, to the Class F-RR certificates;

fourth, to the Class E-RR certificates;

fifth, to the Class D certificates;

sixth, to the Class C certificates;

seventh, to the Class B certificates; and

eighth, to the Class A-S certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Senior Certificates (other than the Class X Certificates), pro rata based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if the related classes of Principal Balance Certificates are reduced by such Realized Losses.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee” or “—The Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

Losses on each Whole Loan will be allocated, pro rata, between the related Mortgage Loan and the related Pari Passu Companion Loan(s), based upon their respective principal balances. With respect to the 350 Park Avenue Whole Loan, the Hilton Hawaiian Village Whole Loan and the Moffet Gateway Whole Loan, losses will be allocated first to each related Subordinate Companion Loan until each such

Subordinate Companion Loan is reduced to zero and then to the related Mortgage Loan and any related Pari Passu Companion Loans, pro rata, based upon their respective principal balances.

A class of Regular Certificates will be considered outstanding until its Certificate Balance or Notional Amount, as the case may be, is reduced to zero. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses are required thereafter to be made to a class of Principal Balance Certificates in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” above.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the certificate administrator will be required to prepare and make available to each Certificateholder of record on the certificate administrator’s website a Distribution Date Statement based in part on the information delivered to it by the master servicer or special servicer, providing the information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total debt service coverage ratio calculated on the basis of the mortgage loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the mortgage loan and the additional debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement containing information as to (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates, and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable, substantially in the form provided in the PSA, in the case of the Distribution Date Statement (which form is subject to change), and as required under the PSA, in the case of the CREFC® Reports, and including substantially the following information:

(1)           a report with respect to the related reporting period, containing the information provided for Annex B (the “Distribution Date Statement”);

(2)           a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)           a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)           a CREFC® advance recovery report;

(5)           a CREFC® total loan report;

(6)           a CREFC® operating statement analysis report;

(7)           a CREFC® comparative financial status report;

(8)           a CREFC® net operating income adjustment worksheet;

(9)           a CREFC® real estate owned status report;

(10)         a CREFC® servicer watch list;

(11)         a CREFC® loan level reserve and letter of credit report;

(12)         a CREFC® property file;

(13)         a CREFC® financial file;

(14)         a CREFC® loan setup file (to the extent delivery is required under the PSA); and

(15)         a CREFC® loan periodic update file.

The master servicer or the special servicer, as applicable, may omit any information from these reports that the master servicer or the special servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under a Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

Before each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means:

●         a CREFC® property file;

●         a CREFC® financial file;

●         a CREFC® loan setup file (to the extent delivery is required under the PSA);

●         a CREFC® loan periodic update file; and

●         a CREFC® Appraisal Reduction Amount template (if provided for such Distribution Date).

In addition, the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) or special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property and REO Property:

●	Within 45 days after receipt of a quarterly operating statement, if any, commencing for the quarter ending June 30, 2017, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter (and provides sufficient information to report pursuant to CREFC® guidelines, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12 month basis, or if the related Mortgage Loan (other than any Non-Serviced Mortgage Loan) is on the CREFC® servicer watch list). The master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, will deliver to the certificate administrator, the operating advisor and each holder of a Serviced Companion Loan by electronic means the operating statement analysis upon request.

●	Within 45 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Properties) or the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls commencing for the calendar year ending December 31, 2017, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology described in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to satisfy its reporting obligation described in clause (8) above. Such special servicer or the master servicer will deliver to the certificate administrator, the operating advisor and each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet upon request.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA. Otherwise, until the time Definitive Certificates are issued to evidence the certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer, any Excluded Special Servicer, the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any person (including the Directing Certificateholder) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers an NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is the special servicer) be entitled to receive (i) if such party is the Directing Certificateholder or any Controlling Class Certificateholder, any Excluded Information via the certificate administrator’s website (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)), and (ii) if such party is not the Directing Certificateholder or any Controlling Class Certificateholder, any information other than the Distribution Date Statement; provided, however, that, if the special servicer obtains knowledge that it is a Borrower Party, the special servicer will nevertheless be a Privileged Person; provided, further, however, that the special servicer will not directly or indirectly provide any information related to any Excluded Special Servicer Loan (which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Loan) to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; provided, further, however, that any Excluded Controlling Class Holder will be permitted to reasonably request and obtain, in accordance with the terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder via the certificate administrator’s website on account of it constituting Excluded Information) from the master servicer or the special servicer, as the case may be. Notwithstanding any provision to the contrary herein, neither the master servicer nor the certificate administrator will have any obligation to restrict access by the special servicer or any Excluded Special Servicer to any information related to any Excluded Special Servicer Loan.

In determining whether any person is an additional servicer or an affiliate of the operating advisor, the certificate administrator may rely on a certification by the master servicer, the special servicer, a mortgage loan seller or the operating advisor, as the case may be.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, an Accelerated Mezzanine Loan Lender, or any Borrower Party Affiliate.

“Borrower Party Affiliate” means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or an Accelerated Mezzanine Loan Lender, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable, or (b) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable. For purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Accelerated Mezzanine Loan Lender” means a mezzanine lender under a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure such mezzanine loan.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties.

“Excluded Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or the holder of the majority of the Controlling Class is a Borrower Party.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification contained on the certificate administrator’s website (which may be a click through confirmation), representing (i) that such person executing the certificate is a Certificateholder, the Directing Certificateholder (to the extent such person is not a Certificateholder), a beneficial owner of a certificate, a Companion Holder or a prospective purchaser of a certificate (or any investment advisor or manager of the foregoing), (ii) that either (a) such person is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Certificateholder or a Controlling Class Certificateholder, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not the Directing Certificateholder or a Controlling Class Certificateholder, in which case such person will only receive access to the Distribution Date Statements prepared by the certificate administrator, (iii) that such person has received a copy of the final prospectus (except with respect to a Companion Holder) and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) will be permitted to reasonably request and obtain, in accordance with the terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder via the certificate administrator’s website on account of it constituting Excluded Information) from the master servicer or the special servicer, as the case may be and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan.

A “Certificateholder” is the person in whose name a certificate (including a class of retained certificates) is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate registered in the name of or beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a Borrower Party or any sub-servicer (as applicable) or affiliate of any of such persons will be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class certificates owned by an Excluded Controlling Class Holder will not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; and provided, further, that any Controlling Class certificates owned by the special servicer or an affiliate thereof will not be deemed to be outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA or waive a Servicer Termination Event or trigger an Asset Review with respect to such Mortgage Loan; provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or the special servicer, the master servicer and the special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 Information Provider’s website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Under the PSA, the master servicer or the special servicer, as applicable, is required to provide to the holder of any Companion Loan (or their designee including any master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Intercreditor Agreement.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date Statements, CREFC® reports and supplemental notices with respect to such Distribution Date Statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor (which may be in the form of a standing order) to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management Inc., Interactive Data Corporation, CMBS.com Inc., Markit Group Limited, Moody’s Analytics and Thomson Reuters Corporation, pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification, the master servicer may provide (or forward electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer; provided that in connection with such request, the master servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer, generally to the effect that such person is a Certificateholder or a Certificate Owner and a Privileged Person, will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the PSA. Certificateholders will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website (and will make available to the general public this prospectus, Distribution Date Statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

●    the following “deal documents”:

o    this prospectus;

o    the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the Closing Date, if any, and the MLPAs and any amendments and exhibits to those agreements; and

o    the CREFC® loan setup file delivered to the certificate administrator by the master servicer;

●    the following “SEC EDGAR filings”:

o    any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

●    the following documents, which will be made available under a tab or heading designated “periodic reports”:

o    the Distribution Date Statements;

o    the CREFC® bond level files;

o    the CREFC® collateral summary files;

o    the CREFC® Reports, other than the CREFC® loan setup file (provided that they are received by the certificate administrator); and

o    the annual reports prepared by the operating advisor;

●    the following documents, which will be made available under a tab or heading designated “additional documents”:

o    the summary of any Final Asset Status Report as provided by the special servicer;

o    any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format; and

o    the CREFC® appraisal reduction amount template or a detailed worksheet showing the calculation of each Appraisal Reduction Amount, Collateral Deficiency Amount, and Cumulative Appraisal Reduction Amount on a current and cumulative basis;

●    the following documents, which will be made available under a tab or heading designated “special notices”:

o    notice of any release based on an environmental release under the PSA;

o    notice of any waiver, modification or amendment of any term of any Mortgage Loan;

o    notice of final payment on the certificates;

o    all notices of the occurrence of any Servicer Termination Event received by the certificate administrator or any notice to Certificateholders of the termination of the master servicer or the special servicer;

o    any notice of resignation or termination of the master servicer or special servicer;

o    notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

o    any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;

o    any notice to Certificateholders of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;

o    notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

o    notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

o    officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

o    any notice of the termination of the issuing entity;

o    any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred;

o    any notice that an Operating Advisor Consultation Event has occurred or is terminated;

o    any notice of the occurrence of an Operating Advisor Termination Event;

o    any notice of the occurrence of an Asset Representations Reviewer Termination Event;

o    any Proposed Course of Action Notice;

o    any assessment of compliance delivered to the certificate administrator;

o    any Attestation Reports delivered to the certificate administrator;

o    any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;

o    the “Investor Q&A Forum”; and

o    solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and

o    the “Risk Retention Special Notices” tab;

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Loan, the certificate administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the certificate administrator has been notified of such Excluded Loan.

In the event that JPMorgan Chase Bank, National Association in its capacity as the retaining sponsor determines that the Third Party Purchaser no longer complies with certain specified provisions of the Credit Risk Retention Rules, it will be required to send a notice in writing of such non-compliance to the Certificate Administrator who will post such notice on its website under the Risk Retention Special Notices tab.

Notwithstanding the description set forth above, for purposes of obtaining information or access to the certificate administrator’s website, all Excluded Information will be made available under one separate tab or heading rather than under the headings described above in the preceding paragraph.

Notwithstanding the foregoing, if the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is a Borrower Party with respect to any related Excluded Controlling Class Loan (such party, an “Excluded Controlling Class Holder”), such Excluded Controlling Class Holder is required to promptly notify each of the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide a new Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Certificateholder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Certificateholder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Certificateholder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available to such Excluded Controlling Class Holder via the certificate administrator’s website on account of it constituting Excluded Information, such Directing Certificateholder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be permitted to reasonably request and obtain such information in accordance with the terms of the PSA and the master servicer and the special servicer, as applicable, may require and rely on certifications and other reasonable information prior to releasing any such information.

Any reports on Form 10-D filed by the certificate administrator will contain (i) the information required by Rule 15Ga-1(a) concerning all Mortgage Loans held by the issuing entity that were the subject of a demand to repurchase or replace due to a breach or alleged breach of one or more representations and warranties made by the related mortgage loan seller, (ii) a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer and (iii) certain account balances to the extent available to the certificate administrator.

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance with the PSA.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date Statements, (b) the master servicer or the special servicer relating to servicing reports, the Mortgage Loans (excluding any Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception) or (vi) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Certificateholder as part of its responses to any inquiries. In the case of an inquiry relating to any Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at “www.ctslink.com”. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and may be submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at 866-846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date Statement and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will require the master servicer, subject to certain restrictions (including execution and delivery of a confidentiality agreement) set forth in the PSA, to provide certain of the reports or, in the case of the master servicer and the Controlling Class Certificateholder, access to the reports available as set forth above, as well as certain other information received by the master servicer, to any Privileged Person so identified by a Certificate Owner or an underwriter, that requests reports or information. However, the master servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which such amounts in any event are not reimbursable as additional trust fund expenses), except that, other than for extraordinary or duplicate requests, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder will be entitled to reports and information free of charge. Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)           2% in the case of the Class X Certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2)           in the case of any Principal Balance Certificates, a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the Principal Balance Certificates, each determined as of the prior Distribution Date.

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests. The Class R certificates will not be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A and Class X-B certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial Certificate Balance, and in multiples of $1 in excess of $10,000. The Class X-A and Class X-B certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “―Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or

Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”, “—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the trustee or the certificate administrator (a “Certifying Certificateholder”), the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the names and addresses of the certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Administration Group—JPMDB 2017-C5

with a copy to:

trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investors is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders related to the class of certificates.

Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, an “MLPA”), between the applicable mortgage loan seller and the depositor.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, among other things, the following documents (except that the documents with respect to any Non-Serviced Whole Loans (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)       the original Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)       the original or a certified copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)      an original assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(iv)       the original or a copy of any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)       an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(vi)       the original assignment of all unrecorded documents relating to the Mortgage Loan or a Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)      originals or copies of all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)     the original or a copy of the policy or certificate of lender’s title insurance issued in connection with the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)       any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(x)       an original assignment in favor of the trustee of any financing statement executed and filed in favor of the applicable mortgage loan seller in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(xi)      the original or a copy of any intercreditor agreement relating to existing debt of the borrower, including any Intercreditor Agreement relating to a Serviced Whole Loan;

(xii)     the original or copies of any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)     the original or a copy of any ground lease, ground lessor estoppel, environmental insurance policy, environmental indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)     the original or a copy of any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv)     the original or a copy of any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xvi)     the original or a copy of any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvii)    the original or a copy of any related mezzanine intercreditor agreement; and

(xviii)   the original or a copy of all related environmental insurance policies.

provided that with respect to any (A) Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date and (B) Servicing Shift Mortgage Loan, the foregoing documents will be delivered to the custodian on or prior to the Closing Date and such documents (other than the documents described in clause (i) above) will be transferred to the custodian related to the securitization that includes the Controlling Companion Loan on or about the related Servicing Shift Securitization Date pursuant to the PSA.

In addition, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans within 60 days after the Closing Date to the depositor by uploading such Diligence Files to the designated Intralinks website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

“Diligence File” means with respect to each Mortgage Loan or Companion Loan, if applicable, collectively the following documents in electronic format:

(a)     A copy of each of the following documents:

(i)        the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)       the Mortgage, together with a copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iii)      any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iv)       all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(v)       the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)       any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(vii)      any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan, and any related mezzanine intercreditor agreement;

(viii)     any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(ix)      any ground lease, related ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(x)       any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xi)      any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xii)     any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)     a copy of all related environmental reports; and

(xiv)     a copy of all related environmental insurance policies;

(b)     a copy of any engineering reports or property condition reports;

(c)     other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)     for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)     a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)       a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)     a copy of the appraisal for the related Mortgaged Property(ies);

(h)     for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)       a copy of the applicable mortgage loan seller’s asset summary;

(j)       a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)     a copy of all zoning reports;

(l)       a copy of financial statements of the related mortgagor;

(m)   a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)     a copy of all UCC searches;

(o)     a copy of all litigation searches;

(p)     a copy of all bankruptcy searches;

(q)     a copy of the origination settlement statement;

(r)      a copy of the insurance consultant report;

(s)     a copy of organizational documents of the related mortgagor and any guarantor;

(t)      a copy of escrow statements related to the escrow account balances as of the Mortgage Loan origination date, if not covered by the origination settlement statement;

(u)     a copy of any closure letter (environmental), if not covered by the environmental reports; and

(v)      a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties, if not covered by the environmental reports;

in each case, to the extent that the originator received such documents or information in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan (other than documents that were not included in connection with the origination of the Mortgage Loan because such document was inapplicable to the origination of a Mortgage Loan of that structure or type), the Diligence File will be required to include a statement to that effect; provided that no information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications will constitute part of the Diligence File. It is not required to include any of the same items identified above again if such items have already been included under another clause of the definition of “Diligence File”, and the Diligence File will be required to include a statement to that effect. The mortgage loan seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents or information are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan sold by that mortgage loan seller. Those representations and warranties are set forth in Annex D-1 and Annex E-1, as applicable, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex D-2 and Annex E-2, as applicable.

If any of the documents required to be included in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and, in either case, such omission, defect or breach materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of any Certificateholders in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage (a “Material Defect”), the applicable mortgage loan seller will be required to, no later than 90 days following the earlier of:

(x)       such mortgage loan seller’s discovery of any Material Defect;

(y)       such mortgage loan seller’s receipt of notice of any Material Defect from any party to the PSA; or

(z)       in the case of any Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage, the earlier of (A) the discovery of any Material Defect by any party to the PSA or (B) receipt of a notice of any Material Defect by the applicable mortgage loan seller,

(1)       cure such Material Defect in all material respects, at its own expense,

(2)       repurchase the affected Mortgage Loan or REO Loan at the Purchase Price, or

(3)       substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan or such REO Loan (excluding any related Serviced Companion Loan, if applicable) (provided that in no event shall any such substitution occur on or after the second anniversary of the Closing Date), and pay a shortfall amount in connection with such substitution;

provided that no such substitution may occur on or after the second anniversary of the Closing Date; provided, further, however, that the applicable mortgage loan seller will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan or REO Loan or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to the related Whole Loans, for which no substitution will be permitted), if it is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor, the asset representations reviewer and, with respect to any Mortgage Loan, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period. Notwithstanding the foregoing, there will be no such 90-day extension, if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

No delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the applicable mortgage loan seller of its obligation to repurchase the related Mortgage Loan unless (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA to promptly provide a notice of such Material Defect as required by the terms of the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report), (iii) such Material Defect does not relate to the applicable Mortgage Loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage, and (iv) such delay precludes the mortgage loan seller from curing such Material Defect. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self-storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release would not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller and the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) (with respect to the special servicer, with the consent of the Directing Certificateholder in respect of any Mortgage Loan that is not an Excluded Loan or a Servicing Shift Mortgage Loan, but in all cases only prior to a Control Termination Event) are able to agree upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. The special servicer will determine the amount of any applicable Loss of Value Payment (with the consent of the Directing Certificateholder in respect of any Mortgage Loan that is not an Excluded Loan and for so long as no Control Termination Event has occurred and is continuing) and, in the case of any PSA Party Repurchase Request with respect to non-Specially Serviced Loans prior to the occurrence of a Resolution Failure, will communicate such amount to the master servicer for its enforcement action with the applicable mortgage loan seller. In connection with any such determination with respect to any non-Specially Serviced Loan, the master servicer will promptly provide the special servicer, but in any event within the time frame and in the manner provided in the PSA, with the servicing file and all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, the related Serviced Companion Loan, either in the master servicer’s possession or otherwise reasonably available to the master servicer, and reasonably requested by the special servicer to the extent set forth in the PSA in order to permit the special servicer to calculate the Loss of Value Payment as set forth in the PSA. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

In addition, the MLPA provides that, with respect to any Non-Serviced Whole Loan, if a material document defect exists under the related Non-Serviced PSA, and the related seller repurchases the related Non-Serviced Companion Loan(s) from the related Non-Serviced Securitization Trust, such seller is required to repurchase the related Non-Serviced Mortgage Loan; provided, however, that no such repurchase obligation will apply to any material document defect related solely to the promissory notes for any Pari Passu Companion Loan contained in the related Non-Serviced Securitization Trust.

With respect to any Mortgage Loan, the “Purchase Price” equals the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan (excluding, for such purpose, the related Companion Loan(s), if applicable)), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan (excluding, for such purpose, the related Companion Loan(s), if applicable)) at the related Mortgage Rate in effect from time to time, to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid) and any other additional trust fund expenses (except for Liquidation Fees) in respect of such Mortgage Loan or related REO Loan (excluding, for such purposes, any Companion Loan), (4) solely in the case of a repurchase or substitution by a mortgage loan seller, all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator, asset representations reviewer or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any Asset Representations Reviewer Asset Review Fee to the extent not previously paid by the related mortgage loan seller and any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or related REO Loan; provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions”, and (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan or related REO Loan (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased prior to the expiration of the additional 90-day period immediately following the initial 90-day period).

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to the Whole Loans, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a material breach or document defect exists that must, on the date of substitution:

(a)     have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b)     have a Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)     have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d)     accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months);

(e)     have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)      have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g)     comply as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h)     have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related Mortgage File;

(i)      have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j)      constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable mortgage loan seller’s expense);

(k)     not have a maturity date or an amortization period that extends to a date that is after the date two years prior to the Rated Final Distribution Date;

(l)      have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m)   not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the applicable mortgage loan seller);

(n)     have been approved, so long as a Control Termination Event has not occurred and is not continuing and the affected Mortgage Loan is not an Excluded Loan, by the Directing Certificateholder;

(o)     prohibit defeasance within two years of the Closing Date;

(p)     not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on any Trust REMIC or the issuing entity other than a tax on income expressly permitted or contemplated to be imposed by the terms of the PSA, as determined by an opinion of counsel;

(q)     have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r)      be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator Fee Rate, the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee the certificate administrator and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder.

The foregoing repurchase or substitution obligation or the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect; provided, however, that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller may cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for (i) the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and (ii) the amount of any fees and reimbursable expenses of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan; provided, further, that in the event any such costs and expenses exceed $10,000, the applicable mortgage loan seller will have the option to either repurchase or substitute for the related Mortgage Loan as provided above or pay such costs and expenses. The applicable mortgage loan seller will remit the amount of these costs and expenses and upon its making such remittance, the applicable mortgage loan seller will be deemed to have cured the breach in all respects. The applicable mortgage loan seller will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and none of its affiliates (other than the respective guarantor) and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the mortgage loan seller and will be obligated under the related MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

Pooling and Servicing Agreement

General

The servicing and administration of the Mortgage Loans (other than any Non-Serviced Mortgage Loans), any related Serviced Companion Loans and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and any related Intercreditor Agreement.

Each Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan(s) and any related REO Properties (including the issuing entity’s interest in any REO Property acquired with respect to any Non-Serviced Whole Loan) will be serviced by the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be deemed to include the servicing and administration of the related Serviced Companion Loans but do not include any Non-Serviced Mortgage Loan, any related Non-Serviced Companion Loan and any related REO Property.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (excluding any Non-Serviced Mortgage Loan), the related Companion Loans and any related REO Properties. In the case of the Serviced Whole Loans, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans”.

Certain provisions of each Non-Serviced PSA relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan(s) and the related REO Properties and the related Intercreditor Agreement are summarized under “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

As to particular servicing matters, the discussion under this heading “Pooling and Servicing Agreement” is applicable with respect to the Servicing Shift Whole Loan only while the PSA governs the servicing of such Servicing Shift Whole Loan. As described in “Risk Factors—Risks Related to Conflicts of Interest—The Servicing of Servicing Shift Whole Loans Will Shift to Other Servicers”, on or after the related Servicing Shift Securitization Date, the Servicing Shift Whole Loan will be serviced pursuant to the related Servicing Shift PSA, and the provisions of each such Servicing Shift PSA may be different than the terms of the PSA, although such Servicing Shift Whole Loan will still need to be serviced in compliance with the requirements of the related Intercreditor Agreement, as described in “Description of the Mortgage Pool—The Whole Loans”.

The PSA does not include an obligation for any party of the PSA to advise a Certificateholder with respect to its rights and protections relative to the trust.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, to the trustee for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA and the Directing Certificateholder (so long as no Consultation Termination Event has occurred) and the related mortgage loan seller.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans to the depositor by uploading such Diligence Files to the designated Intralinks website within 60 days following the Closing Date, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will each be required to diligently service and administer the Mortgage Loans (excluding any Non-Serviced Mortgage Loan), any related Serviced Companion Loans and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan), for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care: (1) the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or the special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and (2) the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or the special servicer, as the case may be, with a view to: (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or Serviced Whole Loans or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Companion Loans, and the best interests of the issuing entity and the certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders and the holder of any related Companion Loan (as a collective whole as if such Certificateholders and the holder or holders of the related Companion Loan(s) constituted a single lender), taking into account the pari passu or subordinate nature of the related Companion Loan(s)), as applicable, as determined by the master servicer or the special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from:

(A)    any relationship that the master servicer or the special servicer, as the case may be, or any of their respective affiliates, as the case may be, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B)    the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C)    the obligation, if any, of the master servicer to make Advances;

(D)    the right of the master servicer or the special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)    the ownership, servicing or management for others of (i) any Non-Serviced Mortgage Loan and any related Non-Serviced Companion Loan or (ii) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F)    any debt that the master servicer or the special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G)   any option to purchase any Mortgage Loan or the related Companion Loan(s) the master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H)    any obligation of the master servicer or the special servicer, or one of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or the special servicer or any of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Companion Loan(s) or sale by the special servicer of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the related borrower on similar non-defaulted debt of such borrower as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of any Non-Serviced Mortgage Loan, the master servicer and the special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and the special servicer may delegate and/or assign some or all of their respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the Serviced Companion Loans to one or more third-party sub-servicers provided that the master servicer and the special servicer, as applicable, will remain obligated under the PSA. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the PSA without, with respect to any Mortgage Loan other than an Excluded Loan and prior to the occurrence and continuance of a Control Termination Event, the consent of the Directing Certificateholder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may, except with respect to certain initial Sub-Servicing Agreements, assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if, among other things, the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the depositor is a party to. The master servicer or special servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it (other than any sub-servicer retained by it at the request of a mortgage loan seller, which is only removable for cause) at any time it considers removal to be in the best interests of the Certificateholders. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or special servicer, as applicable.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, generally to the same extent the master servicer would be reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “Master Servicer Remittance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be nonrecoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)           all Periodic Payments (other than balloon payments) (net of any applicable Servicing Fees) that were due on the Mortgage Loans (including any Non-Serviced Mortgage Loan) and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) during the related Collection Period and not received as of the business day preceding the Master Servicer Remittance Date; and

(2)           in the case of each Mortgage Loan delinquent in respect of its balloon payment as of the Master Servicer Remittance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including any Non-Serviced Mortgage Loan) or REO Loan (other than any portion of a REO Loan related to a Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be. However, no interest will accrue on any P&I Advance made with respect to a Mortgage Loan unless the related Periodic Payment is received after the related Due Date has passed or if the related Periodic Payment is received after the Determination Date but on or prior to the Master Servicer Remittance Date. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been made with respect to any Mortgage Loan (or, in the case of the Non-Serviced Whole Loans, an appraisal reduction has been made in accordance with the related Non-Serviced PSA and the master servicer has notice of such appraisal reduction amount) and such Mortgage Loan experiences subsequent delinquencies, then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Serviced Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, Yield Maintenance Charges, prepayment premiums or with respect to any Companion Loan.

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and related Companion Loan, as applicable, in respect of which a default, delinquency or other unanticipated event has occurred or is reasonably foreseeable, or, in connection with the servicing and administration of any Mortgaged Property or REO Property, in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

However, none of the master servicer, the special servicer or the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Companion Loan under the related Intercreditor Agreement or the PSA.

The special servicer will have no obligation to make any Servicing Advances. However, in an urgent or emergency situation requiring the making of a Servicing Advance, the special servicer may make such Servicing Advance, and the master servicer will be required to reimburse the special servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the PSA, unless such Advance is determined to be nonrecoverable by the master servicer in its reasonable judgment (in which case it will be reimbursed out of the collection account). Once the special servicer is reimbursed, the master servicer will be deemed to have made the special servicer’s Servicing Advance as of the date made by the special servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the PSA.

No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Servicing Advances will be made for the Non-Serviced Whole Loans under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

The master servicer will also be obligated to make Servicing Advances with respect to Serviced Whole Loans. With respect to the Non-Serviced Whole Loans, the applicable servicer under the related Non-Serviced PSA will be obligated to make property protection advances with respect to such Non-Serviced Whole Loans. See “—Servicing of the Non-Serviced Mortgage Loans” below and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”.

Nonrecoverable Advances

Notwithstanding the foregoing, none of the master servicer, the special servicer or the trustee will be obligated to make any Advance that it determines in its reasonable judgment would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option (with respect to any Specially Serviced Loan, in consultation with, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder) make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer (and, with respect to a Serviced Pari Passu Mortgage Loan, to any master servicer or special servicer under any pooling and servicing agreement governing any securitization trust into which a related Serviced Pari Passu Companion Loan is deposited, and, with respect to a Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer under the related Non-Serviced PSA), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination may be conclusively relied upon by, but will not be binding upon, the master servicer and the trustee. The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is nonrecoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is nonrecoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is nonrecoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, (b) the related mortgaged properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such mortgaged properties, (c) estimated future expenses, (d) estimated timing of recoveries, and will be entitled to give due regard to the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer or the trustee, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance and (e) with respect to a Non-Serviced Whole Loan, any non-recoverability determination of the other master servicer or other trustee under the related Non-Serviced PSA relating to a principal and interest advance for a Non-Serviced Companion Loan. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination that an Advance is nonrecoverable) at any time and may obtain at the expense of the issuing entity any reasonably required analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders, and may be conclusively relied upon by, but is not binding upon, the master servicer and the trustee. The master servicer and the trustee will be entitled to rely conclusively on any non-recoverability determination of the special servicer. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

With respect to the Non-Serviced Whole Loans, if any servicer under the related Non-Serviced PSA determines that a principal and interest advance with respect to the related Non-Serviced Companion Loan, if made, would be nonrecoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to the related Non-Serviced Mortgage Loan. Similarly, with respect to any Non-Serviced Mortgage Loan, if the master servicer, the special servicer or the trustee, as applicable, determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be nonrecoverable, such determination will not be binding on the related master servicer and related trustee under the related Non-Serviced PSA as such determination relates to any proposed P&I Advance with respect to the related Non-Serviced Companion Loan(s) (unless the related Non-Serviced PSA provides otherwise).

Recovery of Advances

The master servicer, the special servicer or the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan (“Related Proceeds”). Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of each Serviced Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. If a Servicing Advance by the master servicer or the special servicer (or trustee, as applicable) on a Serviced Whole Loan becomes a Nonrecoverable Advance and the master servicer, the special servicer or the trustee, as applicable, is unable to recover such amounts from related proceeds or the related Companion Loan(s), as applicable, the master servicer, the special servicer or the trustee (as applicable) will be permitted to recover such Nonrecoverable Advance (including interest thereon) out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account.

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that, with respect to any Mortgage Loan other than an Excluded Loan, any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Certificateholder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the one month collection period ending on the related Determination Date for any Distribution Date, the master servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if, at any time the master servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one month collection period will exceed the full amount of the principal portion of general collections on or relating to the Mortgage Loans deposited in the Collection Account for such Distribution Date, then the master servicer, the special servicer or the trustee, as applicable, will be required to use its reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, and thereafter will be required to deliver copies of such notice to the 17g-5 Information Provider as soon as practical. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement.

Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, each of the master servicer, the special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances that accrues before the related due date has passed. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York edition.

See “—Servicing of the Non-Serviced Mortgage Loans” for reimbursements of servicing advances made in respect of the Non-Serviced Whole Loans under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. The master servicer is required to deposit in the Collection Account in no event later than the 2nd business day following receipt of available and properly identified funds all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, a special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation of any Mortgage Loan that is defaulted and any related defaulted Companion Loans or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on the Whole Loans will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (the “Companion Distribution Account”) with respect to each Serviced Whole Loan, which may be a sub-account of the Collection Account, and, within two business days following the master servicer’s receipt of properly identified funds (to the extent consistent with the related Intercreditor Agreement), deposit amounts collected in respect of each Serviced Whole Loan in the related Companion Distribution Account. The issuing entity will only be entitled to amounts on deposit in a Companion Distribution Account to the extent these funds are not otherwise payable to the holder of a related Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in a Companion Distribution Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the related Mortgage Loans, to the extent of funds on deposit in the Collection Account, on the related Master Servicer Remittance Date, the Available Funds for such Distribution Date and any Yield Maintenance Charges or prepayment premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account” and a “Upper-Tier REMIC Distribution Account”, both of which may be sub-accounts of a single account (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account, plus, among other things, any P&I Advances less amounts, if any, distributable to the Class R certificates as set forth in the PSA generally to make distributions of interest and principal from Available Funds to the holders of the Regular Certificates, as described under “Description of the Certificates—Distributions”.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the Master Servicer Remittance Date occurring each February and on any Master Servicer Remittance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”) (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Distribution Date in the month preceding the month in which the Master Servicer Remittance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the Master Servicer Remittance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator may be required to establish and maintain an account (the “Gain-on-Sale Reserve Account”), which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains will be deposited into the Gain on Sale Reserve Account and will be applied on the applicable Distribution Date as part of Available Funds to all amounts due and payable on the Regular Certificates (including to reimburse for Realized Losses previously allocated to such certificates) and to the extent not so applied, such gains will be held and applied to all amounts due and payable on the Regular Certificates and to offset future Realized Losses, if any (as determined by the special servicer). Any remaining amounts will be distributed on the Class R certificates on the final Distribution Date.

Other accounts to be established pursuant to the PSA are one or more segregated custodial accounts (the “REO Account”) for collections from REO Properties. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

The Collection Account, the Distribution Account, the Interest Reserve Account, the Gain-on-Sale Reserve Account and the REO Account are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other investments meeting the requirements of the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer, as applicable, will be payable to such person as additional compensation, and such person will be required to bear any losses resulting from their investment of such funds.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account, exclusive of the Companion Distribution Account that may be a subaccount of the Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to the Serviced Whole Loan, subject to the terms of the related

Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)       to remit on each Master Servicer Remittance Date to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Available Funds and any prepayment premiums or Yield Maintenance Charges attributable to the Mortgage Loans on the related Distribution Date, if any;

(ii)      to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to each Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii)     to pay to the master servicer and the special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)     to pay to the operating advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(v)      to pay to the asset representations reviewer, any unpaid Asset Representations Reviewer Asset Review Fee to the extent payable as a trust fund expense;

(vi)     to reimburse the trustee, the special servicer and the master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(vii)     to reimburse the master servicer, the special servicer, the asset representations reviewer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(viii)    to reimburse the master servicer or the special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the applicable mortgage loan seller’s obligations under the applicable section of the related MLPA;

(ix)     to pay for any unpaid costs and expenses incurred by the issuing entity;

(x)      to pay the master servicer and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the Companion Distribution Account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date), (B) certain penalty charges and default interest and (C) the difference, if positive, between Prepayment Interest Excess and Prepayment Interest Shortfalls collected on the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any Serviced Companion Loan, during the related Collection Period to the extent not required to be paid as Compensating Interest Payments;

(xi)     to recoup any amounts deposited in the Collection Account in error;

(xii)    to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA;

(xiii)    to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xiv)    to pay any applicable federal, state or local taxes imposed on any Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xv)    to pay the CREFC® Intellectual Property Royalty License Fee;

(xvi)    to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xvii)   to pay the applicable mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement;

(xviii)  to remit to the certificate administrator for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to the PSA;

(xix)   to remit to the companion paying agent for deposit into the Companion Distribution Account the amounts required to be deposited pursuant to the PSA; and

(xx)    to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

No amounts payable or reimbursable to the parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan(s).

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to the Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loan or from general collections with respect to the securitization of the related Companion Loan. If the master servicer makes, with respect to any Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan(s)’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan(s) or, if and to the extent permitted under the related Intercreditor Agreement, from the holder or holders of the related Serviced Companion Loan(s).

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Non-Serviced Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans”.

If a P&I Advance is made with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Companion Loan. Likewise, the Certificate Administrator/Trustee Fee and the Operating Advisor Fee that accrue with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The parties to the PSA other than the depositor will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the parties to the PSA from amounts that the issuing entity is entitled to receive. In addition, CREFC® will be entitled to a license fee for use of their names and trademarks, including a collection of reports specified by the CREFC® from time to time as described in the PSA (the “CREFC® Investor Reporting Package”). Certain additional fees and costs payable by the related borrowers are allocable to the parties to the PSA other than the depositor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Fees
Master Servicing Fee / Master Servicer	With respect to the Mortgage Loans and any related Serviced Companion Loans, the product of the monthly portion of the related annual Servicing Fee Rate calculated on the Stated Principal Balance of such Mortgage Loan and Serviced Companion Loan.	Out of recoveries of interest with respect to the related Mortgage Loan (and any related Serviced Companion Loans) or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly

Special Servicing Fee / Special Servicer	With respect to each Specially Serviced Loan (and any related Serviced Companion Loan) and each REO Loan, the product of the monthly portion of the related annual Special Servicing Fee Rate calculated on the Stated Principal Balance of such Specially Serviced Loan and any related REO Loan.	First, from liquidation proceeds, insurance and condemnation proceeds, and collections in respect of the related Mortgage Loan (and any related Serviced Companion Loans), and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly

Workout Fee / Special Servicer(2)	With respect to each Mortgage Loan (and any related Serviced Companion Loan) that is a Corrected Loan, the Workout Fee Rate multiplied by all payments of interest and principal received on the subject Mortgage Loan (and any related Serviced Companion Loan) for so long as it remains a Corrected Loan and subject to a cap described under “—Special Servicing Compensation”.	Out of each collection of interest, principal, and prepayment consideration received on the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time

Liquidation Fee / Special Servicer(2)	(i) With respect to each Specially Serviced Loan (and any related Serviced Companion Loan) and any related REO Property for which the special servicer obtains a full, partial or discounted payoff or any liquidation proceeds, insurance proceeds and condemnation proceeds, an amount calculated by application of a Liquidation Fee Rate to the related payment or proceeds (exclusive of default interest) and (ii) with respect to each Mortgage Loan and, in certain circumstances described in “—Special Servicer Compensation”, each Serviced Companion Loan, for which the special servicer obtains any payment or Loss of Value Payment from the	From any liquidation proceeds, insurance proceeds, condemnation proceeds and any other revenues received with respect to the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
applicable mortgage loan seller in connection with the repurchase of such mortgage loan, an amount calculated by application of 1.00% to the related payment or Loss of Value Payment (exclusive of default interest) and subject to the maximum amount described under “—Special Servicing Compensation”.

Additional Servicing Compensation / Master Servicer and/or Special Servicer(3)	All modification fees, assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and other review fees actually collected on the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loans.	Related payments made by borrowers with respect to the related Mortgage Loans and related Serviced Companion Loans.	Time to time

Certificate Administrator/Trustee Fee/Certificate Administrator	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Certificate Administrator Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly

Certificate Administrator/Trustee Fee/Trustee	With respect to each Distribution Date, an amount equal to the monthly portion of the annual Certificate Administrator/Trustee Fee	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly

Operating Advisor Fee / Operating Advisor	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Operating Advisor Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (excluding each Non-Serviced Mortgage Loan and each Servicing Shift Mortgage Loan).	First, out of recoveries of interest with respect to the related Mortgage Loan and then, if the related Mortgage Loan has been liquidated, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly

Operating Advisor Consulting Fee / Operating Advisor	$10,000 for each Major Decision made with respect to a Mortgage Loan (or, such lesser amount as the related borrower agrees to pay with respect to such Mortgage Loan).	Payable by the related borrower.	Time to time

Asset Representations Reviewer Asset Review Fee / Asset Representations Reviewer	A reasonable and customary hourly fee, plus any related costs and expenses; provided that such fee will not be greater than the Asset Representations	By the related mortgage loan seller; provided, however, that if the related mortgage loan seller is insolvent, such fee will become an expense of the trust.	Upon the completion of each Asset Review with respect to a Delinquent Loan.

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Reviewer Cap.

Servicing Advances / Master Servicer, Special Servicer or Trustee	To the extent of funds available, the amount of any Servicing Advances.	First, from funds collected with respect to the related Mortgage Loan (and any related Serviced Companion Loans), and with respect to any Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, then out of general collections with respect to Mortgage Loans on deposit in the Collection Account, subject to certain limitations.	Time to time

Interest on Servicing Advances / Master Servicer, Special Servicer or Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of late payment charges and default interest on the related Mortgage Loan (and any related Serviced Companion Loans), and then, after or at the same time such Servicing Advance is reimbursed, out of any other amounts then on deposit in the Collection Account, subject to certain limitations.	Time to time

P&I Advances / Master Servicer and Trustee	To the extent of funds available, the amount of any P&I Advances.	First, from funds collected with respect to the related Mortgage Loan and then, with respect to a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections on deposit in the Collection Account.	Time to time

Interest on P&I Advances / Master Servicer and Trustee	At a rate per annum equal to Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of default interest and late payment charges on the related Mortgage Loan and then, after or at the same time such P&I Advance is reimbursed, out of general collections then on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly

Indemnification Expenses /
Trustee, Certificate Administrator, Depositor, Master Servicer, Special Servicer, Operating Advisor or Asset Representations Reviewer and any director, officer, employee or agent of any of the foregoing parties	Amount to which such party is entitled for indemnification under the PSA.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account (and, under certain circumstances, from collections on Serviced Companion Loans)	Time to time

CREFC® Intellectual Property Royalty License Fee / CREFC®	With respect to each Distribution Date, an amount equal to the product of the CREFC® Intellectual Property Royalty License Fee Rate multiplied by the outstanding principal amount of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account.	Monthly

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Expenses of the issuing entity not advanced (which may include reimbursable expenses incurred by the Operating Advisor or Asset Representations Reviewer, expenses relating to environmental remediation or appraisals, expenses of operating REO Property and expenses incurred by any independent contractor hired to operate REO Property)	Based on third party charges.

First from collections on the related Mortgage Loan (income on the related REO Property), if applicable, and then from general collections with respect to Mortgage Loans in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

(1)	With respect to any Mortgage Loan (or any Specially Serviced Loan) and any related Serviced Companion Loan in respect of which an REO Property was acquired, and all references to Mortgage Loan, Companion Loan and Specially Serviced Loan in this table will be deemed to also be references to or to also include any REO Loans.

With respect to a Non-Serviced Mortgage Loan, the related master servicer, special servicer, certificate administrator, trustee, operating advisor and/or asset representations reviewer under the related Non-Serviced PSA governing the servicing of such Non-Serviced Mortgage Loan will be entitled to receive similar fees and reimbursements with respect to such Non-Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the Non-Serviced Whole Loans), such amounts may be reimbursable from general collections on the other Mortgage Loans to the extent not recoverable from the Non-Serviced Whole Loans.

In connection with the servicing and administration of each Serviced Whole Loan pursuant to the terms of the PSA and the related Intercreditor Agreement, the master servicer and the special servicer will be entitled to servicing compensation, without duplication, with respect to the related Serviced Companion Loan as well as the related Mortgage Loan to the extent consistent with the PSA and not prohibited by the related Intercreditor Agreement.

(2)	Subject to certain offsets as described below. Circumstances as to when a Liquidation Fee is not payable are set forth in this “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” section.

(3)	Allocable between the master servicer and the special servicer as provided in the PSA.

Master Servicing Compensation

The fee of the master servicer including the fee of any primary or other sub-servicer (the “Servicing Fee”) will be payable monthly from amounts allocable in respect of interest received in respect of each Mortgage Loan or Serviced Whole Loan (to the extent not prohibited under the related Intercreditor Agreement), and will accrue at a rate (the “Servicing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan or Whole Loan, equal to a per annum rate ranging from 0.00375% to 0.04500%. The Servicing Fee payable to the master servicer with respect to each Serviced Companion Loan will be payable, subject to the terms of the related Intercreditor Agreement, from amounts payable in respect of the related Companion Loan.

In addition to the Servicing Fee, the master servicer will be entitled to retain, as additional servicing compensation (other than with respect to any Non-Serviced Mortgage Loan), the following amounts to the extent collected from the related borrower:

●    100% of Excess Modification Fees related to any consents, modifications, waivers, extensions or amendments of any non-Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) that are Master Servicer Decisions;

●    50% of Excess Modification Fees related to any consents, modifications, waivers, extensions or amendments of any non-Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) that are Major Decisions;

●    100% of all assumption application fees received on any Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) to the extent the master servicer is processing the underlying transaction and 100% of all defeasance fees (provided that for the avoidance of doubt, any such defeasance fee will not include any Modification Fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA);

●    100% of assumption, waiver, consent and earnout fees and similar fees pursuant to the PSA on any Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) that are Master Servicer Decisions, provided that with respect to such transactions, the consent of the special servicer is not required to take such actions;

●    50% of all assumption, waiver, consent and earnout fees and similar fees (other than assumption application and defeasance fees), in each case, with respect to all Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) where the action is a Major Decision; and

●    late payment charges and default interest paid by the borrowers (that were accrued while the related Mortgage Loans (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan (to the extent not prohibited by the related Intercreditor Agreement) were not Specially Serviced Loans), but only to the extent such late payment charges and default interest are not needed to pay interest on Advances or certain additional trust fund expenses incurred with respect to the related Mortgage Loan or, if provided under the related Intercreditor Agreement, any related Serviced Companion Loan since the Closing Date.

In addition, the master servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account in Permitted Investments, and the master servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA. The master servicer also is entitled to retain any interest earned on any servicing escrow account to the extent the interest is not required to be paid to the related borrowers.

See “—Modifications, Waivers and Amendments”.

“Excess Modification Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, the sum of (A) the excess, if any, of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such Mortgage Loan or Serviced Whole Loan, as applicable, over (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the issuing entity with respect to the related Mortgage Loan or Serviced Whole Loan, as applicable, and reimbursed from such Modification Fees and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower or otherwise.

“Modification Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Companion Loans, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of such Mortgage Loan documents and/or related Serviced Companion Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

With respect to each of the master servicer and the special servicer, the Excess Modification Fees collected and earned by such person from the related borrower (taken in the aggregate with any other Excess Modification Fees collected and earned by such person from the related borrower within the prior 18-months of the collection of the current Excess Modification Fees) will be subject to a cap of 1.0% of the outstanding principal balance of the related Mortgage Loan or Serviced Whole Loan on the closing date of the related modification, extension, waiver or amendment (after giving effect to such modification, extension, waiver or amendment) with respect to any Mortgage Loan or Serviced Whole Loan.

The Servicing Fee is calculated on the Stated Principal Balance of each Mortgage Loan (including any Non-Serviced Mortgage Loan) and each related Serviced Companion Loan in the same manner as interest is calculated on such Mortgage Loans and Serviced Companion Loans. The Servicing Fee for each Mortgage Loan is included in the Administrative Cost Rate listed for that Mortgage Loan on Annex A-1. Any Servicing Fee Rate calculated on an Actual/360 Basis will be recomputed on the basis of twelve 30-day months, assuming a 360-day year (“30/360 Basis”) for purposes of calculating the Net Mortgage Rate.

Pursuant to the terms of the PSA, Wells Fargo will be entitled to retain a portion of the Servicing Fee (equal to the amount by which the Servicing Fee exceeds the sum of (i) the fee payable to any initial sub-servicer as a primary servicing fee and (ii) a master servicing fee at a per annum rate of 0.00250%) with respect to each Mortgage Loan and, to the extent provided for in the related Intercreditor Agreement, each Serviced Companion Loan notwithstanding any termination or resignation of Wells Fargo as master servicer; provided that Wells Fargo may not retain any portion of the Servicing Fee to the extent that portion of the Servicing Fee is required to appoint a successor master servicer. In addition, Wells Fargo will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

The master servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The master servicer will be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. The master servicer will be responsible for all fees payable to any sub-servicers. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer (and/or sub-servicer) servicing such Non-Serviced Mortgage Loan under the applicable Non-Serviced PSA will be entitled to a primary servicing fee accruing at a rate ranging from 0.00125% to 0.01000% per annum with respect to such Non-Serviced Mortgage Loan, which, for the avoidance of doubt, is included as part of the Servicing Fee Rate for purposes of the information presented in this prospectus.

Special Servicing Compensation

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and each REO Loan (other than a Non-Serviced Mortgage Loan) on a loan-by-loan basis at a rate equal to a per annum rate of 0.25% (the “Special Servicing Fee Rate”) calculated on the basis of the Stated Principal Balance of the related Mortgage Loan and Companion Loan(s) (including any REO Loan), as applicable, and in the same manner as interest is calculated on the Specially Serviced Loans, and will be payable monthly, first from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related REO Property or Specially Serviced Loan and then from general collections on all the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any REO Properties. The Non-Serviced Whole Loans will be subject to a similar special servicing fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”.

The “Workout Fee” will generally be payable with respect to each Corrected Loan and will be equal to the lesser of (i) an amount calculated by application of a “Workout Fee Rate” of 1.00% to each collection (other than penalty charges) of interest and principal (other than any amount for which a Liquidation Fee would be paid) (including scheduled payments, prepayments, balloon payments, and payments at maturity) received on the Corrected Loan for so long as it remains a Corrected Loan and (ii) $1,000,000 in the aggregate with respect to any particular Corrected Loan; provided, however, that after receipt by the special servicer of Workout Fees with respect to such Corrected Loan in an amount equal to $25,000, any Workout Fees in excess of such amount will be reduced by the Excess Modification Fee Amount; provided, further, however, that in the event the Workout Fee collected over the course of such workout calculated at the Workout Fee Rate is less than $25,000, then the special servicer will be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to the special servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) to be $25,000. The “Excess Modification Fee Amount” with respect to either the master servicer or the special servicer, any Corrected Loan and any particular modification, waiver, extension or amendment with respect to such Corrected Loan that gives rise to the payment of a Workout Fee, is an amount equal to the aggregate of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including the related Serviced Companion Loan, if applicable, unless prohibited under the related Intercreditor Agreement) and received and retained by the master servicer or the special servicer, as applicable, as compensation within the prior 18 months of such modification, waiver, extension or amendment, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. The Non-Serviced Whole Loans will be subject to a similar workout fee pursuant to the related Non-Serviced PSA. For further details, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

The Workout Fee with respect to any Corrected Loan will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Mortgage Loan (including a Serviced Companion Loan) again becomes a Corrected Loan. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to a related Mortgage Loan or REO Loan and received by the special servicer as compensation within the prior twelve months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

If the special servicer is terminated (other than for cause) or resigns, it will retain the right to receive any and all Workout Fees payable with respect to a Mortgage Loan, Serviced Companion Loan that became a Corrected Loan during the period that it acted as special servicer and remained a Corrected Loan at the time of that termination or resignation, except that such Workout Fees will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan. The successor special servicer will not be entitled to any portion of those Workout Fees. If the special servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Loans for which the resigning or terminated special servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by the special servicer and evidenced by a signed writing, but which had not as of the time the special servicer resigned or was terminated become a Corrected Loan solely because the borrower had not made three (3) consecutive timely Periodic Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such three (3) consecutive timely Periodic Payments.

A “Liquidation Fee” will be payable to the special servicer with respect to each Specially Serviced Loan or REO Property (except with respect to any Non-Serviced Mortgage Loan) as to which the special servicer receives (a) a full, partial or discounted payoff from the related borrower or (b) any Liquidation Proceeds or Insurance and Condemnation Proceeds (including with respect to the related Companion Loan, if applicable) or REO Property. The Liquidation Fee for each Specially Serviced Loan and REO Property will be payable from the related payment or proceeds in an amount equal to the lesser of (i) a “Liquidation Fee Rate” of 1.00% to the related payment or proceeds (exclusive of default interest) (or, if such rate would result in an aggregate liquidation fee of less than $25,000, then the Liquidation Fee Rate will be equal to such higher rate as would result in an aggregate liquidation fee equal to $25,000) and (ii) $1,000,000; provided that the Liquidation Fee with respect to any Specially Serviced Loan will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including a Serviced Companion Loan) or REO Property and received by the special servicer as compensation within the prior twelve months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. With respect to each Mortgage Loan and each Serviced Companion Loan (with respect to any Serviced Companion Loan, only to the extent that (i) the special servicer is enforcing the related mortgage loan seller’s obligations under the applicable mortgage loan purchase agreement with respect to such Serviced Companion Loan and (ii) the related Liquidation Fee is not otherwise required to be paid to the special servicer engaged with respect to such Serviced Companion Loan securitization trust or prohibited from being paid to the special servicer under the PSA (in each case, under the pooling and servicing agreement governing the securitization trust that includes such Serviced Companion Loan) as to which the special servicer obtains any payment or Loss of Value Payment from the applicable mortgage loan seller in connection with the repurchase of such Mortgage Loan and Serviced Companion Loan by the applicable mortgage loan seller following the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, the special servicer will be entitled to a fee payable from, and calculated by application of 1.00% to the related payment or Loss of Value Payment (exclusive of default interest), subject to a cap of $1,000,000; provided, however, that any such fee payable with respect to the Serviced Companion Loan will be payable solely from proceeds on such Serviced Companion Loan.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds received in connection with:

(i)       within the time period (or extension of such time period) provided for such repurchase or substitution if such repurchase or substitution occurs prior to the termination of such extended period, (A) the repurchase of, or substitution for, any Mortgage Loan or Serviced Companion Loan by a mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation or (B) the payment of a Loss of Value Payment in connection with any such breach or document defect,

(ii)       the purchase of  any Specially Serviced Loan or an REO Property that is subject to mezzanine indebtedness by the holder of the related mezzanine loan within 90 days following the date that the first purchase option trigger occurs resulting in such purchase option holder’s purchase option becoming exercisable during the period prior to such Mortgage Loan becoming a Corrected Loan,

(iii)       the purchase of all of the Mortgage Loans and REO Properties in connection with an optional termination of the issuing entity,

(iv)       with respect to a Serviced Pari Passu Companion Loan, (A) a repurchase of such Serviced Pari Passu Companion Loan by the applicable mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation under the pooling and servicing agreement for the securitization trust that owns such Serviced Pari Passu Companion Loan within the time period (or extension of such time period) provided for such repurchase if such repurchase occurs prior to the termination of such extended period provided in such pooling and servicing agreement or (B) a purchase of such Serviced Pari Passu Companion Loan by an applicable party to a pooling and servicing agreement pursuant to a clean-up call or similar liquidation of another securitization entity,

(v)       the purchase of any Specially Serviced Loan by the special servicer or its affiliate (except if such affiliate purchaser is the Directing Certificateholder or its affiliate; provided, however, that if no Control Termination Event has occurred and is continuing, such affiliated Directing Certificateholder or its affiliate purchases any Specially Serviced Loan within 90 days after the special servicer delivers to such Directing Certificateholder for approval the initial asset status report with respect to such Specially Serviced Loan, the special servicer will not be entitled to a liquidation fee in connection with such purchase by the Directing Certificateholder or its affiliates), or

(vi)       if a Mortgage Loan or the Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (1) of the definition of “Specially Serviced Loan” under the heading “—Special Servicing Transfer Event” and the related Liquidation Proceeds are received within 90 days following the related maturity date as a result of the related Mortgage Loan or the Serviced Whole Loan being refinanced or otherwise repaid in full. Notwithstanding the foregoing, in the event that a liquidation fee is not payable due to the application of any of clauses (i) through (v) above, the special servicer may still collect and retain a liquidation fee and similar fees from the related borrower to the extent provided for in, or not prohibited by, the related Mortgage Loan documents. The Non-Serviced Whole Loans will be subject to a similar liquidation fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”.

The special servicer will also be entitled to additional servicing compensation in the form of:

(i)       100% of Excess Modification Fees related to modifications, waivers, extensions or amendments of any Specially Serviced Loans,

(ii)       100% of assumption application fees and assumption fees and other related fees as further described in the PSA, received with respect to the Specially Serviced Loans and 100% of such assumption application fees and other related fees for all non-Specially Serviced Loans to the extent the special servicer is processing the underlying transaction,

(iii)       100% of waiver, consent and earnout fees and similar fees on any Specially Serviced Loan or certain other similar fees paid by the related borrower, and

(iv)       50% of all Excess Modification Fees and assumption fees, consent fees and earnout fees and similar fees received with respect to all Mortgage Loans (including the Serviced Companion Loans, to the extent not prohibited by the related Intercreditor Agreements, if applicable) (excluding any Non-Serviced Mortgage Loan) that are not Specially Serviced Loans to the extent the matter involves a Major Decision.

Notwithstanding the foregoing, each of the master servicer and the special servicer may also charge reasonable review fees in connection with any borrower request.

The special servicer will also be entitled to late payment charges and default interest paid by the borrowers and accrued while the related Mortgage Loans (including the related Companion Loan, if applicable, and to the extent not prohibited by the related Intercreditor Agreement) were Specially Serviced Loans and that are not needed to pay interest on Advances or certain additional trust fund expenses with respect to the related Mortgage Loan (including the related Companion Loan, if applicable, to the extent not prohibited by the related Intercreditor Agreement) since the Closing Date. The special servicer also is authorized but not required to invest or direct the investment of funds held in the REO Account in Permitted Investments, and the special servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA.

Each Non-Serviced Mortgage Loan is serviced under the related Non-Serviced PSA (including those occasions under the related Non-Serviced PSA when the servicing of such Non-Serviced Mortgage Loan has been transferred from the related Non-Serviced Master Servicer to the related Non-Serviced Special Servicer). Accordingly, in its capacity as the special servicer under the PSA, the special servicer will not be entitled to receive any special servicing compensation for any Non-Serviced Mortgage Loan. Only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on the related Non-Serviced Mortgage Loan and only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on the related Non-Serviced Whole Loan.

Disclosable Special Servicer Fees

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any Disclosable Special Servicer Fees in connection with the disposition, workout or foreclosure of any Mortgage Loan and Serviced Companion Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA. The PSA will also provide that, with respect to each Distribution Date, the special servicer must deliver or cause to be delivered to the master servicer within two (2) business days following the Determination Date, and the master servicer must deliver, to the extent it has received, to the certificate administrator, without charge and on the Master Servicer Remittance Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates with respect to such Distribution Date, provided that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan (including any related REO Property), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any mortgagor, any manager, any guarantor or indemnitor in respect of such Mortgage Loan or Serviced Companion Loan and any purchaser of any such Mortgage Loan or Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation to which the special servicer is entitled pursuant to the PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title agency fees, insurance commissions or fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan and Serviced Companion Loan (including any related REO Property) in accordance with the PSA.

The special servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The special servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and the certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”); provided that the Certificate Administrator/Trustee Fee includes the trustee fee, and the certificate administrator will pay the trustee fee to the trustee in an amount equal to $290 per month. The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.00623% per annum (the “Certificate Administrator Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans (including any Non-Serviced Mortgage Loan, but not any Companion Loan) and will be calculated in the same manner as interest is calculated on such Mortgage Loans or REO Loans.

Operating Advisor Compensation

The fee of the operating advisor (the “Operating Advisor Fee”) will be payable monthly from amounts received in respect of each Mortgage Loan and REO Loan (excluding any Non-Serviced Mortgage Loan, any Servicing Shift Mortgage Loan and any Companion Loan), and will accrue at a rate (the “Operating Advisor Fee Rate”), equal to a per annum rate of 0.00481% and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans.

An “Operating Advisor Consulting Fee” will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation obligations and performed its duties with respect to that Major Decision. The Operating Advisor Consulting Fee will be a fee for each such Major Decision equal to $10,000 (or such lesser amount as the related borrower agrees to pay) with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan); provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Offered Certificates as described in “Description of the Certificates—Distributions”, but with respect to the Operating Advisor Consulting Fee, only as and to the extent that such fee is actually received from the related borrower. If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or the special servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents, and in no event will it take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard; provided that the master servicer or the special servicer, as applicable, will be required to consult, on a non-binding basis, with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Asset Representations Reviewer Compensation

With respect to each Delinquent Loan that is subject to an Asset Review, the asset representations reviewer will be entitled to a fee that is a reasonable and customary hourly fee charged by the asset representations reviewer for similar consulting assignments at the time of such review and any related costs and expenses; provided that the total payment to the asset representations reviewer will not be greater than the Asset Representations Reviewer Cap (the “Asset Representations Reviewer Asset Review Fee”).

With respect to an individual Asset Review Trigger and the Mortgage Loans that are Delinquent Loans and are subject to an Asset Review (the “Subject Loans”), the “Asset Representations Reviewer Cap” will equal the sum of: (i) $9,500 multiplied by the number of Subject Loans, plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,000 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated, taking into account the Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated for the year of the Closing Date and for the year of the occurrence of the Asset Review.

Similar fees and/or fee provisions to those described above will be (or are expected to be) payable to the applicable asset representations reviewer (if any) under each Non-Serviced PSA with respect to the related Non-Serviced Mortgage Loan, although there may be differences in the calculations of such fees.

The related mortgage loan seller with respect to each Delinquent Loan that is subject to an Asset Review will be required to pay the portion of the Asset Representations Reviewer Asset Review Fee attributable to the Delinquent Loan contributed by it, as allocated on the basis of the hourly charges and costs and expenses incurred with respect to its related Delinquent Loans; provided that if the total charge for the asset representations reviewer on an hourly fee plus costs and expenses basis would exceed the Asset Representations Reviewer Cap, each mortgage loan seller’s required payment will be reduced pro rata according to its proportion of the total charges until the aggregate amount owed by all mortgage loan sellers is equal to the Asset Representations Reviewer Cap; provided, however, that if the related mortgage loan seller is insolvent, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer or the special servicer, as applicable, of such insolvency; provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the master servicer or the special servicer, as applicable, will be required, to the extent consistent with the Servicing Standard, to pursue remedies against such mortgage loan seller in order to seek recovery of such amounts from such mortgage loan seller or its insolvency estate. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller to the extent such fee was not already paid by the related mortgage loan seller, and such portion of the Purchase Price received will be used to reimburse the trust for such fees paid to the asset representations reviewer pursuant to the terms of the PSA.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Serviced Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan or REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan or REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the “CREFC® Investor Reporting Package” in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan and REO Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(1)     120 days after an uncured delinquency (without regard to the application of any grace period), other than any uncured delinquency in respect of a balloon payment, occurs in respect of the Mortgage Loan or a related Companion Loan, as applicable;

(2)     the date on which a reduction in the amount of Periodic Payments on the Mortgage Loan or related Companion Loan, as applicable, or a change in any other material economic term of the Mortgage Loan or the related Companion Loan, as applicable, (other than an extension of its maturity), becomes effective as a result of a modification of the related Mortgage Loan or Companion Loan, as applicable, by the special servicer;

(3)     30 days after the date on which a receiver has been appointed for the Mortgaged Property;

(4)     30 days after the date on which a borrower or the tenant at a single tenant property declares bankruptcy (and not otherwise dismissed within such time);

(5)     60 days after the date on which an involuntary petition of bankruptcy is filed with respect to the borrower if not dismissed within such time;

(6)     a payment default has occurred with respect to the related balloon payment; provided, however, if (A) the related borrower is diligently seeking a refinancing commitment (and delivers a statement to that effect to the master servicer within 30 days after the default, who will be required to promptly deliver a copy to the special servicer, the operating advisor and the directing certificateholder (but only for so long as no Consultation Termination Event has occurred)), (B) the related borrower continues to make its Assumed Scheduled Payment, (C) no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan, and (D) for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder consents, an Appraisal Reduction Event will not occur until 60 days beyond the related maturity date, unless extended by the special servicer in accordance with the Mortgage Loan documents or the PSA; and provided, further, if the related borrower has delivered to the master servicer, who will be required to promptly deliver a copy to the special servicer, the operating advisor and the directing certificateholder (but only for so long as no Consultation Termination Event has occurred), on or before the 60th day after the related maturity date, a refinancing commitment reasonably acceptable to the special servicer, and the borrower continues to make its Assumed Scheduled Payments (and no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan), an Appraisal Reduction Event will not occur until the earlier of (1) 120 days beyond the related maturity date (or extended maturity date) and (2) the termination of the refinancing commitment; and

(7)     immediately after a Mortgage Loan or related Companion Loan becomes an REO Loan; provided, however, that the 30-day period referenced in clauses (3) and (4) above will not apply if the related Mortgage Loan is a Specially Serviced Loan.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount” for any Distribution Date and for any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the master servicer (and, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event, in consultation with the Directing Certificateholder, as of the first Determination Date that is at least 10 business days following the date the master servicer receives from the special servicer the related appraisal, equal to the excess of:

(a)     the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b)     the excess of

1.     the sum of

(a)  90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as an Advance), or (B) by an internal valuation performed by the special servicer with respect to any Mortgage Loan or Serviced Whole Loan with an outstanding principal balance less than $2,000,000, minus with respect to any MAI appraisals such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant,

(b)  all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation, and

(c)  all insurance and casualty proceeds and condemnation awards that constitute collateral for the related Mortgage Loan or Serviced Whole Loan; over

2.     the sum as of the Due Date occurring in the month of the date of determination of

(a)  to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate,

(b)  all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan, and

(c)  all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan, Serviced Whole Loan (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer, the special servicer or the trustee, as applicable).

Each Serviced Whole Loan will be treated as a single Mortgage Loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of any Serviced Pari Passu Mortgage Loan will be allocated, pro rata, between the related Serviced Pari Passu Mortgage Loan and the related Serviced Pari Passu Companion Loan based upon their respective Stated Principal Balances. For a summary of the provisions in the related Non-Serviced PSA relating to appraisal reductions, see “—Servicing of the Non-Serviced Mortgage Loans” below.

The special servicer will be required to order an appraisal or conduct a valuation, promptly upon the occurrence of an Appraisal Reduction Event (other than with respect to the Non-Serviced Whole Loans). On the first Determination Date occurring on or after the tenth business day following the master servicer’s receipt from the special servicer of the MAI appraisal or the valuation, the master servicer will be required to calculate and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of any Consultation Termination Event, the Directing Certificateholder, the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation. Such report will also be forwarded by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan), to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold, or to the holder of any related Serviced Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan).

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event, the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal is received by the special servicer. The Appraisal Reduction Amount is calculated as of the first Determination Date that is at least 10 business days following the date the master servicer receives from the special servicer such MAI appraisal. The special servicer will provide (via electronic delivery) the master servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount pursuant to its definition using reasonable efforts to deliver such information within 5 business days of the master servicer’s reasonable request.

With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and each Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless the Mortgage Loan or Serviced Whole Loan has remained current for three (3) consecutive Periodic Payments, and with respect to which no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan during the preceding three (3) months (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Serviced Companion Loan or Serviced Whole Loan)), the special servicer is required (i) within 30 days of each anniversary of the related Appraisal Reduction Event and (ii) upon its determination that the value of the related Mortgaged Property has materially changed, to notify the master servicer of the occurrence of such anniversary or determination and to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information reasonably requested by the master servicer from the special servicer necessary to calculate the Appraisal Reduction Amount, the master servicer is required to determine or redetermine, as applicable, and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, the calculated or recalculated amount of the Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded to the holder of any related Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan). With respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event, the special servicer will consult with the Directing Certificateholder, with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 12-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the master servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction

Amount with respect to the Mortgage Loan or Serviced Whole Loan, provided that the special servicer has not notified the master servicer of any material change to the Mortgaged Property that has occurred that would affect the validity of the appraisal or valuation.

Each Non-Serviced Mortgage Loan is subject to the provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above, including the party to the Non-Serviced PSA that calculates the Appraisal Reduction Amount. The existence of an appraisal reduction under the related Non-Serviced PSA in respect of a Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on such Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders. Pursuant to the related Non-Serviced PSA, each Non-Serviced Mortgage Loan will be treated, together with the related Non-Serviced Companion Loan, as a single mortgage loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise the Non-Serviced Whole Loans. Any appraisal reduction calculated with respect to the Non-Serviced Whole Loans will generally be allocated to the related Non-Serviced Mortgage Loan and the related Non-Serviced Companion Loan, on a pro rata basis based upon their respective Stated Principal Balances.

If any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan previously subject to an Appraisal Reduction Amount that becomes a Corrected Loan, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the amount of interest available to the most subordinate class of certificates then-outstanding (i.e., first, to Class NR-RR certificates; second, to the Class G-RR certificates; third, to the Class F-RR certificates; fourth, to the Class E-RR certificates; fifth, to the Class D certificates, sixth, to the Class C certificates, seventh, to the Class B certificates, eighth, to the class A-S certificates and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). See “—Advances”.

As of the first Determination Date following a Mortgage Loan (other than a Non-Serviced Mortgage Loan) becoming an AB Modified Loan, the master servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by the master servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the master servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the master servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the master servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the master servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the master servicer thereof. None of the special servicer, the operating advisor, the trustee or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount” as of any date of determination, is equal to the sum of (i) with respect to any Mortgage Loan, all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The special servicer and the certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) and any pari passu notes included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided that in the case of a Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the master servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The special servicer, the operating advisor and the certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Collateral Deficiency Amount.

For purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated to each class of Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class NR-RR certificates, second, to the Class G-RR certificates, third, to the Class F-RR certificates, fourth, to the Class E-RR certificates, fifth, to the Class D certificates, sixth, to the Class C certificates, seventh, to the Class B certificates and finally, to the Class A-S certificates). In addition, for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, Collateral Deficiency Amounts allocated to a related AB Modified Loan will be allocated to each class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to Class NR-RR certificates, second, to the Class G-RR certificates, third, to the Class F-RR certificates, and fourth, to the Class E-RR certificates). For the avoidance of doubt, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, any Class of Control Eligible Certificates will be allocated both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts (the sum of which will constitute the applicable “Cumulative Appraisal Reduction Amount”), as described in this paragraph.

With respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The master servicer will be required to promptly notify the special servicer and the certificate administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order a supplemental appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the

“Requesting Holders”). The special servicer will use its reasonable efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an MAI appraiser. Upon receipt of such supplemental appraisal, the special servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount is warranted and, if so warranted, the master servicer will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and receipt of information requested by the master servicer from the special servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

Any Appraised-Out Class for which the Requesting Holders are challenging the master servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class; the rights of the Controlling Class will be exercised by the next most senior Control Eligible Certificates, if any, during such period.

With respect to any Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

Maintenance of Insurance

To the extent permitted by the related Mortgage Loan and required by the Servicing Standard, the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan, but excluding any Non-Serviced Mortgage Loan) will be required to use efforts consistent with the Servicing Standard to cause each borrower to maintain, and the special servicer (with respect to REO Properties other than the Mortgaged Property securing the Non-Serviced Whole Loans and subject to the conditions set forth in the following sentence) will maintain, for the related Mortgaged Property all insurance coverage required by the terms of the related Mortgage Loan documents; provided, however, that the master servicer (with respect to Mortgage Loans and Serviced Companion Loans) will not be required to cause the borrower to maintain and the special servicer (with respect to REO Properties) will not be required to maintain terrorism insurance to the extent that the failure of the related borrower to do so is an Acceptable Insurance Default (as defined below) or if the trustee does not have an insurable interest. Insurance coverage is required to be in the amounts (which, in the case of casualty insurance, is generally equal to the lesser of the outstanding principal balance of the related Mortgage Loan and the replacement cost of the related Mortgaged Property), and from an insurer meeting the requirements, set forth in the related Mortgage Loan documents. If the borrower does not maintain such coverage, the master servicer (with respect to such Mortgage Loans and any related Serviced Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing the Non-Serviced Whole Loans), as the case may be, will be required to maintain such coverage to the extent such coverage is available at commercially reasonable rates and the trustee has an insurable interest, as determined by the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan) or special servicer (with respect to REO Properties other than a Mortgaged Property securing the Non-Serviced Whole Loans), as applicable, in accordance with the Servicing Standard; provided that the master servicer will be obligated to use efforts consistent with the Servicing Standard to cause the borrower to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the borrower’s failure is an Acceptable Insurance Default as determined by the master servicer (with respect to a non-Specially Serviced Loan) or the special servicer (with respect to a Specially Serviced Loan) with (in respect of any Mortgage Loan other than an Excluded Loan and unless a Control Termination Event has occurred and is continuing) the consent of the Directing Certificateholder. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Notwithstanding any contrary provision above, the master servicer will not be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged

Property unless (other than with respect to a Mortgaged Property securing any Non-Serviced Mortgage Loan) such insurance was required at the time of origination of the related Mortgage Loan, the trustee has an insurable interest and such insurance is currently available at commercially reasonable rates. In addition, the master servicer and the special servicer will be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates. After the master servicer determines that a Mortgaged Property other than the Mortgaged Property securing a Non-Serviced Mortgage Loan is located in an area identified as a federally designated special flood hazard area (and flood insurance has been made available), the master servicer will be required to use efforts consistent with the Servicing Standard (1) to cause the borrower to maintain (to the extent required by the related Mortgage Loan documents), and (2) if the borrower does not so maintain, to itself maintain to the extent the trustee, as mortgagee, has an insurable interest in the Mortgaged Property and such insurance is available at commercially reasonable rates (as determined by the master servicer in accordance with the Servicing Standard) a flood insurance policy in an amount representing coverage not less than the lesser of (x) the outstanding principal balance of the related Mortgage Loan (and any related Serviced Companion Loan) and (y) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard, but only to the extent that the related Mortgage Loan permits the lender to require the coverage and maintaining coverage is consistent with the Servicing Standard.

Notwithstanding the foregoing, with respect to the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan, that either (x) require the borrower to maintain “all-risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable borrower to maintain insurance in types and against such risks as the holder of such Mortgage Loan and any related Serviced Companion Loan reasonably requires from time to time in order to protect its interests, the master servicer will be required to, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain exclusions in addition to those customarily found in insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001 (“Additional Exclusions”), (B) request the borrower to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance, and (C) notify the special servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge that any borrower fails to purchase the insurance requested to be purchased by the master servicer pursuant to clause (B) above. If the master servicer (with respect to any non-Specially Serviced Loan) or the special servicer (with respect to any Specially Serviced Loan) determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, the special servicer (with respect to any Specially Serviced Loan) will be required to notify the master servicer and the master servicer will be required to use efforts consistent with the Servicing Standard to cause such insurance to be maintained. If the master servicer (with respect to any non-Specially Serviced Loan) or the special servicer (with respect to any Specially Serviced Loan) determines that such failure is an Acceptable Insurance Default, it will be required to promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s website for those Mortgage Loans that (i) have one of the 10 highest outstanding principal balances of the Mortgage Loans then included in the issuing entity or (ii) comprise more than 5% of the outstanding principal balance of the Mortgage Loans then included in the issuing entity.

“Acceptable Insurance Default” means with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case, as to which default the special servicer may forbear taking any enforcement action; provided that, subject to the consent or consultation rights of the Directing Certificateholder or the holder of any Companion Loan as described under “—The Directing Certificateholder—Major Decisions”, the special servicer has determined in its reasonable judgment based on inquiry consistent with the Servicing Standard that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate.

During the period that the master servicer or the special servicer, as applicable, is evaluating the availability of such insurance, or waiting for a response from the Directing Certificateholder, neither the master servicer nor the special servicer will be liable for any loss related to its failure to require the borrower to maintain such insurance and neither will be in default of its obligations as a result of such failure unless the master servicer or the special servicer is required to take any immediate action pursuant to the Servicing Standard and other servicing requirements under the PSA and the master servicer does not take such action as described under “—The Directing Certificateholder—Control Termination Event and Consultation Termination Event” and “—Servicing Override”.

The special servicer will be required to maintain (or cause to be maintained), fire and hazard insurance on each REO Property (other than any REO Property with respect to any Non-Serviced Mortgage Loan), to the extent obtainable at commercially reasonable rates and the trustee has an insurable interest, in an amount that is at least equal to the lesser of (1) the full replacement cost of the improvements on the REO Property, and (2) the outstanding principal balance owing on the related REO Loan, and in any event, the amount necessary to avoid the operation of any co-insurance provisions. In addition, if the REO Property is located in an area identified as a federally designated special flood hazard area, the special servicer will be required to cause to be maintained, to the extent available at commercially reasonable rates (as determined by the special servicer (prior to the occurrence and continuance of a Control Termination Event and other than in respect of any Excluded Loan, with the consent of the Directing Certificateholder) in accordance with the Servicing Standard), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance that is available under the National Flood Insurance Act of 1968, as amended.

The PSA provides that the master servicer may satisfy its obligation to cause each borrower to maintain a hazard insurance policy and the master servicer or special servicer may satisfy their respective obligation to maintain hazard insurance by maintaining a blanket or master single interest or force-placed policy insuring against hazard losses on the Mortgage Loans and related Serviced Companion Loan and REO Properties (other than the Mortgaged Property securing the Non-Serviced Whole Loans), as applicable. Any losses incurred with respect to Mortgage Loans (and any related Serviced Companion Loan) or REO Properties due to uninsured risks (including earthquakes, mudflows and floods) or insufficient hazard insurance proceeds may adversely affect payments to Certificateholders. Any cost incurred by the master servicer or special servicer in maintaining a hazard insurance policy, if the borrower defaults on its obligation to do so, will be advanced by the master servicer as a Servicing Advance and will be charged to the related borrower. Generally, no borrower is required by the Mortgage Loan documents to maintain earthquake insurance on any Mortgaged Property and the special servicer will not be required to maintain earthquake insurance on any REO Properties. Any cost of maintaining that kind of required insurance or other earthquake insurance obtained by the special servicer will be paid out of the REO Account or advanced by the master servicer as a Servicing Advance.

The costs of the insurance may be recovered by the master servicer or the trustee, as the case may be, from reimbursements received from the borrower or, if the borrower does not pay those amounts, as a Servicing Advance as set forth in the PSA. All costs and expenses incurred by the special servicer in maintaining the insurance described above on REO Properties will be paid out of the related REO Account or, if the amount in such account is insufficient, such costs and expenses will be advanced by the master servicer to the special servicer as a Servicing Advance to the extent that such Servicing Advance is not determined to be a Nonrecoverable Advance.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans, nor will any Mortgage Loan be subject to FHA insurance.

Modifications, Waivers and Amendments

The master servicer will be responsible for processing waivers, modifications, amendments and consents that are Master Servicer Decisions with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan that, in either case, is not a Specially Serviced Loan, without the consent or approval of the Directing Certificateholder (except as specified in the definition of “Master Servicer Decision”) or Rating Agency Confirmation or the consent or approval of the special servicer (except as specified in the definition of “Master Servicer Decision”). The special servicer will be responsible for processing waivers, modifications, amendments and consents with respect to Specially Serviced Loans and will also be responsible for processing waivers, modifications, amendments and consents that are Major Decisions with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan. However, except as otherwise set forth in this paragraph, no special servicer or master servicer may waive, modify or amend (or consent to waive, modify or amend) any provision of a Mortgage Loan and/or Serviced Companion Loan that is not in default or as to which default is not reasonably foreseeable except for (1) the waiver of any due-on-sale clause or due-on-encumbrance clause to the extent permitted in the PSA, and (2) any waiver, modification or amendment more than 3 months after the Closing Date that would not be a “significant modification” of the Mortgage Loan within the meaning of Treasury regulations Section 1.860G-2(b) or otherwise cause any Trust REMIC to fail to qualify as a REMIC, or the issuing entity or any Trust REMIC to be subject to tax. Any agreement to a modification, waiver or amendment that constitutes a Major Decision will be subject to the process described in “—The Directing Certificateholder—Major Decisions” and “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” below.

Upon receiving a request for any matter described in the first paragraph of this section that constitutes a Major Decision with respect to a Mortgage Loan that is not a Specially Serviced Loan, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or the Major Decision. The master servicer will deliver any additional information in the master servicer’s possession to the special servicer requested by the special servicer relating to such Major Decision. The master servicer will not be permitted to process any Major Decision and will not be required to interface with the borrower or provide a written recommendation and/or analysis with respect to any Major Decision unless the master servicer and the special servicer mutually agree to the processing of such a Major Decision by the master servicer as described under “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions”. Under these circumstances, the master servicer will process such Major Decision with respect to a Mortgage Loan that is not a Specially Serviced Loan in accordance with terms and conditions reasonably agreed to by the master servicer and special servicer, including the special servicer’s consent.

In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or the special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will, unless then permitted by the REMIC provisions, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

In connection with the processing by the master servicer of the matters described in the second preceding paragraph, the master servicer will deliver notice thereof to the special servicer after completion (and such special servicer will promptly, prior to the occurrence of a Consultation Termination Event and other than in respect of any Excluded Loan deliver notice thereof to the Directing Certificateholder, except to the extent that the special servicer or the Directing Certificateholder, as the case may be, notifies the master servicer that such party does not desire to receive copies of such items).

“Master Servicer Decision”: Any one or more of the following with respect to non-Specially Serviced Loans:

(i)       grant routine approvals, including granting of subordination, non-disturbance and attornment agreements and consents involving leasing activities that do not involve a ground lease for any leasing activities that affect an area lesser than the lesser of (a) 30% of the net rentable area of the improvements at the Mortgaged Property and (b) 30,000 square feet of the improvements at the Mortgaged Property), including approval of new leases and amendments to current leases;

(ii)      approving any waiver affecting the timing of receipt of financial statements from any mortgagor; provided that such financial statements are delivered no less often than quarterly and within 60 days after the end of the calendar quarter;

(iii)     approving annual operating budgets;

(iv)     subject to other restrictions in the PSA regarding Principal Prepayments, waiving any provision of a Mortgage Loan or Serviced Whole Loan requiring a specified number of days’ notice prior to a Principal Prepayment;

(v)      approve or consent to any defeasance of the related Mortgage Loan or Serviced Companion Loan other than agreeing to (A) a modification of the type of defeasance collateral required under the Mortgage Loan or Serviced Whole Loan documents other than direct, non-callable obligations of the United States would be permitted or (B) a modification that would permit a principal prepayment instead of defeasance if the Mortgage Loan or Serviced Whole loan documents do not otherwise permit such principal prepayment;

(vi)     granting waivers of minor covenant defaults (other than financial covenants);

(vii)    as permitted under the related Mortgage Loan documents, payment from any escrow, reserve, or letter of credit (except releases of any amounts from any escrow accounts, reserve accounts or letters of credit held as performance escrows (or reserves) or earn-out escrows (or reserves) with respect to certain Mortgage Loans identified on a schedule to the PSA);

(viii)   any property management company changes (with respect to a Mortgage Loan or Serviced Whole Loan (A)(x) with a Stated Principal Balance less than $25,000,000 and (y) for which the debt service coverage ratio or debt yield for such Mortgage Loan (or Whole Loan, if applicable) is greater than the greater of (X) the debt service coverage ratio or debt yield for such Mortgage Loan as of the origination date of such Mortgage Loan or (Y) if the DSCR/DY Trigger has occurred, the debt service coverage ratio or debt yield for such Mortgage Loan as of the most recent quarterly reporting period and (B) where the property management company will not be an affiliate of the related borrower following such change or (2) or franchise changes (with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, in each case, for which the lender is not required to consent or approve under the Mortgage Loan documents);

(ix)    approve or consent to grants of easements or rights of way (including, without limitation for utilities, access, parking, public improvements or another purpose) or subordination of the lien of the Mortgage Loan to easements except with respect to grants of easements or rights of way that materially affect the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan;

(x)     any non-material modifications, waivers or amendments of a non-monetary term of an applicable Mortgage Loan document not provided for in clauses (i) through (ix) above, which are necessary to cure any ambiguities or to correct scrivener’s errors in the terms of the related Mortgage Loan or Serviced Whole Loan and any modification, consent to a modification or waiver of any material term of an applicable Mortgage Loan document to the extent the Directing Certificateholder or any affiliate owns a controlling interest (whether legally, beneficially or otherwise) in the related mezzanine loan, if applicable;

(xi)    consents to releases of non-material, non-income producing parcels of a Mortgaged Property that do not materially affect the use or value of the related Mortgaged Property or the ability of the related mortgagor to pay amounts due in respect of the Mortgage Loan as and when due, provided such releases are required by the related Mortgage Loan documents;

(xii)   consent to actions and releases related to condemnation of parcels of a Mortgaged Property, except with respect to any condemnation with respect to a material parcel or a material income producing parcel or any condemnation that materially affects the use or value of the related Mortgaged Property or the ability of the related mortgagor to pay amounts due in respect of the related Mortgage Loan or Companion Loan when due);

(xiii)  grant an extension or enter into any forbearance with respect to the anticipated refinancing of a Mortgage Loan or sale of a Mortgaged Property after the related Maturity Date of such Mortgage Loan so long as (A) such extension or forbearance does not extend beyond 120 days after the related Maturity Date and (B) the related borrower has delivered the necessary documentation which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which the related Balloon Balance will become due;

(xiv)  any assumption of the Mortgage Loan or transfer of the Mortgaged Property, in each case, that the loan documents allow without the consent of the mortgagee but subject to satisfaction of conditions specified in the loan documents where no mortgagee discretion is necessary in order to determine if such conditions are satisfied; and

(xv)    grant or agree to any other waiver, modification, amendment and/or consent that does not constitute a Major Decision;

provided that (w) any such action would not in any way affect a payment term of the Certificates, (x) any such action would not constitute a “significant modification” of such Mortgage Loan or Companion Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise cause any Trust REMIC to fail to qualify as a REMIC for federal income tax purposes (as evidenced by an Opinion of Counsel (at the expense of the issuing entity to the extent not reimbursed or paid by the related mortgagor), to the extent requesting such opinion is consistent with the Servicing Standard), (y) agreeing to such action would be consistent with the Servicing Standard, and (z) agreeing to such action would not violate the terms, provisions or limitations of the PSA or any Intercreditor Agreement. The foregoing is intended to be an itemization of actions the master servicer may take without having to obtain the approval of the special servicer (other than as described in each item) and is not intended to limit the responsibilities of the master servicer hereunder. In the case of any Master Servicer Decision that requires the consent of the Directing Certificateholder, such consent shall be deemed given if a response to the request for consent is not provided within 10 business days after receipt of the master servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to such master servicer in order to grant or withhold such consent.

If, following any such release or taking, the loan-to-value ratio (as so calculated) is greater than 125%, the master servicer or special servicer, as applicable, will require payment of principal by a “qualified amount” as determined under Revenue Procedure 2010-30 or any successor provision, unless the related borrower provides an opinion of counsel (at the expense of the related borrower if allowed by the terms of the related Mortgage Loan documents and, if not allowed, at the expense of the trust) that, if such amount is not paid, the related Mortgage Loan will not fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3) (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage).

The special servicer is required to use its reasonable efforts to the extent reasonably possible to fully amortize a modified Mortgage Loan prior to the Rated Final Distribution Date. The special servicer may not agree to a modification, waiver or amendment of any term of any Specially Serviced Loan if that modification, waiver or amendment would:

(1)           extend the maturity date of the Specially Serviced Loan to a date occurring later than the earlier of (A) five years prior to the Rated Final Distribution Date and (B) if the Specially Serviced Loan

is secured solely or primarily by a leasehold estate and not the related fee interest, the date occurring twenty years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the ground lease and, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder, ten years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower; or

(2)           provide for the deferral of interest unless interest accrues on the Mortgage Loan or the Serviced Whole Loans, generally, at the related Mortgage Rate.

If the special servicer gives notice of any modification, waiver or amendment of any term of any Mortgage Loan (other than the Non-Serviced Whole Loans) or related Companion Loan, the special servicer will be required to notify the master servicer, the holder of any related Companion Loan, the applicable mortgage loan seller (so long as such mortgage loan seller is not a master servicer or sub-servicer of such Mortgage Loan or the Directing Certificateholder), the operating advisor (after the occurrence and during the continuance of an Operating Advisor Consultation Event), the certificate administrator, the trustee, the Directing Certificateholder (with respect to any Mortgage Loan other than an Excluded Loan, and unless a Consultation Termination Event has occurred), and the 17g-5 Information Provider, who will thereafter post any such notice to the 17g-5 Information Provider’s website. If the master servicer gives notice of any modification, waiver or amendment of any term of any such Mortgage Loan or related Companion Loan, the master servicer will be required to notify the certificate administrator, the trustee, the special servicer (and, unless a Consultation Termination Event has occurred, the special servicer will be required to forward any such notice with respect to any Mortgage Loan other than an Excluded Loan to the Directing Certificateholder), the related mortgage loan seller (so long as such mortgage loan seller is not a master servicer or sub-servicer of such Mortgage Loan or the Directing Certificateholder), the holder of any related Companion Loan and the 17g-5 Information Provider, who will be required to thereafter post any such notice to the 17g-5 Information Provider’s website. The party providing notice will be required to deliver to the custodian for deposit in the related Mortgage File, an original counterpart of the agreement related to the modification, waiver or amendment, promptly following the execution of that agreement, and if required, a copy to the master servicer and to the holder of any related Companion Loan, all as set forth in the PSA. Copies of each agreement whereby the modification, waiver or amendment of any term of any Mortgage Loan is effected are required to be available for review during normal business hours at the offices of the custodian. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

The modification, waiver or amendment of a Serviced Whole Loan or a Mortgage Loan that has a related mezzanine loan will be subject to certain limitations set forth in the related intercreditor agreement. See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions

Other than with respect to an action that constitutes a Master Servicer Decision pursuant to clause (xiv) of the definition thereof, and unless mutually agreed by the master servicer and special servicer as described under “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions”, the special servicer will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right the mortgagee of record may have with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on that Mortgage Loan and any related Companion Loan, as applicable, or (2) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive its right to exercise such rights; provided, however, that (i) the special servicer, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, has obtained the consent (or deemed consent) of the Directing Certificateholder (provided that such consent shall be deemed given if a response to the request for consent is not provided within 10 business days (or 5 business days if the Directing Certificateholder is an affiliate of the special servicer) after receipt of the Major Decision Reporting Package) and (ii) with respect to any Mortgage Loan (x) with a Stated Principal Balance greater than or equal to $20,000,000, (y) with a Stated Principal Balance greater than or equal to 5% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding, and (z)

together with all other Mortgage Loans with which it is cross collateralized or cross-defaulted or together with all other Mortgage Loans with the same or an affiliated borrower, that is one of the ten largest Mortgage Loans outstanding (by Stated Principal Balance), a Rating Agency Confirmation is received by the special servicer from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any); provided, however, that with respect to clauses (y) and (z) of this paragraph, such Mortgage Loan will also be required to have a Stated Principal Balance of at least $10,000,000 for such Rating Agency Confirmation requirement to apply.

Other than with respect to clause (xiv) of the definition of “Master Servicer Decision”, with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan with a “due-on-encumbrance” clause, or unless mutually agreed by the master servicer and special servicer as described under “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions”, the special servicer will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right the mortgagee of record may have with respect to a Mortgage Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) to waive its right to exercise such rights, provided, however, that (i) the special servicer, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan and other than with respect to any waiver of a “due on encumbrance” clause, which such waiver constitutes a Master Servicer Decision pursuant to clause (xiv) of the definition thereof, has obtained the consent (or deemed consent) of the Directing Certificateholder (provided that such consent shall be deemed given if a response to the request for consent is not provided within 10 business days(or 5 business days if the Directing Certificateholder is an affiliate of the special servicer) after receipt of the Major Decision Reporting Package) and (ii) the special servicer has received a Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any) if such Mortgage Loan (1) has an outstanding principal balance that is greater than or equal to 2% of the aggregate Stated Principal Balance of the Mortgage Loans or (2) has a loan-to-value ratio greater than 85% (including any existing and proposed debt) or (3) has a debt service coverage ratio less than 1.20x (in each case, determined based upon the aggregate of the Stated Principal Balance of the Mortgage Loan and related Companion Loan, if any, and the principal amount of the proposed additional loan) or (4) is one of the ten largest Mortgage Loans (by Stated Principal Balance) or (5) has a Stated Principal Balance over $20,000,000; provided, however, that with respect to clauses (1), (2), (3) and (4), such Mortgage Loan must also have a Stated Principal Balance of at least $10,000,000 for such Rating Agency Confirmation requirement to apply.

Upon receiving a request for any matter described in the first two paragraphs of this section that constitutes a consent or waiver with respect to a “due on sale” or “due on encumbrance” clause with respect to a Mortgage Loan that is not a Specially Serviced Loan and other than any transfers or assumptions provided for in clause (xiv) of the definition of “Master Servicer Decision” and other than any waiver of a “due on encumbrance” clause which waiver constitutes a Master Servicer Decision pursuant to clause (xiv) of the definition thereof, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or due-on-sale or due-on-encumbrance. The master servicer will continue to cooperate with the special servicer by delivering any additional information in the master servicer’s possession to the special servicer requested by the special servicer relating to such consent or waiver with respect to a “due on sale” or “due on encumbrance” clause. Unless the master servicer and the special servicer mutually agree that the master servicer will process such request with respect to a Mortgage Loan that is not a Specially Serviced Loan in accordance with terms and conditions reasonably agreed to by the master servicer and special servicer, including the special servicer’s consent, the master servicer will not be permitted to process any request relating to such consent or waiver with respect to a “due on sale” or “due on encumbrance” clause (other than any transfers or assumptions provided for in clause (xiv) of the definition of “Master Servicer Decision” and other than any waiver of a “due on encumbrance” clause which waiver constitutes a Master Servicer Decision pursuant to clause (xiv) of the definition thereof) and will not be required to interface with the borrower or provide a written recommendation and analysis with respect to any such request.

Any modification, extension, waiver or amendment of the payment terms of the Non-Serviced Whole Loans will be required to be structured so as to be consistent with the Servicing Standard and the allocation and payment priorities in the related loan documents and the related Intercreditor Agreement, such that neither the issuing entity as holder of such Non-Serviced Mortgage Loan nor any holder of the related Companion Loan gains a priority over the other holder that is not reflected in the related loan documents and the related Intercreditor Agreement.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense), physical inspections of each Mortgaged Property relating to a Mortgage Loan (other than the Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months and (B) less than $2,000,000 at least once every 24 months, in each case, commencing in the calendar year 2018, unless a physical inspection has been performed by the special servicer within the previous 12 months and the master servicer has no knowledge of a material change in the Mortgaged Property since such physical inspection; provided that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement. The special servicer or the master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies in the Mortgaged Property of which it has knowledge and deems material, of any sale, transfer or abandonment of the Mortgaged Property of which it has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the preparer of such report deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Collection of Operating Information

With respect to each Mortgage Loan that requires the borrower to deliver operating statements, the special servicer or the master servicer, as applicable, is also required to use reasonable efforts to collect and review the annual operating statements beginning with calendar year end 2017 of the related Mortgaged Property. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan.

Special Servicing Transfer Event

The Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Companion Loans and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Mortgage Loans and related Companion Loans (including those loans that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer certain of the servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) for which the master servicer is responsible for servicing:

(1)     either (x) with respect to any Mortgage Loan or Serviced Companion Loan, other than a balloon loan, a payment default has occurred on such Mortgage Loan or Serviced Companion Loan at its maturity date or, if the maturity date of such Mortgage Loan or Serviced Companion Loan has been extended in accordance with the PSA, a payment default occurs on such Mortgage Loan or Serviced Companion Loan at its extended maturity date or (y) with respect to a balloon loan, a payment default has occurred with respect to the related balloon payment; provided that if (A) the related borrower has provided prior to the related maturity date a fully executed term sheet or refinancing commitment or a signed purchase and sale agreement for a refinancing of the related Mortgage Loan or sale of the Mortgaged Property (in each case subject only to typical due diligence and closing conditions) in a manner consistent with CMBS market practices and that is satisfactory in form and substance to the master servicer from an acceptable lender or purchaser reasonably satisfactory to the master servicer, which provides that a refinancing of such Mortgage Loan or Whole Loan or the sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due (and the master servicer will promptly forward such documentation to the special servicer), (B) the related borrower continues to make its Assumed Scheduled Payment, and (C) no other event that would cause such Mortgage Loan or Serviced Companion Loan to become a Specially Serviced Loan has occurred with respect to that Mortgage Loan or Serviced Companion Loan, an event that would cause such Mortgage Loan or Serviced Companion Loan to become a Specially Serviced Loan will not occur until the earlier of (1) 120 days beyond the related maturity date and (2) the date on which such documentation expires;

(2)     as to which any Periodic Payment (other than a balloon payment) is more than 60 days delinquent (unless, prior to such Periodic Payment becoming more than 60 days delinquent, in the case of a Mortgage Loan with an associated mezzanine loan, the holder of the related Companion Loan or the holder of the related mezzanine debt, as applicable, cures such delinquency);

(3)     as to which (i) the borrower has entered into or consented to bankruptcy, appointment of a receiver or conservator or a similar insolvency proceeding, or (ii) the borrower has become the subject of a decree or order for that proceeding; provided that, with respect to clause (ii), that if the appointment, decree or order was involuntary and is stayed or discharged, or the case dismissed within 60 days, that Mortgage Loan and any related Companion Loan will not be considered a Specially Serviced Loan during that period), or (iii) the borrower has admitted in writing its inability to pay its debts generally as they become due;

(4)     as to which the master servicer or special servicer has received notice of the foreclosure or proposed foreclosure of any lien other than the Mortgage on the Mortgaged Property;

(5)     as to which, in the judgment of the master servicer, a payment default is imminent or reasonably foreseeable and is not likely to be cured by the borrower within 60 days;

(6)     as to which a default that the master servicer or special servicer has notice (other than a failure by the related borrower to pay principal or interest) and which the master servicer or special servicer (and, in the case of the special servicer, with respect to any Mortgage Loan other than an Excluded Loan and unless a Control Termination Event has occurred and is continuing, with the consent of the Directing Certificateholder) determines, in its good faith reasonable judgment, may materially and adversely affect the interests of the Certificateholders (and, with respect to any Whole Loan, the interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans, as applicable), has occurred and remains unremediated for the applicable grace period specified in the Mortgage Loan or related Companion

Loan documents, other than in certain circumstances the failure to maintain terrorism insurance (or if no grace period is specified for events of default that are capable of cure, 60 days); or

(7)     as to which the master servicer determines that (a) a default (other than as described in clause (5) above) under the Mortgage Loan or related Companion Loan is imminent or reasonably foreseeable, (b) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan or related Companion Loan or otherwise materially adversely affect the interests of Certificateholders (and, with respect to a Whole Loan, the interest of the Certificateholders and the holders of the related Companion Loan as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans, as applicable)), and (c) the default will continue unremedied for the applicable cure period under the terms of the Mortgage Loan or related Companion Loan, or, if no cure period is specified and the default is capable of being cured, for 30 days; provided that such 30-day grace period does not apply to a default that gives rise to immediate acceleration without application of a grace period under the terms of the Mortgage Loan or related Companion Loan.

Notwithstanding the foregoing, the special servicer may elect to deliver a written notice to the master servicer that a Mortgage Loan should be a Specially Serviced Loan as a result of imminent default under clause (5) or (7) above. Upon receipt of any such written notice, the master servicer will deliver an officer’s certificate to each of the depositor and the special servicer with its determination of whether to transfer such Mortgage Loan to special servicing under clause (5) or (7) above and the reasons for such determination, and such determination shall be conclusive with respect to a servicing transfer at that time.

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Companion Loan) (including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer will continue to be responsible for its operation and management. If any Serviced Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Companion Loan will also become a Specially Serviced Loan. The master servicer will have no responsibility for the performance by the special servicer of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan), that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

A Mortgage Loan or Serviced Whole Loan will cease to be a Specially Serviced Loan (each, a “Corrected Loan”) (A) with respect to the circumstances described in clauses (1) and (2) of the definition of Specially Serviced Loans, when the borrower thereunder has brought the Mortgage Loan or Serviced Companion Loan current and thereafter made three consecutive full and timely Periodic Payments, including pursuant to any workout of the Mortgage Loan or Serviced Companion Loan, (B) with respect to the circumstances described in clause (3), (4), (5) and (7) of the definition of Specially Serviced Loans, when such circumstances cease to exist in the good faith judgment of the special servicer or (C) with respect to the circumstances described in clause (6) of the definition of Specially Serviced Loans, when such default is cured (as determined by the special servicer in accordance with the Servicing Standard) or waived by the special servicer; provided, in each case, that at that time no circumstance exists (as described above) that would cause the Mortgage Loan or Serviced Companion Loan to continue to be characterized as a Specially Serviced Loan. If any Specially Serviced Loan becomes a Corrected Loan, the special servicer will be required to transfer servicing of such Corrected Loan to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and, if applicable, any Serviced Whole Loan that becomes a Specially Serviced Loan not later than 60 days after the servicing of such Mortgage Loan is transferred to the special servicer (the “Initial Delivery Date”) and will be required to amend, update or create a new Asset Status Report to the extent that during the course of the resolution of such Specially Serviced Loan material changes in the circumstances and/or strategy reflected in any current Final Asset Status Report are necessary to reflect the then current circumstances and recommendation as to how the Specially Serviced Loan might be returned to performing status or otherwise liquidated in accordance with the Servicing Standard (each such report a “Subsequent Asset Status Report”). Each Final Asset Status Report will be required to be delivered in electronic form to:

●    the Directing Certificateholder (but only with respect to any Mortgage Loan other than an Excluded Loan and prior to the occurrence of a Consultation Termination Event);

●    with respect to any related Serviced Companion Loan, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold or, if such related Serviced Companion Loan has not been included in a securitization transaction, to the holders of the related Serviced Companion Loan;

●    the operating advisor (but, other than with respect to an Excluded Loan, only after the occurrence and during the continuance of an Operating Advisor Consultation Event);

●    the master servicer; and

●    the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Asset Status Report will be provided to the certificate administrator and the trustee.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●    summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

●    a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

●    the most current rent roll and income or operating statement available for the related Mortgaged Property;

●    the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;

●    the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

●    a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

●    the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

●    an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;

●    the appraised value of the related Mortgaged Property (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and

●    such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan other than an Excluded Loan, if no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days) after receipt of the Asset Status Report. If the Directing Certificateholder does not disapprove an Asset Status Report within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days) or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Certificateholder (communicated to the special servicer within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days)) is not in the best interest of all the Certificateholders, the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. If the Directing Certificateholder disapproves the Asset Status Report within the 5-business day or 10-business day period, as applicable, and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Certificateholder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders; provided that, if the Directing Certificateholder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer will follow the Directing Certificateholder’s direction, if such direction is consistent with the Servicing Standard; provided, however, that if the Directing Certificateholder’s direction would cause the special servicer to violate the Servicing Standard, the special servicer may act upon the most recently submitted form of Asset Status Report. The procedures described in this paragraph are collectively referred to as the “Directing Certificateholder Asset Status Report Approval Process”.

A “Final Asset Status Report” means, with respect to any Specially Serviced Loan, the initial Asset Status Report (together with such other data or supporting information provided by the special servicer to the Directing Certificateholder that does not include any communication (other than the related Asset Status Report) between the special servicer and the Directing Certificateholder with respect to such Specially Serviced Loan) required to be delivered by the special servicer by the Initial Delivery Date and any Subsequent Asset Status Report, in each case, in the form fully approved or deemed approved, if applicable, by the Directing Certificateholder pursuant to the Directing Certificateholder Asset Status Report Approval Process following completion of the ASR Consultation Process. For the avoidance of doubt, the special servicer may issue more than one Final Asset Status Report with respect to any Specially Serviced Loan in accordance with the procedures described above. Each Final Asset Status Report shall be labeled or otherwise identified or communicated as being final.

Prior to an Operating Advisor Consultation Event, the special servicer will be required to deliver each Final Asset Status Report to the operating advisor following completion of the Directing Certificateholder

Asset Status Report Approval Process. See “—The Directing Certificateholder—Major Decisions—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” below for a discussion of the operating advisor’s ability to ask the special servicer reasonable questions with respect to such Final Asset Status Report.

If an Operating Advisor Consultation Event has occurred and is continuing, the special servicer will be required to promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the operating advisor and, with respect to any Mortgage Loan and for so long as no Consultation Termination Event has occurred, the Directing Certificateholder. The operating advisor will be required to provide comments to the special servicer in respect of the Asset Status Report, if any, within 10 business days following the later of receipt of (i) such Asset Status Report or (ii) such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole. The special servicer will be obligated to consider such alternative courses of action, if any, and any other feedback provided by the operating advisor (and, with respect to any Mortgage Loan other than an Excluded Loan, so long as no Consultation Termination Event has occurred, the Directing Certificateholder) in connection with the special servicer’s preparation of any Asset Status Report. The special servicer will revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the operating advisor (and, with respect to any Mortgage Loan other than an Excluded Loan, so long as no Consultation Termination Event has occurred, the Directing Certificateholder), to the extent the special servicer determines that the operating advisor’s and/or Directing Certificateholder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans)). Promptly upon determining whether or not to revise any Asset Status Report to take into account any input and/or comments from the operating advisor or the Directing Certificateholder, the special servicer will be required to revise the Asset Status Report, if applicable, and deliver to the operating advisor and the Directing Certificateholder the revised Asset Status Report (until a Final Asset Status Report is issued). The procedures described in this paragraph are collectively referred to as the “ASR Consultation Process”. For additional information, see “—The Operating Advisor—Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing”.

The special servicer will not be required to take or to refrain from taking any action because of an objection or comment by the operating advisor or a recommendation of the operating advisor.

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder (other than with respect to an Excluded Loan), will be entitled to consult with the special servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. After the occurrence of a Consultation Termination Event, the Directing Certificateholder will have no right to consult with the special servicer with respect to Asset Status Reports and the special servicer will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Certificateholder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Certificateholder.

With respect to any Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will have approval and consultation rights with respect to any Asset Status Report prepared by the related Non-Serviced Special Servicer with respect to the related Non-Serviced Whole Loan under the related Non-Serviced PSA that are substantially similar, but not identical, to the approval and consultation rights of the Directing Certificateholder with respect to the Mortgage Loans and the Serviced Whole Loans. See “—Servicing of the Non-Serviced Mortgage Loans”.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Mortgage Loan (other than any Non-Serviced Mortgage Loan) has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed in lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)     such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the holder of the related Serviced Companion Loan), as a collective whole as if such Certificateholders and, if applicable, the holders of the related Serviced Companion Loans constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)     there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the holder of the related Serviced Companion Loan), as a collective whole as if such Certificateholders and, if applicable, the holders of the related Serviced Companion Loans constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or has not denied) a qualifying extension of time to sell the property or (2) the special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC longer than the above-referenced three (3) year period will not result in the imposition of a tax on any Trust REMIC or the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to cause any Mortgaged Property acquired by the issuing entity to be administered so that it constitutes “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If any Lower-Tier REMIC acquires title to any Mortgaged Property, the special servicer, on behalf of such Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, no Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property. In addition, it is possible that none of the income with respect to a Mortgaged Property would qualify if a separate charge is not stated for non-customary services provided to tenants or if such services are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hotel property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to the Lower-Tier REMIC at the highest marginal federal corporate rate (currently 35%) and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and with respect to a Serviced Whole Loan, the holder of the related Serviced Companion Loan, for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the REO Account relate to such REO Property. To the extent that amounts in the REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. On the later of the date that is (x) on or prior to the Determination Date or (y) 2 business days after such amounts are received and properly identified and determined to be available, the special servicer is required to deposit (or provide to the master servicer for it to deposit) all amounts received in respect of each REO Property during such Collection Period, net of any amounts withdrawn to make any permitted disbursements, to the Collection Account; provided that the special servicer may retain in the REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that no satisfactory arrangements (including by way of discounted payoff) can be made for collection of delinquent payments thereon and such sale would be in the best economic interests of the Certificateholders or, in the case of a Serviced Whole Loan, Certificateholders and any holder of the related Serviced Pari Passu Companion Loan (as a collective whole as if such Certificateholders and Companion Holder constituted a single lender (taking into account the pari passu or subordinate nature of any Companion Loans, as applicable)) to attempt to sell a Defaulted Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Pari Passu Companion Loan in such manner as will be reasonably likely to maximize the value of the Defaulted Loan on a net present value basis. In the case of each Non-Serviced Mortgage Loan, under certain limited circumstances permitted under the related Intercreditor Agreement, to the extent that such Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan by the special servicer for the related Non-Serviced Whole Loans, the special servicer will be entitled to sell (with respect to any Mortgage Loan other than an Excluded Loan, with the consent of the Directing Certificateholder if no Control Termination Event has occurred and is continuing) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders. In the absence of a cash offer at least equal to the Purchase Price, the special servicer may accept the first cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is generally required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any Excluded Loan) the Directing Certificateholder not less than 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments or delinquent in respect of its balloon payment, if any; provided that in respect of a balloon payment, such period will be 60 days if the related borrower has provided the master servicer or the special servicer with a written and fully executed commitment or otherwise binding application for refinancing of the related Mortgage Loan from an acceptable lender reasonably satisfactory in form and substance to the special servicer (and the party receiving such commitment will promptly forward a copy of such commitment or application to the master servicer or the special servicer, as applicable, if it is not evident that a copy has been delivered to such other party); and, in either case, such delinquency is to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price; provided that no offer from an Interested Person will constitute a fair price unless (A) it is the highest offer received and (B) if the offer is less than the applicable Purchase Price, at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance by the master servicer.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee may (at its option and at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable fees of, and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by, the Interested Person, and if such fees or costs are not reimbursed by such Interested Person, such expense will be reimbursable to the trustee by the master servicer as a Servicing Advance; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the related Companion Holder(s) (if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines (with respect to any Mortgage Loan other than an Excluded Loan, in consultation with the Directing Certificateholder (unless a Consultation Termination Event exists) and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s)), in accordance with the Servicing Standard (and subject to the requirements of any related Intercreditor Agreement), that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender). In addition, the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in accordance with the Servicing Standard, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender). The special servicer will be required to use reasonable efforts to sell all Defaulted Loans prior to the Rated Final Distribution Date.

An “Interested Person” is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the trustee, the Directing Certificateholder, any sponsor, any Borrower Party, any independent contractor engaged by the special servicer or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

With respect to each Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell the related Pari Passu Companion Loan together with such Mortgage Loan as one whole loan and will be required to require that all offers be submitted to the special servicer in writing. The special servicer will not be permitted to sell the related Mortgage Loan together with the related Pari Passu Companion Loan if such Serviced Whole Loan becomes a Defaulted Loan without the consent of the holder of the related Pari Passu Companion Loan, unless the special servicer complies with certain notice and delivery requirements set forth in the PSA. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans”.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted loan under the related Non-Serviced PSA, the related Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with the related Companion Loan as notes evidencing one whole loan. The issuing entity, as the holder of such Non-Serviced Mortgage Loan, will have the right to consent to such sale, provided that the Non-Serviced Special Servicer may sell the related Non-Serviced Whole Loan without such consent if the required notices and information regarding such sale are provided to the issuing entity in accordance with the related Intercreditor Agreement. The Directing Certificateholder will be entitled to exercise such consent right so long as no Control Termination Event has occurred and is continuing, and if a Control Termination Event has occurred and is continuing, the special servicer will exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”.

In addition, with respect to the Servicing Shift Mortgage Loan, if a Servicing Shift Mortgage Loan becomes a Defaulted Loan, the special servicer (or, on or after the applicable Servicing Shift Securitization Date, the special servicer under the related Servicing Shift PSA) will be required to sell such Mortgage Loan together with the related Companion Loans as notes evidencing one whole loan, in accordance with the provisions of the related Intercreditor Agreement and the PSA or the related Servicing Shift PSA, as the case may be.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Certificateholder

General

Subject to the rights of the holder of the related Companion Loans under the related Intercreditor Agreements as described under “—Rights of Holders of Companion Loans” below, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will be entitled to advise (1) the special servicer, with respect to all Specially Serviced Loans other than any Excluded Loan or Servicing Shift Mortgage Loan and (2) the special servicer, with respect to non-Specially Serviced Loans other than any Excluded Loan or Servicing Shift Mortgage Loan, as to all the Major Decisions for all Mortgage Loans that are not Specially Serviced Loans (other than any Excluded Loan), will have the right to replace the special servicer with or without cause and have certain other rights under the PSA, each as described below. With respect to any matter for which the consent of the Directing Certificateholder is required or for which the Directing Certificateholder has the right to direct the special servicer, to the extent no specific time period for deemed consent is expressly stated, in the event no response from the Directing Certificateholder is received within 10 business days (or 5 business days if the Directing Certificateholder is an affiliate of the special servicer) following written request for input and all reasonably requested information on any required consent or direction, the Directing Certificateholder will be deemed to have consented to or approved the specific matter; provided, however, that the failure of the Directing Certificateholder to respond will not affect any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. With respect to any Mortgage Loan other than an Excluded Loan, upon the occurrence and continuance of a Control Termination Event, the Directing Certificateholder will have certain consultation rights only, and upon the occurrence of a Consultation Termination Event, the Directing Certificateholders will not have any consent or consultation rights, as further described below.

The “Directing Certificateholder” will be (i) with respect to each of the Servicing Shift Mortgage Loans, the related Loan Specific Directing Holder, and (ii) with respect to each Mortgage Loan (other than the

Servicing Shift Mortgage Loans), the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, however, that

(1)     absent that selection, or

(2)     until a Directing Certificateholder is so selected, or

(3)     upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Directing Certificateholder;

provided, however, that (i) in the case of this clause (3), in the event no one holder owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Certificateholder until appointed in accordance with the terms of the PSA, and (ii) the certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Directing Certificateholder has not changed until such parties receive written notice of a replacement of the Directing Certificateholder from a party holding the requisite interest in the Controlling Class, or the resignation of the then-current Directing Certificateholder.

The initial Directing Certificateholder is expected to be Barings LLC.

The “Loan Specific Directing Holder” means, with respect to either of the Key Center Cleveland Whole Loan or the Uovo Art Storage Whole Loan, the “controlling holder”, the “directing certificateholder”, the “directing holder”, “directing lender” or any analogous concept under the related Intercreditor Agreement. Prior to the applicable Servicing Shift Securitization Date, the “Loan Specific Directing Holder”  with respect to the related Servicing Shift Whole Loan will be the holder of the related Controlling Companion Loan, which is Citigroup Global Markets Realty Corp. (or an affiliate) with respect to the Key Center Cleveland Whole Loan, and DBNY (or an affiliate) with respect to the Uovo Art Storage Whole Loan. On or after the applicable Servicing Shift Securitization Date, there will be no Loan Specific Directing Holder under the PSA with respect to the related Servicing Shift Whole Loan.

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any date of determination, the most subordinate class of Control Eligible Certificates then-outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class; provided that if at any time the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of the allocation of principal payments on the mortgage loans, then the Controlling Class will be the most subordinate class among the Control Eligible Certificates that has an aggregate Certificate Balance greater than zero without regard to any Appraisal Reduction Amounts. The Controlling Class as of the Closing Date will be Class NR-RR certificates.

The “Control Eligible Certificates” will be any of the Class E-RR Class F-RR, Class G-RR and Class NR-RR certificates.

The master servicer, the special servicer, the operating advisor, the certificate administrator, the trustee or any certificateholder may request that the certificate registrar determine which class of certificates is the then-current Controlling Class and the certificate registrar must thereafter provide such information to the requesting party. The depositor, the trustee, the master servicer, the special servicer, the operating advisor and, for so long as no Consultation Termination Event has occurred, the Directing Certificateholder, may request that the certificate administrator provide, and the certificate administrator must so provide, a list of the holders (or Certificate Owners, if applicable) of the Controlling Class at the expense of the trust. The trustee, the certificate administrator, the master servicer, the special servicer and the operating advisor may each rely on any such list so provided.

In the event that no Directing Certificateholder has been appointed or identified to the master servicer or the special servicer, as applicable, and the master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or the special servicer, as applicable, then until such time as the new Directing Certificateholder is identified, the master servicer or the special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Certificateholder as the case may be.

Major Decisions

Except as otherwise described under “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” and “—Servicing Override” below and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, the special servicer will not be permitted to take (or to the extent contemplated in the third succeeding paragraph, consent to the master servicer taking) any of the following actions as to which the Directing Certificateholder has objected in writing within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days) after receipt of a written report by the special servicer describing in reasonable detail (i) the background and circumstances requiring action of the special servicer, (ii) proposed course of action recommended and (iii) all information reasonably requested by the Directing Certificateholder, and in the special servicer’s possession in order to grant or withhold such consent, which report may (in sole discretion of the special servicer) take the form of an Asset Status Report (the “Major Decision Reporting Package”) (provided that if such written objection has not been received by the special servicer within such 10 business day period, the Directing Certificateholder will be deemed to have approved such action).

Each of the following, a “Major Decision”:

(i)       any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing such of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loans as come into and continue in default;

(ii)       any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan or any extension of the maturity date of such Mortgage Loan other than in connection with a maturity default if a refinancing or sale is expected within 120 days as provided in clause (xv) of the definition of Master Servicer Decision;

(iii)      any sale of a Defaulted Loan (that is not a Non-Serviced Mortgage Loan) or REO Property (other than in connection with the termination of the issuing entity as described under “—Termination; Retirement of Certificates”) or a Defaulted Loan that is a Non-Serviced Mortgage Loan that the special servicer is permitted to sell in accordance with the PSA, in each case for less than the applicable Purchase Price;

(iv)      any determination to bring a Mortgaged Property or an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at a Mortgaged Property or an REO Property;

(v)       any release of material collateral or any acceptance of substitute or additional collateral for a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan or any consent to either of the foregoing, other than if required pursuant to the specific terms of the related Mortgage Loan documents;

(vi)      any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan or any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as described under clause (xiv) of the definition of “Master Servicer Decision” or as may be effected (I) without the consent of the lender under the related loan agreement, (II) pursuant to the specific terms of such Mortgage Loan and (III) for which there is no lender discretion;

(vii)     consent to actions and releases related to condemnation of any material parcels of a Mortgaged Property or of any material income producing parcel or any condemnation that materially affects the use or value of the related Mortgaged Property or the ability of the related mortgagor to pay amounts due in respect of the related Mortgage Loan or Companion Loan when due;

(viii)     any determination of an Acceptable Insurance Default;

(ix)      (1) any property management company changes (with respect to a Mortgage Loan or Serviced Whole Loan (A)(x) with a principal balance greater than $25,000,000 or (y) for which the debt service coverage ratio and debt yield for such Mortgage Loan (or Whole Loan, if applicable) is less than the greater of (X) the debt service coverage ratio and debt yield for such Mortgage Loan as of the origination date of such Mortgage Loan and (Y) if the DSCR/DY Trigger has occurred, the debt service coverage ratio and debt yield for such Mortgage Loan as of the most recent quarterly reporting period or (B) where the property management company will be an affiliate of the related borrower following such change or (2) franchise changes (with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, in each case, for which the lender is required to consent or approve under the Mortgage Loan documents);

(x)       releases of any material amounts from any escrows, reserve accounts or letters of credit held as performance escrows or reserves with respect to certain Mortgage Loans identified on a schedule to the PSA, other than those required pursuant to the specific terms of the related Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan and for which there is no lender discretion; provided that, for the avoidance of doubt, the foregoing performance escrows (or reserves) or earn-out escrows (or reserves) do not include any upfront or on-going tenant improvement/leasing commission escrows;

(xi)      any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(xii)     any exercise of a material remedy with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan following a default or event of default under the related Mortgage Loan or Serviced Whole Loan documents;

(xiii)     any modification, amendment, consent to a modification or waiver of any term of any Intercreditor Agreement or any action to enforce rights with respect to the Mortgage Loan thereunder (other than with respect to any Excluded Loan and other than with respect to an amendment splitting any Pari Passu Companion Loan or any Subordinate Companion Loan), to the extent the Directing Certificateholder or the holder of the majority of the Controlling Class or any affiliate thereof does not own any controlling interest (whether legally, beneficially or otherwise) in the related mezzanine loan, except that if any such modification or amendment would adversely impact the master servicer or special servicer, such modification or amendment will additionally require the consent of the master servicer or special servicer, as applicable, as a condition to its effectiveness;

(xiv)     agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Serviced Whole Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (A) a modification of the type of defeasance collateral required under the Mortgage Loan or Serviced Whole Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (B) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment;

(xv)   approve or consent to grants of easements or rights of way that materially affect the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan;

(xvi)    determining whether to cure any default by a borrower under a ground lease or permit any ground lease modification, amendment or subordination, non-disturbance and attornment agreement or entry into a new ground lease and grant approvals, including granting of subordination, non-disturbance and attornment agreements and consents involving leasing activities that involve a ground lease and any leasing activities that affect an area greater than the lesser of (a) 30% of the net rentable area of the improvements at the Mortgaged Property and (b) 30,000 square feet of the improvements at the Mortgaged Property); and

(xvii)   any consent to incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower, to the extent the mortgagee’s approval is required under the related Mortgage Loan documents.

For purposes of clause (x) of the definition of “Major Decisions” above and the determination of whether there exists any lender discretion under the terms of the related Mortgage Loan documents, determining whether a debt service coverage ratio or debt yield test is satisfied in connection with any release of an escrow, reserve or letter of credit will not be considered lender discretion.

A “DSCR/DY Trigger” will have occurred for purposes of determining the existence of a Major Decision or Master Servicer Decision in connection with the approval of a change to the property management company at a Mortgaged Property (A) with respect to the debt service coverage ratio for such Mortgaged Property, if the most recent debt service coverage ratio for the related Mortgaged Property has decreased more than 10% from the debt service coverage ratio calculated 12 months prior to date on which the most recent debt service coverage ratio was determined and (B) with respect to the debt yield for such Mortgaged Property, if the most recent debt yield for the related Mortgaged Property has decreased more than 10% from the debt yield calculated 12 months prior to date on which the most recent debt yield was determined.

Subject to the terms and conditions of this section, the special servicer will be required to process all requests for any matter that constitutes a “Major Decision” with respect to all Mortgage Loans (other than any Non Serviced Mortgage Loans) and Serviced Companion Loans. Further, upon receiving a request for any matter described in this section that constitutes a Major Decision with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any Serviced Companion Loan that is not a Specially Serviced Loan, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or the Major Decision. With respect to a particular request, the master servicer will continue to cooperate with the special servicer by delivering to the special servicer any requested additional information in the master servicer’s possession and, to the extent mutually agreed by the master servicer and the special servicer, any reasonably requested analysis relating to such Major Decision. However, the special servicer will continue to interface with the borrower in connection with the processing and resolution of any particular Major Decision. Notwithstanding the foregoing, the master servicer and special servicer may mutually agree, to the extent permitted under the PSA, that the master servicer will process a Major Decision (including interfacing with the borrower and providing a written recommendation and analysis to the special servicer and the Directing Certificateholder) with respect to a Mortgage Loan that is not a Specially Serviced Loan in accordance with terms and conditions reasonably agreed to by the master servicer and special servicer, including the special servicer’s consent.

Asset Status Report

With respect to any Mortgage Loan other than an Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan. If a Consultation Termination Event has occurred, the Directing Certificateholder will have no right to consult with the special servicer with respect to the Asset Status Reports. See “—Asset Status Report” above.

Replacement of Special Servicer

With respect to any Mortgage Loan other than an Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will have the right to replace the special servicer with or without cause as described under “—Replacement of Special Servicer Without Cause” and “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event

With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan or an Excluded Loan) or Serviced Whole Loan, if a Control Termination Event has occurred and is continuing, but for so long as no Consultation Termination Event has occurred, the special servicer will not be required to obtain the consent of the Directing Certificateholder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Certificateholder in connection with any Major Decision or Asset Status Report (or any other matter for which the consent of the Directing Certificateholder would have been required or for which the Directing Certificateholder would have the right to direct the master servicer or the special servicer if no Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the Directing Certificateholder in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the special servicer. In the event the special servicer receives no response from the Directing Certificateholder within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days) following its written request for input on any required consultation, the special servicer will not be obligated to consult with the Directing Certificateholder on the specific matter; provided, however, that the failure of the Directing Certificateholder to respond will not relieve the special servicer from consulting with the Directing Certificateholder on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. With respect to any Excluded Special Servicer Loan (that is not also an Excluded Loan), if any, the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer.

The special servicer will be required to provide each Major Decision Reporting Package to the operating advisor simultaneously upon providing such Major Decision Reporting Package to the Directing Certificateholder; provided, however, that with respect to any non-Specially Serviced Loan no Major Decision Reporting Package will be required to be delivered prior to the occurrence and continuance of an Operating Advisor Consultation Event. With respect to any particular Major Decision and/or related Major Decision Reporting Package or any Asset Status Report required to be delivered by the special servicer to the operating advisor, the special servicer will be required to make available to the operating advisor a servicing officer with the relevant knowledge regarding any Mortgage Loan and such Major Decision and/or Asset Status Report in order to address reasonable questions that the operating advisor may have relating to, among other things, such Major Decision and/or Asset Status Report and potential conflicts of interest with respect to such Major Decision and/or Asset Status Report.

In addition, if an Operating Advisor Consultation Event has occurred and is continuing, the special servicer will also be required to consult with the operating advisor in connection with any Major Decision as to which it has delivered to the operating advisor a Major Decision Reporting Package (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the special servicer receives no response from the operating advisor within 10 days following the later of (i) its written request for input on any required consultation and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, the special servicer will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the special servicer from consulting with the operating advisor on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any Excluded Loan (regardless of whether an Operating Advisor Consultation Event has occurred and is continuing), the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

If a Consultation Termination Event has occurred, no class of certificates will act as the Controlling Class, and the Directing Certificateholder will have no consultation or consent rights under the PSA and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder under the PSA. The special servicer will nonetheless be required to consult with only the operating advisor in connection with Major Decisions, asset status reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to asset status reports or material special servicer actions.

A “Control Termination Event” will occur when the Class E-RR certificates have a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class; provided that prior to the applicable Servicing Shift Securitization Date, no Control Termination Event may occur with respect to the Loan Specific Directing Holder, and the term “Control Termination Event” will not be applicable to the Loan Specific Directing Holder; provided, further, that a Control Termination Event will not be deemed to be continuing in the event the Certificate Balances of all Classes of Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero.

A “Consultation Termination Event” will occur when  there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance at least equal to 25% of the initial Certificate Balance of that class, in each case, without regard to the application of any Cumulative Appraisal Reduction Amounts; provided that prior to the applicable Servicing Shift Securitization Date, no Consultation Termination Event may occur with respect to a Loan Specific Directing Holder and the term “Consultation Termination Event” will not be applicable to such Loan Specific Directing Holder; provided, further, that a Consultation Termination Event will not be deemed to be continuing in the event the Certificate Balances of all Classes of Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero. With respect to any Excluded Loan, the Directing Certificateholder or any Controlling Class Certificateholder will not have any consent or consultation rights with respect to the servicing of such Excluded Loan and a Control Termination Event will be deemed to have occurred and be continuing and a Consultation Termination Event will be deemed to have occurred, in each case, with respect to an Excluded Loan.

An “Operating Advisor Consultation Event” will occur when the Certificate Balances of the Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates in the aggregate (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of such classes) is 25% or less of the initial Certificate Balances of such classes in the aggregate.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any Major Decision (or any other matter requiring consent of the Directing Certificateholder with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence and continuance of a Control Termination Event in the PSA (or any matter requiring consultation with the Directing Certificateholder or the operating advisor)) is necessary to protect the interests of the Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders and the holders of any related Serviced Companion Loan), as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans), the master servicer or the special servicer, as the case may be, may take any such action without waiting for the Directing Certificateholder’s response (or without waiting to consult with the Directing Certificateholder or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable, provides the Directing Certificateholder (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Certificateholder or (ii) may follow any advice or consultation provided by the Directing Certificateholder or the holder of a Serviced Pari Passu Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or the special servicer, as applicable, under the PSA or (4) cause the master servicer or the special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or the special servicer, as applicable, is not in the best interests of the Certificateholders.

Rights of Holders of Companion Loans

With respect to any Non-Serviced Whole Loans, the Directing Certificateholder will not be entitled to exercise the rights described above, but such rights, or rights substantially similar to those rights, will be exercisable by the related Non-Serviced Directing Certificateholder. The issuing entity, as the holder of the Non-Serviced Mortgage Loans and the Servicing Shift Mortgage Loans, has consultation rights with respect to certain major decisions relating to the Non-Serviced Whole Loans or the Servicing Shift Whole Loan, as applicable, and, other than in respect of an Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement. In addition, other than in respect of an Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder may have certain consent rights in connection with a sale of any Non-Serviced Whole Loan or Servicing Shift Whole Loan that has become a defaulted loan under the related Non-Serviced PSA. See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

With respect to a Serviced Pari Passu Mortgage Loan that is subject to a Pari Passu Companion Loan, the holder of the Pari Passu Companion Loan has consultation rights with respect to certain major decisions and consent rights in connection with the sale of such Serviced Whole Loan if it has become a Defaulted Loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans” and “—Sale of Defaulted Loans and REO Properties”.

Limitation on Liability of Directing Certificateholder

The Directing Certificateholder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Directing Certificateholder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Directing Certificateholder:

(a)  may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)  may act solely in the interests of the holders of the Controlling Class;

(c)  does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

(d)  may take actions that favor the interests of the holders of the Controlling Class over the interests of the holders of one or more other classes of certificates; and

(e)  will have no liability whatsoever (other than to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal of the Directing Certificateholder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Certificateholder, which does not violate the terms of any Mortgage Loan, any law or the accepted servicing practices or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or the special servicer.

Each certificateholder will acknowledge and agree, by its acceptance of its certificates, that the controlling noteholders of any Non-Serviced Mortgage Loan or any Servicing Shift Mortgage Loan or their respective designees (e.g. the related Non-Serviced Directing Certificateholder under the related Non-Serviced PSA) will have limitations on liability with respect to actions taken in connection with the related Mortgage Loan similar to the limitations of the Directing Certificateholder described above pursuant to the terms of the related Intercreditor Agreement and the related Non-Serviced PSA. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent, and in accordance with the standard of care, set forth in the PSA, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder. The operating advisor is not the special servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan. Potential investors should be aware that there could be multiple strategies to resolve any Specially Serviced Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to the Non-Serviced Whole Loans (each of which will be serviced pursuant to a Non-Serviced PSA) or any related REO Properties. However, Park Bridge Lender Services LLC is also the operating advisor under the CD 2016-CD2 Pooling and Servicing Agreement, the COMM 2015-CCRE26 Pooling and Servicing Agreement and the CD 2017-CD3 Pooling and Servicing Agreement and, in these capacities, will have certain obligations and consultation rights with respect to the related Non-Serviced Special Servicer pursuant to CD 2016-CD2 Pooling and Servicing Agreement, the COMM 2015-CCRE26 Pooling and Servicing Agreement and the CD 2017-CD3 Pooling and Servicing Agreement, as the case may be, that are substantially similar to those of the operating advisor under the PSA. See “—Servicing of the Non-Serviced Mortgage Loans” below.

Duties of Operating Advisor at All Times

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and Serviced Whole Loan, the operating advisor’s obligations will generally consist of the following:

(a)     reviewing the actions of the special servicer with respect to any Specially Serviced Loan to the extent described in this prospectus and required under the PSA;

(b)     reviewing (i) all reports by the special servicer made available to Privileged Persons on the certificate administrator’s website, and (ii) each Final Asset Status Report;

(c)     recalculating and verifying the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan, as described below; and

(d)     preparing an annual report (if any Mortgage Loan (other than the Non-Serviced Mortgage Loan) or Serviced Whole Loan was a Specially Serviced Loan at any time during the prior calendar year or if an Operating Advisor Consultation Event occurred during the prior calendar year) generally in the form attached to this prospectus as Annex C to be provided to the trustee, the master servicer, the Rating Agencies, the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website), as described below under “—Annual Report” below.

In connection with the performance of the duties described in clause (c) above:

(i)      after the calculation has been finalized (and if an Operating Advisor Consultation Event has occurred and is continuing, prior to the utilization by the special servicer), the special servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor;

(ii)      if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and special servicer will be required to consult with each other in order to resolve any material inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(iii)      if the operating advisor and special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the special servicer and the operating advisor and determine which calculation is to apply.

Prior to the occurrence and continuance of an Operating Advisor Consultation Event, the operating advisor’s review will be limited to an after-the-action review of the reports, calculations and materials described above (together with any additional information and material reviewed by the operating advisor), and, therefore, it will have no involvement with respect to the determination and execution of Major Decisions and other similar actions that the special servicer may perform under the PSA and will have no obligations at any time with respect to any Non-Serviced Mortgage Loan. In addition, with respect to the operating advisor’s review of net present value calculations as described above, the operating advisor’s recalculation will not take into account the reasonableness of special servicer’s property and borrower performance assumptions or other similar discretionary portions of the net present value calculation.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Whole Loan for the benefit of the holders of the related Companion Loan (as a collective whole as if such Certificateholders and Companion Holders constituted a single lender), and not to holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), and without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, property managers, any sponsor, the mortgage loan seller, the depositor, the servicer, the special servicer, the asset representations reviewer, the Directing Certificateholder, any Certificateholder or any of their affiliates. The operating advisor will perform its duties under the PSA in accordance with the Operating Advisor Standard.

Annual Report

Based on the operating advisor’s review of (i) any Assessment of Compliance Report, any Attestation Report and other information delivered to the operating advisor by the special servicer or made available to Privileged Persons that are posted on the certificate administrator’s website during the prior calendar year, (ii) prior to the occurrence and continuance of an Operating Advisor Consultation Event, with respect to any Specially Serviced Loan, any related Final Asset Status Report or Major Decision Reporting Package and (iii) after the occurrence and continuance of an Operating Advisor Consultation Event, any Asset Status Report and any Major Decision Reporting Package, the operating advisor will ((i) if any Mortgage Loans were Specially Serviced Loans at any time during the prior calendar year or (ii) if an Operating Advisor Consultation Event occurred during the prior calendar year) prepare an annual report generally in the form attached to this prospectus as Annex C to be provided to the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year that (a) sets forth the operating advisor’s assessment, in its sole discretion exercised in good faith, that the special servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA with respect to Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans) during the prior calendar year on an “asset-level basis” and (b) identifies (1) which, if any, standards the operating advisor believes, in its sole discretion exercised in good faith, the special servicer has failed to comply and (2) any deviations from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of any Specially Serviced Loan or REO Property (other than with respect to any REO Property related to any Non-Serviced Mortgage Loan or any Servicing Shift Mortgage Loan; provided, however, that in the event the special servicer is replaced, the operating advisor’s annual report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such annual report. In preparing any Operating Advisor Annual Report, the operating advisor will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the PSA that the operating advisor determines, in its sole discretion exercised in good faith, to be immaterial.

Only as used in connection with the operating advisor’s annual report, the term “asset-level basis” refers to the special servicer’s performance of its duties with respect to Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans) under the PSA taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any Assessment of Compliance Report, Attestation Report, Major Decision Reporting Package, Asset Status Report, Final Asset Status Report and any other information delivered to the operating advisor by the special servicer (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) pursuant to the PSA.

The special servicer will be given an opportunity to review any annual report produced by the operating advisor at least ten (10) days prior to such annual report’s delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such annual report that are provided by the special servicer.

In each annual report, the operating advisor will be required to identify any deviations (i) from the Servicing Standard and (ii) from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of Specially Serviced Loans or REO Properties that the special servicer is responsible for servicing under the PSA (other than with respect to any REO Property related to any Non-Serviced Mortgage Loan) based on the operating advisor’s limited review as described above. Each annual report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in “—Other Obligations of Operating Advisor” below regarding Privileged Information.

The ability to perform the duties of the operating advisor and the quality and the depth of any annual report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any annual report will describe any resulting limitations. The operating advisor will be entitled to conclusively rely on the accuracy of any information it is provided.

Additional Duties of Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing

With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, after the operating advisor has received notice that an Operating Advisor Consultation Event has occurred and is continuing, in addition to the duties described above, the operating advisor will be required to perform the following additional duties:

·         to consult (on a non-binding basis) with the special servicer (telephonically or electronically) in respect of the Asset Status Reports in accordance with the Operating Advisor Standard, as described under “—Asset Status Report”; and

·         to consult (on a non-binding basis) with the special servicer to the extent it has received a Major Decision Reporting Package (telephonically or electronically) in accordance with the Operating Advisor Standard with respect to Major Decisions processed by the special servicer as described under “—The Directing Certificateholder—Major Decisions”.

Recommendation of the Replacement of the Special Servicer

If at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, and (2) the replacement of the special servicer would be in the best interest of the Certificateholders as a collective whole, then the operating advisor may recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an institution:

(i)      that is a special servicer or operating advisor on a CMBS transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the operating advisor in its capacity as special servicer or operating advisor on such CMBS transaction as the sole or a material factor in such rating action;

(ii)      that can and will make the representations and warranties of the operating advisor set forth in the PSA;

(iii)      that is not (and is not affiliated with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a mortgage loan seller, the Directing Certificateholder, or a depositor, a trustee, a certificate administrator, a master servicer or special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates;

(iv)      that has not been paid by any special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer;

(v)      that (x) has been regularly engaged in the business of analyzing and advising clients in CMBS matters and that has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and

(vi)      that does not directly or indirectly, through one or more affiliates or otherwise, own or have derivative exposure in any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as operating advisor and asset representations reviewer (to the extent it also acts as the asset representations reviewer).

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information appropriately labeled as “Privileged Information” received from the special servicer or Directing Certificateholder in connection with the Directing Certificateholder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report or Final Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Certificateholder and the special servicer related to any Specially Serviced Loan (other than with respect to an Excluded Loan) or the exercise of the Directing Certificateholder’s consent or consultation rights under the PSA, (ii) any strategically sensitive information (including, without limitation, any information contained within any Asset Status Report or Final Asset Status Report) that the special servicer has labeled and reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party and (iii) information subject to attorney-client privilege.

The operating advisor will be required to keep all such Privileged Information confidential and will not be permitted to disclose such Privileged Information to any person (including Certificateholders other than the Directing Certificateholder), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception, or (3) where necessary to support specific findings or conclusions concerning allegations of deviations from the Servicing Standard (i) in the operating advisor annual report or (ii) in connection with a recommendation by the operating advisor to replace the special servicer. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Consultation Termination Event has occurred, the Directing Certificateholder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and other than any Excluded Loan) other than pursuant to a Privileged Information Exception. In addition and for the avoidance of doubt, while the operating advisor may serve in a similar capacity with respect to other securitizations that involve the same parties or borrower involved in this securitization, the knowledge of the employees performing operating advisor functions for such other securitizations are not imputed to employees of the operating advisor involved in this securitization.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged

Information in working with legal counsel, auditors, arbitration parties, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator and the trustee, based on advice of legal counsel), required by law, rule, regulation, order, judgment or decree to disclose such information.

Delegation of Operating Advisor’s Duties

The operating advisor will be permitted to delegate its duties to agents or subcontractors in accordance with the PSA. However, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)     any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure which is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)     any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;

(c)     any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;

(d)     a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, shall have been entered against the operating advisor, and such decree or order shall have remained in force undischarged or unstayed for a period of 60 days;

(e)     the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)       the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, the trustee may, and upon the written direction of Certificateholders representing at least 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the classes of certificates), the trustee will be required to, promptly terminate the operating advisor for cause and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the trustee is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Certificateholder (for any Mortgage Loan other than an Excluded Loan and only for so long as no Consultation Termination Event has occurred), any Companion Loan noteholder, the Certificateholders and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event will be permitted to waive such Operating Advisor Termination Event within twenty (20) days of the receipt of notice from the certificate administrator of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

After the occurrence of a Consultation Termination Event, the operating advisor may be removed upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (taking into account the application of Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Appraisal Reduction Amounts are allocable) requesting a vote to replace the operating advisor with a replacement operating advisor that is an Eligible Operating Advisor selected by such Certificateholders, (ii) payment by such requesting holders to the certificate administrator of all reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote and (iii) receipt by the trustee of the Rating Agency Confirmation with respect to such removal.

The certificate administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website, and by mail, and conduct the solicitation of votes of all certificates in such regard.

Upon the vote or written direction of holders of a majority of the Voting Rights (taking into account the application of Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Appraisal Reduction Amounts are allocable), the trustee will immediately replace the operating advisor with the replacement operating advisor.

Resignation of the Operating Advisor

The operating advisor will be permitted to resign upon 30 days’ prior written notice to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the asset representations reviewer and the Directing Certificateholder, if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor and receipt by the trustee of a Rating Agency Confirmation from each Rating Agency. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason it will remain entitled to any accrued and unpaid fees and reimbursement of Operating Advisor Expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on either the CREFC® delinquent loan status report or the CREFC® loan periodic update file delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide written notice to the asset representations reviewer and to all Certificateholders in accordance with the terms of the PSA. On each Distribution Date after providing such notice to Certificateholders, the certificate administrator, based on information provided to it by the master servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver written notice of such information (which may be via email) within 2 business days to the master servicer, the special servicer, the operating advisor and the asset representations reviewer. With respect to any determination of whether to commence an Asset Review, an “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2)(A) prior to and including the second anniversary of the Closing Date, at least 10 Mortgage Loans are Delinquent Loans and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 15.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period, or (B) after the second anniversary of the Closing Date, at least 15 Mortgage Loans are Delinquent Loans and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection

Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to prior pools of commercial mortgage loans for which JPMCB (or its predecessors) was a sponsor in a public offering of CMBS with a securitization closing date on or after April 1, 2007, the highest percentage of loans (by outstanding principal balance) that were delinquent at least 60 days at the end of any reporting period between January 1, 2012 and December 31, 2016 was approximately 30.5%.

This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the three (3) largest Mortgage Loans in the Mortgage Pool represent 20.3% of the Initial Pool Balance. Given this Mortgage Pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the three (3) largest Mortgage Loans, in the case of this Mortgage Pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. On the other hand, a significant number of delinquent Mortgage Loans by loan count could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if Mortgage Loans representing a specified percentage of the Mortgage Loans (by loan count) are Delinquent Loans, assuming those mortgage loans still meet a minimum principal balance threshold. However, given the nature of commercial mortgage loans and the inherent risks of a delinquency based solely on market conditions, a static trigger based on the number of delinquent loans would reflect a lower relative risk of an Asset Review Trigger being triggered earlier in the transaction’s lifecycle for delinquencies that are based on issues unrelated to breaches or representations and warranties and would reflect a higher relative risk later in the transaction’s lifecycle. To address this, we believe the specified percentage should increase during the life of the transaction, as provided for in clause (2) of the Asset Review Trigger.

CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties. While the Asset Review Trigger we have selected is less than this historical peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in one or more mortgage loan seller’s Mortgage Loans that could be the basis for claims against those mortgage loan sellers based on breaches of the representations and warranties.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5% of the aggregate Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will be required to promptly provide written notice of such direction to the asset representations reviewer and to all Certificateholders, and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review of Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Directing Certificateholder and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an

Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) an additional Asset Review Trigger has occurred as a result or otherwise is in effect, (C) the certificate administrator has timely received an Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) – (v) for all Mortgage Loans), the master servicer (with respect to clauses (vi) and (vii) for non-Specially Serviced Loans) and the special servicer (with respect to clauses (vi) and (vii) for Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than 10 business days (except with respect to clause (vii)) after receipt of such notice from the certificate administrator, provide or make available, the following materials to the asset representations reviewer (collectively, with the Diligence Files, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA, the “Review Materials”):

(i)        a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)       a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)       a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)       a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)        a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review;

(vi)       a copy of any notice previously delivered by the master servicer or the special servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan; and

(vii)     any other related documents that are reasonably requested by the asset representations reviewer to be delivered by the master servicer or the special servicer, as applicable, in the time frames and as otherwise described below.

In the event that, as part of an Asset Review of such Mortgage Loan, the asset representations reviewer determines that the Review Materials provided to it with respect to any Mortgage Loan are missing any document delivered in connection with the origination of the related Mortgage Loan that are necessary to review and assess one or more documents comprising the Diligence File in connection with its completion of any Test, the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials, notify the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and request that the master servicer or the special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of such notification from the asset representations reviewer, deliver to the asset representations reviewer such missing documents to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10-business day period, the asset representations reviewer will request such documents from the related mortgage loan seller. The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent in the possession of such party.

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence File posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the related mortgage loan seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance of the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

The asset representations reviewer will be required to prepare a preliminary report with respect to each Delinquent Loan within 40 business days after the date on which access to the secure data room is provided to the asset representations reviewer by the certificate administrator unless the asset representations reviewer determines that there is no Test failure with respect to the related Delinquent Loan, in which case no preliminary report will be required. In the event that the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) to the extent in the master servicer’s or the special servicer’s possession or by the related mortgage loan seller within 10 business days following the request by the asset representations reviewer as described above, the asset representations reviewer will list such missing documents in such preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The asset representations reviewer will provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) and the related mortgage loan seller. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents provided or explanations given to support the mortgage loan seller’s claim that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be required to be promptly delivered by the related mortgage loan seller to the asset representations reviewer.

The asset representations reviewer will be required, within 60 days after the date on which access to the secure data room is provided to the asset representations reviewer by the certificate administrator or within 10 days after the expiration of the Cure/Contest Period (whichever is later), to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA and the related mortgage loan seller for each Delinquent Loan, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee and certificate administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the related mortgage loan seller, which, in each such case, will be the responsibility of the master servicer or the special servicer, as applicable. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) or the related mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the distribution period in which such Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than 2 business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Directing Certificateholder of such disqualification and immediately resign under the PSA as described under the “—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an institution that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS, Inc., Fitch Ratings, Inc., Kroll Bond Rating Agency, Inc., Moody’s Investors Service, Inc., Morningstar Credit Ratings, LLC or S&P Global Ratings and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which DBRS, Inc., Fitch Ratings, Inc., Kroll Bond Rating Agency, Inc., Moody’s Investors Service, Inc., Morningstar Credit Ratings, LLC or S&P Global Ratings has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, the operating advisor or the asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not affiliated with) any sponsor, any mortgage loan seller, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Directing Certificateholder or any of their respective affiliates, (iv) has neither performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA or the Directing Certificateholder or any of their respective affiliates, nor been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives such Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Assignment of Asset Representations Reviewer’s Rights and Obligations

The asset representations reviewer may assign its rights and obligations under the PSA in connection with the sale or transfer of all or substantially all of its asset representations reviewer portfolio, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) is an Eligible Asset Representations Reviewer, organized and doing business under the laws of the United States of America, any state of the United States of America or the District of Columbia, authorized under such laws to perform the duties of the asset representations reviewer resulting from a merger, consolidation or succession that is permitted under the PSA, (B) executes and delivers to the trustee and the certificate administrator an agreement that contains an assumption by such person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the asset representations reviewer under the PSA from and after the date of such agreement and (C) is not be a prohibited party under the PSA; (ii) the asset representations reviewer will not be released from its obligations under the PSA that arose prior to the effective date of such assignment and delegation; (iii) the method used to calculate the Asset Representations Reviewer Asset Review Fee (or any component thereof) may not exceed the fee then in effect and (iv) the resigning asset representations reviewer will be required to be responsible for the reasonable costs and expenses of each other party hereto and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee will be required to provide notice to each party to the PSA and then will be the successor asset representations reviewer hereunder.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)       any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing at least 25% of the Voting Rights;

(ii)       any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)       any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)       the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)       the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice (which will be simultaneously delivered to the asset representations reviewer) of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting

Rights (without regard to the application of any Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum (without regard to the application of any Appraisal Reduction Amounts), the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the certificates evidencing at least 75% of a Certificateholder Quorum elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA and each Rating Agency. In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor will be required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Replacement of Special Servicer Without Cause

Except as limited by certain conditions described in this prospectus and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement, the special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, at any time and without cause, by the Directing Certificateholder so long as, among other things, the Directing Certificateholder appoints a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating

Agency and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees and out-of-pocket expenses of any such termination incurred by the Directing Certificateholder without cause (including the costs of obtaining a Rating Agency Confirmation) will be paid by the holders of the Controlling Class.

After the occurrence and during the continuance of a Control Termination Event, upon (i) the written direction of holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Principal Balance Certificates requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote), the certificate administrator will be required to post notice of the same on the certificate administrator’s website and concurrently by mail and conduct the solicitation of votes of all certificates in such regard, which such vote must occur within 180 days of the posting of such notice. Upon the written direction of holders of Principal Balance Certificates evidencing at least 50% of a Certificateholder Quorum, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination. The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or the asset representations reviewer described above, the holders of certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of Realized Losses and, other than with respect to the termination of the asset representations reviewer, the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the certificates) of all Principal Balance Certificates on an aggregate basis.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it is a Borrower Party with respect to any Mortgage Loan or Serviced Whole Loan (any such Mortgage Loan or Serviced Whole Loan, an “Excluded Special Servicer Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Loan. Prior to the occurrence and continuance of a Control Termination Event, if the applicable Excluded Special Servicer Loan is not also an Excluded Loan, the Directing Certificateholder or the Controlling Class Certificateholder on its behalf will be required to select a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the related Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer. It will be a condition to any such appointment that (i) the Rating Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then current ratings of the certificates and the equivalent from each NRSRO hired to provide ratings with respect to any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan, (ii) the applicable Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii) the applicable Excluded Special Servicer delivers to the depositor and the certificate administrator and any applicable depositor and applicable certificate administrator of any other securitization, if applicable, that contains a Serviced Pari Passu Companion Loan, the information, if any, required pursuant to Item 6.02 of the Form 8-K regarding itself in its role as Excluded Special Servicer.

If at any time the special servicer is no longer a Borrower Party (including, without limitation, as a result of the related Mortgaged Property becoming an REO Property) with respect to an Excluded Special

Servicer Loan, (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan or Serviced Whole Loan will no longer be an Excluded Special Servicer Loan, (3) the special servicer will become the special servicer again for such related Mortgage Loan or Serviced Whole Loan and (4) the special servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Serviced Whole Loan earned during such time on and after such Mortgage Loan or Serviced Whole Loan is no longer an Excluded Special Servicer Loan; provided, however, that the related Excluded Special Servicer will not be required to resign if the Directing Certificateholder determines that such Excluded Special Servicer may continue to serve as special servicer for the applicable Excluded Special Servicer Loan.

The applicable Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan or Serviced Whole Loan is an Excluded Special Servicer Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect to all Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Loans during such time).

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to special servicers in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer (and, if appointed by the Directing Certificateholder or with the approval of the requisite vote of certificateholders following the operating advisor’s recommendation to replace the special servicer as described in “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote” below, is not the originally replaced special servicer or its affiliate), (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi) is not a special servicer that has been publicly cited by Moody’s as having servicing concerns as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination, (vii) currently has a special servicer rating of at least “CSS3” from Fitch, (viii) is not a special servicer that has been cited by KBRA as having servicing concerns as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination and (ix) is included on S&P’s Select Servicer List as a U.S. Commercial Mortgage Special Servicer.

Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote

If the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (2) the replacement of the special servicer would be in the best interest of the certificateholders as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written report detailing the reasons supporting its recommendation (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder of the recommendation and post the related report on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation. Approval by the Certificateholder of such Qualified Replacement Special Servicer will not preclude the Directing Certificateholder from appointing a replacement, so long as such replacement is a Qualified Replacement Special Servicer and is not the originally replaced special servicer or its affiliate.

The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of Certificates evidencing at least a majority of a quorum of certificateholders (which, for this purpose, is the holders of Certificates that (i) evidence at least 20% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates on an aggregate basis, and (ii) consist of at least three Certificateholders or Certificate Owners that are not affiliated with each other). In the event the holders of Principal Balance Certificates evidencing at least a majority of a quorum of certificateholders elect to remove and replace the special servicer (which requisite affirmative votes must be received within 180 days of the posting of the notice of the operating advisor’s recommendation to replace the special servicer to the certificate administrator’s website), the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies at that time. In the event the certificate administrator receives a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by the holders of Certificates evidencing at least a majority of a quorum of certificateholders, provided such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

No appointment of a special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to any Non-Serviced Whole Loans, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related Non-Serviced Directing Certificateholder appointed under the related Non-Serviced PSA (and not by the Directing Certificateholder for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loans. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Termination of Master Servicer and Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)     (i) any failure by the master servicer to make a required deposit to the Collection Account or remit to the companion paying agent for deposit into the related Companion Distribution Account on the day and by the time such deposit or remittance was first required to be made, which failure is not remedied within one business day, or (ii) any failure by the master servicer to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. New York City time on the relevant Distribution Date;

(b)     any failure by the special servicer to deposit into the REO Account within one business day after the day such deposit is required to be made, or to remit to the master servicer for deposit in the Collection Account, or any other account required under the PSA, any such deposit or remittance required to be made by the special servicer pursuant to, and at the time specified by, the PSA;

(c)     any failure by the master servicer or the special servicer duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or (i) with respect to any year that a report on Form 10-K is required to be filed, 5 business days in the case of the master servicer’s or special servicer’s, as applicable, obligations regarding Exchange Act reporting required under the PSA and compliance with Regulation AB, (ii) 15 days in the case of the master servicer’s failure to make a Servicing Advance or (iii) 15 days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the PSA) after written notice of the failure has been given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, or to the master servicer or the special servicer, as the case may be, with a copy to each other party to the related PSA, by Certificateholders evidencing not less than 25% of all Voting Rights or, with respect to a Serviced Whole Loan if affected by that failure, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that failure is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, such period will be extended an additional 30 days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting;

(d)     any breach on the part of the master servicer or the special servicer of any representation or warranty in the PSA that materially and adversely affects the interests of any class of Certificateholders or holders of any Serviced Companion Loan and that continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, will have been given to the master servicer or the special servicer, as the case may be, by the depositor, the certificate administrator or the trustee, or to the master servicer, the special servicer, the depositor, the certificate administrator and the trustee by the Certificateholders evidencing not less than 25% of Voting Rights or, with respect to a Serviced Whole Loan affected by such breach, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that breach is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e)     certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or the special servicer, and certain actions by or on behalf of the master servicer or the special servicer indicating its insolvency or inability to pay its obligations;

(f)       the master servicer or the special servicer, as applicable, is removed from S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or a U.S. Commercial Mortgage Special Servicer, as applicable, and is not restored to such status on such list within sixty (60) days;

(g)     either of Moody’s or KBRA (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates, or (ii) has placed one or more classes of certificates on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (i) and (ii), such action has not been withdrawn by Moody’s or KBRA within 60 days of such event) and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the master servicer or the special servicer, as the case may be, as the sole or a material factor in such rating action; or

(h)     the master servicer or the special servicer is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting.

Rights Upon Servicer Termination Event

If a Servicer Termination Event occurs with respect to the master servicer or the special servicer under the PSA, then, so long as the Servicer Termination Event remains unremedied, the depositor or the trustee will be authorized, and at the written direction of Certificateholders entitled to 25% of the Voting Rights or, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder (solely with respect to the special servicer and other than with respect to an Excluded Loan), the trustee will be required to terminate all of the rights and obligations of the defaulting party as master servicer or the special servicer, as the case may be; provided, however, that rights in respect of indemnification, entitlement to be paid any outstanding servicing or special servicing compensation and entitlement to reimbursement of amounts due will survive such termination under the PSA. The trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may (or, at the written request of Certificateholders entitled to 25% of the Voting Rights, or, for so long as a Control Termination Event has not occurred and is not continuing and other than in respect of an Excluded Loan, the Directing Certificateholder, it will be required to) appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and, for so long as a Control Termination Event has not occurred and is not continuing and other than with respect to an Excluded Loan, that has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld. In addition, none of the asset representations reviewer, the operating advisor and their respective affiliates may be appointed as a successor master servicer or special servicer.

Notwithstanding anything to the contrary contained in the section described above, if a Servicer Termination Event on the part of the special servicer remains unremedied and affects the holder of a Serviced Pari Passu Companion Loan, and the special servicer has not otherwise been terminated, the holder of such Serviced Pari Passu Companion Loan (or, if applicable, the related trustee, acting at the direction of the related directing certificateholder (or similar entity)) will be entitled to direct the trustee to terminate the special servicer solely with respect to the related Serviced Pari Passu Mortgage Loan. The appointment (or replacement) of a special servicer with respect to a Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency. A replacement special servicer will be selected by the trustee or, prior to a Control Termination Event, by the Directing Certificateholder; provided, however, that any successor special servicer appointed to replace the special servicer with respect to a Serviced Pari Passu Mortgage Loan cannot at any time be the person (or an affiliate of such person) that was terminated at the direction of the holder of the related Serviced Pari Passu Companion Loan, without the prior written consent of such holder of the related Serviced Pari Passu Companion Loan.

Notwithstanding anything to the contrary contained in the section described above, if a servicer termination event on the part of a Non-Serviced Special Servicer remains unremedied and affects the holder of the related Non-Serviced Mortgage Loan, and such Non-Serviced Special Servicer has not otherwise been terminated, the trustee (or, prior to a Control Termination Event, the trustee acting at the direction of the Directing Certificateholder) will generally be entitled to direct the related Non-Serviced Trustee to terminate such Non-Serviced Special Servicer solely with respect to the related Non-Serviced Whole Loan(s), and a successor will be appointed in accordance with the related Non-Serviced PSA.

In addition, notwithstanding anything to the contrary contained in the section described above, if the master servicer receives notice of termination solely due to a Servicer Termination Event described in clauses (f), (g) or (h) under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, and prior to being replaced as described in the third preceding paragraph, the master servicer will have 45 days after receipt of the notice of termination to find, and sell its rights and obligations to, a successor master servicer that meets the requirements of a master servicer under the PSA; provided that the Rating Agencies have each provided a Rating Agency Confirmation. The termination of the master servicer will be effective when such successor master servicer has succeeded the terminated master servicer, as successor master servicer and such successor master servicer has assumed the terminated master servicer’s servicing obligations and responsibilities under the PSA. If a successor has not entered into the PSA as successor master servicer within 45 days after notice of the termination of the master servicer, the master servicer will be replaced by the trustee as described above.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the master servicer affects a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any class of certificates backed, wholly or partially, by any Serviced Companion Loan, and if the master servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the master servicer affects only a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any class of certificates backed, wholly or partially, by any Serviced Companion Loan, then the master servicer may not be terminated by or at the direction of the related holder of such Serviced Companion Loan or the holders of any certificates backed, wholly or partially, by such Serviced Companion Loan, but upon the written direction of the related holder of such Serviced Companion Loan, the master servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.

Further, if replaced as a result of a Servicer Termination Event, the master servicer or special servicer, as the case may be, will be responsible for the costs and expenses associated with the transfer of its duties.

Waiver of Servicer Termination Event

The Certificateholders representing at least 66 2/3% of the Voting Rights allocated to certificates affected by any Servicer Termination Event may waive such Servicer Termination Event within twenty (20) days of the receipt of notice from the certificate administrator of the occurrence of such Servicer Termination Event; provided, however, that a Servicer Termination Event under clause (a), (b), (f), (g) or (h) of the definition of “Servicer Termination Event” may be waived only by all of the Certificateholders of the affected classes and a Servicer Termination Event under clause (c) of the definition of “Servicer Termination Event” relating to Exchange Act reporting may be waived only with the consent of the depositor. Upon any such waiver of a Servicer Termination Event, such Servicer Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of a Servicer Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Servicer Termination Event prior to such waiver from the issuing entity.

Resignation of the Master Servicer and the Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Companion Loan (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as a Control Termination Event has not occurred and is not continuing, the approval of such successor by the Directing Certificateholder, which approval will not be unreasonably withheld or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law. In the event that the master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the resigning party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if such master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or the special servicer.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. The PSA will also provide that the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses incurred in connection with any legal action or claim that relates to the PSA, the Mortgage Loans, any related Companion Loan or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense specifically required to be borne by such party pursuant to the terms of the PSA, incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including in its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. The PSA will also provide that any related master servicer, depositor, special servicer, operating advisor (or the equivalent), certificate administrator, asset representations reviewer or trustee under any Non-Serviced PSA with respect to a Non-Serviced Companion Loan, any partner, director, officer, shareholder, member, manager, employee or agent of any of them and the applicable Non-Serviced Securitization Trust will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related non-serviced Mortgaged Property (or with respect to the operating advisor and/or asset representations reviewer, incurred in connection with the provision of services for such Non-Serviced Mortgage Loan) under the related Non-Serviced PSA or the PSA (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other mortgage loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of the related Non-Serviced PSA).

In addition, the PSA will provide that none of the depositor, the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the operating advisor or the asset representations reviewer will be under any obligation to appear in, prosecute or defend any legal or administrative action (whether in equity or at law), proceeding, hearing or examination that is not incidental to its respective responsibilities under the PSA or that in its opinion may involve it in any expense or liability not reimbursed by the issuing entity. However, each of the master servicer, the special servicer, the depositor, the operating advisor and the asset representations reviewer will be permitted, in the exercise of its discretion, to undertake any action, proceeding, hearing or examination that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related Serviced Companion Loan (as a collective whole), taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan, Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, and any liability resulting from the action, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and the special servicer will be allowed to self-insure with respect to an errors and omissions policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by or on behalf of the master servicer or the special servicer of any funds paid to the master servicer or any special servicer in respect of the certificates or the Mortgage Loans, or any funds deposited into or withdrawn from the Collection Account or any other account by or on behalf of the master servicer or any special servicer. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees and expenses) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

The rights and protections afforded to the certificate administrator as set forth above and under the PSA will also apply to the custodian.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) receives a request or demand from a Requesting Investor to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if such party to the PSA determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer or the special servicer, as applicable, which will in turn be required to promptly forward it to the applicable mortgage loan seller. The Enforcing Servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in such form, to such extent and at such time as the master servicer or the special servicer, as applicable, would require were it, in its individual capacity, the owner of the affected Mortgage Loan.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) will be required to determine whether at that time, based on the Servicing Standard, there exists a Material Defect with respect to such Mortgage Loan. If the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) determines that a Material Defect exists, the master servicer or the special servicer, as applicable, will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the master servicer or the special servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Investor. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the master servicer and the special servicer, and the master servicer or the special servicer, as applicable, will be required to promptly forward that Repurchase Request to the related mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the Enforcing Servicer will be the Enforcing Party with respect to the Repurchase Request.

The “Enforcing Servicer” will be (a) with respect to a Specially Serviced Loan, the special servicer, and (b) with respect to a non-Specially Serviced Loan, (i) in the case of a Repurchase Request made by the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, the master servicer, and (ii) in the case of a Repurchase Request made by any person other than the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, (A) prior to a Resolution Failure relating to such non-Specially Serviced Loan, the master servicer, and (B) from and after a Resolution Failure relating to such non-Specially Serviced Loan, the special servicer.

An “Enforcing Party” is the person obligated to enforce the rights of the issuing entity against the related mortgage loan seller with respect to the Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) obtains knowledge of a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to each other party to the PSA, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, either a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”) and the Enforcing Servicer will be required to promptly send the PSA Party Repurchase Request to the related mortgage loan seller. The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to a PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to a PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below under “—Resolution of a Repurchase Request” will apply. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related mortgage loan seller. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller has made the Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Resolution of a Repurchase Request

Within 2 business days after a Resolution Failure occurs with respect to a PSA Party Repurchase Request made by any party other than the special servicer or a Certificateholder Repurchase Request made by any Certificateholder other than the Directing Certificateholder or a Controlling Class Certificateholder, in each case, related to a non-Specially Serviced Loan, the master servicer will be required to send a written notice (a “Master Servicer Proposed Course of Action Notice”) to the special servicer, indicating the master servicer’s analysis and recommended course of action with respect to such PSA Party Repurchase Request, along with the servicing file and all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, the related Serviced Companion Loan, either in the master servicer’s possession or otherwise reasonably available to the master servicer, and reasonably requested by the special servicer to the extent set forth in the PSA for such non-Specially Serviced Loan. Upon receipt of such Master Servicer Proposed Course of Action Notice and such servicing file, the special servicer will become the Enforcing Servicer with respect to such PSA Party Repurchase Request.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the PSA), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator who will make such notice available to all other Certificateholders and Certificate Owners (by posting such notice on the certificate administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (the “Proposed Course of Action”). If the master servicer is the Enforcing Servicer, the master servicer may (but will not be obligated to) consult with the special servicer and (for so long as no Consultation Termination Event has occurred) the Directing Certificateholder regarding any Proposed Course of Action. Such notice will be required to include (a) a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action, by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days of the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration, (b) a statement that in the event any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer will be compelled to follow (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, (c) a statement that the responding Certificateholders will be required to certify their holdings in connection with such response, (d) a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and (e) instructions for the responding Certificateholders to send their responses to the applicable Enforcing Servicer and the certificate administrator. The certificate administrator will, within 15 business days after the expiration of the 30-day response period, tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received and clearly indicating agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer any questions from the Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request” will be limited solely to tabulating the Certificateholders’ responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the majority of the responding Certificateholders. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration. In the event any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice, and the Enforcing Servicer has also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action indicating a recommendation to undertake mediation or arbitration, such responses will be considered Preliminary Dispute Resolution Election Notices supporting the Proposed Course of Action for purposes of determining the course of action approved by the majority of responding Certificateholders.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party entitled to enforce the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Certificateholder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems in good faith to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to enforce the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there are more than one Requesting Certificateholder that timely deliver a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and the related MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party or that should have been known to such party with the exercise of reasonable diligence at the time when the Proposed Course of Action Notice is posted on the certificate administrator’s website and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party entitled to enforce the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller. For the avoidance of doubt, the depositor, the mortgage loan sellers and any of their respective affiliates will not be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller within 30 days of written notice of the Enforcing Party’s selection of mediation or arbitration, as the case may be. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney and have at least 15 years of experience in commercial litigation and either commercial real estate finance or commercial mortgage-backed securitization matters or other complex commercial transactions.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the Enforcing Servicer or the trustee, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided however, the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration affect in any manner the ability of the Enforcing Servicer to perform its obligations with respect to a Mortgage Loan or the exercise of any rights of a Directing Certificateholder.

Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration will be reimbursable as trust fund expenses.

Servicing of the Servicing Shift Mortgage Loans

The servicing of the Key Center Cleveland Whole Loan and the Uovo Art Storage Whole Loan, the Servicing Shift Whole Loans, is expected to be governed by the PSA only temporarily, until the applicable Servicing Shift Securitization Date. From and after the applicable Servicing Shift Securitization Date, each Servicing Shift Whole Loan will be serviced by the master servicer and special servicer under the related Servicing Shift PSA pursuant to the terms of such Servicing Shift PSA. Although the related Intercreditor Agreements impose some requirements regarding the terms of each of the Servicing Shift PSAs (and it is expected that such Servicing Shift PSAs will contain servicing provisions similar to, but not identical with, the provisions of the PSA), the securitizations to which the related Controlling Companion Loans are to be contributed have not been determined, and accordingly, the servicing terms of such Servicing Shift PSAs are unknown. See “Risk Factors—The Servicing of Servicing Shift Whole Loans Will Shift to Other Servicers”, “Description of the Mortgage Pool—The Whole Loans—The Servicing Shift Whole Loans—The Key Center Cleveland Whole Loan” and “—The Uovo Art Storage Whole Loan”.

Servicing of the Non-Serviced Mortgage Loans

Servicing of the 229 West 43rd Street Retail Condo Mortgage Loan

The 229 West 43rd Street Retail Condo Mortgage Loan, the 229 West 43rd Street Retail Condo Pari Passu Companion Loans and any related REO Property are being serviced and administered under the CD 2016-CD2 Pooling and Servicing Agreement. While the CD 2016-CD2 Pooling and Servicing Agreement and the PSA both address similar servicing matters, the servicing arrangements under the CD 2016-CD2 Pooling and Servicing Agreement differ in certain respects from the servicing arrangements under the PSA. In that regard, in the case of the CD 2016-CD2 Pooling and Servicing Agreement, the following are considerations relating to servicing, including the identification of some (but not all) of the material differences in expected servicing provisions between such Non-Serviced PSA and the PSA:

●	The CD 2016-CD2 Master Servicer will earn a primary servicing fee (which includes any sub-servicing fee) of 0.00250% per annum with respect to the 229 West 43rd Street Retail Condo Mortgage Loan.

●	Any principal and interest advance made by the CD 2016-CD2 Master Servicer or the CD 2016-CD2 Trustee or the master servicer or the trustee for the securitization of the other 229 West 43rd Street Retail Condo Pari Passu Companion Loans in respect of a monthly payment on the 229 West 43rd Street Retail Condo Pari Passu Companion Loans may only be reimbursed out of future payments and collections on the related 229 West 43rd Street Retail Condo Pari Passu Companion Loans, or, as and to the extent permitted under the CD 2016-CD2 Pooling and Servicing Agreement or the pooling and servicing agreement for the securitization of the other 229 West 43rd Street Retail Condo Pari Passu Companion Loans, on other loans included in the related securitization trusts, but not out of payments or other collections on the Mortgage Loans.

●	Pursuant to the CD 2016-CD2 Pooling and Servicing Agreement, the special servicing fee rate with respect to the 229 West 43rd Street Retail Condo Mortgage Loan or related REO property will be equal to (a) 0.25% per annum or (b) if such rate in clause (a) would result in a special servicing fee that would be less than $3,500 in any given month, then such higher per annum rate as would result in a special servicing fee equal to $3,500 for such month.

●	Pursuant to the CD 2016-CD2 Pooling and Servicing Agreement, the liquidation fee and workout fee with respect to the 229 West 43rd Street Retail Condo Mortgage Loan will be generally similar to the corresponding fee payable under the PSA.

●	The CD 2016-CD2 Master Servicer is obligated to make servicing advances with respect to the 229 West 43rd Street Retail Condo Whole Loan in accordance with the servicing standard under the CD 2016-CD2 Pooling and Servicing Agreement. If the CD 2016-CD2 Master Servicer determines that a servicing advance it made with respect to the 229 West 43rd Street Retail Condo Whole Loan or the related Mortgaged Property is nonrecoverable, it will be entitled to be reimbursed first from collections on, and proceeds of, the 229 West 43rd Street Retail Condo Whole Loan allocable to the 229 West 43rd Street Retail Condo Mortgage Loan and the 229 West 43rd Street Retail Condo Pari Passu Companion Loans on a pro rata basis, and then from general collections on the mortgage loans in the CD 2016-CD2 Mortgage Trust, the securitization trusts related to the other 229 West 43rd Street Retail Condo Pari Passu Companion Loans and the Collection Account, on a pro rata basis.

●	With respect to the 229 West 43rd Street Retail Condo Mortgage Loan, prior to the occurrence and continuance of any control termination event under the CD 2016-CD2 Pooling and Servicing Agreement, the CD 2016-CD2 Directing Certificateholder will have the right to terminate the CD 2016-CD2 Special Servicer, with or without cause, and appoint the successor CD 2016-CD2 Special Servicer that meets the requirements of the CD 2016-CD2 Pooling and Servicing Agreement.

●	With respect to the 229 West 43rd Street Retail Condo Mortgage Loan, after the occurrence and during the continuance of any control termination event under the CD 2016-CD2 Pooling and Servicing Agreement, at the written direction of holders of principal balance certificates under the CD 2016-CD2 Pooling and Servicing Agreement evidencing not less than 25% of the voting rights of such certificates (taking into account the application of any appraisal reduction amounts to notionally reduce the certificate balances of those certificates), the CD 2016-CD2 Certificate Administrator is required to conduct a vote to terminate the CD 2016-CD2 Special Servicer. At the written direction of certificateholders representing at least 66-2/3% of the applicable certificateholder quorum required for this vote or certificateholders of non-reduced certificates representing more than 50% of the voting rights of each class of non-reduced certificates, the CD 2016-CD2 Trustee will be required to terminate the CD 2016-CD2 Special Servicer and appoint a successor CD 2016-CD2 Special Servicer.

●	With respect to the 229 West 43rd Street Retail Condo Mortgage Loan, the servicing provisions relating to performing inspections and collecting operating information are substantially similar to those of the PSA.

●	The CD 2016-CD2 Master Servicer and CD 2016-CD2 Special Servicer (a) have substantially similar rights related to resignation and (b) are subject to servicer termination events substantially similar to those in the PSA.

●	The rating agencies rating the securities issued under the CD 2016-CD2 Pooling and Servicing Agreement vary from the rating agencies rating the certificates, which may cause servicing arrangements (including, but not limited to, servicer termination events and eligibility requirements for service providers) to be different under the CD 2016-CD2 Pooling and Servicing Agreement than under the PSA.

●	The specific types of actions constituting major decisions under the CD 2016-CD2 Pooling and Servicing Agreement differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore, the specific types of servicer actions with respect to which the CD 2016-CD2 Directing Certificateholder is permitted to consent correspondingly differ.

●	The actions that the CD 2016-CD2 Master Servicer is permitted to take without obtaining the consent of the CD 2016-CD2 Special Servicer under the CD 2016-CD2 Pooling and Servicing Agreement differ from the actions that the master servicer is permitted to take without obtaining the consent of the special servicer under the PSA.

●	The liability of the parties to the CD 2016-CD2 Pooling and Servicing Agreement is limited in a manner similar, but not necessarily identical, to the liability of the parties to the PSA.

●	Collections on the 229 West 43rd Street Retail Condo Whole Loan are maintained under the CD 2016-CD2 Pooling and Servicing Agreement in a manner similar, but not necessarily identical, to how collections on the Serviced Whole Loans are maintained under the PSA, provided that rating requirements for accounts and permitted investments may vary under those two pooling and servicing agreements.

●	The CD 2016-CD2 Pooling and Servicing Agreement is expected to differ from the PSA in certain respects relating to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

See also “Description of the Mortgage Pool—The Whole Loans—The 229 West 43rd Street Retail Condo Whole Loan” in this prospectus.

Servicing of the 350 Park Avenue Mortgage Loan

The 350 Park Avenue Mortgage Loan, the 350 Park Avenue Companion Loans and any related REO Property are being serviced and administered under the VNDO 2016-350P Trust and Servicing Agreement. While the VNDO 2016-350P Trust and Servicing Agreement and the PSA both address similar servicing matters, the servicing arrangements under the VNDO 2016-350P Trust and Servicing Agreement differ in certain respects from the servicing arrangements under the PSA. In that regard, in the case of the VNDO 2016-350P Trust and Servicing Agreement, the following are considerations relating to servicing, including the identification of some (but not all) of the material differences in expected servicing provisions between such Non-Serviced PSA and the PSA:

●	The VNDO 2016-350P Master Servicer will earn a primary servicing fee (which includes any sub-servicing fee) of 0.00125% per annum with respect to the 350 Park Avenue Mortgage Loan.

●	Any principal and interest advance made by the VNDO 2016-350P Master Servicer or the VNDO 2016-350P Trustee or the master servicer or the trustee for the securitization of the other 350 Park Avenue Companion Loan in respect of a monthly payment on the 350 Park Avenue Companion Loans may only be reimbursed out of future payments and collections on the related 350 Park Avenue Companion Loans, or, as and to the extent permitted under the VNDO 2016-350P Trust and Servicing Agreement or the pooling and servicing agreement for the securitization of the other 350 Park Avenue Companion Loan, on other loans, if applicable, included in the related securitization trust, but not out of payments or other collections on the Mortgage Loans.

●	Pursuant to the VNDO 2016-350P Trust and Servicing Agreement, the special servicing fee with respect to the 350 Park Avenue Mortgage Loan will be generally similar to the corresponding fee payable under the PSA.

●	Pursuant to the VNDO 2016-350P Trust and Servicing Agreement, the liquidation fee rate and workout fee rate with respect to the 350 Park Avenue Mortgage Loan are both equal to a rate of 0.40%, subject to any cap set forth in the VNDO 2016-350P Trust and Servicing Agreement.

●	The VNDO 2016-350P Master Servicer is obligated to make servicing advances with respect to the 350 Park Avenue Whole Loan in accordance with the servicing standard under the VNDO 2016-350P Trust and Servicing Agreement. If the VNDO 2016-350P Master Servicer determines that a servicing advance it made with respect to the 350 Park Avenue Whole Loan or the related Mortgaged Property is nonrecoverable, it will be entitled to be reimbursed first, from collections on, and proceeds of, the 350 Park Avenue Whole Loan allocable to the 350 Park Avenue Subordinate Companion Loan, then, second, from collections on, and proceeds of, the 350 Park Avenue Whole Loan allocable to the 350 Park Avenue Mortgage Loan and the 350 Park Avenue Pari Passu Companion Loans on a pro rata basis, and then, third, from general collections on the securitization trust related to the other 350 Park Avenue Pari Passu Companion Loan and the Collection Account, on a pro rata basis.

●	With respect to the 350 Park Avenue Mortgage Loan, prior to the occurrence and continuance of any control termination event under the VNDO 2016-350P Trust and Servicing Agreement, the VNDO 2016-350P Directing Certificateholder will have the right to terminate the VNDO 2016-350P Special Servicer, with or without cause, and appoint the successor VNDO 2016-350P Special Servicer that meets the requirements of the VNDO 2016-350P Trust and Servicing Agreement.

●	With respect to the 350 Park Avenue Mortgage Loan, after the occurrence and during the continuance of any control termination event under the VNDO 2016-350P Trust and Servicing Agreement, at the written direction of holders of certificates under the VNDO 2016-350P Trust and

Servicing Agreement evidencing not less than 25% of the voting rights of such certificates (taking into account the application of any appraisal reduction amounts to notionally reduce the certificate balances of those certificates), the VNDO 2016-350P Certificate Administrator is required to conduct a vote to terminate the VNDO 2016-350P Special Servicer. At the written direction of certificateholders representing at least 75% of the applicable certificateholder quorum required for this vote or certificateholders of principal balance certificates representing more than 50% of the voting rights of each class of non-reduced certificates, the VNDO 2016-350P Trustee will be required to terminate the VNDO 2016-350P Special Servicer and appoint a successor VNDO 2016-350P Special Servicer.

●	There is no operating advisor (and therefore no operating advisor fee) or asset representations reviewer (and therefore no asset representations reviewer asset review fee) with respect to the VNDO Trust 2016-350P.

●	With respect to the 350 Park Avenue Mortgage Loan, the servicing provisions relating to performing inspections and collecting operating information are substantially similar to those of the PSA.

●	The VNDO 2016-350P Master Servicer and VNDO 2016-350P Special Servicer (a) have substantially similar rights related to resignation and (b) are subject to servicer termination events substantially similar to those in the PSA.

●	The rating agencies rating the securities issued under the VNDO 2016-350P Trust and Servicing Agreement vary from the rating agencies rating the certificates, which may cause servicing arrangements (including, but not limited to, servicer termination events and eligibility requirements for service providers) to be different under the VNDO 2016-350P Trust and Servicing Agreement than under the PSA.

●	The specific types of actions constituting major decisions under the VNDO 2016-350P Trust and Servicing Agreement differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore, the specific types of servicer actions with respect to which the VNDO 2016-350P Directing Certificateholder is permitted to consent correspondingly differ.

●	The actions that the VNDO 2016-350P Master Servicer is permitted to take without obtaining the consent of the VNDO 2016-350P Special Servicer under the VNDO 2016-350P Trust and Servicing Agreement differ from the actions that the master servicer is permitted to take without obtaining the consent of the special servicer under the PSA.

●	The liability of the parties to the VNDO 2016-350P Trust and Servicing Agreement is limited in a manner similar, but not necessarily identical, to the liability of the parties to the PSA.

●	Collections on the 350 Park Avenue Whole Loan are maintained under the VNDO 2016-350P Trust and Servicing Agreement in a manner similar, but not necessarily identical, to how collections on the Serviced Whole Loans are maintained under the PSA, provided that rating requirements for accounts and permitted investments may vary under those two pooling and servicing agreements.

●	The VNDO 2016-350P Trust and Servicing Agreement is expected to differ from the PSA in certain respects relating to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

See also “Description of the Mortgage Pool—The Whole Loans—The 350 Park Avenue Whole Loan” in this prospectus.

Servicing of the Prudential Plaza Mortgage Loan

The Prudential Plaza Mortgage Loan, the Prudential Plaza Pari Passu Companion Loans and any related REO Property are being serviced and administered under the COMM 2015-CCRE26 Pooling and Servicing Agreement. While the COMM 2015-CCRE26 Pooling and Servicing Agreement and the PSA both address similar servicing matters, the servicing arrangements under the COMM 2015-CCRE26 Pooling and Servicing Agreement differ in certain respects from the servicing arrangements under the PSA. In that regard, in the case of the COMM 2015-CCRE26 Pooling and Servicing Agreement, the following are considerations relating to servicing, including the identification of some (but not all) of the material differences in expected servicing provisions between such Non-Serviced PSA and the PSA:

●	The COMM 2015-CCRE26 Master Servicer will earn a primary servicing fee (which includes any sub-servicing fee) of 0.00250% per annum with respect to the Prudential Plaza Mortgage Loan.

●	Any principal and interest advance made by the COMM 2015-CCRE26 Master Servicer or the COMM 2015-CCRE26 Trustee or the master servicer or the trustee for the securitization of the other Prudential Plaza Pari Passu Companion Loans in respect of a monthly payment on the Prudential Plaza Pari Passu Companion Loans may only be reimbursed out of future payments and collections on the related Prudential Plaza Pari Passu Companion Loans, or, as and to the extent permitted under the COMM 2015-CCRE26 Pooling and Servicing Agreement or the pooling and servicing agreement for the securitization of the other Prudential Plaza Pari Passu Companion Loans, on other loans included in the related securitization trusts, but not out of payments or other collections on the Mortgage Loans.

●	Pursuant to the COMM 2015-CCRE26 Pooling and Servicing Agreement, the liquidation fee, special servicing fee and workout fee with respect to the Prudential Plaza Mortgage Loan will be generally similar to the corresponding fee payable under the PSA.

●	The COMM 2015-CCRE26 Master Servicer is obligated to make servicing advances with respect to the Prudential Plaza Whole Loan in accordance with the servicing standard under the COMM 2015-CCRE26 Pooling and Servicing Agreement. If the COMM 2015-CCRE26 Master Servicer determines that a servicing advance it made with respect to the Prudential Plaza Whole Loan or the related Mortgaged Property is nonrecoverable, it will be entitled to be reimbursed first from collections on, and proceeds of, the Prudential Plaza Whole Loan allocable to the Prudential Plaza Mortgage Loan and the Prudential Plaza Pari Passu Companion Loans on a pro rata basis, and then from general collections on the mortgage loans in the COMM 2015-CCRE26 Mortgage Trust, the securitization trusts related to the other Prudential Plaza Pari Passu Companion Loans and the Collection Account, on a pro rata basis.

●	With respect to the Prudential Plaza Mortgage Loan, prior to the occurrence and continuance of any control termination event under the COMM 2015-CCRE26 Pooling and Servicing Agreement, the COMM 2015-CCRE26 Directing Certificateholder will have the right to terminate the COMM 2015-CCRE26 Special Servicer, with or without cause, and appoint the successor COMM 2015-CCRE26 Special Servicer that meets the requirements of the COMM 2015-CCRE26 Pooling and Servicing Agreement.

●	With respect to the Prudential Plaza Mortgage Loan, after the occurrence and during the continuance of any control termination event under the COMM 2015-CCRE26 Pooling and Servicing Agreement, at the written direction of holders of principal balance certificates under the COMM 2015-CCRE26 Pooling and Servicing Agreement evidencing not less than 25% of the voting rights of such certificates (taking into account the application of any appraisal reduction amounts to notionally reduce the certificate balances of those certificates), the COMM 2015-CCRE26 Certificate Administrator is required to conduct a vote to terminate the COMM 2015-CCRE26 Special Servicer. At the written direction of certificateholders representing at least 75% of the applicable certificateholder quorum required for this vote or certificateholders of non-reduced certificates representing more than 50% of the voting rights of each class of non-reduced certificates, the COMM 2015-CCRE26 Trustee will be required to terminate the COMM 2015-CCRE26 Special Servicer and appoint a successor COMM 2015-CCRE26 Special Servicer.

●	There is no asset representations reviewer (and therefore no asset representations reviewer asset review fee) with respect to the COMM 2015-CCRE26 Mortgage Trust.

●	With respect to the Prudential Plaza Mortgage Loan, the servicing provisions relating to performing inspections and collecting operating information are substantially similar to those of the PSA; provided, that inspections were required to begin at the related Mortgaged Property in 2016.

●	The COMM 2015-CCRE26 Master Servicer and COMM 2015-CCRE26 Special Servicer (a) have substantially similar rights related to resignation and (b) are subject to servicer termination events substantially similar to those in the PSA.

●	The rating agencies rating the securities issued under the COMM 2015-CCRE26 Pooling and Servicing Agreement vary from the rating agencies rating the certificates, which may cause servicing arrangements (including, but not limited to, servicer termination events and eligibility requirements for service providers) to be different under the COMM 2015-CCRE26 Pooling and Servicing Agreement than under the PSA.

●	The specific types of actions constituting major decisions under the COMM 2015-CCRE26 Pooling and Servicing Agreement differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore, the specific types of servicer actions with respect to which the COMM 2015-CCRE26 Directing Certificateholder is permitted to consent correspondingly differ.

●	The actions that the COMM 2015-CCRE26 Master Servicer is permitted to take without obtaining the consent of the COMM 2015-CCRE26 Special Servicer under the COMM 2015-CCRE26 Pooling and Servicing Agreement differ from the actions that the master servicer is permitted to take without obtaining the consent of the special servicer under the PSA.

●	The liability of the parties to the COMM 2015-CCRE26 Pooling and Servicing Agreement is limited in a manner similar, but not necessarily identical, to the liability of the parties to the PSA.

●	Collections on the Prudential Plaza Whole Loan are maintained under the COMM 2015-CCRE26 Pooling and Servicing Agreement in a manner similar, but not necessarily identical, to how collections on the Serviced Whole Loans are maintained under the PSA, provided that rating requirements for accounts and permitted investments may vary under those two pooling and servicing agreements.

●	The COMM 2015-CCRE26 Pooling and Servicing Agreement is expected to differ from the PSA in certain respects relating to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

See also “Description of the Mortgage Pool—The Whole Loans—The Prudential Plaza Whole Loan” in this prospectus.

Servicing of the Hilton Hawaiian Village Mortgage Loan

The Hilton Hawaiian Village Whole Loan, which includes the Hilton Hawaiian Village Mortgage Loan and any related REO Property, will be serviced and administered under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement. Accordingly, the Hilton USA Trust 2016-HHV Master Servicer (or, if it fails to do so, the trustee under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement) will generally make property protection advances, unless it is determined in accordance with the Hilton USA Trust 2016-HHV Trust and Servicing Agreement that such property protection advance would not be recoverable from related collections. However, no such party will make a P&I Advance with respect to the Hilton Hawaiian Village Mortgage Loan. The Hilton USA Trust 2016-HHV Master Servicer will generally also remit collections on the Hilton Hawaiian Village Mortgage Loan to or on behalf of the trust for this securitization. However, the master servicer for this securitization will generally be obligated to compile reports that include information on the Hilton Hawaiian Village Mortgage Loan, and, to the extent required by the Servicing Standard, to enforce the rights of the trust as the holder for this securitization of the Hilton Hawaiian Village Mortgage Loan under the terms of the related co-lender agreement and make P&I Advances with respect to the Hilton Hawaiian Village Mortgage Loan, subject to any non-recoverability determination. The Hilton USA Trust 2016-HHV Trust and Servicing Agreement and the PSA both address similar servicing matters, including, but not limited to: collection of payments; establishment of accounts to hold such payments; investment of funds in those accounts; maintenance of insurance coverage on the mortgaged properties; enforcement of due-on-sale and due-on-encumbrance provisions; property inspections; collection of operating statements; loan assumptions; realization upon and sale of defaulted mortgage loans; acquisition, operation, maintenance and disposition of REO properties; servicing compensation; modifications, waivers, amendments and consents with respect to the serviced mortgage loans; servicing reports; servicer liability and indemnification; servicer resignation, servicer termination events; and the ability of certain parties to terminate a particular servicer in connection with a servicer termination event or otherwise. Nonetheless, the servicing arrangements under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement are expected to differ in certain respects from the servicing arrangements under the PSA. For example, the provisions of the Hilton USA Trust 2016-HHV Trust and Servicing Agreement and the PSA differ with respect to, among other things, time periods and timing matters, terminology, allocation of duties between multiple servicers and other service providers, the specifics of particular servicer termination events, notices to and communications with applicable rating agencies and rating confirmation requirements. Below are certain matters regarding the servicing of the Hilton Hawaiian Village Mortgage Loan for your consideration:

●	The master servicer, the special servicer, the certificate administrator and the trustee under the PSA will have no obligation or authority to (a) supervise the actions of the Hilton USA Trust 2016-HHV Master Servicer, the Hilton USA Trust 2016-HHV Special Servicer or the trustee or the certificate administrator under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement or (b) make Servicing Advances with respect to the Hilton Hawaiian Village Mortgage Loan. The obligation of the master servicer for this securitization to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to the Hilton Hawaiian Village Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the Hilton USA Trust 2016-HHV Master Servicer or the Hilton USA Trust 2016-HHV Special Servicer.

●	The Hilton USA Trust 2016-HHV Master Servicer will earn a servicing fee with respect to the Hilton Hawaiian Village Mortgage Loan at a rate equal to 0.00125% per annum.

●	Pursuant to the Hilton USA Trust 2016-HHV Trust and Servicing Agreement, the liquidation fee, the special servicing fee and the workout fee with respect to the Hilton Hawaiian Village Mortgage Loan will be generally similar to the corresponding fee payable under the PSA, except that the liquidation fee and the workout fee payable under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement each has a fixed fee rate of 0.50% and neither is subject to a $1,000,000 aggregate cap or a $25,000 minimum fee.

●	The Hilton USA Trust 2016-HHV Trust and Servicing Agreement and the PSA may vary as regards to the extent to which late payment charges, default interest, modification fees, assumption fees, consent fees, defeasance fees and other ancillary fees are allocated to (i) cover or offset expenses, (ii) pay master servicing compensation and (iii) pay special servicing compensation, and such items will not be passed through to the trust for this securitization transaction.

●	Property protection advances with respect to the Hilton Hawaiian Village Whole Loan are reimbursable out of related collections, together with interest thereon at a prime rate. If the Hilton USA Trust 2016-HHV Master Servicer determines that a property protection advance it made with respect to the Hilton Hawaiian Village Whole Loan or the related Mortgaged Property is nonrecoverable, such property protection advance will be reimbursed in full from any collections on the Hilton Hawaiian Village Whole Loan before any allocation or distribution is made in respect of the principal and interest payments on the Hilton Hawaiian Village Whole Loan. In the event that collections received after the final liquidation of the Hilton Hawaiian Village Whole Loan or the related Mortgaged Property are not sufficient to reimburse such property protection advances in full or pay other fees and trust fund expenses in full, the issuing entity will be required to pay its pro rata share of such fees and expenses as described above.

●	In the event that the Hilton USA Trust 2016-HHV Master Servicer determines that the monthly debt service advances on the Hilton Hawaiian Village Companion Loans are nonrecoverable, and the master servicer also determines that any P&I Advances on the Hilton Hawaiian Village Mortgage Loan are nonrecoverable, such advances will be reimbursed first in the following order before any amounts are allocated or distributed in respect of the interest or principal payment on the Hilton Hawaiian Village Mortgage Loan or the Hilton Hawaiian Village Pari Passu Companion Loans: first such advances on the Hilton Hawaiian Village Mortgage Loan and the Hilton Hawaiian Village Pari Passu Companion Loans will be reimbursed on a pro rata and pari passu basis, and then such advances on the Hilton Hawaiian Village Subordinate Companion Loan will be reimbursed.

●	The Hilton USA Trust 2016-HHV Master Servicer is generally responsible for servicing and administration of the Hilton Hawaiian Village Mortgage Loan prior to the occurrence of, and after the correction of, any special servicing loan event with respect to the Hilton Hawaiian Village Mortgage Loan, and the Hilton USA Trust 2016-HHV Special Servicer is generally responsible for servicing and administration of the Hilton Hawaiian Village Mortgage Loan while a special servicing loan event exists with respect thereto or if the related Mortgaged Property becomes an REO Property. However, the consent (or deemed consent) of the Hilton USA Trust 2016-HHV Special Servicer (subject to the rights of the Hilton USA Trust 2016-HHV Directing Certificateholder) is generally required for all major decisions with respect to the Hilton Hawaiian Village Whole Loan even if no special servicing loan event exists with respect thereto. The major decisions and special servicing loan events under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement vary, in some respects, from Major Decisions and servicing transfer events under the PSA.

●	The trustee under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement will be the mortgagee of record with respect to the Hilton Hawaiian Village Whole Loan.

●	The custodian under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement will generally be responsible for holding the loan documents with respect to the Hilton Hawaiian Village Whole Loan (other than the original promissory note for the Hilton Hawaiian Village Mortgage Loan and any allonges thereto). However, from time to time to the extent necessary for the servicing and administration of the Hilton Hawaiian Village Whole Loan, related loan documents will be released to the Hilton USA Trust 2016-HHV Master Servicer or the Hilton USA Trust 2016-HHV Special Servicer.

●	If the Hilton Hawaiian Village Whole Loan is subject to special servicing (subject to, if and when applicable, the consent/consultation rights of the Hilton USA Trust 2016-HHV Directing Certificateholder), then the Hilton USA Trust 2016-HHV Special Servicer may agree to modify, waive or amend any term of such Whole Loan if such modification, waiver or amendment (i) is consistent with the related servicing standard and (ii) would not (A) cause any REMIC created under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any such REMIC. However, the Hilton USA Trust 2016-HHV Special Servicer may not extend the maturity date of the Hilton Hawaiian Village Whole Loan beyond the date that is the earlier of (a) 5 years prior to the latest rated final distribution date and (b) 20 years, or, to the extent consistent with accepted servicing practices, 10 years, prior to the current term of the related ground lease plus any options to extend the ground lease exercisable unilaterally by the related borrower.

●	The Hilton USA Trust 2016-HHV Master Servicer and the Hilton USA Trust 2016-HHV Special Servicer are each permitted to resign from their respective obligations and duties imposed on them pursuant to the Hilton USA Trust 2016-HHV Trust and Servicing Agreement upon a determination that such duties are no longer permissible under applicable law or to the extent the Hilton USA Trust 2016-HHV Special Servicer becomes a borrower affiliate.

●	Each of the Hilton USA Trust 2016-HHV Master Servicer and the Hilton USA Trust 2016-HHV Special Servicer will be liable in accordance with the Hilton USA Trust 2016-HHV Trust and Servicing Agreement only to the extent of their obligations specifically imposed by that agreement. Accordingly, in general, each of the Hilton USA Trust 2016-HHV Master Servicer and the Hilton USA Trust 2016-HHV Special Servicer will not be liable for any action taken, or for refraining from the taking of any action in good faith pursuant to the Hilton USA Trust 2016-HHV Trust and Servicing Agreement or for errors in judgment; provided that neither such party will be protected against any breach or representations or warranties made by it in the Hilton USA Trust 2016-HHV Trust and Servicing Agreement or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement.

The Hilton USA Trust 2016-HHV Trust and Servicing Agreement provides that each of the Hilton USA Trust 2016-HHV Master Servicer and the Hilton USA Trust 2016-HHV Special Servicer (and, in each case, certain related persons) will be entitled to indemnification for all losses, liabilities and expenses (including reasonable legal fees and expenses) incurred in connection with any legal action or other claims, losses, penalties, fines, foreclosures, judgments or liabilities relating to the Hilton USA Trust 2016-HHV Trust and Servicing Agreement, the Hilton Hawaiian Village Whole Loan, the Hilton Hawaiian Village Intercreditor Agreement, the related Mortgaged Property or certificates issued under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement (other than any loss, liability or expense incurred by such party by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement). The Hilton Hawaiian Village Intercreditor Agreement requires that the PSA provide that any related master servicer, special servicer, certificate administrator, trustee or depositor under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement and any director, officer, employee or agent of any of them will be entitled to indemnification by the trust fund for this securitization transaction and held harmless against such trust fund’s pro rata share of any loss, liability, claim, cost or expense incurred in connection with the servicing and administration of the Hilton Hawaiian Village Whole Loan or the related Mortgaged Property.

Servicing of the Summit Place Wisconsin Mortgage Loan

The Summit Place Wisconsin Mortgage Loan, the Summit Place Wisconsin Pari Passu Companion Loan and any related REO Property are being serviced and administered under the CD 2017-CD3 Pooling and Servicing Agreement. While the CD 2017-CD3 Pooling and Servicing Agreement and the PSA both address similar servicing matters, the servicing arrangements under the CD 2017-CD3 Pooling and Servicing Agreement differ in certain respects from the servicing arrangements under the PSA. In that regard, in the case of the CD 2017-CD3 Pooling and Servicing Agreement, the following are considerations relating to servicing, including the identification of some (but not all) of the material differences in expected servicing provisions between such Non-Serviced PSA and the PSA:

●	The CD 2017-CD3 Master Servicer will earn a primary servicing fee (which includes any sub-servicing fee) of 0.00250% per annum with respect to the Summit Place Wisconsin Mortgage Loan.

●	Any principal and interest advance made by the CD 2017-CD3 Master Servicer or the CD 2017-CD3 Trustee in respect of a monthly payment on the Summit Place Wisconsin Pari Passu Companion Loan may only be reimbursed out of future payments and collections on the related Summit Place Wisconsin Pari Passu Companion Loan, or, as and to the extent permitted under the CD 2017-CD3 Pooling and Servicing Agreement, on other loans included in the CD 2017-CD3 Mortgage Trust, but not out of payments or other collections on the Mortgage Loans.

●	Pursuant to the CD 2017-CD3 Pooling and Servicing Agreement, the special servicing fee rate with respect to the Summit Place Wisconsin Mortgage Loan or related REO property will be equal to (a) 0.25% per annum or (b) if such rate in clause (a) would result in a special servicing fee that would be less than $3,500 in any given month, then such higher per annum rate as would result in a special servicing fee equal to $3,500 for such month.

●	Pursuant to the CD 2017-CD3 Pooling and Servicing Agreement, the liquidation fee and workout fee with respect to the Summit Place Wisconsin Mortgage Loan will be generally similar to the corresponding fee payable under the PSA.

●	The CD 2017-CD3 Master Servicer is obligated to make servicing advances with respect to the Summit Place Wisconsin Whole Loan in accordance with the servicing standard under the CD 2017-CD3 Pooling and Servicing Agreement. If the CD 2017-CD3 Master Servicer determines that a servicing advance it made with respect to the Summit Place Wisconsin Whole Loan or the related Mortgaged Property is nonrecoverable, it will be entitled to be reimbursed first from collections on, and proceeds of, the Summit Place Wisconsin Whole Loan allocable to the Summit Place Wisconsin Mortgage Loan and the Summit Place Wisconsin Pari Passu Companion Loan on a pro rata basis, and then from general collections on the mortgage loans in the CD 2017-CD3 Mortgage Trust and the Collection Account, on a pro rata basis.

●	With respect to the Summit Place Wisconsin Mortgage Loan, prior to the occurrence and continuance of any control termination event under the CD 2017-CD3 Pooling and Servicing Agreement, the CD 2017-CD3 Directing Certificateholder will have the right to terminate the CD 2017-CD3 Special Servicer, with or without cause, and appoint the successor CD 2017-CD3 Special Servicer that meets the requirements of the CD 2017-CD3 Pooling and Servicing Agreement.

●	With respect to the Summit Place Wisconsin Mortgage Loan, after the occurrence and during the continuance of any control termination event under the CD 2017-CD3 Pooling and Servicing Agreement, at the written direction of holders of principal balance certificates under the CD 2017-CD3 Pooling and Servicing Agreement evidencing not less than 25% of the voting rights of such certificates (taking into account the application of any appraisal reduction amounts to notionally reduce the certificate balances of those certificates), the CD 2017-CD3 Certificate Administrator is required to conduct a vote to terminate the CD 2017-CD3 Special Servicer. At the written direction of certificateholders representing at least 66-2/3% of the applicable certificateholder quorum required for this vote or certificateholders of non-reduced certificates representing more than 50% of the voting rights of each class of non-reduced certificates, the CD 2017-CD3 Trustee will be required to terminate the CD 2017-CD3 Special Servicer and appoint a successor CD 2017-CD3 Special Servicer.

●	With respect to the Summit Place Wisconsin Mortgage Loan, the servicing provisions relating to performing inspections and collecting operating information are substantially similar to those of the PSA; provided, that inspections are required to begin at the related Mortgaged Property in 2017.

●	The CD 2017-CD3 Master Servicer and CD 2017-CD3 Special Servicer (a) have substantially similar rights related to resignation and (b) are subject to servicer termination events substantially similar to those in the PSA.

●	The rating agencies rating the securities issued under the CD 2017-CD3 Pooling and Servicing Agreement vary from the rating agencies rating the certificates, which may cause servicing arrangements (including, but not limited to, servicer termination events and eligibility requirements for service providers) to be different under the CD 2017-CD3 Pooling and Servicing Agreement than under the PSA.

●	The specific types of actions constituting major decisions under the CD 2017-CD3 Pooling and Servicing Agreement differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore, the specific types of servicer actions with respect to which the CD 2017-CD3 Directing Certificateholder is permitted to consent correspondingly differ.

●	The actions that the CD 2017-CD3 Master Servicer is permitted to take without obtaining the consent of the CD 2017-CD3 Special Servicer under the CD 2017-CD3 Pooling and Servicing Agreement differ from the actions that the master servicer is permitted to take without obtaining the consent of the special servicer under the PSA.

●	The liability of the parties to the CD 2017-CD3 Pooling and Servicing Agreement is limited in a manner similar, but not necessarily identical, to the liability of the parties to the PSA.

●	Collections on the Summit Place Wisconsin Whole Loan are maintained under the CD 2017-CD3 Pooling and Servicing Agreement in a manner similar, but not necessarily identical, to how collections on the Serviced Whole Loans are maintained under the PSA, provided that rating requirements for accounts and permitted investments may vary under those two pooling and servicing agreements.

●	The CD 2017-CD3 Pooling and Servicing Agreement is expected to differ from the PSA in certain respects relating to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

See also “Description of the Mortgage Pool—The Whole Loans—The Summit Place Wisconsin Whole Loan” in this prospectus.

Servicing of the Moffett Gateway Mortgage Loan, the Summit Mall Mortgage Loan and the Dick’s Sporting Goods Portfolio Mortgage Loan

The Moffett Gateway Whole Loan, which includes the Moffett Gateway Mortgage Loan, the Summit Mall Whole Loan, which includes the Summit Mall Mortgage Loan, and the Dick’s Sporting Goods Portfolio Whole Loan, which includes the Dick’s Sporting Goods Portfolio Mortgage Loan, are serviced by the JPMCC 2016-JP4 Master Servicer and JPMCC 2016-JP4 Special Servicer pursuant to the terms of the JPMCC 2016-JP4 Pooling and Servicing Agreement. The servicing arrangements under the JPMCC 2016-JP4 Pooling and Servicing Agreement will be generally similar to, but may differ in certain respects from, the servicing arrangements under the PSA with respect to the Serviced Whole Loans. In that regard, the following are considerations relating to servicing of the Moffett Gateway Mortgage Loan, the Summit Mall Mortgage Loan and the Dick’s Sporting Goods Portfolio Mortgage Loan, including the identification of some (but not all) of the differences in servicing provisions between the expected terms of the JPMCC 2016-JP4 Pooling and Servicing Agreement and the PSA:

●	The primary servicing fee, the liquidation fee, the special servicing fee and the workout fee with respect to the Moffett Gateway Mortgage Loan, the Summit Mall Mortgage Loan and the Dick’s Sporting Goods Portfolio Mortgage Loan under the JPMCC 2016-JP4 Pooling and Servicing Agreement are similar to the corresponding fees payable under the PSA.

●	The JPMCC 2016-JP4 Master Servicer and, if the JPMCC 2016-JP4 Master Servicer fails to make a property protection advance, the JPMCC 2016-JP4 Trustee will be obligated to make property protection advances with respect to the Moffett Gateway Whole Loan, Summit Mall Whole Loan and the Moffett Gateway Mortgage Loan, the Summit Mall Mortgage Loan and the Dick’s Sporting Goods Portfolio Whole Loan. In addition, the JPMCC 2016-JP4 Special Servicer may elect in its sole discretion to make a property protection advance in an urgent or emergency situation. If it is determined in accordance with the JPMCC 2016-JP4 Pooling and Servicing Agreement that a property protection advance made by the JPMCC 2016-JP4 Master Servicer, JPMCC 2016-JP4 Special Servicer or JPMCC 2016-JP4 Trustee with respect to the Moffett Gateway Whole Loan, the Summit Mall Whole Loan or the Dick’s Sporting Goods Portfolio Whole Loan or the related Mortgaged Property is nonrecoverable, the JPMCC 2016-JP4 Master Servicer, JPMCC 2016-JP4 Special Servicer or JPMCC 2016-JP4 Trustee will be entitled to be reimbursed (with interest at the prime rate), first from collections on, and proceeds of, the Moffett Gateway Whole Loan allocable to the Moffett Gateway Subordinate Companion Loan, then, from collections on, and proceeds of, the

Moffett Gateway Whole Loan allocable to the Moffett Gateway Mortgage Loan and the Moffett Gateway Companion Loans, on a pro rata basis (based on the outstanding principal balances of the Moffett Gateway Mortgage Loan and the Moffett Gateway Companion Loans) or from collections on, and proceeds of, the Summit Mall Whole Loan allocable to the Summit Mall Mortgage Loan and the Summit Mall Controlling Pari Passu Companion Loan (based on the outstanding principal balances of the Summit Mall Mortgage Loan and the Summit Mall Controlling Pari Passu Companion Loan), on a pro rata basis, as applicable, or from collections on, and proceeds of, the Dick’s Sporting Goods Portfolio Whole Loan allocable to the Dick’s Sporting Goods Portfolio Mortgage Loan and the Dick’s Sporting Goods Portfolio Controlling Pari Passu Companion Loan (based on the outstanding principal balances of the Dick’s Sporting Goods Portfolio Mortgage Loan and the Dick’s Sporting Goods Portfolio Controlling Pari Passu Companion Loan), on a pro rata basis, as applicable, and then from general collections of the issuing entity, general collections of the JPMCC 2016-JP4 securitization and general collections from each other securitization related to the Moffett Gateway Companion Loans, the Summit Mall Controlling Pari Passu Companion Loan or the Dick’s Sporting Goods Portfolio Pari Passu Companion Loans, as applicable, or if any such loan is not then included in a securitization, from the holder of thereof on a pro rata and pari passu basis.

●	No party to the JPMCC 2016-JP4 Pooling and Servicing Agreement will be required to make P&I Advances with respect to the Moffett Gateway Mortgage Loan, the Summit Mall Mortgage Loan and the Dick’s Sporting Goods Portfolio Mortgage Loan.

●	The JPMCC 2016-JP4 Special Servicer is required to take actions with respect to the Moffett Gateway Mortgage Loan, the Summit Mall Mortgage Loan or the Dick’s Sporting Goods Portfolio Mortgage Loan, as the case may be, if it becomes the equivalent of a defaulted mortgage loan, which actions are substantially similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties” in this prospectus.

●	With respect to the JPMCC 2016-JP4 Pooling and Servicing Agreement, the servicing provisions relating to performing inspections and collecting operating information are similar, but not necessarily identical, to those of the PSA.

●	The requirement of the JPMCC 2016-JP4 Master Servicer to make compensating interest payments in respect of the Moffett Gateway Mortgage Loan, the Summit Mall Mortgage Loan and the Dick’s Sporting Goods Portfolio Mortgage Loan is similar, but not necessarily identical, to the requirement of the master servicer to make Compensating Interest Payments in respect of the Serviced Pari Passu Mortgage Loans under the PSA.

●	The JPMCC 2016-JP4 Master Servicer and JPMCC 2016-JP4 Special Servicer (a) have rights related to resignation substantially similar to those of the master servicer and the special servicer and (b) are subject to servicer termination events similar, but not necessarily identical, to those in the PSA, as well as the rights related thereto.

●	The JPMCC 2016-JP4 Operating Advisor will not be required to (i) review the actions of the JPMCC 2016-JP4 Special Servicer with respect to Specially Serviced Loans, (ii) prepare annual reports regarding any Specially Serviced Loans prior to the occurrence and continuance of a control termination event under the JPMCC 2016-JP4 PSA, (iii) upon determining that (a) the JPMCC 2016-JP4 Special Servicer is not adequately performing its duties under the JPMCC 2016-JP4 PSA or otherwise acting in accordance with the Servicing Standard and (b) the replacement of the JPMCC 2016-JP4 Special Servicer would be in the best interests of the JPMCC 2016-JP4 certificateholders as a collective whole, recommend the replacement of the JPMCC 2016-JP4 Special Servicer prior to the occurrence and continuance of a consultation termination event under the JPMCC 2016-JP4 PSA or (iv) consult with the JPMCC 2016-JP4 Special Servicer prior to the occurrence of a control termination event under the JPMCC 2016-JP4 PSA.

●	The servicing transfer events of the JPMCC 2016-JP4 Pooling and Servicing Agreement that would cause the Moffett Gateway Mortgage Loan, the Summit Mall Mortgage Loan or the Dick’s Sporting

Goods Portfolio Mortgage Loan to become specially serviced are similar, but not necessarily identical, to those of the PSA.

●	The specific types of actions constituting major decisions under the JPMCC 2016-JP4 Pooling and Servicing Agreement are similar, but not necessarily identical, to those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the related directing holder is permitted to consent will correspondingly differ.

●	The liability of the parties to the JPMCC 2016-JP4 Pooling and Servicing Agreement is limited in a manner similar, but not necessarily identical, to the liability of the parties to the PSA.

●	The JPMCC 2016-JP4 Pooling and Servicing Agreement is expected to differ from the PSA in certain respects relating to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The JPMCC 2016-JP4 Special Servicer may be removed as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The Moffett Gateway Whole Loan—Special Servicer Appointment Rights” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The Dick’s Sporting Goods Portfolio Whole Loan—Special Servicer Appointment Rights” in this prospectus.

The JPMCC 2016-JP4 Depositor, the JPMCC 2016-JP4 Master Servicer, the JPMCC 2016-JP4 Special Servicer, the JPMCC 2016-JP4 Certificate Administrator, the JPMCC 2016-JP4 Trustee, the JPMCC 2016-JP4 Operating Advisor, the JPMCC 2016-JP4 Asset Representations Reviewer and various related persons and entities are entitled to be indemnified by the issuing entity (as and to the same extent the JPMCC 2016-JP4 trust is required to indemnify such parties pursuant to the terms of the JPMCC 2016-JP4 Pooling and Servicing Agreement) for certain losses and liabilities incurred by such party in accordance with the terms and conditions of the Moffett Gateway Intercreditor Agreement, the Summit Mall Intercreditor Agreement or the Dick’s Sporting Goods Portfolio Intercreditor Agreement. To the extent funds on collections from the Moffett Gateway Mortgage Loan, the Summit Mall Mortgage Loan and the Dick’s Sporting Goods Portfolio Mortgage Loan, as applicable, are insufficient to satisfy such indemnification obligations, the issuing entity will be required to reimburse the applicable indemnified parties for its pro rata share of the insufficiency, including from general collections on deposit in the Collection Account.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loan—The Moffett Gateway Whole Loan” , “—The Summit Mall Whole Loan” and “—The Dick’s Sporting Goods Portfolio Whole Loan” in this prospectus.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has, promptly request the related Rating Agency Confirmation again. The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) it has been appointed and currently serves as a master servicer or special servicer, as applicable, on a transaction-level basis on a CMBS transaction currently rated by Moody’s that currently has securities outstanding and for which Moody’s has not cited servicing concerns of the applicable replacement as the sole or a material factor in such rating action or any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a rating downgrade or withdrawal) of securities in a commercial mortgage-backed securitization transaction serviced by the applicable replacement master servicer or special servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency, (ii) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency, (iii) KBRA has not publicly cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by the master servicer or special servicer prior to the time of determination, if KBRA is the non-responding Rating Agency, or (iv) the replacement master servicer or special servicer is on S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or U.S. Commercial Mortgage Special Servicer, as applicable, if S&P is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean Moody’s Investors Service, Inc. (“Moody’s”), Fitch Ratings, Inc. (“Fitch”), Kroll Bond Rating Agency, Inc. (“KBRA”) and S&P Global Ratings (“S&P”).

Any Rating Agency Confirmation requests made by the master servicer, special servicer, certificate administrator, or trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information

Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA. The operating advisor will have no obligation or authority to communicate directly with the Rating Agencies, but may deliver required information to the Rating Agencies to the extent set forth in this prospectus.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any securities related to a Companion Loan, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency.

Evidence as to Compliance

Each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish), to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, as to the signer thereof, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it), the custodian, the certificate administrator, the operating advisor and each additional servicer, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance Report”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance Report will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to any Non-Serviced Whole Loans, each of the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer, the related Non-Serviced Trustee and the related Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions“, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless the holders of certificates of any class evidencing not less than 50% of the aggregate Percentage Interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding certificates (other than the Class R certificates) for the Mortgage Loans and each REO Property remaining in the issuing entity (provided, however, that (a) the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C and Class D certificates is reduced to zero, (b) there is only one holder (or multiple holders acting unanimously) of the then-outstanding certificates (other than the Class R certificates) and (c) the master servicer consents to the exchange) or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

The holders of the Controlling Class, the special servicer, the master servicer and the holders of the Class R certificates (in that order) will have the right to purchase all of the assets of the issuing entity. This purchase of all the Mortgage Loans and other assets in the issuing entity is required to be made at a price equal to (a) the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Loans) then included in the issuing entity, (2) the appraised value of the issuing entity’s portion of all REO Properties then included in the issuing entity (which fair market value for any REO Property may be less than the Purchase Price for the corresponding REO Loan), as determined by an appraiser selected by the master servicer and approved by certain classes of certificates, (3) the reasonable out-of-pocket expenses of the master servicer related to such purchase, unless the master servicer is the purchaser and (4) if the Mortgaged Property secures a Non-Serviced Mortgage Loan and is an REO Property under the terms of the related Non-Serviced PSA, the pro rata portion of the fair market value of the related property, as determined by the master servicer in accordance with clause (2) above, less (b) solely in the case where the master servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances and unpaid Servicing Fees remaining outstanding and payable solely to the master servicer (which items will be deemed to have been paid or reimbursed to the master servicer in connection with such purchase). This purchase will effect early retirement of the then-outstanding certificates, but the rights of the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates to effect the termination is subject to the requirements that the then aggregate Stated Principal Balance of the pool of Mortgage Loans be less than (or, in the case of clause (ii) below, less than or equal to) the greater of (i) 1% of the Initial Pool Balance or (ii) if the Mortgage Loan identified on Annex A-1 as “Moffett Gateway” is an asset of the trust fund, the product of (x) a percentage that is calculated by dividing (A) the sum of the outstanding principal balance of the Mortgage Loan identified on Annex A-1 as “Moffett Gateway” on any date of determination and 1% of the Initial Pool Balance by (B) the Initial Pool Balance and (y) the Initial Pool Balance; provided, however, that this termination right will not be exercisable at the percentage threshold specified in clause (ii) above earlier than the Distribution Date in April 2027. The voluntary exchange of certificates (other than the Class R certificates) for the remaining Mortgage Loans is not subject to the above described percentage limits but is limited to each such class of outstanding certificates being held by one Certificateholder (or group of Certificateholders acting unanimously) who must voluntarily participate.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the holders of certificates or holders of any Companion Loan:

(a)  to correct any defect or ambiguity in the PSA;

(b)  to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in the prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c)  to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the Master Servicer Remittance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)  to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of any Trust REMIC as a REMIC under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity or any Trust REMIC; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any holder of the certificates or holder of a Companion Loan;

(e)  to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee;

(f)  to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or any holder of a Serviced Companion Loan not consenting to such revision or addition, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)  to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h)  to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, with respect to any Mortgage Loan other than an Excluded Loan and for so long as a

Control Termination Event has not occurred and is not continuing, the Directing Certificateholder, determine that the CMBS industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Pari Passu Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(i)   to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website;

(j)   in the event Regulation RR or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal; or

(k)  to modify, eliminate or add to any of its provisions to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv).

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate Percentage Interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA without the consent of the applicable mortgage loan seller, or (5) amend the Servicing Standard without the consent of 100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that (A) changes in any manner the obligations of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller, (B) materially and adversely affects the holders of a Companion Loan without such Companion Holder’s consent or (C) changes any provisions specifically required to be included in the PSA by any Non-Serviced Intercreditor Agreement without the consent of the holder of the related Non-Serviced Companion Loan.

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of the master servicer or the special servicer (except during any period when the trustee is acting as, or has become successor to, the master servicer or the special servicer, as the case may be), (ii) an institution insured by the Federal Deposit Insurance Corporation, (iii) an institution whose long-term senior unsecured debt is rated at least “BBB+” by S&P, “A2” by Moody’s and “A” by Fitch; provided that the trustee will not become ineligible to serve based on a failure to satisfy such rating requirements as long as (a) it maintains a long-term unsecured debt rating of no less than “Baa2” by Moody’s and “A-” by Fitch, (b) its short-term debt obligations have a short-term rating of not less than “P-2” from Moody’s, “F1” by Fitch and “A-2” by S&P and (c) the master servicer maintains a rating of at least “A2” by Moody’s and “A+” by Fitch, or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation, and (iv) an entity that is not on the depositor’s “prohibited party” list.

The trustee and the certificate administrator will be also permitted at any time to resign from their obligations and duties under the PSA by giving written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator acceptable to, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of 5 days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the master servicer. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of removal, the removed trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

In addition, holders of the certificates entitled to at least 50% of the Voting Rights may upon 30 days’ prior written notice, with or without cause, remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 50% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

New York. Four (4) Mortgaged Properties identified as “229 West 43rd Street Retail Condo”, “350 Park Avenue”, “Gateway I & II” and “Uovo Art Storage” on Annex A-1 to this prospectus, securing four (4) Mortgage Loans representing 22.9% of the Initial Pool Balance are located in New York. Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is usually accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owed.

Ohio. Four (4) Mortgaged Properties identified as “Key Center Cleveland”, “580 Walnut Street”, “Summit Mall”, “ and “Park Center I, II and III” on Annex A-1 to this prospectus, securing four (4) Mortgage Loans representing 15.8% of the Initial Pool Balance are located in Ohio. Commercial mortgage loans in Ohio are generally secured by mortgages on the related real estate, and such mortgages are foreclosed judicially. A suit to foreclose a mortgage is initiated with the filing, in the county in which the real estate is located, of a complaint against, and the service of a summons and complaint upon, the owner of the real estate and all parties with a recorded interest in the real estate. Not later than 14 days after the complaint is filed, the filing plaintiff must include a preliminary judicial lien report or a commitment of an owner’s fee policy of title insurance (practice varies from county to county) that is prepared by a title company and includes, among other things, a complete legal description of each parcel of real estate to be sold at the judicial sale as well as the home and addresses of all record owners and lienholders; that title work cannot be over 30 days old when filed. After service of the complaint on the fee owner and before the sale, the “preliminary judicial report” must be updated by the filing of a final judicial report which confirms that no party obtained an interest in the mortgaged property before lis pendens attached by service on the fee owner. If a judicial title commitment was used, best practice requires that it likewise be updated for the same reason In many counties, the plaintiff must also file proof of ownership of the original note. If no answers to the complaint are filed, a judgment by default foreclosing the mortgage may be filed. If an answer is filed, any disputes raised by the answer must be determined judicially by summary disposition, if appropriate, or by trial. Once a judgment foreclosing the mortgage has been filed, the plaintiff files a praecipe with the clerk of courts requesting that an order and notice of sale of the real estate be issued by the clerk of the courts to the sheriff of the county in which the foreclosure judgment was entered. Upon receipt of the sale request from the clerk of court, the sheriff appoints three disinterested feeholders who must agree on the value of the related property. An advertisement of the foreclosure sale is published once a week for three to five consecutive weeks (practice varies from county to county) beginning at least 30 days prior to the sale in a newspaper of general circulation in the county in which the judgment was entered and in which the real estate is located. The notice of the sale, with a copy of the advertisement of sale that is to be published, is normally sent by restricted and regular mail to the owner of the real estate and all parties claiming an interest in the real estate. In addition, plaintiff serves the sale information on the plaintiff and files proof of that event with the court. The sale is conducted by the sheriff’s office at the courthouse in the county in which the judgment was rendered, on the property or elsewhere as ordered by the court. The property must sell for at least two-thirds of the appraised value; and if the minimum bid is not received, the property must be reappraised and auctioned again. A party may petition the court for relief from the minimum bid requirement after an unsuccessful sale and for a private sale instead of another sheriff’s sale. Any delinquent real estate taxes and taxes through the sale confirmation date on the real estate must be paid out of the proceeds of the sheriff’s sale. If the mortgagee credit bids its judgment, the mortgagee is not required to pay the purchase price, but is required to pay off prior liens, taxes and sheriff’s costs. After the sale, a return is filed by the sheriff conducting the sale. A motion to confirm the sale must be filed with the court issuing the order of sale. If the court finds that the sale was performed in conformity with law and equity, the court will issue an order confirming the sale, which cuts off the equity of redemption. Upon the entry of an order confirming the sale, the sheriff conducting the sale will issue a sheriff’s deed to the real estate to the successful purchaser at the sale.

Texas. Seven (7) Mortgaged Properties identified as “Dallas Design District”, “Providence at Memorial”, “Jevan Multifamily Portfolio” and “Creekview & Country Village Apartments” on Annex A-1, securing four (4) Mortgage Loans representing approximately 10.4% of the Initial Pool Balance, are located in Texas. Commercial mortgage loans in Texas are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in Texas may be accomplished by either a non-judicial trustee’s sale under a specific power-of-sale provision set forth in the deed of trust or by judicial foreclosure. Due to the relatively short period of time involved in a non-judicial foreclosure, the judicial foreclosure process is rarely used in Texas. A judicial foreclosure action must be initiated, and a non-judicial foreclosure must be completed, within four years from the date the cause of action accrues. The cause of action for the unpaid balance of the indebtedness accrues upon the maturity of the indebtedness (by acceleration or otherwise).

Unless expressly waived in the deed of trust, the lender must provide the debtor with a written demand for payment, a notice of intent to accelerate the indebtedness, and a notice of acceleration prior to commencing any foreclosure action. It is customary practice in Texas for the demand for payment to be combined with the notice of intent to accelerate the indebtedness. In addition, with respect to a non-judicial foreclosure sale and notwithstanding any waiver by debtor to the contrary, the lender is statutorily required to (i) provide each debtor obligated to pay the indebtedness a notice of foreclosure sale via certified mail, postage prepaid and addressed to each debtor at such debtor’s last known address at least 21 days before the date of the foreclosure sale; (ii) post a notice of foreclosure sale at the courthouse of each county in which the property is located; and (iii) file a notice of foreclosure sale with the county clerk of each county in which the property is located. Such 21 day period includes the entire calendar day on which the notice is deposited with the United States mail and excludes the entire calendar day of the foreclosure sale. The statutory foreclosure notice may be combined with the notice of acceleration of the indebtedness and must contain the location of the foreclosure sale and a statement of the earliest time at which the foreclosure sale will begin. To the extent the note or deed of trust contains additional notice requirements, the lender must comply with such requirements in addition to the statutory requirements set forth above.

The trustee’s sale must be performed pursuant to the terms of the deed of trust and statutory law and must take place between the hours of 10 a.m. and 4 p.m. on the first Tuesday of the month, in the area designated for such sales by the county commissioners’ court of the county in which the property is located, and must begin at the time set forth in the notice of foreclosure sale or not later than three hours after that time. If the property is located in multiple counties, the sale may occur in any county in which a portion of the property is located. Under Texas law applicable to the subject property, the debtor does not have the right to redeem the property after foreclosure. Any action for deficiency must be brought within two years of the foreclosure sale. If the foreclosure sale price is less than the fair market value of the property, the debtor or any obligor (including any guarantor) may be entitled to an offset against the deficiency in the amount by which the fair market value of the property, less the amount of any claim, indebtedness, or obligation of any kind that is secured by a lien or encumbrance on the real property that was not extinguished by the foreclosure, exceeds the foreclosure sale price.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related mortgaged property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hotel properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every 5 years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hotel properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hotel properties, motels, nursing homes and manufactured housing communities, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

See also “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with One Action Rules”.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the mortgage and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are nonrecourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal Bankruptcy Code in Title 11 of the United States Code, as amended from time to time (“Bankruptcy Code”) and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the Bankruptcy Code.

Under the Bankruptcy Code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the Bankruptcy Code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the Bankruptcy Code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the Bankruptcy Code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition securities interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The Bankruptcy Code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of security interests in pre-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personality necessary for a security interest to attach to such revenues.

The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the Bankruptcy Code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the Bankruptcy Code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The Bankruptcy Code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the Bankruptcy Code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed three (3) years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates.”

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee’s/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, a lien granted by a borrower to secure repayment of the loan in excess of its allocated share could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien.”

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed in lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator”, however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption.”

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed in lieu of foreclosure or otherwise, may be required to clean-up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hotel properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

JPMCB and its affiliates are playing several roles in this transaction. J.P. Morgan Chase Commercial Mortgage Securities Corp. is the depositor and a wholly-owned subsidiary of JPMCB. JPMCB and GACC (or an affiliate) originated or co-originated or acquired the mortgage loans and will be selling them to the depositor. JPMCB is also an affiliate of J.P. Morgan Securities LLC, an underwriter for the offering of the certificates.

JPMCB currently holds one of the Moffett Gateway Pari Passu Companion Loans. However, JPMCB intends to sell such Companion Loan in connection with one or more securitizations in the future.

Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of one of the sponsors and two of the originators.

In addition, Deutsche Bank AG, New York Branch (an affiliate of GACC) or GACC currently holds two (2) of the Uovo Art Storage Pari Passu Companion Loans. However, GACC intends to sell such Companion Loans in connection with one or more future securitizations.

Pursuant to certain interim servicing agreements between GACC and/or certain of its affiliates, on the one hand, and Wells Fargo Bank, National Association, on the other hand, Wells Fargo Bank, National Association acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, eight (8) of the Mortgage Loans to be contributed to this securitization by GACC, representing approximately 15.9% of the Initial Pool Balance.

Under the Hilton USA Trust 2016-HHV Pooling and Servicing Agreement, Wells Fargo Bank, National Association is also the Hilton USA Trust 2016-HHV Master Servicer and the Hilton USA Trust 2016-HHV Certificate Administrator of the Hilton Hawaiian Village Whole Loan.

Under the CD 2016-CD2 Pooling and Servicing Agreement, Wells Fargo Bank, National Association is also the CD 2016-CD2 Master Servicer and CD 2016-CD2 Certificate Administrator of the 229 West 43rd Street Retail Condo Whole Loan.

Under the JPMCC 2016-JP4 Pooling and Servicing Agreement, Wells Fargo Bank, National Association is also the JPMCC 2016-JP4 Master Servicer and JPMCC 2016-JP4 Certificate Administrator of the Moffett Gateway Whole Loan, the Summit Mall Whole Loan and the Dick’s Sporting Goods Portfolio Whole Loan.

Under the VNDO 2016-350P Trust and Servicing Agreement, Wells Fargo Bank, National Association is also the VNDO 2016-350P Certificate Administrator and the VNDO 2016-350P Trustee of the 350 Park Avenue Whole Loan.

Under the COMM 2015-CCRE26 Pooling and Servicing Agreement, Wells Fargo Bank, National Association is also the COMM 2015-CCRE26 Master Servicer and the COMM 2015-CCRE26 Certificate Administrator of the Prudential Plaza Whole Loan.

Under the CD 2017-CD3 Pooling and Servicing Agreement, Wells Fargo Bank, National Association is also the CD 2017-CD3 Certificate Administrator and CD 2017-CD3 Trustee of the of the Summit Place Wisconsin Whole Loan.

Under the CD 2016-CD2 Pooling and Servicing Agreement, Wilmington Trust, National Association is also the CD 2016-CD2 Trustee of the 229 West 43rd Street Retail Condo Whole Loan.

Under the COMM 2015-CCRE26 Pooling and Servicing Agreement, Wilmington Trust, National Association is also the COMM 2015-CCRE26 Trustee of the Prudential Plaza Whole Loan.

Under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement, Wilmington Trust, National Association is also the Hilton USA Trust 2016-HHV Trustee of the Hilton Hawaiian Village Whole Loan.

Under the JPMCC 2016-JP4 Pooling and Servicing Agreement, Wilmington Trust, National Association is also the JPMCC 2016-JP4 Trustee of the Moffett Gateway Whole Loan, the Summit Mall Whole Loan and the Dick’s Sporting Goods Portfolio Whole Loan.

Under the COMM 2015-CCRE26 Pooling and Servicing Agreement, CWCapital Asset Management LLC is also the COMM 2015-CCRE26 Special Servicer of the Prudential Plaza Whole Loan.

Park Bridge Lender Services LLC is also (i) the operating advisor under the COMM 2015-CCRE26 Pooling and Servicing Agreement with respect to the Prudential Plaza Whole Loan, (ii) the operating advisor and asset representations reviewer under the CD 2016-CD2 Pooling and Servicing Agreement with respect to the 229 West 43rd Street Retail Condo Whole Loan, and (iii) the operating advisor and asset representations reviewer under the CD 2017-CD3 Pooling and Servicing Agreement with respect to the Summit Place Wisconsin Whole Loan.

For additional information please the “Non-Serviced Whole Loans” chart in “Summary of Terms”.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which Yield Maintenance Charges and prepayment premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay Yield Maintenance Charges or prepayment premiums in connection with principal payments, the dates on which balloon payments are due, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or the special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, or the exercise of purchase options by the holder of a mezzanine loan. To the extent a Mortgage Loan requires payment of a Yield Maintenance Charge or prepayment premium in connection with a voluntary prepayment, any such Yield Maintenance Charge or prepayment premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. With respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates were outstanding.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X-A or Class X-B certificates with a Notional Amount, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if the Mortgage Loans with higher Mortgage Rates prepay faster than the Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution to applicable Certificateholders in reduction of the Certificate Balances of the certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balances of the classes of certificates indicated in the table below as a result of the application of Realized Losses will also reduce the Notional Amount of the related certificates.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Class
Class X-A	$824,327,000	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates
Class X-B	$89,998,000	Class B and Class C certificates

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates that are also Principal Balance Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods or Yield Maintenance Charges, release of property provisions and amortization terms that require balloon payments), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a Yield Maintenance Charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a Yield Maintenance Charge or prepayment premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the allocated loan amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 15 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the classes of certificates indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above. The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the related certificates indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Class
Class X-A	$824,327,000	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates
Class X-B	$89,998,000	Class B and Class C certificates

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with Notional Amounts because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with Notional Amounts should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar allocable to principal of the certificate is distributed to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the mortgage loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

Prepayments on Mortgage Loans may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. The “CPY” model represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period. The model used in this prospectus is the CPY model. As used in each of the following tables, the column headed “0% CPY” assumes that none of the Mortgage Loans is prepaid before its maturity date. The columns headed “25% CPY”, “50% CPY”, “75% CPY” and “100% CPY” assume that prepayments on the Mortgage Loans are made at those levels of CPR following the expiration of any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period (except as described below). We cannot assure you, however, that prepayments of the Mortgage Loans will conform to any level of CPY, and we make no representation that the Mortgage Loans will prepay at the levels of CPY shown or at any other prepayment rate.

The following tables indicate the percentage of the initial Certificate Balance of each class of the Offered Certificates that would be outstanding after each of the dates shown at various CPYs and the corresponding weighted average life of each class of Offered Certificates. The tables have been prepared on the basis of the following assumptions (the “Modeling Assumptions”), among others:

●	scheduled Periodic Payments including payments due at maturity of principal and/or interest on the Mortgage Loans will be received on a timely basis and will be distributed on the 15th day of the related month, beginning in April 2017;

●	the Mortgage Rate in effect for each Mortgage Loan as of the Cut-off Date will remain in effect to the related maturity date and will be adjusted as required pursuant to the definition of Mortgage Rate;

●	the mortgage loan sellers will not be required to repurchase any Mortgage Loan, and none of the holders of the Controlling Class (or any other Certificateholder), the special servicer, the master servicer or the holders of the Class R certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;

●	any principal prepayments on the Mortgage Loans will be received on their respective Due Dates after the expiration of any applicable lockout period, any applicable period in which defeasance is permitted, and any applicable yield maintenance period, in each case, at the respective levels of CPY set forth in the tables (without regard to any limitations in such Mortgage Loans on partial voluntary principal prepayment);

●	no Prepayment Interest Shortfalls are incurred and no prepayment premiums or Yield Maintenance Charges are collected;

●	the Closing Date occurs on or about March 31, 2017;

●	the Pass-Through Rates, initial Certificate Balances and initial Notional Amounts of the respective classes of Offered Certificates are as described in this prospectus;

●	the Administrative Cost Rate is calculated on the Stated Principal Balance of the Mortgage Loans and in the same manner as interest is calculated on the Mortgage Loans;

●	no reserves, earnouts, holdbacks, insurance proceeds or condemnation proceeds are applied to prepay any related Mortgage Loan in whole or in part;

●	no additional trust fund expenses are incurred;

●	no property releases (or related re-amortizations) occur;

●	the optional termination is not exercised;

●	there are no modifications or maturity date extensions in respect of the Mortgage Loans;

●	with respect to three (3) Mortgage Loans secured by three (3) Mortgaged Properties identified as “350 Park Avenue”, “Hilton Hawaiian Village” and “Moffett Gateway” on Annex A-1, representing approximately 6.4%, 6.0% and 3.8%, respectively, of the Initial Pool Balance, for purposes of assumed CPY prepayment rates, prepayments are determined on the basis of the principal balance of the related Mortgage Loan only; and

●	with respect to one (1) Mortgage Loan secured by one (1) Mortgaged Property identified as “Moffett Gateway” on Annex A-1, representing approximately 3.8% of the Initial Pool Balance, amortizes based on the assumed principal payment schedule attached to this prospectus as Annex F.

To the extent that the Mortgage Loans have characteristics that differ from those assumed in preparing the tables set forth below, a class of Offered Certificates that are also Principal Balance Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans will actually prepay at any constant rate until maturity or that all the Mortgage Loans will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans were to equal any of the specified CPY percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay, based on their own assumptions. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates that is also a Principal Balance Certificate and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPYs.

Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
March 2018	88	88	88	88	88
March 2019	74	74	74	74	74
March 2020	53	53	53	53	53
March 2021	23	23	23	23	23
March 2022	0	0	0	0	0
Weighted Average Life (years)(1)	2.87	2.87	2.87	2.87	2.87

(1)	The weighted average life of the Class A-1 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-1 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-1 certificates.

Percent of the Initial Certificate Balance
of the Class A-2 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
March 2018	100	100	100	100	100
March 2019	100	100	100	100	100
March 2020	100	100	100	100	100
March 2021	100	100	100	100	100
March 2022	71	68	64	57	2
March 2023	0	0	0	0	0
Weighted Average Life (years)(1)	4.96	4.96	4.95	4.94	4.83

(1)	The weighted average life of the Class A-2 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-2 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-2 certificates.

Percent of the Initial Certificate Balance
of the Class A-3 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
March 2018	100	100	100	100	100
March 2019	100	100	100	100	100
March 2020	100	100	100	100	100
March 2021	100	100	100	100	100
March 2022	100	100	100	100	100
March 2023	100	100	100	100	100
March 2024	0	0	0	0	0
Weighted Average Life (years)(1)	6.79	6.78	6.76	6.74	6.54

(1)	The weighted average life of the Class A-3 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-3 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-3 certificates.

Percent of the Initial Certificate Balance
of the Class A-4 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
March 2018	100	100	100	100	100
March 2019	100	100	100	100	100
March 2020	100	100	100	100	100
March 2021	100	100	100	100	100
March 2022	100	100	100	100	100
March 2023	100	100	100	100	100
March 2024	100	100	100	100	100
March 2025	100	99	98	95	56
March 2026	57	57	57	57	56
March 2027	0	0	0	0	0
Weighted Average Life (years)(1)	9.06	8.97	8.89	8.81	8.59

(1)	The weighted average life of the Class A-4 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-4 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-4 certificates.

Percent of the Initial Certificate Balance
of the Class A-5 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
March 2018	100	100	100	100	100
March 2019	100	100	100	100	100
March 2020	100	100	100	100	100
March 2021	100	100	100	100	100
March 2022	100	100	100	100	100
March 2023	100	100	100	100	100
March 2024	100	100	100	100	100
March 2025	100	100	100	100	100
March 2026	100	100	100	100	100
March 2027	0	0	0	0	0
Weighted Average Life (years)(1)	9.72	9.71	9.68	9.63	9.36

(1)	The weighted average life of the Class A-5 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-5 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-5 certificates.

Percent of the Initial Certificate Balance
of the Class A-SB Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
March 2018	100	100	100	100	100
March 2019	100	100	100	100	100
March 2020	100	100	100	100	100
March 2021	100	100	100	100	100
March 2022	100	100	100	100	100
March 2023	81	81	81	81	81
March 2024	59	59	59	59	59
March 2025	36	36	36	36	36
March 2026	13	13	13	13	14
March 2027	0	0	0	0	0
Weighted Average Life (years)(1)	7.38	7.38	7.38	7.38	7.38

(1)	The weighted average life of the Class A-SB certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-SB certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-SB certificates.

Percent of the Initial Certificate Balance
of the Class A-S Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
March 2018	100	100	100	100	100
March 2019	100	100	100	100	100
March 2020	100	100	100	100	100
March 2021	100	100	100	100	100
March 2022	100	100	100	100	100
March 2023	100	100	100	100	100
March 2024	100	100	100	100	100
March 2025	100	100	100	100	100
March 2026	100	100	100	100	100
March 2027	0	0	0	0	0
Weighted Average Life (years)(1)	9.87	9.85	9.82	9.79	9.54

(1)	The weighted average life of the Class A-S certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-S certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-S certificates.

Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
March 2018	100	100	100	100	100
March 2019	100	100	100	100	100
March 2020	100	100	100	100	100
March 2021	100	100	100	100	100
March 2022	100	100	100	100	100
March 2023	100	100	100	100	100
March 2024	100	100	100	100	100
March 2025	100	100	100	100	100
March 2026	100	100	100	100	100
March 2027	0	0	0	0	0
Weighted Average Life (years)(1)	9.88	9.88	9.88	9.86	9.61

(1)	The weighted average life of the Class B certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class B certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class B certificates.

Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
March 2018	100	100	100	100	100
March 2019	100	100	100	100	100
March 2020	100	100	100	100	100
March 2021	100	100	100	100	100
March 2022	100	100	100	100	100
March 2023	100	100	100	100	100
March 2024	100	100	100	100	100
March 2025	100	100	100	100	100
March 2026	100	100	100	100	100
March 2027	0	0	0	0	0
Weighted Average Life (years)(1)	9.88	9.88	9.88	9.88	9.63

(1)	The weighted average life of the Class C certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class C certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class C certificates.

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPYs based on the assumptions set forth under
“—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from March 1, 2017 to the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans will prepay in accordance with the above assumptions at any of the specified CPYs until maturity or that all the Mortgage Loans will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans are presented in terms of the CPY model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity for the Class A-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-1 certificates)	Prepayment Assumption (CPY)

	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class A-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-2 certificates)	Prepayment Assumption (CPY)

	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class A-3 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3 certificates)	Prepayment Assumption (CPY)

	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class A-4 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-4 certificates)	Prepayment Assumption (CPY)

	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class A-5 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-5 certificates)	Prepayment Assumption (CPY)

	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class A-SB Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-SB certificates)	Prepayment Assumption (CPY)

	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class X-A Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-A certificates)	Prepayment Assumption (CPY)

	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class X-B Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-B certificates)	Prepayment Assumption (CPY)

	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class A-S Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-S certificates)	Prepayment Assumption (CPY)

	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class B certificates)	Prepayment Assumption (CPY)

	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class C Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class C certificates)	Prepayment Assumption (CPY)

	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans (in the case of the Prudential Plaza Mortgage Loan, the percentage interest in the Prudential Plaza Loan REMIC Regular Interest represented thereby) and the related proceeds of the Mortgage Loans and certain other assets and will issue (i) certain classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates (the “Regular Interests”), each of which represents a regular interest in the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

In addition, pursuant to a REMIC declaration effective as of July 26, 2016 (the “Prudential Plaza REMIC Declaration”) a REMIC election (the “Prudential Plaza Loan REMIC”) will be made with respect to the Prudential Plaza Mortgage Loan and the Prudential Plaza Companion Loans evidenced by the promissory notes designated as Note A-2-1, Note A-3-1, Note A-3-2 and Note A-4. Pursuant to the CD 2016-CD1 pooling and servicing agreement, the certificate administrator of the CD 2016-CD1 mortgage trust is responsible for preparing and filing the REMIC election and REMIC returns for the Prudential Plaza Loan REMIC. The Prudential Plaza Loan REMIC issued a single regular interest (the “Prudential Plaza Loan REMIC Regular Interest”) and a single uncertificated residual interest (the “Prudential Plaza Residual Interest”). The Prudential Plaza Mortgage Loan represents a percentage interest in the Prudential Plaza Loan REMIC Regular Interest corresponding to the outstanding principal balance of the Prudential Plaza Mortgage Loan. The Prudential Plaza Residual Interest will not be an asset of the issuing entity.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and each Intercreditor Agreement, (iii) compliance with the provisions of any Non-Serviced PSA and any amendments thereto and the pooling and servicing agreement relating to the CD 2016-CD1 Mortgage Trust and the Prudential Plaza REMIC Declaration and the continued qualification of each REMIC formed thereunder and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC on the Closing Date and thereafter, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of its regular interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a three (3) month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans or split note interests in such mortgage loans, such as the Mortgage Loans (other than the Prudential Plaza Mortgage Loan); provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security and reduced by (1) the amount of any lien on the real property security that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property security that is in parity with the Mortgage Loan) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Prudential Plaza Loan REMIC Regular Interest evidenced by the Prudential Plaza Mortgage Loan and the Lower-Tier Regular Interests that will be held by the Lower-Tier REMIC and the Upper-Tier REMIC, respectively. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, Prepayment Interest Shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in such an association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, seven (7) of the Mortgaged Properties identified as “Providence at Memorial”, “Jevan Multifamily Portfolio”, “Creekview & Country Village Apartments” and “Crossroads Village Apartments” on Annex A-1, securing four (4) Mortgage Loans representing approximately 6.6% of the Initial Pool Balance, are multifamily properties or mixed-use properties with multifamily components. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. If at all times 95% or more of the assets of the issuing entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In addition, Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based upon the anticipated issue price of each such class and a stated redemption price equal to the par amount of each such class, it is anticipated that the Class [__] certificates will be issued with original issue discount for federal income tax purposes.

In addition, it is anticipated that the certificate administrator will treat the Class X-A and Class X-B certificates as having no qualified stated interest. Accordingly, such classes will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of Class X-A or Class X-B certificates may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e. the assumption that subsequent to the date of any determination the mortgage loans will prepay at a rate equal to a CPR of 0%; (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life” above. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below. It is anticipated that the Class [___] certificates will be issued with de minimis original issue discount for federal income tax purposes.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions“, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X-A or Class X-B certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only certificates, the preceding sentence may not apply in the case of the Class X-A and Class X-B certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interestholder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. it is anticipated that the Class [__] certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to holders of Class X Certificates. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interestholders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the principal balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Class X Certificates. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Premiums

Yield Maintenance Charges and prepayment premiums actually collected on the Mortgage Loans will be distributed to the Offered Certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of Yield Maintenance Charges and prepayment premiums so allocated should be taxed to the holders of the Offered Certificates, but it is not expected, for federal income tax reporting purposes, that Yield Maintenance Charges and prepayment premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of Yield Maintenance Charges and prepayment premiums. Yield Maintenance Charges and prepayment premiums, if any, may be treated as paid upon the retirement or partial retirement of the Offered Certificates. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of Yield Maintenance Charges and prepayment premiums.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount or market discount previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by any Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three (3) months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after the Startup Day. Exceptions are provided for cash contributions to the REMIC (i) during the three (3) months following the Startup Day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the highest corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of a REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the highest corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

The Bipartisan Budget Act of 2015 (the “2015 Budget Act”), which was enacted on November 2, 2015, includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules will also apply to REMICs, the holders of their residual interests and the trustees authorized to represent REMICs in IRS audits and related procedures (“tax matters persons” or “TMPs”). These new audit rules are scheduled to become effective for taxable years beginning with 2018 and will apply to both new and existing REMICs.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders more so than a tax matters person’s actions under the current rules and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The certificate administrator will have the authority to utilize, and will be directed to utilize, any exceptions available under the new provisions and Treasury regulations (including any changes thereto) so that holders of the Class R certificates, to the fullest extent possible, rather than either Trust REMIC itself, will be liable for any taxes arising from audit adjustments to either Trust REMIC’s taxable income. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions. Investors should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the holders of Regular Interests that are nonresident aliens, foreign corporations or other Non-U.S. Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three (3) full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person. In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

The term “U.S. Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons). The term “Non-U.S. Person” means a person other than a U.S. Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest and, beginning on January 1, 2019, gross proceeds from the disposition of debt obligations that give rise to U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 at the rate of 28% on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Person and stating that the beneficial owner is not a U.S. Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Trust REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the Offered Certificates.

Method of Distribution (Underwriter)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Class	J.P. Morgan Securities LLC	Deutsche Bank Securities Inc.	Drexel Hamilton, LLC	Academy Securities, Inc.
Class A-1	$32,683,000	$0	$0	$0
Class A-2	$37,129,000	$0	$0	$0
Class A-3	$11,341,000	$0	$0	$0
Class A-4	$135,000,000	$0	$0	$0
Class A-5	$457,116,000	$0	$0	$0
Class A-SB	$57,148,000	$0	$0	$0
Class X-A	$824,327,000	$0	$0	$0
Class X-B	$89,998,000	$0	$0	$0
Class A-S	$93,910,000	$0	$0	$0
Class B	$44,347,000	$0	$0	$0
Class C	$45,651,000	$0	$0	$0

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and will contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately [___]% of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from March 1, 2017, before deducting expenses payable by the depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the depositor in the form of underwriting discounts and commissions.

Expenses payable by the depositor are estimated at $[__, excluding underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of the depositor and an affiliate of one of the sponsors. In addition, Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of one of the sponsors.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of J.P. Morgan Securities LLC and Deutsche Bank Securities Inc., which are underwriters for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of J.P. Morgan Securities LLC, of the purchase price for the Offered Certificates, and the following payments: (i) the payment by the depositor to JPMCB, an affiliate of J.P. Morgan Securities LLC, in its capacity as a sponsor, of the purchase price for the mortgage loans to be sold to the depositor by JPMCB and (ii) the payment by the depositor to GACC, an affiliate of Deutsche Bank Securities Inc., in its capacity as a sponsor, of the purchase price for the mortgage loans sold to the depositor by GACC. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

As a result of the circumstances described above in this paragraph and the prior paragraph, J.P. Morgan Securities LLC and Deutsche Bank Securities Inc. have a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Potential Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”.

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

In addition, the disclosures filed as exhibits to the most recent Form ABS-EE filed on or prior to the date of the filing of this prospectus by or on behalf of the Depositor with respect to the issuing entity (file number 333-206361-09) – in accordance with Item 601(b)(102) and Item 601(b)(103) of Regulation S-K (17 C.F.R. 601(b)(102) and 601(b)(103)) – are hereby incorporated by reference into this prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 383 Madison Avenue, 31st Floor, New York, New York 10179, Attention: President, or by telephone at (212) 834-5467.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-206361) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, and any amendments to these reports may be read and copied at the Public Reference Section of the SEC, 100 F Street N.W., Washington, D.C. 20549, on official business days between the hours of 10:00 a.m. and 3:00 p.m. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms 10-D, 10-K, 8-K and ABS-EE will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engage in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as a master servicer, a special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemptions

The U.S. Department of Labor has issued to J.P. Morgan Securities LLC an individual prohibited transaction exemption, PTE 2002-19, 67 Fed. Reg. 14,979 (March 28, 2002), as amended by PTE 2013-08, 78 Fed. Reg. 41,090 (July 9, 2013) (the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Code Sections 4975(a) and (b), certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by J.P. Morgan Securities LLC, provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth five general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief. First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party. Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”). Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities. Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith. Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

Legal Investment

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”); and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of Offered Certificates specified to be “mortgage related securities” for purposes of SMMEA may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the Depositor by Cadwalader, Wickersham & Taft LLP, Charlotte, North Carolina. Certain legal matters will be passed upon for the underwriters by Sidley Austin LLP, New York, New York.

Ratings

It is a condition to their issuance that the Offered Certificates receive investment grade credit ratings from each of the four Rating Agencies engaged by the Depositor to rate the Offered Certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each distribution date and the ultimate payment in full of the Certificate Balance or Notional Amount of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the distribution date in March 2050. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of Yield Maintenance Charges, prepayment charges, prepayment premiums, prepayment fees or penalties or default interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, or (i) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of realized losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Any of the four NRSROs that we hired may issue unsolicited credit ratings on one or more classes of certificates that we did not hire it to rate. Additionally, other NRSROs that we have not engaged to rate the certificates may nevertheless issue unsolicited credit ratings on one or more classes of certificates relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from those ratings assigned by the Rating Agencies. The issuance of unsolicited ratings of a class of the certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that class. As part of the process of obtaining ratings for the certificates, the depositor had initial discussions with and submitted certain materials to six NRSROs. Based on preliminary feedback from those six NRSROs at that time, the depositor hired the Rating Agencies to rate the certificates and not the other two NRSROs due, in part, to those NRSROs’ initial subordination levels for the various classes of certificates. Had the depositor selected such other NRSROs to rate the certificates, we cannot assure you as to the ratings that such other NRSROs would ultimately have assigned to the certificates. In the case of two NRSROs hired by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the final subordination levels provided by those NRSROs for the classes of certificates. If the depositor had selected either of those NRSROs to rate those other classes of certificates not rated by them, their ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other two NRSROs hired by the depositor.

Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.

INDEX OF DEFINED TERMS

1

17g-5 Information Provider	289
1986 Act	437
1996 Act	416

2

2010 Settlement Agreement	246
2015 Budget Act	444
2016 Settlement	245
229 West 43rd Street Retail Condo Mortgage Loan	176
229 West 43rd Street Retail Condo Mortgaged Property	176
229 West 43rd Street Retail Condo Non-Controlling Note Holder	177
229 West 43rd Street Retail Condo Noteholders	177
229 West 43rd Street Retail Condo Pari Passu Companion Loans	176
229 West 43rd Street Retail Condo Whole Loan	176

3

30/360 Basis	319
350 Park Avenue Companion Loans	179
350 Park Avenue Mortgage Loan	179
350 Park Avenue Mortgaged Property	179
350 Park Avenue Noteholders	179
350 Park Avenue Pari Passu Companion Loans	179
350 Park Avenue Subordinate Companion Loan	179
350 Park Avenue Whole Loan	179

4

401(c) Regulations	453

A

AB Modified Loan	329
Accelerated Mezzanine Loan Lender	283
Acceptable Insurance Default	331
Acting General Counsel’s Letter	118
Actual/360 Basis	160, 310
Actual/360 Loans	310
ADA	418
Additional Exclusions	331
Administrative Cost Rate	269
ADR	121
Advances	306
Affirmative Asset Review Vote	364
Annual Debt Service	121
Appraisal Reduction Amount	326
Appraisal Reduction Event	325
Appraised Value	122
Appraised-Out Class	329
ASR Consultation Process	343
Assessment of Compliance Report	399
Asset Representations Reviewer Asset Review Fee	324
Asset Representations Reviewer Cap	324
Asset Representations Reviewer Termination Event	369
Asset Review	366
Asset Review Notice	365
Asset Review Quorum	365
Asset Review Report	367
Asset Review Report Summary	367
Asset Review Standard	366
Asset Review Trigger	363
Asset Review Vote Election	364
Asset Status Report	341
Assumed Certificate Coupon	254
Assumed Final Distribution Date	276
Assumed Scheduled Payment	270
Attestation Report	399
Available Funds	263

B

Balloon Balance	122
BANA	212
Bankruptcy Code	411
Base Interest Fraction	275
Beds	127
Borrower Party	283
Borrower Party Affiliate	283
BSCMI	219

C

C(WUMP)O	15
CD 2016-CD2 Certificate Administrator	177
CD 2016-CD2 Directing Certificateholder	177
CD 2016-CD2 Master Servicer	177
CD 2016-CD2 Operating Advisor	177
CD 2016-CD2 Pooling and Servicing Agreement	177
CD 2016-CD2 Special Servicer	177
CD 2016-CD2 Trustee	177
CD 2017-CD3 Certificate Administrator	206

CD 2017-CD3 Directing Certificateholder	207
CD 2017-CD3 Master Servicer	206
CD 2017-CD3 Operating Advisor	206
CD 2017-CD3 Pooling and Servicing Agreement	206
CD 2017-CD3 Special Servicer	206
CD 2017-CD3 Trustee	206
CERCLA	416
Certificate Administrator Fee Rate	323
Certificate Administrator/Trustee Fee	323
Certificate Balance	262
Certificate Owners	291
Certificateholder	284
Certificateholder Quorum	371
Certificateholder Repurchase Request	379
Certifying Certificateholder	292
CGMRC	212
Chou Guarantor	157
Class A Certificates	261
Class A-SB Planned Principal Balance	271
Class X Certificates	261
Clearstream	290
Clearstream Participants	291
Closing Date	121
CMAE	243
CMBS	51
Code	434
Collateral Deficiency Amount	329
Collection Account	309
Collection Period	264
COMM 2015-CCRE26 Certificate Administrator	183
COMM 2015-CCRE26 Directing Certificateholder	184
COMM 2015-CCRE26 Master Servicer	183
COMM 2015-CCRE26 Operating Advisor	183
COMM 2015-CCRE26 Pooling and Servicing Agreement	184
COMM 2015-CCRE26 Special Servicer	183
COMM 2015-CCRE26 Trustee	183
COMM Conduit/Fusion	228
COMM FL	228
Communication Request	293
Companion Distribution Account	309
Companion Holder	173
Companion Loan	120
Companion Loans	120
Compensating Interest Payment	277
Complaint	238
Constant Prepayment Rate	425
Constraining Level	253
Consultation Termination Event	354

Control Appraisal Period	196
Control Eligible Certificates	349
Control Termination Event	354
Controlling Class	349
Controlling Class Certificateholder	349
Controlling Companion Loan	173
Corrected Loan	340
Court	245
CPR	425
CPY	425
CREC	142
Credit Risk Retention Rules	248
CREFC®	280
CREFC® Intellectual Property Royalty License Fee	325
CREFC® Intellectual Property Royalty License Fee Rate	325
CREFC® Investor Reporting Package	313
CREFC® Reports	280
Cross-Over Date	267
Cumulative Appraisal Reduction Amount	328, 329
Cure/Contest Period	366
Cut-off Date	120
Cut-off Date Balance	122
CWCAM	243
CWCAM Motion to Dismiss	246

D

Dallas Design District Controlling Pari
Passu Companion Loan	193
Dallas Design District Intercreditor Agreement	193
Dallas Design District Mortgage Loan	192
Dallas Design District Whole Loan	193
DB Originators	230
DBNY	230
Defaulted Loan	346
Defeasance Deposit	163
Defeasance Loans	163
Defeasance Lock-Out Period	163
Defeasance Option	163
Defendants	146, 245
Deferred Subordinate Loan	173
Definitive Certificate	290
Delinquent Loan	364
Depositaries	290
Determination Date	263
Deutsche Bank	227
Dick’s Sporting Goods Portfolio Controlling Pari Passu Companion Loan	208
Dick’s Sporting Goods Portfolio Intercreditor Agreement	208

Dick’s Sporting Goods Portfolio Mortgage Loan	208
Dick’s Sporting Goods Portfolio Whole Loan	208
Diligence File	295
Directing Certificateholder	348
Directing Certificateholder Asset Status Report Approval Process	342
Disclosable Special Servicer Fees	322
Discount Rate	276
Discount Yield	252
Dispute Resolution Consultation	382
Dispute Resolution Cut-off Date	381
Disputed Proceeds	245
Distribution Accounts	309
Distribution Date	263
Distribution Date Statement	280
District Court	238
DMARC	228
Dodd-Frank Act	104
DOJ	227
DOL	450
Draft CRR Amendment Regulation	103
DSCR/DY Trigger	352
DST	168
DTC	289
DTC Participants	290
DTC Rules	291
Due Date	160, 264

E

EDGAR	449
EEA	12
Effective Gross Income	125
Eligible Asset Representations Reviewer	367
Eligible Operating Advisor	359
Enforcing Party	380
Enforcing Servicer	379
ERISA	449
ESA	141, 223, 232
Escrow/Reserve Mitigating Circumstances	226
EU Risk Retention and Due Diligence Requirements	103
Euroclear	290
Euroclear Operator	292
Euroclear Participants	292
Exception Schedules	259
Excess Modification Fee Amount	319
Excess Modification Fees	318
Excess Prepayment Interest Shortfall	278
Exchange Act	219, 235
Excluded Controlling Class Holder	287
Excluded Controlling Class Loan	283

Excluded Information	283
Excluded Loan	283
Excluded Special Servicer	371
Excluded Special Servicer Loan	371
Exemption	451
Exemption Rating Agency	451
Expected Price	254

F

FATCA	445
FDIA	117
FDIC	117
Federal Court	245
FETL	17
FIEL	17
Final Asset Status Report	342
Final Dispute Resolution Election Notice	382
Final Material Asset Status Report	342
Financial Promotion Order	14
FIRREA	118, 144, 223, 231
Fitch	397
Fortress	243
FPO Persons	14
FSCMA	17
FSMA	14

G

GACC	227
GACC Data Tape	229
GACC Deal Team	229
GACC Mortgage Loans	228
Gain-on-Sale Entitlement Amount	264
Gain-on-Sale Remittance Amount	265
Gain-on-Sale Reserve Account	310
Garn Act	417
GEB	147
GLA	123

H

Hard Lockbox	123
High Net Worth Companies, Unincorporated Associations, etc.	14
Hilton Hawaiian Village Companion Loans	186
Hilton Hawaiian Village Controlling Noteholder	188
Hilton Hawaiian Village Intercreditor Agreement	186
Hilton Hawaiian Village Mortgage Loan	185
Hilton Hawaiian Village Noteholders	186
Hilton Hawaiian Village Pari Passu Companion Loans	185

Hilton Hawaiian Village Subordinate Companion Loan	185
Hilton Hawaiian Village Whole Loan	186
Hilton USA Trust 2016-HHV Certificate Administrator	186
Hilton USA Trust 2016-HHV Depositor	186
Hilton USA Trust 2016-HHV Directing Certificateholder	188
Hilton USA Trust 2016-HHV Master Servicer	186
Hilton USA Trust 2016-HHV Special Servicer	186
Hilton USA Trust 2016-HHV Trust and Servicing Agreement	186
Hilton USA Trust 2016-HHV Trustee	186

I

ICAP	159
ICIP	158
IG Rent Credit	123
Indirect Participants	290
Initial Delivery Date	341
Initial Pool Balance	120
Initial Requesting Certificateholder	379
In-Place Cash Management	123
Insurance and Condemnation Proceeds	309
Intercreditor Agreement	173
Interest Accrual Amount	269
Interest Accrual Period	269
Interest Distribution Amount	269
Interest Reserve Account	310
Interest Shortfall	269
Interested Person	347
Interest-Only Certificates	248
Interest-Only Expected Price	256
Interpolated Yield	252, 255
Investment Company Act of 1940	1
Investor Certification	283

J

JPMCB	219
JPMCB Data Tape	220
JPMCB Deal Team	220
JPMCB Mortgage Loans	220
JPMCB’s Qualification Criteria	222
JPMCC 2016-JP4 Asset Representations Reviewer	197
JPMCC 2016-JP4 Certificate Administrator	197
JPMCC 2016-JP4 Depositor	197
JPMCC 2016-JP4 Directing Certificateholder	200
JPMCC 2016-JP4 Master Servicer	197

JPMCC 2016-JP4 Operating Advisor	197
JPMCC 2016-JP4 Pooling and Servicing Agreement	197
JPMCC 2016-JP4 Securitization Trust	200
JPMCC 2016-JP4 Special Servicer	197
JPMCC 2016-JP4 Trustee	197
JPMCC 2017-JP5 Asset Representations Reviewer	190
JPMCC 2017-JP5 Certificate Administrator	190
JPMCC 2017-JP5 Depositor	190
JPMCC 2017-JP5 Master Servicer	190
JPMCC 2017-JP5 Operating Advisor	190
JPMCC 2017-JP5 Pooling and Servicing Agreement	189
JPMCC 2017-JP5 Special Servicer	190
JPMCC 2017-JP5 Trustee	190

K

KBRA	397
Key Center Cleveland Control Note Securitization Date	212
Key Center Cleveland Intercreditor Agreement	212
Key Center Cleveland Mortgage Loan	212
Key Center Cleveland Mortgaged Property	212
Key Center Cleveland Non-Controlling Note Holder	214
Key Center Cleveland Note A-1Controlling Companion Loan	212
Key Center Cleveland Noteholders	212
Key Center Cleveland Pari Passu Companion Loans	212
Key Center Cleveland Pooling and Servicing Agreement	212
Key Center Cleveland Whole Loan	212
Key Center Required Repairs	143

L

Landmark Square Controlling Pari Passu Companion Loan	189
Landmark Square Intercreditor Agreement	189
Landmark Square Mortgage Loan	189
Landmark Square Whole Loan	189
Liquidation Fee	320
Liquidation Proceeds	309
Litigation State	245
Loan Per Unit	123
Loan Specific Directing Holder	349
Loss of Value Payment	299
Lower-Tier Regular Interests	435
Lower-Tier REMIC	262, 435

LTV Ratio	122

M

MAI	300
Major Decision	350
Major Decision Reporting Package	350
MAS	16
Master Servicer	239
Master Servicer Decision	334
Master Servicer Proposed Course of Action Notice	380
Master Servicer Remittance Date	305
Material Defect	298
Minnesota Court	245
MLPA	294
Modeling Assumptions	425
Modification	245
Modification Fees	318
Moffett Gateway Companion Loans	196
Moffett Gateway Controlling Pari Passu Companion Loan	197
Moffett Gateway Intercreditor Agreement	196
Moffett Gateway Mortgage Loan	196
Moffett Gateway Noteholders	196
Moffett Gateway Pari Passu Companion Loans	196
Moffett Gateway Sequential Pay Event	197
Moffett Gateway Subordinate Companion Loan	196
Moffett Gateway Threshold Event Collateral	197
Moffett Gateway Whole Loan	196
Moody’s	397
Morningstar	241
Mortgage	121
Mortgage File	294
Mortgage Loans	120
Mortgage Note	121
Mortgage Pool	120
Mortgage Rate	269
Mortgaged Property	121
mortgages	406
Motion to Dismiss	245
MSD	142

N

NCTI Guarantor	157
Net Mortgage Rate	268
Net Operating Income	123
NOI Date	123
Nonrecoverable Advance	307
Non-Serviced Certificate Administrator	174
Non-Serviced Companion Loan	174
Non-Serviced Directing Certificateholder	174
Non-Serviced Intercreditor Agreement	174
Non-Serviced Master Servicer	174
Non-Serviced Mortgage Loan	174
Non-Serviced Operating Advisor	174
Non-Serviced PSA	174
Non-Serviced Securitization Trust	175
Non-Serviced Special Servicer	175
Non-Serviced Trustee	175
Non-Serviced Whole Loan	175
Non-U.S. Person	445
Notional Amount	262
NRA	123
NRSRO	282, 453
NRSRO Certification	284
NYSARC	134

O

Occupancy	123
Occupancy Date	123
OCS Opposition	245
OCS Reply	245
Offered Certificates	261
OID Regulations	438
OLA	118
One Congress Street Loan	245
Operating Advisor	258
Operating Advisor Consultation Event	259, 354
Operating Advisor Consulting Fee	323
Operating Advisor Expenses	324
Operating Advisor Fee	323
Operating Advisor Fee Rate	323
Operating Advisor Standard	357
Operating Advisor Termination Event	361
Operating Statements	126
Operative Agreements	245

P

P&I Advance	305
Pads	127
PAR	224, 232
Pari Passu Companion Loan	120, 175
Pari Passu Companion Loans	120
Park Bridge Financial	246
Park Bridge Lender Services	246
Participants	290
Parties in Interest	450
Pass-Through Rate	268
Patriot Act	419
PCBs	142
PCE	142
PCIS Persons	14

PCO	155
PCVST Mezzanine Loans	246
PCVST Property	246
Percentage Interest	263
Periodic Payments	263
Permitted Investments	263, 310
Permitted Special Servicer /Affiliate Fees	323
PIPs	70, 143
Plaintiffs	146
Plans	450
PRC	15
Preliminary Dispute Resolution Election Notice	381
Prepayment Assumption	439
Prepayment Interest Excess	276
Prepayment Interest Shortfall	277
Prime Rate	309
Principal Balance Certificates	261
Principal Distribution Amount	269
Principal Shortfall	271
Prior Loan	145
Prior Securitization	145
Prior Sponsorship	145
Privileged Information	360
Privileged Information Exception	360
Privileged Person	282
Professional Investors	15
Prohibited Prepayment	277
Promotion Of Collective Investment Schemes Exemptions Order	14
Proposed Course of Action	381
Proposed Course of Action Notice	380
Prospectus Directive	13
Prudential Plaza Guarantors	145
Prudential Plaza Loan REMIC	435
Prudential Plaza Loan REMIC Regular
Interest	435
Prudential Plaza Mortgage Loan	183
Prudential Plaza Mortgaged Property	145, 183
Prudential Plaza Non-Controlling Note
Holder	184
Prudential Plaza Noteholders	183
Prudential Plaza Pari Passu Companion Loans	183
Prudential Plaza REMIC Declaration	435
Prudential Plaza Residual Interest	435
Prudential Plaza Whole Loan	183
PSA	261
PSA Party Repurchase Request	380
PSW Complaint	245
PSW Court	245
PSW Cross-Motion	246
PSW Trusts	245
PTCE	452
Purchase Price	299
Q

Qualified Replacement Special Servicer	372
Qualified Substitute Mortgage Loan	300
Qualifying CRE Loan Percentage	248

R

RAC No-Response Scenario	396
RAIT Complaint	245
RAIT Preferred Funding	245
Rated Final Distribution Date	276
Rating Agencies	397
Rating Agency Confirmation	397
REA	61
Realized Loss	279
REC	141
Registration Statement	449
Regular Certificates	261
Regular Interestholder	438
Regular Interests	435
Regulation AB	399
Reimbursement Rate	309
Related Proceeds	308
Release Date	163
Relevant Member State	12
Relevant Persons	14
Relief Act	419
REMIC	435
REMIC Regulations	434
REO Account	310
REO Loan	272
REO Property	340
Replacement Franchise Agreement	132
Repurchase Request	380
Requesting Certificateholder	381
Requesting Holders	330
Requesting Investor	293
Requesting Party	396
Required Credit Risk Retention Percentage	248
Requirements	419
Residual Certificates	261
Resolution Failure	380
Resolved	380
Restricted Group	451
Restricted Party	360
Retaining Sponsor	248
Review Materials	365
Revised Rate	269
RevPAR	123
RMBS	238
Rooms	127
Rule 17g-5	284

S

S&P	397
Scheduled Certificate Interest Payments	255
Scheduled Certificate Principal Payments	248
Scheduled Principal Distribution Amount	270
SEC	219, 235
Securities Act	399
Securitization Accounts	310
Securitization Framework	103
Securitization Regulation	103
Senior Certificates	261
Servicer Termination Event	373
Servicing Advances	306
Servicing Fee	317
Servicing Fee Rate	317
Servicing Shift Mortgage Loan	175
Servicing Shift PSA	175
Servicing Shift Securitization Date	175
Servicing Shift Whole Loan	175
Servicing Standard	304
SF	124
SFA	16
SFO	15
Similar Law	450
SMMEA	453
Soft Lockbox	123
Soft Springing Lockbox	124
SoftBank	244
Special Servicing Fee	319
Special Servicing Fee Rate	319
Specially Serviced Loans	339
Springing Lockbox	124
Sq. Ft.	124
Square Feet	124
Startup Day	435
Stated Principal Balance	271
Structured Product	15
Stuyvesant Town Property	245
Subject Loans	324
Subordinate Certificates	261
Subordinate Companion Loan	120, 175
Subordinate Companion Loans	120
Subordinate WSC Loan	173
Subsequent Asset Status Report	341
Sub-Servicing Agreement	304
Summit Mall Controlling Pari Passu Companion Loan	203
Summit Mall Intercreditor Agreement	203
Summit Mall Mortgage Loan	202
Summit Mall Whole Loan	203
Summit Place Parking Parcel	131
Summit Place Subordinate Loan	173
Summit Place Wisconsin Mortgage Loan	206
Summit Place Wisconsin Mortgaged Property	206
Summit Place Wisconsin Non-Controlling Note Holder	207
Summit Place Wisconsin Noteholders	206
Summit Place Wisconsin Pari Passu Companion Loan	206
Summit Place Wisconsin Whole Loan	206
Summit REA	154
Swap Expected Price	254
Swap-Priced Principal Balance Certificates	248

T

T-12	124
Target Price	253
TCO	155
Term to Maturity	124
Terms and Conditions	292
Tests	366
Third Party Purchaser	100, 248, 249
Title V	418
TRIPRA	76
Trust REMICs	262, 435
TTM	124

U

U.S. Person	445
UCC	406
Underwriter Entities	94
Underwriting Agreement	447
Underwritten Expenses	124
Underwritten NCF Debt Yield	125
Underwritten Net Cash Flow	125
Underwritten Net Cash Flow Debt Service Coverage Ratio	124
Underwritten Net Operating Income Debt Service Coverage Ratio	125
Underwritten NOI	125
Underwritten Revenues	126
Units	127
Unscheduled Principal Distribution Amount	270
Unsecured Loan	172
Unsolicited Information	366
Uovo Art Storage Control Note Securitization Date	216
Uovo Art Storage Directing Certificateholder	216
Uovo Art Storage Intercreditor Agreement	215
Uovo Art Storage Mortgage Loan	215

Uovo Art Storage Mortgaged Property	215
Uovo Art Storage Non-Controlling Note Holder	217
Uovo Art Storage Note A-1 Controlling Companion Loan	215
Uovo Art Storage Noteholders	215
Uovo Art Storage Pari Passu Companion Loans	215
Uovo Art Storage Pooling and Servicing Agreement	216
Uovo Art Storage Whole Loan	215
Upper-Tier REMIC	262, 435
UW Expenses	124
UW NCF	125
UW NCF Debt Yield	125
UW NCF DSCR	124
UW NOI	125
UW NOI Debt Yield	127
UW NOI DSCR	125
UW NOI DY	127

V

VCP	142
VNDO 2016-350P Certificate Administrator	179
VNDO 2016-350P Depositor	179
VNDO 2016-350P Directing Certificateholder	181
VNDO 2016-350P Master Servicer	179
VNDO 2016-350P Special Servicer	179
VNDO 2016-350P Trust and Servicing Agreement	179
VNDO 2016-350P Trustee	179
VNDO Trust 2016-350P	181
VOCs	142
Volcker Rule	104
Voting Rights	289

W

WAC Rate	268
Wachovia	239
WDNR	142
Weighted Average Mortgage Rate	127
Wells Fargo	239
Wells Fargo Bank	237
West Allis CDA	173
Whole Loan	120
Withheld Amounts	310
Workout Fee	319
Workout Fee Rate	319
Workout-Delayed Reimbursement Amount	308
WTNA	236

Y

Yield Maintenance Charge	275
Yield-Priced Expected Price	257
Yield-Priced Principal Balance Certificates	248
YM Group A	275
YM Group B	275
YM Group C	275
YM Group RR	275
YM Groups	275

ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX A-1

								Number of	Property	Property		Year
Loan #	Seller(1)	Property Name	Street Address	City	State	Zip Code	County	Properties	Type	Subtype	Year Built	Renovated	Units(2)
1	GACC	229 West 43rd Street Retail Condo	229 West 43rd Street	New York	NY	10036	New York	1	Retail	Anchored	1913-1947	2009	248,457
2	GACC	350 Park Avenue	350 Park Avenue	New York	NY	10022	New York	1	Office	CBD	1961	2012	570,784
3	GACC	Prudential Plaza	130 East Randolph Street & 180 North Stetson Avenue	Chicago	IL	60601	Cook	1	Office	CBD	1955, 1990	1990, 2014-2015	2,269,632
4	JPMCB	Hilton Hawaiian Village	2005 Kalia Road	Honolulu	HI	96815	Honolulu	1	Hotel	Full Service	1961	2016	2,860
5	GACC	Key Center Cleveland	127 Public Square	Cleveland	OH	44114	Cuyahoga	1	Mixed Use	Office/Hotel/Parking	1890, 1991		1,369,980
6	GACC	Gateway I & II	135 East 125th Street & 126 East 126th Street	New York	NY	10035	New York	1	Mixed Use	Office/Retail	2001, 2008		95,782
7	JPMCB	Landmark Square	1-7 Landmark Square	Stamford	CT	06901	Fairfield	1	Mixed Use	Office/Retail	1974, 1976, 1977, 1981, 1983, 2006		757,917
8	JPMCB	Dallas Design District	Various	Dallas	TX	75207	Dallas	1	Industrial	Flex	Various	Various	728,452
9	JPMCB	Moffett Gateway	1225-1265 Crossman Avenue	Sunnyvale	CA	94089	Santa Clara	1	Office	Suburban	2016		612,691
10	GACC	Uovo Art Storage	41-54 22nd Street & 21-15 21st Street	Long Island City	NY	11101	Queens	1	Self Storage	Art Storage	2014-2015		275,000
11	GACC	AHIP FL 5 Portfolio	Various	Various	FL	Various	Various	5	Hotel	Various	Various	Various	473
11.01	GACC	Holiday Inn Express Ft Myers East	3427 Forum Boulevard	Fort Myers	FL	33905	Lee	1	Hotel	Limited Service	2009		111
11.02	GACC	Staybridge Suites Tampa East Brandon	3624 North Flakenburg Road	Tampa	FL	33619	Hillsborough	1	Hotel	Extended Stay	2007	2014	100
11.03	GACC	Holiday Inn Express Sarasota I-75	5730 Gantt Road	Sarasota	FL	34233	Sarasota	1	Hotel	Limited Service	2003	2012	101
11.04	GACC	Fairfield Inn & Suites Orlando Ocoee	10971 West Colonial Drive	Ocoee	FL	34761	Orange	1	Hotel	Limited Service	2004	2014	80
11.05	GACC	Courtyard Tampa North I-75 Fletcher	13575 Cypress Glen Lane	Tampa	FL	33637	Hillsborough	1	Hotel	Limited Service	1995	2013	81
12	GACC	580 Walnut Street	580 Walnut Street	Cincinnati	OH	45202	Hamilton	1	Mixed Use	Office/Retail	1973	2016	245,520
13	JPMCB	Delamar Greenwich Harbor	500 Steamboat Road	Greenwich	CT	06830	Fairfield	1	Hotel	Full Service	1961	2012	82
14	JPMCB	Summit Mall	3265 West Market Street	Fairlawn	OH	44333	Summit	1	Retail	Regional Mall	1965	2007	528,234
15	GACC	Park Center Plaza I, II & III	6050, 6100 and 6150 Oak Tree Boulevard	Independence	OH	44131	Cuyahoga	1	Office	Suburban	1998-2000		418,999
16	GACC	Summit Place Wisconsin	6737 West Washington Street	West Allis	WI	53214	Milwaukee	1	Office	Suburban	1905	2003	664,479
17	JPMCB	Shopko Oregon Portfolio	Various	Various	OR	Various	Various	3	Retail	Various	Various		319,006
17.01	JPMCB	Shopko Salem	1230 Lancaster Drive Southeast	Salem	OR	97317	Marion	1	Retail	Single Tenant	1991		117,326
17.02	JPMCB	Shopko Bend	60 Northeast Bend River Mall Drive	Bend	OR	97703	Deschutes	1	Retail	Single Tenant	1989		100,840
17.03	JPMCB	Shopko Eugene	2815 Chad Drive	Eugene	OR	97408	Lane	1	Retail	Freestanding	1987		100,840
18	JPMCB	Providence at Memorial	1370 Afton Street	Houston	TX	77055	Harris	1	Multifamily	Garden	1971	2015-2016	321
19	GACC	Holiday Inn Miami Beach	4333 Collins Avenue	Miami Beach	FL	33140	Miami-Dade	1	Hotel	Full Service	1957	2007-2008	253
20	JPMCB	Jevan Multifamily Portfolio	Various	Austin	TX	78758	Travis	3	Multifamily	Garden	Various	2014	422
20.01	JPMCB	Vida	1735 Rutland Drive	Austin	TX	78758	Travis	1	Multifamily	Garden	1983	2014	160
20.02	JPMCB	Amor	1200 Mearns Meadow Boulevard	Austin	TX	78758	Travis	1	Multifamily	Garden	1984	2014	132
20.03	JPMCB	Feliz	1804 West Rundberg Lane	Austin	TX	78758	Travis	1	Multifamily	Garden	1980	2014	130
21	GACC	Cupertino Civic Center	20370, 20380 and 20410 Town Center Lane	Cupertino	CA	95014	Santa Clara	1	Office	Suburban	1974, 1984	2008	63,062
22	GACC	Congressional Place	6700 East Pacific Coast Highway	Long Beach	CA	90803	Los Angeles	1	Office	Suburban	1984		76,939
23	GACC	Trabuco Hills	27755–27875 Santa Margarita Parkway	Mission Viejo	CA	92691	Orange	1	Retail	Shadow Anchored	1992	2005	49,781
24	GACC	Creekview & Country Village Apartments	Various	Sherman	TX	75092	Grayson	2	Multifamily	Garden	Various		292
24.01	GACC	Creekview Apartments	700 South F.M. 1417	Sherman	TX	75092	Grayson	1	Multifamily	Garden	1985, 1994		144
24.02	GACC	Country Village Apartments	900 South F.M. 1417	Sherman	TX	75092	Grayson	1	Multifamily	Garden	1997		148
25	JPMCB	Dick’s Sporting Goods Portfolio	Various	Various	Various	Various	Various	6	Retail	Various	Various		264,338
25.01	JPMCB	Dick’s Keene	42 Ash Brook Road	Keene	NH	03431	Cheshire	1	Retail	Shadow Anchored	2005		45,471
25.02	JPMCB	Dick’s Concord	295 Loudon Road	Concord	NH	03301	Merrimack	1	Retail	Freestanding	2005		50,000
25.03	JPMCB	Dick’s Wichita	4600 West Kellogg Drive	Wichita	KS	67209	Sedgwick	1	Retail	Anchored	2003		48,780
25.04	JPMCB	Dick’s Bloomingdale	328 West Army Trail Road	Bloomingdale	IL	60108	DuPage	1	Retail	Shadow Anchored	2006		50,000
25.05	JPMCB	Dick’s Fort Wayne	309 East Coliseum Boulevard	Fort Wayne	IN	46805	Allen	1	Retail	Unanchored	2004		50,000
25.06	JPMCB	PetSmart Concord	299 Loudon Road	Concord	NH	03301	Merrimack	1	Retail	Freestanding	2006		20,087
26	GACC	Plaza Ashland	98 Central Avenue	Ashland	OR	97520	Jackson	1	Hotel	Limited Service	2002	2013-2016	92
27	GACC	Cleveland Towne Center	4580 Frontage Road Northwest	Cleveland	TN	37312	Bradley	1	Retail	Anchored	2008		152,839
28	GACC	Courtyard Marriott Richland	480 Columbia Point Drive	Richland	WA	99352	Benton	1	Hotel	Limited Service	2004	2012, 2015	120
29	GACC	Grossmont Medical Center	8851 Center Drive	La Mesa	CA	91942	San Diego	1	Office	Medical	1986		70,122
30	JPMCB	Horizon Village	2855 Lawrenceville Suwanee Road	Suwanee	GA	30024	Gwinnett	1	Retail	Anchored	1996		97,001
31	JPMCB	WoodSpring Suites Orlando Portfolio	Various	Various	FL	Various	Various	2	Hotel	Extended Stay	2007		226
31.01	JPMCB	Value Place Clermont	16311 SR 50	Clermont	FL	34711	Lake	1	Hotel	Extended Stay	2007		121
31.02	JPMCB	Value Place Clarcona	4125 Clarcona Ocoee Road	Orlando	FL	32810	Orange	1	Hotel	Extended Stay	2007		105
32	JPMCB	Hampton Inn & Suites - Pensacola	8021 Lavelle Way	Pensacola	FL	32526	Escambia	1	Hotel	Limited Service	2014		75
33	GACC	Shopko Billings	905 South 24th Street West	Billings	MT	59102	Yellowstone	1	Retail	Single Tenant	1990		100,800
34	JPMCB	Continental Plaza	2701 Troy Center Drive	Troy	MI	48084	Oakland	1	Office	Suburban	1986	1999	95,953
35	GACC	Crossroads Village Apartments	6600 Constitution Boulevard	Portage	MI	49024	Kalamazoo	1	Multifamily	Garden	1991	2014-2016	153

A-1-1

ANNEX A-1

										Original		Current
			Unit of		Occupancy	Appraised	Appraisal	Current	Original	Balance	Current	Balance	% of Initial	Crossed	Related	Interest	Admin.
Loan #	Seller(1)	Property Name	Measure	Occupancy %(3)	Date	Value ($)(4)	Date	LTV %(4)	Balance ($)(5)(6)	per Unit ($)	Balance ($)(5)(6)	per Unit ($)	Pool Balance	Loan	Borrower(7)	Rate %(8)	Fee %(8)
1	GACC	229 West 43rd Street Retail Condo	Square Feet	100.0%	10/01/16	470,000,000	10/01/16	60.6%	80,000,000	1,147	80,000,000	1,147	7.7%	No	No	4.00550	0.01173
2	GACC	350 Park Avenue	Square Feet	99.1%	11/01/16	710,000,000	11/01/16	41.7%	66,667,200	519	66,667,200	519	6.4%	No	No	3.91513	0.01048
3	GACC	Prudential Plaza	Square Feet	77.1%	11/30/16	700,000,000	07/20/16	59.3%	65,000,000	183	65,000,000	183	6.2%	No	No	4.61000	0.01173
4	JPMCB	Hilton Hawaiian Village	Rooms	94.6%	09/30/16	2,230,000,000	08/30/16	31.2%	62,250,000	243,566	62,250,000	243,566	6.0%	No	No	4.19950	0.01048
5	GACC	Key Center Cleveland	Square Feet	92.9%	10/19/16	362,000,000	12/01/17	60.8%	60,000,000	161	60,000,000	161	5.8%	No	No	5.31000	0.01923
6	GACC	Gateway I & II	Square Feet	95.5%	10/31/16	77,000,000	11/16/16	71.4%	55,000,000	574	55,000,000	574	5.3%	No	No	4.69000	0.01654
7	JPMCB	Landmark Square	Square Feet	84.9%	12/31/16	175,700,000	11/09/16	56.9%	49,000,000	132	49,000,000	132	4.7%	No	No	4.97000	0.01173
8	JPMCB	Dallas Design District	Square Feet	98.7%	12/28/16	193,085,000	Various	62.1%	45,000,000	165	45,000,000	165	4.3%	No	No	5.25700	0.01173
9	JPMCB	Moffett Gateway	Square Feet	100.0%	03/01/17	525,000,000	07/20/16	46.3%	40,000,000	397	40,000,000	397	3.8%	No	No	3.31940	0.01173
10	GACC	Uovo Art Storage	Square Feet	83.9%	01/10/17	165,000,000	01/09/17	52.6%	37,000,000	316	36,943,588	316	3.5%	No	No	4.73500	0.01173
11	GACC	AHIP FL 5 Portfolio	Rooms	74.1%	09/30/16	61,600,000	11/01/17	59.8%	37,000,000	78,224	36,865,905	77,941	3.5%	No	No	4.99000	0.01654
11.01	GACC	Holiday Inn Express Ft Myers East	Rooms	75.0%	09/30/16	14,500,000	11/01/17		8,709,416		8,677,851		0.8%
11.02	GACC	Staybridge Suites Tampa East Brandon	Rooms	74.7%	09/30/16	13,400,000	11/01/17		8,048,701		8,019,531		0.8%
11.03	GACC	Holiday Inn Express Sarasota I-75	Rooms	65.4%	09/30/16	12,500,000	11/01/17		7,508,117		7,480,906		0.7%
11.04	GACC	Fairfield Inn & Suites Orlando Ocoee	Rooms	80.6%	09/30/16	11,000,000	11/01/17		6,607,143		6,583,197		0.6%
11.05	GACC	Courtyard Tampa North I-75 Fletcher	Rooms	76.3%	09/30/16	10,200,000	11/01/17		6,126,623		6,104,419		0.6%
12	GACC	580 Walnut Street	Square Feet	93.9%	01/01/17	51,750,000	04/01/17	68.5%	35,500,000	145	35,445,906	144	3.4%	No	No	4.74000	0.01654
13	JPMCB	Delamar Greenwich Harbor	Rooms	72.7%	10/31/16	50,000,000	10/01/16	70.8%	35,500,000	432,927	35,377,503	431,433	3.4%	No	No	5.25500	0.03654
14	JPMCB	Summit Mall	Square Feet	92.3%	07/05/16	205,000,000	08/08/16	41.5%	35,000,000	161	35,000,000	161	3.4%	No	No	3.31400	0.01173
15	GACC	Park Center Plaza I, II & III	Square Feet	93.6%	12/28/16	50,650,000	11/15/16	68.1%	34,500,000	82	34,500,000	82	3.3%	No	No	4.60000	0.03404
16	GACC	Summit Place Wisconsin	Square Feet	99.1%	10/31/16	99,000,000	10/05/16	72.7%	32,000,000	108	32,000,000	108	3.1%	No	No	4.89000	0.01173
17	JPMCB	Shopko Oregon Portfolio	Square Feet	100.0%	03/01/17	40,600,000	Various	69.2%	28,125,000	88	28,083,385	88	2.7%	No	No	4.99800	0.01654
17.01	JPMCB	Shopko Salem	Square Feet	100.0%	03/01/17	14,800,000	01/08/17		10,400,000		10,384,612		1.0%
17.02	JPMCB	Shopko Bend	Square Feet	100.0%	03/01/17	14,600,000	01/01/17		10,000,000		9,985,203		1.0%
17.03	JPMCB	Shopko Eugene	Square Feet	100.0%	03/01/17	11,200,000	01/08/17		7,725,000		7,713,570		0.7%
18	JPMCB	Providence at Memorial	Units	91.9%	02/07/17	38,100,000	02/06/17	70.9%	27,000,000	84,112	27,000,000	84,112	2.6%	No	No	5.19600	0.03654
19	GACC	Holiday Inn Miami Beach	Rooms	81.5%	12/31/16	61,400,000	12/15/16	42.3%	26,000,000	102,767	26,000,000	102,767	2.5%	No	No	4.44000	0.01654
20	JPMCB	Jevan Multifamily Portfolio	Units	97.2%	09/25/16	38,350,000	09/30/16	61.6%	23,610,000	55,948	23,610,000	55,948	2.3%	No	No	3.82000	0.01654
20.01	JPMCB	Vida	Units	97.5%	09/25/16	15,900,000	09/30/16		9,788,762		9,788,762		0.9%
20.02	JPMCB	Amor	Units	96.2%	09/25/16	11,250,000	09/30/16		6,926,010		6,926,010		0.7%
20.03	JPMCB	Feliz	Units	97.7%	09/25/16	11,200,000	09/30/16		6,895,228		6,895,228		0.7%
21	GACC	Cupertino Civic Center	Square Feet	99.4%	12/09/16	28,500,000	11/09/16	70.0%	19,950,000	316	19,950,000	316	1.9%	No	No	4.77000	0.03654
22	GACC	Congressional Place	Square Feet	100.0%	01/11/17	24,000,000	11/04/16	68.3%	16,400,000	213	16,400,000	213	1.6%	No	Yes - Group 1	4.82000	0.01654
23	GACC	Trabuco Hills	Square Feet	92.0%	12/07/16	26,000,000	11/14/16	58.8%	15,300,000	307	15,300,000	307	1.5%	No	Yes - Group 1	4.75000	0.01654
24	GACC	Creekview & Country Village Apartments	Units	99.0%	12/29/16	17,550,000	11/10/16	73.9%	13,000,000	44,521	12,968,616	44,413	1.2%	No	No	5.32500	0.01654
24.01	GACC	Creekview Apartments	Units	99.3%	12/29/16	9,100,000	11/10/16		6,700,000		6,683,825		0.6%
24.02	GACC	Country Village Apartments	Units	98.6%	12/29/16	8,450,000	11/10/16		6,300,000		6,284,791		0.6%
25	JPMCB	Dick’s Sporting Goods Portfolio	Square Feet	100.0%	03/01/17	43,750,000	Various	70.5%	13,000,000	117	12,930,513	117	1.2%	No	No	4.44800	0.01173
25.01	JPMCB	Dick’s Keene	Square Feet	100.0%	03/01/17	11,000,000	07/20/16		3,267,000		3,249,537		0.3%
25.02	JPMCB	Dick’s Concord	Square Feet	100.0%	03/01/17	9,200,000	07/22/16		2,734,000		2,719,386		0.3%
25.03	JPMCB	Dick’s Wichita	Square Feet	100.0%	03/01/17	8,100,000	07/19/16		2,407,000		2,394,134		0.2%
25.04	JPMCB	Dick’s Bloomingdale	Square Feet	100.0%	03/01/17	6,500,000	07/22/16		1,933,000		1,922,668		0.2%
25.05	JPMCB	Dick’s Fort Wayne	Square Feet	100.0%	03/01/17	5,100,000	07/20/16		1,514,000		1,505,907		0.1%
25.06	JPMCB	PetSmart Concord	Square Feet	100.0%	03/01/17	3,850,000	07/20/16		1,145,000		1,138,880		0.1%
26	GACC	Plaza Ashland	Rooms	63.0%	09/30/16	19,800,000	11/11/16	63.5%	12,600,000	136,957	12,567,761	136,606	1.2%	No	Yes - Group 2	4.97000	0.01654
27	GACC	Cleveland Towne Center	Square Feet	96.3%	12/06/16	18,100,000	12/02/16	67.9%	12,285,000	80	12,285,000	80	1.2%	No	No	5.07000	0.05654
28	GACC	Courtyard Marriott Richland	Rooms	69.8%	10/31/16	18,500,000	11/14/16	64.6%	12,000,000	100,000	11,958,011	99,650	1.1%	No	Yes - Group 2	5.18000	0.01654
29	GACC	Grossmont Medical Center	Square Feet	91.6%	12/06/16	17,520,000	10/10/16	65.6%	11,500,000	164	11,500,000	164	1.1%	No	No	4.46000	0.01654
30	JPMCB	Horizon Village	Square Feet	97.0%	10/16/16	14,275,000	10/14/16	69.7%	10,000,000	103	9,949,173	103	1.0%	No	No	4.96500	0.05654
31	JPMCB	WoodSpring Suites Orlando Portfolio	Rooms	87.7%	12/31/16	15,500,000	10/21/16	55.2%	8,600,000	38,053	8,559,103	37,872	0.8%	No	No	5.41000	0.01654
31.01	JPMCB	Value Place Clermont	Rooms	87.2%	12/31/16	8,500,000	10/21/16		4,716,129		4,693,702		0.4%
31.02	JPMCB	Value Place Clarcona	Rooms	88.3%	12/31/16	7,000,000	10/21/16		3,883,871		3,865,401		0.4%
32	JPMCB	Hampton Inn & Suites - Pensacola	Rooms	81.2%	12/31/16	12,000,000	12/20/16	62.5%	7,500,000	100,000	7,500,000	100,000	0.7%	No	No	5.00000	0.01654
33	GACC	Shopko Billings	Square Feet	100.0%	03/06/17	10,300,000	11/17/16	64.8%	6,700,000	66	6,677,030	66	0.6%	No	No	5.16000	0.01654
34	JPMCB	Continental Plaza	Square Feet	95.5%	11/01/16	9,200,000	11/18/16	69.3%	6,375,000	66	6,375,000	66	0.6%	No	No	4.77700	0.01654
35	GACC	Crossroads Village Apartments	Units	96.7%	12/13/16	6,700,000	10/20/16	71.5%	4,800,000	31,373	4,788,497	31,297	0.5%	No	No	5.37000	0.01654

A-1-2

ANNEX A-1

			Net
			Mortgage		Monthly Debt	Annual Debt		First	Partial IO	Partial IO Loan	Rem.	Rem.	IO-		Payment	Grace Period	Grace Period
Loan #	Seller(1)	Property Name	Rate %(8)	Accrual Type	Service ($)(9)(10)	Service ($)(10)	Note Date	Payment Date(11)	Last IO Payment	First P&I Payment	Term(11)	Amort	Period(11)	Seasoning(11)	Due Date	(Late Payment)	(Default)	Maturity Date
1	GACC	229 West 43rd Street Retail Condo	3.99377	Actual/360	270,742.13	3,248,905.56	10/13/16	12/06/16			116	0	120	4	6	0	0	11/06/26
2	GACC	350 Park Avenue	3.90465	Actual/360	220,529.92	2,646,359.04	12/02/16	01/06/17			118	0	121	3	6	0	0	01/06/27
3	GACC	Prudential Plaza	4.59827	Actual/360	333,607.41	4,003,288.92	07/30/15	09/06/15	08/06/19	09/06/19	101	360	48	19	6	0	0	08/06/25
4	JPMCB	Hilton Hawaiian Village	4.18902	Actual/360	220,874.74	2,650,496.93	10/24/16	12/01/16			116	0	120	4	1	0	0	11/01/26
5	GACC	Key Center Cleveland	5.29077	Actual/360	361,675.66	4,340,107.92	01/31/17	03/06/17	02/06/19	03/06/19	119	300	24	1	6	0	0	02/06/27
6	GACC	Gateway I & II	4.67346	Actual/360	284,920.31	3,419,043.72	02/03/17	03/06/17	02/06/20	03/06/20	119	360	36	1	6	0	0	02/06/27
7	JPMCB	Landmark Square	4.95827	Actual/360	205,760.30	2,469,123.61	12/02/16	02/01/17			118	0	120	2	1	0	0	01/01/27
8	JPMCB	Dallas Design District	5.24527	Actual/360	248,686.81	2,984,241.72	01/05/17	03/01/17	02/01/20	03/01/20	119	360	36	1	1	0	0	02/01/27
9	JPMCB	Moffett Gateway	3.30767	Actual/360	194,405.32	2,332,863.79	09/22/16	11/01/16	10/01/21	11/01/21	121	360	60	5	1	0	0	04/01/27
10	GACC	Uovo Art Storage	4.72327	Actual/360	192,675.13	2,312,101.56	02/02/17	03/06/17			119	359	0	1	6	0	0	02/06/27
11	GACC	AHIP FL 5 Portfolio	4.97346	Actual/360	198,397.93	2,380,775.16	11/29/16	01/06/17			117	357	0	3	6	0	0	12/06/26
11.01	GACC	Holiday Inn Express Ft Myers East
11.02	GACC	Staybridge Suites Tampa East Brandon
11.03	GACC	Holiday Inn Express Sarasota I-75
11.04	GACC	Fairfield Inn & Suites Orlando Ocoee
11.05	GACC	Courtyard Tampa North I-75 Fletcher
12	GACC	580 Walnut Street	4.72346	Actual/360	184,970.89	2,219,650.68	01/23/17	03/06/17			119	359	0	1	6	0	0	02/06/27
13	JPMCB	Delamar Greenwich Harbor	5.21846	Actual/360	196,142.27	2,353,707.24	11/14/16	01/01/17			117	357	0	3	1	0	0	12/01/26
14	JPMCB	Summit Mall	3.30227	Actual/360	98,000.81	1,176,009.72	09/07/16	11/01/16			115	0	120	5	1	0	0	10/01/26
15	GACC	Park Center Plaza I, II & III	4.56596	Actual/360	176,862.31	2,122,347.72	01/05/17	02/06/17	01/06/22	02/06/22	118	360	60	2	6	0	0	01/06/27
16	GACC	Summit Place Wisconsin	4.87827	Actual/360	169,638.10	2,035,657.20	12/01/16	01/06/17	12/06/19	01/06/20	117	360	36	3	6	0	0	12/06/26
17	JPMCB	Shopko Oregon Portfolio	4.98146	Actual/360	150,946.71	1,811,360.52	01/31/17	03/01/17			119	359	0	1	1	0	0	02/01/27
17.01	JPMCB	Shopko Salem
17.02	JPMCB	Shopko Bend
17.03	JPMCB	Shopko Eugene
18	JPMCB	Providence at Memorial	5.15946	Actual/360	148,193.23	1,778,318.76	03/02/17	04/01/17	04/01/18	05/01/18	61	360	13	0	1	0	0	04/01/22
19	GACC	Holiday Inn Miami Beach	4.42346	Actual/360	97,536.11	1,170,433.32	02/15/17	04/06/17			120	0	120	0	6	0	0	03/06/27
20	JPMCB	Jevan Multifamily Portfolio	3.80346	Actual/360	76,202.37	914,428.42	10/27/16	12/01/16			116	0	120	4	1	0	0	11/01/26
20.01	JPMCB	Vida
20.02	JPMCB	Amor
20.03	JPMCB	Feliz
21	GACC	Cupertino Civic Center	4.73346	Actual/360	104,309.28	1,251,711.36	12/13/16	02/06/17	01/06/22	02/06/22	118	360	60	2	6	0	0	01/06/27
22	GACC	Congressional Place	4.80346	Actual/360	86,243.49	1,034,921.88	01/12/17	03/06/17	02/06/21	03/06/21	119	360	48	1	6	0	0	02/06/27
23	GACC	Trabuco Hills	4.73346	Actual/360	79,812.04	957,744.48	12/08/16	02/06/17	01/06/24	02/06/24	118	360	84	2	6	0	0	01/06/27
24	GACC	Creekview & Country Village Apartments	5.30846	Actual/360	72,391.56	868,698.72	12/30/16	02/06/17			118	358	0	2	6	0	0	01/06/27
24.01	GACC	Creekview Apartments
24.02	GACC	Country Village Apartments
25	JPMCB	Dick’s Sporting Goods Portfolio	4.43627	Actual/360	65,468.04	785,616.48	10/11/16	12/01/16			116	356	0	4	1	0	0	11/01/26
25.01	JPMCB	Dick’s Keene
25.02	JPMCB	Dick’s Concord
25.03	JPMCB	Dick’s Wichita
25.04	JPMCB	Dick’s Bloomingdale
25.05	JPMCB	Dick’s Fort Wayne
25.06	JPMCB	PetSmart Concord
26	GACC	Plaza Ashland	4.95346	Actual/360	67,408.69	808,904.28	12/20/16	02/06/17			118	358	0	2	6	0	0	01/06/27
27	GACC	Cleveland Towne Center	5.01346	Actual/360	66,475.10	797,701.20	12/21/16	02/06/17	01/06/19	02/06/19	82	360	24	2	6	0	0	01/06/24
28	GACC	Courtyard Marriott Richland	5.16346	Actual/360	65,745.12	788,941.44	12/06/16	01/06/17			117	357	0	3	6	0	0	12/06/26
29	GACC	Grossmont Medical Center	4.44346	Actual/360	57,995.81	695,949.72	12/07/16	02/06/17	01/06/20	02/06/20	118	360	36	2	6	0	0	01/06/27
30	JPMCB	Horizon Village	4.90846	Actual/360	58,255.27	699,063.24	11/14/16	01/01/17			117	297	0	3	1	0	0	12/01/26
31	JPMCB	WoodSpring Suites Orlando Portfolio	5.39346	Actual/360	52,350.30	628,203.60	11/18/16	01/01/17			57	297	0	3	1	0	0	12/01/21
31.01	JPMCB	Value Place Clermont
31.02	JPMCB	Value Place Clarcona
32	JPMCB	Hampton Inn & Suites - Pensacola	4.98346	Actual/360	40,261.62	483,139.44	02/06/17	04/01/17			120	360	0	0	1	0	0	03/01/27
33	GACC	Shopko Billings	5.14346	Actual/360	39,794.64	477,535.68	12/27/16	02/06/17			118	298	0	2	6	0	0	01/06/27
34	JPMCB	Continental Plaza	4.76046	Actual/360	33,358.85	400,306.20	02/06/17	04/01/17			120	360	0	0	1	0	0	03/01/27
35	GACC	Crossroads Village Apartments	5.35346	Actual/360	26,863.66	322,363.92	12/16/16	02/06/17			118	358	0	2	6	0	0	01/06/27

A-1-3

ANNEX A-1

								HISTORICAL FINANCIALS(13)

				Final	Maturity	Maturity	Prepayment	2013	2013	2013	2014	2014	2014	2015	2015	2015
Loan #	Seller(1)	Property Name	ARD Loan	Mat Date	Balance ($)(5)	LTV %(4)	Provision (Payments)(11)(12)	Revenues ($)	Total Expenses ($)	NOI ($)	Revenues ($)	Total Expenses ($)	NOI ($)	Revenues ($)	Total Expenses ($)	NOI ($)
1	GACC	229 West 43rd Street Retail Condo	No		80,000,000	60.6%	L(28),Def(85),O(7)	16,672,907	7,051,784	9,621,123	17,393,374	5,444,159	11,949,215
2	GACC	350 Park Avenue	No		66,667,200	41.7%	L(27),Def(87),O(7)	49,059,877	19,398,319	29,661,558	53,863,805	20,957,359	32,906,446	56,086,766	21,560,422	34,526,344
3	GACC	Prudential Plaza	No		58,349,599	53.2%	L(35),Def(79),O(6)	52,525,460	30,482,948	22,042,511	50,276,294	28,845,540	21,430,754	53,321,676	32,167,828	21,153,848
4	JPMCB	Hilton Hawaiian Village	No		62,250,000	31.2%	L(28),DeforGrtr1%orYM(85),O(7)	324,974,888	214,010,053	110,964,835	346,089,627	226,228,808	119,860,819	366,791,222	238,053,500	128,737,723
5	GACC	Key Center Cleveland	No		48,945,796	49.6%	L(25),Def(91),O(4)	65,945,696	39,071,471	26,874,225	64,203,206	39,347,384	24,855,822	63,246,960	40,993,349	22,253,611
6	GACC	Gateway I & II	No		48,352,535	62.8%	L(25),Def(90),O(5)	4,186,208	622,781	3,563,426	4,286,378	665,514	3,620,865	4,140,882	871,072	3,269,810
7	JPMCB	Landmark Square	No		49,000,000	56.9%	L(26),Def(90),O(4)	21,090,032	11,173,914	9,916,119	22,206,765	11,760,507	10,446,258	19,852,023	12,384,894	7,467,129
8	JPMCB	Dallas Design District	No		40,055,051	55.3%	L(25),Grtr1%orYM(91),O(4)	11,762,840	4,136,520	7,626,320	13,056,367	4,051,248	9,005,119	12,606,620	4,108,165	8,498,455
9	JPMCB	Moffett Gateway	No		33,981,330	39.3%	L(29),Def(90),O(7)
10	GACC	Uovo Art Storage	No		30,145,800	43.0%	L(25),Def(91),O(4)							3,339,891	2,447,678	892,213
11	GACC	AHIP FL 5 Portfolio	No		30,405,825	49.4%	L(27),Def(89),O(4)				12,653,134	7,945,974	4,707,160	14,894,915	8,776,057	6,118,858
11.01	GACC	Holiday Inn Express Ft Myers East			7,157,215						2,772,802	1,782,490	990,312	3,412,160	1,995,284	1,416,876
11.02	GACC	Staybridge Suites Tampa East Brandon			6,614,254						2,516,503	1,611,789	904,714	2,922,625	1,696,893	1,225,732
11.03	GACC	Holiday Inn Express Sarasota I-75			6,170,013						2,769,281	1,647,141	1,122,140	3,197,310	1,885,853	1,311,457
11.04	GACC	Fairfield Inn & Suites Orlando Ocoee			5,429,612						2,364,382	1,404,824	959,558	2,750,863	1,609,726	1,141,137
11.05	GACC	Courtyard Tampa North I-75 Fletcher			5,034,731						2,230,166	1,499,730	730,436	2,611,957	1,588,301	1,023,656
12	GACC	580 Walnut Street	No		28,928,515	55.9%	L(25),Def(91),O(4)				3,945,600	1,337,762	2,607,838	4,474,216	1,398,593	3,075,622
13	JPMCB	Delamar Greenwich Harbor	No		29,423,393	58.8%	L(25),Grtr1%orYM(91),O(4)	8,182,130	5,224,701	2,957,429	9,015,412	5,822,754	3,192,658	9,159,178	5,645,641	3,513,537
14	JPMCB	Summit Mall	No		35,000,000	41.5%	L(29),Def(84),O(7)	15,065,656	3,761,536	11,304,120	16,182,561	3,902,553	12,280,008	16,012,933	3,778,460	12,234,473
15	GACC	Park Center Plaza I, II & III	No		31,619,464	62.4%	L(26),Def(90),O(4)	8,943,770	3,642,209	5,301,561	7,888,316	3,696,629	4,191,687	8,540,572	3,940,939	4,599,633
16	GACC	Summit Place Wisconsin	No		28,260,975	64.2%	L(27),Def(89),O(4)	10,578,455	4,705,840	5,872,615	10,832,394	4,954,024	5,878,370	11,703,109	5,013,588	6,689,521
17	JPMCB	Shopko Oregon Portfolio	No		23,114,856	56.9%	L(25),Grtr1%orYM(88),O(7)	2,854,097	72,547	2,781,549	2,868,804	69,705	2,799,099	2,883,733	83,295	2,800,438
17.01	JPMCB	Shopko Salem			8,547,360			1,049,701	25,096	1,024,605	1,054,679	26,615	1,028,064	1,061,208	31,555	1,029,654
17.02	JPMCB	Shopko Bend			8,218,616			1,015,001	26,009	988,992	1,020,970	22,838	998,132	1,025,459	28,207	997,252
17.03	JPMCB	Shopko Eugene			6,348,881			789,395	21,442	767,953	793,155	20,252	772,904	797,066	23,533	773,533
18	JPMCB	Providence at Memorial	No		25,423,820	66.7%	L(26),Grtr1%orYM(32),O(3)				3,316,963	1,762,152	1,554,811	3,460,358	1,528,957	1,931,402
19	GACC	Holiday Inn Miami Beach	No		26,000,000	42.3%	L(24),Def(92),O(4)	16,618,199	10,615,641	6,002,558	17,120,201	10,833,360	6,286,841	17,052,512	11,126,279	5,926,233
20	JPMCB	Jevan Multifamily Portfolio	No		23,610,000	61.6%	L(25),Grtr1%orYM(92),O(3)				3,693,051	1,857,744	1,835,307	4,177,273	1,951,502	2,225,770
20.01	JPMCB	Vida			9,788,762						1,514,879	717,192	797,687	1,658,411	753,255	905,155
20.02	JPMCB	Amor			6,926,010						1,105,329	542,310	563,019	1,267,076	561,024	706,052
20.03	JPMCB	Feliz			6,895,228						1,072,843	598,242	474,601	1,251,786	637,223	614,563
21	GACC	Cupertino Civic Center	No		18,333,165	64.3%	L(26),Def(87),O(7)	1,644,425	797,364	847,061	2,052,115	885,944	1,166,172	2,379,987	917,327	1,462,660
22	GACC	Congressional Place	No		14,777,113	61.6%	L(25),Def(91),O(4)	2,178,117	730,885	1,447,232	2,102,984	743,313	1,359,671	2,308,499	769,530	1,538,969
23	GACC	Trabuco Hills	No		14,590,551	56.1%	L(26),Def(90),O(4)	1,486,738	368,596	1,118,142	1,635,428	403,359	1,232,069	1,606,530	382,447	1,224,083
24	GACC	Creekview & Country Village Apartments	No		10,797,717	61.5%	L(26),Def(90),O(4)				2,234,256	1,164,813	1,069,443	2,373,390	1,197,961	1,175,429
24.01	GACC	Creekview Apartments			5,564,977						1,179,027	601,399	577,628	1,227,531	637,829	589,702
24.02	GACC	Country Village Apartments			5,232,740						1,055,229	563,414	491,815	1,145,859	560,132	585,727
25	JPMCB	Dick’s Sporting Goods Portfolio	No		10,489,831	57.2%	L(28),Def(88),O(4)	4,697,103	1,560,301	3,136,802	4,825,210	1,701,014	3,124,197	4,846,626	1,685,546	3,161,080
25.01	JPMCB	Dick’s Keene			2,636,175			903,752	175,911	727,841	816,444	89,965	726,479	830,411	95,398	735,013
25.02	JPMCB	Dick’s Concord			2,206,092			786,600	194,689	591,911	794,147	228,357	565,791	781,425	203,318	578,107
25.03	JPMCB	Dick’s Wichita			1,942,233			699,550	98,050	601,500	702,152	94,456	607,696	702,203	94,338	607,865
25.04	JPMCB	Dick’s Bloomingdale			1,559,757			1,236,368	687,606	548,762	1,419,980	871,107	548,873	1,417,694	869,611	548,083
25.05	JPMCB	Dick’s Fort Wayne			1,221,662			791,542	381,123	410,419	800,088	381,215	418,873	826,805	391,169	435,636
25.06	JPMCB	PetSmart Concord			923,912			279,290	22,921	256,368	292,399	35,914	256,485	288,088	31,712	256,376
26	GACC	Plaza Ashland	No		10,346,823	52.3%	L(26),Def(89),O(5)	3,126,500	1,497,041	1,629,459	3,139,611	1,573,568	1,566,043	3,487,582	1,527,683	1,959,899
27	GACC	Cleveland Towne Center	No		11,341,291	62.7%	L(26),Def(54),O(4)							2,212,505	510,570	1,701,935
28	GACC	Courtyard Marriott Richland	No		9,922,158	53.6%	L(27),Def(88),O(5)	4,758,449	2,859,469	1,898,980	5,067,594	3,074,510	1,993,084	4,813,652	3,051,786	1,761,866
29	GACC	Grossmont Medical Center	No		10,057,367	57.4%	L(26),Def(89),O(5)	1,822,615	845,165	977,450	1,648,866	877,447	771,419	1,702,101	911,587	790,514
30	JPMCB	Horizon Village	No		7,466,276	52.3%	L(27),Def(92),O(1)	1,052,229	383,220	669,009	1,302,122	518,861	783,261	1,352,106	448,290	903,815
31	JPMCB	WoodSpring Suites Orlando Portfolio	No		7,703,343	49.7%	L(13),Grtr1%orYM(45),O(2)	2,210,823	1,585,970	624,854	2,398,207	1,497,068	901,139	2,774,345	1,595,398	1,178,947
31.01	JPMCB	Value Place Clermont			4,224,414			1,193,979	927,117	266,862	1,284,204	784,093	500,111	1,510,413	828,376	682,037
31.02	JPMCB	Value Place Clarcona			3,478,929			1,016,844	658,853	357,991	1,114,002	712,975	401,027	1,263,932	767,022	496,910
32	JPMCB	Hampton Inn & Suites - Pensacola	No		6,166,480	51.4%	L(25),Grtr1%orYM(92),O(3)							2,400,272	1,445,637	954,635
33	GACC	Shopko Billings	No		5,037,384	48.9%	L(26),Def(90),O(4)
34	JPMCB	Continental Plaza	No		5,202,989	56.6%	L(13),Grtr1%orYM(104),O(3)	1,621,591	718,989	902,602	1,592,391	728,045	864,346	1,709,370	712,103	997,267
35	GACC	Crossroads Village Apartments	No		3,992,497	59.6%	L(23),Grtr5%orYM(93),O(4)	1,193,522	690,048	503,474	1,211,460	788,795	422,665	1,245,875	737,409	508,467

A-1-4

ANNEX A-1

			HISTORICAL FINANCIALS(13)
							UW
			Most Recent	Most Recent	Most Recent		Economic	UW	UW Total	UW	UW Capital	UW	UW	UW NCF	UW NOI	UW NCF
Loan #	Seller(1)	Property Name	Revenues ($)	Total Expenses ($)	NOI ($)	As of	Occupancy %	Revenues ($)(3)	Expenses ($)	NOI ($)(3)(14)	Items ($)	NCF ($)(3)(14)	NOI DSCR(15)	DSCR(15)	Debt Yield %	Debt Yield %
1	GACC	229 West 43rd Street Retail Condo	17,645,886	3,870,185	13,775,701	08/31/16	100.0%	25,397,158	3,895,157	21,502,001	1,294,346	20,207,655	1.86	1.75	7.5%	7.1%
2	GACC	350 Park Avenue	57,626,795	22,164,572	35,462,223	10/31/16	95.0%	58,443,166	22,786,342	35,656,824	633,312	35,023,512	3.03	2.98	12.0%	11.8%
3	GACC	Prudential Plaza	58,858,563	32,295,671	26,562,892	11/30/16	79.6%	70,131,390	32,570,196	37,561,194	3,658,566	33,902,628	1.47	1.33	9.1%	8.2%
4	JPMCB	Hilton Hawaiian Village	376,987,438	245,094,318	131,893,120	09/30/16	94.6%	374,437,742	241,850,768	132,586,975	0	132,586,975	4.47	4.47	19.0%	19.0%
5	GACC	Key Center Cleveland	59,240,408	40,182,682	19,057,726	12/31/16	92.9%	67,329,103	40,324,409	27,004,694	1,677,558	25,327,136	1.70	1.59	12.3%	11.5%
6	GACC	Gateway I & II	4,196,684	548,193	3,648,491	10/31/16	93.5%	5,116,508	854,992	4,261,516	162,829	4,098,687	1.25	1.20	7.7%	7.5%
7	JPMCB	Landmark Square	22,240,746	12,516,518	9,724,228	12/31/16	85.4%	24,368,179	12,347,514	12,020,665	962,555	11,058,110	2.39	2.19	12.0%	11.1%
8	JPMCB	Dallas Design District	13,673,772	4,035,907	9,637,865	09/30/16	95.0%	15,304,762	4,048,471	11,256,291	1,051,292	10,204,999	1.41	1.28	9.4%	8.5%
9	JPMCB	Moffett Gateway					95.0%	35,097,235	6,170,971	28,926,265	1,294,985	27,631,280	2.04	1.95	11.9%	11.4%
10	GACC	Uovo Art Storage	8,842,355	2,882,846	5,959,509	12/31/16	71.6%	11,241,398	2,760,281	8,481,117	29,476	8,451,641	1.56	1.55	9.8%	9.7%
11	GACC	AHIP FL 5 Portfolio	15,113,597	9,140,192	5,973,405	09/30/16	72.5%	14,154,095	8,995,281	5,158,816	566,164	4,592,650	2.17	1.93	14.0%	12.5%
11.01	GACC	Holiday Inn Express Ft Myers East	3,572,607	2,123,884	1,448,723	09/30/16	71.5%	3,246,527	2,018,220	1,228,308	129,861	1,098,446
11.02	GACC	Staybridge Suites Tampa East Brandon	2,995,814	1,882,210	1,113,604	09/30/16	73.0%	2,807,777	1,823,942	983,836	112,311	871,524
11.03	GACC	Holiday Inn Express Sarasota I-75	3,013,301	1,876,826	1,136,475	09/30/16	67.0%	2,986,221	1,899,883	1,086,338	119,449	966,889
11.04	GACC	Fairfield Inn & Suites Orlando Ocoee	2,765,281	1,562,516	1,202,765	09/30/16	80.4%	2,571,948	1,564,957	1,006,991	102,878	904,113
11.05	GACC	Courtyard Tampa North I-75 Fletcher	2,766,594	1,694,756	1,071,838	09/30/16	72.5%	2,541,622	1,688,279	853,343	101,665	751,678
12	GACC	580 Walnut Street	4,157,331	1,335,023	2,822,308	11/30/16	92.5%	5,814,172	1,830,831	3,983,341	306,900	3,676,441	1.79	1.66	11.2%	10.4%
13	JPMCB	Delamar Greenwich Harbor	9,676,701	5,959,629	3,717,072	10/31/16	72.7%	9,676,636	6,023,582	3,653,055	0	3,653,055	1.55	1.55	10.3%	10.3%
14	JPMCB	Summit Mall	16,529,626	3,769,744	12,759,882	07/31/16	92.7%	17,294,164	3,863,136	13,431,028	586,095	12,844,933	4.70	4.50	15.8%	15.1%
15	GACC	Park Center Plaza I, II & III	9,153,503	3,859,898	5,293,604	08/31/16	90.8%	8,987,319	4,126,117	4,861,202	311,588	4,549,614	2.29	2.14	14.1%	13.2%
16	GACC	Summit Place Wisconsin	12,051,768	4,793,337	7,258,431	09/30/16	92.0%	11,802,741	4,819,635	6,983,106	703,103	6,280,003	1.52	1.37	9.7%	8.7%
17	JPMCB	Shopko Oregon Portfolio	3,703,006	727,433	2,975,573	12/31/16	95.0%	2,826,794	82,700	2,744,095	287,105	2,456,989	1.51	1.36	9.8%	8.7%
17.01	JPMCB	Shopko Salem	1,371,649	277,274	1,094,375	12/31/16	95.0%	1,039,656	31,330	1,008,326	105,593	902,733
17.02	JPMCB	Shopko Bend	1,253,339	195,165	1,058,174	12/31/16	95.0%	1,005,265	27,989	977,277	90,756	886,521
17.03	JPMCB	Shopko Eugene	1,078,018	254,994	823,024	12/31/16	95.0%	781,873	23,382	758,491	90,756	667,735
18	JPMCB	Providence at Memorial	3,747,300	1,802,761	1,944,539	12/31/16	89.5%	4,123,221	1,645,241	2,477,980	80,250	2,397,730	1.39	1.35	9.2%	8.9%
19	GACC	Holiday Inn Miami Beach	15,820,389	10,840,648	4,979,741	12/31/16	81.5%	15,820,389	11,081,927	4,738,462	632,816	4,105,647	4.05	3.51	18.2%	15.8%
20	JPMCB	Jevan Multifamily Portfolio	4,470,794	2,024,023	2,446,771	12/31/16	93.5%	4,486,147	2,245,961	2,240,186	117,302	2,122,884	2.45	2.32	9.5%	9.0%
20.01	JPMCB	Vida	1,753,507	774,874	978,633	12/31/16	91.1%	1,742,969	862,701	880,268	43,040	837,228
20.02	JPMCB	Amor	1,329,761	589,097	740,664	12/31/16	95.0%	1,347,677	679,666	668,011	36,432	631,579
20.03	JPMCB	Feliz	1,387,526	660,052	727,474	12/31/16	95.0%	1,395,501	703,594	691,907	37,830	654,077
21	GACC	Cupertino Civic Center	2,506,386	955,890	1,550,496	12/31/16	95.0%	2,932,250	1,101,026	1,831,224	122,027	1,709,197	1.46	1.37	9.2%	8.6%
22	GACC	Congressional Place	2,374,928	744,292	1,630,636	09/30/16	95.0%	2,375,584	817,166	1,558,418	217,737	1,340,681	1.51	1.30	9.5%	8.2%
23	GACC	Trabuco Hills	1,562,408	373,379	1,189,029	09/30/16	90.7%	1,647,369	420,802	1,226,567	62,284	1,164,283	1.28	1.22	8.0%	7.6%
24	GACC	Creekview & Country Village Apartments	2,530,003	1,215,405	1,314,597	10/31/16	94.1%	2,533,203	1,308,784	1,224,419	94,664	1,129,755	1.41	1.30	9.4%	8.7%
24.01	GACC	Creekview Apartments	1,296,749	609,006	687,742	10/31/16	93.7%	1,296,749	652,262	644,487	47,123	597,364
24.02	GACC	Country Village Apartments	1,233,254	606,399	626,855	10/31/16	94.5%	1,236,454	656,522	579,932	47,541	532,391
25	JPMCB	Dick’s Sporting Goods Portfolio	5,228,705	1,918,885	3,309,820	12/31/16	95.0%	4,784,906	1,854,800	2,930,105	300,874	2,629,231	1.56	1.40	9.5%	8.5%
25.01	JPMCB	Dick’s Keene	958,174	184,897	773,277	12/31/16	95.0%	829,418	119,147	710,271	50,018	660,253
25.02	JPMCB	Dick’s Concord	917,947	260,639	657,308	12/31/16	95.0%	798,471	231,430	567,041	56,500	510,541
25.03	JPMCB	Dick’s Wichita	702,203	93,857	608,345	12/31/16	95.0%	671,483	113,998	557,485	53,658	503,827
25.04	JPMCB	Dick’s Bloomingdale	1,449,360	884,121	565,240	12/31/16	95.0%	1,409,875	941,876	467,999	55,000	412,999
25.05	JPMCB	Dick’s Fort Wayne	826,806	390,661	436,145	12/31/16	95.0%	786,144	409,898	376,246	63,000	313,246
25.06	JPMCB	PetSmart Concord	374,215	104,710	269,505	12/31/16	95.0%	289,515	38,450	251,064	22,698	228,366
26	GACC	Plaza Ashland	3,583,764	1,542,420	2,041,344	09/30/16	58.2%	3,402,886	1,649,860	1,753,026	136,115	1,616,911	2.17	2.00	13.9%	12.9%
27	GACC	Cleveland Towne Center	2,310,831	479,493	1,831,338	10/31/16	93.0%	2,259,732	533,116	1,726,616	75,284	1,651,332	2.16	2.07	14.1%	13.4%
28	GACC	Courtyard Marriott Richland	4,762,496	3,149,805	1,612,691	10/31/16	69.8%	4,762,674	3,158,043	1,604,631	190,507	1,414,124	2.03	1.79	13.4%	11.8%
29	GACC	Grossmont Medical Center	1,730,081	919,597	810,484	09/30/16	92.4%	2,329,781	960,218	1,369,563	94,909	1,274,654	1.97	1.83	11.9%	11.1%
30	JPMCB	Horizon Village	1,447,589	288,411	1,159,178	12/31/16	95.0%	1,511,730	402,231	1,109,499	115,411	994,088	1.59	1.42	11.2%	10.0%
31	JPMCB	WoodSpring Suites Orlando Portfolio	3,241,106	1,863,552	1,377,554	12/31/16	87.7%	3,232,628	1,858,056	1,374,572	0	1,374,572	2.19	2.19	16.1%	16.1%
31.01	JPMCB	Value Place Clermont	1,755,108	959,624	795,484	12/31/16	87.2%	1,750,531	955,987	794,544	0	794,544
31.02	JPMCB	Value Place Clarcona	1,485,998	903,928	582,070	12/31/16	88.3%	1,482,097	902,070	580,028	0	580,028
32	JPMCB	Hampton Inn & Suites - Pensacola	2,744,877	1,751,983	992,894	12/31/16	81.2%	2,737,467	1,775,198	962,269	0	962,269	1.99	1.99	12.8%	12.8%
33	GACC	Shopko Billings					95.0%	762,027	22,861	739,167	0	739,167	1.55	1.55	11.1%	11.1%
34	JPMCB	Continental Plaza	1,702,071	661,114	1,040,957	12/31/16	90.0%	1,642,718	764,125	878,594	148,776	729,818	2.19	1.82	13.8%	11.4%
35	GACC	Crossroads Village Apartments	1,235,643	719,840	515,802	10/31/16	95.0%	1,240,138	701,127	539,010	60,800	478,210	1.67	1.48	11.3%	10.0%

A-1-5

ANNEX A-1

							UPFRONT ESCROW(17)

				Ground Lease	Ground Lease		Upfront Capex	Upfront Engin.	Upfront Envir.	Upfront TI/LC	Upfront RE Tax	Upfront Ins.	Upfront Debt Service	Upfront Other
Loan #	Seller(1)	Property Name	Title Type(16)	Expiration	Extension Terms	PML %	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)
1	GACC	229 West 43rd Street Retail Condo	Fee				0	23,000	0	14,492,159	651,564	18,983	0	11,110,080
2	GACC	350 Park Avenue	Fee				0	0	0	1,829,270	0	0	0	1,413,328
3	GACC	Prudential Plaza	Fee				2,525,657	0	0	21,489,422	1,134,682	248,278	0	47,911,435
4	JPMCB	Hilton Hawaiian Village	Fee/Leasehold	07/31/35	None		0	0	0	0	0	0	0	0
5	GACC	Key Center Cleveland	Fee/Leasehold	12/31/59	One, 34-year option		18,271,556	64,625	0	24,069,759	1,540,363	55,406	0	11,819,140
6	GACC	Gateway I & II	Fee				0	0	0	601,000	13,361	0	0	4,483,333
7	JPMCB	Landmark Square	Fee/Leasehold	02/28/82	Year to year		0	0	0	0	1,325,844	0	0	0
8	JPMCB	Dallas Design District	Fee/Leasehold	12/20/51	None		374,106	123,125	0	3,278,052	316,270	200,000	0	2,032,511
9	JPMCB	Moffett Gateway	Fee			15%	0	0	0	0	180,864	0	0	86,961,915
10	GACC	Uovo Art Storage	Fee				0	0	0	0	29,711	0	0	71,500
11	GACC	AHIP FL 5 Portfolio	Fee				0	0	0	0	48,027	0	0	7,874,700
11.01	GACC	Holiday Inn Express Ft Myers East	Fee
11.02	GACC	Staybridge Suites Tampa East Brandon	Fee
11.03	GACC	Holiday Inn Express Sarasota I-75	Fee
11.04	GACC	Fairfield Inn & Suites Orlando Ocoee	Fee
11.05	GACC	Courtyard Tampa North I-75 Fletcher	Fee
12	GACC	580 Walnut Street	Fee				0	0	0	2,330,975	85,098	41,113	0	0
13	JPMCB	Delamar Greenwich Harbor	Fee				31,450	0	0	0	120,303	0	0	0
14	JPMCB	Summit Mall	Fee				0	0	0	0	0	0	0	0
15	GACC	Park Center Plaza I, II & III	Fee				0	6,250	0	3,100,000	88,877	4,493	0	0
16	GACC	Summit Place Wisconsin	Fee/Leasehold				0	25,000	0	157,156	1,278,158	137,734	0	0
17	JPMCB	Shopko Oregon Portfolio	Fee			Various	0	0	0	0	0	0	0	0
17.01	JPMCB	Shopko Salem	Fee			8%
17.02	JPMCB	Shopko Bend	Fee
17.03	JPMCB	Shopko Eugene	Fee			7%
18	JPMCB	Providence at Memorial	Fee				6,688	0	0	0	156,326	0	0	0
19	GACC	Holiday Inn Miami Beach	Fee				0	107,000	0	0	193,179	0	0	3,795,000
20	JPMCB	Jevan Multifamily Portfolio	Fee				422,000	28,190	0	0	0	0	0	1,636,834
20.01	JPMCB	Vida	Fee
20.02	JPMCB	Amor	Fee
20.03	JPMCB	Feliz	Fee
21	GACC	Cupertino Civic Center	Fee			12%	0	10,625	0	200,000	119,728	0	0	0
22	GACC	Congressional Place	Fee			15%	0	0	0	75,543	0	0	0	0
23	GACC	Trabuco Hills	Fee			9%	0	133,848	0	100,000	52,673	0	0	375,000
24	GACC	Creekview & Country Village Apartments	Fee				0	27,875	0	0	20,334	0	0	0
24.01	GACC	Creekview Apartments	Fee
24.02	GACC	Country Village Apartments	Fee
25	JPMCB	Dick’s Sporting Goods Portfolio	Fee/Leasehold				1,696	0	0	22,028	22,218	0	0	0
25.01	JPMCB	Dick’s Keene	Fee
25.02	JPMCB	Dick’s Concord	Fee
25.03	JPMCB	Dick’s Wichita	Fee
25.04	JPMCB	Dick’s Bloomingdale	Leasehold	01/31/27	Four, five-year options
25.05	JPMCB	Dick’s Fort Wayne	Leasehold	01/31/50	One, five-year option
25.06	JPMCB	PetSmart Concord	Fee
26	GACC	Plaza Ashland	Fee			5%	0	149,577	0	0	13,534	0	74,176	169,000
27	GACC	Cleveland Towne Center	Fee				0	11,875	0	0	64,742	1,578	0	1,277,205
28	GACC	Courtyard Marriott Richland	Leasehold	02/28/58	Two, 15-year options; One, 14-year option		0	375	0	0	17,230	0	0	185,745
29	GACC	Grossmont Medical Center	Leasehold	04/30/59	None	6%	0	0	0	250,000	53,813	0	0	550,565
30	JPMCB	Horizon Village	Fee				1,456	0	0	8,083	39,496	18,453	0	0
31	JPMCB	WoodSpring Suites Orlando Portfolio	Fee				10,490	0	0	0	20,458	0	0	40,108
31.01	JPMCB	Value Place Clermont	Fee
31.02	JPMCB	Value Place Clarcona	Fee
32	JPMCB	Hampton Inn & Suites - Pensacola	Fee				7,503	0	0	0	19,721	11,665	0	0
33	GACC	Shopko Billings	Fee				0	1,750	0	0	0	0	0	0
34	JPMCB	Continental Plaza	Fee				2,159	195,592	0	100,000	45,908	3,057	0	125,072
35	GACC	Crossroads Village Apartments	Fee				0	938	0	0	56,632	0	0	0

A-1-6

ANNEX A-1

			UPFRONT ESCROW(17)	MONTHLY ESCROW(18)

			Other Upfront	Monthly Capex	Monthly Envir.	Monthly TI/LC
Loan #	Seller(1)	Property Name	Description ($)(21)	Reserve ($)	Reserve ($)	Reserve ($)
1	GACC	229 West 43rd Street Retail Condo	Free Rent Reserve: 11,061,751; Bridge Rent Reserve: 48,329	6,211	0	0
2	GACC	350 Park Avenue	Free Rent Reserve	Springing	0	Springing
3	GACC	Prudential Plaza	Future Leasing Reserve: 35,000,000; Rent Abatement Reserve: 12,911,435	47,671	0	0
4	JPMCB	Hilton Hawaiian Village		Springing	0	0
5	GACC	Key Center Cleveland	PIP Reserve: 4,652,415; Marriott FF&E Reserve: 1,991,429; New Lease Letters of Credit: 5,175,296	29,284	0	110,513
6	GACC	Gateway I & II	Modells Free Rent Reserve: 733,333; Modells Holdback Reserve: 3,750,000	1,596	0	11,973
7	JPMCB	Landmark Square		Springing	0	Springing
8	JPMCB	Dallas Design District	Outstanding TI/LC Reserve: 1,693,764; Free Rent Reserve: 320,671; Ground Rent Reserve: 18,076	Springing	0	Springing
9	JPMCB	Moffett Gateway	Outstanding TI/LC Reserve: 49,386,882; Free Rent Reserve: 37,575,033	0	0	0
10	GACC	Uovo Art Storage	New PCO Reserve	2,456	0	0
11	GACC	AHIP FL 5 Portfolio	PIP Reserve	Springing	0	0
11.01	GACC	Holiday Inn Express Ft Myers East
11.02	GACC	Staybridge Suites Tampa East Brandon
11.03	GACC	Holiday Inn Express Sarasota I-75
11.04	GACC	Fairfield Inn & Suites Orlando Ocoee
11.05	GACC	Courtyard Tampa North I-75 Fletcher
12	GACC	580 Walnut Street		5,115	0	20,460
13	JPMCB	Delamar Greenwich Harbor		4% of Gross Revenues	0	0
14	JPMCB	Summit Mall		Springing	0	Springing
15	GACC	Park Center Plaza I, II & III		7,024	0	47,412
16	GACC	Summit Place Wisconsin		8,121	0	51,834
17	JPMCB	Shopko Oregon Portfolio		3,988	0	19,938
17.01	JPMCB	Shopko Salem
17.02	JPMCB	Shopko Bend
17.03	JPMCB	Shopko Eugene
18	JPMCB	Providence at Memorial		6,688	0	0
19	GACC	Holiday Inn Miami Beach	PIP Reserve	4% of Gross Revenues	0	0
20	JPMCB	Jevan Multifamily Portfolio	Capital Improvement Action Plan Reserve	8,792	0	0
20.01	JPMCB	Vida
20.02	JPMCB	Amor
20.03	JPMCB	Feliz
21	GACC	Cupertino Civic Center		1,787	0	15,766
22	GACC	Congressional Place		1,603	0	16,587
23	GACC	Trabuco Hills	Lease Sweep Reserve	830	0	4,361
24	GACC	Creekview & Country Village Apartments		7,886	0	0
24.01	GACC	Creekview Apartments
24.02	GACC	Country Village Apartments
25	JPMCB	Dick’s Sporting Goods Portfolio		1,696	0	22,028
25.01	JPMCB	Dick’s Keene
25.02	JPMCB	Dick’s Concord
25.03	JPMCB	Dick’s Wichita
25.04	JPMCB	Dick’s Bloomingdale
25.05	JPMCB	Dick’s Fort Wayne
25.06	JPMCB	PetSmart Concord
26	GACC	Plaza Ashland	Seasonality Reserve	4% of Gross Revenues	0	0
27	GACC	Cleveland Towne Center	Lease Renewal Reserve	2,547	0	Springing
28	GACC	Courtyard Marriott Richland	Seasonal Working Capital Reserve: 81,000; Payment Reserve: 65,745; Ground Rent Reserve: 39,000	4% of Gross Revenues	0	0
29	GACC	Grossmont Medical Center	Sharp Hospital Reserve: 353,219; Dr. Mani Reserve: 158,345; Ground Rent Reserve: 39,000	1,461	0	8,765.25 through and including 02/06/2020, 11,687 thereafter
30	JPMCB	Horizon Village		1,456	0	8,083
31	JPMCB	WoodSpring Suites Orlando Portfolio	WoodSpring Conversion Reserve	4% of Gross Revenues	0	0
31.01	JPMCB	Value Place Clermont
31.02	JPMCB	Value Place Clarcona
32	JPMCB	Hampton Inn & Suites - Pensacola		4% of Gross Revenues	0	0
33	GACC	Shopko Billings		Springing	0	Springing
34	JPMCB	Continental Plaza	Prepaid Rent Reserve	2,159	0	8,333
35	GACC	Crossroads Village Apartments		5,067	0	0

A-1-7

ANNEX A-1

			MONTHLY ESCROW(18)

			Monthly RE Tax	Monthly Ins.	Monthly Other	Other Monthly
Loan #	Seller(1)	Property Name	Reserve ($)	Reserve ($)	Reserve ($)(21)	Description ($)(21)
1	GACC	229 West 43rd Street Retail Condo	126,690	Springing	Springing	Lease Sweep Reserve
2	GACC	350 Park Avenue	Springing	Springing	Springing	Ziff Reserve
3	GACC	Prudential Plaza	1,134,682	82,759	236,236	Future Leasing Funds
4	JPMCB	Hilton Hawaiian Village	Springing	Springing	0
5	GACC	Key Center Cleveland	770,181	Springing	5,000	Ground Rent Reserve: 5,000; PIP Reserve: Springing
6	GACC	Gateway I & II	6,680	Springing	Springing	Lease Sweep Reserve
7	JPMCB	Landmark Square	220,974	Springing	0
8	JPMCB	Dallas Design District	316,270	Springing	6,025	Ground Rent Reserve
9	JPMCB	Moffett Gateway	180,864	Springing	0
10	GACC	Uovo Art Storage	14,855	Springing	0
11	GACC	AHIP FL 5 Portfolio	48,027	Springing	Springing	Condominium Assessments Reserve
11.01	GACC	Holiday Inn Express Ft Myers East
11.02	GACC	Staybridge Suites Tampa East Brandon
11.03	GACC	Holiday Inn Express Sarasota I-75
11.04	GACC	Fairfield Inn & Suites Orlando Ocoee
11.05	GACC	Courtyard Tampa North I-75 Fletcher
12	GACC	580 Walnut Street	30,121	Springing	Springing	Common Charges Reserve; Lease Sweep Reserve
13	JPMCB	Delamar Greenwich Harbor	20,640	Springing	0
14	JPMCB	Summit Mall	Springing	Springing	0
15	GACC	Park Center Plaza I, II & III	88,877	4,493	Springing	Lease Sweep Reserve
16	GACC	Summit Place Wisconsin	106,513	8,878	116,325	Brookdale Rollover Deposits: 116,325; Lease Sweep Reserve: Springing; Low Debt Service Cure Reserve: Springing
17	JPMCB	Shopko Oregon Portfolio	Springing	Springing	16,667	Additional Collateral Reserve
17.01	JPMCB	Shopko Salem
17.02	JPMCB	Shopko Bend
17.03	JPMCB	Shopko Eugene
18	JPMCB	Providence at Memorial	39,081	Springing	0
19	GACC	Holiday Inn Miami Beach	38,636	Springing	Springing	PIP Reserve
20	JPMCB	Jevan Multifamily Portfolio	50,778	Springing	0
20.01	JPMCB	Vida
20.02	JPMCB	Amor
20.03	JPMCB	Feliz
21	GACC	Cupertino Civic Center	20,354	Springing	0
22	GACC	Congressional Place	14,242	Springing	Springing	Free Rent Reserve; Lease Sweep Reserve
23	GACC	Trabuco Hills	13,168	Springing	Springing	Lease Sweep Reserve; Free Rent Reserve
24	GACC	Creekview & Country Village Apartments	20,334	Springing	0
24.01	GACC	Creekview Apartments
24.02	GACC	Country Village Apartments
25	JPMCB	Dick’s Sporting Goods Portfolio	11,109	Springing	Springing	Ground Rent Reserve; Condominium Assessments Reserve
25.01	JPMCB	Dick’s Keene
25.02	JPMCB	Dick’s Concord
25.03	JPMCB	Dick’s Wichita
25.04	JPMCB	Dick’s Bloomingdale
25.05	JPMCB	Dick’s Fort Wayne
25.06	JPMCB	PetSmart Concord
26	GACC	Plaza Ashland	6,767	Springing	Springing	Seasonality Reserve
27	GACC	Cleveland Towne Center	16,185	2,425	0
28	GACC	Courtyard Marriott Richland	8,615	Springing	27,000	Seasonality Reserve: 27,000; PIP Reserve: Springing
29	GACC	Grossmont Medical Center	13,453	Springing	Springing	Ground Rent Reserve; Lease Sweep Reserve
30	JPMCB	Horizon Village	13,560	1,419	Springing	Free Rent Reserve
31	JPMCB	WoodSpring Suites Orlando Portfolio	10,229	Springing	Springing	PIP Reserve
31.01	JPMCB	Value Place Clermont
31.02	JPMCB	Value Place Clarcona
32	JPMCB	Hampton Inn & Suites - Pensacola	6,574	2,916	Springing	PIP Reserve
33	GACC	Shopko Billings	Springing	Springing	Springing	Lease Sweep Reserve
34	JPMCB	Continental Plaza	11,962	1,528	0
35	GACC	Crossroads Village Apartments	10,584	Springing	0

A-1-8

ANNEX A-1

RESERVE CAPS(19)

			CapEx	Envir.	TI/LC	RE Tax	Insur.	Debt Service	Other	Single
Loan #	Seller(1)	Property Name	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Tenant
1	GACC	229 West 43rd Street Retail Condo								No
2	GACC	350 Park Avenue	228,314		2,283,136				Ziff Reserve: 25,000,000	No
3	GACC	Prudential Plaza							Future Leasing Funds: 10,000,000	No
4	JPMCB	Hilton Hawaiian Village								No
5	GACC	Key Center Cleveland	1,757,065							No
6	GACC	Gateway I & II								No
7	JPMCB	Landmark Square	500,000							No
8	JPMCB	Dallas Design District	372,816		3,278,052					No
9	JPMCB	Moffett Gateway								Yes
10	GACC	Uovo Art Storage								No
11	GACC	AHIP FL 5 Portfolio								No
11.01	GACC	Holiday Inn Express Ft Myers East								No
11.02	GACC	Staybridge Suites Tampa East Brandon								No
11.03	GACC	Holiday Inn Express Sarasota I-75								No
11.04	GACC	Fairfield Inn & Suites Orlando Ocoee								No
11.05	GACC	Courtyard Tampa North I-75 Fletcher								No
12	GACC	580 Walnut Street								No
13	JPMCB	Delamar Greenwich Harbor								No
14	JPMCB	Summit Mall								No
15	GACC	Park Center Plaza I, II & III	337,151		4,250,000					No
16	GACC	Summit Place Wisconsin	292,353		1,866,009					No
17	JPMCB	Shopko Oregon Portfolio								Yes
17.01	JPMCB	Shopko Salem								Yes
17.02	JPMCB	Shopko Bend								Yes
17.03	JPMCB	Shopko Eugene								Yes
18	JPMCB	Providence at Memorial								No
19	GACC	Holiday Inn Miami Beach								No
20	JPMCB	Jevan Multifamily Portfolio								No
20.01	JPMCB	Vida								No
20.02	JPMCB	Amor								No
20.03	JPMCB	Feliz								No
21	GACC	Cupertino Civic Center			350,000					No
22	GACC	Congressional Place	57,704		597,143					No
23	GACC	Trabuco Hills	29,869		156,984					No
24	GACC	Creekview & Country Village Apartments								No
24.01	GACC	Creekview Apartments								No
24.02	GACC	Country Village Apartments								No
25	JPMCB	Dick’s Sporting Goods Portfolio			1,000,000					Yes
25.01	JPMCB	Dick’s Keene								Yes
25.02	JPMCB	Dick’s Concord								Yes
25.03	JPMCB	Dick’s Wichita								Yes
25.04	JPMCB	Dick’s Bloomingdale								Yes
25.05	JPMCB	Dick’s Fort Wayne								Yes
25.06	JPMCB	PetSmart Concord								Yes
26	GACC	Plaza Ashland							315,000	No
27	GACC	Cleveland Towne Center	61,135		300,000					No
28	GACC	Courtyard Marriott Richland							Seasonality Reserve: 81,000	No
29	GACC	Grossmont Medical Center			450,000					No
30	JPMCB	Horizon Village			485,005					No
31	JPMCB	WoodSpring Suites Orlando Portfolio								No
31.01	JPMCB	Value Place Clermont								No
31.02	JPMCB	Value Place Clarcona								No
32	JPMCB	Hampton Inn & Suites - Pensacola								No
33	GACC	Shopko Billings								Yes
34	JPMCB	Continental Plaza								No
35	GACC	Crossroads Village Apartments								No

A-1-9

ANNEX A-1

			LARGEST TENANT (3), (20), (21), (22)			2nd LARGEST TENANT (3), (20), (21), (22)			3rd LARGEST TENANT (3), (20), (21), (22)

					Lease			Lease			Lease
Loan #	Seller(1)	Property Name	Largest Tenant	Unit Size	Expiration	2nd Largest Tenant	Unit Size	Expiration	3rd Largest Tenant	Unit Size	Expiration
1	GACC	229 West 43rd Street Retail Condo	Bowlmor Times Square, LLC	77,536	07/31/34	National Geographic	59,137	10/31/32	Gulliver’s Gate	49,000	01/31/31
2	GACC	350 Park Avenue	Ziff Brothers Investments, L.L.C.	287,030	04/30/21	Manufacturers & Traders Trust Company	102,622	03/31/23	Egon-Zehnder International	26,300	05/31/22
3	GACC	Prudential Plaza	Wilson Sporting Goods Co.	87,386	12/31/29	Optiver US LLC	73,779	04/30/23	Clark Hill	71,813	12/31/32
4	JPMCB	Hilton Hawaiian Village
5	GACC	Key Center Cleveland	Keybank National Association	477,781	06/30/30	Squire Patton Boggs	150,890	04/30/22	Forest City	147,795	03/31/33
6	GACC	Gateway I & II	NYSARC	37,284	10/31/29	Modells	16,363	12/31/26	Sinergia	15,087	11/30/24
7	JPMCB	Landmark Square	Cummings & Lockwood	55,643	04/30/26	B and E Theaters LLC	50,247	05/31/21	Finn Dixon & Herling	26,385	12/31/32
8	JPMCB	Dallas Design District	Regulus Group LLC	44,345	03/31/17	Walter Lee Culp Associates, Inc.	30,650	10/31/28	David Sutherland, Inc.	29,937	05/31/23
9	JPMCB	Moffett Gateway	Google	612,691	03/31/27
10	GACC	Uovo Art Storage
11	GACC	AHIP FL 5 Portfolio
11.01	GACC	Holiday Inn Express Ft Myers East
11.02	GACC	Staybridge Suites Tampa East Brandon
11.03	GACC	Holiday Inn Express Sarasota I-75
11.04	GACC	Fairfield Inn & Suites Orlando Ocoee
11.05	GACC	Courtyard Tampa North I-75 Fletcher
12	GACC	580 Walnut Street	Fifth Third Bank	198,116	12/31/25	Prime 47 Cincinnati LLC	8,724	07/31/26	Starbucks	5,607	12/31/21
13	JPMCB	Delamar Greenwich Harbor
14	JPMCB	Summit Mall	Macy’s	195,776	10/24/20	Goodyear	11,732	06/30/31	Gap	9,532	01/31/18
15	GACC	Park Center Plaza I, II & III	GSA	58,821	11/30/19	CBIZ, Inc.	50,531	02/28/22	Travelers Indemnity Company	50,407	12/31/19
16	GACC	Summit Place Wisconsin	Brookdale Senior Living	185,399	04/30/24	Children’s Hospital and Health System, Inc.	132,362	07/31/26	SaintA	47,512	02/28/18
17	JPMCB	Shopko Oregon Portfolio
17.01	JPMCB	Shopko Salem	Shopko	117,326	01/31/27
17.02	JPMCB	Shopko Bend	Shopko	100,840	01/31/27
17.03	JPMCB	Shopko Eugene	Shopko	100,840	01/31/27
18	JPMCB	Providence at Memorial
19	GACC	Holiday Inn Miami Beach
20	JPMCB	Jevan Multifamily Portfolio
20.01	JPMCB	Vida
20.02	JPMCB	Amor
20.03	JPMCB	Feliz
21	GACC	Cupertino Civic Center	Cognex	5,850	09/30/18	Silicon Mitus Technology	4,627	07/31/19	AAC Technologies	3,378	11/30/18
22	GACC	Congressional Place	Morgan Stanley	18,547	12/31/23	Wells Fargo	11,140	07/31/20	Beachside Realtors	6,127	05/31/19
23	GACC	Trabuco Hills	Party City	12,500	01/31/18	Petco Supplies & Fish	12,245	01/31/24	AAA The Auto Club	5,955	11/30/21
24	GACC	Creekview & Country Village Apartments
24.01	GACC	Creekview Apartments
24.02	GACC	Country Village Apartments
25	JPMCB	Dick’s Sporting Goods Portfolio
25.01	JPMCB	Dick’s Keene	Dick’s Sporting Goods	45,471	10/31/20
25.02	JPMCB	Dick’s Concord	Dick’s Sporting Goods	50,000	01/31/21
25.03	JPMCB	Dick’s Wichita	Dick’s Sporting Goods	48,780	03/31/23
25.04	JPMCB	Dick’s Bloomingdale	Dick’s Sporting Goods	50,000	01/31/22
25.05	JPMCB	Dick’s Fort Wayne	Dick’s Sporting Goods	50,000	08/31/24
25.06	JPMCB	PetSmart Concord	PetSmart	20,087	05/31/26
26	GACC	Plaza Ashland
27	GACC	Cleveland Towne Center	Ross Dress for Less	24,956	01/31/19	Bed Bath & Beyond	23,400	01/31/19	Michaels	21,275	06/30/18
28	GACC	Courtyard Marriott Richland
29	GACC	Grossmont Medical Center	Sharp Hospital	7,020	07/31/22	Borrego Community Health Foundation	5,641	05/31/22	Paul E. Dato, M.D., Inc	5,310	03/14/19
30	JPMCB	Horizon Village	Movie Tavern	47,955	04/30/22	You Fit Health Club	11,100	09/30/23	Performance Tire and Auto, Inc.	6,587	08/31/26
31	JPMCB	WoodSpring Suites Orlando Portfolio
31.01	JPMCB	Value Place Clermont
31.02	JPMCB	Value Place Clarcona
32	JPMCB	Hampton Inn & Suites - Pensacola
33	GACC	Shopko Billings	Shopko	100,800	12/21/36
34	JPMCB	Continental Plaza	Gestamp NA Inc.	50,601	01/31/24	Gold Star Law, PC	9,956	12/31/18	Ellis Porter PLC	4,237	11/30/17
35	GACC	Crossroads Village Apartments

A-1-10

ANNEX A-1

			4th LARGEST TENANT (3), (20), (21), (22)			5th LARGEST TENANT (3), (20), (21), (22)

					Lease			Lease	Loan
Loan #	Seller(1)	Property Name	4th Largest Tenant	Unit Size	Expiration	5th Largest Tenant	Unit Size	Expiration	Purpose
1	GACC	229 West 43rd Street Retail Condo	Guitar Center Stores, Inc.	28,119	01/31/29	Guy’s American Kitchen	15,670	11/30/32	Refinance
2	GACC	350 Park Avenue	CITCO (USA) Holdings Inc.	22,864	06/30/28	MFA Financial Inc	21,014	06/30/20	Refinance
3	GACC	Prudential Plaza	Leydig, Voit & Mayer, Ltd.	66,783	09/30/25	CBS Radio Holdings Corp.	63,453	04/30/28	Refinance
4	JPMCB	Hilton Hawaiian Village							Refinance
5	GACC	Key Center Cleveland	Thompson Hine LLP	125,120	09/30/29	Baker Hostetler LLP	115,615	10/31/31	Acquisition
6	GACC	Gateway I & II	Duane Reade	8,601	10/31/26	Day Care Council NY	7,580	12/31/20	Refinance
7	JPMCB	Landmark Square	Morgan Stanley Smith Barney	23,062	11/30/20	Blaire Corp.	21,840	06/30/25	Refinance
8	JPMCB	Dallas Design District	Interior Design Collections, Ltd.	24,651	06/30/26	E.C. Dicken, Inc.	23,083	05/31/20	Refinance
9	JPMCB	Moffett Gateway							Refinance
10	GACC	Uovo Art Storage							Refinance
11	GACC	AHIP FL 5 Portfolio							Acquisition
11.01	GACC	Holiday Inn Express Ft Myers East
11.02	GACC	Staybridge Suites Tampa East Brandon
11.03	GACC	Holiday Inn Express Sarasota I-75
11.04	GACC	Fairfield Inn & Suites Orlando Ocoee
11.05	GACC	Courtyard Tampa North I-75 Fletcher
12	GACC	580 Walnut Street	PI Cincinnati LLC	3,843	01/31/25	Sushi Cafe World of Cincinnati	3,621	01/31/20	Refinance
13	JPMCB	Delamar Greenwich Harbor							Refinance
14	JPMCB	Summit Mall	Express	8,500	01/31/21	Versona Accessories	8,000	01/31/24	Refinance
15	GACC	Park Center Plaza I, II & III	Life Line Screening of America, LTD.	28,297	02/28/19	Regus	26,690	12/31/22	Acquisition
16	GACC	Summit Place Wisconsin	Association of Equipment Manufacturers	28,677	03/31/20	Toshiba International Corporation	26,716	12/31/22	Refinance
17	JPMCB	Shopko Oregon Portfolio							Refinance
17.01	JPMCB	Shopko Salem
17.02	JPMCB	Shopko Bend
17.03	JPMCB	Shopko Eugene
18	JPMCB	Providence at Memorial							Refinance
19	GACC	Holiday Inn Miami Beach							Refinance
20	JPMCB	Jevan Multifamily Portfolio							Acquisition
20.01	JPMCB	Vida
20.02	JPMCB	Amor
20.03	JPMCB	Feliz
21	GACC	Cupertino Civic Center	Shashi Group	2,350	06/30/19	Golden Arrow Printing	1,860	12/31/17	Acquisition
22	GACC	Congressional Place	Law Offices of Wayne Singer	5,727	02/28/18	Diversified Securities Inc.	5,259	04/30/20	Acquisition
23	GACC	Trabuco Hills	Rock N’ Road	5,100	12/31/21	Schools First Credit Union	2,500	11/30/21	Refinance
24	GACC	Creekview & Country Village Apartments							Refinance
24.01	GACC	Creekview Apartments
24.02	GACC	Country Village Apartments
25	JPMCB	Dick’s Sporting Goods Portfolio							Refinance
25.01	JPMCB	Dick’s Keene
25.02	JPMCB	Dick’s Concord
25.03	JPMCB	Dick’s Wichita
25.04	JPMCB	Dick’s Bloomingdale
25.05	JPMCB	Dick’s Fort Wayne
25.06	JPMCB	PetSmart Concord
26	GACC	Plaza Ashland							Refinance
27	GACC	Cleveland Towne Center	Electronic Express	20,421	01/31/22	Books-A-Million	15,516	05/31/19	Acquisition
28	GACC	Courtyard Marriott Richland							Refinance
29	GACC	Grossmont Medical Center	Mearl A Naponic	4,475	11/30/18	Sherev Heart and Vascular Clinic	4,227	06/30/23	Refinance
30	JPMCB	Horizon Village	Anatolia Café & Hookah Lounge	6,300	10/31/18	Crossroads Treatment Center	3,700	03/31/21	Refinance
31	JPMCB	WoodSpring Suites Orlando Portfolio							Refinance
31.01	JPMCB	Value Place Clermont
31.02	JPMCB	Value Place Clarcona
32	JPMCB	Hampton Inn & Suites - Pensacola							Refinance
33	GACC	Shopko Billings							Recapitalization
34	JPMCB	Continental Plaza	Edscha Automotive MI	4,224	01/31/24	Lebenbom & Rothman, PC	3,392	09/30/18	Acquisition
35	GACC	Crossroads Village Apartments							Refinance

A-1-11

ANNEX A-1

				Lockbox	Lockbox
Loan #	Seller(1)	Property Name	Principal / Carveout Guarantor(23)	(Y/N)	Type(24)
1	GACC	229 West 43rd Street Retail Condo	Jared Kushner	Yes	Hard
2	GACC	350 Park Avenue	Vornado Realty Trust	Yes	Hard
3	GACC	Prudential Plaza	Michael Silberberg, Mark Karasick	Yes	Hard
4	JPMCB	Hilton Hawaiian Village	Park Intermediate Holdings LLC	Yes	Hard
5	GACC	Key Center Cleveland	Frank T. Sinito, Malisse J. Sinito	Yes	Hard
6	GACC	Gateway I & II	Joseph J. Sitt	Yes	Hard
7	JPMCB	Landmark Square	SL Green Operating Partnership, L.P.	Yes	Hard
8	JPMCB	Dallas Design District	Donald Engle, William L. Hutchinson	Yes	Hard
9	JPMCB	Moffett Gateway	Joseph K. Paul, Jay Paul Revocable Living Trust Dated November 9, 1999, as Amended and Restated on March 19, 2010, Paul Guarantor LLC	Yes	Hard
10	GACC	Uovo Art Storage	Steven J. Guttman	Yes	Springing
11	GACC	AHIP FL 5 Portfolio	American Hotel Income Properties REIT Inc.	Yes	Hard
11.01	GACC	Holiday Inn Express Ft Myers East
11.02	GACC	Staybridge Suites Tampa East Brandon
11.03	GACC	Holiday Inn Express Sarasota I-75
11.04	GACC	Fairfield Inn & Suites Orlando Ocoee
11.05	GACC	Courtyard Tampa North I-75 Fletcher
12	GACC	580 Walnut Street	Anthony W. Birkla, David B. Anderson	Yes	Hard
13	JPMCB	Delamar Greenwich Harbor	Charles Mallory, James Cabrera	Yes	Hard
14	JPMCB	Summit Mall	Simon Property Group, L.P.	Yes	Hard
15	GACC	Park Center Plaza I, II & III	Brad Coven, Joseph Greenberg	Yes	Hard
16	GACC	Summit Place Wisconsin	Richard G. Carlson, The Richard G. Carlson 1990 Revocable Trust, The Sandra K. Carlson 1990 Revocable Trust, The Brett A. Carlson 2016 Revocable Trust, The Stephanie A. Janssen 2016 Revocable Trust	Yes	Hard
17	JPMCB	Shopko Oregon Portfolio	Gordon D. Sondland, James A. Parsons, Gary S. Gilbert	Yes	Hard
17.01	JPMCB	Shopko Salem
17.02	JPMCB	Shopko Bend
17.03	JPMCB	Shopko Eugene
18	JPMCB	Providence at Memorial	Swapnil Agarwal	Yes	Springing
19	GACC	Holiday Inn Miami Beach	Charles Neiss	Yes	Springing
20	JPMCB	Jevan Multifamily Portfolio	David Fisher, Joshua Ungerecht, Warren Thomas	Yes	Springing
20.01	JPMCB	Vida
20.02	JPMCB	Amor
20.03	JPMCB	Feliz
21	GACC	Cupertino Civic Center	Cupertino Partners VI	Yes	Hard
22	GACC	Congressional Place	National Credit Tenant Investments, LLC	Yes	Springing
23	GACC	Trabuco Hills	National Credit Tenant Investments, LLC, Matthew Jung-Yu Chou	Yes	Springing
24	GACC	Creekview & Country Village Apartments	Bruce Woodward, James McCabe	Yes	Soft
24.01	GACC	Creekview Apartments
24.02	GACC	Country Village Apartments
25	JPMCB	Dick’s Sporting Goods Portfolio	NRFC NNN Holdings, LLC	Yes	Hard
25.01	JPMCB	Dick’s Keene
25.02	JPMCB	Dick’s Concord
25.03	JPMCB	Dick’s Wichita
25.04	JPMCB	Dick’s Bloomingdale
25.05	JPMCB	Dick’s Fort Wayne
25.06	JPMCB	PetSmart Concord
26	GACC	Plaza Ashland	William J. Lawson	Yes	Hard
27	GACC	Cleveland Towne Center	James Carr, Armando Codina, K. Lawrence Gragg, Blake R. Berg, Mark C. Ibanez	Yes	Springing
28	GACC	Courtyard Marriott Richland	William J. Lawson	Yes	Hard
29	GACC	Grossmont Medical Center	Mark Hamermesh, Gary Grabel	Yes	Hard
30	JPMCB	Horizon Village	Jacob Khotoveli	Yes	Springing
31	JPMCB	WoodSpring Suites Orlando Portfolio	Philip A. Cox, Tracy Fleenor	Yes	Hard
31.01	JPMCB	Value Place Clermont
31.02	JPMCB	Value Place Clarcona
32	JPMCB	Hampton Inn & Suites - Pensacola	Sumant Patel, Nareshkumar Narsinhbhai, Jatin Bhakta, Bipinchandra K. Bhakta	Yes	Springing
33	GACC	Shopko Billings	Wen-Hui Chiang, Philip Chau-Siang Lee, Stephen C. Lee, Diana Loria	Yes	Hard
34	JPMCB	Continental Plaza	Leland D. Blatt, Cheryl A. Bradshaw, John A. Blatt	Yes	Springing
35	GACC	Crossroads Village Apartments	Jeff A. Gardner	Yes	Springing

A-1-12

ANNEX A-1

				Pari Passu Debt					Additional Debt(24)
			Cash Management(24)		Pari Passu	Pari Passu	Pari Passu	Total Cut-off				Additional
				Pari Passu	Note Control	Piece In Trust	Piece Non Trust	Date Pari	Addit Debt	Addit Debt	Additional	Debt Cut off	Additional Debt
Loan #	Seller(1)	Property Name		(Y/N)(25)	(Y/N)	Cut-Off Balance	Cut-Off Balance	Passu Debt	Permitted (Y/N)	Exist (Y/N)(26)	Debt Type(s)	Date Balance	Interest Rate
1	GACC	229 West 43rd Street Retail Condo	In Place	Yes	No	80,000,000	205,000,000	285,000,000	No	Yes	Mezzanine Loan	85,000,000	7.92001
2	GACC	350 Park Avenue	Springing	Yes	No	66,667,200	229,320,800	295,988,000	No	Yes	Subordinate Debt	104,012,000	3.91513
3	GACC	Prudential Plaza	In Place	Yes	No	65,000,000	350,000,000	415,000,000	Yes	No	Permitted Mezzanine	NAP	NAP
4	JPMCB	Hilton Hawaiian Village	Springing	Yes	No	62,250,000	634,350,000	696,600,000	No	Yes	Subordinate Debt	578,400,000	4.19950
5	GACC	Key Center Cleveland	In Place	Yes	No	60,000,000	160,000,000	220,000,000	No	Yes	Mezzanine Loan	42,500,000	12.75000
6	GACC	Gateway I & II	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
7	JPMCB	Landmark Square	Springing	Yes	No	49,000,000	51,000,000	100,000,000	Yes	No	Permitted Mezzanine	NAP	NAP
8	JPMCB	Dallas Design District	In Place	Yes	No	45,000,000	75,000,000	120,000,000	No	No	NAP	NAP	NAP
9	JPMCB	Moffett Gateway	In Place	Yes	No	40,000,000	203,000,000	243,000,000	No	Yes	B-Note (102,000,000)/Mezzanine Loan (50,000,000)	152,000,000	5.44408
10	GACC	Uovo Art Storage	Springing	Yes	No	36,943,588	49,923,767	86,867,355	No	No	NAP	NAP	NAP
11	GACC	AHIP FL 5 Portfolio	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
11.01	GACC	Holiday Inn Express Ft Myers East
11.02	GACC	Staybridge Suites Tampa East Brandon
11.03	GACC	Holiday Inn Express Sarasota I-75
11.04	GACC	Fairfield Inn & Suites Orlando Ocoee
11.05	GACC	Courtyard Tampa North I-75 Fletcher
12	GACC	580 Walnut Street	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
13	JPMCB	Delamar Greenwich Harbor	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
14	JPMCB	Summit Mall	Springing	Yes	No	35,000,000	50,000,000	85,000,000	No	No	NAP	NAP	NAP
15	GACC	Park Center Plaza I, II & III	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
16	GACC	Summit Place Wisconsin	Springing	Yes	No	32,000,000	40,000,000	72,000,000	No	No	NAP	NAP	NAP
17	JPMCB	Shopko Oregon Portfolio	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
17.01	JPMCB	Shopko Salem
17.02	JPMCB	Shopko Bend
17.03	JPMCB	Shopko Eugene
18	JPMCB	Providence at Memorial	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
19	GACC	Holiday Inn Miami Beach	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
20	JPMCB	Jevan Multifamily Portfolio	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
20.01	JPMCB	Vida
20.02	JPMCB	Amor
20.03	JPMCB	Feliz
21	GACC	Cupertino Civic Center	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
22	GACC	Congressional Place	Springing	No	NAP	NAP	NAP	NAP	Yes	No	Permitted Mezzanine	NAP	NAP
23	GACC	Trabuco Hills	Springing	No	NAP	NAP	NAP	NAP	Yes	No	Permitted Mezzanine	NAP	NAP
24	GACC	Creekview & Country Village Apartments	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
24.01	GACC	Creekview Apartments
24.02	GACC	Country Village Apartments
25	JPMCB	Dick’s Sporting Goods Portfolio	Springing	Yes	No	12,930,513	17,903,787	30,834,300	No	No	NAP	NAP	NAP
25.01	JPMCB	Dick’s Keene
25.02	JPMCB	Dick’s Concord
25.03	JPMCB	Dick’s Wichita
25.04	JPMCB	Dick’s Bloomingdale
25.05	JPMCB	Dick’s Fort Wayne
25.06	JPMCB	PetSmart Concord
26	GACC	Plaza Ashland	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
27	GACC	Cleveland Towne Center	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
28	GACC	Courtyard Marriott Richland	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
29	GACC	Grossmont Medical Center	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
30	JPMCB	Horizon Village	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
31	JPMCB	WoodSpring Suites Orlando Portfolio	In Place	No	NAP	NAP	NAP	NAP	Yes	No	Permitted Mezzanine	NAP	NAP
31.01	JPMCB	Value Place Clermont
31.02	JPMCB	Value Place Clarcona
32	JPMCB	Hampton Inn & Suites - Pensacola	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
33	GACC	Shopko Billings	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
34	JPMCB	Continental Plaza	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
35	GACC	Crossroads Village Apartments	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP

A-1-13

ANNEX A-1

			Total Debt				HOTEL OPERATING STATISTICS
				Total Debt		Total Debt
			Total Debt	UW NCF	Total Debt	UW NOI	2013	2013	2013	2014	2014	2014	2015	2015	2015
Loan #	Seller(1)	Property Name	Cut-off Balance	DSCR	Current LTV %	Debt Yield %	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)
1	GACC	229 West 43rd Street Retail Condo	370,000,000	1.10	78.7%	5.8%
2	GACC	350 Park Avenue	400,000,000	2.21	56.3%	8.9%
3	GACC	Prudential Plaza	415,000,000	1.33	59.3%	9.1%
4	JPMCB	Hilton Hawaiian Village	1,275,000,000	2.44	57.2%	10.4%	89.9%	247.48	222.57	90.7%	259.85	235.77	94.4%	240.62	227.20
5	GACC	Key Center Cleveland	262,500,000	1.17	72.5%	10.3%
6	GACC	Gateway I & II	NAP	NAP	NAP	NAP
7	JPMCB	Landmark Square	100,000,000	2.19	56.9%	12.0%
8	JPMCB	Dallas Design District	120,000,000	1.28	62.1%	9.4%
9	JPMCB	Moffett Gateway	395,000,000	1.22	75.2%	7.3%
10	GACC	Uovo Art Storage	86,867,355	1.55	52.6%	9.8%
11	GACC	AHIP FL 5 Portfolio	NAP	NAP	NAP	NAP				69.3%	101.87	70.48	74.3%	112.44	83.28
11.01	GACC	Holiday Inn Express Ft Myers East		NAP	NAP	NAP				66.3%	100.69	66.76	73.3%	112.45	82.43
11.02	GACC	Staybridge Suites Tampa East Brandon		NAP	NAP	NAP				69.7%	96.64	67.36	74.6%	105.20	78.48
11.03	GACC	Holiday Inn Express Sarasota I-75		NAP	NAP	NAP				67.4%	109.59	73.86	68.2%	125.18	85.37
11.04	GACC	Fairfield Inn & Suites Orlando Ocoee		NAP	NAP	NAP				78.1%	97.85	76.42	82.5%	108.59	89.58
11.05	GACC	Courtyard Tampa North I-75 Fletcher		NAP	NAP	NAP				66.5%	104.29	69.35	74.6%	109.30	81.54
12	GACC	580 Walnut Street	NAP	NAP	NAP	NAP
13	JPMCB	Delamar Greenwich Harbor	NAP	NAP	NAP	NAP	67.1%	308.83	207.26	70.6%	310.16	218.84	71.1%	313.20	222.57
14	JPMCB	Summit Mall	85,000,000	4.50	41.5%	15.8%
15	GACC	Park Center Plaza I, II & III	NAP	NAP	NAP	NAP
16	GACC	Summit Place Wisconsin	72,000,000	1.37	72.7%	9.7%
17	JPMCB	Shopko Oregon Portfolio	NAP	NAP	NAP	NAP
17.01	JPMCB	Shopko Salem		NAP	NAP	NAP
17.02	JPMCB	Shopko Bend		NAP	NAP	NAP
17.03	JPMCB	Shopko Eugene		NAP	NAP	NAP
18	JPMCB	Providence at Memorial	NAP	NAP	NAP	NAP
19	GACC	Holiday Inn Miami Beach	NAP	NAP	NAP	NAP	83.1%	168.93	140.41	83.6%	171.88	143.65	84.4%	170.45	143.90
20	JPMCB	Jevan Multifamily Portfolio	NAP	NAP	NAP	NAP
20.01	JPMCB	Vida		NAP	NAP	NAP
20.02	JPMCB	Amor		NAP	NAP	NAP
20.03	JPMCB	Feliz		NAP	NAP	NAP
21	GACC	Cupertino Civic Center	NAP	NAP	NAP	NAP
22	GACC	Congressional Place	NAP	NAP	NAP	NAP
23	GACC	Trabuco Hills	NAP	NAP	NAP	NAP
24	GACC	Creekview & Country Village Apartments	NAP	NAP	NAP	NAP
24.01	GACC	Creekview Apartments		NAP	NAP	NAP
24.02	GACC	Country Village Apartments		NAP	NAP	NAP
25	JPMCB	Dick’s Sporting Goods Portfolio	30,834,300	1.40	70.5%	9.5%
25.01	JPMCB	Dick’s Keene		1.40	70.5%	9.5%
25.02	JPMCB	Dick’s Concord		1.40	70.5%	9.5%
25.03	JPMCB	Dick’s Wichita		1.40	70.5%	9.5%
25.04	JPMCB	Dick’s Bloomingdale		1.40	70.5%	9.5%
25.05	JPMCB	Dick’s Fort Wayne		1.40	70.5%	9.5%
25.06	JPMCB	PetSmart Concord		1.40	70.5%	9.5%
26	GACC	Plaza Ashland	NAP	NAP	NAP	NAP	54.5%	169.56	92.42	52.1%	176.31	91.79	59.6%	171.69	102.29
27	GACC	Cleveland Towne Center	NAP	NAP	NAP	NAP
28	GACC	Courtyard Marriott Richland	NAP	NAP	NAP	NAP	74.6%	126.37	94.22	77.5%	126.31	97.91	74.1%	129.47	95.90
29	GACC	Grossmont Medical Center	NAP	NAP	NAP	NAP
30	JPMCB	Horizon Village	NAP	NAP	NAP	NAP
31	JPMCB	WoodSpring Suites Orlando Portfolio	NAP	NAP	NAP	NAP	88.4%	28.66	25.34	87.7%	31.50	27.63	91.2%	35.13	32.04
31.01	JPMCB	Value Place Clermont		NAP	NAP	NAP	88.9%	28.61	25.43	86.0%	31.91	27.46	90.7%	35.89	32.56
31.02	JPMCB	Value Place Clarcona		NAP	NAP	NAP	87.8%	28.73	25.24	89.7%	31.04	27.83	91.7%	34.27	31.43
32	JPMCB	Hampton Inn & Suites - Pensacola	NAP	NAP	NAP	NAP							71.7%	121.06	86.83
33	GACC	Shopko Billings	NAP	NAP	NAP	NAP
34	JPMCB	Continental Plaza	NAP	NAP	NAP	NAP
35	GACC	Crossroads Village Apartments	NAP	NAP	NAP	NAP

A-1-14

ANNEX A-1

			HOTEL OPERATING STATISTICS

			Most Recent	Most Recent	Most Recent	UW	UW	UW
Loan #	Seller(1)	Property Name	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Loan #
1	GACC	229 West 43rd Street Retail Condo							1
2	GACC	350 Park Avenue							2
3	GACC	Prudential Plaza							3
4	JPMCB	Hilton Hawaiian Village	94.6%	250.09	236.65	94.6%	250.09	236.65	4
5	GACC	Key Center Cleveland							5
6	GACC	Gateway I & II							6
7	JPMCB	Landmark Square							7
8	JPMCB	Dallas Design District							8
9	JPMCB	Moffett Gateway							9
10	GACC	Uovo Art Storage							10
11	GACC	AHIP FL 5 Portfolio	74.1%	114.72	84.79	72.5%	109.68	79.40	11
11.01	GACC	Holiday Inn Express Ft Myers East	75.0%	114.70	85.97	71.5%	109.29	78.15	11.01
11.02	GACC	Staybridge Suites Tampa East Brandon	74.7%	107.31	80.16	73.0%	103.05	75.23	11.02
11.03	GACC	Holiday Inn Express Sarasota I-75	65.4%	122.96	80.40	67.0%	119.24	79.89	11.03
11.04	GACC	Fairfield Inn & Suites Orlando Ocoee	80.6%	114.76	92.54	80.4%	107.07	86.09	11.04
11.05	GACC	Courtyard Tampa North I-75 Fletcher	76.3%	113.61	86.68	72.5%	109.06	79.04	11.05
12	GACC	580 Walnut Street							12
13	JPMCB	Delamar Greenwich Harbor	72.7%	323.02	234.70	72.7%	323.02	234.70	13
14	JPMCB	Summit Mall							14
15	GACC	Park Center Plaza I, II & III							15
16	GACC	Summit Place Wisconsin							16
17	JPMCB	Shopko Oregon Portfolio							17
17.01	JPMCB	Shopko Salem							17.01
17.02	JPMCB	Shopko Bend							17.02
17.03	JPMCB	Shopko Eugene							17.03
18	JPMCB	Providence at Memorial							18
19	GACC	Holiday Inn Miami Beach	81.5%	160.68	130.94	81.5%	160.68	130.94	19
20	JPMCB	Jevan Multifamily Portfolio							20
20.01	JPMCB	Vida							20.01
20.02	JPMCB	Amor							20.02
20.03	JPMCB	Feliz							20.03
21	GACC	Cupertino Civic Center							21
22	GACC	Congressional Place							22
23	GACC	Trabuco Hills							23
24	GACC	Creekview & Country Village Apartments							24
24.01	GACC	Creekview Apartments							24.01
24.02	GACC	Country Village Apartments							24.02
25	JPMCB	Dick’s Sporting Goods Portfolio							25
25.01	JPMCB	Dick’s Keene							25.01
25.02	JPMCB	Dick’s Concord							25.02
25.03	JPMCB	Dick’s Wichita							25.03
25.04	JPMCB	Dick’s Bloomingdale							25.04
25.05	JPMCB	Dick’s Fort Wayne							25.05
25.06	JPMCB	PetSmart Concord							25.06
26	GACC	Plaza Ashland	63.0%	166.59	104.95	58.2%	171.53	99.85	26
27	GACC	Cleveland Towne Center							27
28	GACC	Courtyard Marriott Richland	69.8%	133.51	93.26	69.8%	133.52	93.26	28
29	GACC	Grossmont Medical Center							29
30	JPMCB	Horizon Village							30
31	JPMCB	WoodSpring Suites Orlando Portfolio	87.7%	42.77	37.51	87.7%	42.77	37.51	31
31.01	JPMCB	Value Place Clermont	87.2%	43.39	37.83	87.2%	43.39	37.83	31.01
31.02	JPMCB	Value Place Clarcona	88.3%	42.08	37.15	88.3%	42.08	37.15	31.02
32	JPMCB	Hampton Inn & Suites - Pensacola	81.2%	121.70	98.80	81.2%	121.70	98.80	32
33	GACC	Shopko Billings							33
34	JPMCB	Continental Plaza							34
35	GACC	Crossroads Village Apartments							35

A-1-15

JPMDB Commercial Mortgage Securities 2017-C5
Footnotes to Annex A-1

(1)	“JPMCB” denotes JPMorgan Chase Bank, National Association, as Mortgage Loan Seller; and “GACC” denotes German American Capital Corporation, as Mortgage Loan Seller.

With respect to Loan No. 2, 350 Park Avenue, the 350 Park Avenue Whole Loan (as defined below) was co-originated by DBNY and Goldman Sachs Mortgage Company.

With the exception of loan No. 3, Prudential Plaza, which was originated by GACC, all of the loans for which GACC is the Mortgage Loan Seller were originated or co-originated by Deutsche Bank AG, New York Branch (“DBNY”).

With respect to Loan No. 4, Hilton Hawaiian Village, the Hilton Hawaiian Village Whole Loan (as defined below) was co-originated by JPMCB, DBNY, Goldman Sachs Mortgage Company, Barclays Bank PLC and Morgan Stanley Bank, N.A.

With respect to Loan No. 5, Key Center Cleveland, the Key Center Cleveland Whole Loan (as defined below) was co-originated by DBNY, Citi Real Estate Funding Inc. and Bank of America, N.A.

(2)	Certain of the mortgage loans include parcels ground leased to tenants in the calculation of the total square footage and the occupancy of the mortgaged property.

With respect to Loan No. 4, Hilton Hawaiian Village, the mortgaged property includes 14 hotel units and 26 commercial units of a condominium. The remaining units in the condominium consist of six time share units, which are owned by third parties and not part of collateral for the mortgage loan. The borrower controls the related board of directors for the association and is responsible for maintaining the common areas of the condominium.

With respect to Loan No. 5, Key Center Cleveland, Units represents only the office portion of the mortgaged property. Collateral for the mortgage loan also includes a 400-room hotel and 982 space parking garage.

With respect to Loan No. 10, Uovo Art Storage, Units is based on the gross building area of 275,000 square feet between the two buildings. The private storage units total 164,812 square feet and the managed storage units total 162,793 cubic feet.

With respect to Loan No. 11, AHIP FL 5 Portfolio, the mortgaged property identified as Holiday Inn Express Sarasota I-75 is one of four units in a land development condominium and comprises the full parcel of land on which the hotel, parking, and landscaping are located. The related borrower does not control the condominium.

With respect to Loan No. 12, 580 Walnut Street, the mortgaged property consists of the commercial components of a six unit commercial and residential condominium. The residential and commercial components of the condominium each have 50% control over the entire condominium, both with respect to the Board of Directors as well as any voting.

With respect to Loan No. 14, Summit Mall, Macy’s ground leases its premises from the borrower through October 2020 and pays annual ground rent of $146,367.

With respect to Loan No. 25.01, the mortgaged property identified as Dick’s Sporting Goods Portfolio—Dick’s Keene consists of one of 15 total units in a fractured condominium regime (constituting approximately 7.143% of the condominium regime). The borrower does not control the related condominium association; however, no amendment may alter the rights of, or impose greater obligation on, any unit owner without the consent of such unit owner and its mortgagee.

(3)	In certain cases, mortgaged properties may have tenants that have executed leases that were included in the underwriting but have not yet commenced paying rent and/or are not in occupancy.

With respect to Loan No. 1, 229 West 43rd Street Retail Condo, Occupancy%, UW Revenues ($), UW NOI ($) and UW NCF ($) include the 2nd Largest Tenant, National Geographic, for which the tenant has executed a lease but has yet to take occupancy at the property or commenced paying rent. National Geographic, which leases

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approximately 23.8% of the net rentable area, took possession of its leased space in October 2016 and is expected to open for business in August 2017. The tenant is in a free rent period through September 2016, and the related rent was reserved with lender at loan origination.

With respect to Loan No. 2, 350 Park Avenue, Occupancy%, UW Revenues ($), UW NOI ($) and UW NCF ($) include the 4th Largest Tenant, CITCO (USA) Holdings Inc. (“CITCO Holdings”), for which the tenant has executed a lease for 8,039 square feet but has yet to take occupancy at the property or commence paying rent. The 8,039 square feet is currently occupied by Peconic Partners LLC, which is expected to vacate in August 2017. CITCO Holdings is expected to take occupancy and begin paying rent in November 2017. In addition to the newly leased 8,039 square feet, CITCO Holdings directly leases 14,825 square feet and subleases an additional 20,038 square feet. Additionally, occupancy% excludes Valley National Bank (2,720 square feet) which is dark but paying rent. At loan origination, the borrower reserved $1,413,328 for free rent associated with CITCO Holdings as well as other tenants at the 350 Park Avenue property not shown on the Annex A-1.

With respect to Loan No. 3, Prudential Plaza, Occupancy%, UW Revenues ($), UW NOI ($) and UW NCF ($) includes three tenants that have executed leases but have not taken occupancy at the property or commenced paying rent. The Largest Tenant, Wilson Sporting Goods Co., has entered into a lease to occupy 87,386 square feet, which will commence in January 2018. Wilson Sporting Goods Co. has rent abatement periods on the first month of each year during the term of the lease. The 2nd Largest Tenant, Optiver US LLC, currently occupies approximately 73,779 square feet at the mortgaged property. Optiver US LLC has entered into a lease to occupy an additional approximately 25,000 square feet, which will commence in May 2017. Optiver US LLC is entitled to a rent abatement from May 2017 to October 2017 on the additional premises and from May 2018 to September 2018 on the existing premises. The first two months of the six-month free rent period in 2017 have been reserved for; however, the remaining four months of such free rent period in 2017, the free rent period in 2018, and the gap period prior to the lease commencement date for such additional Optiver US LLC space, have not been reserved for. The 3rd Largest Tenant, Clark Hill, has entered into a lease to occupy 71,813 square feet, which commenced in January 2017. Clark Hill has a rent abatement period from January 2017 to July 2017 which has not been reserved for. The 5th Largest Tenant, CBS Radio Holdings Corp., has a rent abatement period from May 2018 to December 2019 which has not been reserved for.

With respect to Loan No. 4, Hilton Hawaiian Village, approximately 18.4% of UW Revenues ($) is attributable to the food and beverage outlets at the mortgaged property and approximately 5.1% of UW Revenues ($) is attributable to the retail component of the mortgaged property.

With respect to Loan No. 5, Key Center Cleveland, Occupancy%, UW Revenues ($), UW NOI ($) and UW NCF ($) include the 3rd Largest Tenant, Forest City, for which the tenant has executed a lease but has yet to take occupancy at the property or commenced paying rent. Forest City has entered into a lease to occupy 147,795 square feet, which is expected to commence in April 2018. The borrower provided a letter of credit with respect to all free rent through March 2018 and all planned leasing costs associated with Forest City’s lease were reserved at loan origination. In addition, approximately 61.3% of UW Revenues ($) is attributable to the office portion of the mortgaged property, approximately 32.8% of UW Revenues ($) is attributable to the hotel portion of the mortgaged property and approximately 5.9% of UW Revenues ($) is attributable to the parking garage at the mortgaged property.

With respect to Loan No. 6, Gateway I & II, Occupancy%, UW Revenues ($), UW NOI ($) and UW NCF ($) include the 2nd Largest Tenant, Modells, for which the tenant has executed a lease but has not yet commenced paying rent. Modells entered into a lease to occupy 16,363 square feet, which commenced in January 2017. Modells has taken possession of its space and is anticipated to open in the fall of 2017. Modells is in a free rent period until September 2017. At loan origination, $733,333 was escrowed to a free rent reserve to cover Modells free rent period until September 2017.

With respect to Loan No. 8, Dallas Design District, Occupancy%, UW Revenues ($), UW NOI ($) and UW NCF ($) include three tenants, Janus et Cie, Interior Specifics LLC and Codarus, which have executed leases but have not yet taken occupancy or commenced paying rent.

With respect to Loan No. 9, Moffett Gateway, Occupancy%, UW Revenues ($), UW NOI ($) and UW NCF ($) include the sole tenant, Google, which has executed two leases but not yet taken occupancy or commenced paying rent under either lease. Google leases the mortgaged property under two separate leases: (1) 1225 Crossman Avenue (“Building One”) and (2) 1265 Crossman Avenue (“Building Two”). According to the loan sponsor, Google is expected to take occupancy of both spaces in September 2017 and will commence paying

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rent under each lease as follows: Building One in July 2018 and Building Two in July 2017. In addition, UW Revenues ($), UW NOI ($) and UW NCF ($) are calculated using the average rent of the sole tenant, Google, over the term of the related leases inclusive of the free rent reserve.

With respect to Loan No. 10, Uovo Art Storage, Occupancy% is based on the January 10, 2017 rent roll, and represents the occupancy percentage for the private storage space (measured in square feet). The managed storage space is measured in cubic feet and as of the January 10, 2017 rent roll is 48.2% leased.

With respect to Loan No. 12, 580 Walnut Street, approximately 22.8% of UW Revenues ($) is attributable to the parking garage at the mortgaged property.

With respect to Loan No. 29, Grossmont Medical Center, Occupancy%, UW Revenues ($), UW NOI ($) and UW NCF ($) include the Largest Tenant, Sharp Hospital, for which the tenant has executed a lease to occupy 7,020 square feet but has yet to take occupancy at the property or commence paying rent. Sharp Hospital is expected to take occupancy in August 2017. The lender reserved all free rent and planned leasing costs associated with Sharp Hospital’s lease at loan origination.

(4)	With respect to all mortgage loans, with the exceptions of the mortgage loans listed below, the Current LTV% and the Maturity LTV% are based on the “as-is” Appraisal Value ($) even though, for certain mortgage loans, the appraiser provided “as-stabilized” values based on certain criteria being met.

With respect to Loan No. 1, 229 West 43rd Street Retail Condo, the Appraised Value ($) represents the “Hypothetical As-Is” appraised value of $470.0 million as of October 1, 2016. The “Hypothetical Market As-Is” appraised value reflects a credit for the approximately $25.6 million of contractual free rent and TI/LC obligations reserved at loan origination. Based on the “As-Is” appraised value of $445.0 million as of October 1, 2016, the Cut-off Date LTV and LTV Ratio at Maturity or ARD are 64.0% and 64.0%, respectively.

With respect to Loan No. 5, Key Center Cleveland, the Appraised Value ($) represents the “As Complete” appraised value of $362.0 million as of December 1, 2017. The “As Complete” appraised value assumes the completion of all budgeted CapEx and PIP work at the property. At loan origination, $18,271,556 and $4,652,415 was reserved by the lender for CapEx and PIP work, respectively. Based on the “As-Is” appraised value of $298.35 million as of December 1, 2016, the Cut-off Date LTV and LTV Ratio at Maturity or ARD are 73.7% and 60.2%, respectively. In addition, $1,991,429 is held in an FF&E reserve account held by Marriott Hotel Services, Inc. as the hotel manager for planned capital improvements for the hotel portion of the property.

With respect to Loan No. 9, Moffett Gateway, the Appraised Value ($) represents the “Hypothetical Value As-Stabilized” value of $525,000,000, which assumes that all tenant improvement construction is complete and all contractual free rent obligations have burned off as of the stabilized value date of July 20, 2016. At origination, the borrower was required to reserve $43,642,904 into the Upfront Other Reserve ($) for outstanding tenant improvements, $5,743,978 for outstanding leasing commissions and $37,575,033 for outstanding free rent. The “as-is” value as of July 20, 2016 was $430,000,000, which results in a Current LTV% and Maturity LTV% of 56.5% and 48.0%, respectively.

With respect to Loan No. 11, AHIP FL 5 Portfolio, the Appraised Value ($) represents the “As Complete” appraised value of $61.6 million as of November 1, 2017. The “As Complete” appraised value assumes the completion of the franchise required PIP at the mortgaged properties. At loan origination, $7,874,700 was reserved for the completion of the franchise required PIP. Based on the “As-Is” appraised value of $53.4 million as of November 1, 2016, the Cut-off Date LTV and LTV Ratio at Maturity or ARD are 69.0% and 56.9%, respectively.

With respect to Loan No. 12, 580 Walnut Street, the Appraised Value ($) represents the “As Complete” appraised value of $51.75 million as of April 1, 2017. The “As Complete” appraised value assumes (i) the completion of the $2,330,975 in landlord obligations that were reserved for at loan origination, (ii) a commercial and retail occupancy of 95.0% and 90.0%, respectively, (iii) vacancy loss of 5.0% and (iv) credit loss of 0.5%. Based on the “As-Is” appraised value of $50.0 million as of November 10, 2016, the Cut-off Date LTV and LTV Ratio at Maturity or ARD are 70.9% and 57.9%, respectively.

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(5)	For mortgage loans secured by multiple mortgaged properties, each mortgage loan’s Original Balance ($), Current Balance ($) and Maturity Balance ($) are allocated to the respective mortgaged property based on the respective mortgage loan documents, or if no such allocation is provided in the mortgage loan documentation, the mortgage loan seller’s determination of the appropriate allocation.

(6)	With respect to Loan No. 1, 229 West 43rd Street Retail Condo, the mortgage loan is part of a whole loan with an original principal balance of $285,000,000 (the “229 West 43rd Street Retail Condo Whole Loan”) which is comprised of nine pari passu components (Note A-1, Note A-2, Note A-3, Note A-4-A, Note A-4-B, Note A-5, Note A-6, Note A-7 and Note A-8). Note A-2 and Note A-3 have an aggregate outstanding principal balance as of the Cut-off Date of $80,000,000 and are being contributed to the JPMDB 2017-C5 Trust. Note A-1 and Note A-6 have an aggregate outstanding principal balance as of the Cut-off Date of $75,000,000 and were contributed to the CD 2016-CD2 trust. Note A-4-B, Note A-5, Note A-7 and Note A-8 have an aggregate outstanding principal balance as of the Cut-off Date of $100,000,000 and were contributed to the CD 2017-CD3 trust. Note A-4-A has an outstanding principal balance as of the Cut-off Date of $30,000,000 and is held by Citigroup Global Markets Realty Corp. or an affiliate and is expected to be contributed to a future securitization trust. All loan level metrics are based on the 229 West 43rd Street Retail Condo Whole Loan balance.

With respect to Loan No. 2, 350 Park Avenue, the mortgage loan is part of a whole loan with an original principal balance of $400,000,000 (the “350 Park Avenue Whole Loan”) which is comprised of four pari passu senior components (Note A-1, Note A-2, Note A-3 and Note A-4) and two subordinate companion loans (Note B-1 and Note B-2). Note A-4 has an outstanding principal balance as of the Cut-off Date of $66,667,200 and is being contributed to the JPMDB 2017-C5 Trust. The pari passu senior Notes A-1 and A-3 and the two subordinate companion loans, Notes B-1 and B-2 have an aggregate outstanding principal balance as of the Cut-off Date of $233,332,000 and were contributed to the VNDO 2016-350P trust. Note A-2 has an outstanding principal balance as of the Cut-off Date of $100,000,800 and is held by Goldman Sachs Mortgage Company or an affiliate, and is expected to be contributed to a future securitization trust. All loan level metrics are based on the 350 Park Avenue Whole Loan balance excluding the subordinate companion loans.

With respect to Loan No. 3, Prudential Plaza, the mortgage loan is part of a whole loan with an original principal balance of $415,000,000 (the “Prudential Plaza Whole Loan”) which is comprised of eight pari passu components (Note A-1, Note A-2-1, Note A-3-1, Note A-2-2, Note A-3-2, Note A-3-3, Note A-4-1 and Note A-4-2). Note A-4-2 has an outstanding principal balance as of the Cut-off Date of $65,000,000 and is being contributed to the JPMDB 2017-C5 Trust. Note A-1 has an outstanding principal balance as of the Cut-off Date of $115,000,000 and was contributed to the COMM 2015-CCRE26 trust. Note A-2-1 has an outstanding principal balance as of the Cut-off Date of $50,000,000 and was contributed to the CD 2016-CD1 trust. Note A-2-2 and Note A-3-3 have an aggregate outstanding principal balance as of the Cut-off Date of $75,000,000 and were contributed to the CD 2016-CD2 trust. Note A-3-1 has an outstanding principal balance as of the Cut-off Date of $40,000,000 and was contributed to the COMM 2016-COR1 trust. Note A-3-2 and Note A-4-1 have an aggregate outstanding principal balance as of the Cut-off Date of $70,000,000 and were contributed to the CD 2017-CD3 trust. All loan level metrics are based on the Prudential Plaza Whole Loan balance.

With respect to Loan No. 4, Hilton Hawaiian Village, the mortgage loan is part of a whole loan with an original principal balance of $1,275,000,000 (the “Hilton Hawaiian Village Whole Loan”), which is comprised of 16 pari passu components (Note A-1-A, Note A-1-B, Note A-1-C, Note A-1-D, Note A-1-E, Note A-2-A-1, Note A-2-A-2, Note A-2-A-3, Note A-2-A-4, Note A-2-B-1, Note A-2-B-2, Note A-2-B-3, Note A-2-D-1, Note A-2-D-2, Note A-2-E-1 and Note A-2-E-2) and five subordinate companion loans (Note B-1, Note B-2, Note B-3, Note B-4 and Note B-5). Note A-2-A-3 and Note A-2-A-4 have an aggregate outstanding principal balance as of the Cut-off Date of $62,250,000 and are being contributed to the JPMDB 2017-C5 Trust. Notes A-2-A-1, A-2-A-2, A-2-B-1, A-2-D-1, A-2-D-2, A-2-E-1, A-2-E-2 and A-2-B-3, with an aggregate principal balance as of the Cut-off Date of $406,125,000, have been contributed to other securitization trusts. Notes A-1-A, A-1-B, A-1-C, A-1-D and A-1-E, with an aggregate outstanding principal balance as of the Cut-off Date of $171,600,000, and the subordinate companion loans with an aggregate outstanding principal balance as of the Cut-off Date of $578,400,000, were contributed to a private securitization trust. The remaining pari passu component has an outstanding principal balance as of the Cut-off Date of $56,625,000, is held by DBNY and is expected to be contributed to one or more future securitization trusts. All loan level metrics are based on the Hilton Hawaiian Village Whole Loan balance excluding the subordinate companion loan.

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With respect to Loan No. 5, Key Center Cleveland, the mortgage loan is part of a whole loan with an original principal balance of $220,000,000 (the “Key Center Cleveland Whole Loan”) which is comprised of six pari passu components (Note A-1, Note A-2, Note A-3, Note A-4, Note A-5 and Note A-6). Note A-3 and Note A-6 have an outstanding principal balance as of the Cut-off Date of $60,000,000 and are being contributed to the JPMDB 2017-C5 Trust. Note A-1 and Note A-4 have an aggregate outstanding principal balance as of the Cut-off Date of $80,000,000 and are held by Citigroup Global Markets Realty Corp. or an affiliate, and are expected to be contributed to one or more future securitization trusts. Note A-2 and Note A-5 have an aggregate outstanding principal balance as of the Cut-off Date of $80,000,000 and are held by Bank of America, N.A. or an affiliate and are expected to be contributed to one or more future securitization trusts. All loan level metrics are based on the Key Center Cleveland Whole Loan balance.

With respect to Loan No. 7, Landmark Square, the mortgage loan is part of a whole loan with an original principal balance of $100,000,000 (the “Landmark Square Whole Loan”) which is comprised of two pari passu components (Note A-1 and Note A-2). Note A-2 has an outstanding principal balance as of the Cut-off Date of $49,000,000 and is being contributed to the JPMDB 2017-C5 Trust. Note A-1 has an outstanding principal balance as of the Cut-off Date of $51,000,000 and is expected to be contributed to the JPMCC 2017-JP5 trust. All loan level metrics are based on the Landmark Square Whole Loan balance.

With respect to Loan No. 8, Dallas Design District, the mortgage loan is part of a whole loan with an original principal balance of $120,000,000 (the “Dallas Design District Whole Loan”) which is comprised of two pari passu components (Note A-1 and Note A-2). Note A-2 has an outstanding principal balance as of the Cut-off Date of $45,000,000 and is being contributed to the JPMDB 2017-C5 Trust. Note A-1 has an outstanding principal balance as of the Cut-off Date of $75,000,000 and is expected to be contributed to the JPMCC 2017-JP5 trust. All loan level metrics are based on the Dallas Design District Whole Loan balance.

With respect to Loan No. 9, Moffett Gateway, the mortgage loan is part of a whole loan with an original principal balance of $345,000,000 (the “Moffett Gateway Whole Loan”) which is comprised of five pari passu components (Note A-1, Note A-2, Note A-3, Note A-4 and Note A-5) and one subordinate companion loan (Note B-1). Note A-3 has an aggregate outstanding principal balance as of the Cut-off Date of $40,000,000 and is being contributed to the JPMDB 2017-C5 Trust. Note A-1 has an outstanding principal balance as of the Cut-off Date of $80,000,000 and is expected to be contributed to the JPMCC 2017-JP5 Trust. Note A-2 has an outstanding principal balance as of the Cut-off Date of $60,000,000 and was contributed to the JPMCC 2016-JP4 Trust. Note A-5 has an outstanding principal balance as of the Cut-off Date of $43,000,000 and was contributed to the JPMDB 2016-C4 Trust. Note A-4 has an outstanding principal balance as of the Cut-off Date of $20,000,000 and is expected to be contributed to one or more future securitization trusts. Note B-1 has an outstanding balance as of the Cut-off Date of $102,000,000 and was sold to a third-party investor. All loan level metrics are based on the Moffett Gateway Whole Loan balance excluding the subordinate companion loan.

With respect to Loan No. 10, Uovo Art Storage, the mortgage loan is part of a whole loan with an original principal balance of $87,000,000 (the “Uovo Art Storage Whole Loan”) which is comprised of four pari passu components (Note A-1, Note A-2, Note A-3 and Note A-4). Note A-2 and Note A-3 have an aggregate outstanding principal balance as of the Cut-off Date of approximately $37,000,000 and are being contributed to the JPMDB 2017-C5 Trust. Note A-1 and Note A-4 have an aggregate outstanding principal balance as of the Cut-off Date of approximately $50,000,000 and are held by DBNY and are expected to be contributed to one or more future securitization trusts. All loan level metrics are based on the Uovo Art Storage Whole Loan balance.

With respect to Loan No. 14, Summit Mall, the mortgage loan is part of a whole loan with an original principal balance of $85,000,000 (the “Summit Mall Whole Loan”) which is comprised of two pari passu components (Note A-1 and Note A-2). Note A-2 has an outstanding principal balance as of the Cut-off Date of $35,000,000 and is being contributed to the JPMDB 2017-C5 Trust. Note A-1 has an outstanding principal balance as of the Cut-off Date of $50,000,000 and was contributed to the JPMCC 2016-JP4 Trust. All loan level metrics are based on the Summit Mall Whole Loan balance.

With respect to Loan No. 16, Summit Place Wisconsin, the mortgage loan is part of a whole loan with an original principal balance of $72,000,000 (the “Summit Place Wisconsin Whole Loan”) which is comprised of two pari passu components (Note A-1 and Note A-2). Note A-2 has an outstanding principal balance as of the Cut-off Date of $32,000,000 and is being contributed to the JPMDB 2017-C5 Trust. Note A-1 has an outstanding principal balance as of the Cut-off Date of $40,000,000 and was contributed to the CD 2017-CD3 trust. All loan level metrics are based on the Summit Place Wisconsin Whole Loan balance.

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With respect to Loan No. 25, Dick’s Sporting Goods Portfolio, the mortgage loan is part of a whole loan with an original principal balance of $31,000,000 (the “Dick’s Sporting Goods Portfolio Whole Loan”) which is comprised of two pari passu components (Note A-1 and Note A2). Note A-2 has an outstanding principal balance as of the Cut-off Date of approximately $13,000,000 and is being contributed to the JPMDB 2017-C5 Trust. Note A-1 has an outstanding principal balance as of the Cut-off Date of approximately $18,000,000 and was contributed to the JPMCC 2016-JP4 Trust. All loan level metrics are based on the Dick’s Sporting Goods Portfolio Whole Loan balance.

(7)	Each number identifies a group of related borrowers.

With respect to Loan Nos. 1, 22, 23 and 30, 229 West 43rd Street Retail Condo, Congressional Place, Trabuco Hills and Horizon Village, the borrowers own the property as tenants-in-common.

With respect to Loan No. 8, Dallas Design District, two of the borrowers own the majority of the mortgaged property as tenants-in-common. The third borrower, 1500 Dragon Dunhill LLC, owns the fee interest to its parcel located at 1500 Dragon, Dallas, Texas.

(8)	For each mortgage loan, the Net Mortgage Fee Rate equals the excess of the related Interest Rate% over the related Servicing Fee Rate, the Trustee Fee Rate (including the Certificate Administrator Fee Rate), the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate (collectively, the “Admin Fee%”).

(9)	For the mortgage loans that are interest-only for the entire term and accrue interest on an Actual/360 basis, the Monthly Debt Service ($) was calculated as 1/12 of the product of (i) the Original Balance ($), (ii) the Interest Rate% and (iii) 365/360.

(10)	With respect to all mortgage loans, except for the mortgage loan(s) listed below, Annual Debt Service ($) is calculated by multiplying the Monthly Debt Service ($) by 12.

With respect to Loan No. 9, Moffett Gateway, the Annual Debt Service ($) is calculated based on the sum of the first 12 principal and interest payments after the expiration of the interest-only period based on the assumed principal payment schedule set forth on Annex G to this Preliminary Prospectus. As such, the Current Balance ($), Maturity Balance ($), Monthly Debt Service ($), UW NOI DSCR and UW NCF DSCR all reflect this principal payment schedule and a fixed interest rate of 3.319403%.

(11)	With respect to Loan No. 18, Providence at Memorial, the first payment date for the loan is May 1, 2017. On the Closing Date, JPMCB will deposit sufficient funds to pay the interest associated with the interest due for the April 2017 payment for the related loan. Seasoning, Prepayment Provision (Payments), First Payment Date, Remaining Term and IO-Period are inclusive of the additional April 2017 interest-only payment funded by JPMCB on the Closing Date.

(12)

The “L” component of the prepayment provision represents lockout payments.

The “Def” component of the prepayment provision represents defeasance payments.

The “YM” component of the prepayment provision represents yield maintenance payments.

The “O” Component of the prepayment provision represents the free payments including the Maturity Date.

With respect to Loan No. 1, 229 West 43rd Street Retail Condo, the lockout period will be at least 28 payments beginning with and including the first payment on December 6, 2016. Defeasance of the full $285.0 million 229 West 43rd Street Retail Condo Whole Loan is permitted after the date that is the earlier of (i) October 13, 2019 and (ii) the date that is two years from the closing date of the securitization that includes the note to be last securitized. The assumed lockout period is based on the expected JPMDB 2017-C5 securitization closing date in March 2017. The actual lockout period may be longer.

With respect to Loan No. 4, Hilton Hawaiian Village, the lockout period will be at least 28 payments beginning with and including the first payment on December 1, 2016. Defeasance of the full $1,275,000,000 Hilton Hawaiian Village Whole Loan is permitted after the earlier to occur of (i) May 1, 2019 and (ii) the date that is two years from the closing date of the securitization that includes the last note to be securitized (the earlier of (i) and (ii), the “Hilton Hawaiian Village Defeasance Date”). Following the expiration of the Hilton Hawaiian Village Defeasance Date, the borrower is also permitted to prepay the Hilton Hawaiian Village Whole Loan (in whole but not in part)

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with the payment of a yield maintenance premium. The assumed lockout period is based on the expected JPMDB 2017-C5 securitization closing date in March 2017. The actual lockout period may be longer.

With respect to Loan No. 5, Key Center Cleveland, the lockout period will be at least 25 payments beginning with and including the first payment on March 6, 2017. Defeasance of the full $220.0 million Key Center Cleveland Whole Loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) July 31, 2020. The assumed lockout period of 25 payments is based on the expected JPMDB 2017-C5 securitization closing date in March 2017. The actual lockout period may be longer.

With respect to Loan No. 9, Moffett Gateway, the lockout period will be at least 29 payments beginning with and including the first payment on November 1, 2016. Defeasance of the full $345.0 million Moffett Gateway Whole Loan is permitted after the date that is two years from the closing date of the securitization that includes the last note to be securitized (the “Moffett Gateway Defeasance Date”). If the Moffett Gateway Defeasance Date has not occurred by November 1, 2020, the borrower is permitted to prepay the Moffett Gateway Whole Loan (in whole but not in part) with the payment of a yield maintenance premium. The assumed lockout period is based on the expected JPMDB 2017-C5 securitization closing date in March 2017.The actual lockout period may be longer.

With respect to Loan No. 10, Uovo Art Storage, the lockout period will be at least 25 payments beginning with and including the first payment on March 6, 2017. Defeasance of the full $87.0 million Uovo Art Storage Whole Loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) February 2, 2020. The assumed lockout period of 25 payments is based on the expected JPMDB 2017-C5 securitization closing date in March 2017. The actual lockout period may be longer.

(13)	With respect to some mortgage loans, historical financial information may not be available due to when the properties were constructed and/or acquired.

With respect to Loan No. 1, 229 West 43rd Street Retail Condo, limited historical financial information is available as the sponsor acquired the property in October 2015. Most Recent Revenues ($), Most Recent Total Expenses ($) and Most Recent NOI ($) are based on the trailing ten-month period ending August 31, 2016, annualized.

With respect to Loan No. 6, Gateway I & II, limited historical financial information is available as the sponsor acquired the property in June 2016. Most Recent Revenues ($), Most Recent Total Expenses ($) and Most Recent NOI ($) are based on the trailing five-month period ending October 31, 2016, annualized.

With respect to Loan No. 9, Moffett Gateway, limited historical financial information is available as the mortgaged property was constructed in 2016.

With respect to Loan No 10, Uovo Art Storage, limited historical financial information is available as the mortgaged property was constructed between 2014 and 2015.

With respect to Loan No.12, 580 Walnut Street, limited historical financial information is available as the sponsor acquired the property in 2013.

With respect to Loan No. 18, Providence at Memorial, limited historical financial information is available as the sponsor acquired the property in July 2015. 2015 Revenues ($), 2015 Total Expenses ($) and 2015 NOI ($) are based on the trailing five-month period ending December 31, 2015, annualized.

With respect to Loan No. 20, Jevan Multifamily Portfolio, limited historical financial information is available as the mortgaged properties were acquired in connection with the origination of the mortgage loan.

With respect to Loan No. 27, Cleveland Towne Center, limited historical financial information is available as the mortgaged properties were acquired in connection with the origination of the mortgage loan.

With respect to Loan No. 32, Hampton Inn & Suites – Pensacola, limited historical financial information is available as the mortgaged property was constructed in 2014.

With respect to Loan No. 33, Shopko Billings, limited historical financial information is available as the sponsor acquired the property in 2016.

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(14)	With respect to all JPMCB hotel properties, the UW NOI ($) is shown after taking a deduction for an FF&E reserve, and as such, the UW NOI ($) and UW NCF ($) for these properties are the same.

(15)	The UW NOI DSCR and UW NCF DSCR for all partial interest-only mortgage loans were calculated based on the first principal and interest payment after the Note Date during the term of the mortgage loan.

With respect to Loan No. 9, Moffett Gateway, UW NOI DSCR and UW NCF DSCR were calculated based on the sum of the first 12 payments after the expiration of the interest-only period based on the assumed principal payment schedule set forth on Annex G to this Preliminary Prospectus.

(16)	With respect to Loan No. 4, Hilton Hawaiian Village, the borrowers hold a leasehold interest with respect to 5,900 square feet of the mortgaged property, and, except as noted in the footnote below, the remainder of the mortgaged property is owned by the borrower in fee simple.

With respect to Loan Nos. 4, 11 and 13, Hilton Hawaiian Village, AHIP FL 5 Portfolio and Delamar Greenwich Harbor, the respective borrowers have pledged both the fee interest in the mortgaged property held by the borrower which owns the mortgaged property (“Owner Borrower”) as well as the leasehold interest of the related borrower which is the operating lessee of the property (“Lessee Borrower”) under an operating lease between Owner Borrower and Lessee Borrower.

With respect to Loan No. 5, Key Center Cleveland, the City of Cleveland, Ohio owns the land beneath the parking lot and leases it to the borrower through 2059 with one 34-year extension through 2093 (“Parking Ground Lease”). The parking manager reserves at least 45% of the spaces for transient parking and hotel guests and the remainder are leased on a monthly basis. Minimum base rent paid to the city under the Parking Ground Lease is $60,000 per year provided that if the revenue exceeds certain breakpoints (based on the percentage of parking space leased on a monthly basis), percentage rent will also be payable.

With respect to Loan No. 7, Landmark Square, a portion of the mortgaged property consisting of 1 Landmark Square is a leasehold interest in an air rights parcel owned by the borrower which expires February 28, 2082.

With respect to Loan No. 8, Dallas Design District, a portion of the mortgaged property located at 1621 Oak Lawn, Dallas, Texas, is a leasehold interest owned by two of the borrowers under a ground lease, which expires December 20, 2051.

With respect to Loan No. 16, Summit Place Wisconsin, the Mortgage Loan has three borrowers, one of which (the “Summit Place Wisconsin Fee Borrower”) owns all of the Mortgaged Property, except a parking parcel, in fee, and ground leases the parking parcel. The parking parcel is owned by a second borrower, which ground leases the parking parcel to the Summit Place Wisconsin Fee Borrower, which in turn has assigned a portion of its ground leasehold interest in the parking parcel to a third borrower. All three borrowers’ interests secure the Mortgage Loan.

(17)	Represents the amount deposited by the borrower at origination. All or a portion of this amount may have been released pursuant to the terms of the related loan documents.

With respect to Loan No. 5, Key Center Cleveland, at origination, the borrowers were permitted to deliver two letters of credit in the aggregate amount of $5,175,296 from KeyBank National Association to cover gap rent payable in connection with the recently executed Forest City and Millennia leases in lieu of a cash deposit.

With respect to Loan No. 6, Gateway I & II, the borrower reserved $3,750,000 at origination of the mortgage loan for a Holdback Reserve that will be released to the borrower once, among other conditions, (i) the property achieves a debt yield of at least 7.3%, (ii) Modells is in occupancy, open for business and paying full unabated rent (or, alternatively sufficient funds have been retained in the holdback reserve to account for all remaining scheduled free rent periods or rent abatements under the Modells lease) with all tenant improvements or other landlord obligations required to be performed or paid by lender under such lease having been completed.

With respect to Loan No. 7, Landmark Square, so long as the Principal / Carve-out Guarantor or an affiliate maintains a long term, unsecured debt rating of “BBB-” (or its equivalent) from each of Moody’s and Fitch or has total assets in excess of $500.0 million and maintains a net worth of at least $250.0 million (in each case, exclusive of any interest in the mortgaged property), the borrower may deliver a partial payment guaranty from such entity in lieu of the borrower’s requirement to make the following deposits: (i) the deposits into the Upfront

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TI/LC Reserve ($) in the amount of $2,500,000; (ii) the deposits into the Upfront Other Reserve ($) for free rent and outstanding tenant improvements and leasing commissions in the aggregate amount of $3,746,483; and (iii) the deposits into the Upfront CapEx Reserve ($) in the amount of $17,053. The amount of this partial payment guaranty is required to be equal to the lesser of (A) the amount that would be contained in each reserve if not for the delivery of the partial payment guaranty and (B) the then outstanding principal balance of the Whole Loan. The borrower is also permitted to deliver a letter of credit in an amount required by the loan documents, or a combination of a partial payment guaranty and letter of credit, in lieu of such deposits. The Principal / Carve-out Guarantor delivered the partial payment guaranty referenced above at origination of the mortgage loan in lieu of making such deposits.

With respect to Loan No. 14, Summit Mall, Upfront Other Reserve ($) does not include a $413,507 guaranty from the loan sponsor for outstanding tenant improvements. Since origination, the outstanding tenant improvements have been paid and the guaranty has been released to the borrower.

With respect to Loan No. 19, Holiday Inn Miami Beach, the borrower is performing PIP work at the property based on a draft PIP as to which the remaining PIP items are estimated to cost approximately $1,591,200. At origination the borrower deposited $3,795,000 into a PIP Reserve to cover the costs of the PIP work currently underway at the related property. Provided no event of default is continuing and each of the franchise satisfaction conditions outlined in the loan agreement have been satisfied, if, the borrower has (i) provided evidence reasonably acceptable to the lender that the PIP has been finalized, which PIP includes a finalized schedule for the completion of the PIP work, and (ii) provided to the lender sufficient information to determine, in the lender’s reasonable discretion, the amount required to complete the PIP work (the “PIP Deposit Amount”), and the lender determines that the amount of the PIP funds in the PIP reserve account exceed the PIP Deposit Amount (the “Excess PIP Deposit”), the Excess PIP Deposit will be released to the borrower.

With respect to Loan No. 25, Dick’s Sporting Goods Portfolio, the borrowers were required at origination to deposit $22,218 into the Upfront RE Tax Reserve ($) for taxes for the Dick’s Concord and PetSmart properties. The borrowers were not required to deposit any other tax reserves at origination with respect to any other mortgaged property.

With respect to Loan No. 34, Continental Plaza, the Upfront Other Reserve ($) consists of a reserve for rents from the mortgaged property that have been paid more than one month in advance. Provided no Event of Default has occurred and is then continuing, on each payment date in March 2017 through November 2017, the lender is required to disburse an amount equal to approximately $13,897 to the borrower (if no cash sweep period has occurred and is continuing) or to the cash management account (if a cash sweep period has occurred and is continuing).

(18)	Represents the monthly amounts required to be deposited by the borrower. The monthly collected amounts may be increased or decreased pursuant to the terms of the related loan documents. In certain cases, reserves with $0 balances are springing and are collected in the event of certain conditions being triggered in the respective mortgage loan documents. In certain other cases, all excess cash flow will be swept into reserve accounts in the event of certain conditions being triggered in the respective mortgage loan documents.

With respect to Loan No. 2, 350 Park Avenue, on each due date during the continuance of a Ziff Reserve Period (as defined herein) (unless in the case of a Ziff Reserve Period, funds in the Ziff reserve account equal or exceed the Ziff Reserve Cap (as defined herein)), the related loan documents require the borrower to deposit into the Ziff reserve account all excess cash flow after payment of debt service, required reserves and operating expenses. A “Ziff Reserve Period” is a period commencing on the due date in October 2019 if the lease with Ziff Brothers Investments, L.L.C. has not been renewed and generally terminating upon (a) the borrower’s entering into a lease renewal or replacement leases meeting certain conditions contained in the loan documents or the trailing 12-month debt yield as of the end of the most recent fiscal quarter is at least 7.25% and (b) the amount in the applicable reserve account being at least equal to the lesser of (x) the remaining unpaid actual out-of-pocket tenant allowance and tenant improvement costs, leasing commissions and other expenses in respect of such lease renewal or replacement leases and (y) $85.46 multiplied by the aggregate amount of leasable square feet in the space demised under a lease renewal or replacement leases in accordance with the loan documents minus all actual out-of-pocket tenant allowance and tenant improvement costs, leasing commissions and other expenses previously disbursed in respect of such lease renewal or replacement leases.

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With respect to Loan No. 4, Hilton Hawaiian Village, the borrower is required to deposit into the Monthly CapEx Reserve ($), on a monthly basis to fund the cost of replacements, an amount equal to the greater of (i) the aggregate amount of all deposits for replacements required to be deposited pursuant to any franchise or management agreement or (ii) 4.0% of gross income from operations for the two calendar months prior to the date on which the borrower is required to make such deposit. To the extent no event of default exists, the loan documents provide that the borrower will receive a credit against each monthly deposit on a dollar for dollar basis to the extent the borrower makes deposits into a similar reserve or if such amounts otherwise accounted for pursuant to the working capital peg balance held in either operating account. In addition, the Monthly RE Tax Reserve ($) and Monthly Ins. Reserve ($) are waived to the extent there is no cash sweep period continuing under the loan documents or to the extent the borrower reserve such funds with the manager or the manager pay such taxes and insurance premiums in accordance with the management agreement. The management agreement currently requires the borrower to make monthly deposits of amounts accounting for the Monthly RE Tax Reserve ($), Monthly Ins. Reserve ($) and the Monthly CapEx Reserve ($).

With respect to Loan No. 5, Key Center Cleveland, on a monthly basis the borrower is required to deposit into the Monthly CapEx Reserve ($), an amount equal to 1/12 of 5.0% (or if Marriott Corporation or an affiliate is the hotel manager, 4.0%) of gross hotel revenues unless (a) Marriott Corporation or an affiliate thereof is the hotel manager, (b) the borrower is required to reserve with the hotel manager an amount not less than the FF&E payment required under the Key Center Loan documents, and (c) no event of default is continuing. In addition, in the event that a property improvement plan (“PIP”) is required pursuant to the applicable hotel management agreement, on a monthly basis the borrower will be required to deposit into the Monthly Other Reserve ($), all excess cash flow, until an amount equal to 110% of the costs of such a PIP (exclusive of any portion of the PIP which is duplicative of any of the approved FF&E that has already been reserved for) has been deposited into the PIP reserve account.

With respect to Loan No. 7, Landmark Square, so long as the Principal / Carve-out Guarantor or an affiliate of the borrower maintains a long term unsecured debt rating of “BBB-” (or its equivalent) from each of Moody’s and Fitch or has total assets in excess of $500.0 million and maintains a net worth of at least $250.0 million (in each case, exclusive of any interest in the mortgaged property), the borrower may deliver a partial payment guaranty from such entity in lieu of the borrower’s requirement to make (i) the deposits into the Monthly TI/LC Reserve ($) and (ii) the deposits into the Monthly CapEx Reserve ($). The amount of this partial payment guaranty is required to be equal to the lesser of (A) the amount that would be contained in each reserve if not for the delivery of the partial payment guaranty and (B) the then outstanding principal balance of the Landmark Square Whole Loan. The borrower is also permitted to deliver a letter of credit in an amount required by the loan documents, or a combination of a partial payment guaranty and letter of credit, in lieu of such deposits. The Principal / Carve-out Guarantor delivered the partial payment guaranty referenced above at origination of the mortgage loan in lieu of making such deposits.

With respect to Loan No. 11, AHIP FL 5 Portfolio, beginning with the monthly payment date in December 2018, the borrowers are required to deposit the greater of (i) 1/12 of an amount equal to 4.0% of annual gross revenues for each hotel estimated in the borrowers’ approved annual budget for the year in which such payment date occurs and (ii) the then-current amount required by the franchise agreement for FF&E work. In lieu of depositing such amounts, the borrowers may elect to deliver to the lender a letter of credit on a monthly payment date with a term of not less than 12 months and for a stated amount of not less than the total amount of 4.0% of the gross revenues from the hotel for the 12 calendar months preceding the date such letter of credit is provided to lender. Additionally, upon the occurrence and during the continuance of a Trigger Period (as defined below), the borrowers are required to deposit with the lender, on each monthly payment date, an amount equal to 1/12 of the condominium assessments that the lender estimates will be payable during the next ensuing 12 months. A “Trigger Period” will commence upon the occurrence of (i) an event of default or (ii) the debt service coverage ratio, based on underwritten net cash flow, falling below 1.25x at the end of any calendar quarter and will end upon, (a) with respect to clause (i) above, a cure of such event of default has been accepted by the lender or (b) with respect to clause (ii) above, the portfolio achieving a debt service coverage ratio of at least 1.30x for two consecutive calendar quarters.

With respect to Loan No. 12, 580 Walnut Street, from and after the date the condominium board imposes assessments, the borrower will be required to deposit on a monthly basis an amount equal to the monthly amount as set forth in the approved budget for such assessments.

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With respect to Loan No. 14, Summit Mall, the Monthly RE Tax Reserve ($) is waived until the occurrence of certain events set forth in the loan documents. The Monthly RE Tax Reserve ($) will commence upon (a) the occurrence and continuing of an event of default, (b) the date the debt service coverage ratio, based on the trailing four calendar quarters, falls below 2.00x for two consecutive calendar quarters (a “DSCR Trigger Event”), (c) the date (i) Macy’s closes, ceases operation, goes dark, vacates or abandons its leased space on or prior to September 7, 2017 and (ii) the DSCR based on the trailing four calendar quarters falls below 3.00x (a “Macy’s Trigger Event”), (d) the date two or more of Macy’s, Dillards North and Dillards South close, ceases operation, go dark, vacate or abandon the space (“Anchor Trigger Event”) as permitted by the lenders and (e) a period when less than 70.0% of the gross leasable square footage of in-line space is subject to a lease or other occupancy agreement with the loan sponsor (“Occupancy Trigger Event”), (the period during which any of (a) through (e) occurs, along with any bankruptcy action of the borrower or any affiliated property manager in accordance with the loan documents, is a “Lockbox Event Period”) or (f) the borrower’s failure to (i) pay all taxes prior to the assessment of any late payment penalty and the date that such taxes become delinquent or (ii) provide the lender with satisfactory evidence of the tax payment. In addition, the Monthly CapEx Reserve ($) and Monthly TI/LC Reserve ($) are waived provided that there is no Lockbox Event Period continuing. Following the occurrence and during the continuance of a Lockbox Event Period, the borrower is required to deposit $8,804 into the Monthly CapEx Reserve ($) for replacement reserves and $19,494 into the Monthly TI/LC Reserve ($) for tenant improvements and leasing commissions.

With respect to Loan No. 17, Shopko Oregon Portfolio, the loan documents provide that the deposits into the Monthly RE Tax Reserve ($) and the Monthly Ins. Reserve ($) are waived to the extent the sole tenant at the related mortgaged property is paying such taxes and insurance premiums, among other conditions. The loan documents also require that the Monthly CapEx Reserve ($) and the Monthly TI/LC Reserve ($) be reduced by a pro rata amount if any individual mortgaged property is released from its mortgage. In addition, the loan documents require the borrower to deposit $16,666.67, on a monthly basis as additional collateral for the loan, into the Monthly Other Reserve ($). The deposits made into the Monthly TI/LC Reserve ($) and the monthly payments for additional collateral reserve fund made into the Monthly Other Reserve ($) are waived provided that no event of default has occurred and is continuing, if (i) the leases with Shopko (or any replacement tenant leasing 50% of more of the gross leasable area of the applicable property) are renewed for a term of at least five years, among other conditions, with respect to all three of the individual mortgaged properties and (ii) the aggregate amount of gross annual rent payable under the renewed leases is not less than $3,700,000.

With respect to Loan No. 19, Holiday Inn Miami Beach, until such time that a replacement franchise agreement has been signed in accordance with conditions set forth in the loan agreement, the borrower will be required to deposit on a monthly basis an amount equal to the greater of (i) 4.0% of the prior month’s gross revenues at the related property and (ii) the then-current amount required by the franchise agreement. Following the execution of a replacement franchise agreement in accordance with the conditions set forth in the loan agreement, monthly deposits into the FF&E reserve account will be waived so long as the related property maintains a debt yield of at least 12.0%.

With respect to Loan No. 21, Cupertino Civic Center, upon satisfactory completion of the elevator modernization work, as outlined in the loan agreement, the borrower may request that deposits into the monthly capital expenditure reserve be reduced to $1,051 and the related cap be reduced to $25,224.

With respect to Loan No. 25, Dick’s Sporting Goods Portfolio, the deposits into the Monthly RE Tax Reserve ($) and Monthly Ins. Reserve ($) are waived to the extent (a) not even of default has occurred and is continuing, (b) Dick’s Sporting Goods, PetSmart or any replacement tenant(s) is required by the terms of its lease to pay all taxes or insurance premiums, as applicable, with respect to such individual mortgaged property and (c) such tenant(s) actually pays such taxes and insurance premiums, as applicable, in full prior to the due date and provides written evidence of such payment, (d) the borrowers have provided written evidence reasonably acceptable to lender that all such taxes or insurance premium, as applicable, for such individual mortgaged property have been paid in full prior to the due date, and (e) the applicable lease for such individual property is in full force and effect. The Monthly CapEx Reserve ($) is waived with respect to any individual property so long as (a) no event of default has occurred and is continuing and (b) the borrower provides the lender with evidence that Dick’s Sporting Goods, PetSmart and/or any replacement tenant(s) is obligated to perform all required replacements at such individual property in accordance with the terms of its lease. In addition, the loan documents require the borrower to deposit all termination fees paid by any tenants into the Monthly TI/LC Reserve ($), as well as all excess cash flow after the occurrence of a cash sweep period caused either by (i) two or more individual mortgaged properties being dark (other than a temporary cessation of operations for purposes of performing renovations or alterations, or as a result of fire, casualty or other event of force majeure), (ii) the

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related tenant at the Dick’s Keene and/or Dick’s Concord fails to renew the applicable lease prior to the date that is six months prior to the expiration date of such lease or (iii) unless the borrower has re-leased such properties in accordance with the loan documents and, following such renewals, the amount in the Monthly TI/LC Reserve ($) is less than $600,000. To the extent there is a cash sweep period caused by the failure to renew any ground lease at a property that is ground leased by the related borrower, all excess cash flow will be swept into the Monthly Other Reserve ($) for ground rent.

With respect to Loan No. 25, Dick’s Sporting Goods Portfolio, if any individual property is released from its mortgage, then the Monthly CapEx Reserve ($) and Monthly TI/LC Reserve ($) shall be reduced per annum by an amount equal to the amount of the Monthly CapEx Reserve ($) and Monthly TI/LC Reserve ($), respectively, that was being collected by lender with respect to such individual property.

With respect to Loan No. 25, Dick’s Sporting Goods Portfolio, the Dick’s Wichita and Dick’s Fort Wayne mortgaged properties are excluded from the Monthly CapEx Reserve ($).

With respect to Loan No. 27, Cleveland Towne Center, deposits into the Monthly TI/LC Reserve ($) will be waived through and including the monthly payment date in January 2018. Beginning with the monthly payment date in February 2018, the borrower will be required to deposit an amount equal to $12,500 into the Monthly TI/LC Reserve ($).

With respect to Loan No. 29, Grossmont Medical Center, on each monthly payment date through and including February 6, 2020, the borrower will be required to deposit an amount equal to $8,765 into the Monthly TI/LC Reserve ($), and on each remaining monthly payment date thereafter, an amount equal to $11,687.

With respect to Loan No. 30, Horizon Village, the loan documents permit the borrowers to deposit the amount of any free rent credit due from the borrowers into the Monthly Other Reserve ($) in connection with satisfying the requirements in the loan documents for renewing or replacing the lease of the Largest Tenant, Movie Tavern.

With respect to Loan No. 34, Continental Plaza, the loan documents require that the borrower deposit all rent that has been paid more than one month in advance into the Monthly Other Reserve ($). Each deposit is required to be accompanied by a disbursement schedule (or an update to a previously provided disbursement schedule) that lists the tenant(s) and calendar month(s) to which such deposit applies and an officer’s certificate confirming that such schedule is correct, accurate and complete in all respects. Provided no Event of Default has occurred and is then continuing, the lender is required to disburse an amount in accordance with the disbursement schedule to the borrower (if no cash sweep period has occurred and is continuing) or to the cash management account (if a cash sweep period has occurred and is continuing).

(19)	Represents a cap on the amount required to be deposited by the borrower pursuant to the related mortgage loan documents. In certain cases, during the term of the mortgage loan, the caps may be altered or terminated subject to conditions of the respective mortgage loan documents.

With respect to Loan No. 2, 350 Park Avenue, deposits into the Ziff reserve account are capped at an amount equal to the sum of (x) the product of (a) $85.46, multiplied by (b) the aggregate amount of leasable square feet in the space that has not been demised under a lease renewal or replacement leases in accordance with the loan documents, plus (y) the lesser of (a) the remaining unpaid actual out-of-pocket tenant allowance and tenant improvement costs, leasing commissions and other expenses in respect of such lease renewal or replacement leases and (b) $85.46 multiplied by the aggregate amount of leasable square feet in the space demised under a lease renewal or replacement leases in accordance with the loan documents minus all actual out-of-pocket tenant allowance and tenant improvement costs, leasing commissions and other expenses previously disbursed in respect of such lease renewals or replacement leases, provided, that in no event may the Ziff Reserve Cap exceed $25,000,000.

With respect to Loan No. 15, Park Center Plaza I, II & III, on March 1, 2021, if each of the United States of America – Department of Veterans Affairs, Traveler’s Indemnity Company and CBIZ, Inc. has irrevocably exercised its renewal or extension option (or otherwise enters into an extension agreement acceptable to the lender that provides for at least a five year extension term) with respect to all of its leased space in accordance with the loan documents, and the base rent due under such lease is no less than 90% of the base rent due immediately prior to expiration and (ii) the debt service coverage ratio is no less than 1.50x, any funds then on deposit in the Monthly TI/LC Reserve ($) in excess of $2,500,000 (including the initial deposit) are required to be released to the borrower.

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With respect to Loan No. 25, Dick’s Sporting Goods Portfolio, if, on August 31, 2024, (i) no event of default or any bankruptcy action with respect to the borrower exists and (ii) amounts on deposit in the Monthly TI/LC Reserve ($) exceed $1,000,000 (the “August 2024 Rollover Reserve Cap”), then the lender is required to make a one-time disbursement equal to the amount then in the Monthly TI/LC Reserve ($) that exceeds the August 2024 Rollover Reserve Cap to an account designated by the borrower on the next monthly debt service payment date. In the event excess cash flow is required to be deposited into the Monthly TI/LC Reserve ($) as described in footnote 18 above, the loan documents provide for caps on the amount of excess cash that will be deposited into the reserve. With respect to a cash sweep period caused by two or more individual mortgaged properties being dark, the cap is $2.00 per square foot of gross leasable area with respect to each mortgaged property that is dark. With respect to a cash sweep period caused by the related tenant at the Dick’s Keene and/or Dick’s Concord failing to renew the applicable lease prior to the date that is six months prior to the expiration date of such lease, the cap is $400,000 (or $900,000, if the borrower has replaced the leases in accordance with the loan documents and the amount of funds on reserve in the Monthly TI/LC Reserve ($) is less than $600,000).

With respect to Loan No. 27, Cleveland Towne Center, deposits to the Monthly TI/LC Reserve ($) will be capped at $300,000 from the origination date through and including December 31, 2020. Beginning on January 1, 2021, the monthly TI/LC reserve will be capped at $600,000 unless the anticipated expiration date of the then-current term of each initial lease (or initial lease replacement, as applicable) extends beyond January 1, 2026, in which case the cap remains at $300,000 for the remainder of the loan term.

With respect to Loan No. 30, Horizon Village, the loan documents provide that the TI/LC Reserve Cap ($) will be $485,005 at any time prior to the date that (i) the Largest Tenant, Movie Tavern, has renewed or extended its lease in accordance with the loan documents or (ii) the borrowers have entered into one or more replacement leases for the space leased by Movie Tavern in accordance with the loan documents, and upon satisfaction of either of the foregoing conditions, the TI/LC Reserve Cap ($) will be $291,003. Provided (i) no cash sweep period has occurred and is continuing, and (ii) the borrowers satisfy either (i) or (ii) above, amounts in excess of the reduced TI/LC Reserve Cap ($) will be disbursed to the borrowers.

With respect to Loan No. 32, Hampton Inn & Suites – Pensacola, provided no event of default has occurred and is continuing, if there are insufficient amounts on deposit in the PIP subaccount for completing any PIP, the borrower may request that up to 50% of the funds in the Upfront Capex Reserve ($) and Monthly CapEx Reserve ($) for FF&E be transferred to the reserve for the PIP in accordance with the loan documents.

(20)	With respect to the footnotes hereto, no footnotes have been provided with respect to tenants that are not among the five largest tenants by square footage for any Mortgaged Property.

(21)	In certain cases, the data for tenants occupying multiple spaces includes square footage only from the primary spaces sharing the same expiration date, and may not include smaller spaces with different expiration dates.

With respect to Loan No. 6, Gateway I & II, the Largest Tenant, New York State Chapter of The Arc (“NYSARC”), leases 13,133 square feet of space at the Mortgaged Property scheduled to expire on October 31, 2019 and 24,151 square feet of space scheduled to expire on October 31, 2029.

With respect to Loan No. 12, 580 Walnut, the 3rd Largest Tenant, Starbucks, leases 3,463 square feet of office space scheduled to expire in December 31, 2021 and 2,144 square feet of retail space scheduled to expire in April 2025.

With respect to Loan No. 16, Summit Place Wisconsin, the 2nd Largest Tenant, Children’s Hospital and Health System, Inc., currently leases 132,362 square feet at the Mortgaged Property comprised of: (i) 3,290 square feet expiring in May 2019, (ii) 2,655 square feet expiring in August 2019, (iii) 31,204 square feet expiring in December 2019, (iv) 3,549 SF expiring in June 2020 and (v) 91,664 square feet expiring in July 2026.

(22)	The lease expirations shown are based on full lease terms; however, in some instances, the tenant may have the option to terminate its lease with respect to all or a portion of its leased space prior to the expiration date shown. In some instances, a tenant may have the option to abate or reduce its rent or terminate its leased space prior to the stated lease expiration date if certain co-tenancy provisions are not satisfied. In addition, in some instances, a tenant may have the right to assign its lease or sublease the leased premises and be released from its obligations under the subject lease.

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With respect to Loan No. 2, 350 Park Avenue, the Largest Tenant, Ziff Brothers Investments, L.L.C., currently subleases 158,847 SF (approximately 55.3% of NRA) to seven tenants pursuant to subleases which expire on March 31, 2021.

With respect to Loan No. 3, Prudential Plaza, the Largest Tenant, Wilson Sporting Goods Co., has a one-time right to terminate its lease on December 31, 2026, by providing at least 15 months’ prior written notice and the payment of a termination fee equal to the unamortized leasing costs amortized at a rate of 8% per year. The 3rd Largest Tenant, Clark Hill, has a right to terminate its lease on December 31, 2026, upon at least 15 months’ prior written notice, subject to a termination fee equal to then unamortized leasing costs associated with the Clark Hill lease amortized at a rate of 8% per year.

With respect to Loan No. 5, Key Center Cleveland, the Largest Tenant, KeyBank National Association, has an ongoing option, beginning in July 2020, to contract its space by up to 103,000 square feet; provided that each exercise of a contraction option may not exceed 44,000 square feet, and following each exercise of a contraction option, KeyBank may not exercise another contraction option for a period of three years following such exercise. Each exercise of such termination option requires twelve-months’ notice and payment of a termination fee. In addition, the 3rd Largest Tenant, Forest City, has the one-time option to contract its space by not less than one-half and not more than one full floor on March 31, 2023 upon 12 months prior notice. The 4th Largest Tenant, Thompson Hine LLP, has the one-time option to contract its space by not more than a full floor of either (i) any single, non-contiguous floor leased by it or (ii) the highest or lowest full floor of any contiguous block of floors leased by it, which contraction may be effective, at the tenant’s option, either on October 1, 2023 or October 1, 2025. Such option is exercisable upon written notice no later than 12 months prior to the applicable contraction date, and payment of a fee equal to unamortized tenant improvement allowances and leasing commissions that were paid with respect to the contraction space.

With respect to Loan No. 7, Landmark Square, the Largest Tenant, Cummings & Lockwood has the right to contract its leased space by 5,000-10,000 square feet as of April 30, 2021, with 12 months’ notice and the payment of a contraction fee. The 3rd Largest Tenant, Finn Dixon & Herling, has a one-time right to terminate 3,240 square feet of its 26,385 total square feet as of January 1, 2023 with 18 months’ written notice. The 4th Largest Tenant, Morgan Stanley Smith Barney, has a one-time right to terminate its lease as of August 23, 2019 with 12 months’ written notice and the payment of a termination fee.

With respect to Loan No. 8, Dallas Design District, the 3rd Largest Tenant, David Sutherland, Inc., has the right to terminate its lease on June 1, 2018, with notice on or prior to June 1, 2017 and the payment of a termination fee.

With respect to Loan No. 12, 580 Walnut Street, the 3rd Largest Tenant, Starbucks, has the right to terminate the retail portion of its lease in April 2020 with at least 180 days’ notice and payment of a termination fee equal to unamortized leasing commissions and tenant improvement allowance.

With respect to Loan No. 14, Summit Mall, the 3rd Largest Tenant, Gap, the 4th Largest Tenant, Express, and the 5th Largest Tenant, Versona Accessories, among other tenants, each have the right to reduce their rent and/or terminate their lease if occupancy levels decrease below certain thresholds according to their individual co-tenancy clauses. In addition, Versona Accessories has the right to terminate its lease if its adjusted gross sales (as defined in the lease) do not exceed $2,000,000 during the sixth lease year (November 1, 2017 through October 31, 2018), with 90 days’ notice and the payment of a termination fee of $400,000.

With respect to Loan No. 15, Park Center Plaza I, II & III, the 3rd Largest Tenant, Travelers Indemnity Company, has the right to terminate its lease with respect to 10,081 square feet of its leased space, effective December 31, 2017 upon at least nine months’ prior notice and payment of a termination fee equal to $8.44 per square foot of surrendered space.

With respect to Loan No. 16, Summit Place Wisconsin, the Largest Tenant, Brookdale Senior Living, has a single termination option on April 30, 2019 which requires 12 months’ prior written notice and payment of a termination fee equal to the unamortized balance of the pro rata portion of the abated rent for the period starting January 1, 2013 through April 30, 2014, together with interest charged at 8% as well as the unamortized tenant improvements, brokerage fees and other leasing costs. In addition, Brookdale Senior Living has the one-time option to reduce its leased premises by up to 30,000 square feet at any time until January 31, 2018 upon 12 months’ prior written notice and the payment of a termination fee. The 2nd Largest Tenant, Children’s Hospital and Health System, Inc., representing approximately 19.9% of the net rentable square footage, can terminate (i) up to 15,661 square feet as of July 31, 2019, (ii) up to 42,479

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square feet on July 31, 2021 and (iii) up to 91,664 square feet on July 31, 2023, upon twelve months’ notice and payment of a termination fee equal to the unamortized balance of the pro-rata share of the tenant improvements.

With respect to Loan No. 21, Cupertino Civic Center, the 4th Largest Tenant, Shashi Group, has the right to terminate its lease effective June 30, 2018 with no less than 180 days’ written notice and payment of a termination fee of $28,795.

With respect to Loan No. 22, Congressional Place, the Largest Tenant, Morgan Stanley, has the right to terminate its lease effective December 31, 2020 with 180 days’ prior written notice and payment of a termination fee of $171,660.

With respect to Loan Nos. 25.02, 25.04 and 25.06, Dick’s Concord, Dick’s Bloomingdale and PetSmart Concord, the sole tenants at the mortgaged properties, Dick’s Sporting Goods and PetSmart, respectively, have the right to reduce their rent and/or terminate their leases if the individual co-tenancy provisions in their related leases are breached or violated.

With respect to Loan No. 34, Continental Plaza, the 2nd Largest Tenant, Gold Star Law, PC, subleases 2,211 square feet to United American Payroll LLC.

(23)	In certain cases, the Principal / Carveout Guarantor name was shortened for spacing purposes.

With respect to Loan No. 1, 229 West 43rd Street Retail Condo, see “Description of the Mortgage Pool—Non-Recourse Carveout Limitations.”

With respect to Loan No. 2, 350 Park Avenue, there is no nonrecourse carve-out guarantor.

With respect to Loan No. 4, Hilton Hawaiian Village, the aggregate liability of the Principal / Carveout Guarantor with respect to all full recourse carveouts in the loan documents may not exceed an amount equal to 10% of the principal balance of the Hilton Hawaiian Village Whole Loan outstanding at the time of the occurrence of such event, plus any and all reasonable third-party collection costs actually incurred by the lender (including reasonable attorneys’ fees and costs reasonably incurred). In addition, the Principal / Carveout Guarantor is not a party to the environmental indemnity, and the borrowers are the sole parties liable for any breaches or violations of the indemnity. In lieu of the Principal / Carveout Guarantor signing the indemnity, the borrowers were required to obtain an environmental insurance policy in accordance with the loan documents.

With respect to Loan No. 8, Dallas Design District, the aggregate liability of one of the Principal / Carve-out Guarantor, Donald Engle, with respect to all nonrecourse carve-out provisions in the loan documents is limited to only breaches or violations of the nonrecourse carve-outs related to the tenant-in-common borrower owned by such Principal / Carve-out Guarantor, and Donald Engle is not a party to the environmental indemnity. The other Principal / Carve-out Guarantor, William L. Hutchinson, has signed the environmental indemnity and is responsible for any violation or breach of the nonrecourse carve-out provisions.

With respect to Loan No. 9, Moffett Gateway, the borrower is permitted to obtain the release of Joseph K. Paul and Jay Paul Revocable Living Trust Dated November 9, 1999, as Amended and Restated on March 19, 2010, on certain terms and conditions in the loan documents, which include, without limitation (i) no event of default has occurred and is then continuing, (ii) such release is permitted by then applicable REMIC requirements and (iii) Paul Guarantor LLC has a net worth of not less than $300,000,000 and liquidity of not less than $20,000,000.

With respect to Loan No. 14, Summit Mall, the obligations and liabilities of the Principal / Carveout Guarantor are capped at $17,000,000 under the nonrecourse carveout guaranty, plus all reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the lender in the enforcement of the guaranty or the preservations of the lender’s rights under the guaranty.

With respect to Loan No. 23, Trabuco Hills, there is a guarantor related to each tenant-in-common borrower. National Credit Tenant Investments, LLC (“NCTI Guarantor”) is the guarantor with respect to any acts by the NCTI Guarantor, the Pacific Trabuco Power Center II, LLC borrower, or any affiliate of the foregoing and any mezzanine loan borrower. Matthew Jung-Yu Chou (“Chou Guarantor”) is the guarantor with respect to all acts of either tenant-in-common borrower, except that with respect to bankruptcy related full recourse carveouts, the Chou Guarantor is liable only for the acts of the Pacific Castle Properties II, LLC borrower or an affiliate thereof and any related mezzanine loan borrower.

A-1-30

With respect to Loan No. 25, Dick’s Sporting Goods Portfolio, the Principal / Carveout Guarantor will not have liability under the environmental indemnity to the extent the borrower maintains an environmental insurance policy in accordance with the loan documents.

(24)	The classification of the lockbox and cash management types is described in the preliminary prospectus. See “Description of the Mortgage Pool – Lockbox Accounts” for further details.

(25)	With respect to Loan No. 5, Key Center Cleveland, the Key Center Cleveland Whole Loan will be serviced pursuant to the JPMDB 2017-C5 Pooling and Servicing Agreement until such time that the controlling pari passu companion loan is securitized, at which point the Key Center Cleveland Whole Loan will be serviced under the related pooling and servicing agreement. The initial controlling noteholder is CGMRC, or an affiliate, as holder of the related controlling pari passu companion loan.

With respect to Loan No. 10, Uovo Art Storage, the Uovo Art Storage Whole Loan will be serviced under the JPMDB 2017-C5 Pooling and Servicing Agreement until such time that the controlling pari passu companion loan is securitized, at which point the Uovo Art Storage Whole Loan will be serviced under the related pooling and servicing agreement. The initial controlling noteholder is DBNY, or an affiliate, as holder of the related controlling pari passu companion loan.

(26)	Refers to (a) debt secured by the mortgaged property, (b) mezzanine debt and (c) preferred equity. See “Description of the Mortgage Pool—Additional Debt—Mezzanine Indebtedness,” “—Future Mezzanine Debt” and “—Preferred Equity” and “Certain Legal Aspects of the Mortgage Loans” in the preliminary prospectus for information related to mortgage loans with subordinate, mezzanine or other additional debt or preferred equity that permit subordinate, mezzanine or other additional debt in the future.

With respect to Loan No. 14, Summit Mall, the loan documents permit the borrower to enter into a Property Assessed Clean Energy (PACE) loan that is repaid through multi-year assessments against the mortgaged property in an amount not to exceed $5,000,000, subject to the lender’s consent (which may not be unreasonably withheld, conditioned or delayed) and delivery of a rating agency confirmation.

A-1-31

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX A-2

CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

											ANNEX A-2

Trust Cut-off Date Balances

						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Trust			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Cut-off Date Balances			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)	Ratio(2)(4)	Maturity(2)(4)
$4,788,497	-	$9,999,999	6	$43,848,804	4.2%	5.10444%	106	1.75x	12.8%	65.0%	52.5%
$10,000,000	-	$19,999,999	9	125,859,901	12.1	4.85807%	114	1.55x	10.7%	67.1%	58.9%
$20,000,000	-	$24,999,999	1	23,610,000	2.3	3.82000%	116	2.32x	9.5%	61.6%	61.6%
$25,000,000	-	$49,999,999	13	461,216,286	44.2	4.66797%	115	2.01x	11.9%	59.8%	53.1%
$50,000,000	-	$80,000,000	6	388,917,200	37.3	4.42014%	115	2.22x	11.1%	54.0%	50.0%

Total / Wtd. Avg:			35	$1,043,452,191	100.0%	4.59769%	114	2.03x	11.4%	58.8%	52.8%

Mortgage Rates

						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Mortgage Rates			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)	Ratio(2)(4)	Maturity(2)(4)
3.31400%	-	3.99999%	4	$165,277,200	15.8%	3.63007%	118	2.96x	12.4%	45.6%	43.9%
4.00000%	-	4.49999%	5	192,680,513	18.5	4.18363%	117	2.85x	13.1%	49.6%	48.2%
4.50000%	-	4.99999%	15	453,380,717	43.5	4.79237%	116	1.59x	10.6%	64.2%	56.4%
5.00000%	-	5.41000%	11	232,113,761	22.2	5.25011%	107	1.55x	11.2%	65.2%	55.9%

Total / Wtd. Avg:			35	$1,043,452,191	100.0%	4.59769%	114	2.03x	11.4%	58.8%	52.8%

Original Term to Maturity in Months(1)

						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Original Term to			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Maturity in Months			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)	Ratio(2)(4)	Maturity(2)(4)
60			2	$35,559,103	3.4%	5.24751%	59	1.55x	10.9%	67.1%	62.6%
84			1	12,285,000	1.2	5.07000%	82	2.07x	14.1%	67.9%	62.7%
120			30	888,940,888	85.2	4.67387%	116	1.98x	11.4%	60.2%	53.7%
121			1	66,667,200	6.4	3.91513%	118	2.98x	12.0%	41.7%	41.7%
126			1	40,000,000	3.8	3.31940%	121	1.95x	11.9%	46.3%	39.3%

Total / Wtd. Avg:			35	$1,043,452,191	100.0%	4.59769%	114	2.03x	11.4%	58.8%	52.8%

Remaining Term to Maturity in Months(1)

						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Remaining Term to			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Maturity in Months			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)	Ratio(2)(4)	Maturity(2)(4)
57	-	84	3	$47,844,103	4.6%	5.20193%	65	1.69x	11.7%	67.3%	62.6%
85	-	119	28	915,733,088	87.8	4.62189%	116	2.01x	11.2%	59.3%	53.2%
120	-	121	4	79,875,000	7.7	3.95830%	121	2.45x	14.2%	48.4%	42.8%

Total / Wtd. Avg:			35	$1,043,452,191	100.0%	4.59769%	114	2.03x	11.4%	58.8%	52.8%

A-2-1

ANNEX A-2

Original Amortization Term in Months

						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Original Amortization			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Term in Months			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)	Ratio(2)(4)	Maturity(2)(4)
	Interest Only		7	$342,527,200	32.8%	4.11068%	117	3.00x	12.9%	47.8%	47.8%
	300		4	85,185,306	8.2	5.26800%	112	1.63x	12.5%	61.6%	49.9%
	360		24	615,739,685	59.0	4.77586%	113	1.55x	10.5%	64.5%	56.0%

Total / Wtd. Avg:			35	$1,043,452,191	100.0%	4.59769%	114	2.03x	11.4%	58.8%	52.8%

Remaining Amortization Term in Months

						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Remaining Amortization			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Term in Months			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)	Ratio(2)(4)	Maturity(2)(4)
	Interest Only		7	$342,527,200	32.8%	4.11068%	117	3.00x	12.9%	47.8%	47.8%
297	-	356	5	98,115,819	9.4	5.15993%	113	1.60x	12.1%	62.8%	50.8%
357	-	360	23	602,809,172	57.8	4.78290%	113	1.55x	10.5%	64.4%	56.0%

Total / Wtd. Avg:			35	$1,043,452,191	100.0%	4.59769%	114	2.03x	11.4%	58.8%	52.8%

Amortization Types

						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Amortization Types			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)	Ratio(2)(4)	Maturity(2)(4)
IO-Balloon			13	$433,935,000	41.6%	4.75065%	111	1.50x	10.3%	63.8%	56.5%
Interest Only			7	342,527,200	32.8	4.11068%	117	3.00x	12.9%	47.8%	47.8%
Balloon			15	266,989,991	25.6	4.97387%	116	1.64x	11.4%	64.9%	53.2%

Total / Wtd. Avg:			35	$1,043,452,191	100.0%	4.59769%	114	2.03x	11.4%	58.8%	52.8%

Partial Interest Only Periods(1)

						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Partial Interest			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Only Periods			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)	Ratio(2)(4)	Maturity(2)(4)
12	-	24	3	99,285,000	9.5%	5.24930%	98	1.58x	11.7%	64.4%	55.9%
25	-	47	4	143,500,000	13.8%	4.89397%	118	1.31x	9.0%	68.3%	60.3%
48	-	59	2	81,400,000	7.8%	4.65231%	105	1.32x	9.2%	61.1%	54.9%
60	-	84	4	109,750,000	10.5%	4.18508%	119	1.80x	11.6%	59.2%	53.4%

Total / Wtd. Avg:			13	$433,935,000	41.6%	4.75065%	111	1.50x	10.3%	63.8%	56.5%

Underwritten Net Cash Flow Debt Service Coverage Ratios(2)(3)

						Weighted Averages

Underwritten				Aggregate	% of		Stated			Cut-off
Net Cash Flow			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Debt Service			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Coverage Ratios			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)	Ratio(2)(4)	Maturity(2)(4)
1.20x	-	1.24x	2	$70,300,000	6.7%	4.70306%	119	1.20x	7.8%	68.7%	61.3%
1.25x	-	1.49x	11	274,070,184	26.3	4.92298%	108	1.34x	9.5%	66.6%	58.5%
1.50x	-	1.74x	5	174,444,027	16.7	5.05551%	119	1.59x	11.1%	62.8%	51.3%
1.75x	-	1.99x	7	194,198,917	18.6	4.21404%	118	1.84x	10.7%	58.4%	53.0%
2.00x	-	4.50x	10	330,439,064	31.7	4.28924%	114	3.12x	14.5%	48.3%	47.0%

Total / Wtd. Avg:			35	$1,043,452,191	100.0%	4.59769%	114	2.03x	11.4%	58.8%	52.8%

A-2-2

ANNEX A-2

Cut-off Date LTV Ratios(2)(4)

						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Cut-off Date			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
LTV Ratios			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)	Ratio(2)(4)	Maturity(2)(4)
31.2%	-	49.9%	5	$229,917,200	22.0%	3.85633%	118	3.50x	15.2%	39.7%	38.5%
50.0%	-	59.9%	6	211,668,596	20.3	4.82381%	110	1.70x	11.0%	57.5%	51.7%
60.0%	-	64.9%	8	247,312,803	23.7	4.69912%	118	1.70x	10.1%	61.5%	55.7%
65.0%	-	69.9%	8	154,538,463	14.8	4.78553%	116	1.71x	11.8%	68.4%	58.6%
70.0%	-	73.9%	8	200,015,129	19.2	4.94002%	110	1.35x	9.1%	71.4%	62.5%

Total / Wtd. Avg:			35	$1,043,452,191	100.0%	4.59769%	114	2.03x	11.4%	58.8%	52.8%

LTV Ratio at Maturity(2)(4)

						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Maturity Date			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
LTV Ratios			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)	Ratio(2)(4)	Maturity(2)(4)
31.2%	-	44.9%	6	$266,860,788	25.6%	3.97797%	118	3.23x	14.4%	41.5%	39.1%
45.0%	-	49.9%	4	112,102,039	10.7	5.20347%	114	1.75x	13.1%	60.3%	49.5%
50.0%	-	54.9%	5	106,974,945	10.3	4.77637%	108	1.51x	10.6%	61.6%	52.9%
55.0%	-	59.9%	10	243,800,803	23.4	4.97138%	118	1.61x	10.5%	64.8%	56.8%
60.0%	-	66.7%	10	313,713,616	30.1	4.55704%	111	1.61x	9.3%	67.4%	62.6%

Total / Wtd. Avg:			35	$1,043,452,191	100.0%	4.59769%	114	2.03x	11.4%	58.8%	52.8%

Type of Mortgaged Properties

				Weighted Averages

		Aggregate	% of				Cut-off
	Number of	Cut-off	Initial			UW	Date	LTV Ratio
	Mortgaged	Date	Pool		UW NCF	NOI	LTV	at
Property Type	Properties	Balance	Balance	Occupancy	DSCR(2)(3)	DY(2)	Ratio(2)(4)	Maturity(2)(4)

Office
Suburban	6	$149,225,000	14.3%	98.1%	1.72x	11.4%	63.6%	56.5%
CBD	2	131,667,200	12.6	88.2%	2.17x	10.6%	50.4%	47.4%
Medical	1	11,500,000	1.1	91.6%	1.83x	11.9%	65.6%	57.4%
Subtotal:	9	$292,392,200	28.0%	93.4%	1.92x	11.0%	57.7%	52.4%

Hotel
Full Service	3	$123,627,503	11.8%	85.6%	3.43x	16.3%	44.9%	41.4%
Limited Service	7	60,872,146	5.8	71.8%	1.92x	13.7%	61.8%	51.1%
Extended Stay	3	16,578,635	1.6	81.4%	2.06x	15.1%	57.4%	49.6%
Subtotal:	13	$201,078,284	19.3%	81.1%	2.86x	15.4%	51.0%	45.0%

Retail
Anchored	4	$104,628,307	10.0%	99.3%	1.75x	8.7%	62.5%	60.0%
Regional Mall	1	35,000,000	3.4	92.3%	4.50x	15.8%	41.5%	41.5%
Single Tenant	3	27,046,845	2.6	100.0%	1.41x	10.1%	68.1%	54.9%
Shadow Anchored	3	20,472,205	2.0	94.0%	1.27x	8.4%	61.8%	56.4%
Freestanding	3	11,571,836	1.1	100.0%	1.37x	9.7%	69.6%	57.0%
Unanchored	1	1,505,907	0.1	100.0%	1.40x	9.5%	70.5%	57.2%
Subtotal:	15	$200,225,101	19.2%	97.7%	2.11x	10.1%	60.0%	55.5%

Mixed Use
Office/Retail	3	$139,445,906	13.4%	91.4%	1.66x	10.1%	65.6%	59.0%
Office/Hotel/Parking	1	60,000,000	5.8	92.9%	1.59x	12.3%	60.8%	49.6%
Subtotal:	4	$199,445,906	19.1%	91.8%	1.64x	10.8%	64.1%	56.2%

Multifamily
Garden	7	$68,367,113	6.6%	95.4%	1.68x	9.5%	68.3%	63.5%
Subtotal:	7	$68,367,113	6.6%	95.4%	1.68x	9.5%	68.3%	63.5%

Industrial
Flex	1	$45,000,000	4.3%	98.7%	1.28x	9.4%	62.1%	55.3%
Subtotal:	1	$45,000,000	4.3%	98.7%	1.28x	9.4%	62.1%	55.3%

Self Storage
Art Storage	1	$36,943,588	3.5%	83.9%	1.55x	9.8%	52.6%	43.0%
Subtotal:	1	$36,943,588	3.5%	83.9%	1.55x	9.8%	52.6%	43.0%

Total / Wtd. Avg:	50	$1,043,452,191	100%	91.6%	2.03x	11.4%	58.8%	52.8%

A-2-3

ANNEX A-2

Mortgaged Properties by Location

				Weighted Averages

		Aggregate	% of				Cut-off
	Number of	Cut-off	Initial			UW	Date	LTV Ratio
	Mortgaged	Date	Pool		UW NCF	NOI	LTV	at
Location	Properties	Balance	Balance	Occupancy	DSCR(2)(3)	DY(2)	Ratio(2)(4)	Maturity(2)(4)
New York	4	$238,610,788	22.9%	96.2%	1.94x	9.2%	56.6%	53.1%
Ohio	4	164,945,906	15.8	93.1%	2.34x	13.2%	59.9%	51.9%
Texas	7	108,578,616	10.4	96.7%	1.53x	9.4%	65.6%	60.2%
California	5	103,150,000	9.9	97.8%	1.61x	10.4%	58.4%	52.2%
Connecticut	2	84,377,503	8.1	79.8%	1.92x	11.3%	62.7%	57.7%
Florida	9	78,925,009	7.6	78.7%	2.48x	15.5%	53.8%	47.3%
Illinois	2	66,922,668	6.4	77.8%	1.33x	9.1%	59.6%	53.3%
Hawaii	1	62,250,000	6.0	94.6%	4.47x	19.0%	31.2%	31.2%
Oregon	4	40,651,146	3.9	88.6%	1.56x	11.1%	67.4%	55.5%
Wisconsin	1	32,000,000	3.1	99.1%	1.37x	9.7%	72.7%	64.2%
Tennessee	1	12,285,000	1.2	96.3%	2.07x	14.1%	67.9%	62.7%
Washington	1	11,958,011	1.1	69.8%	1.79x	13.4%	64.6%	53.6%
Michigan	2	11,163,497	1.1	96.0%	1.67x	12.7%	70.2%	57.9%
Georgia	1	9,949,173	1.0	97.0%	1.42x	11.2%	69.7%	52.3%
New Hampshire	3	7,107,803	0.7	100.0%	1.40x	9.5%	70.5%	57.2%
Montana	1	6,677,030	0.6	100.0%	1.55x	11.1%	64.8%	48.9%
Kansas	1	2,394,134	0.2	100.0%	1.40x	9.5%	70.5%	57.2%
Indiana	1	1,505,907	0.1	100.0%	1.40x	9.5%	70.5%	57.2%

Total / Wtd. Avg:	50	$1,043,452,191	100.0%	91.6%	2.03x	11.4%	58.8%	52.8%

Prepayment Protection

				Weighted Averages

		Aggregate	% of		Stated			Cut-off
	Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Prepayment	Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Protection	Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)	Ratio(2)(4)	Maturity(2)(4)
Defeasance	25	$794,908,703	76.2%	4.53229%	116	1.94x	11.1%	59.2%	53.2%
Yield Maintenance	9	186,293,488	17.9	5.00978%	107	1.58x	10.3%	66.2%	58.4%
Defeasance or Yield Maintenance	1	62,250,000	6.0	4.19950%	116	4.47x	19.0%	31.2%	31.2%

Total / Wtd. Avg:	35	$1,043,452,191	100.0%	4.59769%	114	2.03x	11.4%	58.8%	52.8%

Loan Purpose

				Weighted Averages

		Aggregate	% of		Stated			Cut-off
	Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Loan	Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Purpose	Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)	Ratio(2)(4)	Maturity(2)(4)
Refinance	26	$826,789,256	79.2%	4.52910%	114	2.09x	11.3%	57.4%	52.0%
Acquisition	8	209,985,905	20.1	4.84984%	116	1.81x	12.2%	64.0%	56.3%
Recapitalization	1	6,677,030	0.6	5.16000%	118	1.55x	11.1%	64.8%	48.9%

Total / Wtd. Avg:	35	$1,043,452,191	100.0%	4.59769%	114	2.03x	11.4%	58.8%	52.8%

(1) In the case of Loan No. 18, the first payment date for the loan is May 1, 2017. On the Closing Date, JPMCB will deposit sufficient funds to pay the interest due for the April 2017 payment for the related loan. Information presented in the Annex A-2 reflects the loan’s contractual loan terms.

(2) In the case of Loan Nos. 1, 2, 3, 4, 5, 7, 8, 9, 10, 14, 16 and 25, the UW NCF DSCR, UW NOI DY, Cut-off Date LTV Ratio and LTV Ratio at Maturity calculations include the related Pari Passu Companion Loan(s). In the case of Loan Nos. 2, 4 and 9, the UW NCF DSCR, UW NOI DY, Cut-off Date LTV Ratio and LTV Ratio at Maturity calculations exclude the related Subordinate Companion Loan(s).

(3) In the case of Loan No. 9, the UW NCF DSCR is calculated using the sum of principal and interest payments over the first 12 months following the expiration of the interest-only period based on the assumed principal payment schedule provided on Annex G to the Preliminary Prospectus.

(4) In the case of Loan No. 1, 5, 9, 11 and 12 the Cut-off Date LTV Ratio and the LTV Ratio at Maturity are calculated by using an appraised value based on certain hypothetical assumptions. Refer to “Description of the Mortgage Pool—Assessments of Property Value and Condition” and “—Appraised Value” in the Preliminary Prospectus for additional details.

A-2-4

ANNEX A-3

DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS

A-3-1

Annex A-3	JPMDB 2017-C5

229 West 43rd Street Retail Condo

A-3-2

Annex A-3	JPMDB 2017-C5

229 West 43rd Street Retail Condo

A-3-3

Annex A-3	JPMDB 2017-C5

229 West 43rd Street Retail Condo

A-3-4

Annex A-3	JPMDB 2017-C5

229 West 43rd Street Retail Condo

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GACC	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$80,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$80,000,000	Property Type - Subtype:	Retail – Anchored
% of Pool by IPB:	7.7%	Net Rentable Area (SF):	248,457
Loan Purpose:	Refinance	Location:	New York, NY
Borrowers:	Elmwood NYT Owner, LLC;	Year Built / Renovated:	1913-1947 / 2009
	Oakwood NYT Owner, LLC; Wallkill	Occupancy:	100.0%
	NYT Owner, LLC and Landings	Occupancy Date:	10/1/2016
	NYT Owner, LLC	Number of Tenants:	8
Sponsor(2):	Jared Kushner	2013 NOI:	$9,621,123
Interest Rate:	4.00550%	2014 NOI:	$11,949,215
Note Date:	10/13/2016	2015 NOI(4):	N/A
Maturity Date:	11/6/2026	T-10 Ann. NOI (as of 8/2016)(5):	$13,775,701
Interest-only Period:	120 months	UW Economic Occupancy(6):	100.0%
Original Term:	120 months	UW Revenues:	$25,397,158
Original Amortization:	None	UW Expenses:	$3,895,157
Amortization Type:	Interest Only	UW NOI(5):	$21,502,001
Call Protection(3):	L(28),Def(85),O(7)	UW NCF:	$20,207,655
Lockbox / Cash Management:	Hard / In-Place	Appraised Value / Per SF(7):	$470,000,000 / $1,892
Additional Debt:	Yes	Appraisal Date:	10/1/2016
Additional Debt Balance:	$205,000,000 / $85,000,000
Additional Debt Type:	Pari Passu / Mezzanine

Escrows and Reserves(8)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$1,147
Taxes:	$651,564	$126,690	N/A	Maturity Date Loan / SF:	$1,147
Insurance:	$18,983	Springing	N/A	Cut-off Date LTV(7):	60.6%
Replacement Reserves:	$0	$6,211	N/A	Maturity Date LTV(7):	60.6%
TI/LC:	$14,492,159	$0	N/A	UW NCF DSCR:	1.75x
Other:	$11,133,080	Springing	N/A	UW NOI Debt Yield:	7.5%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan(1)	$285,000,000	77.0%	Payoff Existing Debt	$276,954,279	74.9%
Mezzanine Loan	85,000,000	23.0	Return of Equity	59,327,520	16.0
			Upfront Reserves	26,295,786	7.1
			Closing Costs	7,422,416	2.0
Total Sources	$370,000,000	100.0%	Total Uses	$370,000,000	100.0%

(1)	The 229 West 43rd Street Retail Condo loan is part of a whole loan evidenced by nine pari passu notes with an aggregate original principal balance of $285.0 million. The Financial Information presented in the chart above reflects the 229 West 43rd Street Retail Condo Whole Loan Cut-off Date balance of $285.0 million.

(2)	See “The Loan Sponsor” herein.

(3)	The lockout period will be at least 28 payments beginning with and including the first payment on December 6, 2016. Defeasance of the full $285.0 million 229 West 43rd Street Retail Condo Whole Loan is permitted after the earlier to occur of (i) October 13, 2019 and (ii) the date that is two years from the closing date of the securitization that includes the note to be last securitized. The assumed lockout period is based on the expected JPMDB 2017-C5 securitization closing date in March 2017. The actual lockout period may be longer.

(4)	2015 NOI is not available due to the borrower’s acquisition of the 229 West 43rd Street Retail Condo property in October 2015.

(5)	The increase in UW NOI from T-10 Ann. NOI is due to 121,832 square feet of recent leasing at the 229 West 43rd Street Retail Condo property (49.0% of NRA and 59.7% of U/W Base Rent).

(6)	UW Economic Occupancy includes four tenants (49.0% of NRA) that have signed leases but have not yet taken occupancy at the 229 West 43rd Street Retail Condo property, each of which is in a free rent period for which $11,061,751 was reserved with lender at loan origination.

(7)	The Appraised Value / Per SF, Cut-off Date LTV and Maturity Date LTV are calculated based on the “Hypothetical As-Is” appraised value, which applies a credit for the approximately $24.2 million of contractual free rent and TI/LC obligations for which approximately $25.6 million was ultimately reserved at loan origination. Based on the as-is appraised value of $445.0 million, the Cut-off Date LTV for the Mortgage Loan and Total Debt are 64.0% and 83.1%, respectively.

(8)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

A-3-5

Annex A-3	JPMDB 2017-C5

229 West 43rd Street Retail Condo

The Loan. The 229 West 43rd Street Retail Condo loan is secured by a first mortgage lien on the borrowers’ fee interest in a 248,457 square foot retail condominium located in New York, New York. The whole loan has an outstanding principal balance as of the Cut-off Date of $285.0 million (the “229 West 43rd Street Retail Condo Whole Loan”) and is comprised of nine pari passu notes, each as described below. Note A-2 and Note A-3 with an aggregate balance of $80.0 million are being contributed to the JPMDB 2017-C5 Trust. Note A-1 was securitized in the CD 2016-CD2 trust and is the controlling note under the related co-lender agreement, the rights of which will be exercised by the related trustee (or, prior to the occurrence and continuance of a control termination event under the related pooling and servicing agreement, by the related directing certificateholder). However, the JPMDB 2017-C5 Trust will be entitled, under certain circumstances, to be consulted with respect to certain major decisions. The 229 West 43rd Street Retail Condo Whole Loan has a 10-year term and is interest-only for the entire term of the loan.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1, A-6	$75,000,000	$75,000,000	CD 2016-CD2	Yes
A-2, A-3	80,000,000	80,000,000	JPMDB 2017-C5	No
A-4-A	30,000,000	30,000,000	CGMRC	No
A-4-B, A-5, A-7, A-8	100,000,000	100,000,000	CD 2017-CD3	No
Total	$285,000,000	$285,000,000

The Borrower. The borrowing entities for the 229 West 43rd Street Retail Condo Whole Loan are Elmwood NYT Owner, LLC, Oakwood NYT Owner, LLC, Wallkill NYT Owner, LLC and Landings NYT Owner, LLC, as tenants-in-common. Each is a Delaware limited liability company and special purpose entity structured to be bankruptcy remote, with two independent directors in its organizational structure.

The Loan Sponsor. The loan sponsor and nonrecourse carve-out guarantor is Jared Kushner. On January 3, 2017, the borrowers sent a notice to the lender stating that subject to the terms of the related 229 West 43rd Street Retail Condo Loan documents, and to the extent required, the consent of the lender, Jared Kushner intends to tender his resignation as manager of the borrowers and will be replaced in such capacity by Joshua Kushner, effective as of January 19, 2017. Following such notice, the borrower proposed that Jared Kushner be replaced by Joshua Kushner as the nonrecourse carve-out guarantor. Such notice and proposal are currently under review by the servicer and special servicer in the CD 2016-CD2 securitization under which the 229 West 43rd Street Retail Condo Whole Loan is being serviced. It is anticipated that Jared Kushner will be replaced by Joshua Kushner as the manager of the indirect owner of the borrower, and the 229 West 43rd Street Retail Condo Loan documents may be amended to provide that, among other things, both Jared Kushner and Joshua Kushner are guarantors under nonrecourse carve-out guaranties and will individually and collectively constitute key principals for purposes of such documents. However, such proposal is not final and may be subject to further change. Jared Kushner has been appointed as a senior White House advisor in the Trump administration.

According to management at Kushner Companies, Jared Kushner has tendered his resignation as CEO of Kushner Companies, a real estate organization headquartered in New York City and founded in 1964 by Charles Kushner, Jared’s father. The company’s national reach consists of more than 20,000 multifamily apartments and approximately 13.0 million square feet of office, hotel, industrial and retail space throughout the Northeast and Mid-Atlantic regions. In 2015 alone, Kushner Companies completed more than $1.5 billion of transactions. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in the Preliminary Prospectus.

In addition to his former role at Kushner Companies, Jared, alongside his brother, Joshua, co-founded Cadre, a company that utilizes technology to connect institutional investors with potential real estate investments. Jared Kushner has been an active investor in technology companies and has been a member on the boards of several start-ups including Urban Compass, Honest Buildings and 42 Floors.

The Property. The 229 West 43rd Street Retail Condo property is a 248,457 square foot retail condominium located at 229 West 43rd Street, formerly known as The New York Times Building. The 229 West 43rd Street Retail Condo property is a landmarked building located mid-block with frontage on both 43rd and 44th streets, across from the famous Shubert Alley, a 300-foot long pedestrian alley at the heart of the New York City theater district.

A-3-6

Annex A-3	JPMDB 2017-C5

229 West 43rd Street Retail Condo

The 229 West 43rd Street Retail Condo property consists of six floors, two below-grade and four above-grade (the “Retail Condominium Unit”) that is the base of an 18-story, 729,566 square foot building that also includes an office condominium (the “Office Condominium Unit,” and together with the Retail Condominium Unit, the “229 West 43rd Street Condominium”) on floors 5 – 16. The Office Condominium Unit is not collateral for the 229 West 43rd Street Retail Condo Whole Loan. The related condominium board of directors has five board members, two of which are appointed by the borrowers. For additional information regarding the 229 West 43rd Street Condominium see “The Condominium” herein. The borrowers acquired the 229 West 43rd Street Retail Condo property in October 2015 for approximately $295.0 million ($1,187 per square foot) from Africa-Israel USA and Five Mile Capital in an off market transaction.

The 229 West 43rd Street Retail Condo property is 100.0% leased as of October 1, 2016 to 8 tenants in the retail, entertainment and restaurant sectors, all of which have lease terms that extend beyond the term of the 229 West 43rd Street Retail Condo Whole Loan. Top tenants include Bowlmor Times Square, LLC, National Geographic, Gulliver’s Gate, Guitar Center Stores, Inc. and Guy’s American Kitchen. The 229 West 43rd Street Retail Condo property’s combined weighted average lease term and remaining lease term are 18.4 and 15.7 years, respectively, and the current weighted average in-place gross rent for the 229 West 43rd Street Retail Condo property is $102.14 per square foot.

Prior to the borrowers’ acquisition in 2015, the 229 West 43rd Street Retail Condo property was 75.1% occupied. Since the acquisition, the loan sponsor fully leased up the 229 West 43rd Street Retail Condo property, signing leases for 121,832 square feet of space. New leases include National Geographic, Gulliver’s Gate, Los Tacos No.1 and OHM (American Market by Todd English). As part of its lease up efforts, the loan sponsor was able to buyout Discovery TSX’s lease, which required rental payments of $46.59 per square foot, and subsequently release the space to National Geographic at $101.46 per square foot. In connection with the new leases, there is approximately $16.2 million in tenant improvements, leasing commissions and landlord work, the outstanding balance of which was reserved for at loan origination. The subsequent chart details the recent leasing at the 229 West 43rd Street Retail Condo property and the borrowers’ budgeted tenant improvements, leasing commissions and landlord work associated with each lease.

Recent Leasing
Tenant	Lease Commencement	Free Rent Period (Months)(1)	Rent Commencement	Tenant Possession Date	Projected Opening Date	Tenant Improvements	Leasing Commissions	LL Work / Budgeted CapEx
National Geographic	10/4/2016	12	10/8/2017	Oct-16	Aug-17	$4,000,000	$2,400,000	$0
Gulliver’s Gate	1/4/2016	12	1/4/2017	Jan-16	May-17	$2,500,000	$2,571,226	$0
OHM (American Market by Todd English)	8/1/2016	15	11/1/2017	Mar-17	Apr-17	$1,100,000	$1,000,000	$2,100,000
Los Tacos No.1	12/1/2016	9	9/1/2017	Dec-16	Jul-17	$0	$164,000	$400,000
Total						$7,600,000	$6,135,226	$2,500,000
(1)	OHM (American Market by Todd English)’s lease includes partial free rent starting in December 2017. The free rent schedule is as follows: 100% abatement until November 2017; 50% abatement from December 2017 through July 2018; 25% abatement from August 2018 through March 2019; full rent thereafter.

The 229 West 43rd Street Retail Condo property benefits from an existing Industrial Commercial Incentive Program (“ICIP”) tax exemption, granted to the prior owner in connection with certain capital improvements made to the 229 West 43rd Street Retail Condo property which qualified for such ICIP benefits. The ICIP program provided exemptions from real estate tax increases resulting from capital improvements installed in qualifying industrial and commercial properties. To be eligible, industrial and commercial buildings must be modernized, expanded or otherwise physically improved as required by the ICIP rules, and the benefits could last for up to 25 tax years. The 229 West 43rd Street Retail Condo property qualified for a 12 tax year exemption (total and partial exemption) period. The annual exemption totals $55,838,279; that exemption amount is multiplied by the current tax rate, to yield the annual reduction of real estate taxes. During the 2016 tax year, the dollar value of the exemption applied to taxes due totaled $5,950,127 (based on the tax rate of 10.656%) and that exemption was deducted from the $7,390,842 annual taxes before ICIP exemption (resulting in an annual $1,440,715 tax bill for the 229 West 43rd Street Retail Condo property). For the first eight tax years beginning July 1, 2009 through June 30, 2017, 100% of the $55,838,279 ICIP exemption will be applied to the tax bills. In the 2017/2018 tax year, 80% of the exemption will be applied, and the exemption will continue to decrease at a rate of 20% per year, until it is entirely phased out after the 12th exemption year, in 2020/2021. Full taxes without any exemption will be owed effective the tax year beginning July 1, 2021. Real estate taxes were underwritten to half of the payable taxes for the 2016/2017 fiscal year and half of the payable taxes for the 2017/2018 fiscal year.

A-3-7

Annex A-3	JPMDB 2017-C5

229 West 43rd Street Retail Condo

The 229 West 43rd Street Retail Condo property is located in the Times Square retail submarket of New York City, which is defined as Broadway between West 42nd and West 47th Streets. The 229 West 43rd Street Retail Condo property is located across from the famous Shubert Alley and adjacent to the Times Square “bowtie”. Times Square is a highly visited tourist attraction, with an average of 350,000 people passing through the “bowtie” every day, according to the appraisal. The neighborhood is home to numerous retail and entertainment companies such as ABC/Disney, Forever21, Clear Channel Entertainment, MTV and Oakley Sunglasses as well as a number of high profile office tenants including Morgan Stanley, Thomson Reuters, the New York Times, NASDAQ, Microsoft and Ernst & Young.

The submarket also benefits from numerous transportation options. These include the Times Square subway station (the largest in New York City), MTA Buses, the Port Authority Bus Terminal and quick access to Grand Central Terminal and Penn Station. The Times Square/42nd Street/Eighth Avenue interlinked subway stations offer access to 11 different subway lines (A, C, E, N, Q, R, 1, 2, 3, 7 and Shuttle to Grand Central Terminal).

According to the appraisal, the Times Square submarket contains 169 buildings and 2,482,831 square feet of total rentable area. As of mid-year 2016, there was 258,718 square feet of directly vacant space available, which equates to a direct vacancy rate of 10.4%. Retail asking rents for grade level space in the submarket were $2,109 per square foot as of second quarter of 2016, a decrease of 8.1% over the quarter and a decrease of 15.9% year-over-year. Despite this recent decline, the Times Square submarket continued to experience the greatest long term increase in asking rents tracked by the appraisal. Five years ago, asking rents in the submarket were $691 per square foot, which equates to a 238.0% increase.

The appraisal identified the following six properties as sales comparables for the 229 West 43rd Street Retail Condo property. The adjusted comparables range from $1,574 per square foot to $2,045 per square foot with an average of approximately $1,982 per square foot.

Summary of Comparable Sales(1)
Property	NRA	Year Built	No. Stories	Sales Date	Sales Price	Price per SF	Appraisal’s Adjusted Price per SF	Occupancy
229 West 43rd Street Retail Condo	248,457(2)	1913-1947	6	NAP	$470,000,000(3)	$1,892	NAP	100%(2)(4)
432-440 Park Avenue	133,600	2016	6	Jun-16	$411,125,625	$3,077	$1,877	0%
The Shops at Columbus Circle	461,080	2004	6	Jun-15	$1,040,000,000	$2,256	$2,045	99%
150 West 34th Street	77,760	1998	4	Jun-15	$355,500,000	$4,572	$1,951	100%
530 Fifth Avenue	56,039	1957	3	Sep-14	$295,000,000	$5,264	$2,034	47%
697-699 Fifth Avenue	24,737	1903 / 2000	3	Jul-14	$700,000,000	$28,298	$1,574	100%
1107 Broadway	20,609	1915 / 2013	2	Feb-14	$56,500,000	$2,742	$1,709	21%
(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated October 1, 2016.

(3)	Represents the “Hypothetical As-Is” appraised value for the 229 West 43rd Street Retail Condo property.

(4)	Includes four tenants (49.0% of net rentable area) that have signed leases but have not yet taken occupancy at the 229 West 43rd Street Retail Condo property.

The appraisal identified lease comparables ranging from $239.48 per square foot to $350.28 per square foot, on an adjusted basis, for grade space and $130.59 per square foot to $392.08 per square foot, on an adjusted basis, for multi-level space. The appraisal’s market rent conclusions for the 229 West 43rd Street Retail Condo property, broken out by floor and frontage, are summarized in the subsequent chart.

Retail Market Rent(1)
Space Type	Rent PSF
Grade 44th Street	$350.00
Grade 43rd Street	$250.00
2nd Floor / Mezzanine	$100.00
3rd Floor	$80.00
4th Floor	$70.00
Lower Level	$75.00
Sub-Lower Level	$75.00
(1)	Source: Appraisal.

A-3-8

Annex A-3	JPMDB 2017-C5

229 West 43rd Street Retail Condo

Historical and Current Occupancy(1)
2014	2015	Current(2)
75.1%	75.1%	100.0%
(1)	Historical occupancies are as of December 31 of each respective year.

(2)	Current occupancy is as of October 1, 2016 and includes four tenants (49.0% of net rentable area) that signed leases but have not yet taken occupancy and opened for business at the 229 West 43rd Street Retail Condo property, each of which is in a free rent period for which $11,061,751 was reserved with lender at loan origination.

Tenant Summary(1)
Tenant	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
Bowlmor Times Square, LLC	NA / NA / NA	77,536	31.2%	$63.84	20.5%	7/31/2034
National Geographic(2)	NA / NA / NA	59,137	23.8%	$101.46	24.9%	10/31/2032
Gulliver’s Gate(3)	NA / NA / NA	49,000	19.7%	$117.35	23.8%	1/31/2031
Guitar Center Stores, Inc.	NA / NA / NA	28,119	11.3%	$61.52	7.2%	1/31/2029
Guy’s American Kitchen	NA / NA / NA	15,670	6.3%	$118.25	7.7%	11/30/2032
OHM (American Market by Todd English)(4)	NA / NA / NA	11,970	4.8%	$192.15	9.5%	7/31/2031
Haru Broadway Corp.	NA / NA / NA	5,300	2.1%	$225.00	4.9%	12/31/2028
Los Tacos No.1(5)	NA / NA / NA	1,725	0.7%	$208.70	1.5%	11/30/2031

(1)	Based on the underwritten rent roll dated October 1, 2016.

(2)	National Geographic signed a 16-year lease for its space on June 14, 2016. The tenant took possession of its space in October 2016 and is expected to open for business in August 2017. The tenant is in a free rent period until October 8, 2017, and the related rent was reserved with lender at loan origination.

(3)	Gulliver’s Gate signed a 15-year lease for its space on November 9, 2015. The tenant took possession of its space in January 2016 and is expected to open for business in the May 2017. The tenant was in a free rent period until January 4, 2017, and the related rent was reserved with lender at loan origination.

(4)	OHM (American Market by Todd English) signed a 15-year lease for its space on August 1, 2016. The tenant is took possession of its space in March 2017 and is expected to open for business in April 2017. The tenant is in a free rent period until November 1, 2017, and the related rent was reserved with lender at loan origination.

(5)	Los Tacos No.1 signed a 15-year lease for its space on June 8, 2016. The tenant took possession of its space in December 2016 and is expected to open for business in July 2017. The tenant is in a free rent period until September 1, 2017, and the related rent was reserved with lender at loan origination.

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2017 & MTM	0	0	0.0	$0	0.0%	0	0.0%	$0	0.0%
2018	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2019	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2020	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2021	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2022	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2023	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2024	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2025	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2026	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2027	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2028 & Beyond	8	248,457	100.0	24,135,419	100.0	248,457	100.0%	$24,135,419	100.0%
Total	8	248,457	100.0%	$24,135,419	100.0%

(1)	Based on the underwritten rent roll.

(2)	Certain tenants may have contraction options that may be exercisable prior to the originally stated expiration date of the tenant lease that are not considered above.

A-3-9

Annex A-3	JPMDB 2017-C5

229 West 43rd Street Retail Condo

Operating History and Underwritten Net Cash Flow(1)
	2013	2014	T-10 Ann.(2)	Underwritten(3)	Per Square Foot	%(4)
Rents In Place	$14,741,197	$16,019,885	$16,863,101	$24,135,419	$97.14	95.0%
Vacant Income	0	0	0	0	0.00	0.0
Gross Potential Rent	$14,741,197	$16,019,885	$16,863,101	$24,135,419	$97.14	95.0%
Total Reimbursements	2,670,754	2,443,708	782,785	1,261,739	5.08	5.0
Net Rental Income	$17,411,951	$18,463,593	$17,645,886	$25,397,158	$102.22	100.0%
(Vacancy & Credit Loss)	(739,044)	(1,070,219)	0	0	0.00	(0.0)
Effective Gross Income	$16,672,907	$17,393,374	$17,645,886	$25,397,158	$102.22	100.0%

Total Expenses	$7,051,784	$5,444,159	$3,870,185	$3,895,157	$15.68	15.3%

Net Operating Income	$9,621,123	$11,949,215	$13,775,701	$21,502,001	$86.54	84.7%

Total TI/LC, Capex/RR	0	0	0	1,294,346	5.21	5.1
Net Cash Flow	$9,621,123	$11,949,215	$13,775,701	$20,207,655	$81.33	79.6%
(1)	2015 figures are not available due to the borrowers’ acquisition of the 229 West 43rd Street Retail Condo property in October 2015.

(2)	T-10 Ann. column represents the trailing 10-month period ending on August 31, 2016 annualized.

(3)	The increase in Underwritten Net Cash Flow is due to 121,832 square feet of recent leasing at the 229 West 43rd Street Retail Condo property (49.0% of net rentable area and 59.7% of underwritten base rent).

(4)	% column represents percentage of Net Rental Income for all revenue line items and represents percentage of Effective Gross Income for the remainder of the fields.

Property Management. The 229 West 43rd Street Retail Condo property is managed by Westminster Management, LLC, an affiliate of the borrowers.

Escrows and Reserves. At loan origination, the borrowers deposited $14,492,159 into a tenant improvement and leasing commissions reserve account for tenant improvements, leasing commissions and landlord work in connection with the National Geographic, Gulliver’s Gate, OHM and Los Tacos No. 1 leases, $11,061,751 into a free rent reserve account in connection with free rent periods under the National Geographic, Gulliver’s Gate, OHM and Los Tacos No. 1 leases, $651,564 into a tax reserve account and $18,983 into an insurance reserve account, $48,329 into a bridge rent reserve account in connection with the Los Tacos No. 1 lease and $23,000 into a required repairs account, which represents 115% of the estimated costs.

Tax Escrows - On a monthly basis, the borrowers are required to deposit reserves of 1/12 of the estimated annual real estate taxes, which currently equates to $126,690.

Insurance Escrows - Provided that an acceptable blanket policy is no longer in place, on a monthly basis, the borrowers are required to escrow 1/12 of annual insurance premiums.

Replacement Reserves - On a monthly basis, the borrowers are required to escrow $6,211 (approximately $0.20 per square foot annually) into a replacement reserve. The replacement reserve is not subject to a cap.

Lockbox / Cash Management. The 229 West 43rd Street Retail Condo Whole Loan is structured with a hard lockbox and in-place cash management. The borrowers were required to send tenant direction letters to all tenants instructing them to deposit all rents and other payments into the clearing account controlled by the lender. All funds in the clearing account are required to be transferred on a daily basis into a deposit account established and maintained by the lender, and applied to all required payments and reserves as set forth in the 229 West 43rd Street Retail Condo Whole Loan documents. Provided no Trigger Period (as defined below) is continuing, excess cash in the deposit account will be disbursed to the borrowers in accordance with the 229 West 43rd Street Retail Condo Whole Loan documents.

A “Trigger Period” will commence upon the occurrence of (i) an event of default, (ii) the debt service coverage ratio, as of any calculation date, falling below 1.75x based on the 229 West 43rd Street Retail Condo Whole Loan balance or 1.10x based on the total debt (including the mezzanine loan balance), (iii) a mezzanine loan default, (iv) a Lease Sweep Period (as defined herein) or (v) receipt by the lender of a mezzanine loan trigger period commencement notice and will end upon (a) with respect to clause (i), the date on which such event of default is cured, (b) with respect to clause (ii), the debt service coverage ratio is at least 1.75x based on the whole loan balance or 1.10x based on the total debt (including the mezzanine loan balance), in each case, for two consecutive calendar quarters, (c) with respect to clause (iii), the receipt by lender of a mezzanine loan default revocation notice, (d) with respect to clause (iv), such Lease Sweep Period has ended or (e) with respect to clause (v), provided no other Trigger Period is continuing, receipt by lender of a mezzanine loan trigger period termination notice.

A-3-10

Annex A-3	JPMDB 2017-C5

229 West 43rd Street Retail Condo

A “Lease Sweep Period” will commence, with respect to any lease for space at the 229 West 43rd Street Retail Condo property, upon the first monthly payment following (i) the day following the latest date under the lease by which the related tenant is required to give notice of its exercise of a renewal option (and such option has not been exercised), (ii) the date that the lease is surrendered, cancelled or terminated (or borrowers receive notice of such) prior to its then current expiration date, (iii) the date on which a tenant discontinues its business for 30 continuous days (other than for repair, maintenance or renovations or a sublease or assignment of the lease permitted by the 229 West 43rd Street Retail Condo Whole Loan Documents), (iv) a tenant being in default, in the payment of base rent under its lease, for two consecutive calendar months beyond any applicable notice and cure period (other than as a result of approved lease modifications or good faith disputes regarding expense reimbursements) or the occurrence of any other material default under the lease that remains uncured for 60 days after notice and (v) a bankruptcy or insolvency proceeding of the tenant, its parent or lease guarantor.

A Lease Sweep Period will end upon the earlier to occur of the date that: (a) with respect to clauses (i) through (v) above, (1) the entire space demised under the subject lease has been re-tenanted pursuant to one or more leases entered into in accordance with the 229 West 43rd Street Retail Condo Whole Loan documents and, in lender’s reasonable judgment, sufficient funds have been accumulated in the lease sweep reserve to cover all anticipated tenant improvement and leasing commissions and other landlord obligations, including free and/or abated rent, (2) the funds in the lease sweep reserve with respect to the subject lease are equal to the sum of (x) $100 per square foot of the leased space, plus (y) an amount equal to lender’s reasonable estimate of the amount likely to be incurred in connection with leasing the related space (including free rent related to the new lease or leases), if any (such amounts, “Re-Leasing Expenses”), (3) in the case of a tenant space that has been partially re-tenanted, all of conditions of clause (1) above have been met with respect to the leased portion and all of the conditions of clause (2) above have been met with respect to the remaining space, or (4) lender has waived the Lease Sweep Period; (b) in the case of clause (i) above, the date on which the subject tenant either (x) irrevocably extends or renews its lease after a waiver by the borrowers or (y) enters into a lease extension or renewal with borrowers that is acceptable to lender in lender’s reasonable discretion with respect to all or substantially all of its space, and in lender’s judgment, sufficient funds have been accumulated in the lease sweep reserve to cover all Re-Leasing Expenses in connection with such renewal or extension; (c) in the case of clause (ii) above based on a tenant’s delivery of notice of its intention to terminate, cancel or surrender its lease, if such option is not exercised by the related tenant by the latest exercise date specified in the related lease or is otherwise validly waived or revoked in writing by the applicable tenant; (d) in the case of clause (iii) above, the date on which the subject tenant re-opens for business in all of its leased space and continually operates for three months; (e) in the case of clause (iv) above, the date on which the subject default has been cured, and no other monetary or material non-monetary default under such lease occurs for a period of three consecutive months following such cure; and (f) in the case of clause (v) above, the applicable bankruptcy or insolvency proceeding has terminated in accordance with the terms of the 229 West 43rd Street Retail Condo Whole Loan documents.

The Condominium. The 229 West 43rd Street Condominium board of directors has five board members, two of which are appointed by the borrowers. Pursuant to the related 229 West 43rd Street Condominium documents, (i) the borrowers have the right to make decisions that relate solely to the Retail Condominium Unit, (ii) the borrowers have the right to vote on major decisions, including amendments to quorum requirements for voting, decisions that affect insurance or decisions that adversely affect the use, operation or leasing of the Retail Condominium Unit, (iii) if 75% or more of the building is damaged by a casualty, a 75% vote of the board is required for a decision not to proceed with restoration, and (iv) any amendment to the declaration or by-laws require unanimous written consent and consent of lender (as a registered mortgagee).

Additional Debt. Two mezzanine loans, with an aggregate original principal balance of $85,000,000 were funded concurrently with the funding of the 229 West 43rd Street Retail Condo Whole Loan. The Mezzanine A loan has an original principal balance of $55,000,000, accrues interest at a rate of 7.00000% and is senior to the Mezzanine B Loan. The Mezzanine B loan has an original principal balance of $30,000,000 and accrues interest at a rate of 9.60670%. Both the Mezzanine A and Mezzanine B loans are coterminous with the 229 West 43rd Street Retail Condo Whole Loan and are interest only for their terms. The Mezzanine A loan and a 50% participation interest in the Mezzanine B loan is currently held by Paramount Group, Inc. and the remainder of the Mezzanine B loan is currently held by SL Green Realty Corp. Including the 229 West 43rd Street Retail Condo mezzanine loans, the cumulative Cut-off Date LTV, cumulative UW NCF DSCR and cumulative UW NOI Debt Yield are 78.7%, 1.10x and 5.8%, respectively. The mortgage and mezzanine lenders have entered into an intercreditor agreement.

A-3-11

Annex A-3	JPMDB 2017-C5

350 Park Avenue

A-3-12

Annex A-3	JPMDB 2017-C5

350 Park Avenue

A-3-13

Annex A-3	JPMDB 2017-C5

350 Park Avenue

A-3-14

Annex A-3	JPMDB 2017-C5

350 Park Avenue

Mortgage Loan Information		Property Information
Mortgage Loan Seller(1):	GACC	Single Asset / Portfolio:	Single Asset
		Title:	Fee
Original Principal Balance(2):	$66,667,200	Property Type - Subtype:	Office - CBD
Cut-off Date Principal Balance(2):	$66,667,200	Net Rentable Area (SF):	570,784
% of Pool by IPB:	6.4%	Location:	New York, NY
Loan Purpose:	Refinance	Year Built / Renovated:	1961 / 2012
Borrower:	350 Park EAT LLC	Occupancy(3):	99.1%
Sponsor:	Vornado Realty Trust	Occupancy Date:	11/1/2016
Interest Rate:	3.91513%	Number of Tenants:	54
Note Date:	12/2/2016	2013 NOI:	$29,661,558
Maturity Date:	1/6/2027	2014 NOI:	$32,906,446
Interest-only Period:	121 months	2015 NOI:	$34,526,344
Original Term:	121 months	TTM NOI (as of 10/2016):	$35,462,223
Original Amortization:	None	UW Economic Occupancy:	95.0%
Amortization Type:	Interest Only	UW Revenues:	$58,443,166
Call Protection:	L(27),Def(87),O(7)	UW Expenses:	$22,786,342
Lockbox / Cash Management:	Hard / Springing	UW NOI(3):	$35,656,824
Additional Debt:	Yes	UW NCF:	$35,023,512
Additional Debt Balance:	$229,320,800 / $104,012,000	Appraised Value / Per SF:	$710,000,000 / $1,244
Additional Debt Type:	Pari Passu / Subordinate Debt	Appraisal Date:	11/1/2016

Escrows and Reserves(4)				Financial Information(2)
	Initial	Monthly	Initial Cap		Pari Passu Debt	Whole Loan
Taxes:	$0	Springing	N/A	Cut-off Date Loan / SF:	$519	$701
Insurance:	$0	Springing	N/A	Maturity Date Loan / SF:	$519	$701
Replacement Reserves:	$0	Springing	$228,314	Cut-off Date LTV:	41.7%	56.3%
TI/LC:	$1,829,270	Springing	$2,283,136	Maturity Date LTV:	41.7%	56.3%
Other:	$1,413,328	Springing	$25,000,000	UW NCF DSCR:	2.98x	2.21x
				UW NOI Debt Yield:	12.0%	8.9%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan(1)	$400,000,000	100.0%	Payoff Existing Debt	$283,818,010	71.0%
			Return of Equity	106,910,068	26.7
			Closing Costs	6,029,324	1.5
			Upfront Reserves	3,242,598	0.8
Total Sources	$400,000,000	100.0%	Total Uses	$400,000,000	100.0%
(1)	The 350 Park Avenue Whole Loan was co-originated by Deutsche Bank AG, New York Branch and Goldman Sachs Mortgage Company (“GSMC”).
(2)	The 350 Park Avenue loan is part of a whole loan evidenced by four senior pari passu notes with an outstanding aggregate principal balance of $295,988,000 (the “350 Park Avenue Senior Loans”) and two subordinate notes with an outstanding principal balance of $104,012,000 (the “350 Park Avenue Junior Loans”). The Pari Passu Debt Financial Information presented in the chart above reflects the Cut-off Date balance of the 350 Park Avenue Senior Loans. The Whole Loan Financial Information presented in the chart above reflects the Cut-off Date balance of the $400 million 350 Park Avenue Whole Loan, as defined in “The Loan” below.
(3)	Occupancy and UW NOI include 8,039 square feet of space for which CITCO (USA) Holdings Inc. (“CITCO Holdings”) has executed a lease but not yet taken occupancy or begun paying rent. The 8,039 square feet is occupied by Peconic Partners LLC, which is expected to vacate in August 2017, and CITCO Holdings is expected to take occupancy and begin paying rent in November 2017. In addition, CITCO Holdings directly leases 14,825 square feet and subleases 20,038 square feet. We cannot assure you that this tenant will take occupancy or begin paying rent as anticipated or at all. Occupancy and UW NOI exclude Valley National Bank (2,720 square feet) which is dark but paying rent.
(4)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

A-3-15

Annex A-3	JPMDB 2017-C5

350 Park Avenue

The Loan. The 350 Park Avenue loan is secured by a first mortgage lien on the borrower’s fee interest in a 30-story, 570,784 square foot office building located in New York, New York. The whole loan was co-originated by Deutsche Bank AG, New York Branch and Goldman Sachs Mortgage Company, and has an outstanding principal balance as of the Cut-off Date of $400.0 million (the “350 Park Avenue Whole Loan”) and is comprised of (i) the 350 Park Avenue Senior Loans with an aggregate outstanding principal balance as of the Cut-off Date of $295,988,000 and (ii) the 350 Park Avenue Junior Loans, with an aggregate outstanding principal balance as of the Cut-off Date of $104,012,000. The senior Note A-1 was contributed to the VNDO Trust 2016-350P securitization that governs the servicing and administration of the 350 Park Avenue Whole Loan and is the controlling note under the related intercreditor agreement, the rights of which will be exercised by the related trustee (or, prior to the occurrence and continuance of a control termination event under the related trust and servicing agreement (the “VNDO Trust 2016-350P Trust and Servicing Agreement”), the directing certificateholder under the VNDO Trust 2016-350P Trust and Servicing Agreement). However, the JPMDB 2017-C5 Trust will be entitled, under certain circumstances, to be consulted with respect to certain major decisions. The 350 Park Avenue Whole Loan has a 121-month term and is interest-only for the entire term of the loan. The most recent prior financing of the 350 Park Avenue property was included in the WBCMT 2007-C30 securitization.

Whole Loan Summary
Notes	Original Balance	Cut-off Date Balance	Note Holder(1)	Controlling Piece
A-1, A-3, B-1, B-2	$233,332,000	$233,332,000	VNDO Trust 2016-350P	Yes
A-2	100,000,800	100,000,800	GSMC	No
A-4	66,667,200	66,667,200	JPMDB 2017-C5	No
Total	$400,000,000	$400,000,000
(1)	The non-controlling Note A-2 is currently held by GSMC and is expected to be contributed to the GSMS 2017-GS5 trust.

The Borrower. The borrowing entity for the 350 Park Avenue Whole Loan is 350 Park EAT LLC, a Delaware limited liability company and special purpose entity.

The Loan Sponsor. The loan sponsor is Vornado Realty Trust. The borrower is 94.0% indirectly owned and controlled by Vornado Realty Trust. Other than the borrower, no person or entity guarantees the nonrecourse carve-outs with respect to the 350 Park Avenue Whole Loan. Vornado Realty Trust is a fully integrated, publicly traded REIT (NYSE: VNO; member of the S&P 500 Index). As of September 30, 2016, Vornado Realty Trust owned (wholly, or partially through joint ventures) more than 20.2 million square feet across 36 office properties in Manhattan and had a total enterprise value of approximately $32 billion. Vornado Realty Trust’s Manhattan office portfolio has been over 95.0% occupied over the last 10 years.

The Property. The 350 Park Avenue property is a 30-story, 570,784 square foot, Class A office tower located in Manhattan’s Plaza District, or more specifically the Park Avenue submarket. 350 Park Avenue encompasses the entire westerly block-front on Park Avenue between East 51st Street and East 52nd Street. The 350 Park Avenue property is located approximately a half mile from Grand Central Terminal. The 350 Park Avenue property was built in 1961 and was acquired by the loan sponsor in 2006 for approximately $540.0 million. Since acquiring the 350 Park Avenue property, the loan sponsor has invested more than $20.0 million in structural and non-structural capital improvements, including lobby and common area renovations, new windows and the installment of landscaped terraces on the setbacks of the 16th and 18th floors. The office component (excluding 12,283 square feet of storage space) represents 541,352 square feet, and is 100.0% occupied. The 350 Park Avenue property also includes 17,144 square feet of ground floor retail space, which is currently 84.1% occupied by three tenants. The remaining 2,720 square feet of ground floor retail space is currently leased by Valley National Bank, which is dark but paying rent and excluded from occupancy and the underwriting analysis. As of November 1, 2016, total occupancy at the 350 Park Avenue property was 99.1%.

Approximately 21.8% of the net rentable area at the 350 Park Avenue property is occupied by investment grade tenants such as Manufacturer & Traders Trust Company, Fidelity Investments and AT&T Wireless, that contribute a combined 23.9% of underwritten total rent.

Four of the top tenants have executed multiple renewal and expansion options. Manufacturers & Traders Trust Company, the second largest tenant by underwritten base rent, occupies 102,622 square feet and renewed its lease for an additional 10 years in 2013 and has occupied space in the building since 1993. CITCO Holdings, the third largest tenant by underwritten base rent, leases 14,825 square feet, sub-leases an additional 20,038 square feet of space from Ziff Brothers Investments, L.L.C. (“ZBI”) on the 13th floor and has executed a lease for the penthouse suite (8,039 square feet) for $160 per square foot starting in November 2017. Fidelity Investments has occupied both its retail and office space since 1986 and AT&T Wireless (“AT&T”) has occupied its retail space in the building since 2000.

A-3-16

Annex A-3	JPMDB 2017-C5

350 Park Avenue

ZBI, the largest tenant at the 350 Park Avenue property, currently leases 287,030 square feet, representing approximately 50.3% of rentable square feet at the 350 Park Avenue property, and subleases approximately 55.3% of its space to seven tenants (See “Subleasing” table below). ZBI occupies floors 2-4 and parts of floor 7 and 12 along with lower level storage. ZBI subleases part of floors 7 and 12 and all of floors 10, 11 and 13-16. The ZBI subleases are scheduled to expire on March 31, 2021, with no renewal options.

Subleasing(1)
				Sublease		ZBI
Subtenant	Floor	Lease Expiration	Square Feet(1)	UW Base Rent	UW Base Rent PSF	UW Base Rent(2)	UW Base Rent PSF
Egon-Zehnder International	7	2021	14,028	$1,052,100	$75.00	$1,402,800	$100.00
Citadel	10	2021	32,893	2,466,975	75.00	2,368,296	72.00
Raymond James	11 & 12	2021	38,660	2,899,500	75.00	2,493,570	64.50
CITCO (USA) Holdings Inc.	13	2021	20,038	1,502,850	75.00	1,292,451	64.50
Security Benefit Corporation	14	2021	21,485	1,611,375	75.00	1,385,783	64.50
Square Mile Capital	15	2021	21,485	1,568,405	73.00	2,664,140	124.00
Wafra Investment	16	2021	10,258	810,382	79.00	1,271,992	124.00
Total / Wtd. Avg.			158,847	$11,911,587	$74.99	$12,879,032	$81.08
(1)	Square Feet in the chart above represent re-measured square feet at the time of the respective sublease.
(2)	ZBI’s base rent is calculated by multiplying UW Base Rent per square foot by the subleased square feet.

As of November 1, 2016, the 350 Park Avenue property is 99.1% leased by 54 tenants. The largest tenant, ZBI, occupies 50.3% of net rentable area through April 30, 2021. ZBI is a hedge fund that was founded in 1992 and is the investment vehicle of the Ziff family. The parent company of ZBI is Ziff Brothers Investments Inc. The firm seeks to invest in various securities including equities, debt, real estate, commodities, private equity and hedge funds. ZBI leases 287,030 square feet (including 4,384 square feet of storage) under its lease that is scheduled to expire in April 2021. ZBI first took occupancy at the property in 2005 (107,630 square feet) and since then expanded several times. ZBI subleases approximately 55.3% of its space (158,847 square feet) to seven tenants as described above.

The second largest tenant, Manufacturers & Traders Trust Company, rated A2/A/A by Moody’s, S&P and Fitch, respectively, occupies 18.0% of net rentable area through March 31, 2023. Manufacturers & Traders Trust Company is the parent company of M&T Bank, a regional bank founded more than 150 years ago. M&T Bank is headquartered in Buffalo, New York but has operations in New York City. Manufacturers & Traders Trust Company is the second largest tenant at the property (by square feet and base rent) and recently renewed its lease for a 10-year term in 2013. The bank originally moved into the building in 1993.

The third largest tenant, Egon-Zehnder International, occupies 4.6% of net rentable area through May 31, 2022. Egon-Zehnder International provides board advisory, CEO and leadership succession planning, executive search and assessment, and leadership development services. The company was founded in 1964 and is based in New York, New York with offices and consultants in Africa, the Americas, the Asia Pacific, Europe, and the Middle East. Egon-Zehnder International has been a tenant at the property since 1997.

Historical and Current Occupancy(1)
2007	2008	2009	2010	2011	2012	2013	2014	2015	Current(2)
99.3%	96.9%	95.3%	92.5%	95.4%	96.1%	99.0%	99.4%	100.0%	99.1%
(1)	Historical occupancies are as of December 31 of each respective year.
(2)	Current Occupancy is as of November 1, 2016. Current occupancy includes 8,039 square feet of space for which CITCO Holdings has executed a lease but has not yet taken occupancy or begun paying rent. The 8,039 square feet is occupied by Peconic Partners LLC, which is expected to vacate in August 2017, and CITCO Holdings is expected to take occupancy and begin paying rent in November 2017. In addition to this 8,039 square feet, CITCO Holdings directly leases 14,825 square feet and subleases 20,038 square feet. We cannot assure you that this tenant will take occupancy or begin paying rent as anticipated or at all. Current Occupancy also excludes Valley National Bank (2,720 square feet) which is dark but paying rent.

The 350 Park Avenue property is located on the westerly block front of Park Avenue between 51st and 52nd Streets. The 350 Park Avenue Property is located in the Plaza District, or more specifically the Park Avenue office submarket. The Plaza District is generally bounded by 47th Street to the south and 65th Street to the north and from Avenue of the Americas to Park Avenue.

According to the appraisal, the average direct primary, Class A, asking rental rate in the four Plaza District statistical areas averaged $100.35 per square foot in the third quarter of 2016, higher than the direct primary Midtown average of $88.27 per square foot. The direct vacancy rate for Class A space in the Plaza District statistical areas was 8.7% in the third quarter of 2016, compared to the direct Midtown Class A vacancy rate of 8.5%.

A-3-17

Annex A-3	JPMDB 2017-C5

350 Park Avenue

The appraisal identified six directly comparable office properties, which are summarized below.

Competitive Set(1)
Property	Office Area (NRA)	Direct Available SF	Sublease Available SF	% Occupied (Direct)	% Occupied Total
200 Park Avenue	2,254,274	12,352	13,535	99.5%	98.9%
277 Park Avenue	1,529,945	35,420	0	97.7%	97.7%
300 Park Avenue	690,800	0	0	100.0%	100.0%
320 Park Avenue	716,683	58,710	4,516	91.8%	91.2%
345 Park Avenue	1,600,519	0	0	100.0%	100.0%
399 Park Avenue	1,250,000	48,859	97,308	96.1%	88.3%
Total / Wtd. Avg.	8,042,221	155,341	155,359	98.1%	96.7%
(1)	Source: Appraisal.

The following table presents certain information relating to comparable office leasing for the 350 Park Avenue property:

Office Lease Comparables(1)
Address	Tenant	Lease Date	SF	Floor	Term (yrs)	Actual Base Rent PSF	Free Rent (mos)	TI PSF	Effective Rent PSF	Adjusted Rent PSF(1)
500 Park Avenue	The Georgetown Company	Sep-2016	18,795	10	12	$86.50	12	$100.00	$83.17	$87.33
399 Park Avenue	Epoch Investments	Sep-2016	5,843	32 (Partial)	6	$95.00	6	$20.00	$109.58	$98.63
280 Park Avenue	Ruton Capital Management	Jul-2016	8,941	20	10	$115.00	6	$100.00	$116.75	$110.91
300 Park Avenue	EnTrustPermal	Jul-2016	18,909	16 (Partial)	8	$72.50	8	$30.00	$79.27	$83.23
399 Park Avenue	Morgan Stanley	Jul-2016	110,025	12, 23, 24	10	$108.50	10	$90.00	$107.31	$112.67
505 Park Avenue	Spurrier Capital	Jun-2016	9,404	16	10	$74.00	6	$75.00	$76.20	$83.82
499 Park Avenue	M. Safria & Co.	Jun-2016	22,606	10, 11	5	$92.00	3	$55.00	$106.80	$101.46
277 Park Avenue	Visa	Apr-2016	24,618	50	10	$116.00	11	$75.00	$115.47	$109.69
299 Park Avenue	UBS	Mar-2016	117,996	8, 9, 24, 25	13.50	$87.50	12	$70.00	$86.76	$91.10
430 Park Avenue	Withers Bergman	Mar-2016	4,110	8 (Partial)	11	$75.00	8	$62.50	$77.05	$80.90
(1)	Source: Appraisal. Reflects appraisal’s adjustments to rent for various economic factors.

The following table presents certain information relating to comparable retail leasing for the 350 Park Avenue property:

Retail Lease Comparables(1)
Address	Tenant	Lease Date	SF	Floor	Term (yrs)	Actual Base Rent PSF	Free Rent (mos)	TI PSF	Effective Rent PSF	Adjusted Rent PSF(1)
374 Park Avenue	Union Bank	Sep-2016	3,330	Grade	10	$365.00	6	$0.00	$365.00	$365.00
475 Park Avenue	Macklowe Gallery	Sep-2016	2,500	Grade	10	$235.00	6	$0.00	$235.00	$270.25
475 Park Avenue	Forum Gallery	Sep-2016	3,240	Grade	10	$235.00	6	$0.00	$235.00	$258.50
7 E. 53rd Street	Le Pain Quotidien	Jun-2016	3,100	Grade	12	$185.00	6	$0.00	$185.00	$185.00
142 East 49th Street	Blo Dry Bar	Mar-2016	542	Grade	10	$140.00	6	$0.00	$140.00	$161.00
505 Park Avenue	Workshop	Sep-2015	600	Grade	10	$300.00	6	$0.00	$300.00	$270.00
320 Park Avenue	Little Beet	Sep-2015	3,400	Grade	10	$150.00	6	$0.00	$150.00	$157.50
485 Park Avenue	Seaman Schepps Jewelry	Apr-2015	1,000	Grade	5	$275.00	0	$0.00	$302.50	$347.88
(1)	Source: Appraisal. Reflects the appraisal’s adjustments to rent for various economic factors.

A-3-18

Annex A-3	JPMDB 2017-C5

350 Park Avenue

Tenant Summary(1)
Tenant	Ratings(2) Moody’s/S&P/ Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
Ziff Brothers Investments, L.L.C.(3)	NA / NA / NA	287,030	50.3%	$86.39	46.6%	4/30/2021
Manufacturers & Traders Trust Company(4)	A2 / A / A	102,622	18.0%	$86.31	16.6%	3/31/2023
Egon-Zehnder International(5)	NA / NA / NA	26,300	4.6%	$66.00	3.3%	5/31/2022
CITCO (USA) Holdings Inc.(6)	NA / NA / NA	22,864	4.0%	$122.94	5.3%	6/30/2028
MFA Financial Inc	NA / NA / NA	21,014	3.7%	$120.00	4.7%	6/30/2020
Fidelity Investments(7)	A2 / A+ / A+	19,305	3.4%	$122.31	4.4%	Various
United States Steel Corp.	Caa1 / B / B-	16,921	3.0%	$80.00	2.5%	4/30/2020
Marshall Wace North America(8)	NA / NA / NA	14,871	2.6%	$113.63	3.2%	8/31/2024
Kissinger Associates Inc.(9)	NA / NA / NA	11,610	2.0%	$95.47	2.1%	12/31/2019
AT&T Wireless	Baa1 / BBB+ / A-	2,675	0.5%	$571.16	2.9%	3/31/2021
(1)	Based on the underwritten rent roll.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(3)	ZBI subleases 158,847 square feet of space to seven tenants. See the table entitled “Subleasing” above. ZBI has two, five-year renewal options upon satisfaction of certain minimum occupancy requirements, including ZBI (not subtenants) occupying at least 65% of its leased premises.

(4)	Manufacturers & Traders Trust Company has one, five-year or one, 10-year renewal option upon satisfaction of certain minimum occupancy requirements, including Manufacturers & Traders Trust Company occupying two full floors of its leased premises, comprising at least 69,788 square feet of its leased premises.

(5)	Egon-Zehnder International subleases an additional 14,028 square feet from ZBI.

(6)	CITCO Holdings has executed a lease for 8,039 square feet (included in the Net Rentable Area (SF) noted in the chart above) that is scheduled to commence November 1, 2017 and is expected to take occupancy and begin paying rent on November 1, 2017. Peconic Partners LLC currently occupies this space and is expected to vacate in August 2017. We cannot assure you that this tenant will take occupancy or begin paying rent at all. CITCO Holdings has also executed a renewal for 3,952 square feet of storage space (included in the Net Rentable Area (SF) in the chart above) at $30 per square foot scheduled to commence in March 2018. CITCO Holdings has one, five-year renewal option upon satisfaction of certain minimum occupancy requirements, including CITCO Holdings occupying at least 75% of its leased premises.

(7)	Fidelity Investments leases 10,300 square feet of in-line space ($133.10 per square foot) scheduled to expire on July 31, 2019, 8,105 square feet of office space ($112.00 per square foot) scheduled to expire on July 31, 2024 and 900 square feet of storage space ($24.20 per square foot) scheduled to expire on July 31, 2019. With regards to the 8,105 square feet of office space, scheduled to expire on July 31, 2024, Fidelity Investments has a one-time right to terminate its lease on July 31, 2019, with notice given before July 31, 2018 and payment of a termination fee. Fidelity Investments has one, five-year renewal option applicable to 10,300 square feet of retail space and 900 square feet of storage space expiring July 31, 2019.

(8)	Marshall Wace North America has one, five-year renewal option upon satisfaction of certain minimum occupancy requirements, including Marshall Wace North America occupying 100% of its leased premises.

(9)	If Dr. Henry Kissinger dies or becomes incapacitated, Kissinger Associates Inc. has the option to terminate its lease.

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	5,050	0.9%	NAP	NAP	5,050	0.9%	NAP	NAP
2017 & MTM	1	8,105	1.4	$851,025	1.6%	13,155	2.3%	$851,025	1.6%
2018	1	1	0.0	0	0.0	13,156	2.3%	$851,025	1.6%
2019	8	26,550	4.7	2,912,367	5.5	39,706	7.0%	$3,763,392	7.1%
2020	2	37,935	6.6	3,875,360	7.3	77,641	13.6%	$7,638,752	14.3%
2021	19	289,705	50.8	26,325,681	49.5	367,346	64.4%	$33,964,433	63.8%
2022	2	31,675	5.5	2,353,925	4.4	399,021	69.9%	$36,318,358	68.2%
2023	3	104,071	18.2	9,102,292	17.1	503,092	88.1%	$45,420,651	85.3%
2024	5	22,978	4.0	2,658,223	5.0	526,070	92.2%	$48,078,874	90.3%
2025	0	0	0.0	0	0.0	526,070	92.2%	$48,078,874	90.3%
2026	5	20,582	3.6	2,346,927	4.4	546,652	95.8%	$50,425,801	94.7%
2027	0	0	0.0	0	0.0	546,652	95.8%	$50,425,801	94.7%
2028 & Beyond	8	24,132	4.2	2,810,787	5.3	570,784	100.0%	$53,236,588	100.0%
Total	54	570,784	100.0%	$53,236,588	100.0%
(1)	Based on the underwritten rent roll.
(2)	Certain tenants may have termination or contraction options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in this lease rollover schedule.

A-3-19

Annex A-3	JPMDB 2017-C5

350 Park Avenue

Operating History and Underwritten Net Cash Flow
	2013	2014	2015	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents In Place(3)	$44,227,791	$47,984,569	$49,274,645	$50,829,469	$53,236,588	$93.27	87.2%
Vacant Income	0	0	0	0	816,466	1.43	1.3
Gross Potential Rent	$44,227,791	$47,984,569	$49,274,645	$50,829,469	$54,053,053	$94.70	88.6%
Total Reimbursements	4,532,222	5,178,933	5,887,822	6,306,496	6,975,239	12.22	11.4
Net Rental Income	$48,760,013	$53,163,502	$55,162,467	$57,135,965	$61,028,292	$106.92	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(3,075,956)	(5.39)	(5.0)
Other Income(4)	299,864	700,304	924,299	490,830	490,830	0.86	0.8
Effective Gross Income	$49,059,877	$53,863,805	$56,086,766	$57,626,795	$58,443,166	$102.39	95.8%

Total Expenses	$19,398,319	$20,957,359	$21,560,422	$22,164,572	$22,786,342	$39.92	39.0%

Net Operating Income	$29,661,558	$32,906,446	$34,526,344	$35,462,223	$35,656,824	$62.47	61.0%

Total TI/LC, Capex/RR	0	0	0	0	633,312	1.11	1.1
Net Cash Flow	$29,661,558	$32,906,446	$34,526,344	$35,462,223	$35,023,512	$61.36	59.9%
(1)	TTM column represents the trailing 12-month period ending on October 31, 2016.

(2)	% column represents percentage of Net Rental Income for all revenue lines and represents percentage of Effective Gross Income for the remainder of the fields.

(3)	Rents in Place include contractual rents as of November 2016, contractual rent steps through January 2018, rents from CITCO Holdings for 8,039 square feet of space for which they are expected to take occupancy and begin paying rent beginning November 2017 and the net present value of future contractual rent steps for investment grade tenants through the end of their lease terms.

(4)	Other Income includes tenant service recoveries and miscellaneous revenue.

Property Management. The 350 Park Avenue property is managed by Vornado Office Management, LLC a borrower affiliate.

Escrows and Reserves. At loan origination, the borrower deposited $1,413,328 into a free rent reserve account and $1,829,270 into a rollover reserve account.

Tax Escrows - During the continuance of a Trigger Period (as defined below) or Ziff Reserve Period (as defined below) (unless in the case of a Ziff Reserve Period, funds in the Ziff reserve account equal or exceed the Ziff Reserve Cap (as defined below)), on a monthly basis the borrower is required to deposit reserves of 1/12 of the estimated annual real estate taxes.

Insurance Escrows - During the continuance of a Trigger Period or Ziff Reserve Period (unless in the case of a Ziff Reserve Period, funds in the Ziff reserve account equal or exceed the Ziff Reserve Cap) and provided that an acceptable blanket policy is no longer in place, on a monthly basis the borrower is required to escrow 1/12 of annual insurance premiums.

Replacement Reserves - During the continuance of a Trigger Period or Ziff Reserve Period (unless in the case of a Ziff Reserve Period, funds in the Ziff reserve account equal or exceed the Ziff Reserve Cap), on a monthly basis, the borrower is required to escrow $9,513 ($0.20 per square foot annually) into a replacement reserve subject to a cap of $228,314.

TI/LC Reserves - During the continuance of a Trigger Period or Ziff Reserve Period (unless in the case of a Ziff Reserve Period, funds in the Ziff reserve account equal or exceed the Ziff Reserve Cap), on a monthly basis the borrower is required to escrow $95,131 ($2.00 per square foot annually) into the tenant improvements and leasing commissions reserve subject to a cap of $2,283,136 (excluding the initial deposit amount of $1,829,270).

In addition, on each due date during the continuance of a Ziff Reserve Period (unless in the case of a Ziff Reserve Period, funds in the Ziff reserve account equal or exceed the Ziff Reserve Cap), the related loan documents require the borrower to deposit into the Ziff reserve account all excess cash flow after payment of debt service, required reserves and operating expenses capped (the “Ziff Reserve Cap”) at an amount equal to the sum of (x) the product of (a) $85.46, multiplied by (b) the aggregate amount of leasable square feet in the space that has not been demised under a lease renewal or replacement leases in accordance with the loan documents, plus (y) the lesser of (a) the remaining unpaid actual out-of-pocket tenant allowance and tenant improvement costs, leasing commissions and other expenses in respect of such lease renewal or replacement leases and (b) $85.46 multiplied by the aggregate amount of leasable square feet in the space demised under a lease renewal or replacement leases in accordance with the loan documents minus all actual out-of-pocket tenant allowance and tenant improvement costs, leasing commissions and other expenses previously disbursed in respect of such lease renewals or replacement leases, provided, that in no event may the Ziff Reserve Cap exceed $25,000,000.

A-3-20

Annex A-3	JPMDB 2017-C5

350 Park Avenue

A “Trigger Period” means any period (i) after an event of default under the related loan documents until cured, (ii) after the borrower’s failure to deliver any quarterly or annual report and such failure remains uncured for 10 business days after the borrower receives written notice of such failure until such reports are delivered or (iii) upon the 12-month debt yield as calculated under the related loan documents being less than 7.25% for two consecutive fiscal quarters until the 350 Park Avenue property achieves a 12-month debt yield of at least 7.25% for two consecutive fiscal quarters as reasonably determined by the lender or upon the borrower’s delivery to the lender of cash collateral, a letter of credit or a guaranty from a qualified guarantor to achieve a debt yield equal to 7.25%.

A “Ziff Reserve Period” is a period commencing on the due date in October 2019 if the lease with Ziff Brothers Investments, L.L.C. has not been renewed and generally terminating upon (a) the borrower’s entering into a lease renewal or replacement leases meeting certain conditions contained in the loan documents or the trailing 12-month debt yield as of the end of the most recent fiscal quarter is at least 7.25% and (b) the amount in the applicable reserve account being at least equal to the lesser of (x) the remaining unpaid actual out-of-pocket tenant allowance and tenant improvement costs, leasing commissions and other expenses in respect of such lease renewal or replacement leases and (y) $85.46 multiplied by the aggregate amount of leasable square feet in the space demised under a lease renewal or replacement leases in accordance with the loan documents minus all actual out-of-pocket tenant allowance and tenant improvement costs, leasing commissions and other expenses previously disbursed in respect of such lease renewal or replacement leases.

Lockbox / Cash Management. The 350 Park Avenue loan is structured with a hard lockbox and springing cash management. The related loan documents require the borrower to direct tenants to pay rent directly to a lender-controlled lockbox account and require that all other money received by the borrower or the property manager with respect to the 350 Park Avenue property be deposited into such lockbox account by the end of the first business day following receipt. For so long as no Trigger Period or Ziff Reserve Period is continuing, funds deposited into the lockbox account are required to be swept into the borrower’s operating account on a daily basis. During the continuance of a Trigger Period or Ziff Reserve Period, all funds in the lockbox account are required to be swept into a lender-controlled cash management account on a daily basis; provided that if there is a Ziff Reserve Period but no Trigger Period, and the amount in the Ziff reserve account equals or exceeds the Ziff Reserve Cap, then all funds deposited into the lockbox account are required to be swept into the borrower’s operating account on a daily basis. On each due date during the continuance of a Trigger Period or Ziff Reserve Period (unless in the case of a Ziff Reserve period, the amount in the Ziff reserve account equals or exceeds the Ziff Reserve Cap) or, at the lender’s discretion, during an event of default under the 350 Park Avenue loan, the related loan documents require that all amounts on deposit in the cash management account be used to pay debt service, required reserves and operating expenses, and that all remaining amounts be reserved in an excess cash flow reserve account (unless there is a Ziff Reserve Period then in effect and funds in the Ziff reserve account equal or exceed the Ziff Reserve Cap, in which case the excess amounts will be distributed to the borrower).

A-3-21

Annex A-3	JPMDB 2017-C5

Prudential Plaza

A-3-22

Annex A-3	JPMDB 2017-C5

Prudential Plaza

A-3-23

Annex A-3	JPMDB 2017-C5

Prudential Plaza

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GACC	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$65,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$65,000,000	Property Type - Subtype:	Office - CBD
% of Pool by IPB:	6.2%	Net Rentable Area (SF):	2,269,632
Loan Purpose:	Refinance	Location:	Chicago, IL
Borrower:	SL PRU LLC	Year Built / Renovated:	1955, 1990 / 1990, 2014-2015
Sponsors:	Michael Silberberg and Mark	Occupancy(3):	77.1%
	Karasick	Occupancy Date:	11/30/2016
Interest Rate:	4.61000%	Number of Tenants:	131
Note Date:	7/30/2015	2013 NOI:	$22,042,511
Maturity Date:	8/6/2025	2014 NOI:	$21,430,754
Interest-only Period:	48 months	2015 NOI(4):	$21,153,848
Original Term:	120 months	TTM NOI (11/2016)(4):	$26,562,892
Original Amortization:	360 months	UW Economic Occupancy:	79.6%
Amortization Type:	IO-Balloon	UW Revenues:	$70,131,390
Call Protection(2):	L(35),Def(79),O(6)	UW Expenses:	$32,570,196
Lockbox / Cash Management:	Hard / In-Place	UW NOI(3)(4):	$37,561,194
Additional Debt:	Yes	UW NCF:	$33,902,628
Additional Debt Balance:	$350,000,000	Appraised Value / Per SF:	$700,000,000 / $308
Additional Debt Type:	Pari Passu	Appraisal Date:	7/20/2016

Escrows and Reserves(5)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$183
Taxes:	$7,572,461	$1,134,682	N/A	Maturity Date Loan / SF:	$164
Insurance:	$697,045	$82,759	N/A	Cut-off Date LTV:	59.3%
Replacement Reserves:	$1,338,519	$47,671	N/A	Maturity Date LTV:	53.2%
TI/LC:	$554,171	$0	N/A	UW NCF DSCR:	1.33x
Other:	$19,935,546	$236,236	N/A	UW NOI Debt Yield:	9.1%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan(1)	$415,000,000	100.0%	Payoff Existing Debt	$327,845,504	79.0%
			Upfront Reserves	73,309,474	17.7
			Working Capital	10,819,980	2.6
			Closing Costs	3,025,042	0.7
Total Sources	$415,000,000	100.0%	Total Uses	$415,000,000	100.0%
(1)	The Prudential Plaza loan is part of a whole loan evidenced by eight pari passu notes with an aggregate original principal balance of $415.0 million. The Financial Information presented in the chart above reflects the Prudential Plaza Whole Loan Cut-off Date balance of $415.0 million.
(2)	On July 26, 2016, the holder of the non-controlling Note A-3-1, together with the other non-controlling pari passu companion notes (the “REMIC Election Notes”) made a REMIC election with respect to the REMIC Election Notes. As such, the defeasance lockout period for the Prudential Plaza Whole Loan will continue through the first business day after July 26, 2018. For additional information regarding the REMIC Election Notes, see “Material Federal Income Tax Considerations” in the Preliminary Prospectus.
(3)	Occupancy and UW NOI include approximately 6.9% of net rentable area leased to tenants that have signed leases but have yet to take occupancy at the Prudential Plaza property.
(4)	The approximate $11.0 million increase in UW NOI from TTM NOI is due to (i) approximately $11.1 million attributable to leases that are signed but have not yet commenced, (ii) approximately $1.0 million in step rents taken through January 2018, (iii) approximately $0.2 million in rent credit relating to investment grade tenants on long term leases, (iv) approximately $0.5 million representing the differential between the underwritten management fee cap of $1.0 million against the most recent management fee of approximately $1.5 million, (v) $5.9 million in rent abatements that were effective in the trailing 12 months ending November 2016 and (vi) a reduction of $7.4 million in rents attributable to expiring leases.
(5)	Initial Escrows and Reserves represent reserve balances as of January 9, 2017. For a description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

A-3-24

Annex A-3	JPMDB 2017-C5

Prudential Plaza

The Loan. The Prudential Plaza loan is secured by a first mortgage lien on the borrower’s fee interest in two Class A office towers totaling 2,269,632 square feet, located in Chicago, Illinois. The whole loan has an outstanding principal balance as of the Cut-off Date of $415.0 million (the “Prudential Plaza Whole Loan”) and is comprised of eight pari passu notes, each as described below. Note A-4-2 with a balance of $65.0 million is being contributed to the JPMDB 2017-C5 Trust. Note A-1 was contributed to the COMM 2015-CCRE26 trust and is the controlling note under the related co-lender agreement, the rights of which will be exercised by the related trustee (or, prior to the occurrence and continuance of a control termination event under the related pooling and servicing agreement, by the related directing certificateholder). However, the JPMDB 2017-C5 Trust will be entitled, under certain circumstances, to be consulted with respect to certain major decisions. The Prudential Plaza Whole Loan has a 10-year term and subsequent to a 48 month interest only period, will amortize on a 30-year schedule. The most recent prior financing of the Prudential Plaza property was included in the JPMCC 2006-LDP7 and JPMCC 2006-CB16 securitizations.

Whole Loan Summary
	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$115,000,000	$115,000,000	COMM 2015-CCRE26	Yes
A-2-1	50,000,000	50,000,000	CD 2016-CD1	No
A-2-2 and A-3-3	75,000,000	75,000,000	CD 2016-CD2	No
A-3-1	40,000,000	40,000,000	COMM 2016-COR1	No
A-3-2 and A-4-1	70,000,000	70,000,000	CD 2017-CD3	No
A-4-2	65,000,000	65,000,000	JPMDB 2017-C5	No
Total	$415,000,000	$415,000,000

The Borrower. The borrowing entity for the Prudential Plaza Whole Loan is SL PRU LLC, a Delaware limited liability company and special purpose entity.

The Loan Sponsor. The loan sponsor and nonrecourse carve-out guarantors are Michael Silberberg and Mark Karasick (the “Guarantors”), on a joint and several basis.

Michael Silberberg is a principal of Berkley Properties, LLC, a privately owned real estate holding company that acquires, renovates and manages hotels, offices, retail and multifamily properties in the Northeast. Additionally, directly or through affiliated companies, Berkley Properties, LLC has holdings in New York, New Jersey, Illinois, Alabama, Tennessee and Texas. Berkley Properties, LLC is headquartered in New York City.

Mark Karasick is a principal of the 601W Companies (“601W”). 601W manages private real estate acquisition, ownership, development and management portfolios. Since its founding more than 15 years ago, 601W has acquired a number of commercial properties throughout the country, totaling 24 million square feet with a collective value in excess of $5.0 billion. At 601W, Mark Karasick leads the acquisition, development and management of the 601W real estate portfolio.

Michael Silberberg and Mark Karasick have worked on numerous transactions in the Chicago central business district. In 2010, Berkley Properties, LLC purchased, and later sold, 180 North La Salle Street in the East Loop submarket and 601W is currently holding 550 West Jackson Avenue, an approximately 400,000 square feet office property in the West Loop submarket. The Guarantors also purchased the Aon Center, a 2.7 million square feet office building located adjacent to the Prudential Plaza property in October 2015 for $712 million ($260 per square foot).

The Prudential Plaza property was acquired by the prior owner (the “Prior Owner”) in 2006 for $525 million ($231 per square foot), which Prior Owner was owned and controlled by sponsorship unaffiliated with the Guarantors (the “Prior Sponsorship”). The Prudential Plaza property was previously collateral for a $410.0 million first mortgage (the “Prior Loan”), which was deposited in equal portions in the JPMCC 2006-LDP7 and JPMCC 2006-CB16 securitization trusts (together, the “Prior Securitization”) and an affiliate of the borrower under the Prior Loan also obtained a $60.0 million original principal balance mezzanine loan from an affiliate of Northstar. In 2012, the Prior Loan was transferred into special servicing as a result of impending lease expirations with two major tenants totaling approximately 19.0% of the total net rentable area, which tenants ultimately vacated the Prudential Plaza property.

A-3-25

Annex A-3	JPMDB 2017-C5

Prudential Plaza

The Guarantors reached an agreement with the Prior Sponsorship for an equity recapitalization. In June 2013, the Guarantors and the Prior Securitization special servicer agreed to bifurcate the $410.0 million Prior Loan into a $336 million A-note and a $74 million B-note (hope note). As part of the loan modification, the Guarantors took control of the Prudential Plaza property and the Prior Owner and contributed $76.5 million of new equity into the property (while the Prior Sponsorship retained a minority non-controlling interest). In addition, as part of such agreement, the N-Star CDO VIII securitization, as the holder of the $60 million original principal balance mezzanine loan, agreed to modify its mezzanine loan to require payments to be made only from excess cash flow remaining following the payment of amounts then due under the Prior Loan, and a Northstar affiliate agreed to contribute $8.5 million of new equity into the Prudential Plaza property. The Guarantors and the mezzanine lender then allocated amounts payable under the modified mezzanine loan to the contributors of the new equity.

In connection with the origination of the Prudential Plaza Whole Loan, (i) the lender under the Prior Securitization accepted $336 million (a portion of the proceeds of the Prudential Plaza Whole Loan) in satisfaction of the Prior Loan, (ii) the hope note was cancelled without repayment and (iii) the mezzanine lender entered into a standstill agreement with GACC pursuant to which it agreed to terminate the existing mezzanine loan pledge. Additionally, the standstill agreement provides that no exercise of remedies may be undertaken under the unsecured mezzanine loan until the Prudential Plaza Whole Loan is fully satisfied, and the mezzanine lender agreed that during any event of default or Trigger Period (as defined below) no payments may be made on the unsecured mezzanine loan.

On February 24, 2016, the trustees of the Prior Securitization filed suit in the United States District Court for the Southern District of New York against the Guarantors and the Prior Owner alleging, among other things, that the defendants engaged in fraud, willful misconduct and intentional misrepresentation by failing to provide complete and accurate information regarding prospective leasing activity relating to the Prudential Plaza property in connection with the preparation of an appraisal used in connection with the calculation of the discounted payoff amount. The current borrower under the Prudential Plaza Whole Loan is not named as a defendant in the suit. For more information regarding the litigation, see “Description of the Mortgage Pool–Litigation and Other Considerations” in the Preliminary Prospectus.

The Property. The Prudential Plaza property consists of two Class A office towers, One Prudential Plaza and Two Prudential Plaza, totaling 2,269,632 square feet located in Chicago, Illinois. One Prudential Plaza is a 41-story, 1,273,204 square foot building that was built in 1955 and renovated in 1990 and again in 2014-2015. Two Prudential Plaza is a 64-story, 996,428 square foot building that was completed in 1990. The two towers are connected by a public mezzanine level that contains approximately 60,000 square feet of restaurant and retail space. The Prudential Plaza property has a tenant base of approximately 131 tenants under 273 leases, including law firms, financial services, technology, media and marketing companies. No tenant accounts for greater than 3.9% of net rentable area. The Prudential Plaza property also features a five-level, 608-space underground parking facility that is run by AMPCO Parking, a third party operator, an underground connection to the Randolph Street commuter rail station, a landscaped one acre plaza and a tenant amenity space on the 11th floor. The tenant amenity space features a 10,000 square foot gym, a tenant lounge and an outdoor rooftop space that includes a bar and an outdoor fireplace and offers unobstructed views of Millennium Park.

In 2014, the Guarantors invested over $30.0 million in capital expenditures and an additional approximately $26.6 million in tenant improvements for building renovations and upgrades to tenant spaces. Major projects included an elevator modernization and cab renovation, window replacements in vacant spaces, a convector replacement, the creation of the tenant amenity space on the 11th floor, exterior lighting renovations and a complete renovation of the lobby. The investments to upgrade the Prudential Plaza property have resulted in positive leasing velocity with 654,767 square feet of leases signed between January 2015 and May 2016. The table below summarizes recent leasing activity at the Prudential Plaza property since October 2014.

A-3-26

Annex A-3	JPMDB 2017-C5

Prudential Plaza

Recent Leasing(1)(2)
Date of Lease Execution	Lease Count	SF	Gross Rent
Oct 2014	2	24,267	$819,054
Nov 2014	1	2,489	80,011
Dec 2014	3	28,471	946,092
Jan 2015	4	44,249	1,241,990
Feb 2015	1	239	6,271
Mar 2015	4	54,103	1,953,948
Apr 2015	4	6,892	134,245
May 2015	3	16,704	621,447
Jun 2015	6	48,139	1,902,909
Jul 2015	11	127,537	4,487,880
Aug 2015	8	63,228	2,359,173
Sep 2015	1	2,319	92,377
Oct 2015	1	577	23,435
Nov 2015	4	35,486	1,325,724
Dec 2015	8	173,316	6,676,301
Jan 2016	0	0	0
Feb 2016	3	28,699	1,514,381
Mar 2016	6	25,758	1,392,647
Apr 2016	1	24,226	955,958
May 2016	2	3,295	162,736
Jun 2016	3	37,541	1,271,534
Jul 2016	1	5,385	212,511
Aug 2016	7	102,560	3,700,809
Sept 2016	0	0	0
Oct 2016	0	0	0
Nov 2016	0	0	0
Dec 2016	0	0	0
Total	84	855,480	$31,881,435
(1)	As provided by the borrower.
(2)	Includes expansions and lease renewals.

Total leasing at the Prudential Plaza property between October 2014 and August 2016 included 855,480 square feet (37.7% of net rentable area) which accounts for approximately $31.9 million in gross rent. This includes 502,390 square feet (22.1% of net rentable area) leased since loan origination in July 2015. Major new leases include Wilson (87,386 square feet, 3.9% of net rentable area), Clark Hill (71,813 square feet, 3.2% of net rentable area), Cision US, Inc. (49,703 square feet, 2.2% of net rentable area), Pandora (32,331 square feet, 1.4% of net rentable area), Chicago Council on Global Affairs (29,035 square feet, 1.3% of net rentable area), University of Chicago (23,710 square feet, 1.0% of net rentable area), Prescient Edge, LLC (23,616 square feet, 1.0% of net rentable area), Textura Corporation (23,374 square feet, 1.0% of net rentable area) and CA Ventures (23,672 square feet, 1.0% of net rentable area).

The Prudential Plaza property is situated immediately north of Millennium Park and one block east of Michigan Avenue, a major north-south roadway in Chicago. The Prudential Plaza property is accessible via Interstate 90/94 from the west, Lake Shore Drive from the east and Wacker Drive. The Prudential Plaza property also has pedestrian access via underground pedestrian corridors that provide direct access to neighboring hotels, department stores, office buildings and cultural attractions throughout the city of Chicago.

As of November 30, 2016, the Prudential Plaza property is 77.1% occupied by 273 tenants. The largest tenant, Wilson Sporting Goods Co. (“Wilson”), occupies 3.9% of net rentable area through December 2029. Wilson manufactures sporting goods for nearly every major sport through its Wilson, Louisville, Demarini and Atec brands. The company offers its products through dealers in the United States and internationally. Founded in 1913 and based in Chicago, Illinois, Wilson has locations in the United States, Mexico/Latin America, Brazil, Germany, Spain, France, Italy, the United Kingdom, Australia, Japan and Korea. As of March 1989, Wilson operates as a subsidiary of Amer Sports Corp., which guaranties the lease. Upon taking occupancy of its space, the Prudential Plaza property will serve as the headquarters of the company. Wilson has one five-year renewal option and one termination option effective December 31, 2026 with 15 months’ notice, subject to payment of a termination fee equal to the unamortized leasing costs amortized at a rate of 8% per year. Wilson will be entitled to rent abatement on the first month of each year during the lease term. Neither the gap period prior to commencement of such lease nor such rent abatement periods have been reserved for.

A-3-27

Annex A-3	JPMDB 2017-C5

Prudential Plaza

The second largest tenant, Optiver US LLC (“Optiver”), occupies 3.3% of net rentable area through April 2023. Optiver engages in the trading of stocks, futures, and options. Optiver was founded in 1999, and has its US headquarters in Chicago, Illinois. Optiver is a subsidiary of Optiver Holding B.V., a global electronic market maker. Optiver Holdings B.V. was founded in 1986, and has over 750 employees in over 40 different nations. The company focuses on on-screen liquidity, covering listed derivatives, cash equities, ETF’s, bonds, and foreign exchange. Optiver has been at the property since 2008 and recently signed a new lease to take additional space on the 14th floor (approximately 25,000 square feet with base rent of $20.25 per square foot triple net) previously occupied by McGraw Hill Financial, Inc. Additionally, Optiver has one five-year renewal option remaining and no termination options. Optiver US LLC is entitled to rent abatement from May 2017 to October 2017 and from May 2018 to September 2018, as to which only two months have been reserved for.

The third largest tenant, Clark Hill, occupies 3.2% of net rentable area through December 2032. Clark Hill is an entrepreneurial, full service law firm serving clients in all areas of business legal services, government and public affairs and personal legal services. Clark Hill was founded in 1890 and has over 350 attorneys and legal professionals. The firm’s practice areas include administrative and behavioral healthcare law, corporate restructuring and bankruptcy, estate planning and probate, government and public affairs, insurance and reinsurance, municipal finance, litigation, real estate, white collar criminal defense and economic development services, among others. Clark Hill signed a 15-year lease for 71,813 square feet at the Prudential Plaza property in December of 2015. The Clark Hill lease commenced on January 1, 2017 and the tenant took occupancy of its space at that time. Clark Hill has one five-year renewal option and the option to terminate its lease beginning on the last day of the 10th year of the lease term upon at least 15 months prior written notice, subject to termination fees as set forth in the lease documents. Clark Hill signed a 15-year lease for its space which commenced on January 1, 2017 and has a rent abatement period from January 2017 to July 2017, which has not been reserved for.

The Prudential Plaza property is located in the city of Chicago, Illinois, one block east of North Michigan Avenue in the East Loop office submarket. Located adjacent to Millennium Park, the Prudential Plaza property is within walking distance of numerous dining, shopping and cultural attractions. Notable nearby attractions include The Harold Washington Library, the world’s largest public library, popular downtown theatres, Lyric Opera Goodman Theatre and Adler & Sullivan’s Auditorium Theatre and the Magnificent Mile, one of the world’s premier shopping districts. Several hotels are also in walking distance, including the Palmer House, which is a block from the Prudential Plaza property, a Hilton, Hyatt Regency, Sheraton, the Renaissance, Hotel Blake and the W Hotel, among others.

The East Loop office submarket contains 83 buildings totaling approximately 28.0 million square feet, including 16 Class A buildings totaling approximately 16.6 million square feet. The average quoted rent in the East Loop Class A submarket was $28.06 per square foot as of the third quarter of 2016 and the vacancy was 12.9% in the same period. The East Loop Class A submarket also experienced positive net absorption of 467,653 square feet as of the third quarter of 2016. Additionally, there is no reported new office construction underway or planned in the East Loop submarket. Current activity in the East Loop office sector is continued repositioning of the existing inventory. In July 2015, Kraft Heinz announced that it is moving its corporate headquarters from Northfield, Illinois to the East Loop submarket of Chicago. Kraft Heinz took over approximately 170,000 square feet across five floors in the AON Center, located next door to the Prudential Plaza property, in early 2016.

The appraisal identified a set of six comparable properties in the downtown Chicago area that it considered directly competitive with the Prudential Plaza property. The buildings range from 737,308 to 2,744,552 square feet with an occupancy range of 67% to 96%. Leases signed at the competitive properties range from $17.00 to $31.00 per square foot. The table below summarizes the appraisal’s competitive set.

Competitive Set(1)
Property Name	Year Built	Net Rentable Area (SF)	Occupancy	Recent Leasing (PSF)
Prudential Plaza Property	1955, 1990	2,269,632(2)	77.1%(2)	$23.20(3)
AON Center	1974	2,744,552	90%	$19.50 - $22.50
Illinois Center	1972	2,132,048	75%	$17.50 - $18.50
AMA Plaza	1971	1,141,760	92%	$24.28 - $31.00
Chicago Title and Trust Center I	1992	1,068,877	96%	$18.08 - $30.00
303 East Wacker	1979	859,187	67%	$17.00 - $18.50
Equitable Office Building	1966	737,308	95%	$23.00 - $25.50
Total / Wtd. Avg.(4)		8,683,732	85.5%
(1)	Source: Appraisal dated July 29, 2016.

(2)	Based on the November 30, 2016 underwritten rent roll and includes approximately 6.9% of tenants by net rentable area who may not yet be in occupancy.

(3)	Represents Avg. U/W Base Rent PSF on a triple net basis for the Prudential Plaza property.

(4)	Total/Wtd. Avg. excludes the Prudential Plaza property.

A-3-28

Annex A-3	JPMDB 2017-C5

Prudential Plaza

Historical and Current Occupancy(1)
2013(2)	2014(2)	2015(2)	Current(2)
69.6%	64.0%	68.3%	77.1%
(1)	Historical occupancies are as of December 31 of each respective year.
(2)	Based on the underwritten rent roll dated November 30, 2016.

Tenant Summary(1)
Tenant	Ratings(2) Fitch/Moody’s/S&P	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
Wilson(3)	NA / NA / NA	87,386	3.9%	$22.00	4.6%	12/31/2029
Optiver US LLC(4)	NA / NA / NA	73,779	3.3%	$20.90	3.7%	4/30/2023
Clark Hill(5)	NA / NA / NA	71,813	3.2%	$26.30	4.5%	12/31/2032
Leydig, Voit & Mayer, Ltd.	NA / NA / NA	66,783	2.9%	$25.88	4.2%	9/30/2025
CBS Radio Holdings Corp.(6)	BBB / Baa2 / BBB	63,453	2.8%	$21.65	3.3%	4/30/2028
The Prudential Insurance Company	A- / Baa1 / A	51,646	2.3%	$26.31	3.3%	7/31/2025
McDermott, Will & Emery, LLP	NA / NA / NA	50,178	2.2%	$21.00	2.5%	10/31/2028
Cision US, Inc.	NA / NA / NA	49,703	2.2%	$19.28	2.3%	1/31/2023
Textura Corporation	A+ / A1 / AA-	46,748	2.1%	$23.64	2.7%	8/1/2027
Crossmark Consumer Engagements, LLC	NA / NA / NA	44,463	2.0%	$22.00	2.4%	6/30/2023
(1)	Based on the underwritten rent roll.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(3)	Wilson signed a 12-year lease for its space which commences on January 1, 2018. Wilson has the right to terminate its lease on December 31, 2026 with 15 months’ prior written notice, subject to payment of a termination fee equal to the unamortized leasing costs amortized at a rate of 8% per year. In addition, Wilson will be entitled to a rent abatement on the first month of each year during the lease term. Neither the gap period prior to commencement of such lease nor such rent abatement periods have been reserved for.

(4)	Optiver US LLC is entitled to a rent abatement from May 2017 to October 2017 and from May 2018 to September 2018, for which only two months have been reserved for.

(5)	Clark Hill signed a 15-year lease for its space which commenced on January 1, 2017 and has a rent abatement period from January 2017 to July 2017, which has not been reserved for. The tenant has the right to terminate its lease on December 31, 2026, upon at least 15 months’ prior written notice, subject to a termination fee equal to the then unamortized leasing costs associated with the Clark Hill lease amortized at a rate of 8% per year.

(6)	CBS Radio Holdings Corp. executed an early renewal option for its space on floors 9-11, totaling approximately 63,228 square feet at a higher rent of $22.50 per square feet for an additional 10 years. CBS Radio Holdings Corp. relinquished a portion of its space on the 12th floor (8,068 square feet). Additionally, the tenant has 225 square feet of space that expires on April 30, 2018. CBS has a 50% rent abatement period from May 2018 to December 2019, which has not been reserved for.

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	520,216	22.9%	NAP	NAP	520,216	22.9%	NAP	NAP
2017	18	39,695	1.7	$916,289	2.2%	559,911	24.7%	$916,289	2.2%
2018	43	157,475	6.9	3,522,284	8.5	717,386	31.6%	$4,438,572	10.7%
2019	13	57,943	2.6	1,252,766	3.0	775,329	34.2%	$5,691,338	13.7%
2020	20	56,447	2.5	1,461,324	3.5	831,776	36.6%	$7,152,662	17.2%
2021	27	103,449	4.6	2,565,226	6.2	935,225	41.2%	$9,717,888	23.4%
2022	21	97,607	4.3	2,583,478	6.2	1,032,832	45.5%	$12,301,366	29.6%
2023	29	234,546	10.3	5,006,956	12.1	1,267,378	55.8%	$17,308,322	41.7%
2024	12	54,588	2.4	1,351,648	3.3	1,321,966	58.2%	$18,659,970	44.9%
2025	26	202,902	8.9	5,144,441	12.4	1,524,868	67.2%	$23,804,410	57.3%
2026	17	99,793	4.4	3,416,341	8.2	1,624,661	71.6%	$27,220,751	65.5%
2027	18	200,088	8.8	3,948,700	9.5	1,824,749	80.4%	$31,169,451	75.0%
2028 & Beyond	29	444,883	19.6	10,371,197	25.0	2,269,632	100.0%	$41,540,648	100.0%
Total / Wtd. Avg.	273	2,269,632	100.0%	$41,540,648	100.0%
(1)	Based on the underwritten rent roll.
(2)	Certain tenants may have termination or contraction options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in this lease rollover schedule.

A-3-29

Annex A-3	JPMDB 2017-C5

Prudential Plaza

Operating History and Underwritten Net Cash Flow
	2013	2014	2015	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents In Place(3)	$28,764,554	$28,473,086	$30,025,537	$34,261,798	$41,540,648	$18.30	48.9%
IG Rent Credit	0	0	0	0	232,359	0.10	0.3
Vacant Income	0	0	0	0	17,967,138	7.92	21.2
Gross Potential Rent	$28,764,554	$28,473,086	$30,025,537	$34,261,798	$59,740,145	$26.32	70.3%
Total Reimbursements	20,442,385	18,888,044	20,087,785	21,436,527	25,198,144	11.10	29.7
Net Rental Income	49,206,940	47,361,130	50,113,322	55,698,324	84,938,289	$37.42	100.0%
(Vacancy/Credit Loss)(4)	0	0	0	0	(17,967,138)	(7.92)	(21.2)
Other Income	3,318,520	2,915,164	3,208,355	3,160,239	3,160,239	1.39	3.7
Effective Gross Income	$52,525,460	$50,276,294	$53,321,676	$58,858,563	$70,131,390	$30.90	82.6%
Total Expenses	$30,482,948	$28,845,540	$32,167,828	$32,295,671	$32,570,196	$14.35	46.4%
Net Operating Income(5)	$22,042,511	$21,430,754	$21,153,848	$26,562,892	$37,561,194	$16.55	53.6%
Total TI/LC, Capex/RR	0	0	0	0	3,658,566	1.61	5.2
Net Cash Flow	$22,042,511	$21,430,754	$21,153,848	$26,562,892	$33,902,628	$14.94	48.3%
(1)	TTM column represents the trailing 12-month period ending on November 30, 2016.

(2)	% column represents percentage of Net Rental Income for all revenue lines and represents percentage of Effective Gross Income for the remainder of the fields.

(3)	Rent in Place includes contractual rent steps taken through January 2018.

(4)	Vacancy was underwritten at the in-place vacancy of 20.4% compared to the East Loop submarket vacancy rate of 12.9%.

(5)	The approximate $11.0 million increase in Underwritten Net Operating Income from TTM to Net Operating Income figure is due to (i) approximately $11.1 million attributable to leases that are signed but have not yet commenced, (ii) approximately $1.0 million in step rents taken through January 2018, (iii) approximately $0.2 million in rent credit relating to investment grade tenants on long term leases, (iv) approximately $0.5 million representing the differential between the underwritten management fee cap of $1.0 million against the most recent management fee of approximately $1.5 million, (v) $5.9 million in rent abatements that were effective in the trailing 12 months ending November 2016 and (vi) a reduction of $7.4 million in rents attributable to expiring leases.

Property Management. The Prudential Plaza property is managed by SL PRU Property Manager LLC, a borrower affiliate. The Prudential Plaza property is sub-managed by Jones Lang LaSalle Americas (Illinois), LP (“Jones Lang LaSalle”). Jones Lang LaSalle is a financial and professional services firm that specializes in commercial real estate services and investment management.

Escrows and Reserves. At loan origination, the borrower deposited (i) $1,134,682 into a tax reserve account, (ii) $248,278 into an insurance reserve account, (iii) $2,525,657 into a replacement reserve account, (iv) $21,489,422 into a TI/LC reserve account for existing TI/LC obligations due to certain tenants, (v) $35,000,000 into a future leasing reserve account and (vi) $12,911,435 into a rent abatement reserve account.

As of January 2017, the current amounts on deposit are (i) $7,572,461 in the tax reserve account, (ii) $697,045 in the insurance reserve account, (iii) $1,338,519 in the replacement reserve account, (iv) $554,171 in the existing TI/LC reserve account (the “Existing TI/LC Account”), (v) $11,219,368 (the “Future TI/LC Amount”) in the future leasing reserve account (the “Future TI/LC Account”), all of which is earmarked for future TI/LCs based on recent leases signed and (vi) $2,416,178 in the rent abatement reserve account. The Future TI/LC Amount includes $3,058,133 that was initially included in the Existing TI/LC Account but was determined to be in excess of the amount necessary to pay approved leasing expenses under the then-current leases and was reallocated into the Future TI/LC Account to be available to pay approved leasing expenses for future leases entered into by the borrower.

In connection with the Wilson lease, a Wilson TI reserve of $6,300,000 was established, of which $3,100,000 was funded through loan sponsor equity and $3,200,000 was transferred from the Future TI/LC Account. The $11,219,368 remaining in the Future TI/LC Account is net of the $3,200,000 transferred to the Wilson TI reserve. Amounts in the Wilson TI reserve are required to be used to cover certain tenant improvements associated with the Wilson lease, and an amount not to exceed $873,860 thereof may, at the tenant’s election, be applied towards monthly base rent during the term of the lease.

Tax Escrows - On a monthly basis, the borrower is required to deposit reserves of 1/12 of the estimated annual real estate taxes, which currently equates to $1,134,682.

Insurance Escrows - On a monthly basis, the borrower is required to escrow 1/12 of annual insurance premiums, which currently equates to $82,759.

Replacement Reserves - On a monthly basis, the borrower is required to escrow $47,671 ($0.25 per square foot annually) into a replacement reserve. The replacement reserve is not subject to a cap.

A-3-30

Annex A-3	JPMDB 2017-C5

Prudential Plaza

Future Leasing Reserves - On a monthly basis, the borrower is required to escrow $236,236 into a future leasing reserve account until August 2018, on which date the amount will increase to $377,978. Such monthly deposits into the future leasing reserve will no longer be required if (i) 85% of the net rentable area of the Prudential Plaza property is leased in the lender’s reasonable determination or (ii) a transfer and assumption of the Prudential Plaza Whole Loan is consummated with a third party in an arm’s length transaction; provided that in either case monthly deposits in an amount equal to $238,344 into the future leasing reserve will be required if the reserve balance drops below $5,000,000, for so long as the future leasing reserve is less than $10,000,000. For so long as the debt service coverage ratio is less than 1.25x as of any calculation date and the amount on deposit in the Wilson TI reserve is less than $3,800,000, any deposit required to the future leasing reserve is required to be deposited into the Wilson TI reserve up to an amount equal to such shortfall, or if such deposit is no longer required or the borrower otherwise elects, the borrower is required to deposit, on a monthly basis, an amount equal to such shortfall into the Wilson TI reserve.

Lockbox / Cash Management. The Prudential Plaza Whole Loan is structured with a hard lockbox and in-place cash management. All rents and other payments are required to be deposited directly into a clearing account controlled by the lender. All funds in the clearing account are required to be transferred on a daily basis into a deposit account controlled by the lender and disbursed in accordance with the Prudential Plaza Loan documents. Provided no Trigger Period (as defined below) is continuing, excess cash in the deposit account is required to be disbursed to borrower, or if a new mezzanine lender exists, to mezzanine lender, in accordance with the Prudential Plaza Loan documents.

A “Trigger Period” will commence upon (i) the occurrence of an event of default under the Prudential Plaza Loan documents, (ii) the debt service coverage ratio being less than 1.15x as of any calendar quarter or (iii) the occurrence of a new mezzanine loan default, and will end if (a) with respect to clause (i) the event of default has been cured, (b) with respect to clause (ii) the debt service coverage ratio is at least 1.20x for two consecutive calendar quarters and (c) with respect to clause (iii) the receipt by lender of a new mezzanine loan default revocation notice.

Current Mezzanine or Subordinate Indebtedness. As discussed in “The Loan Sponsor” herein, there is an existing $60.0 million loan between Wells Fargo Bank, National Association, as Trustee for the Beneficial Owners of N-Star CDO VIII Grantor Trust and BFPRU II, LLC, which was initially structured as a mezzanine loan. This loan was converted to an unsecured loan which has been fully subordinated pursuant to a standstill, intercreditor and subordination agreement, and is not secured by a pledge.

Permitted Mezzanine Debt. The Prudential Plaza Whole Loan permits an approved mezzanine loan in a maximum amount of $20,000,000 provided, among other things, (i) no event of default or Trigger Period is then continuing, (ii) the future leasing reserve is drawn down to $12.5 million or less, (iii) the mezzanine loan results in a combined debt yield of no less than 9.0%, (iv) the proceeds from the mezzanine loan will be deposited into the mortgage lender’s future leasing reserve, (v) the combined debt service coverage ratio is not less than 1.40x on an amortizing basis and (vi) the loan to value ratio of the combined loans is not more than 64.6%.

A-3-31

Annex A-3	JPMDB 2017-C5

Hilton Hawaiian Village

A-3-32

Annex A-3	JPMDB 2017-C5

Hilton Hawaiian Village

A-3-33

Annex A-3	JPMDB 2017-C5

Hilton Hawaiian Village

A-3-34

Annex A-3	JPMDB 2017-C5

Hilton Hawaiian Village

Mortgage Loan Information		Property Information
Mortgage Loan Seller(1):	JPMCB	Single Asset / Portfolio:	Single Asset
		Title:	Fee / Leasehold
		Property Type - Subtype:	Hotel – Full Service
Original Principal Balance(2):	$62,250,000	Net Rentable Area (Rooms)(5):	2,860
Cut-off Date Principal Balance(2):	$62,250,000	Location:	Honolulu, HI
% of Pool by IPB:	6.0%	Year Built / Renovated:	1961 / 2016
Loan Purpose(3):	Refinance	Occupancy / ADR / RevPAR:	94.6% / $250.09 / $236.65
Borrower:	Hilton Hawaiian Village LLC	Occupancy / ADR / RevPAR Date:	9/30/2016
Sponsor:	Park Intermediate Holdings LLC	Number of Tenants:	N/A
Interest Rate:	4.19950%	2013 NOI:	$110,964,835
Note Date:	10/24/2016	2014 NOI:	$119,860,819
Maturity Date:	11/1/2026	2015 NOI:	$128,737,723
Interest-only Period:	120 months	TTM NOI (as of 9/2016):	$131,893,120
Original Term:	120 months	UW Occupancy / ADR / RevPAR:	94.6% / $250.09 / $236.65
Original Amortization:	None	UW Revenues:	$374,437,742
Amortization Type:	Interest Only	UW Expenses:	$241,850,768
Call Protection(4):	L(28),DeforGrtr1%orYM(85),O(7)	UW NOI:	$132,586,975
Lockbox / Cash Management:	Hard / Springing	UW NCF:	$132,586,975
Additional Debt:	Yes	Appraised Value / Per Room:	$2,230,000,000 / $779,720
Additional Debt Balance(2):	$634,350,000 / $578,400,000	Appraisal Date:	8/30/2016
Additional Debt Type:	Pari Passu / Subordinate Debt

Escrows and Reserves(6)				Financial Information(2)
	Initial	Monthly	Initial Cap		Pari Passu Debt	Whole Loan
Taxes:	$0	Springing	N/A	Cut-off Date Loan / Room:	$243,566	$445,804
Insurance:	$0	Springing	N/A	Maturity Date Loan / Room:	$243,566	$445,804
FF&E:	$0	Springing	N/A	Cut-off Date LTV:	31.2%	57.2%
TI/LC:	$0	$0	N/A	Maturity Date LTV:	31.2%	57.2%
Other:	$0	$0	N/A	UW NCF DSCR:	4.47x	2.44x
				UW NOI Debt Yield:	19.0%	10.4%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan(2)	$1,275,000,000	100.0%	Payoff Existing Debt	$1,255,912,700	98.5%
			Excess Loan Proceeds(3)	10,621,760	0.8
			Closing Costs	8,465,540	0.7
Total Sources	$1,275,000,000	100.0%	Total Uses	$1,275,000,000	100.0%
(1)	The Hilton Hawaiian Village Whole Loan was co-originated by JPMCB, Deutsche Bank AG, New York Branch, Goldman Sachs Mortgage Company, Barclays Bank PLC and Morgan Stanley Bank, N.A.

(2)	The Hilton Hawaiian Village Mortgage Loan is part of a whole loan comprised of (i) the mortgage loan (comprised of two senior notes with an aggregate outstanding principal balance as of the Cut-off Date of $62.25 million), (ii) two companion loans, each of which is pari passu with respect to the Hilton Hawaiian Village Mortgage Loan (such companion loans being comprised of 14 pari passu notes) with an aggregate outstanding principal balance as of the Cut-off Date of $634.35 million and (iii) a subordinate companion loan (comprised of five pari passu notes) with an aggregate outstanding principal balance as of the Cut-off Date of $578.4 million. The Pari Passu Debt Financial Information presented in the chart above reflects the $696.6 million aggregate Cut-off Date balance of the Hilton Hawaiian Village Mortgage Loan and the Hilton Hawaiian Village Pari Passu Companion Loan, excluding the Hilton Hawaiian Village Subordinate Companion Loan. The Whole Loan Financial Information presented in the chart above reflects the Cut-off Date balance of the $1.275 billion Hilton Hawaiian Village Whole Loan, as defined in “The Loan” below.

(3)	Excess Loan Proceeds were distributed by the borrower to its member and utilized by affiliates of Park Hotels & Resorts to prepay other outstanding CMBS loans.

(4)	The lockout period will be at least 28 payment dates beginning with and including the first payment date of December 1, 2016. Defeasance of the full $1.275 billion Hilton Hawaiian Village Whole Loan is permitted after the date that is the earlier of (i) May 1, 2019 and (ii) two years from the closing date of the securitization that includes the last note to be securitized (the “REMIC Prohibition Period”). If the borrower has not previously elected to defease the Hilton Hawaiian Village Whole Loan, the borrower is also permitted to prepay the Hilton Hawaiian Village Whole Loan in whole, but not in part, after the expiration of the REMIC Prohibition Period with the payment of a yield maintenance premium.

(5)	The Hilton Hawaiian Village property also includes approximately 130,489 square feet of commercial/retail space leased to more than 100 tenants. Additionally, the property includes the 25-story Kalia Tower which is subject to a condominium regime. Kalia Tower contains six floors totaling 72 timeshare units that are not part of the collateral for the loan.

(6)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

A-3-35

Annex A-3	JPMDB 2017-C5

Hilton Hawaiian Village

The Loan. The Hilton Hawaiian Village loan is secured by a first mortgage lien on the borrower’s fee and leasehold interests in a 2,860-room luxury full-service destination resort located in Honolulu, Hawaii. The whole loan was co-originated by JPMCB, Deutsche Bank AG, New York Branch, Goldman Sachs Mortgage Company, Barclays Bank PLC and Morgan Stanley Bank, N.A. and has an outstanding principal balance as of the Cut-off Date of $1.275 billion (the “Hilton Hawaiian Village Whole Loan”). The Hilton Hawaiian Village Whole Loan is comprised of (i) a senior loan, comprised of 16 pari passu notes, with an aggregate outstanding principal balance of $696.6 million (two of which, Note A-2-A-3 and Note A-2-A-4, will be contributed to the JPMDB 2017-C5 Trust, the “Hilton Hawaiian Village Mortgage Loan” and the remaining notes, collectively, the “Hilton Hawaiian Village Pari Passu Companion Loan”) and (ii) a subordinate companion loan, comprised of five pari passu notes, with an aggregate outstanding principal balance of $578.4 million (collectively, the “Hilton Hawaiian Village Subordinate Companion Loan”), each as described below. The Hilton Hawaiian Village Mortgage Loan and the Hilton Hawaiian Village Pari Passu Companion Loan are pari passu in right of payment with each other and are generally senior in right of payment to the Hilton Hawaiian Village Subordinate Companion Loan as and to the extent described in “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The Hilton Hawaiian Village Whole Loan” in the Preliminary Prospectus. The senior Note A-1-A was contributed to the Hilton USA Trust 2016-HHV securitization that governs the servicing and administration of the Hilton Hawaiian Village Whole Loan and is the controlling note under the related intercreditor agreement, the rights of which will be exercised by the related trustee (or, prior to the occurrence and continuance of a control termination event under the related trust and servicing agreement (the “Hilton USA Trust 2016-HHV Trust and Servicing Agreement”), the directing certificateholder under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement). However, the JPMDB 2017-C5 Trust will be entitled, under certain circumstances, to be consulted with respect to certain major decisions (which rights will be exercised by the Directing Certificateholder prior to a Control Termination Event). The Hilton Hawaiian Village Whole Loan has a 10-year term and will be interest-only for the term of the loan. The prior debt secured by the Hilton Hawaiian Village property was previously securitized in the Hilton USA Trust 2013-HLT trust.

Whole Loan Summary

Companion A Notes (Hilton USA Trust 2016-HHV Securitization) $171,600,000 Notes A-1-A, A-1-B, A-1-C, A-1-D and A-1-E	Companion A Notes (Securitized) $406,125,000 Notes A-2-A-1, A-2-A-2, A-2-B-1, A-2-B-3, A-2-D-1, A-2-D-2, A-2-E-1 and A-2-E-2	Companion A Note (Future Conduit Securitizations) $56,625,000 Note A-2-B-2	Trust A Note $62,250,000 Notes A-2-A-3 and A-2-A-4
B Notes (Hilton USA Trust 2016-HHV Securitization) $578,400,000 Notes B-1, B-2, B-3, B-4 and B-5

The Borrower. The borrowing entity for the Hilton Hawaiian Village Whole Loan is Hilton Hawaiian Village LLC, a Hawaii limited liability company and special purpose entity.

The Loan Sponsor. The loan sponsor and nonrecourse carve-out guarantor is Park Intermediate Holdings LLC. Park Intermediate Holdings LLC is a wholly owned subsidiary of Park Hotels & Resorts Inc. (“Park Hotels & Resorts”), one of two spin-offs announced by Hilton Worldwide Holdings Inc. (“Hilton”). On February 26, 2016, Hilton announced plans to separate into three independent, publicly traded companies: Park Hotels & Resorts (NYSE: PK), Hilton Grand Vacations Inc. (NYSE: HGV) and Hilton (NYSE: HLT). The spin-offs were completed in January 2017 and Park Hotels & Resorts now owns most of Hilton’s formerly owned and leased real estate properties and, with over 35,000 rooms and 67 hotels, is the second-largest publicly traded real estate investment trust in the lodging industry. Hilton Grand Vacations Inc. owns and operates Hilton’s timeshare business, while Hilton retains its core management and franchise business and continues to trade on the NYSE as a leading global hospitality company. The aggregate liability of the guarantor with respect to all full recourse carve-outs in the Hilton Hawaiian Village Whole Loan documents may not exceed an amount equal to 10.0% of the principal balance of the Hilton Hawaiian Village Whole Loan outstanding at the time of the occurrence of such event, plus any and all reasonable third-party collection costs actually incurred by the lender. In addition, the guarantor is not a party to the environmental indemnity. In lieu of the guarantor signing the indemnity, the Hilton Hawaiian Village Whole Loan documents require the borrower to obtain environmental insurance. At origination, the borrower obtained an environmental insurance policy with (i) a term of 10 years, (ii) limits of $10,000,000 per occurrence and $25,000,000 in the aggregate and (iii) a $25,000 deductible.

A-3-36

Annex A-3	JPMDB 2017-C5

Hilton Hawaiian Village

The Property. The Hilton Hawaiian Village property is a 2,860-room, full-service luxury resort located on the island of Oahu in Honolulu, Hawaii. The Hilton Hawaiian Village is one of Hawaii’s premier urban resort destinations, situated on an entire city block overlooking Waikiki Beach. The property is situated on an approximately 22-acre site, the majority of which is fee-owned. The property is comprised of 2,860 guest rooms spread across five towers: the Ali’i Tower (348 rooms), Diamond Head Tower (380 rooms), Rainbow Tower (796 rooms), Kalia Tower (315 rooms) and Tapa Tower (1,021 rooms). The towers each offer unique guest room accommodations and are situated on ocean-front property, offering views of Waikiki Beach, Diamond Head and downtown Honolulu. The property is the only self-contained destination resort in Waikiki and offers the largest guest room inventory in the state of Hawaii, as well as the most meeting space within its competitive set. The property offers a host of resort-style amenities and services, including 20 food and beverage outlets, over 150,000 square feet of flexible indoor and outdoor function space, three conference centers, five swimming pools, a saltwater lagoon, spa grottos, the Mandara Spa and Fitness Center, a chapel and a retail component comprised of over 100 retail tenants.

The property was initially constructed by Hilton in 1961 and has undergone several extensive renovations throughout its existence. According to the sponsor, since 2008, the loan sponsor has invested approximately $232.2 million (approximately $81,188 per room) in capital expenditures spread across all segments of the property. Most recently, the loan sponsor completed a full-scale renovation of its premier luxury guest room tower, the Ali’i Tower, in 2012, updating the guest rooms and suites, main lobby and library at an estimated cost of approximately $20.6 million. Additionally, the loan sponsor completed a comprehensive renovation of the Diamond Head Tower in 2014 at an estimated cost of approximately $17.9 million.

Historical Capital Expenditures(1)
	2008	2009	2010	2011	2012	2013	2014	2015	YTD 2016(2)	Total
Capital Expenditures(3)	$22,216	$16,509	$8,834	$56,117	$42,568	$28,138	$32,965	$15,559	$9,293	$232,198
Per Room	$7,768	$5,772	$3,089	$19,621	$14,884	$9,838	$11,526	$5,440	$3,249	$81,188
(1)	Based on actual capital expenditures as provided by the loan sponsor.
(2)	YTD 2016 Capital Expenditures are as of September 30, 2016.
(3)	Capital Expenditures are presented in (000)’s.

The property offers approximately 150,000 square feet of indoor and outdoor meeting and function space, which is split between three primary locations: the second floor of the Tapa Tower, the base of the Kalia Tower and the Mid-Pacific Conference Center. The property features over 65,000 square feet of indoor meeting space spread throughout four buildings, as well as two outdoor lawns: the Lagoon Green and the Village Green. The Mid-Pacific Conference Center, a stand-alone building, underwent a full-scale refurbishment in 2013 and features 35,000 square feet of meeting/event space, including the 24,840 square foot Coral Ballroom, which is divisible into five separate breakout rooms. It is among the largest conference centers in the Hawaiian Islands and offers the largest capacity ballroom, accommodating up to 2,600 guests.

The property features approximately 130,489 square feet of leased retail and restaurant space, which was 78.5% occupied by over 100 tenants as of September 2016. For the trailing 12-month period ending September 30, 2016, the retail component of the property generated sales of approximately $136.1 million for reporting tenants. For the trailing 12-month period ending September 30, 2016, the retail component of the property generated approximately $20.8 million in retail revenue (retail revenue is inclusive of reimbursements for common area maintenance, taxes and marketing expenses, as provided by the loan sponsor) which, net of undistributed expenses attributable to the retail component (as estimated by the loan sponsor), accounts for approximately 13.1% of net cash flow, providing diversity to traditional hotel revenue streams. While the majority of the property’s leased space is made up of traditional retail and restaurant tenants, the hotel also leases some office space to Hilton Grand Vacations and third-party travel wholesalers, such as Kintetsu and JTB. The hotel’s Ocean Crystal Chapel and Lagoon Chapel are also leased to a third-party operator.

Historical Retail Component Sales(1)
	2013	2014	2015	TTM(2)
Total Sales	$130,613,993	$141,808,186	$137,316,925	$136,055,744
Sales PSF	$1,552	$1,651	$1,590	$1,496
(1)	Historical Sales for reporting tenants were provided by the loan sponsor.

(2)	TTM is as of September 30, 2016.

A-3-37

Annex A-3	JPMDB 2017-C5

Hilton Hawaiian Village

Collateral Tenant Summary(1)
Tenant	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Lease Expiration Date	Base Rent PSF	% of Total Base Rent	Most Recent Sales(3)	Most Recent Sales PSF(3)
Mandara Spa	NA / NA / NA	12,583	9.6%	8/31/2017	$53.61	3.9%	$2,903,709	$231
Hatsuhana Hawaii	NA / NA / NA	6,026	4.6%	11/30/2018	$52.38	1.8%	$2,969,958	$493
Fresco	NA / NA / NA	5,983	4.6%	12/31/2018	$58.38	2.0%	$3,331,316	$557
Benihana of Tokyo	NA / NA / NA	5,300	4.1%	5/31/2021	$127.67	3.9%	$6,561,789	$1,238
Best Bridal - Lagoon Chapel	NA / NA / NA	4,755	3.6%	10/31/2022	$57.45	1.6%	$520,020	$109
Watabe Wedding(4)	NA / NA / NA	4,158	3.2%	1/14/2019	$63.93	1.5%	$167,697	$40
ABC Stores - Tapa Tower	NA / NA / NA	3,500	2.7%	8/31/2022	$384.23	7.7%	$12,225,380	$3,493
Louis Vuitton	NA / A+ / NA	3,500	2.7%	8/18/2023	$146.70	2.9%	$7,978,397	$2,280
Lamonts & Whalers General Store	NA / NA / NA	2,800	2.1%	MTM	$163.11	2.6%	$1,856,972	$663
ABC Discount Store	NA / NA / NA	2,145	1.6%	12/31/2018	$812.26	10.0%	$14,519,183	$6,769
(1)	Based on the underwritten rent roll.

(2)	Ratings provided are for the parent company of the entity listed in the “tenant” field whether or not the parent company guarantees the lease.

(3)	Most Recent Sales and Most Recent Sales PSF for reporting tenants were provided by the loan sponsor as of September 30, 2016.

(4)	Most Recent Sales and Most Recent Sales PSF for Watabe Wedding represent only partial year performance as the venue opened in 2016.

The Hilton Hawaiian Village property is located in Honolulu, Hawaii, in the greater Oahu lodging market and the Waikiki submarket. The island of Oahu serves as an economic center of the Hawaiian Islands. Oahu maintains its status as one of the world’s foremost tourist destinations, with cultural venues, golf courses, restaurants, retail and recreational attractions. In 2015, approximately 5.3 million tourists, or 62.4% of Hawaii’s total air tourists, visited the island of Oahu, making it the most popular destination in the Hawaiian Islands. The total number of air visitors has increased by 435,867 from 2012 to 2015, which represents a 2.9% year-over-year increase. International travel to Oahu represented 46.3% of Oahu’s 5.3 million air visitors in 2015 and was marginally unchanged from 2014. Additionally, visitor expenditures in Oahu totaled $7.4 billion in 2015, which represents 49.3% of total expenditures by air visitors in 2015. Honolulu is the strongest lodging market in Oahu and all of the eight Hawaiian Islands, a status attributable to a temperate year-round climate, popularity as one of the leading group and leisure destinations of Hawaii, superior visitor infrastructure and high barriers to new supply. Honolulu encompasses more than 24,000 guest rooms in 74 properties and consistently achieved occupancy rates in the mid 70% to 80% range, never dropping below 74%, between 2009 and 2015. During this same period, RevPAR in Honolulu increased at an average annual rate of 9.5%, ending 2015 at $190, while the average daily rate achieved a premium of $69 over 2009. The market’s RevPAR in 2009, which represented the trough during the downturn, reflects a 14.6% decline relative to 2007, less than other leading markets.

The appraisal identified two hotels either recently opened or currently under construction in the Waikiki submarket that are expected to have some degree of competitive interaction with the Hilton Hawaiian Village property. The 623-room Hilton Garden Inn (Ohana Waikiki West Redevelopment) opened in June 2016, while the 230-room boutique Hyatt Centric (Waikiki Trade Center Redevelopment) is expected to open in March 2017. Though offered at a competitive price-point with national brand affiliations, the appraisal notes that both options are non-beachfront locations with select-service product offerings. Additionally, the appraisal notes significant barriers to entry, including nearly no developable ocean-front land and prohibitively high costs.

Historical Occupancy, ADR, RevPAR(1)
	Competitive Set(2)			Hilton Hawaiian Village(3)			Penetration Factor(4)
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2013	89.0%	$248.36	$221.07	89.9%	$237.77	$213.84	101.0%	95.7%	96.7%
2014	87.8%	$250.07	$219.50	90.7%	$238.34	$216.26	103.4%	95.3%	98.5%
2015	89.0%	$256.75	$228.38	94.4%	$240.62	$227.20	106.2%	93.7%	99.5%
TTM(5)	89.9%	$259.08	$232.92	94.6%	$250.09	$236.65	105.3%	96.5%	101.6%

(1)	Variances between the underwriting, the appraisal and the above table with respect to Occupancy, ADR and RevPAR at the Hilton Hawaiian Village property are attributable to variances in reporting methodologies and/or timing differences.

(2)	Data provided by a third party data provider. The competitive set contains the following properties: Sheraton Waikiki, Marriott Waikiki Beach Resort & Spa, Hyatt Regency Waikiki Beach Resort & Spa, Westin Moana Surfrider, Sheraton Hotel Princess Kaiulani, Outrigger Reef Waikiki Beach Resort and Outrigger Waikiki Beach Resort.

(3)	Based on operating statements provided by the borrower, with the exception of 2013 and 2014 which have been adjusted a third party data provider for both ADR and RevPAR in order to normalize for a change in accounting methodology in 2015. Prior to 2015, borrower operating statements presented ADR and RevPAR inclusive of resort fees. For all years presented above, ADR and RevPAR are calculated exclusive of resort fees.

(4)	Penetration Factor is calculated based on data provided a third party data provider for the competitive set and borrower-provided operating statements for the property.

(5)	TTM represents the trailing 12-month period ending on September 30, 2016.

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Annex A-3	JPMDB 2017-C5

Hilton Hawaiian Village

Competitive Hotels Profile(1)
				2015 Estimated Market Mix			2015 Estimated Operating Statistics
Property	Rooms	Year Opened	Meeting Space (SF)	Wholesale	Transient	Meeting & Group	Occupancy	ADR	RevPAR
Hilton Hawaiian Village(2)	2,860	1961	150,000	37%	44%	19%	94.4%	$240.62	$227.20
Primary Competitors
Sheraton Waikiki	1,636	1971	48,210	65%	15%	20%	90-95%	$300-325	$280-290
Marriott Waikiki Beach Resort & Spa	1,310	1971	55,000	20%	60%	20%	85-90%	$210-220	$180-190
Hyatt Regency Waikiki Beach Resort & Spa	1,230	1976	23,130	60%	25%	15%	85-90%	$250-260	$220-230
Westin Moana Surfrider	791	1901-1969	23,612	60%	30%	10%	85-90%	$350-375	$300-325
Secondary Competitors
Sheraton Hotel Princess Kaiulani	1,000	1955	14,000	65%	25%	10%	85-90%	$150-160	$130-140
Outrigger Reef Waikiki Beach Resort	635	1956	9,600	55%	40%	5%	85-90%	$250-260	$220-230
Outrigger Waikiki Beach Resort	524	1967	5,000	50%	40%	10%	80-85%	$260-270	$220-230
Total(3)	7,126
(1)	Based on the appraisal.

(2)	Occupancy, ADR and RevPAR are based on operating statements provided by the borrower.

(3)	Excludes the Hilton Hawaiian Village property.

Operating History and Underwritten Net Cash Flow
	2013	2014	2015	TTM(1)	Underwritten	Per Room(2)	% of Total Revenue(3)
Occupancy	89.9%	90.7%	94.4%	94.6%	94.6%
ADR(4)	$247.48	$259.85	$240.62	$250.09	$250.09
RevPAR(4)	$222.57	$235.77	$227.20	$236.65	$236.65

Room Revenue	$232,345,007	$246,124,088	$237,172,233	$247,711,744	$247,034,700	$86,376	66.0%
Resort Fee(4)	0	0	22,462,635	22,641,808	22,752,381	7,955	6.1%
Food and Beverage Revenue	56,844,007	62,740,100	70,771,369	69,023,623	68,996,667	24,125	18.4%
Retail Revenue(5)	19,071,361	20,048,658	20,582,018	20,786,062	19,162,812	6,700	5.1%
Other Departmental Revenue	16,714,514	17,176,781	15,802,967	16,824,201	16,491,183	5,766	4.4%

Total Revenue	$324,974,888	$346,089,627	$366,791,222	$376,987,438	$374,437,742	$130,922	100.0%

Room Expense	$55,976,889	$59,766,137	$62,515,991	$64,556,543	$64,380,098	$22,511	26.1%
Food and Beverage Expense	45,055,100	48,831,676	56,658,889	56,716,914	56,028,348	19,590	81.2%
Other Departmental Expense	7,418,538	7,148,334	7,483,496	6,425,274	6,371,608	2,228	38.6%
Departmental Expenses	$108,450,526	$115,746,148	$126,658,376	$127,698,731	$126,780,054	$44,329	33.9%

Departmental Profit	$216,524,362	$230,343,479	$240,132,846	$249,288,707	$247,657,688	$86,594	66.1%

Operating Expenses	$61,997,168	$64,229,329	$62,250,540	$64,897,454	$62,099,714	$21,713	16.6%
Gross Operating Profit	$154,527,194	$166,114,150	$177,882,306	$184,391,253	$185,557,974	$64,880	49.6%

Management Fee	$9,159,509	$9,759,316	$10,366,617	$11,551,940	$10,658,248	$3,727	2.8%
Incentive Management Fee	7,542,587	8,134,544	8,776,701	9,141,675	9,344,215	3,267	2.5%
Retail Management Fee	1,081,185	1,142,850	1,168,053	1,174,867	1,053,955	369	0.3%
Property Taxes	8,335,725	9,129,497	10,512,964	11,773,676	12,249,130	4,283	3.3%
Property Insurance	3,138,410	3,058,106	2,452,071	2,579,098	3,343,630	1,169	0.9%
Ground Rent & Other Expense	1,305,948	1,185,432	1,196,527	1,197,379	1,344,312	470	0.4%
FF&E	12,998,996	13,843,585	14,671,649	15,079,498	14,977,510	5,237	4.0%
Total Other Expenses	$43,562,359	$46,253,331	$49,144,583	$52,498,133	$52,971,000	$18,521	14.1%

Net Operating Income	$110,964,835	$119,860,819	$128,737,723	$131,893,120	$132,586,975	$46,359	35.4%
Net Cash Flow	$110,964,835	$119,860,819	$128,737,723	$131,893,120	$132,586,975	$46,359	35.4%
(1)	TTM represents the trailing 12-month period ending on September 30, 2016.

(2)	Per Room values based on 2,860 guest rooms.

(3)	% of Total Revenue for Room Expense, Food and Beverage Expense and Other Departmental Expenses is based on their corresponding revenue line items.

(4)	Prior to a change in industry accounting methodology in 2015, resort fees were accounted for as a component of Room Revenue and included in ADR and RevPAR calculations. Since 2014, resort fees have been netted out of Room Revenue and shown separately in the Resort Fee category. ADR and RevPAR are shown net of resort fees for 2015 and all future years.

(5)	Retail tenant spaces are occupied pursuant to partial net leases. Retail Revenue is inclusive of reimbursements associated with shared common area maintenance, tax and marketing expenses. Related expenses attributable to the retail component are included in undistributed Operating Expenses for the overall property.

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Annex A-3	JPMDB 2017-C5

Hilton Hawaiian Village

Property Management. The property is currently managed by Hilton Management LLC, a Delaware limited liability company and subsidiary of Hilton. The current management agreement expires on December 31, 2047, with two 20-year extension options, and provides for (i) a base management fee equal to 3.0% of gross revenue (less revenue from the retail component of the property), (ii) an incentive management fee equal to 6.0% of adjusted gross profit (exclusive of the retail component of the property), (iii) a management fee equal to 5.5% of net retail income with respect to the retail component of the property and (iv) monthly FF&E deposits equal to 4.0% of gross revenue for the prior month.

Escrows and Reserves. No upfront reserves were taken at origination.

Tax Escrows - The requirement for the borrower to make monthly deposits to the tax escrow is waived so long as the borrower has reserved such amounts with the property manager or the manager pays such taxes, in each case pursuant to the management agreement. In the event that the borrower is no longer required to reserve such amounts with the property manager, on each payment date, the borrower will be required to deposit 1/12 of annual estimated taxes upon the occurrence of a Trigger Period (as defined below).

Insurance Escrows - The requirement for the borrower to make monthly deposits to the insurance escrow is waived so long as the borrower has reserved such amounts with the property manager or the manager pays such premiums, in each case pursuant to the management agreement. In the event that the borrower is no longer required to reserve such amounts with the property manager, on each payment date, the borrower will be required to deposit 1/12 of annual estimated insurance premiums upon the occurrence of a Trigger Period. In addition, provided that no event of default has occurred and is continuing, the requirement to deposit such amounts is waived so long as the property is insured under a blanket policy reasonably acceptable to the lender insuring substantially all of the real property owned, directly or indirectly, by the guarantor.

Replacement Reserves - The requirement for the borrower to make monthly deposits for replacements reserves is waived so long as the borrower has reserved such amounts with the property manager pursuant to the management agreement. In the event that the borrower is no longer required to reserve such amounts with the property manager, on each payment date, the borrower will be required to deposit 4.0% of gross income for the calendar month that is two months prior to the applicable payment date (as calculated in the loan documents).

Lockbox / Cash Management. The loan is structured with a hard lockbox and springing cash management. All revenues will be deposited into segregated property accounts maintained by the property manager on behalf of the borrower and the operating lessee, as applicable, and controlled by the lender (the “Property Accounts”). All revenues in the Property Accounts (less any account charges payable to the bank at which the Property Accounts are maintained and less any required minimum peg balance) will be transferred on each business day to accounts maintained by the property manager on behalf of the borrower and the operating lessee, as applicable (each, an “Operating Account”). Funds on deposit in the Operating Accounts will be disbursed in an amount equal to the monthly replacement reserve deposit into the manager replacement reserve account (the “Manager FF&E Reserve Account”) (each of the Manager FF&E Reserve Account, the Operating Account and the Property Account are referred to as “Manager Accounts”). The property manager will be required to apply such funds to the payment of real property taxes and insurance, ground rent, debt service (but only prior to the restructuring), management fees, capital expenditures and reserves for the same, operating expenses, emergency repairs, tenant improvement costs and leasing commissions, working capital reserves, sales and use taxes owed to governmental authorities, custodial funds and required monthly reserves, in each case in accordance with the management agreement (the “Required Payments”). The lender will not require any reserves with respect to any Required Payments which are to be paid directly by or reserved by the property manager pursuant to the management agreement. On a monthly basis, the property manager will deposit all funds remaining in the Operating Accounts after the payment of the Required Payments (“Excess Cash”) into a lender-controlled account as additional collateral for the mortgage loan (the “Cash Management Account”). So long as no Trigger Period is continuing, all funds in the Cash Management Account after payment of debt service, required reserves and operating expenses will be released to the operating lessee and/or the borrower, as applicable, not later than the business day immediately following the date such funds are deposited by the property manager. During a Trigger Period, all funds in the Cash Management Account will be deposited into the excess cash accounts and held as additional collateral for the Hilton Hawaiian Village Whole Loan. The operating lessee and/or the borrower, as applicable, is required to grant a security interest in all Manager Accounts (and the property manager will consent to the same); provided, that such amounts on deposit in the Manager Accounts will be available for use by the property manager in accordance with the management agreement following an event of default and the lender will not apply such amounts on deposit in the Manager Accounts to Hilton Hawaiian Village Whole Loan.

A “Trigger Period” will commence upon the occurrence of: (i) an event of default or (ii) the date that the debt yield (as calculated in the loan documents) is less than 7.0%.

A Trigger Period will end when, if caused by (a) clause (i) above, the respective event of default has been cured or waived or (b) clause (ii) above, the debt yield (as calculated in the loan documents) exceeds 7.0% for two consecutive quarters.

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Annex A-3	JPMDB 2017-C5

Hilton Hawaiian Village

Partial Releases. The borrower is permitted to release (i) the ground leased parcel, (ii) the retail component and/or (iii) certain other parcels of property that do not materially and adversely affect the ongoing operations of the remaining property, other than the lost income associated with the released parcels, in each case through a partial prepayment of the Hilton Hawaiian Village Whole Loan at any time after the expiration of the lockout period upon certain terms and conditions contained in the loan documents (including, without limitation, payment of the yield maintenance premium, if applicable). Please see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” in the Preliminary Prospectus for additional details.

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Annex A-3	JPMDB 2017-C5

Key Center Cleveland

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Annex A-3	JPMDB 2017-C5

Key Center Cleveland

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Annex A-3	JPMDB 2017-C5

Key Center Cleveland

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Annex A-3	JPMDB 2017-C5

Key Center Cleveland

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Annex A-3	JPMDB 2017-C5

Key Center Cleveland

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GACC	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$60,000,000	Title:	Fee / Leasehold
Cut-off Date Principal Balance(1):	$60,000,000	Property Type – Subtype(3):	Mixed Use – Office/Hotel/Parking
% of Pool by IPB:	5.8%	Net Rentable Area (SF)(3):	1,369,980
Loan Purpose:	Acquisition	Location:	Cleveland, OH
Borrower:	127 PS Fee Owner LLC	Year Built / Renovated:	1890,1991 / N/A
Sponsors:	Frank T. Sinito and Malisse J. Sinito	Occupancy(4):	92.9%
Interest Rate:	5.31000%	Occupancy Date:	10/19/2016
Note Date:	1/31/2017	Number of Tenants:	36
Maturity Date:	2/6/2027	2013 NOI(5):	$26,874,225
Interest-only Period:	24 months	2014 NOI(5):	$24,855,822
Original Term:	120 months	2015 NOI(5):	$22,253,611
Original Amortization:	300 months	2016 NOI(5):	$19,057,726
Amortization Type:	IO-Balloon	UW Economic Occupancy:	92.9%
Call Protection(2):	L(25),Def(91),O(4)	UW Revenues:	$67,329,103
Lockbox / Cash Management:	Hard / In-Place	UW Expenses:	$40,324,409
Additional Debt:	Yes	UW NOI(5):	$27,004,694
Additional Debt Balance:	$160,000,000 / $42,500,000	UW NCF:	$25,327,136
Additional Debt Type:	Pari Passu / Mezzanine Loan	Appraised Value / Per SF(6):	$362,000,000 / $264
		Appraisal Date:	12/1/2017

Escrows and Reserves(7)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$161
Taxes:	$1,540,363	$770,181	N/A	Maturity Date Loan / SF:	$131
Insurance:	$55,406	Springing	N/A	Cut-off Date LTV:	60.8%
Replacement Reserves:	$18,271,556	$29,284	$1,757,065	Maturity Date LTV:	49.6%
TI/LC:	$24,069,759	$110,513	N/A	UW NCF DSCR:	1.59x
Other(8):	$11,883,765	$5,000	N/A	UW NOI Debt Yield:	12.3%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$220,000,000	66.7%	Gross Purchase Price	$267,500,000	81.1%
Sponsor Equity	60,845,008	18.5	Upfront Reserves	50,645,552	15.4
Mezzanine Loan	42,500,000	12.9	Closing Costs	11,588,828	3.5
Other Sources(9)	6,389,372	1.9
Total Sources	$329,734,380	100.0%	Total Uses	$329,734,380	100.0%

(1)	The Key Center Cleveland loan is part of a whole loan evidenced by six pari passu notes with an aggregate original principal balance of $220.0 million. The Financial Information presented in the chart above reflects the Key Center Whole Loan Cut-off Date balance of $220.0 million.

(2)	Defeasance of the full $220.0 million Key Center Cleveland Whole Loan is permitted after the earlier to occur of (i) July 31, 2020 and (ii) the date that is two years from the closing date of the securitization that includes the note to be last securitized. The assumed lockout period of 25 payments is based on the expected JPMDB 2017-C5 securitization closing date in March 2017. The actual lockout period may be longer.

(3)	The Key Center Cleveland property consists of a 1,369,980 square foot office building (“Key Tower”), 400-room, 699,871 square foot, full service hotel (“Marriott Cleveland Downtown”), and 985-space, 319,590 square foot, parking garage (“Key Center Parking Garage Component”).

(4)	Occupancy represents the occupancy for Key Tower of 92.9% as of October 19, 2016, which includes the tenants Forest City and Millennia, which have not yet taken occupancy at the Key Center Cleveland property. The Marriott Cleveland Downtown is 66.2% occupied for the trailing twelve month period ending December 31, 2016.

(5)	The decline in historical NOI is due primarily to KeyBank downsizing its space at the property. The increase in UW NOI from 2016 NOI was primarily due to newly executed leases with tenants Forest City and Millennia (a borrower affiliate). Forest City executed a lease commencing in April 2018 for 147,795 square feet resulting in an increase to the underwritten base rent of $3,990,465 and Millennia executed a lease commencing in July 2017 for 45,360 square feet resulting in an increase to the underwritten base rent of $1,247,400.

(6)	The Appraised Value / Per SF, Cut-off Date LTV and Maturity Date LTV are calculated based on the Key Center Cleveland property’s combined “Prospective Value Upon Completion” of $362,000,000 as of December 1, 2017, which is the date upon which all capital improvements are expected to be completed at the property. The budgeted costs of such planned capital improvements were reserved for at loan origination. The Appraised Value of $362,000,000 consists of (i) $253,800,000 ($185 per square foot) for Key Tower, (ii) $77,000,000 ($192,500 per room) for Marriott Cleveland Downtown and (iii) $31,200,000 ($98 per square foot) for the Key Center Parking Garage Component. The combined “As-is” appraised value of $304,100,000 as of December 1, 2016 results in a Cut-off Date LTV and Maturity Date LTV for the whole loan of 72.3% and 59.0%, respectively and 86.3% and 72.3% for the total debt, respectively.

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Annex A-3	JPMDB 2017-C5

Key Center Cleveland

(7)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below. In addition to the reserves above, the borrower provided two letters of credit in the aggregate amount of $5,175,296 to cover free rent associated with the Forest City and Millennia tenants. Such tenants are not yet in occupancy or paying rent. Forest City and Millennia are expected to commence paying rent no later than April 1, 2018 and July 1, 2017, respectively.

(8)	Initial Other reserves includes $1,991,429 that is held in an FF&E reserve account by Marriott as the hotel manager for planned capital expenditures at the Marriott Cleveland Downtown.

(9)	Other Sources include $5,608,359 of seller credits transferred to the loan sponsor at loan closing which was related to outstanding tenant improvements for the Thompson Hine LLP tenant.

The Loan. The Key Center Cleveland loan is secured by a first mortgage lien on the borrower’s fee interest in a 1,369,980 square foot office building and a 400-room full service hotel and the leasehold interest in an adjacent, 985-space subterranean parking garage, located in Cleveland, Ohio. The whole loan has an outstanding principal balance as of the Cut-off Date of $220.0 million (the “Key Center Cleveland Whole Loan”) and is comprised of six pari passu notes, each as described below. Note A-3 and A-6, with an aggregate outstanding principal balance as of the Cut-off Date of $60.0 million is being contributed to the JPMDB 2017-C5 Trust. Note A-1 is held by Citigroup Global Markets Realty Corp., is expected to be contributed to a future securitization, and is the controlling note under the related co-lender agreement, the rights of which will be exercised by CGMRC, or, upon such contribution, by the related trustee (or, prior to the occurrence and continuance of a control termination event under the related pooling and servicing agreement, by the related directing certificateholder). However, the holder of Note A-3 and Note A-6 (including the Trustee or, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder) will be entitled, under certain circumstances, to be consulted with respect to certain major decisions. The Key Center Cleveland Whole Loan has a 10-year term and subsequent to a 24-month interest only period, amortizes on a 25 year schedule.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1, A-4	$80,000,000	$80,000,000	CGMRC	Yes
A-2, A-5	80,000,000	80,000,000	Bank of America, N.A.	No
A-3, A-6	60,000,000	60,000,000	JPMDB 2017-C5	No
Total	$220,000,000	$220,000,000

The Borrower. The borrowing entity for the loan is 127 PS Fee Owner LLC, a Delaware limited liability company and special purpose entity.

The Loan Sponsor. The loan sponsor and nonrecourse carve-out guarantors are Frank T. Sinito and his wife, Malisse J. Sinito, jointly and severally. Frank T. Sinito is the CEO and President of Millennia Companies which he founded in 1995. Millennia Companies owns and manages over 200 multifamily communities totaling over 20,000 residential units across 22 states. The sponsorship includes a joint venture between Frank T. Sinito and Lubert Adler, an institutional real estate fund. Frank T. Sinito and Lubert Adler own a 39.0% controlling interest and a 24% non-controlling, limited interest in the borrowing entity, respectively. The sponsors acquired the Key Center property from Columbia Property Trust.

The Property. The Key Center Cleveland property is located in downtown Cleveland, Ohio, within Cuyahoga County and consists of a 1,369,980 square foot office building, a 400-room full service hotel, and a leasehold interest in a 985-space subterranean parking garage located on three separate parcels over a 2.14-acre site at 127 Public Square in Cleveland, Ohio. Public Square underwent a $50 million renovation in March 2015 as part of a revitalization of downtown Cleveland. The Key Center Cleveland property takes up a full city block and is located between two arteries and two commercial corridors. The immediate area is urban in nature and has a mix of commercial uses, including retail, office and multifamily developments. Local transportation is provided by the Greater Cleveland Regional Transit Authority (“RTA”). RTA services 59 municipalities including 38 cities, 19 villages and two townships. There are several stops in the immediate vicinity located along East 9th Street and St. Clair Avenue. The Key Center Cleveland property is located approximately 13.5 miles northeast of the Cleveland Hopkins International Airport.

Key Tower. The original structure was built in 1890, with the construction of Key Tower in 1991, which contains 1,369,980 square feet over 57 stories. Key Tower was designed by architect Cesar Pelli and is currently the tallest building in Ohio. The building provides views of Lake Erie, FirstEnergy Stadium, City Hall, and the Cleveland skyline. Key Tower features a spacious and ornate lobby with four separate street entrances and access to the underground parking facilities between Key Tower and the Marriott Cleveland Downtown lobbies.

Key Tower is currently 92.9% leased to approximately 36 tenants under 71 leases, as of October 19, 2016 and historical occupancy has averaged 90% since 2006. The largest tenant at the Key Tower is KeyBank National Association (Moody’s/S&P/Fitch: A3/A-/A-) (“KeyBank”) which has been operating its headquarters there since 1992 and currently occupies 34.9% of the net rentable area. KeyBank is one of the largest bank-based financial services companies in the United States, with a reported $136.5 billion in total assets as of year-end 2016.

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Annex A-3	JPMDB 2017-C5

Key Center Cleveland

KeyBank has reportedly invested approximately $24.0 million in its space since 2013. KeyBank’s lease expires in June 2030 and provides for three, five-year renewal options remaining. KeyBank has an ongoing option, beginning in July 2020, to contract its space by up to an aggregate amount of 103,000 square feet; provided that each exercise of a contraction option may not exceed 44,000 square feet, and following each exercise of a contraction option, KeyBank may not exercise another contraction option for a period of three years following such exercise. KeyBank must give 12 months’ notice for each contraction option as well as a pay a termination fee consisting of unamortized tenant improvement and leasing commissions costs as well as a rent penalty.

Other large tenants in the building include law firms such as Squire Patton Boggs, Thompson Hine LLP and Baker Hostetler LLP as well as accounting and consulting firms such as Deloitte LLP and PricewaterhouseCoopers. The top five tenants by net rentable area have been at the Key Center Cleveland property on average approximately 18.0 years and have a weighted average remaining lease term of 12.6 years.

Key Tower Historical and Current Occupancy(1)
2013	2014	2015	Current(2)
89.7%	86.4%	80.3%	92.9%
(1)	Historical occupancies are as of December, 31 of each respective year.

(2)	Current occupancy is as of October 19, 2016.

Key Center Parking Garage Component. The Key Center Parking Garage Component contains 985 spaces and is connected to the Key Tower lobby through a separate double elevator bank. The garage features security lighting, video surveillance, and security patrols throughout the day. Valet service is offered at the Marriott Cleveland Downtown entrance. The City of Cleveland, Ohio owns the land beneath the parking lot and leases it to the borrower through 2059 with one 34-year extension through 2093 (“Parking Ground Lease”). The ground lease requires that at least 45% of the parking spaces be reserved for transient parking and hotel guests and the remainder of the parking spaces may be leased on a monthly basis. Minimum base rent paid to the city under the Parking Ground Lease is $60,000 per year provided that if the revenue exceeds certain breakpoints (based on the percentage of parking space leased on a monthly basis), percentage rent will also be payable. SL Plus Corporation (formerly known as Standard Parking Corporation) manages the Key Center Parking Garage Component for a 3.0% fee of net revenue. The term of the parking management agreement is month-to-month with automatic renewals.

Marriott Cleveland Downtown. Marriott Cleveland Downtown is a 24-story, 400-room, full service hotel built in 1991. Amenities at the Marriott Cleveland Downtown include a sports bar (“Jake’s Lounge”) and a modern American restaurant (“David’s Restaurant”) and an approximately 23,000 square foot private health club which is for use by hotel guests as well as tenants at the Key Tower (“Key Club”). The private health club features an indoor pool, sauna, and fitness room. The Marriott Cleveland Downtown also contains approximately 17,000 square feet of meeting space, a ballroom, and a contemporary lobby lounge with TVs.

Since 2010 the prior ownership has invested $6.3 million (15,782 per room) in capital expenditures, including over $4.6 million in guestroom upgrades in 2013-2014. The Marriott Cleveland Downtown is slated to undergo approximately $13.5 million in capital improvements which includes $3.3 million to update Key Club, $2.6 million to modernize the ballrooms and meeting space, approximately $2.0 million to renovate David’s Restaurant and $1.4 million to upgrade the hotel lobby.

The Key Center Cleveland property is within proximity to the Gateway District and local sports venue Progressive Field (home to the Major League Baseball’s Cleveland Indians) and Quicken Loans Arena (home to the National Basketball Association’s Cleveland Cavaliers), both of which are less than one mile from the Marriott Cleveland Downtown. Playhouse Square, a not-for-profit performing arts center is located approximately 0.7 miles away and is the largest performing arts center outside of New York and features over 1,000 annual events including Broadway shows, dance, concerts, and speakers. Cleveland State University (over 17,000 students) is located approximately 1.0 mile from the Marriott Cleveland Downtown.

The approximate distribution of demand of the Marriott Cleveland Downtown is 41% group, 28% leisure, 27% commercial, and 4% extended-stay, which generally mirror that of the market. Year-to-date July 2016, top accounts at the Marriott Cleveland Downtown which includes tenants at Key Tower were KeyBank (4.2% of room nights), Greater Cleveland Sports Commissions (2.4%), Association of Healthcare Journal (1.3%), Ernst & Young (1.2%), and Deloitte LLP (1.1%).

The Marriott Cleveland Downtown Hotel is brand-managed by Marriott Hotel Services, Inc. (“Marriott”) under a long term agreement which commenced in 1988 and will be expiring in 2021, with three, 10-year renewal periods. Marriott is entitled to a base management fee equal to 3.0% of total revenue. The management agreement may be terminated by the owner if the average operating profit does not equal or exceed $3.3 million for any three consecutive fiscal years.

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Annex A-3	JPMDB 2017-C5

Key Center Cleveland

Historical Occupancy, ADR, RevPAR(1)
	Marriott Cleveland Downtown			Competitive Set			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2014	65.8%	$159.58	$104.99	67.9%	$161.07	$109.31	96.9%	99.1%	96.0%
2015	70.2%	$159.52	$111.95	70.4%	$162.80	$114.68	99.6%	98.0%	97.6%
2016	66.2%	$162.44	$107.51	69.8%	$161.00	$112.33	94.9%	100.9%	95.7%
(1)	Source: Industry research report.

Marriott Cleveland Downtown – Competitive Set(1)
Property	Number of Rooms	Year Built
Marriott Cleveland Downtown	400	1991
Wyndham Cleveland at Playhouse Square	205	1995
Hyatt Regency Cleveland at The Arcade	293	2001
InterContinental Hotel Cleveland	295	2003
Total(2)	793
(1)	Source: Appraisal.
(2)	Total excludes the Marriott Cleveland Downtown.

Key Tower is located within the Cleveland central business district office submarket which has a total Class A office inventory of 10.9 million square feet and a vacancy rate of 14.9% as of the third quarter 2016. Over the past four quarters, the central business district Class A office market has experienced no growth of supply. There was also positive net absorption, decrease in vacancy rates and increase of asking rent in the marketplace. The appraisal identified five Class A properties located within the submarket that are the primary competitors of Key Tower. The properties range from 321,311 square feet to 1,270,204 with occupancies ranging from 89.0% to 93.6% with a weighted average of 90.8%. Average asking rents range from $17.00 per square foot to $35.00 per square foot with a weighted average of $24.57 per square foot on a modified gross basis. The appraisal concluded to a general vacancy rate of 7.0% for Key Tower.

Cleveland has a diversified economy with a large presence in education, technology, finance, biotechnology, and healthcare. The top five employers in the Cleveland area are Cleveland Clinic (34,000 employees), US Office of Personnel Management (15,095 employees), University Hospitals (13,726 employees), Giant Eagle (10,311 employees), and Progressive Corporation (8,612 employees). According to a third party report, the 2016 population within the one-, three-, and five-mile radius was 11,685, 75,091 and 239,627, respectively and the 2016 average household income was $65,299, $41,254 and $39,712, respectively.

Key Tower - Competitive Set(1)
Property	Location	Distance from Subject	Year Built	Square Feet	Occupancy %	Average Asking Rent $/SF
Key Tower	Cleveland, OH	—	1890, 1991	1,369,980(2)	92.9%(2)	$28.25(2)
Ernst & Young Tower	Cleveland, OH	0.5 miles	2013	550,000	93.6%	$35.00
200 Public Square	Cleveland, OH	0.1 miles	1985	1,270,204	91.0%	$20.00 – $27.00
Fifth Third Center	Cleveland, OH	0.2 miles	1991	508,400	89.7%	$19.00 - $23.00
One Cleveland Center	Cleveland, OH	0.4 miles	1983	545,028	89.0%	$22.00
Skylight Office Center	Cleveland, OH	0.2 miles	1990	321,311	90.0%	$17.00 - $25.00
(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll.

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Annex A-3	JPMDB 2017-C5

Key Center Cleveland

Key Tower Collateral Tenant Summary(1)
Tenant	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF	% of Total Base Rent	Lease Expiration Date
Keybank National Association(3)	A3 / A- / A-	477,781	34.9%	$31.30	39.7%	6/30/2030
Squire Patton Boggs	NA / NA / NA	150,890	11.0%	$33.05	13.2%	4/30/2022
Forest City(4)	NA / NA / BB-	147,795	10.8%	$27.00	10.6%	3/31/2033
Thompson Hine LLP(5)	NA / NA / NA	125,120	9.1%	$27.55	9.2%	9/30/2029
Baker Hostetler LLP	NA / NA / NA	115,615	8.4%	$28.62	8.8%	10/31/2031
Millenia(6)	NA / NA / NA	45,360	3.3%	$27.50	3.3%	6/30/2032
Deloitte LLP(7)	NA / NA / NA	41,718	3.0%	$29.25	3.2%	7/31/2024
PricewaterhouseCoopers	NA / NA / NA	16,385	1.2%	$33.70	1.5%	3/31/2019
Ogletree	NA / NA / NA	14,589	1.1%	$28.64	1.1%	6/30/2025
Amin, Turocy & Watson	NA / NA / NA	13,887	1.0%	$34.27	1.3%	11/30/2018
(1)	Based on the underwritten rent roll.
(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.
(3)	KeyBank has an ongoing option, beginning in July 2020, to contract its space by up to an aggregate amount of 103,000 square feet in three installments; provided that each exercise of a contraction option may not exceed 44,000 square feet, and following each exercise of a contraction option, KeyBank may not exercise another contraction option for a period of three years following such exercise. KeyBank must give 12 months notice for each contraction option as well as pay a termination fee consisting of unamortized tenant improvement and leasing commissions costs as well as a rent penalty.
(4)	Forest City is not yet in occupancy or paying rent. Forest City is expected to commence paying rent no later than April 1, 2018. At the origination date, the borrower provided the lender a letter of credit in the amount of $4,655,546, in respect of gap rent for Forest City. Forest City has the one-time option to contract its space by not less than one-half and not more than one full floor on March 31, 2023 upon 12 months prior notice.
(5)	Thompson Hine LLP, has the one time option to terminate its space by not more than a full floor of either (i) any single, non-contiguous floor leased by it or (ii) the highest or lowest full floor of any contiguous block of floors leased by it, which termination may be effective, at the tenant’s option, either on October 1, 2023 or October 1, 2025. Such option is exercisable upon written notice no later than 12 months prior to the applicable termination date, and payment of a fee equal to unamortized tenant improvement allowances and leasing commissions that were paid with respect to the terminated space.
(6)	Millennia is an affiliate of the borrower. Millennia is not yet in occupancy or paying rent. Millennia is expected to commence paying rent no later than July 1, 2017. At the origination date, the borrower provided the lender a letter of credit in the amount of $519,750, in respect of gap rent for Millennia.
(7)	Deloitte LLP has a one-time right no later than April 30, 2018 to reduce a portion of its premises consisting of such portion thereof located on the lowest or highest of the contiguous portion of its premises including the 33rd and 34th floors of the building, effective upon April 30, 2019.

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	97,245	7.1%	NAP	NAP	97,245	7.1%	NAP	NAP
2017 & MTM	12	17,593	1.3	$671,709	1.8%	114,838	8.4%	$671,709	1.8%
2018	9	35,869	2.6	1,152,639	3.1	150,707	11.0%	$1,824,348	4.8%
2019	2	24,251	1.8	784,222	2.1	174,958	12.8%	$2,608,569	6.9%
2020	3	356	0.0	79,602	0.2	175,314	12.8%	$2,688,171	7.1%
2021	3	10,705	0.8	292,071	0.8	186,019	13.6%	$2,980,242	7.9%
2022	8	167,787	12.2	5,454,978	14.5	353,806	25.8%	$8,435,221	22.4%
2023	0	0	0.0	0	0.0	353,806	25.8%	$8,435,221	22.4%
2024	3	46,451	3.4	1,359,875	3.6	400,257	29.2%	$9,795,096	26.0%
2025	3	14,589	1.1	417,778	1.1	414,846	30.3%	$10,212,873	27.1%
2026	0	0	0.0	0	0.0	414,846	30.3%	$10,212,873	27.1%
2027	2	37,044	2.7	349,785	0.9	451,890	33.0%	$10,562,658	28.1%
2028 & Beyond	26	918,090	67.0	27,093,506	71.9	1,369,980	100.0%	$37,656,164	100.0%
Total	71	1,369,980	100.0%	$37,656,164	100.0%

(1)	Based on the underwritten rent roll.
(2)	Certain tenants may have termination or contraction options that may be exercisable prior to the originally stated expiration date of the tenant lease that are not considered above.

A-3-50

Annex A-3	JPMDB 2017-C5

Key Center Cleveland

Marriott Cleveland Downtown - Operating History and Underwritten Net Cash Flow
	2013	2014	2015	2016	Underwritten	Per Room(1)	% of Total Revenue(2)
Occupancy	71.6%	66.5%	70.9%	66.2%	65.0%
ADR	$155.32	$157.83	$157.93	$162.44	$163.45
RevPAR(3)	$111.24	$104.99	$111.95	$107.51	$106.24

Room Revenue	$16,240,749	$15,328,051	$16,344,286	$15,738,880	$15,511,405	$38,779	70.2%
Food & Beverage Revenue	6,570,035	6,684,994	6,900,689	6,359,302	5,996,176	14,990	27.1
Other Departmental Revenue(4)	944,523	880,565	807,358	825,681	584,993	1,462	2.6
Total Revenue	$23,755,307	$22,893,610	$24,052,333	$22,923,863	$22,092,574	$55,231	100.0%

Room Expense	$4,304,027	$4,127,235	$4,491,676	$4,060,110	$4,032,965	$10,082	26.0
Food & Beverage Expense	4,861,458	4,876,676	5,101,971	4,744,258	4,437,170	11,093	74.0
Other Departmental Expenses	955,052	809,103	818,316	736,237	584,993	1,462	100.0
Departmental Expenses	$10,120,537	$9,813,014	$10,411,963	$9,540,605	$9,055,128	$22,638	41.0%

Total General/Unallocated Expenses	$6,890,609	$6,965,054	$7,394,903	$7,407,458	$7,437,569	$18,594	33.7%
Total Fixed Charges	$1,205,091	$1,487,694	$1,264,250	$1,312,263	$1,433,240	$3,583	6.5%

Net Operating Income	$5,539,070	$4,627,848	$4,981,217	$4,663,537	$4,166,637	$10,417	18.9%
FF&E	1,181,285	1,138,580	1,197,413	1,141,811	1,104,629	2,762	5.0
Net Cash Flow	$4,357,785	$3,489,268	$3,783,804	$3,521,726	$3,062,008	$7,655	13.9%

(1)	Per Room values are based on 400 guest rooms.
(2)	% of Total Revenue for Room Expense, Food & Beverage Expense and Other Departmental Expenses are based on their corresponding revenue line items.
(3)	Historical RevPAR for 2008, 2009, 2010, 2011 and 2012 was $102.07, $91.24, $90.59, $92.57, and $106.13, respectively.
(4)	Other Departmental Revenue consists primarily of vending commissions, guest services, miscellaneous commissions, sales tax discounts, cancellation fees, and attrition fees.

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Annex A-3	JPMDB 2017-C5

Key Center Cleveland

Key Center Cleveland - Operating History and Underwritten Net Cash Flow
	2013	2014	2015	2016	Underwritten	Per Square Foot	%(1)
Rents in Place(2)	$32,510,214	$31,608,409	$29,936,738	$28,060,735	$37,656,164	$27.49(3)	56.2%
Vacancy Income	0	0	0	0	2,745,589	2.00(3)	4.1
Gross Potential Rent	$32,510,214	$31,608,409	$29,936,738	$28,060,735	$40,401,753	$29.49(3)	60.3%
Reimbursements	2,348,968	2,690,336	1,319,674	691,479	597,315	0.44(3)	0.9
Hotel Revenue	23,755,307	22,893,610	24,052,333	22,923,863	22,092,574	55,231.44(4)	33.0
Parking Revenue	4,208,945	3,784,318	3,804,773	4,014,186	3,953,056	12.36(5)	5.9
Net Rental Income	$62,823,434	$60,976,673	$59,113,518	$55,690,263	$67,044,698	$28.05(6)	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(3,090,816)	(2.26)(3)	(4.6)
Other Income	3,122,262	3,226,533	4,133,442	3,550,145	3,375,221	2.46(3)	5.0
Effective Gross Income	$65,945,696	$64,203,206	$63,246,960	$59,240,408	$67,329,103	$28.17(6)	100.4%

Real Estate Taxes	7,328,456	7,479,510	7,521,235	7,917,113	7,557,705	5.52(3)	11.2
Insurance	222,847	213,688	203,536	178,137	205,793	0.15(3)	0.3
Management Fee	1,175,941	1,116,060	1,066,322	967,260	1,357,096	0.99(3)	2.0
Hotel Expenses	18,216,237	18,265,762	19,071,116	18,260,326	17,925,937	44,814.84(4)	26.6
Hotel FF&E	1,181,285	1,138,580	1,197,413	1,141,811	1,104,629	2,761.57(4)	1.6
Parking Expenses	1,790,147	1,750,452	1,660,359	1,634,547	1,634,547	5.11(5)	2.4
Parking Ground Rent	60,000	60,000	60,000	60,000	60,000	0.19(5)	0.1
Other Operating Expenses	9,096,558	9,323,332	10,213,368	10,023,488	10,478,703	7.65(3)	15.6
Total Expenses	$39,071,471	$39,347,384	$40,993,349	$40,182,682	$40,324,409	$16.87(6)	59.9%

Net Operating Income	$26,874,225	$24,855,822	$22,253,611	$19,057,726	$27,004,694	$11.30(6)	40.1%

Total TI/LC, Capex/RR	0	0	0	0	1,677,558	1.22(3)	2.5
Net Cash Flow	$26,874,225	$24,855,822	$22,253,611	$19,057,726	$25,327,136	$10.60(6)	37.6%
(1)	Percentage column represents percent of Net Rental Income for all revenue line items and represents percentage of Effective Gross Income for the remainder of fields.
(2)	Rents in Place include contractual rent steps through May 2017 and the present value of rent steps for Jones Lang LaSalle GR and KeyBank National Association. The increase in Rents in Place between Underwritten and 2016 was primarily due to newly executed leases with tenants Forest City and Millennia. Forest City executed a lease commencing in April 2018 for 147,795 square feet resulting in an increase to the Underwritten Base Rent of $3,990,465 and Millennia executed a lease commencing in July 2017 for 45,360 square feet resulting in an increase to the Underwritten Base Rent of $1,247,400.

(3)	Calculated based on the total square footage of Key Tower.

(4)	Calculated based on total rooms at the Marriott Downtown Cleveland.

(5)	Calculated based on the total square footage of the Key Center Parking Garage Component.

(6)	Calculated based on total square footage of the Key Center Cleveland property.

Property Management. The Key Tower is currently managed by Millennia Housing Management, Ltd., an affiliate of the borrower.

Escrows and Reserves. At origination, the borrower was required to deposit into escrow $1,540,363 for real estate taxes, $55,406 for insurance premiums, $18,271,556 for planned capital improvements for Key Tower and the Marriott Cleveland Downtown, $18,461,400 for outstanding tenant improvements related to Forest City and Millennia, $5,608,359 for outstanding tenant improvements related to Thompson Hine LLP (which amount was funded by the seller of the Key Center Cleveland property and is being held by a third party escrow agent, and not by the lender), $4,652,415 for a property improvement plan expected to be incurred at the Marriott Cleveland Downtown in connection with the anticipated renewal of the management agreement with Marriott in 2021, and $64,625 for deferred maintenance. Additionally, at origination, the borrower provided two letters of credit in the aggregate amount of $5,175,296 to cover free rent associated with the Forest City and Millennia tenants. Provided no event of default has occurred, at the borrower’s request, and subject to the conditions set forth in the loan agreement, such letters of credit may be reduced to reflect the burn-off of the respective tenant’s free rent period.

In addition to the reserves escrowed with the lender at closing, $1,991,429 is held in an FF&E reserve account held by Marriott as the hotel manager for planned capital improvements for the Marriott Cleveland Downtown.

Tax Escrows - On a monthly basis, the borrower is required to escrow 1/12 of the annual estimated tax payments, which currently equates to $770,181.

Insurance Escrows - On a monthly basis, unless an acceptable blanket policy is maintained in accordance with the loan documents, the borrower is required to escrow 1/12 of the annual insurance premiums, which currently equates to $27,703.

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Annex A-3	JPMDB 2017-C5

Key Center Cleveland

Replacement Reserves - On a monthly basis, the borrower is required to escrow $29,284 (approximately $0.26 per square foot annually) for replacement reserves subject to a cap of $1,757,065.

TI/LC Reserves - On a monthly basis, the borrower is required to deposit $110,513 (approximately $0.97 per square foot annually) for future tenant improvements and leasing commissions.

Ground Rent Reserve - On a monthly basis, the borrower is required to deposit 1/12 of the annual estimated ground rent payments at the Key Center Cleveland property, which currently equates to $5,000.

FF&E Reserve - On a monthly basis the borrower is required to deposit an amount equal to 1/12 of 5.00% (or if Marriott Corporation or an affiliate is the hotel manager, 4.00%) of gross hotel revenues unless (a) Marriott Corporation or an affiliate thereof is the hotel manager, (b) the borrower is required to reserve with the hotel manager an amount not less than the FF&E payment required under the Key Center Cleveland Loan documents, and (c) no event of default is continuing.

PIP Reserve - In the event that a property improvement plan (“PIP”) is required pursuant to the applicable hotel management agreement, borrower will be required to deposit on a monthly basis, all excess cash flow, until an amount equal to 110% of the costs of such a PIP (exclusive of any portion of the PIP which is duplicative of any of the approved FF&E that has already been reserved for) has been deposited into the PIP reserve account.

Lockbox / Cash Management. The loan is structured with a hard lockbox and in-place cash management. The borrower was required at origination to deliver tenant direction letters instructing all tenants to pay their rents and (if Marriott Corporation or an affiliate is not the hotel manager) all credit card companies under merchant agreements to pay receipts directly into such lockbox account. All checks and cash received from the hotel manager by the borrower or the property manager are required to be deposited into the lockbox account immediately upon receipt; provided that, so long as Marriott or its affiliate is the hotel manager, Marriott is only required to deposit net proceeds payable to the borrower into the lockbox. The funds on deposit in the lockbox account are required to be transferred daily to the cash management account under the control of the lender. On each due date, the Key Center Cleveland loan documents require that all amounts on deposit in the cash management account will be applied to fund reserves and pay debt service (and mezzanine debt service), and (i) to the extent that a Key Center Trigger Period (as defined below) has occurred and is continuing, remaining funds after payment of operating expenses are transferred into an excess cash flow account to be held by the lender as additional collateral and (ii) to the extent that no Key Center Trigger Period exists, be disbursed to the borrower in accordance with the loan documents. Upon an event of default under the Key Center Cleveland loan documents, the lender may apply the funds in the cash management account in such priority as it may determine.

A “Key Center Trigger Period” means a period (A) commencing upon the earliest of: (i) the occurrence and continuance of an event of default, (ii) the combined mortgage and mezzanine debt service coverage ratio being less than (a) 1.05x through January 31, 2019 or (b) 1.10x at any time thereafter, (iii) the occurrence of a Key Center Specified Tenant Trigger Period (as defined below) or (iv) the occurrence of a Hotel Management Trigger Period (as defined below), and (B) expiring upon: (i) with regard to any Key Center Trigger Period commenced in connection with clause (A)(i) above, the cure (if applicable) of such event of default, (ii) with regard to any Key Center Trigger Period commenced in connection with clause (A)(ii) above, the date that the combined debt service coverage ratio is equal to or greater (a) 1.10x for one calendar quarter through January 31, 2019 and (b) 1.15x for one calendar quarter thereafter, (iii) with regard to any Key Center Trigger Period commenced in connection with clause (A)(iii) above, a Key Center Specified Tenant Trigger Period ceasing to exist and (iv) with regard to any Key Center Trigger Period commenced in connection with clause (A)(iv) above, a Hotel Management Trigger Period ceasing to exist.

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Annex A-3	JPMDB 2017-C5

Key Center Cleveland

A “Key Center Specified Tenant Trigger Period” means a period: (A) commencing upon the first to occur of (i) any Key Center Specified Tenant (as defined below) being in default under its lease beyond applicable grace and cure periods set forth therein, (ii) any Key Center Specified Tenant failing to be in actual, physical possession of any portion of the applicable space in excess of 20,000 square feet (except as a result of a qualified casualty event), (iii) any Key Center Specified Tenant giving notice that it is terminating its lease for all or any portion of the space (or applicable portion thereof) (other than as a result of an exercise of a contraction option set forth in the lease at origination), (iv) any termination or cancellation of any Key Center Specified Tenant lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or any Key Center Specified Tenant lease failing to otherwise be in full force and effect, (v) any bankruptcy or similar insolvency of any Key Center Specified Tenant, (vi) any Key Center Specified Tenant failing to extend or renew its lease on or prior to the earlier to occur of (i) the date occurring one (1) year prior to the expiration of the then applicable term of the applicable Key Center Specified Tenant lease or (ii) the renewal notice date (if any) set forth in the applicable Key Center Specified Tenant lease for a term of at least 5 years, (vii) any Key Center Specified Tenant ceasing to maintain for at least one calendar quarter a long-term unsecured debt rating of at least “BBB-” from S&P and an equivalent rating from each of the other Rating Agencies which rate such entity, and (viii) any termination or cancellation of the Key Center Specified Tenant lease to any portion (but less than all) of the Key Center Specified Tenant space; and (B) expiring upon the first to occur of the lender’s receipt of evidence reasonably acceptable to the lender (which such evidence includes a duly executed estoppel certificate from the applicable Key Center Specified Tenant in form and substance acceptable to the lender) of: (i) the satisfaction of the Key Center Specified Tenant Cure Conditions (defined below) or (ii) the borrower leasing the entire Key Center Specified Tenant space (or applicable portion thereof that was partially terminated) in accordance with the applicable terms and conditions of the Key Center Cleveland loan documents, the applicable tenant under such lease being in actual, physical occupancy of the space demised under its lease and paying the full amount of the rent due under its lease and the borrower depositing into the leasing reserve account funds (which, to the extent that the excess cash flow account contains sufficient funds therefor, shall be transferred from the excess cash flow account to the leasing reserve account) sufficient to pay any leasing costs as reasonably expected to be incurred by the borrower in connection with re-leasing the applicable Key Center Specified Tenant space applicable to the Key Center Specified Tenant space.

A “Key Center Specified Tenant” means, as applicable, (i) KeyBank National Association, (ii) any other lessee(s) of more than 20,000 square feet of the space occupied by KeyBank National Association at origination (or any portion thereof), and (iii) any guarantor(s) of such lease.

“Key Center Specified Tenant Cure Conditions” means the receipt by the lender of evidence reasonably satisfactory to the lender of the following, as applicable: (i) the applicable Key Center Specified Tenant has cured all defaults under the applicable Key Center Specified Tenant lease, (ii) the applicable Key Center Specified Tenant is in actual, physical possession of the Key Center Specified Tenant space (or applicable portion thereof) and the applicable Key Center Specified Tenant is paying full, unabated rent under the applicable Key Center Specified Tenant lease, (iii) the applicable Key Center Specified Tenant has revoked or rescinded all termination or cancellation notices with respect to the applicable Key Center Specified Tenant lease and has re-affirmed the applicable Key Center Specified Tenant lease as being in full force and effect, (iv) in the event the Key Center Specified Tenant Trigger Period is due to the applicable Key Center Specified Tenant’s failure to extend or renew the applicable Key Center Specified Tenant lease in accordance with clause (A)(vi) of the definition of “Key Center Specified Tenant Trigger Period”, the applicable Key Center Specified Tenant has renewed or extended the applicable Key Center Specified Tenant lease in accordance with the terms of the Key Center Cleveland loan documents for a term of at least 5 years, (v) with respect to any applicable bankruptcy or insolvency proceedings involving the applicable Key Center Specified Tenant and/or the applicable Key Center Specified Tenant lease, the applicable Key Center Specified Tenant is no longer insolvent or subject to any bankruptcy or insolvency proceedings and has affirmed the applicable Key Center Specified Tenant lease pursuant to final, non-appealable order of a court of competent jurisdiction, (vi) in the event the Key Center Specified Tenant Trigger Period is due to a clause (vii) of “Key Center Specified Tenant Trigger Period”, the applicable Key Center Specified Tenant with respect to which such trigger occurred satisfies the credit requirements, and (vii) in the event the Key Center Specified Tenant Trigger Period is due to the borrower having deposited or caused to be deposited into the reserve account, an amount equal to $50 per square foot terminated.

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Annex A-3	JPMDB 2017-C5

Key Center Cleveland

“Hotel Management Trigger Period” means a period: (A) commencing upon the first to occur of: (i) the occurrence of a default by the borrower or hotel manager under the hotel management agreement, which default continues beyond any applicable grace or cure period, (ii) the borrower or hotel manager giving notice that it is terminating the hotel management agreement or hotel manager failing to renew the hotel management agreement not later than December 31, 2020, (iii) a PIP is required in connection with any hotel management agreement (including, but not limited to, as a result of the exercise of hotel manager’s rights pursuant to the hotel management agreement to require, from time to time, a PIP), (iv) any notice of termination, non-renewal or cancellation of the hotel management agreement (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or the hotel management agreement failing to otherwise be in full force and effect, (v) any bankruptcy or similar insolvency of hotel manager, (vi) the hotel failing to be operated, “flagged” and/or branded pursuant to the hotel management agreement, and (vii) any permit required pursuant to the hotel management agreement ceasing to be in full force in effect; and (B) expiring upon the first to occur of the lender’s receipt of evidence reasonably acceptable to the lender (which such evidence includes, without limitation, a duly executed estoppel certificate from the hotel manager in form and substance reasonably acceptable to the lender) of: (1) the satisfaction of the Hotel Management Cure Conditions (defined below), and (2) the branding, “flagging” and operation of the hotel pursuant to a hotel management agreement entered into in accordance with the terms of the Key Center Cleveland loan documents and the (which agreement is in full force and effect with no defaults thereunder) and the deposit into a PIP reserve account of an amount equal to any required PIP deposit (if any).

“Hotel Management Cure Conditions” means each of the following, as applicable: (i) all defaults have been cured under the hotel management agreement to the satisfaction of the non-defaulting party, (ii) the borrower and the applicable hotel manager have re-affirmed in writing the hotel management agreement as being in full force and effect, (iii) with respect to any applicable bankruptcy or insolvency proceedings involving the applicable hotel manager and/or hotel management agreement, such hotel manager is no longer insolvent or subject to any bankruptcy or insolvency proceedings and has affirmed such hotel management agreement pursuant to a final, non-appealable order of a court of competent jurisdiction, (iv) the hotel continues to be operated, “flagged” and branded pursuant to the hotel management agreement, (v) all permits applicable to the related hotel management agreement are in full force and effect, and (vi) any required PIP reserve has been deposited.

Additional Debt. Concurrently with the funding of the Key Center Cleveland Whole Loan, ACREFI MORTGAGE LENDING, LLC funded a mezzanine loan in the amount of $42,500,000 (the “Key Center Mezzanine Loan”) to 127 PS MEZZ BORROWER LLC, as mezzanine borrower, which is the direct owner of 100.0% of the limited liability company interests in the borrower. The Key Center Cleveland Mezzanine Loan is secured by a pledge of the mezzanine borrower’s 100% limited liability company interests in the borrower. The Key Center Cleveland Mezzanine Loan carries an interest rate of 12.75000% per annum and is coterminous with the Key Center Cleveland Whole Loan. Including the Key Center Cleveland mezzanine loan, the cumulative Cut-off Date LTV, cumulative UW NCF DSCR and cumulative UW NOI Debt Yield are 72.5%, 1.17x and 10.3%, respectively. The Key Center Cleveland Mezzanine Loan is subject to an intercreditor agreement.

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Annex A-3	JPMDB 2017-C5

Gateway I & II

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Annex A-3	JPMDB 2017-C5

Gateway I & II

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Annex A-3	JPMDB 2017-C5

Gateway I & II

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Annex A-3	JPMDB 2017-C5

Gateway I & II

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GACC	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$55,000,000	Title:	Fee
Cut-off Date Principal Balance:	$55,000,000	Property Type - Subtype:	Mixed Use – Office/Retail
% of Pool by IPB:	5.3%	Net Rentable Area (SF):	95,782
Loan Purpose:	Refinance	Location:	New York, NY
Borrower:	Thor Gateway I & II Owner, LLC	Year Built / Renovated:	2001, 2008 / N/A
Sponsor:	Joseph J. Sitt	Occupancy(1):	95.5%
Interest Rate:	4.69000%	Occupancy Date:	10/31/2016
Note Date:	2/3/2017	Number of Tenants:	7
Maturity Date:	2/6/2027	2013 NOI:	$3,563,426
Interest-only Period:	36 months	2014 NOI:	$3,620,865
Original Term:	120 months	2015 NOI:	$3,269,810
Original Amortization:	360 months	TTM NOI (as of 10/2016)(2)(3):	$3,648,491
Amortization Type:	IO-Balloon	UW Economic Occupancy:	93.5%
Call Protection:	L(25),Def(90),O(5)	UW Revenues:	$5,116,508
Lockbox / Cash Management:	Hard / Springing	UW Expenses:	$854,992
Additional Debt:	N/A	UW NOI(3):	$4,261,516
Additional Debt Balance:	N/A	UW NCF:	$4,098,687
Additional Debt Type:	N/A	Appraised Value / Per SF:	$77,000,000 / $804
		Appraisal Date:	11/16/2016

Escrows and Reserves(4)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$574
Taxes:	$13,361	$6,680	N/A	Maturity Date Loan / SF:	$505
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	71.4%
Replacement Reserves:	$0	$1,596	N/A	Maturity Date LTV:	62.8%
TI/LC:	$601,000	$11,973	N/A	UW NCF DSCR:	1.20x
Other:	$4,483,333	Springing	N/A	UW NOI Debt Yield:	7.7%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$55,000,000	100.0%	Payoff Existing Debt	$43,916,784	79.8%
			Return of Equity	5,333,315	9.7
			Upfront Reserves	5,097,694	9.3
			Closing Costs	652,207	1.2
Total Sources	$55,000,000	100.0%	Total Uses	$55,000,000	100.0%
(1)	Occupancy includes Modells, which has taken possession of its space and is anticipated to open in the fall of 2017. The Modells lease began in January 2017 with rental payments beginning in September 2017. At loan origination, $733,333 was escrowed to a free rent reserve to cover the free rent period through August 2017.

(2)	TTM NOI represents the trailing five-month period ending October 31, 2016, annualized. Full year 2016 financials were not available as the borrower acquired the property in June 2016.

(3)	The increase in UW NOI from TTM NOI is attributed to the Modells lease which began in January 2017, as well as rent steps in the amount of $100,965 that will take place through December 2017 and $45,000 related to the straight line average of Duane Reade rent steps through 2025.

(4)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

The Loan. The Gateway I & II loan has an outstanding principal balance as of the Cut-off Date of $55.0 million and is secured by a first mortgage lien on the borrower’s fee interest in a 95,782 square foot mixed use office and retail center located in New York, New York. The loan has a 10-year term and, subsequent to a three-year interest-only period, will amortize on a 30-year schedule. The previously existing debt was not included in a securitization.

The Borrower. The borrowing entity for the loan is Thor Gateway I & II Owner, LLC, a Delaware limited liability company and special purpose entity.

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Annex A-3	JPMDB 2017-C5

Gateway I & II

The Loan Sponsor. The loan sponsor and nonrecourse carve-out guarantor is Joseph J. Sitt, the founder and CEO of Thor Equities. Thor Equities participates in urban real estate projects and public/private partnerships, owning more than 160 properties throughout the United States, Canada, Latin America, and Europe. In addition to his responsibilities as the company’s CEO, Mr. Sitt also serves as the Chairman and Managing Principal of the Thor Urban Property Funds, an investment vehicle serving pension funds, investment banks, top-tier college endowments and foundations. The borrower is also indirectly owned approximately 49% by Israeli pension funds managed by Amitim, an operating body that manages eight defined benefit plans that are part of a pension reform program, and 41% by funds managed by Quilvest SA, a Luxembourg public financial holding company engaged in private equity and wealth management, or by its affiliates.

The loan sponsor purchased the property in June 2016 for approximately $75.5 million (approximately $788 per square foot). At the time of the acquisition, leases for approximately 40.0% of the net rentable area at the property were due to expire in 2016 and the rent roll had a weighted average remaining lease term of approximately six years. Since acquisition, the borrower signed a 10-year lease with Modells for a 3,803 square foot ground floor space and the entire 12,560 square foot second floor space at a blended rental rate of $67.22 per square foot. In addition, the Duane Reade lease was modified and extended from November 2016 through October 2026 at a blended rental rate of $104.64 per square foot. Lastly, the borrower signed a lease amendment with NYSARC for their 3rd floor office space and a portion of the ground floor in Gateway I at $46.02 per square foot from November 2016 through October 2019. The weighted average remaining lease term at the property is 8.6 years as of March 2017.

The Property. Gateway I & II is a two building, Class B 95,782 square foot office, retail and community space located at 135 East 125th Street and 126 East 126th Street within the Upper Manhattan submarket of New York City. The buildings were originally built in 2001 and 2008. The property is comprised of Gateway I, a three-story building with 40,003 square feet of net rentable area and Gateway II, a six-story building with 55,779 square feet of net rentable area. Gateway I is 95.2% leased to three tenants and Gateway II is 95.7% leased to five tenants (NYSARC has leases in both buildings). The ground floor features two lobbies and the retail suites, while office space is located on the second through fourth floors. The community facility space that is occupied by NYSARC has its own dedicated lobby and is located on floors five and six. This space features classrooms, recreational areas, kitchen facilities and dormitory style housing for individuals with developmental disabilities. The basement features storage for the building’s tenants.

As of October 31, 2016, the property was 95.5% occupied by seven tenants throughout ten leases. Tenant rollover at the property is granular with the largest single-year rollover at the property in 2026. Lease expirations in 2026 include Modells, Duane Reade, and IHOP, which tenants lease an aggregate 31.3% of net rentable area and account for an aggregate 46.6% of base rent. The Duane Reade lease expires in October 2026 and the Modells lease expires in December 2026. The expirations of such leases are among the triggers of a Lease Sweep Period as defined in “Escrows and Reserves” below.

The largest tenant at the property, the New York State Chapter of The Arc (“NYSARC”), leases 37,284 square feet (38.9% of net rentable area) with space in both Gateway I and Gateway II. NYSARC has leased space in both buildings since they were built and currently leases 13,133 square feet (13.7% of net rentable area) in Gateway I through October 2019 and 24,151 square feet in Gateway II (25.2% of net rentable area) through October 2029. NYSARC recently extended its lease in Gateway I through October 2019 at a gross rent of $48.05 per square foot, a 7.0% increase from the previous gross rent of $44.89 per square foot. NYSARC is one of New York State’s largest nonprofit organizations serving people with developmental disabilities. NYSARC has 48 chapters across New York State, supporting more than 60,000 individuals, employing approximately 30,000 people and has a membership of more than 100,000 people. NYSARC also occupies the community facility space on the fifth and sixth floors, which serves as residential quarters for approximately 26 individuals with developmental disabilities. The NYSARC lease does not have any termination, appropriation or kickout clauses. The second largest tenant, Modells, leases 16,363 square feet (17.1% of net rentable area) through December 2026. Modells is a family-owned and operated retailer of sporting goods, athletic footwear, active apparel and fan gear. Modells was founded in 1889 and operates over 150 stores throughout the Northeast. Modells signed a 10 year lease at Gateway I for 16,363 square feet through December 31, 2026, taking over the space previously occupied by Raymour & Flanigan. Modells is currently building out its space and is anticipated to take occupancy in the fall of 2017. A holdback reserve was established at origination in the amount of $3,750,000 as further described in “Escrows and Reserves” below. Modells has two five-year renewal options with 365 days prior notice and does not have any termination options. The third largest tenant, Sinergia, leases 15,087 square feet (15.8% of net rentable area) through November 2024 and has been at the Gateway II property since December 2009. Sinergia is a non-profit organization that works with people with disabilities and their families. Founded in 1977, Sinergia works with underserved families, many with limited English proficiency, who may be homeless or impoverished, or who may be struggling with insecure housing and income, lack of services and discrimination based on ethnicity, language status, immigration status, gender or poverty. Sinergia does not have any termination options. Duane Reade is the fourth largest tenant, occupying 8,601 square feet (9.0% net rentable area) through October 2026. Founded in 1960, Duane Reade owns and operates a chain of drugstores in commercial and residential neighborhoods in New York. Its stores offer products in various categories, including beauty, diet and fitness, grocery, household medicines and treatments, nutritional products, cosmetics, greeting cards, and photo processing solutions, among many others. In 2010, Duane Reade was acquired by Walgreens Boots Alliance, Inc. The Duane Reade lease at the property is guaranteed by Walgreens Co. (rated Baa2/BBB/BBB by Moody’s, Fitch and S&P, respectively). Duane Reade previously leased 9,792 square feet at Gateway I through October 2016, when the Duane Reade space was reconfigured to allow the borrower to recapture a 1,191 square foot space along 125th street. Duane Reade then renewed its lease for 8,601 square feet through October 2026. Duane Reade has two five-year renewal options with 365 days prior notice and does not have any termination options.

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Annex A-3	JPMDB 2017-C5

Gateway I & II

Gateway I & II is located on the entire western blockfront of Lexington Avenue between 125th Street and 126th Street in the Harlem neighborhood of Upper Manhattan. Harlem is located within the northern section of Manhattan and has traditionally been defined as the area bound by 110th Street to the south, 155th Street to the north, the Hudson River to the west and Harlem River to the East. In 2008 the City of New York rezoned the neighborhood and introduced new incentives to encourage commercial development in the area. The area’s shifting demographics have led to the emergence of a new retail and office landscape, including the addition of Whole Foods at 100 West 125th Street.

The Upper Manhattan office market is generally considered the area from 110th Street to the south, the tip of Manhattan to the north, the Harlem River to the west and the East River to the east. According to the appraisal, as of the first quarter 2016, the Upper Manhattan Office market maintains a total of 205 office buildings in its competitive inventory, containing approximately 6.5 million square feet of office space with a vacancy rate of 8.5% as of November 2016. Between the fourth quarter of 2012 and the third quarter of 2016, vacancy rates have fluctuated between 8.3% and 9.5%, with the highest vacancy observed at year end 2015 and the lowest vacancy rate observed during the final quarter of 2013. Vacancy rates are currently the third lowest of any point over the past four years. Over the same period, asking rents have ranged from $35.47 per square foot, gross (fourth quarter 2013) to $40.93 per square foot, gross (third quarter 2016). As of the third quarter 2016, average asking rent is $40.93 per square foot, gross and asking rent for Class B office space within the Harlem neighborhood of Manhattan is $37.00 per square foot. The appraisal identified nine comparable office space leases ranging from $33.00 to $55.00 per square foot. Based upon recent leases at Gateway I & II, recent activity in the market, and the comparable leases, the appraisal concluded to a market rent of $40.00 per square foot for the Gateway I & II office space, and $45.00 per square foot for the community facility space.

The majority of the Harlem retail market is comprised of ground floor retail within the base of residential and office buildings. The Harlem retail market is situated within self-contained areas serving the immediate surroundings. According to a third party market research report, the Upper Manhattan/Harlem retail market contains approximately 2.2 million square feet of retail space. The 125th Street corridor is considered Harlem’s prime retail/commercial corridor with much of the higher density retail development located along this strip. Asking rents vary significantly throughout the Harlem market. A real estate trade association conducts semiannual retail market reports which contain an analysis of the 125th Street corridor. According to such report for spring 2016 (the “Spring 2016 Retail Report”), the average 125th Street asking rent was $132.00 per square foot, up 2% from the fall of 2014 and down 6% from the spring of 2016. Furthermore, Gateway I & II’s 125th Street retail corridor exhibits a range of asking rents from $75.00 to $225.00 per square foot depending on size, frontage, utility and location. The Spring 2016 Retail Report indicates that the Harlem corridor has ground floor average asking rents ranging between $70.00 and $390.00 per square foot, with an average asking rent of $138.00 per square foot. The appraisal identified 13 comparable retail leases ranging from $88.00 to $200.00 per square foot. Based upon recent leases at Gateway Center I & II, recent activity in the market, and the comparable leases, the appraisal concluded to a market rent of $190.00 per square foot for small ground floor space (less than 2,000 square feet) along East 125th Street, $125.00 per square foot for the large ground floor space (greater than 2,000 square feet) along East 125th Street, $110.00 per square foot for the small retail suite along Lexington Avenue and $100.00 per square foot for the corner retail suite along Lexington Avenue and East 126th Street.

Historical and Current Occupancy(1)
2013	2014	2015	Current(2)(3)
100.0%	100.0%	100.0%	95.5%
(1)	Historical Occupancies are as of December 31 of each respective year.

(2)	Current Occupancy is as of October 31, 2016.

(3)	Current Occupancy dipped from 100.0% when the previous owner vacated their small office space.

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Gateway I & II

Collateral Tenant Summary(1)
Tenant	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
NYSARC(3)	NA / NA / NA	37,284	38.9%	$46.35	34.7%	10/31/2029
Modells(4)	NA / NA / NA	16,363	17.1%	$67.22	22.1%	12/31/2026
Sinergia	NA / NA / NA	15,087	15.8%	$45.24	13.7%	11/30/2024
Duane Reade	Baa2 / BBB / BBB	8,601	9.0%	$104.64	18.1%	10/31/2026
Day Care Council NY(5)	NA / NA / NA	7,580	7.9%	$31.25	4.8%	12/31/2020
IHOP	NA / NA / NA	5,025	5.2%	$56.54	5.7%	3/31/2026
Cardinal McCloskey	NA / NA / NA	1,521	1.6%	$34.83	1.1%	6/30/2017

(1)	Based on the underwritten rent roll.
(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.
(3)	NYSARC has 13,133 square feet (Gateway I) expiring October 31, 2019 and 24,151 square feet (Gateway II) expiring October 31, 2029.
(4)	Modells is anticipated to take occupancy in the fall of 2017. The Modells lease began in January 2017 with rental payments beginning in September 2017. At loan origination, $733,333 was escrowed to a free rent reserve to cover Modells free rent period through August 2017.
(5)	Day Care Council NY has the right to terminate its lease after October 2017 if the tenant suffers from a defunding event.

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	4,321	4.5%	NAP	NAP	4,321	4.5%	NAP	NAP
2017 & MTM	1	1,521	1.6	$52,983	1.1%	5,842	6.1%	$52,983	1.1%
2018	0	0	0.0	0	0.0	5,842	6.1%	$52,983	1.1%
2019	1	13,133	13.7	621,848	12.5	18,975	19.8%	$674,831	13.5%
2020	1	7,580	7.9	236,875	4.8	26,555	27.7%	$911,706	18.3%
2021	0	0	0.0	0	0.0	26,555	27.7%	$911,706	18.3%
2022	0	0	0.0	0	0.0	26,555	27.7%	$911,706	18.3%
2023	0	0	0.0	0	0.0	26,555	27.7%	$911,706	18.3%
2024	1	15,087	15.8	682,536	13.7	41,642	43.5%	$1,594,241	32.0%
2025	0	0	0.0	0	0.0	41,642	43.5%	$1,594,241	32.0%
2026	5	29,989	31.3	2,284,114	45.8	71,631	74.8%	$3,878,355	77.8%
2027	0	0	0	0	0.0	71,631	74.8%	$3,878,355	77.8%
2028 & Beyond	1	24,151	25.2	1,106,116	22.2	95,782	100.0%	$4,984,471	100.0%
Total	10	95,782	100.0%	$4,984,471	100.0%
(1)	Based on the underwritten rent roll. Certain tenants may have termination or contraction options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in this lease rollover schedule.

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Gateway I & II

Operating History and Underwritten Net Cash Flow
	2013	2014	2015	TTM(1)	Underwritten(2)	Per Square Foot	%(3)
Rents in Place(4)	$4,186,208	$4,286,319	$4,140,882	$4,159,003	$4,984,471	$52.04	91.0%
IG Rent Credit	0	0	0	0	45,000	0.47	0.8
Vacant Income	0	0	0	0	358,350	3.74	6.5
Gross Potential Rent	$4,186,208	$4,286,319	$4,140,882	$4,159,003	$5,387,821	$56.25	98.4%
Reimbursements	0	59	0	37,681	69,829	0.73	1.3
Overage Rent	0	0	0	0	17,208	0.18	0.3
Net Rental Income	$4,186,208	$4,286,378	$4,140,882	$4,196,684	$5,474,858	$57.16	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(358,350)	(3.74)	(7.0)
Other Income	0	0	0	0	0	0	0.0
Effective Gross Income	$4,186,208	$4,286,378	$4,140,882	$4,196,684	$5,116,508	$53.42	100.0%

Total Expenses(5)	$622,781	$665,514	$871,072	$548,193	$854,992	$8.93	16.7%

Net Operating Income	$3,563,426	$3,620,865	$3,269,810	$3,648,491	$4,261,516	$44.49	83.3%

Total TI/LC, Capex/RR	0	0	0	0	162,829	1.70	3.2

Net Cash Flow	$3,563,426	$3,620,865	$3,269,810	$3,648,491	$4,098,687	$42.79	80.1%
(1)	TTM represents the trailing five-month period ending October 31, 2016, annualized. Full year 2016 financials were not available as the sponsor acquired the property in June 2016.
(2)	The difference between the Underwritten Rents in Place and the TTM rents in place is attributed to the Modells lease which began in January 2017.
(3)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.
(4)	Rents in Place include $100,965 in contractual rent steps through December 2017.
(5)	Gateway I & II benefit from extended real estate tax exemptions under New York City’s Industrial and Commercial Incentive Program (“ICIP”) for 25 years following each building’s original construction year. Under the ICIP, 100% of taxable improvements on Gateway I are exempt through the 2016/2017 tax year and, thereafter, the exemption is reduced by 10% per year over the next 10 years through the 2025/2026 tax year. Gateway II is 100% tax exempt through the 2025/2026 tax year, with a 10% per year phase out through the 2034/2035 tax year. Taxes have been underwritten based on the unabated amount less the average tax savings for the life of the loan.

Property Management. The Gateway I & II property is managed by Sierra Real Estate, LLC.

Escrows and Reserves. At origination, the borrower was required to deposit into escrow $13,361 for real estate taxes, $601,000 for outstanding approved tenant improvements and leasing commissions related to Modells, $733,333 for free rent related to the Modells lease and a $3,750,000 holdback to be held by lender until such time as, among other conditions, (i) the property achieves a debt yield of at least 7.3%, (ii) Modells is in occupancy, open for business and paying full unabated rent (or, alternatively sufficient funds have been retained in the holdback reserve to account for all remaining scheduled free rent periods or rent abatements under the Modells lease) with all tenant improvements or other landlord obligations required to be performed or paid by lender under such lease having been completed, at which point the holdback reserve (less any remaining free rent amount for Modells) is required to be released to the borrower.

Tax Escrows - On a monthly basis, the borrower is required to escrow 1/12 of the annual estimated tax payments, which currently equates to $6,680.

Insurance Escrows - The requirement for the borrower to make monthly deposits to the insurance escrow is waived so long as the property is insured under an acceptable blanket policy in accordance with the loan documents.

Replacement Reserves - On a monthly basis, the borrower is required to escrow $1,596 (approximately $0.20 per square foot annually) for replacement reserves.

TI/LC Reserves - On a monthly basis, the borrower is required to deposit $11,973 (approximately $1.50 per square foot annually) for future tenant improvements and leasing commissions.

Seller IHOP Escrow - At loan origination, the prior owner escrowed $560,000 with the title company to cover any rental payments from June 2016 through June 2018 due from IHOP if not paid by the IHOP tenant. This amount is equal to two years of IHOP’s rental payments. IHOP had previously been delinquent in payment prior to the acquisition by the sponsor in June 2016, but the tenant has been current on payments since acquisition. All payments required to be made to the borrower must be paid to the lender in the clearing account and the lender is a third party beneficiary of all of borrower’s rights under the escrow agreement. The lender does not have the right to hold such escrow or to apply it to pay obligations under the loan.

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Lockbox / Cash Management. The loan is structured with a hard lockbox and springing cash management. The borrower was required at origination to deliver tenant direction letters instructing all tenants to deposit rents into a lockbox account controlled by the lender. All funds in the lockbox account are required to be swept daily into the borrowers’ operating account, unless a Trigger Period (as defined below) is continuing, in which event such funds are required to be swept on a daily basis into a cash management account controlled by the lender and disbursed on each payment date in accordance with the loan documents.

A “Trigger Period” commences upon the occurrence of (i) an event of default, (ii) a Lease Sweep Period (as defined below), (iii) from and after December 31, 2017, the debt service coverage ratio based on underwritten net cash flow (as calculated in the loan documents) falling below 1.15x and ends upon, (a) with respect to clause (i) above, a cure of such default, (b) with respect to clause (ii) above, a Lease Sweep Cure (as defined below) and (c) with respect to clause (iii) above, the property achieving a debt service coverage ratio of at least 1.20x for two consecutive quarters. In addition, the borrower may deliver funds or a letter of credit equal to the amount which, if applied to repay the outstanding principal balance of the loan, would cause the property to achieve a 1.20x debt service coverage ratio.

A “Lease Sweep Period” will occur upon (i) 12 months prior to the earliest stated expiration of (a) the Duane Reade lease, (b) the Modell’s lease, and/or (c) any replacement lease that, either individually, or when taken together with any other lease with the same tenant or its affiliates, and assuming the exercise of all expansion rights and all preferential rights to lease additional space contained in such lease, covers the majority of the applicable space (each a “Lease Sweep Lease”), (ii) upon the date required under the Lease Sweep Lease by which the subject tenant is required to give notice of its exercise of a renewal option thereunder (and such renewal has not been so exercised), (iii) upon the early termination, early cancellation or early surrender of a Lease Sweep Lease or upon the borrower’s receipt of notice by a subject tenant of its intent to effect an early termination, early cancellation or early surrender of its Lease Sweep Lease, (iv) if a subject tenant has ceased operating its business at the property or goes dark at substantially all of its space at the property, (v) upon a default under a Lease Sweep Lease by a subject tenant beyond any applicable notice and cure period or (vi) upon a bankruptcy or insolvency proceeding of the applicable tenant or its direct or indirect parent company.

A “Lease Sweep Cure” means (a) with respect to clauses (i), (ii), (iii) and (iv) above, the space demised under the Lease Sweep Lease has been re-tenanted pursuant to one or more Qualified Leases (as defined below) (or such lesser amount of applicable space is tenanted under one or more Qualified Leases, the leasing of which results in a debt service coverage ratio of at least 1:20x and the replacement tenant thereunder has taken occupancy and commenced paying full un-abated rent and all landlord obligations (including the payment of any leasing commissions) have been satisfied in full (or sufficient funds have been collected in the lease sweep reserve for such purposes and to cover any shortfalls with respect to required payments or operating expenses relating to the delay in the commencement of full rent payments, (b) with respect to clause (iv) above, the tenant re-opens for business and continuously operates for at least 90 days, (c) with respect to clauses (i) and (ii) above, the date on which the tenant under the Lease Sweep Lease irrevocably exercises its renewal or extension option (or otherwise enters into an extension agreement with the borrower and reasonably acceptable to the lender), and sufficient funds have accumulated in the lease sweep account to cover all anticipated leasing expenses, free rent periods and/or rent abatement periods in connection with such renewal or extension, (d) with respect to clause (v) above, such default has been cured for a period of six consecutive months and (e) with respect to clause (vi) above, the applicable insolvency proceeding has terminated and/or the applicable Lease Sweep Lease has been affirmed, assumed or assigned in a manner reasonably satisfactory to the lender.

A “Qualified Lease” means either (a) the original Lease Sweep Lease, as extended in accordance with (i) the express renewal option set forth in such Lease Sweep Lease and, with respect to which, the terms of such renewal are on market terms with respect to, among other things, base rent, additional rent and recoveries and tenant improvement allowances or (ii) a modification of the Lease Sweep Lease approved by the lender, or (b) a replacement lease (i) with a term that extends at least three years beyond the end of the loan term, (ii) entered into in accordance with the loan documents and (iii) on market terms with respect to, among other things, base rent, additional rent (which base rent and additional rent shall be at least equivalent to the rent amounts being paid under the subject Lease Sweep Lease) and recoveries and tenant improvement allowances.

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Landmark Square

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$49,000,000	Title:	Fee / Leasehold
Cut-off Date Principal Balance(1):	$49,000,000	Property Type - Subtype:	Mixed Use – Office/Retail
% of Pool by IPB:	4.7%	Net Rentable Area (SF):	757,917
Loan Purpose:	Refinance	Location:	Stamford, CT
Borrower:	Landmark Square 1-6 LLC	Year Built / Renovated:	1974, 1976, 1977, 1981, 1983,
Sponsor:	SL Green Operating Partnership,		2006 / N/A
	L.P.	Occupancy:	84.9%
Interest Rate:	4.97000%	Occupancy Date:	12/31/2016
Note Date:	12/2/2016	Number of Tenants:	113
Maturity Date:	1/1/2027	2013 NOI:	$9,916,119
Interest-only Period:	120 months	2014 NOI(2):	$10,446,258
Original Term:	120 months	2015 NOI(2):	$7,467,129
Original Amortization:	None	TTM NOI (as of 12/2016)(2)(3):	$9,724,228
Amortization Type:	Interest Only	UW Economic Occupancy(3):	85.4%
Call Protection:	L(26),Def(90),O(4)	UW Revenues:	$24,368,179
Lockbox / Cash Management:	Hard / Springing	UW Expenses:	$12,347,514
Additional Debt:	Yes	UW NOI(3):	$12,020,665
Additional Debt Balance:	$51,000,000	UW NCF:	$11,058,110
Additional Debt Type:	Pari Passu	Appraised Value / Per SF:	$175,700,000 / $232
		Appraisal Date:	11/9/2016

Escrows and Reserves(4)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$132
Taxes:	$1,325,844	$220,974	N/A	Maturity Date Loan / SF:	$132
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	56.9%
Replacement Reserves:	$0	Springing	$500,000	Maturity Date LTV:	56.9%
TI/LC:	$0	Springing	N/A	UW NCF DSCR:	2.19x
Other:	$0	$0	N/A	UW NOI Debt Yield:	12.0%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Mortgage Loan(1)	$100,000,000		100.0%	Payoff Existing Debt	$78,204,098	78.2%
				Return of Equity	19,056,999	19.1
				Closing Costs	1,413,059	1.4
				Upfront Reserves	1,325,844	1.3
Total Sources	$100,000,000		100.0%	Total Uses	$100,000,000	100.0%

(1)	The Landmark Square loan is part of a whole loan evidenced by two pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $100.0 million. The Financial Information presented in the chart above reflects the Cut-off Date balance of the $100.0 million Landmark Square Whole Loan, as defined in “The Loan” below.

(2)	The decrease from 2014 NOI to 2015 NOI is primarily due to rent abatements for tenants which signed leases in 2015. The increase from 2015 NOI to TTM NOI is primarily due to rent abatements burning off from the leases executed in 2015 and an increase in other income related to licensee rent, lease buy out income and miscellaneous income in the amount of $699,848.
(3)	The increase in UW NOI from TTM NOI is primarily due to rent abatements burning off, additional leasing and contractual rent steps though January 1, 2018 totaling approximately $340,507.

(4)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

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The Loan. The Landmark Square loan is secured by a first mortgage lien on the borrower’s fee and leasehold interests in a mixed use office and retail complex located in downtown Stamford, Connecticut, consisting of 757,917 square feet. The whole loan has an outstanding principal balance as of the Cut-off Date of $100.0 million (the “Landmark Square Whole Loan”) and is comprised of two pari passu notes, each as described below. Note A-2 with a balance of $49.0 million is being contributed to the JPMDB 2017-C5 Trust. Note A-1 is expected to be contributed to the JPMCC 2017-JP5 trust and is the controlling note under the related intercreditor agreement, the rights of which will be exercised by the related trustee under that securitization (or, prior to the occurrence and continuance of a control termination event under the related pooling and servicing agreement, by the related directing certificateholder). However, the holder of Note A-2 (including the Trustee or, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder) will be entitled, under certain circumstances, to be consulted with respect to certain major decisions. The Landmark Square Whole Loan has a 10-year term and is interest-only for the entire term.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder(1)	Controlling Piece
A-1	$51,000,000	$51,000,000	JPMCB	Yes
A-2	49,000,000	49,000,000	JPMDB 2017-C5	No
Total	$100,000,000	$100,000,000
(1)	The controlling Note A-1 is currently held by JPMCB and is expected to be contributed to the JPMCC 2017-JP5 trust.

The Borrower. The borrowing entity for the Landmark Square Whole Loan is Landmark Square 1-6 LLC, a Delaware limited liability company and special purpose entity.

The Loan Sponsor. The loan sponsor of the borrower and nonrecourse carve-out guarantor is SL Green Operating Partnership, L.P. (“SL Green”) (NYSE: “SLG”; rated Baa3/BBB-/BBB- by Moody’s, S&P and Fitch, respectively) which is an S&P 500 company and New York City’s largest office landlord. As of December 31, 2016, SL Green held interests in 127 Manhattan properties totaling 47.8 million square feet. In addition to the Landmark Square property, the loan sponsor owns four other office buildings (680, 750, 1055 and 1010 Washington Boulevard) totaling over 650,000 square feet in Stamford, Connecticut.

The property was acquired by the loan sponsor through its acquisition of Reckson Operating Partnership LP in January 2007 for an allocated purchase price of approximately $256.0 million ($338 per square foot). According to the loan sponsor, it invested approximately $36.5 million ($48 per square foot) in capital improvements including new building and garage entrances, fully renovated lobbies, elevator modernization, universal key card access, main arcade renovations, exterior plaza upgrades and a sustainability program that encompassed a complete exterior LED lighting retrofit along with various mechanical improvements and upgrades.

The Property. The Landmark Square property consists of 757,917 square feet of office and retail space and is situated on a 6.30 acre site in downtown Stamford, Connecticut. Landmark Square is comprised of seven buildings ranging in size from 12,880 square feet to 272,578 square feet that were built in various phases between 1974 and 2006. The largest building, 1 Landmark Square, is the tallest office building in Stamford at 22 stories and offers expansive views of the Long Island Sound and the New York City skyline. The remaining buildings are two to nine stories each. Due to its varying floorplates, the Landmark Square property is able to accommodate tenants ranging in size from approximately 55,000 square feet to less than 1,000 square feet at a wide range of price points. Property amenities include on-site parking consisting of 1,100 spaces (resulting in a parking ratio of 1.45 spaces per 1,000 square feet) with optional valet parking, a private shuttle to and from the Metro North/Amtrak transportation hub which is 0.5 miles from the property, numerous on-site restaurants including Del Frisco’s Grill and a full-time concierge for tenants. Of the total square footage, approximately 81,879 square feet is retail (10.8% of total square footage). Of the retail square footage, 50,247 square feet is leased to Bow Tie Cinemas movie theater, which is located at 5 Landmark Square, while the remainder of the retail space is located within 1, 3, 4 and 7 Landmark Square. The property also features a 21,500 square foot health club, complete with squash courts, cardio rooms, weight rooms and full locker room facilities, which is available exclusively to tenants for a monthly fee of $30.00. Tenants also have access to a state-of-the-art 50-seat conference facility, barbershop and on-site tailor and dry cleaners.

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Property Summary
Building Name	Location	Net Rentable Area (SF) (1)	Year Built	Number of Stories	Number of Tenants(2)	Occupancy	Major Tenants
1 Landmark Square	Stamford, CT	272,578	1981	22	61	79.7%	Allegis Global Solutions
2 Landmark Square	Stamford, CT	37,715	1974	3	6	62.4%	SAC Acquisition, Katon Partners
3 Landmark Square	Stamford, CT	131,556	1977	6	20	81.8%	NBC Universal Media, Boardroom, Inc.
4 Landmark Square	Stamford, CT	103,431	1976	5	15	93.7%	Silgan Holdings, Inc
5 Landmark Square	Stamford, CT	58,000	1974	3	3	100.0%	Bow Tie Cinemas
6 Landmark Square	Stamford, CT	141,757	1983	9	7	90.0%	Cummings & Lockwood, Finn Dixon & Herling
7 Landmark Square	Stamford, CT	12,880	2006	2	2	100.0%	Del Frisco’s Grille, HSBC
Total/Wtd. Avg.		757,917			114	84.9%

(1)	Net rentable area excludes all storage space, the conference center and fitness center.
(2)	The total number of tenants does not equal 113 because Sacred Heart University leases space at 3 and 4 Landmark Square.

As of December 31, 2016, the property was 84.9% leased to 113 tenants, across a wide-range of industries including legal, accounting, financial services, publishing, software, advertising, food packaging, liquor import, recruiting, human resources and mail order retail, among others. The largest tenant at the property, Cummings & Lockwood, leases 55,643 square feet (7.3% of the net rentable area) through April 2026 and has been in occupancy since 2005. Cummings & Lockwood has two five-year renewal options which would extend its lease out to 2036. Cummings & Lockwood is a law firm founded in 1909 that provides legal counsel to both private clients and commercial enterprises with one of the largest trust and estate practices in the United States. Cummings & Lockwood employs nearly 100 attorneys across six offices located in Connecticut and Florida. The second largest tenant, B and E Theaters LLC (“Bow Tie Cinemas”), leases 50,247 square feet (6.6% of the net rentable area) of the ground floor of 5 Landmark Square and has been a tenant at the property since 1996 and most recently renewed its lease in June 2016. The theater features nine screens and has an entrance from Stamford Town Center Mall. Bow Tie Cinemas’ lease expires in May 2021 and it has one five-year renewal option which would extend its lease out to 2026. Founded in 1900, Bow Tie Cinemas is a privately-held theater company with more than 400 screens across 50 theaters in Colorado, Connecticut, Maryland, New Jersey, New York and Virginia. The third largest tenant, Finn Dixon & Herling, leases 26,385 square feet (3.5% of the net rentable area). Finn Dixon & Herling is a corporate law firm headquartered at the property, which was founded in 1987 and employs more than 50 attorneys. The firm specializes in bankruptcy and corporate reorganizations, commercial litigation, banking, mergers and acquisitions, securities, private equity, public finance, executive compensation and tax law. Finn Dixon & Herling has been at the property since April 2016 and its lease expires in December 2032. The Landmark Square property has had 26 renewal or new leases signed since January 2016 totaling 207,147 square feet (27.3% of total net rentable area).

Historical and Current Occupancy(1)
2013	2014	2015	Current(2)
82.4%	84.9%	87.6%	84.9%
(1)	Historical Occupancies are as of December 31 of each respective year.

(2)	Current Occupancy is as of December 31, 2016.

The Landmark Square property is located within the Stamford central business district adjacent to Veterans Memorial Park and connected via an enclosed arcade to the adjacent Stamford Town Center Mall, an 853,000 square foot retail complex featuring more than 100 retailers and anchored by Macy’s and Saks Fifth Avenue OFF Fifth. Within one block of the property are Palace Theater, Ferguson Library and Old Town Hall, a public exhibition and event space, Courtyard by Marriott Stamford Downtown, Target and the University of Connecticut – Stamford. The property is located within three blocks of the Stamford Innovation Center which serves as an incubator and co-working space for technology start-ups. The Landmark Square property is also located within 0.75 miles of the Stamford train station, which allows for access to Manhattan in approximately 50 minutes. The property is located just north of Interstate 95 which provides access to State Routes 7 and 8 and connects to the Merritt Parkway and other points in the northern sector of the state.

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Landmark Square

Stamford is home to numerous national and multinational corporations such as Sikorsky Aircraft, General Electric Corporation, Gen Re, Pitney Bowes, UBS, Reuters, Bridgewater Associates, Vineyard Vines and Royal Bank of Scotland, among others. According to the appraisal, Stamford is a global financial center with a strong high tech manufacturing and defense industry presence which benefits from a highly educated labor force. Stamford has a growing number of residential projects including Harbor Point, Parcel 38 and Bedford House. Harbor Point, the largest development within Stamford is a mixed-use redevelopment encompassing 82 acres, currently consisting of more than 2,360 apartments and is anticipated to expand to more than 4,000 units. Harbor Point also features a significant retail component including 30 retailers with more than a dozen restaurants, 20 acres of public parks, four marinas and a water taxi. Parcel 38 and Bedford House are two additional developments projected to add approximately 754 residential units.

The property is located within the Stamford central business district office submarket which, according to the appraisal, as of the third quarter of 2016 had an overall vacancy rate of 21.3% and an overall availability rate of 31.7%. However, a significant amount of office vacancy in the Stamford central business district is situated in three buildings (677 Washington Boulevard, 695 East Main Street and 1 Elmcroft Road) that comprise 16.1% of the total submarket office inventory. According to the appraisal, 677 Washington Boulevard, 695 East Main Street and 1 Elmcroft Road are not directly competitive with the property since they were designed as corporate headquarters with very large floor plans, long corridors, and are inefficiently designed for a multi-tenant building while the property caters to small and medium sized tenants. Excluding these three buildings from the Stamford central business district inventory, the availability rate decreases from 31.7% to 19.1%.

According to the appraisal, as of third quarter 2016, the Stamford central business district office and retail submarket rental rates were $43.41 per square foot gross and $34.31 triple net, respectively. The appraisal identified seven competitive properties built between 1980 and 1989 and ranging in size from 133,000 square feet to 501,448 square feet. The comparable properties reported occupancies ranging from 72.0% to 99.0% with a weighted average occupancy of approximately 86.2%. The appraisal concluded a stabilized occupancy rate of 90.0% for the property and an office market rental range of $33.00 to $44.00 per square foot gross for the property. Additionally, the appraisal concluded a retail market rental range of $15.00 to $35.00 per square foot triple net.

Tenant Summary(1)
Tenant	Retail / Office Component	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
Cummings & Lockwood(3)	Office	NA / NA / NA	55,643	7.3%	$35.00	9.5%	4/30/2026
Bow Tie Cinemas	Retail	NA / NA / NA	50,247	6.6%	$7.46	1.8%	5/31/2021
Finn Dixon & Herling(4)	Office	NA / NA / NA	26,385	3.5%	$35.00	4.5%	12/31/2032
Morgan Stanley Smith Barney(5)	Office	A3 / BBB+ / A	23,062	3.0%	$36.50	4.1%	11/30/2020
Blaire Corp.	Office	NA / NA / NA	21,840	2.9%	$21.02	2.3%	6/30/2025
NBC Universal Media	Office	A3 / NA / A-	16,774	2.2%	$32.25	2.7%	7/31/2017
Silgan Holdings, Inc(6)	Office	NA / NA / NA	16,223	2.1%	$32.00	2.5%	4/30/2023
Allegis Global Solutions(7)	Office	NA / NA / NA	15,027	2.0%	$31.38	2.3%	5/31/2017
Sacred Heart University	Office	NA / NA / NA	14,987	2.0%	$31.00	2.3%	8/31/2018
Luxury Mortgage Corporation(8)	Office	NA / NA / NA	14,643	1.9%	$17.21	1.2%	MTM
(1)	Based on the underwritten rent roll dated December 31, 2016.
(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.
(3)	Cummings & Lockwood has the right to contract 5,000-10,000 square feet of its leased space as of April 30, 2021, with 12 months’ notice and the payment of a contraction fee.
(4)	Finn Dixon & Herling has the right to terminate 3,240 square feet of its 26,385 total square feet as of January 1, 2023 with 18 months’ written notice and the payment of a contraction fee.
(5)	Morgan Stanley Smith Barney has the right to terminate its lease beginning August 23, 2019 with 12 months’ written notice and the payment of a termination fee.
(6)	Silgan Holdings, Inc has the right to terminate its lease as of July 1, 2019 with 12 months’ written notice and the payment of a termination fee.
(7)	Allegis Global Solutions may terminate its lease at any time with 30 days’ written notice.
(8)	Luxury Mortgage Corporation may terminate its lease at any time with 30 days’ written notice.

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Landmark Square

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	114,084	15.1%	NAP	NAP	114,084	15.1%	NAP	NAP
2017 & MTM	26	126,528	16.7	$4,086,661	20.0%	240,612	31.7%	$4,086,661	20.0%
2018	19	63,116	8.3	2,119,068	10.4	303,728	40.1%	$6,205,728	30.4%
2019	11	28,411	3.7	985,672	4.8	332,139	43.8%	$7,191,400	35.3%
2020	14	60,584	8.0	2,133,342	10.5	392,723	51.8%	$9,324,743	45.7%
2021	10	85,718	11.3	1,652,180	8.1	478,441	63.1%	$10,976,923	53.8%
2022	13	66,352	8.8	2,412,938	11.8	544,793	71.9%	$13,389,861	65.7%
2023	4	32,556	4.3	1,206,024	5.9	577,349	76.2%	$14,595,885	71.6%
2024	2	12,683	1.7	410,545	2.0	590,032	77.8%	$15,006,430	73.6%
2025	5	46,598	6.1	1,309,327	6.4	636,630	84.0%	$16,315,757	80.0%
2026	4	72,234	9.5	2,525,892	12.4	708,864	93.5%	$18,841,649	92.4%
2027	1	10,074	1.3	272,000	1.3	718,938	94.9%	$19,113,649	93.7%
2028 & Beyond	4	38,979	5.1	1,279,563	6.3	757,917	100.0%	$20,393,211	100.0%
Total	113	757,917	100.0%	$20,393,211	100.0%
(1)	Based on the underwritten rent roll dated December 31, 2016 and includes rent steps through January 1, 2018.

Operating History and Underwritten Net Cash Flow
	2013	2014	2015	2016	Underwritten	Per Square Foot	%(1)
Rents in Place	$17,688,150	$17,808,307	$18,668,997	$19,376,081	$20,393,211	$26.91	74.1%
Vacant Income	0	0	0	0	4,030,490	5.32	14.6%
Gross Potential Rent	$17,688,150	$17,808,307	$18,668,997	$19,376,081	$24,423,701	$32.22	88.7%
Total Reimbursements	2,769,707	3,591,215	3,078,349	3,353,847	3,105,660	4.10	11.3%
Net Rental Income	$20,457,856	$21,399,521	$21,747,346	$22,729,928	$27,529,361	$36.32	100.0%
(Vacancy/Credit Loss)(2)	(431,586)	(705,825)	(2,869,221)	(2,162,927)	(4,030,490)	(5.32)	(14.6)
Other Income(3)	1,063,762	1,513,068	973,897	1,673,745	869,308	1.15	3.2%
Effective Gross Income	$21,090,032	$22,206,765	$19,852,023	$22,240,746	$24,368,179	$32.15	88.5%

Total Expenses	$11,173,914	$11,760,507	$12,384,894	$12,516,518	$12,347,514	$16.29	50.7%

Net Operating Income(4)	$9,916,119	$10,446,258	$7,467,129	$9,724,228	$12,020,665	$15.86	49.3%

Total TI/LC, Capex/RR	0	0	0	0	962,555	1.27	4.0%

Net Cash Flow	$9,916,119	$10,446,258	$7,467,129	$9,724,228	$11,058,110	$14.59	45.4%

(1)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.
(2)	Historical Vacancy/Credit Loss consists primarily of free rent.
(3)	Other Income consists of licensee rent, lease buy out income and miscellaneous income. Lease buy out income has not been underwritten.
(4)	The decrease in Net Operating Income from 2014 to 2015 is primarily due to rent abatements for tenants which signed leases in 2015. The increase in Net Operating Income from 2015 to 2016 is primarily due to rent abatements burning off from the leases executed in 2015 and an increase in other income related to licensee rent, lease buy out income and miscellaneous income in the amount of $699,848. The increase in Net Operating Income from 2016 to Underwritten is primarily due to rent abatements burning off, additional leasing and contractual rent steps through January 1, 2018 totaling approximately $340,507.

Property Management. The property is managed by SL Green Management LLC, an affiliate of the borrower.

Escrows and Reserves. At origination, the borrower deposited $1,325,844 for real estate taxes. The guarantor also delivered the guaranty referenced below in “Reserve Waiver Guaranty”.

Tax Escrows - On a monthly basis, the borrower is required to escrow 1/12 of annual estimated tax payments, which currently equates to $220,974.

Insurance Escrows - The requirement for the borrower to make deposits to the insurance escrow is waived so long as no event of default has occurred and is continuing and the borrower provides satisfactory evidence that the property is insured as part of a blanket policy in accordance with the loan documents.

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Replacement Reserves - In the event the borrower is required to make deposits into the replacement reserve, on a monthly basis, the borrower is required to deposit approximately $17,053 (approximately $0.27 per square foot annually) for replacement reserves. The reserve is subject to a cap of $500,000 (approximately $0.66 per square foot).

TI/LC Reserves - In the event the borrower is required to make monthly deposits into the tenant improvement and leasing commission reserve, on a monthly basis, the borrower is required to deposit approximately $63,160 (approximately $1.00 per square foot annually) for tenant improvements and leasing commission reserves.

Reserve Waiver Guaranty. So long as an affiliate of the borrower maintains a long term unsecured debt rating of “BBB-” (or its equivalent) from each of Moody’s and Fitch or has total assets in excess of $500.0 million and maintains a net worth of at least $250.0 million (in each case, exclusive of any interest in the property), the borrower may deliver a partial payment guaranty from such entity in lieu of the borrower’s requirement to make (i) the initial deposit in the amount of $2,500,000 required at origination and monthly deposits into the tenant improvement and leasing commission reserve, (ii) the initial deposit into the free rent reserve in the amount of $2,309,168, (iii) the initial deposit into the outstanding tenant improvement and leasing commission reserve in the amount of $1,437,315 and (iv) the initial and monthly deposits into the replacement reserve. The borrower is also permitted to deliver a letter of credit in an amount required by the loan documents in lieu of such deposits or any combination of cash, a letter of credit or a partial payment guaranty. The amount of this partial payment guaranty is equal to the lesser of (A) the amount that would be contained in each reserve if not for the delivery of the partial payment guaranty and (B) the then outstanding principal balance of the Landmark Square Whole Loan.

Lockbox / Cash Management. The Landmark Square Whole Loan is structured with a hard lockbox and springing cash management. The borrower was required at origination to deliver tenant direction letters instructing all tenants to deposit rents into a lockbox account controlled by the lender. All funds in the lockbox account are required to be swept each business day into the borrower’s operating account, unless a Cash Sweep Event (as defined below) is continuing, in which event such funds are required to be swept each business day into a cash management account controlled by the lender and disbursed on each payment date in accordance with the loan documents.

A “Cash Sweep Event” means the occurrence of (i) an event of default, (ii) any bankruptcy or insolvency action of the borrower or the property manager, unless the property manager that files bankruptcy is not an affiliate of the borrower and is replaced with a qualified manager in accordance with the loan agreement within 30 days or (iii) a DSCR Trigger Event (as defined below). A Cash Sweep Event arising from a DSCR Trigger Event may be prevented if (a) the borrower provides cash or a letter of credit that, if used to reduce the outstanding principal balance of the loan, would otherwise prevent or cure the applicable DSCR Trigger Event or (b) provided no event of default has occurred or is continuing, SL Green Operating Partnership, L.P. or an affiliate of the borrower that maintains a long term unsecured debt rating of “BBB-” (or its equivalent) from each of Moody’s and Fitch delivers a partial payment guaranty in an amount required by the loan documents (a “DSCR Trigger Cure Deposit”).

A “DSCR Trigger Event” means the debt service coverage ratio as calculated in accordance with the loan documents is less than 1.65x (which may not be tested more than once quarterly under the loan documents).

A Cash Sweep Event may be cured by the following: if the Cash Sweep Event is caused solely by (a) clause (i) above, the acceptance by the lender of a cure of such event of default, (b) clause (ii) above only with respect to the property manager, the lender replacing such property manager with a qualified manager under a replacement management agreement within 60 days, (c) clause (ii) above only with respect to the borrower, if such bankruptcy is caused by a party filing an involuntary petition against the borrower and the borrower has not colluded with or otherwise assisted such party or solicited creditors for any involuntary petition against the borrower, and such bankruptcy action is dismissed within 90 days after the filing date without any adverse modifications to the terms of the loan documents or (d) clause (iii) above, either (1) the applicable debt service coverage ratio (as calculated in the loan documents) for two consecutive quarters is not less than 1.65x or (2) the borrower delivers a DSCR Trigger Cure Deposit (each of the foregoing, a “Cash Sweep Event Cure”). Each Cash Sweep Event Cure is also subject to the following limitations: (1) there is no other event of default continuing under the loan documents; (2) a Cash Sweep Event Cure may occur no more than four times during the term of the loan (except that there is no limit on the number of times the borrower may cure a DSCR Trigger Event); (3) the borrower pays all of the lender’s reasonable expenses incurred in connection with such Cash Sweep Event Cure; and (4) the borrower may not cure a voluntary bankruptcy or insolvency action of the borrower or for any involuntary bankruptcy or insolvency action in which the borrower has colluded with or otherwise assisted such party or has solicited creditors for any action.

Permitted Releases. None.

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Landmark Square

Permitted Mezzanine Debt. In connection with a bona fide sale of the property to an unaffiliated third party and assumption of the loan in accordance with the loan documents, the owners of the transferee are permitted to obtain a mezzanine loan secured by the ownership interests in the related transferee upon satisfaction of certain terms and conditions in the loan documents which include, without limitation, (i) the mezzanine lender is not an affiliate of the borrower (except that the guarantor and any of its affiliates may be the mezzanine lender in connection with a permitted assumption of the mortgage loan) and meets a qualified transferee definition in the loan documents, (ii) immediately after giving effect to the mezzanine loan, the combined loan-to-value ratio does not exceed 56.9%, (iii) immediately after giving effect to the mezzanine loan, the combined debt service coverage ratio (as calculated in the loan documents and based on the 12 months immediately following the date of determination) is not less than 2.25x and (iv) the lenders enter into an intercreditor agreement satisfactory to the mortgage lender in its sole discretion.

Ground Lease. The building located at 1 Landmark Square is encumbered by a ground lease which expires February 2082 and has a rental rate of $1.00 for the entire 99-year lease term. The portion of the collateral constituting the borrower’s leasehold interest in the air rights parcel is taxed as part of the larger fee estate. The borrower pays 50% of the real estate taxes assessed against the entire parcel, with the remaining 50% of the taxes paid by the occupant of the remainder of such fee parcel, pursuant to a reciprocal easement agreement between the parties.

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Dallas Design District

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Dallas Design District

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Dallas Design District

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Annex A-3	JPMDB 2017-C5

Dallas Design District

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$45,000,000	Title:	Fee / Leasehold
Cut-off Date Principal Balance(1):	$45,000,000	Property Type - Subtype:	Industrial – Flex
% of Pool by IPB:	4.3%	Net Rentable Area (SF):	728,452
Loan Purpose:	Refinance	Location:	Dallas, TX
Borrowers(2):	Various	Year Built / Renovated(3)	Various / Various
Sponsors:	Donald Engle and	Occupancy:	98.7%
	William L. Hutchinson	Occupancy Date:	12/28/2016
Interest Rate:	5.25700%	Number of Tenants:	100
Note Date:	1/5/2017	2013 NOI(4):	$7,626,320
Maturity Date:	2/1/2027	2014 NOI(4):	$9,005,119
Interest-only Period:	36 months	2015 NOI:	$8,498,455
Original Term:	120 months	TTM NOI (as of 9/2016)(5):	$9,637,865
Original Amortization:	360 months	UW Economic Occupancy:	95.0%
Amortization Type:	IO-Balloon	UW Revenues:	$15,304,762
Call Protection:	L(25),Grtr1%orYM(91),O(4)	UW Expenses:	$4,048,471
Lockbox / Cash Management:	Hard / In-Place	UW NOI(5):	$11,256,291
Additional Debt:	Yes	UW NCF:	$10,204,999
Additional Debt Balance:	$75,000,000	Appraised Value / Per SF:	$193,085,000 / $265
Additional Debt Type:	Pari Passu	Appraisal Date(6):	Various

Escrows and Reserves(7)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$165
Taxes:	$316,270	$316,270	N/A	Maturity Date Loan / SF:	$147
Insurance:	$200,000	Springing	N/A	Cut-off Date LTV:	62.1%
Replacement Reserves:	$374,106	Springing	$372,816	Maturity Date LTV:	55.3%
TI/LC:	$3,278,052	Springing	$3,278,052	UW NCF DSCR:	1.28x
Other:	$2,155,636	$6,025	N/A	UW NOI Debt Yield:	9.4%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan(1)	$120,000,000	100.0%	Payoff Existing Debt	$109,451,756	91.2%
			Upfront Reserves	6,324,064	5.3
			Closing Costs	3,812,371	3.2
			Return of Equity	411,809	0.3
Total Sources	$120,000,000	100.0%	Total Uses	$120,000,000	100.0%

(1)	The Dallas Design District loan is part of a whole loan evidenced by two pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $120.0 million. The Financial Information presented in the chart above reflects the Cut-off Date balance of the $120.0 million Dallas Design District Whole Loan, as defined in “The Loan” below.
(2)	For a full description of the borrowers, please refer to “The Borrowers” below.
(3)	The Dallas Design District properties were built between 1953 and 1999 and renovated between 2010 and 2016.
(4)	The increase in 2014 NOI from 2013 NOI is primarily due to rents in place increasing from approximately $9.0 million in 2013 to approximately $9.9 million in 2014 as a result of new/renewal leases signed at higher rents at 1025 Stemmons, 1250 Slocum, 1617 Hi Line, 1645 Stemmons and 1500 Dragon.
(5)	The increase in TTM NOI to UW NOI is primarily due to recent leasing across the properties along with contractual rent steps taken through January 2018 totaling $425,877.
(6)	All properties except 1621 Oak Lawn have an appraisal date of November 15, 2016. 1621 Oak Lawn has an appraisal date of November 21, 2016.
(7)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

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Dallas Design District

The Loan. The Dallas Design District loan is secured by a first mortgage lien on the borrowers’ fee and leasehold interests in 12 industrial-flex properties located in Dallas, Texas. The whole loan has an outstanding principal balance as of the Cut-off Date of $120.0 million (the “Dallas Design District Whole Loan”) and is comprised of two pari passu notes, each as described below. Note A-2 with a balance of $45.0 million, is being contributed to the JPMDB 2017-C5 Trust. Note A-1 is expected to be contributed to the JPMCC 2017-JP5 trust and is the controlling note under the related intercreditor agreement, the rights of which will be exercised by the related trustee under that securitization (or, prior to the occurrence and continuance of a control termination event under the related pooling and servicing agreement, by the related directing certificateholder). However, the holder of Note A-2 (including the Trustee or, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder) will be entitled, under certain circumstances, to be consulted with respect to certain major decisions. The Dallas Design District Whole Loan has a 10-year term and, subsequent to a three-year interest-only period, will amortize on a 30-year schedule. The previous debt secured by the property was securitized in JPMCC 2015-FL7.

Whole Loan Summary
Notes	Original Balance	Cut-off Date Balance	Note Holder(1)	Controlling Piece
A-1	$75,000,000	$75,000,000	JPMCB	Yes
A-2	45,000,000	45,000,000	JPMDB 2017-C5	No
Total	$120,000,000	$120,000,000
(1)	The controlling Note A-1 is currently held by JPMCB and is expected to be contributed to the JPMCC 2017-JP5 trust.

The Borrowers. The borrowing entities for the Dallas Design District Whole Loan are DE Design Borrower 2017 LLC, DD Dunhill 2017 LLC and 1500 Dragon Dunhill LLC, each a Delaware limited liability company and special purpose entity. DD Dunhill 2017 LLC and DE Design Borrower 2017 LLC own the majority of the property as tenants-in-common and the remaining borrower owns the fee interest in its parcel located at 1500 Dragon Street, Dallas, Texas.

The Loan Sponsors. The Dallas Design District Whole Loan’s sponsors and nonrecourse carve-out guarantors are William L. Hutchinson, President of Dunhill Partners (“Dunhill”), and Donald Engle. Dunhill specializes in the sale, acquisition, leasing and management of retail shopping centers. Over the last 10 years, Dunhill has bought and sold approximately $3.0 billion of shopping centers throughout the Southwestern United States. Dunhill currently manages more than 5.8 million square feet of retail commercial property in Texas. Donald Engle, who owns one of the borrowers, is not a party to the environmental indemnity and is obligated under his guaranty only for certain breaches or violations of the nonrecourse carve-out provisions attributed to that borrower. The other guarantor, William L. Hutchinson, is a party to the environmental indemnity and is obligated under his guaranty for any breach or violation of the nonrecourse carve-out provisions in the loan documents.

The loan sponsors purchased 11 of the 12 properties in 2014 for $131.5 million and, according to the loan sponsors, have invested approximately $3.2 million toward tenant improvements and leasing commissions as well as approximately $1.4 million in other building improvements. The loan sponsors purchased the 12th property (1500 Dragon) in 2016 for approximately $17.6 million. The loan sponsors’ total cost basis in the portfolio is approximately $156.4 million.

The Property. The Dallas Design District properties consist of 728,452 square feet of industrial-flex space across 12 Class A properties located in Dallas, Texas. The 12 properties were developed between 1953 and 1999, renovated between 2010 and 2016, and are situated on approximately 32.5 acres. Among the 12 properties are three larger design and showroom centers, which comprise the majority of the property collateral.

As of December 28, 2016, the complex was 98.7% occupied by 100 tenants. The rent roll at the properties is diverse with no tenant representing more than 6.1% of net rentable area. Tenants at the properties include seven restaurants, several retail shops, and showroom/gallery space for tenants such as furniture retailers, wholesale textile retailers, interior design and architecture firms, and other professional firms including a modeling agency and photography studio. Among the properties, the largest tenant is Regulus Group LLC (“Regulus Group”), which first took occupancy in November 2006 and leases 6.1% of the net rentable area through March 2017. Regulus Group was founded in 2002 and provides processing solutions to a wide range of firms and has operations in three states. The second largest tenant is Walter Lee Culp Associates, Inc. (“Culp Associates”), which first took occupancy in September 1993 and recently exercised a lease extension option through October 2028, and leases 4.2% of the net rentable area. Culp Associates has two, five-year extension options. Culp Associates has been involved in the interior design community for over 42 years. The Culp Associates showroom has a large collection of traditional, transitional and fashion-forward textiles. The third largest tenant is David Sutherland, Inc. (“David Sutherland”), which first took occupancy in October 1997, and leases 4.1% of the net rentable area through May 2023. The David Sutherland showroom has a multi-line collection of furniture, fabric and accessories from manufacturers from around the world. David Sutherland has one, five-year extension option.

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The loan sponsors have recently executed several new and renewal leases with tenants at the properties, with 305,121 square feet of new, renewal and expansion leases executed since May 2015. Headington Realty signed a new lease for 10,161 square feet at $35.00 per square foot and William E. McGannon, Inc. renewed its 15,823 square foot lease starting January 2018 at 1617 Hi Line at $18.00 per square foot. Additionally, new leases were executed by Janus et Cie at 1700 Oak Lawn for 8,250 square feet at $30.00 per square foot and by Made Goods at 1025 Stemmons for 4,670 square feet at $28.00 per square foot.

Property Summary(1)
Property Name	Net Rentable Area (SF)	Property Description	Class	Year Built	Occupancy(2)	Appraised Value	% of Appraised Value
1025 Stemmons	212,329	Retail / Lifestyle Center	A	1982	97.6%	$51,300,000	26.6%
1250 Slocum	156,659	Retail / Lifestyle Center	A	1999	98.3%	41,500,000	21.5
1617 Hi Line	136,539	Designer / Showroom	A	1955-1967	100.0%	40,500,000	21.0
1500 Dragon	104,641	Office / Showroom	A	1979, 1981	100.0%	18,500,000	9.6
1700 Oak Lawn	17,425	Designer / Showroom	A	1957	100.0%	8,350,000	4.3
1645 Stemmons	22,726	Designer / Showroom	A	1963	100.0%	7,100,000	3.7
1616 Hi Line	19,074	Designer / Showroom	A	1954	100.0%	5,450,000	2.8
1628-1630 Oak Lawn	11,655	Restaurant / Showroom	A	1954	92.6%	4,950,000	2.6
1519-1525 Hi Line	13,816	Designer / Showroom	A	1955	99.2%	4,250,000	2.2
1621 Oak Lawn	9,038	Restaurant / Retail	A	1953	96.6%	4,000,000	2.1
1626 Hi Line	14,150	Designer / Showroom	A	1955	99.4%	3,725,000	1.9
1616 Oak Lawn	10,400	Designer / Showroom	A	1953	100.0%	3,460,000	1.8
Total/Wtd. Avg.	728,452				98.7%	$193,085,000	100.0%
(1)	Based on the appraisals.
(2)	Based on the underwritten rent roll dated December 28, 2016.

The Dallas Design District property is located approximately 2.7 miles northwest of downtown Dallas in an area locally known as the “The Design District”. Originally developed as showrooms for home furnishings, fabrics and decorative accessories, The Design District is comprised of approximately 160.0 acres just west of downtown Dallas and on the north side of the Trinity River corridor. The area consists of residential, retail, restaurants, showrooms and trade buildings and, according to the borrowers, is known to have the fourth largest concentration of designer showroom space in the country. Approximately 186.0 acres within The Design District are part of a Tax Increment Financing (“TIF”) zone that began in June 2005 and will terminate on December 31, 2027. The mission of the TIF zone is to provide a source of funding for public infrastructure improvements that will assist in redeveloping an industrial and warehouse district to take full advantage of the expanding DART light rail system, to promote transit oriented development, and to improve access to the Trinity River and the quality of development adjacent to the Trinity River Corridor.

According to the appraisal, the Dallas Design District is also home to the Dallas Market Center (“DMC”), one of the world’s largest wholesale marts (more than five million square feet), which is located along Stemmons Freeway near Market Center Boulevard, approximately one mile north of the property. The DMC offers more than 2,000 permanent showrooms with thousands of lines from leading manufacturers of gift products, decorative accessories, home furnishing, lighting, garden accessories, gourmet products, holiday and floral items and apparel. The DMC holds approximately 50 trade and special events each year with the largest event attracting more than 50,000 attendees. According to the appraisal, approximately 400,000 people visit the DMC campus each year including more than 200,000 buyers and sellers from all 50 states and 84 countries.

The Dallas Design District property is located adjacent to Stemmons Freeway, a main north-south thoroughfare that bisects Dallas. The property is also located off Interstate 35 to the north and east, with access on the south to Riverfront Boulevard and the Trinity River. The area benefited from a 2011 Interstate 35 expansion that added additional freeway access points to the surrounding area. The Dallas Design District property is situated on the other side of Interstate 35 and is approximately one mile from the American Airlines Center, the home court of the Dallas Mavericks National Basketball Association team, Dallas Stars National Hockey League team and a venue used for concerts and events throughout the year. Mark Cuban, owner of the Dallas Mavericks National Basketball Association team, recently announced in October 2016 plans to build a $70.0 million practice facility for the Dallas Mavericks located within the Dallas Design District neighborhood. The new practice facility will be adjacent to the 1025 Stemmons and 1250 Slocum properties. Additionally, Dunhill and Gatehouse Capital Corporation are building an approximately $80.0 million Virgin Hotel Dallas, a 14-story, 240-room boutique hotel located on Hi Line Drive near Stemmons Freeway. The hotel is scheduled to open in early 2018 and will include luxury suites, restaurants, bars, meeting space and a rooftop terrace with a pool, spa and gym.

According to the 1025 Stemmons appraisal, the population within a three- and five-mile radius contained 155,036 and 355,808 people, respectively, with a median household income of $54,153 and $51,771, respectively, as of 2016.

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Market Rent Summary
Category	Underwritten Rent(1)	Appraisal Rent(2)
Showroom <20k Square Feet	$17	$23
Showroom >20k Square Feet	$15	$18
Collection Space	$24	$19
Showroom/Retail	$34	$35
Mezz/Rear	$6	$9
Restaurant	$30	$34
(1)	Based on the underwritten rent roll dated December 28, 2016 and includes rent steps through January 2018.
(2)	Weighted average of the appraisal concluded rent per square foot for each of the categories.

Historical and Current Occupancy(1)
2013	2014	2015	Current(2)
89.6%	86.7%	89.6%	98.7%
(1)	Historical Occupancies are as of December 31 of each respective year.
(2)	Current Occupancy is as of December 28, 2016.

Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
Regulus Group LLC(2)	NA / NA / NA	44,345	6.1%	$11.50	4.1%	3/31/2017
Walter Lee Culp Associates, Inc.	NA / NA / NA	30,650	4.2%	$13.41	3.3%	10/31/2028
David Sutherland, Inc.(3)	NA / NA / NA	29,937	4.1%	$12.50	3.0%	5/31/2023
Interior Design Collections, Ltd.	NA / NA / NA	24,651	3.4%	$16.99	3.4%	6/30/2026
E.C. Dicken, Inc.	NA / NA / NA	23,083	3.2%	$13.75	2.6%	5/31/2020
George Cameron Nash, Inc.	NA / NA / NA	21,305	2.9%	$20.09	3.5%	12/31/2025
Baker, Knapp & Tubbs, Inc./Kohler Interior	NA / NA / NA	20,800	2.9%	$13.04	2.2%	1/31/2018
Scott + Cooner, Inc.	NA / NA / NA	20,079	2.8%	$17.50	2.9%	8/31/2019
The Robert Allen Group, Inc.	NA / NA / NA	16,940	2.3%	$15.45	2.1%	10/31/2017
Morrison Supply Co.	NA / NA / NA	16,433	2.3%	$10.71	1.4%	6/10/2024
(1)	Based on the underwritten rent roll dated December 28, 2016 and includes rent steps through January 2018.
(2)	According to the loan sponsors, Regulus Group LLC has a lease out for signature that will extend the term of its lease until September 30, 2017. The loan sponsors are in discussions with four potential tenants to backfill the space at rents approximately 25% higher than the rent currently paid by Regulus Group LLC.
(3)	David Sutherland, Inc. has the right to terminate its lease on June 1, 2018, with 12 months’ notice and the payment of a termination fee.

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	9,165	1.3%	NAP	NAP	9,165	1.3%	NAP	NAP
2017 & MTM	9	92,618	12.7	$1,431,094	11.6%	101,783	14.0%	$1,431,094	11.6%
2018	16	94,455	13.0	1,466,513	11.9	196,238	26.9%	$2,897,607	23.5%
2019	20	107,321	14.7	1,853,564	15.0	303,559	41.7%	$4,751,171	38.5%
2020	8	64,001	8.8	1,091,760	8.9	367,560	50.5%	$5,842,931	47.4%
2021	11	53,826	7.4	1,145,051	9.3	421,386	57.8%	$6,987,982	56.7%
2022	6	15,114	2.1	345,933	2.8	436,500	59.9%	$7,333,915	59.5%
2023	9	80,915	11.1	1,268,392	10.3	517,415	71.0%	$8,602,307	69.8%
2024	4	39,179	5.4	566,300	4.6	556,594	76.4%	$9,168,607	74.4%
2025	5	60,726	8.3	1,007,427	8.2	617,320	84.7%	$10,176,034	82.6%
2026	9	62,121	8.5	1,411,699	11.5	679,441	93.3%	$11,587,733	94.0%
2027	2	18,361	2.5	327,039	2.7	697,802	95.8%	$11,914,772	96.7%
2028 & Beyond	1	30,650	4.2	410,866	3.3	728,452	100.0%	$12,325,638	100.0%
Total	100	728,452	100.0%	$12,325,638	100.0%
(1)	Based on the underwritten rent roll dated December 28, 2016 and includes rent steps through January 2018.

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Operating History and Underwritten Net Cash Flow
	2013	2014	2015	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents in Place(3)(4)	$8,960,054	$9,866,210	$9,805,348	$10,552,323	$12,325,638	$16.92	76.8%
Vacant Income	0	0	0	0	147,998	0.20	0.9
Gross Potential Rent	$8,960,054	$9,866,210	$9,805,348	$10,552,323	$12,473,636	$17.12	77.7%
CAM Reimbursements	2,635,957	2,937,497	2,547,667	2,773,769	3,279,365	4.50	20.4
Percentage Rent	127,620	208,806	200,877	266,763	293,987	0.40	1.8
Net Rental Income	$11,723,632	$13,012,514	$12,553,892	$13,592,854	$16,046,988	$22.03	100.0%
(Vacancy/Credit Loss)	599	(39,490)	0	0	(802,349)	(1.10)	(5.0)
Other Income	38,610	83,344	52,728	80,918	60,123	0.08	0.4
Effective Gross Income	$11,762,840	$13,056,367	$12,606,620	$13,673,772	$15,304,762	$21.01	95.4%

Total Expenses	$4,136,520	$4,051,248	$4,108,165	$4,035,907	$4,048,471	$5.56	26.5%

Net Operating Income	$7,626,320	$9,005,119	$8,498,455	$9,637,865	$11,256,291	$15.45	73.5%

Total TI/LC, Capex/RR	0	0	0	0	1,051,292	1.44	6.9

Net Cash Flow	$7,626,320	$9,005,119	$8,498,455	$9,637,865	$10,204,999	$14.01	66.7%
(1)	TTM column represents the trailing 12-month period ending September 30, 2016.
(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.
(3)	The increase in 2014 Rents in Place from 2013 Rents in Place is primarily a result of new/renewal leases signed at higher rents at 1025 Stemmons, 1250 Slocum, 1617 Hi Line, 1645 Stemmons and 1500 Dragon.
(4)	The increase in Underwritten Rents in Place from TTM Rents in Place is primarily due to recent leasing across the properties, along with contractual rent steps taken through January 2018 totaling $425,877.

Property Management. The property is managed by Dunhill Property Management Services, Inc., an affiliate of the borrowers.

Escrows and Reserves. At origination, the borrowers deposited into escrow $3,278,052 for future tenant improvements and leasing commissions, $1,693,764 for outstanding tenant improvements and leasing commissions related to 11 tenants, $374,106 for a replacement reserve, $320,671 for a free rent reserve related to four tenants, $316,270 for a real estate tax reserve, $200,000 for an insurance reserve, $123,125 for a deferred maintenance reserve and $18,076 for a ground rent reserve.

Tax Escrows - On a monthly basis, the borrowers are required to escrow 1/12 of the annual estimated tax payments, which currently equates to $316,270.

Insurance Escrows - The requirement for the borrowers to make monthly deposits to the insurance escrow is waived so long as (i) no event of default exists and (ii) the borrowers provide satisfactory evidence that the properties are insured under an acceptable blanket policy in accordance with the loan documents.

Replacement Reserves - At origination, the borrowers reserved $374,106 for replacement reserves. If the total amount of replacement reserves on deposit decreases below $372,816 during the term of the loan, on a monthly basis, the borrowers are required to escrow $9,106 (approximately $0.13 per square foot annually) for future ongoing replacement reserves. The reserve is subject to a cap of $372,816 (approximately $0.51 per square foot).

TI/LC Reserves - At origination, the borrowers reserved $3,278,052 for tenant improvements and leasing commissions. If the total amount on deposit decreases below $3,278,052 during the term of the loan, on a monthly basis, the borrowers are required to escrow $91,057 (approximately $1.50 per square foot) for future tenant improvements and leasing commissions. The reserve is subject to a cap of $3,278,052 (approximately $4.50 per square foot).

Lockbox / Cash Management. The Dallas Design District Whole Loan is structured with a hard lockbox and in-place cash management. The borrowers were required within three business days after the establishment of the lockbox account to send tenant direction letters to the tenants at the property instructing them to deposit all rents and payments directly into the lockbox account controlled by the lender. All funds in the lockbox account are swept each business day to a segregated cash management account under the control of the lender and disbursed in accordance with the loan documents. During a Cash Sweep Event (as defined below) all excess cash flow after payment of the debt service, required reserves and operating expenses will be held as additional collateral for the loan. The lender has a first priority security interest in the cash management account.

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A “Cash Sweep Event” means (i) the occurrence of an event of default, (ii) the bankruptcy or insolvency action of the borrowers or the property manager, or (iii) a DSCR Trigger Event (as defined below) has occurred and is ongoing.

A “DSCR Trigger Event” means the trailing three-month debt service coverage ratio as calculated in accordance with the loan documents is less than 1.15x.

A Cash Sweep Event may be cured by the following: if the Cash Sweep Event is caused solely by (a) clause (i) above, the acceptance by the lender of a cure of such event of default, (b) clause (ii) above, only with respect to the property manager, the borrowers replacing such property manager with a qualified manager under a replacement management agreement within 60 days, and (c) clause (iii) above, the debt service coverage ratio for two consecutive quarters based on the trailing three-month period is 1.20x or greater. A Cash Sweep Event cure may occur no more than four times during the term of the loan.

Ground Lease. The property located at 1621 Oak Lawn Avenue is subject to a ground lease, which commenced on December 21, 1952 for a term of 99 years and expires on December 20, 2051 with no renewal options. The annual rent under the ground lease is currently $72,305 and is payable in advance on December 21 of each year during the term of the lease. Annual rent is subject to adjustment on December 21 of every 10th year. The annual rent is adjusted pursuant to the agreement of the parties or pursuant to an appraisal every 10 years. The annual rent is required to be 6.0% of the appraised value of the land (exclusive of improvements and buildings constructed by the borrowers, but including paving, storm sewers, utilities and other improvements constructed by the ground lessor). The appraised value will be determined by three appraisers: one chosen by the borrowers under the ground lease (DD Dunhill 2017 LLC and DE Design Borrower 2017 LLC), one chosen by the ground lessor and one chosen by the other two appraisers (this third appraiser must be a realtor and a qualified member of the Dallas Real Estate Board). The next rent adjustment is expected to occur on December 21, 2017.

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Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
		Title:	Fee
Original Principal Balance(1):	$40,000,000	Property Type - Subtype:	Office – Suburban
Cut-off Date Principal Balance(1):	$40,000,000	Net Rentable Area (SF):	612,691
% of Pool by IPB:	3.8%	Location:	Sunnyvale, CA
Loan Purpose:	Refinance	Year Built / Renovated:	2016 / N/A
Borrower:	441 Real Estate LLC	Occupancy(5):	100.0%
Sponsor(2):	Joseph K. Paul	Occupancy Date:	3/1/2017
Interest Rate:	3.319403%	Number of Tenants:	1
Note Date:	9/22/2016	2013 NOI(6):	N/A
Maturity Date:	4/1/2027	2014 NOI(6):	N/A
Interest-only Period:	60 months	2015 NOI(6):	N/A
Original Term:	126 months	TTM NOI(6):	N/A
Original Amortization(3):	360 months	UW Economic Occupancy:	95.0%
Amortization Type:	IO-Balloon	UW Revenues:	$35,097,235
Call Protection(4):	L(29),Def(90),O(7)	UW Expenses:	$6,170,971
Lockbox / Cash Management:	Hard / In-Place	UW NOI:	$28,926,265
Additional Debt:	Yes	UW NCF:	$27,631,280
Additional Debt Balance(1):	$203,000,000 / $102,000,000 /	Appraised Value / Per SF(7):	$525,000,000 / $857
	$50,000,000	Appraisal Date:	7/20/2016
Additional Debt Type:	Pari Passu / B-Note /
	Mezzanine Loan

Escrows and Reserves(8)				Financial Information(1)
	Initial	Monthly	Initial Cap		A-Notes	Whole Loan
Taxes:	$180,864	$180,864	N/A	Cut-off Date Loan / SF:	$397	$563
Insurance:	$0	Springing	N/A	Maturity Date Loan / SF:	$337	$503
Replacement Reserves:	$0	$0	N/A	Cut-off Date LTV(7):	46.3%	65.7%
TI/LC:	$0	$0	N/A	Maturity Date LTV(7):	39.3%	58.7%
Other:	$86,961,915	$0	N/A	UW NCF DSCR(9):	1.95x	1.43x
				UW NOI Debt Yield:	11.9%	8.4%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
A-Notes(1)	$243,000,000	61.5%	Payoff Existing Debt	$216,321,083	54.8%
B-Note(1)	102,000,000	25.8%	Upfront Reserves	87,142,779	22.1%
Mezzanine Loan	50,000,000	12.7%	Return of Equity	84,003,847	21.3%
			Closing Costs	7,532,290	1.9%
Total Sources	$395,000,000	100.0%	Total Uses	$395,000,000	100.0%
(1)	The Moffett Gateway loan is part of a whole loan evidenced by five pari passu notes with an aggregate principal balance as of the Cut-off Date of $243.0 million (the “A-Notes”) and a subordinate companion loan (the “B-Note”). The A-Notes Financial Information presented in the chart above reflects the Cut-off Date balance of the A-Notes but excludes the related B-Note and mezzanine loan. The Whole Loan Financial Information presented in the chart above reflects the Cut-off Date balance of the A-Notes and B-Note evidencing the Moffett Gateway Whole Loan, but excludes the related mezzanine loan.
(2)	For a full description of Sponsor, please refer to “The Loan Sponsor” below.
(3)	The Moffett Gateway A-Notes will amortize in accordance with the amortization schedule set forth in Annex G to the Preliminary Prospectus subsequent to a five-year interest-only period. The principal payments that would otherwise have been paid to the B-Note will be used to pay down the aggregate principal balance of the A-Notes.
(4)	The lockout period will be at least 29 payment dates beginning with and including the first payment date of November 1, 2016. Defeasance of the full $345.0 million Moffett Gateway Whole Loan is permitted after the date that is two years from the closing date of the securitization that includes the note to be last securitized (the “REMIC Prohibition Period”). If the REMIC Prohibition Period has not expired by November 1, 2020, the borrower is permitted to prepay the Moffett Gateway Whole Loan in whole, but not in part, with the payment of a yield maintenance premium.
(5)	The property is 100.0% leased to Google Inc. (“Google”) through March 2027. Google has executed two leases for the property but is not yet in occupancy of either space. Google leases the property under two separate leases, one for 1225 Crossman Avenue (“Building One”) and the second for 1265 Crossman Avenue (“Building Two”). Google is expected to take occupancy for both spaces by September 2017 and, subsequent to any applicable free rent periods, is required to begin paying full rent as applicable under each lease as follows: Building One in July 2018 and Building Two in July 2017.

(6)	Historical cash flows are not available as the property was constructed in 2016.

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(8)	The Appraised Value / Per SF, Cut-off Date LTV and Maturity Date LTV are calculated based on the “hypothetical market value as stabilized”, which assumes that all tenant improvement construction is complete and that all contractual free rent has “burned off” at the “stabilized” value date. At origination, the borrower reserved approximately $87.0 million for unfunded obligations (approximately $49.4 million for outstanding tenant improvements and leasing commissions and approximately $37.6 million for free rent). The “as-is” value as of July 20, 2016 is $430.0 million, which results in a Cut-off Date LTV and Maturity Date LTV of 56.5% and 48.0%, respectively, and a Whole Loan Cut-off Date LTV and Maturity Date LTV of 80.2% and 71.7%, respectively.

(9)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.
(10)	The UW NCF DSCR is calculated using the sum of principal and interest payments over the first 12 months following the expiration of the interest-only period based on the assumed principal payment schedule provided on Annex G to the Preliminary Prospectus.

The Loan. The Moffett Gateway loan is secured by a first mortgage lien on the borrower’s fee interest in a newly constructed corporate office campus consisting of two seven-story towers, an amenities building and a parking garage, located in Sunnyvale, California. The whole loan has an outstanding principal balance as of the Cut-off Date of $345.0 million (the “Moffett Gateway Whole Loan”) and is comprised of five pari passu senior notes, each as described below, with an aggregate outstanding principal balance as of the Cut-off Date of $243.0 million (collectively, the “Moffett Gateway A-Notes”) and a subordinate B-Note with an outstanding principal balance as of the Cut-off Date of $102.0 million (the “Moffett Gateway Subordinate Companion Loan”), each as described below. Note A-3, with an outstanding principal balance as of the Cut-off Date of $40.0 million, is being contributed to the JPMDB 2017-C5 Trust (the “Moffett Gateway Mortgage Loan”). Note A-4, with an outstanding principal balance as of the Cut-off Date of $20.0 million, is expected to be contributed to one or more future securitization trust(s). Note A-1 with an outstanding principal balances as of the Cut-off Date of $80.0 million is expected to be contributed to the JPMCC 2017-JP5 trust, Note A-2, with an outstanding principal balance as of the Cut-off Date of $60.0 million, was contributed to the JPMCC 2016-JP4 trust and Note A-5, with an outstanding principal balance as of the Cut-off Date of $43.0, million was contributed to the JPMDB 2016-C4 trust (together, with Note A-4, the “Moffett Gateway Pari Passu Companion Loans”). The Moffett Gateway Subordinate Companion Loan has been sold to a third party investor. Under the related intercreditor agreement, prior to a control appraisal period with respect to the Moffett Gateway Subordinate Companion Loan, under certain circumstances, the holder of the Moffett Gateway Subordinate Companion Loan will have the right to approve certain major decisions with respect to the Moffett Gateway Whole Loan, to exercise certain cure rights and to replace the related special servicer with or without cause. The holder of the Moffett Gateway Subordinate Companion Loan will also have the right to purchase the Moffett Gateway A-Notes under certain circumstances. After the occurrence and during the continuance of a control appraisal period with respect to the Moffett Gateway Subordinate Companion Loan, the holder of Note A-2 will be entitled to exercise the rights of the controlling noteholder for the Moffett Gateway Whole Loan, which rights will be exercised by the related trustee (or, prior to the occurrence and continuance of a control termination event under the related pooling and servicing agreement, by the related directing certificateholder); however, the holders of the Moffett Gateway Pari Passu Companion Loans will be entitled, under certain circumstances, to be consulted with respect to certain major decisions. The Moffett Gateway Whole Loan has a 10-year, six-month term and, subsequent to a five-year interest-only period, the Moffett Gateway A-Notes will amortize in accordance with the amortization schedule set forth on Annex G to the Preliminary Prospectus. The principal payments that would otherwise have been paid to the Moffett Gateway Subordinate Companion Loan are included as part of the scheduled amortization of the Moffett Gateway A-Notes.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder(1)	Controlling Piece
A-1	$80,000,000	$80,000,000	JPMCB	No
A-2	60,000,000	60,000,000	JPMCC 2016-JP4	No
A-3	40,000,000	40,000,000	JPMDB 2017-C5	No
A-4	20,000,000	20,000,000	JPMCB	No
A-5	43,000,000	43,000,000	JPMDB 2016-C4	No
B-1	102,000,000	102,000,000	Third Party Investor	Yes
Total	$345,000,000	$345,000,000
(1)	The non-controlling Note A-1 is currently held by JPMCB and is expected to be contributed to the JPMCC 2017-JP5 trust.

The Borrower. The borrowing entity for the Moffett Gateway Whole Loan is 441 Real Estate LLC, a Delaware limited liability company and special purpose entity.

The Loan Sponsor. The loan sponsor is Joseph K. Paul (“Jay Paul”) and the nonrecourse carve-out guarantors are Jay Paul, Jay Paul Revocable Living Trust Dated November 9, 1999, as Amended and Restated on March 19, 2010, and Paul Guarantor LLC, a Delaware limited liability company. Jay Paul is the founder of the Jay Paul Company. The Jay Paul Company is an owner and developer of commercial office properties throughout California. Founded in 1975, the Jay Paul Company has developed or acquired over 8.5 million square feet of office space, including 21 buildings in Moffett Park totaling 5.0 million square feet. Jay Paul Company has built projects for many notable companies including Apple, Google, Amazon, Motorola, Microsoft, Boeing, Philips Electronics, HP and DreamWorks, among others. The loan sponsor focuses on sustainable design and has closed in excess of $12.0 billion in equity and debt financings since inception. The borrower is permitted to obtain the release of Jay Paul and the trust from the guaranty and environmental indemnity upon satisfaction of certain conditions in the loan documents, which include, without limitation, Paul Guarantor LLC maintaining a net worth of not less than $300.0 million and liquidity of not less than $20.0 million.

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Moffett Gateway

The loan sponsor purchased the land and previous buildings in 2012 for approximately $50.4 million and, according to the loan sponsor, has spent approximately $182.5 million ($298 per square foot) on the development of the Moffett Gateway office complex. Additionally, the loan sponsor has indicated it spent approximately $55.1 million ($90 per square foot) in tenant improvement and leasing commission costs. The loan sponsor’s total cost basis is approximately $336.1 million ($549 per square foot).

The Property. The Moffett Gateway property is comprised of two newly-constructed seven-story Class A LEED Platinum-Certified towers totaling 597,848 square feet and is located in Sunnyvale, California. The property is situated on approximately 15.5 acres and features a 14,843 square foot amenities building, which contains a fitness center with locker rooms, showers, steam rooms and a yoga studio, a rooftop dining area, bocce court area and common and recreation areas. Additionally, the property contains 2,022 parking spaces resulting in a parking ratio of approximately 3.3 spaces per 1,000 square feet of space. The property benefits from its location at the intersection of Highways 237 and 101, two regional highway systems that provide direct access to the surrounding areas as well as the San Francisco central business district, located approximately 38.4 miles north of the property. The property is part of the larger Moffett Park development, a 519-acre area comprised of recently developed office spaces and research and development buildings. Additionally, a Santa Clara Light Rail System is located adjacent to the property, which provides service to the surrounding residential communities. The Santa Clara County Transit System provides bus service county-wide and has four stops nearby the property.

As of March 1, 2017, the property is 100.0% leased to Google pursuant to two separate 298,924 square foot triple net leases through March 31, 2027 for Building One and Building Two, each with two seven-year extension options and no early termination options. Google does not directly lease the amenities building from the landlord. Instead, Google’s right to use the amenities building is contained within each individual lease. Google’s right to use the amenities building is exclusive during any period when Google leases both office buildings and is non-exclusive for any period of time that an additional tenant leases space at the property in the future. Additionally, the amenities building, which includes the parking structure, is part of the common areas which are owned in fee simple by an owners association, which is wholly owned by the borrower. The borrower has pledged the ownership interests in the owner’s association as collateral for the Moffett Gateway Whole Loan.

Google’s main headquarters in Mountain View, California is located approximately 6.4 miles west of the property. On October 2, 2015, Google implemented a holding company reorganization in which Alphabet became the successor issuer to Google. At that time, Alphabet recognized the assets and liabilities of Google at carryover basis. Alphabet, through its subsidiaries, provides online advertising services in the United States, the United Kingdom and rest of the world. Alphabet is the second largest publicly traded company (NASDAQ: GOOG) in the world as measured by market capitalization and is rated Aa2 and AA by Moody’s and S&P, respectively. Google represents approximately 99.4% of Alphabet’s total revenues, based on Alphabet’s 2015 annual report.

The property is located in the Sunnyvale office submarket. The submarket features one of the highest concentrations of technology, software and creative tenants within Silicon Valley. Moffett Gateway is located along Moffett Park Avenue, a part of the larger Moffett Park development, which is a 519-acre area comprised of recently developed office spaces and research and development buildings. Moffett Park is home to several notable technology firms including Amazon.com, Google, Hewlett-Packard, Juniper Networks, Lockheed Martin, Microsoft, and Yahoo!. Google owns or leases approximately 3.5 million square feet of office space in Sunnyvale, making it the largest corporate occupier in the submarket. Additionally, Google collectively owns or leases approximately 15.1 million square feet in Silicon Valley and the greater San Francisco area. As of the second quarter of 2016, the Sunnyvale market had a Class A office inventory of approximately 8.9 million square feet with an overall vacancy rate of 8.8% and annual asking rents between $43.80 and $45.60 per square foot on a triple-net basis.

Historical and Current Occupancy(1)
2013	2014	2015	Current(2)
N/A	N/A	N/A	100.0%
(1)	Historical Occupancy is not available as the property was constructed in 2016.
(2)	Current Occupancy is as of March 1, 2017. The property is 100.0% leased to Google through March 2027. Google has executed two leases for the property but is not yet in occupancy of either space. Google leases the property under two separate leases, one for Building One and the second for Building Two. Google is expected to take occupancy by September 2017 and, subsequent to any applicable free rent periods, is required to begin paying full rent at Building One in July 2018 and full rent at Building Two in July 2017. At origination, the borrower reserved approximately $87.0 million for unfunded obligations (approximately $49.4 million for outstanding tenant improvements and leasing commissions and approximately $37.6 million for free rent).

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Moffett Gateway

Tenant Summary(1)
Tenant	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)	% of Total Base Rent	Lease Expiration Date
Google(4)	Aa2 / AA / NA	612,691	100.0%	$50.87	100.0%	3/31/2027

(1)	Based on the underwritten rent roll.
(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.
(3)	Base Rent PSF includes the 14,843 square foot amenities building, for which approximately $785,298 of base rent has been underwritten. Google’s right to use the amenities building is exclusive during any period when Google leases both office buildings and is non-exclusive for any additional tenant that may sign a lease at the property in the future.
(4)	Google has two seven-year renewal options remaining for each lease. Google must provide notice of its intention to renew no earlier than January 2026 or later than June 2026.

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2017 & MTM	0	0	0.0%	$0	0.0%	0	0.0%	$0	0.0%
2018	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2019	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2020	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2021	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2022	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2023	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2024	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2025	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2026	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2027	2	612,691	100.0%	31,169,318	100.0%	612,691	100.0%	$31,169,318	100.0%
2028 & Beyond	0	0	0.0%	0	0.0%	612,691	100.0%	$31,169,318	100.0%
Total	2	612,691	100.0%	$31,169,318	100.0%

(1)	Based on the underwritten rent roll.

Google Rent Schedule
Period	Building One Base Rent per Year	Building One Base Rent per Year PSF	Building Two Base Rent per Year	Building Two Base Rent per Year PSF	Cumulative Base Rent per Year	Cumulative Base Rent per Year PSF
Months 1 – 10(1)	$0	$0.00	$0	$0.00	$0	$0.00
Months 11 – 22(1)	0	$0.00	12,232,568	$20.46	$12,232,568	$20.46
Months 23 – 34	12,599,545	$21.07	13,738,744	$22.98	$26,338,289	$44.06
Months 35 – 46	14,150,907	$23.67	14,150,907	$23.67	$28,301,813	$47.34
Months 47 – 58	14,575,434	$24.38	14,575,434	$24.38	$29,150,868	$48.76
Months 59 – 70	15,012,697	$25.11	15,012,697	$25.11	$30,025,394	$50.22
Months 71 – 82	15,463,078	$25.86	15,463,078	$25.86	$30,926,156	$51.73
Months 83 – 94	15,926,970	$26.64	15,926,970	$26.64	$31,853,940	$53.28
Months 95 – 106	16,404,779	$27.44	16,404,779	$27.44	$32,809,559	$54.88
Months 107 – 118	16,896,923	$28.26	16,896,923	$28.26	$33,793,845	$56.53
Months 119 – 128	14,431,037	$24.14	14,431,037	$24.14	$28,862,073	$48.28
Total/Wtd. Avg.(2)	$135,461,369	$25.34	$148,833,136	$25.09	$284,294,505	$49.53
(1)	The property is 100.0% leased to Google through March 2027. Google has executed two leases for the property but is not yet in occupancy of either space. Google leases the property under two separate leases, one for Building One and the second for Building Two. Google is expected to take occupancy by September 2017 and, after any applicable free rent periods, is required to begin paying full rent as applicable under each lease as follows: Building One in July 2018 and Building Two in July 2017. At origination, the borrower reserved approximately $87.0 million for unfunded obligations (approximately $49.4 million for outstanding tenant improvements and leasing commissions and approximately $37.6 million for free rent).
(2)	The Total/Wtd. Avg. Base Rent and PSF numbers exclude the 14,843 square foot amenities building, for which approximately $785,298 of base rent has been underwritten. Google’s right to use the amenities building is exclusive during any period when Google leases both office buildings and is non-exclusive for any period of time an additional tenant leases space at the property in the future.

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Moffett Gateway

Proforma and Underwritten Net Cash Flow
	Proforma 2017	Proforma 2018	Proforma 2019	Underwritten	Per Square Foot	%(1)
Rents in Place(2)	$3,318,057	$17,393,064	$28,439,878	$31,169,318	$50.87	84.4%
Vacant Income	0	0	0	0	0.00	0.0%
Gross Potential Rent	$3,318,057	$17,393,064	$28,439,878	$31,169,318	$50.87	84.4%
Total Reimbursements	4,112,410	6,072,471	6,503,937	5,775,140	9.43	15.6%
Net Rental Income	$7,430,467	$23,465,535	$34,943,815	$36,944,458	$60.30	100.0%
(Vacancy/Credit Loss)	0	0	0	(1,847,223)	(3.01)	(5.0)-
Other Income	0	0	0	0	0.00	0.0%
Effective Gross Income	$7,430,467	$23,465,535	$34,943,815	$35,097,235	$57.28	95.0%

Total Expenses	$5,583,716	$6,204,727	$6,692,827	$6,170,971	$10.07	17.6%

Net Operating Income	$1,846,751	$17,260,808	$28,250,988	$28,926,265	$47.21	82.4%

Total TI/LC, Capex/RR	0	0	0	1,294,985	2.11	3.7%
Net Cash Flow	$1,846,751	$17,260,808	$28,250,988	$27,631,280	$45.10	78.7%

(1)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.
(2)	The property is 100.0% leased to Google through March 2027. Google has executed two leases for the property but is not yet in occupancy of either space. Google leases the property under two separate leases, one for Building One and the second for Building Two. Google is expected to take occupancy by September 2017 and, after any applicable free rent periods, is required to begin paying full rent as applicable under each lease as follows: Building One in July 2018 and Building Two in July 2017. At origination, the borrower reserved approximately $87.0 million for unfunded obligations (approximately $49.4 million for outstanding tenant improvements and leasing commissions and approximately $37.6 million for free rent).

Property Management. The property is subject to a management agreement with Paul Holdings, Inc., an affiliate of the loan sponsor.

Escrows and Reserves. At origination, the borrower deposited into escrow approximately $87.0 million for unfunded obligations (which included approximately $49.4 million for outstanding tenant improvements and leasing commissions and approximately $37.6 million for free rent reserves) and $180,864 for tax reserves.

Tax Escrows - On a monthly basis, the borrower is required to escrow 1/12 of the annual estimated tax payments, which currently equates to $180,864.

Insurance Escrows - The requirement for the borrower to make monthly deposits to the insurance escrow is waived so long as (i) no event of default exists and (ii) the borrower provides satisfactory evidence that the property is insured under an acceptable blanket policy in accordance with the loan documents.

Lockbox / Cash Management. The loan is structured with a hard lockbox and in-place cash management. The borrower was required to send tenant direction letters to all tenants upon the origination of the loan instructing them to deposit all rents and payments directly into the lockbox account controlled by the lender. All funds in the lockbox account are swept each business day to a segregated cash management account under the control of the lender and disbursed on each payment date during the term of the loan in accordance with the loan documents. During a Cash Sweep Period (as defined below), all excess cash flow after payment of the mortgage debt service, required reserves, operating expenses and mezzanine debt service will be held as additional collateral for the loan. The lender has a first priority security interest in the cash management account.

A “Cash Sweep Period” means the period after the occurrence of (i) an event of default, (ii) any bankruptcy action of the borrower or manager (if, with respect to the manager only, such bankruptcy action is not discharged, stayed or dismissed within 30 days), (iii) the date on which the debt service coverage ratio (as calculated in the loan documents), based on trailing three-months is less than 1.10x (including aggregate debt service for the Moffett Gateway A-Notes, Moffett Gateway Subordinate Companion Loan and mezzanine loan) or (iv) any of the following: (a) the earlier of (1) the payment date in August 2024, (2) a notification by Google of its intention to not renew its leases or (3) any failure to renew the Google leases in accordance with their terms (a “Maturity Trigger”), (b) the date on which the long term unsecured debt rating of Google or its parent company is not rated by two rating agencies, is withdrawn by two rating agencies or is downgraded to or below BBB- (or its equivalent) by two rating agencies (a “Downgrade Trigger”), (c) any default by Google under its leases (a “Default Trigger”), (d) any bankruptcy or insolvency action by Google or any party providing a guaranty or credit support for the leases (a “Tenant Bankruptcy Trigger”), or (e) Google gives notice that it intends to terminate its leases or any termination or cancellation of the leases (a “Termination Trigger”) (any of the foregoing in subpart (iv), a “Specified Tenant Trigger”).

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Moffett Gateway

The borrower has the right to cure a Cash Sweep Period by, if caused by (a) clause (i) above, the acceptance of a cure by the lender of the applicable event of default (in its sole and absolute discretion), (b) clause (ii) above solely with respect to the manager, the replacement of such manager with a qualified manager under a management agreement acceptable to the lender within 60 days (or, if such bankruptcy action was involuntary and the manager or borrower did not consent to or solicit or collude with the party filing such action, upon the same being discharged, stayed or dismissed within 60 days), (c) clause (ii) above solely with respect to the borrower if the bankruptcy action was involuntary and the borrower, guarantor or any affiliate did not consent to or solicit or collude with the party filing such action, upon the same not being discharged, stayed or dismissed within 60 days, (d) clause (iii) above, the achievement of a debt service coverage ratio for two consecutive quarters of at least 1.10x on a trailing three-month basis, (e) a Maturity Trigger, Google renewing both of its leases in accordance with the loan documents and paying full unabated rent without any right of offset or free rent credit or outstanding tenant improvement obligations in accordance with the loan documents, (f) a Downgrade Trigger, the initiation or reinstatement by Fitch, Moody’s and S&P, of the applicable rating required under the loan documents, (g) a Default Trigger, Google has cured all defaults and is paying full unabated rent without any right of offset or free rent credit or outstanding tenant improvement obligations (unless the tenant is rated at least BBB- (or its equivalent) by Fitch, Moody’s and S&P and the borrower reserves for such amounts in accordance with the loan documents), (h) a Tenant Bankruptcy Trigger, the bankruptcy action is dismissed pursuant to a final, non-appealable order and Google is paying full unabated rent without any right of offset or free rent credit or outstanding tenant improvement obligations (unless the tenant is rated at least BBB- (or its equivalent) by Fitch, Moody’s and S&P and the borrower reserves for such amounts in accordance with the loan documents), or (i) a Termination Trigger, Google has revoked or rescinded all termination or cancellation notices with respect to the lease(s) and has re-affirmed each lease as being in full force and effect and is paying full unabated rent without any right of offset or free rent credit or outstanding tenant improvement obligations (unless the tenant is rated at least BBB- (or its equivalent) by Fitch, Moody’s and S&P and the borrower reserves for such amounts in accordance with the loan documents). The borrower may also cure a Default Trigger, a Tenant Bankruptcy Trigger or a Termination Trigger by re-leasing the space leased by Google to a replacement tenant in accordance with the loan documents. In no event will the borrower have the right to cure a Cash Sweep Period caused by the borrower’s voluntary bankruptcy or insolvency, and the borrower is limited to curing a Cash Sweep Period caused by an event of default, a Default Trigger, a Downgrade Trigger, a Tenant Bankruptcy Trigger or a Termination Trigger to no more than three times during the term of the loan.

Additional Debt. There is a $102.0 million Moffett Gateway Subordinate Companion Loan and a $50.0 million mezzanine loan, both coterminous with the Moffett Gateway A-Notes. The Moffett Gateway Subordinate Companion Loan and the mezzanine loan have each been sold to separate third party investors. The Moffett Gateway Subordinate Companion Loan has a 5.00000% coupon and is interest only for the entire term. All principal payments on the Moffett Gateway Whole Loan once amortization begins after the expiration of the interest-only period will be applied to the Moffett Gateway A-Notes, which will cause hyper-amortization of the Moffett Gateway A-Notes. The mezzanine loan has a 6.35000% coupon and is interest only for the full term of the loan. Including the Moffett Gateway Subordinate Companion Loan and mezzanine loan, the cumulative Cut-off Date LTV, cumulative UW NCF DSCR and cumulative UW NOI Debt Yield are 75.2%, 1.22x and 7.3%, respectively. The mortgage and mezzanine lenders have entered into an intercreditor agreement.

Partial Release. The borrower is permitted to release Building One or Building Two from the lien of the security instrument through a partial defeasance of the Moffett Gateway Whole Loan at any time after the expiration of the lockout period if, among other conditions, (i) no event of default has occurred and is continuing, (ii) the borrower defeases a portion of the Moffett Gateway Whole Loan in an amount equal to (a) the allocated loan amount for the applicable building (which is $170.0 million for each building with respect to the Moffett Gateway Whole Loan and $27.5 million for each building with respect to the mezzanine loan) plus (b) if the Google Tenancy Condition (as defined below) is not satisfied, 25% of the allocated loan amount, (iii) after giving effect to the release, the debt service coverage ratio of the remaining portion of the property based on the trailing 12-month period equals or is greater than the greater of (a) 1.23x and (b) the debt service coverage ratio for the property (including the building being released) immediately preceding the release based on the trailing-three month period.

“Google Tenancy Condition” means (a) there is no Cash Sweep Period caused by a Specified Tenant Trigger and (b) either the Google lease or a lease for the Google leased premises with a tenant that has a long term unsecured debt rating of BBB or its equivalent is in full force and effect for the remaining property.

Right of First Offer. Google has a right of first offer, so long as the borrower or an affiliate owns the property, to purchase all or any portion of the property that the borrower is willing to sell. The right of first offer expressly does not apply to any third party (including any owner by reason of foreclosure or any successor-in-interest) who subsequently owns all or any portion of the property.

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Uovo Art Storage

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Uovo Art Storage

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Uovo Art Storage

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GACC	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$37,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$36,943,588	Property Type - Subtype:	Self Storage – Art Storage
% of Pool by IPB:	3.5%	Net Rentable Area (SF)(3):	275,000
Loan Purpose:	Refinance	Location:	Long Island City, NY
Borrower:	QPN 1 DE LLC and QPN 10 DE LLC	Year Built / Renovated:	2014-2015 / N/A
Sponsor:	Steven J. Guttman	Occupancy(4):	83.9%
Interest Rate:	4.73500%	Occupancy Date:	1/10/2017
Note Date:	2/2/2017	Number of Tenants:	N/A
Maturity Date:	2/6/2027	2013 NOI(5):	N/A
Interest-only Period:	None	2014 NOI(5):	N/A
Original Term:	120 months	2015 NOI(5):	$892,213
Original Amortization:	360 months	2016 NOI:	$5,959,509
Amortization Type:	Balloon	UW Economic Occupancy:	71.6%
Call Protection(2):	L(25),Def(91),O(4)	UW Revenues:	$11,241,398
Lockbox / Cash Management:	Springing / Springing	UW Expenses:	$2,760,281
Additional Debt:	Yes	UW NOI(6):	$8,481,117
Additional Debt Balance:	$49,923,767	UW NCF:	$8,451,641
Additional Debt Type:	Pari Passu	Appraised Value / Per SF(7)(8):	$165,000,000 / $600
		Appraisal Date:	1/9/2017

Escrows and Reserves(9)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF(7):	$316
Taxes:	$29,711	$14,855	N/A	Maturity Date Loan / SF(7):	$258
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	52.6%
Replacement Reserves:	$0	$2,456	N/A	Maturity Date LTV:	43.0%
TI/LC:	$0	$0	N/A	UW NCF DSCR:	1.55x
Other:	$71,500	$0	N/A	UW NOI Debt Yield:	9.8%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan(1)	$87,000,000	100.0%	Payoff Existing Debt	$75,149,150	86.4%
			Return of Equity	11,016,416	12.7
			Closing Costs	733,223	0.8
			Upfront Reserves	101,211	0.1
Total Sources	$87,000,000	100.0%	Total Uses	$87,000,000	100.0%
(1)	The Uovo Art Storage loan is part of a whole loan evidenced by four pari passu notes with an aggregate original principal balance of $87.0 million. The Financial Information presented in the chart above reflects the aggregate Cut-off Date balance of the $86,867,355 Uovo Art Storage Whole Loan (as defined herein).
(2)	The lockout period will be at least 25 payments beginning with and including the first payment date in March 2017. Defeasance of the full $87.0 million Uovo Art Storage Whole Loan is permitted after the date that is the earlier to occur of (i) two years from the closing date of the securitization that includes the last pari passu note to be securitized and (ii) February 2, 2020.
(3)	Net Rentable Area (SF) is based on the gross building area of 275,000 square feet between the two buildings. The private storage units total 164,812 square feet and the managed storage units total 162,793 cubic feet.
(4)	Occupancy represents the occupancy percentage for the private storage space (measured in square feet). The managed storage space is measured in cubic feet and as of the January 10, 2017 rent roll is 48.2% leased.
(5)	Historical cash flows are not available as the property was constructed in 2014 and was not fully opened until June 2015.
(6)	UW NOI is higher than the 2016 NOI due to additional lease up of the property. Since the beginning of 2016, new leases have commenced for approximately 111 private storage units, totaling approximately $4.9 million (52.6% of private unit underwritten rents in place). In addition, UW NOI includes $270,525 in rent steps through January 2018.
(7)	The Appraised Value / Per SF, Cut-off Date Loan / SF and Maturity Date Loan / SF calculations are based on 275,000 gross square feet.
(8)	In addition to the as-is appraised value, the appraisal determined an as-stabilized appraised value of $180,000,000 which assumes 87.5% occupancy for the private storage units and 70.0% occupancy for the managed storage units. Based on the January 10, 2017 rent roll, the private storage space is 83.9% leased and the managed storage is 48.2% leased. Based on the as stabilized appraised value, the Cut-off Date LTV and the Maturity Date LTV would be 48.3% and 39.4%, respectively.
(9)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

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Uovo Art Storage

The Loan. The Uovo Art Storage loan is secured by a first mortgage lien on the borrowers’ fee interest in Uovo Art Storage, which consists of two interconnecting art storage buildings totaling 275,000 gross square feet located in Long Island City, New York. The whole loan has an outstanding principal balance as of the Cut-off Date of approximately $86.9 million (the “Uovo Art Storage Whole Loan”) and is comprised of four pari passu notes, each as described below. The non-controlling Note A-2, with an outstanding principal balance as of the Cut-off Date of approximately $22.0 million and non-controlling Note A-3, with an outstanding principal balance as of the Cut-off Date of approximately $15.0 million, are being contributed to the JPMDB 2017-C5 Trust. The controlling Note A-1, and non-controlling Note A-4, with an aggregate outstanding principal balance as of the Cut-off Date of $49,923,767, are each expected to be contributed to one or more future securitization trusts. The holder of the Note A-2 and Note A-3 (including the Trustee or, prior to the occurrence and continuance of a Control Termination Event under the PSA, the Directing Certificateholder) will be entitled, under certain circumstances, to be consulted with respect to certain major decisions. The Uovo Art Storage Whole Loan has a 10-year term and will amortize on a 30-year schedule. The most recent prior financing of the Uovo Art Storage property was not included in a securitization.

Whole Loan Summary
	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$40,000,000	$39,939,014	DBNY	Yes
A-2, A-3	37,000,000	36,943,588	JPMDB 2017-C5	No
A-4	10,000,000	9,984,753	DBNY	No
Total	$87,000,000	$86,867,355

The Borrower. The borrowing entities for the Uovo Art Storage loan are QPN 1 DE LLC and QPN 10 DE LLC, each a Delaware limited liability company and recycled special purpose entity, and are jointly and severally liable under the loan documents.

The Loan Sponsor. The loan sponsor and nonrecourse carve-out guarantor is Steven J. Guttman, founder of Storage Deluxe Management Company (“Storage Deluxe”). Founded in 1998, Storage Deluxe has developed and constructed approximately 34 self storage facilities, three fine art storage facilities, and one luxury car storage facility. Altogether, these assets comprise approximately 2.4 million net rentable square feet across approximately 40,000 units. The loan sponsor has since sold 27 of its properties, with the majority being acquired by Cube Smart. Currently, Storage Deluxe manages approximately 10 facilities in New York within Brooklyn, Manhattan, Flushing, Long Island City, Queens, New Hyde Park and The Bronx, with an additional seven properties under construction.

The Property. The Uovo Art Storage property includes two interconnected fine art storage facilities consisting of a six-story building (“Building 10”) containing 110,000 gross square feet of space and an eight-story building (“Building 1”) containing 165,000 gross square feet of space, for a total 275,000 gross square feet. The property was developed by Storage Deluxe in 2015 for a total cost of approximately $73.3 million and is located in Long Island City, Queens, at the foot of the 59th Street Bridge. The fine art storage facilities consist of both private storage and managed storage. Private storage totals 164,812 square feet throughout 290 units and is 83.9% leased as of January 2017, while managed storage totals 162,793 cubic feet and is 48.2% leased as of January 2017. First floor amenities include a lobby and reception common areas, nine covered loading docks that can accommodate a tractor-trailer up to 53-feet, seven private viewing rooms, a café for clients, three passenger elevators and two freight elevators capable of moving large artwork. The viewing rooms, ranging in size from 400 square feet to 1,600 square feet, are designed to display artwork and can be rented on a half day or a full day basis for an additional fee. The buildings have dock-high and drive-in loading capabilities, with nine loading bays on site, as well as clear ceiling heights, ranging from 10’ to 16’5’’ to accommodate larger items. The property features 24/7 security with integrated key card access controls, individual unit door alarms, two-way intercoms and CCTV cameras. The property also contains an integrated building management system and security systems with motion detectors, glass break sensors, sonic sensors, water sensors and heat detectors that report directly to a central station, the New York Police Department and the Fire Department of New York. Additionally, all artwork is stored a minimum of six inches off the floor.

Private Storage. The private storage facilities operate similarly to traditional self-storage units and are tailor made for each tenant and include lighting, flooring, racking systems, conservation equipment, and security systems, and allow for tenants to work out of their space. The customer is responsible for loading and unloading the unit and assumes responsibility for the handling of all items stored. Tenants can access their private storage unit at any time during the property’s hours of operation. Each tenant is only allowed access to the floor and unit in which their private storage is located and requires a new security key each time they enter the property. Private storage tenants sign a standard form lease (similar to a traditional self storage lease) that can go month to month once it expires. As of the January 2017 rent roll, 83.9% of the 290 private storage units are leased with weighted average original and remaining lease terms of 5.0 and 3.8 years, respectively. The private storage units range in size from 30 square feet to 22,000 square feet and are leased by a variety of tenants. The two largest tenants, Metropolitan Museum of Art (“Met”) and Phillip Van Heusen (“PVH Corp.”) (rated Ba2 and BB+ by Moody’s and S&P, respectively), each lease 22,000 square feet (each 13.3% of total private storage square feet). The Met signed a 10-year lease through March 2026 and accounts for 12.1% of private storage base rent. PVH Corp signed a five-year lease through May 2020 and accounts for 8.9% of private storage base rent. No other tenant leases more than 4,000 square feet of private storage space or accounts for more than 4.3% of private storage base rent.

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Uovo Art Storage

Managed Storage. The managed storage facilities are for customers who do not need full units but want certain items to be stored and managed by the facility. The managed storage units are located on the first and second floors of each building, and consist of open storage areas that are optimized for large and small pieces of artwork. These items are typically catalogued and individually bar-coded, then stored in the managed storage area, which is fitted out with racks. In order to view artwork stored in these spaces, users must request their art to be removed from managed storage and set up in a viewing room for an additional fee. The managed storage tenants lease space based on cubic feet and are structured with month-to-month leases. Each tenant can opt to increase or reduce their space at any given time. As of the January 2017 rent roll, 48.2% of the managed storage space is leased. Both facilities are climate controlled to maintain constant temperatures and humidity.

The subsequent charts provide a breakdown of each building as well as a breakout of the public and private storage units:

Unit Breakdown(1)
			Private Storage Units		Managed Storage Units(2)
Building	Address	Gross Building Area (Square Feet)	Rentable Area (Square Feet)	Number of Units	Rentable Area (Cubic Feet)
Building 1	41-45 21st Street	165,000	111,015	181	46,519
Building 10	41-54 22nd Street	110,000	53,797	109	116,274
Total		275,000	164,812	290	162,793
(1)	Source: Appraisal.
(2)	Managed storage units are measured and rented upon a per cubic foot basis.

Private and Managed Storage Breakdown
	Total Square Feet	Units	U/W Base Rent	% of Total U/W Base Rent	Leased Square Feet	Leased Percentage(1)	Avg. Rent Per Square Foot(1)
Private Storage
Building 1	111,015	181	$5,726,857	53.8%	88,180	79.4%	$64.95
Building 10	53,797	109	$3,282,845	30.8%	50,147	93.2%	$65.46
Total / Wtd. Avg.	164,812	290	$9,009,702	84.6%	138,327	83.9%	$65.13

Managed Storage
Building 1 & Building 10	162,793	NAP	$1,634,154	15.4%	78,544	48.2%	$20.81
Total / Wtd. Avg	162,793	NAP	$1,634,154	15.4%	78,544	48.2%	$20.81
(1)	Leased percentage based on the January 10, 2017 rent roll.

Historical and Current Occupancy
2014(1)	2015(2)	2016(2)	Current(2)(3)
N/A	57.7%	83.1%	83.9%
(1)	2014 occupancy is not available as the property was constructed in 2014 and was not fully opened until June 2015.
(2)	2015 and 2016 Occupancies are based on the borrower operating statements and represent private storage occupancy as of December 31 of each year.
(3)	Current Occupancy is based on the January 10, 2017 rent roll, and represents the occupancy percentage for the private storage space (measured in square feet). The managed storage space is measured in cubic feet and as of the January 10, 2017 rent roll is 48.2% leased.

The Uovo Art Storage property was designed to permit use by individual owners, artists, galleries and museums that can both store and showcase artwork. Museum clients use the facility to store and ship pieces back and forth. Galleries can set up private viewings and conduct business in New York, while artists can manage and show their own artwork to individual collectors and galleries. The property’s tenant composition is diversified and, in addition to galleries and museums, includes financial firms, fashion galleries and individuals. Individuals compose the majority of the storage demand in Building 1 and galleries make up the majority of the storage demand in Building 10.

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Annex A-3	JPMDB 2017-C5

Uovo Art Storage

The Uovo Art Storage property is located in Long Island City, New York, a neighborhood located in the western area of Queens and situated opposite Midtown Manhattan. Long Island City consists of an approximately 2.5 square mile area bound by 34th Avenue to the north, Northern Boulevard and 39th Street to the east, Newtown Creek to the south, the Long Island Expressway to the southeast, and the East River to the west. Long Island City is part of Queens Community District 1 and 2. Long Island City is served by highways, surface streets and public transportation. The Long Island Expressway is located at the southern end of Long Island City, while the Brooklyn Queens Expressway is located along the eastern end of Long Island City. Queens Boulevard, Northern Boulevard and Hunters Point Avenue provide good access through Long Island City and its surrounding neighborhoods. Long Island City is also served by two of the busiest New York City subways and by a public bus service. The 21st Street Queensbridge F train stop is located one block north of the property, the Queensboro Plaza 7 train stop is located three blocks east of the property, and the Queens Plaza E/M/R train stop is located approximately seven blocks to the east of the property. These trains provide access to Manhattan and other areas of New York. While the Uovo Art Storage property draws clientele from the entire New York Metro Area, the majority of the property’s prospective customers are located in Manhattan (museums, galleries, and private art collectors). The site is located close to Manhattan and the majority of its potential customer base, and it enjoys access via the Long Island Expressway and Brooklyn-Queens Expressway.

According to the appraisal, Long Island City is transforming from a community that is comprised primarily of industrial and commercial districts, with a limited amount of residential uses, to one with a strong residential component with expanding hotel and retail services. The residential communities are comprised primarily of multi-family apartment buildings, with a mix of one-, two-, and three-family dwellings. Retail and commercial districts are located on Queens Boulevard, Northern Boulevard and Jackson Avenue. According to the appraisal, since 2006, at least 9,000 residential units have been completed in the Long Island City neighborhood. There are currently more than 14,000 units under construction in the area, and at least 3,500 more units planned for the future. The 14,000 units under construction will generally be delivered between 2015 and 2018. Over 4,700 rental units are in the process of being converted or have been converted recently.

The Uovo Art Storage property is a newly built art storage facility. The appraisal identified a set of storage properties that cater to the storage of fine art and collectibles in the New York Metro area, and act as the property’s most direct competition within the art customer demographic. In total, the competitive art storage properties contain approximately 600,600 square feet. The comparable projects were older buildings originally built for purposes other than art storage, and then repurposed over time. Excluding the Uovo Art Storage property, the comparable art storage projects had occupancy levels ranging from 90.0% to 98.0%, with an average of 93.8%. The subsequent chart is a summary of the comparable properties.

Competitive Set Summary(1)
Property Name	Location	Year Built	Year Renovated	Total Units	Net Rentable Area (SF)	Average Unit Size (Square Feet)	Occupancy Rate
Uovo Art Storage(2)	Long Island City, NY	2014-2015	NAP	290	164,812	568	83.9%
Atelier 4	Long Island City, NY	1955	2005	NAP	65,000	NAP	90.0%
Fortress	Long Island City, NY	1931	NAP	NAP	85,000	NAP	95.0%
Artex Fine Art Services	Long Island City, NY	1926	2003	320	80,000	250	95.0%
Day & Meyer	Manhattan, NY	1927	NAP	700	70,000	100	95.0%
Crozier	Manhattan, NY	1913	NAP	856	80,600	94	98.0%
Christies	Brooklyn, NY	1913	2009	NAP	220,000	NAP	92.0%
Total/Wtd. Avg.(3)					600,600	123	93.8%
(1)	Source: Appraisal.
(2)	The information in the above chart represents the private storage units at the Uovo Art Storage property.
(3)	Total/Wtd. Avg. excludes the Uovo Art Storage property.

In addition, the appraisal determined market rent of $22.00 per cubic foot for the managed storage units compared to the weighted average in place rent of $20.81 per cubic foot as of the January 2017 rent roll, and $100.70 per square foot for the private storage units compared to the weighted average in place rent of $65.13 per square foot as of the January 2017 rent roll.

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Annex A-3	JPMDB 2017-C5

Uovo Art Storage

Operating History and Underwritten Net Cash Flow
	2015(1)	2016	TTM(2)	TTM(3)	Underwritten	Per Square Foot(4)	%(5)
Rents in Place – Private Units(6)	$2,995,208	$7,265,414	$8,743,345	$8,975,923	$9,280,227	$33.75	58.6%
Rents in Place – Managed Units(6)	423,049	1,369,086	1,607,509	1,595,629	1,634,154	5.94	10.3
Vacant Income	0	0	0	0	4,521,448	16.44	28.5
Gross Potential Rent	$3,418,257	$8,634,500	$10,350,853	$10,571,552	$15,435,829	$56.13	97.4%
Viewing Room Income	96,670	227,350	269,050	289,100	289,100	1.05	1.8
Miscellaneous Revenue	(7,470)	77,866	185,770	120,088	120,088	0.44	0.8
Net Rental Income	$3,507,457	$8,939,716	$10,805,673	$10,980,740	$15,845,017	$57.62	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(4,521,448)	(16.44)	(40.2)
(Concessions/Discounts)	(167,566)	(97,361)	(45,363)	(77,876)	(82,171)	(0.30)	(0.7)
Effective Gross Income	$3,339,891	$8,842,355	$10,760,311	$10,902,864	$11,241,398	$40.88	100.0%

Total Expenses(7)	$2,447,678	$2,882,846	$3,448,103	$3,360,555	$2,760,281	$10.04	24.6%

Net Operating Income(8)	$892,213	$5,959,509	$7,312,208	$7,542,309	$8,481,117	$30.84	75.4%

Total Capex	0	0	0	0	29,476	0.11	0.3
Net Cash Flow	$892,213	$5,959,509	$7,312,208	$7,542,309	$8,451,641	$30.73	75.2%

(1)	Building 10 was completed in November 2014 with lease up beginning in December 2014, and Building 1 was completed in May 2015 with lease up beginning in June 2015. The 2015 operating statement reflects the public and private units available throughout the year.

(2)	Represents the trailing six-month period ending December 31, 2016, annualized.

(3)	Represents the trailing three-month period ending December 31, 2016, annualized.

(4)	Per Square Foot calculations are based on 275,000 gross square feet.

(5)	% column represents percentage of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(6)	Rents in Place are based on in-place rents as of January 10, 2017 and include $270,525 of rent steps through January 2018.

(7)	The property is enrolled in the Industrial & Commercial Abatement Program (“ICAP”), a tax exemption on new construction in designated areas. Properties that qualify for ICAP benefits in a designated special area receive a property tax exemption of the added physical value resulting from the construction for 25 years. The Uovo Art Storage property will receive 100% of the exemption benefit for the first 15 years, which then decreases each year thereafter by 10%. The physical improvements will be fully taxable in Year 26. Building 1 will begin the tax abatement in the 2017/2018 tax year and Building 10 began its abatement in the 2016/2017 tax year. Taxes have been underwritten based on the 10-year average abated tax amount.

(8)	Underwritten Net Operating Income is higher than the 2016 Net Operating Income due to additional lease up of the property, and includes underwritten steps of $270,525 through January 2018. Since the beginning of 2016, new leases have commenced for approximately 111 private storage units, totaling approximately $4.9 million (52.6% of private unit underwritten rents in place).

Property Management. The Uovo Art Storage property is managed by Uovo Management LLC, a borrower affiliate.

Escrows and Reserves. At origination, the borrowers were required to deposit into escrow $29,711 for real estate taxes, and $71,500 into the new PCO reserve, which represents 110% of the estimated cost of required work in order to obtain new permanent certificates of occupancy (“PCO”). The property is currently operating under a temporary certificate of occupancy (“TCO”) and the borrower is required to renew and maintain the TCO at all times until a new PCO has been obtained.

Tax Escrows - On a monthly basis, the borrowers are required to escrow 1/12 of the annual estimated tax payments, which currently equates to $14,855.

Insurance Escrows - The requirement for the borrowers to make monthly deposits to the insurance escrow is waived so long as the property is insured under an acceptable blanket policy in accordance with the loan documents.

Replacement Reserves - On a monthly basis, the borrowers are required to escrow $2,456 (approximately $0.15 per square foot annually based on 196,505 square feet) for replacement reserves. The private storage area is measured on a square foot basis and totals 164,812 square feet. The managed storage area is measured on a cubic foot basis. On a square foot basis the managed storage area totals 31,693 square feet.

Lockbox / Cash Management. The loan is structured with a springing lockbox and springing cash management. Upon a “Trigger Period” (as defined herein), a lender controlled clearing account is required to be established by the borrowers and the borrowers will be required to cause all rents to be transmitted directly into the clearing account and, during the continuance of a Trigger Period, funds in such clearing account will be transferred on a daily basis to a cash management account controlled by the lender to be applied and disbursed according to the loan documents.

A “Trigger Period” commences upon the occurrence of (i) an event of default or (ii) the debt service coverage ratio, based on underwritten net cash flow, falling below 1.20x at the end of any calendar quarter and ends upon, (a) with respect to clause (i) above, a cure of such default or (b) with respect to clause (ii) above, the property achieving a debt service coverage ratio of at least 1.25x for two consecutive calendar quarters.

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Annex A-3	JPMDB 2017-C5

AHIP FL 5 Portfolio

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GACC	Single Asset / Portfolio:	Portfolio
Original Principal Balance:	$37,000,000	Title:	Fee
Cut-off Date Principal Balance:	$36,865,905	Property Type - Subtype:	Hotel – Various
% of Pool by IPB:	3.5%	Net Rentable Area (Rooms):	473
Loan Purpose:	Acquisition	Location:	Various, FL
Borrowers(1):	Various	Year Built / Renovated:	Various / Various
Sponsor:	American Hotel Income Properties	Occupancy / ADR / RevPAR:	74.1% / $114.72 / $84.79
	REIT Inc.	Occupancy / ADR / RevPAR Date:	9/30/2016
Interest Rate:	4.99000%	Number of Tenants:	N/A
Note Date:	11/29/2016	2013 NOI:	N/A
Maturity Date:	12/6/2026	2014 NOI:	$4,707,160
Interest-only Period:	None	2015 NOI:	$6,118,858
Original Term:	120 months	TTM NOI (as of 9/2016):	$5,973,405
Original Amortization:	360 months	UW Occupancy / ADR / RevPAR:	72.5% / $109.68 / $79.40
Amortization Type:	Balloon	UW Revenues:	$14,154,095
Call Protection:	L(27),Def(89),O(4)	UW Expenses:	$8,995,281
Lockbox / Cash Management:	Hard / Springing	UW NOI:	$5,158,816
Additional Debt:	N/A	UW NCF:	$4,592,650
Additional Debt Balance:	N/A	Appraised Value / Per Room(4):	$61,600,000 / $130,233
Additional Debt Type:	N/A	Appraisal Date:	11/1/2017

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Room:	$77,941
Taxes:	$48,027	$48,027	N/A	Maturity Date Loan / Room:	$64,283
Insurance:	$0	Springing	N/A	Cut-off Date LTV(4):	59.8%
FF&E Reserves(2)	$0	Springing	N/A	Maturity Date LTV(4):	49.4%
TI/LC:	$0	$0	N/A	UW NCF DSCR:	1.93x
Other(3):	$7,874,700	Springing	N/A	UW NOI Debt Yield:	14.0%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$37,000,000	59.4%	Purchase Price	$53,219,000	85.4%
Sponsor Equity	25,284,719	40.6	Upfront Reserves	7,922,727	12.7
			Closing Costs	1,142,992	1.8
Total Sources	$62,284,719	100.0%	Total Uses	$62,284,719	100.0%
(1)	The borrowers for the AHIP FL 5 Portfolio loan are: AHIP FL Fort Myers Properties LLC, AHIP FL Fort Myers Enterprises LLC, AHIP FL Tampa 3624 Properties LLC, AHIP FL Tampa 3624 Enterprises LLC, AHIP FL Sarasota Properties LLC, AHIP FL Sarasota Enterprises LLC, AHIP FL Tampa 13575 Properties LLC, AHIP FL Tampa 13575 Enterprises LLC, AHIP FL Ocoee Properties LLC and AHIP FL Ocoee Enterprises LLC. Each individual property has two related borrowers comprised of a fee owner and an operating lessee.
(2)	Beginning with the monthly payment date in December 2018, the borrowers are required to deposit the greater of (i) 1/12 of an amount equal to 4.0% of annual gross revenues for each hotel estimated in the borrowers’ approved annual budget for the year in which such payment date occurs and (ii) the then-current amount required by the franchise agreement for FF&E work. In lieu of depositing FF&E Reserve Funds into the FF&E Reserve Account, the borrowers may elect to deliver to the lender a letter of credit on a monthly payment date with a term of not less than 12 months and for a stated amount of not less than the total amount of 4.0% of the gross revenues from the hotel for the 12 calendar months preceding the date such letter of credit is provided to lender.
(3)	Initial Other Reserve represents a PIP reserve. Monthly Other Reserve represents a springing reserve for condominium assessments. Upon the occurrence and during the continuance of a Trigger Period (as defined below), the borrowers are required to deposit with the lender, on each monthly payment date, an amount equal to 1/12 of the condominium assessments that the lender estimates will be payable during the next ensuing 12 months. A “Trigger Period” will commence upon the occurrence of (i) an event of default or (ii) the debt service coverage ratio, based on underwritten net cash flow, falling below 1.25x at the end of any calendar quarter and will end upon, (a) with respect to clause (i) above, a cure of such event of default has been accepted by the lender or (b) with respect to clause (ii) above, the portfolio achieving a debt service coverage ratio of at least 1.30x for two consecutive calendar quarters.
(4)	The Appraised Value / Per Room, Cut-off Date LTV and Maturity Date LTV are calculated based on the “As Complete” value for the AHIP FL 5 Portfolio properties, which assumes the completion of the required PIP at each property. The estimated cost of each respective PIP was reserved in full at loan origination. Based on the “As Is” appraised value as of November 1, 2016 of $53,400,000, the loan has a Cut-off Date LTV and Maturity Date LTV of 69.0% and 56.9%, respectively.

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AHIP FL 5 Portfolio

The Loan. The AHIP FL 5 Portfolio loan has an outstanding principal balance as of the Cut-off Date of approximately $36.9 million and is secured by a first mortgage lien on the fee interests in four limited service hotels and one extended stay hotel totaling 473 rooms located in Florida. The AHIP FL 5 Portfolio loan has a 10-year term and amortizes on a 30-year schedule. The borrowers are each Delaware limited liability companies and special purpose entities. The loan sponsor and nonrecourse carve-out guarantor is American Hotel Income Properties REIT Inc., which is the United States holding company for all of American Hotel Income Properties REIT LP’s (“AHIP”) United States assets. AHIP is traded on the Toronto Exchange under the symbol HOT.UN and has holdings of 84 hotel properties within 28 states.

The Portfolio. The AHIP FL 5 Portfolio consists of five hotel properties totaling 473 rooms located in Fort Myers, Tampa, Sarasota and Ocoee, Florida. The five properties are cross-collateralized and cross-defaulted. The properties were acquired by AHIP as part of a six-property portfolio. The sixth property in the portfolio, the Wingate Tampa/USF, is not collateral for the AHIP FL 5 Portfolio loan. The allocated purchase price for the five collateral properties is $53,219,000. Following loan origination, the borrowers are required to complete a $7,874,000 franchise-required PIP, which amount was reserved for at loan origination. The franchise agreement for Holiday Inn Express Ft Myers East, Staybridge Suites Tampa East Brandon and Holiday Inn Express Sarasota I-75 expires in November 2031. The franchise agreement for Fairfield Inn & Suites Orlando Ocoee expires in January 2034. The franchise agreement for Courtyard Tampa North I-75 Fletcher expires in January 2028.

Portfolio Summary
Property	Location	Rooms	Year Built / Renovated	Cut-off Date Allocated Loan Amount	% of Allocated Loan Amount	Appraised Value(1)	UW NCF	% of UW NCF	PIP Amount
Holiday Inn Express Ft Myers East	Fort Myers, FL	111	2009 / NAP	$8,677,851	23.5%	$14,500,000	$1,098,446	23.9%	$2,497,500
Staybridge Suites Tampa East Brandon	Tampa, FL	100	2007 / 2014	8,019,531	21.8	13,400,000	871,524	19.0	1,835,300
Holiday Inn Express Sarasota I-75(2)	Sarasota, FL	101	2003 / 2012	7,480,906	20.3	12,500,000	966,889	21.1	2,272,500
Fairfield Inn & Suites Orlando Ocoee	Ocoee, FL	80	2004 / 2014	6,583,197	17.9	11,000,000	904,113	19.7	600,000
Courtyard Tampa North I-75 Fletcher	Tampa, FL	81	1995 / 2013	6,104,419	16.6	10,200,000	751,678	16.4	669,400
Total		473		$36,865,905	100.0%	$61,600,000	$4,592,650	100.0%	$7,874,700
(1)	Represents the appraisal’s “As Complete” value for the AHIP FL 5 Portfolio properties, which assumes the completion of the required PIP at each property.
(2)	The Holiday Inn Express Sarasota I-75 is one of four units in a land development condominium and comprises the full parcel of land on which the hotel, parking, and landscaping are located. The related borrower does not control the condominium. The condominium’s common areas are limited to the easement interests for ingress/egress access and utility easements and borrower otherwise maintains its own unit and carries insurance covering the Holiday Inn Express Sarasota I-75 property.

Historical Occupancy, ADR and RevPAR(1)
	Occupancy			ADR				RevPAR
Property	2014	2015	TTM(2)	2014	2015	TTM(2)	2014	2015	TTM(2)
Holiday Inn Express Ft Myers East	66.3%	73.3%	75.0%	$100.69	$112.45	$114.70	$66.76	$82.43	$85.97
Staybridge Suites Tampa East	69.7%	74.6%	74.7%	$96.64	$105.20	$107.31	$67.36	$78.48	$80.16
Holiday Inn Express Sarasota I-75	67.4%	68.2%	65.4%	$109.59	$125.18	$122.96	$73.86	$85.37	$80.40
Fairfield Inn & Suites Orlando Ocoee	78.1%	82.5%	80.6%	$97.85	$108.59	$114.76	$76.42	$89.58	$92.54
Courtyard Tampa North I-75 Fletcher	66.5%	74.6%	76.3%	$104.29	$109.30	$113.61	$69.35	$81.54	$86.68
Weighted Average(3)	69.3%	74.3%	74.1%	$101.87	$112.44	$114.72	$70.48	$83.28	$84.79

(1)	Based on operating statements provided by the borrowers.
(2)	Represents the trailing 12-month period ending on September 30, 2016.
(3)	Weighted by room count.

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AHIP FL 5 Portfolio

Historical Occupancy, ADR and RevPAR Penetration Rates(1)
	Occupancy			ADR			RevPAR
Property	2014	2015	TTM(2)	2014	2015	TTM(2)	2014	2015	TTM(2)
Holiday Inn Express Ft Myers East	97.6%	102.2%	101.9%	104.9%	107.0%	102.7%	102.4%	109.4%	104.7%
Staybridge Suites Tampa East Brandon	85.5%	87.7%	88.3%	115.4%	116.1%	109.3%	98.6%	101.9%	96.5%
Holiday Inn Express Sarasota I-75	93.9%	92.4%	88.9%	109.5%	113.4%	108.3%	102.8%	104.7%	96.2%
Fairfield Inn & Suites Orlando Ocoee	98.6%	106.1%	104.5%	103.0%	105.6%	109.6%	101.6%	112.0%	114.5%
Courtyard Tampa North I-75 Fletcher	100.7%	99.1%	106.3%	111.2%	110.6%	110.5%	111.9%	109.6%	117.6%
Weighted Average(3)	94.9%	97.2%	97.4%	108.8%	110.7%	107.8%	103.2%	107.3%	105.0%

(1)	Penetration Rates are from reports provided by a third party data provider.
(2)	Represents the trailing 12-month period ending on September 30, 2016.
(3)	Weighted by room count.

The Market.

Holiday Inn Express Ft Myers East. The Holiday Inn Express Ft Myers is located on the east side of Fort Myers near I-75, within the Cape Coral-Fort Myers metropolitan statistical area (“MSA”). The property is located approximately 11 miles from downtown Fort Myers, 6.5 miles from Southwest Florida International Airport, and 14.0 miles from Florida Gulf Coast University. According to the appraisal, the Cape Coral-Fort Myers MSA had an estimated 2015 population of 701,200 people, which represents a compound annual growth rate of approximately 2.5% since 2010. As of August 2016, unemployment in the Cape Coral-Fort Myers MSA was 4.7%, compared to 4.9% for the state of Florida and 5.0% for the United States over the same time period.

Tourism is a major economic driver for Fort Myers and the surrounding MSA. According to the appraisal, tourism employs two of every three people in Lee County and generates an annual economic impact of approximately $2.87 billion and attracts roughly 5 million visitors per year. Visitors are drawn to Fort Myers’ various beaches and golf courses as well as the area’s restaurants, nightlife, and shopping. The biggest demand generator in the area is sports tourism. Each year, the Boston Red Sox and the Minnesota Twins hold their spring training in Fort Myers. Additionally, Perfect Game USA, which is a nationally recognized youth baseball league, has partnered with Lee County to host various tournaments and sporting events in the area. Other annual sporting events include The City of Palms Classic Basketball Tournament and the Gene Cusic Collegiate Classic, an NCAA softball tournament. Additional demand generators include Lee Memorial (a 355-bed hospital which is the primary hospital for the Lee Health system) and HealthPark Medical Center (a medical campus featuring a 368-bed acute care facility, a rehabilitation center and the Golisano Children’s Hospital of Southwest Florida). The appraisal identified one nearby hotel under construction, the 180-room Drury Inn & Suites, which is approximately 10.5 miles south of the property and is scheduled to open in 2017. The appraisal concluded that this hotel has a different target market and is not expected to compete with the Holiday Inn Express Ft Myers East.

Staybridge Suites Tampa East Brandon & Courtyard Tampa North I-75 Fletcher. The Staybridge Suites Tampa East Brandon and Courtyard Tampa North I-75 Fletcher are located within the Tampa-St. Petersburg-Clearwater MSA. The Staybridge Suites Tampa East Brandon is located off I-75, approximately 15 minutes east of downtown Tampa. The Courtyard Tampa North I-75 Fletcher is located off of I-75 in northeast Tampa, approximately three miles from the University of South Florida. According to the appraisal, the Tampa-St. Petersburg-Clearwater MSA had a 2015 population of 2,961,800 people, which represents a compound annual growth rate of approximately 1.21% since 2010. As of September 2016, unemployment in the Tampa-St. Petersburg-Clearwater MSA was 4.7%.

According to the appraisal, demand drivers for the Staybridge Suites Tampa East Brandon include the Highland Oaks Office Park, a 575,000 square foot development comprised of five buildings. Major tenants include McDonald’s Corporation, Opis Management Resources, Quality Distribution, Greystone Healthcare, Nortrax, Inc. and Virginia College. In 2016, United Services Automobile Association (“USAA”) unveiled its recently constructed Crosstown Campus approximately 4 miles from the property. The campus is USAA’s second facility in Tampa and will house a mix of financial services positions covering insurance, banking, and mortgage lending. The facility is expected to seat 1,200 employees. Located immediately adjacent to the Staybridge Suites Tampa East Brandon is Ford Motor Credit Co. and across the street is Citigroup Technology’s office campus.

The Courtyard Tampa North I-75 Fletcher is located within the Hidden River Corporate Center, a 420,000 square foot office park. Major tenants of the park include Lowe’s Home Improvement, Genesis Health Corporation, CareSync and most recently Johnson & Johnson signed a large lease to house approximately 500 finance, human resources and information technology employees. Additional demand generators include the H. Lee MOFFITT Cancer Center & Research Institute and Veterans Associate Hospital, located approximately 10 minutes from the property. The H. Lee MOFFITT Cancer Center is the only National Cancer Institute-designated Comprehensive Cancer Center based in Florida. The center is located within the University of South Florida campus. Additional demand in the area is from Busch Gardens, an African animal theme park owned by SeaWorld Entertainment. The park had 4.2 million visitors in 2015.

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AHIP FL 5 Portfolio

According to the appraisal, there are several hotels proposed or recently opened in the Greater Tampa Bay area inclusive of an 84-room Hampton Inn near Busch Gardens which opened in September 2016. However, in consideration of the locations, branding, amenities and/or estimated performance of the proposed hotels, none were considered by the appraisal to be directly competitive with the Staybridge Suites Tampa East Brandon or Courtyard Tampa North I-75 Fletcher.

Holiday Inn Express Sarasota I-75. The Holiday Inn Express Sarasota I-75 is located on the east side of Sarasota off I-75, within the North Port-Sarasota-Bradenton MSA. According to the appraisal, the North Port-Sarasota-Bradenton MSA had an estimated 2015 population of 768,900, which represents a compound annual growth rate of approximately 1.6% since 2009. As of September 2016, unemployment in the North Port-Sarasota-Bradenton MSA was 4.7%. Sarasota is a tourist destination for winter and spring travelers. The area is known for its high quality beaches at Lido Key and Siesta Key. Additional demand drivers include Nathan Benderson Park, IMG Academy and Ed Smith Stadium (the spring training facility for the Baltimore Orioles). Nathan Benderson Park, located approximately 15 minutes from the Holiday Inn Express Sarasota I-75, is a rowing facility, sprint course, and regatta center. Nathan Benderson Park is also home to several paddle sport competitions as well as triathlon and cross country events. In 2017, the Nathan Benderson Park will host the World Rowing Championships and anticipates more than 40,000 athletes and spectators will visit the market. IMG Academy is a private athletic training institute for youth, high school, collegiate, and professional athletes located approximately 40 minutes from the Holiday Inn Express Sarasota I-75 in Bradenton. IMG Academy attracts more than 12,000 athletes from approximately 80 countries every year and offers a co-educational college preparatory school for the athletes. Finally, Twin Lakes Park is located approximately one mile from the Holiday Inn Express Sarasota I-75. Twin Lakes Park serves as a training base for minor and major league baseball teams. Twin Lakes Park features 11 baseball fields, a football field, picnic shelter, playground, two soccer fields, two tennis courts, and a walking trail.

According to the appraisal, there are no proposed hotels in the immediate area. Approximately eight miles north a 122-room Hyatt Place and a 133-room Homewood Suites are under construction and expected to open in 2017. These properties are under construction in Lakewood Ranch, which is not considered to be part of the market for the Holiday Inn Express Sarasota I-75. The appraisal notes that there are additional hotels planned for downtown Sarasota and Siesta Key, but given their locations and level of service, they were not considered by the appraisal to be competitive with the Holiday Inn Express Sarasota I-75.

Fairfield Inn & Suites Orlando Ocoee. The Fairfield Inn & Suites Orlando Ocoee is located in the Orlando, Florida suburb of Ocoee within the Orlando-Kissimmee-Sanford MSA. Ocoee is located approximately 12 miles west of the city of Orlando near the intersection of Florida’s Turnpike and Florida State Road 429. The property is located off Colonia Drive (HWY-50) which is the main east-west commercial corridor through Orlando. According to the appraisal, the Orlando-Kissimmee-Sanford MSA had an estimated 2015 population of 2,387,138, which represents a growth rate of approximately 11.6% from 2010.

Orlando’s economy is largely based around tourism centered around the theme parks in the area. According to the appraisal, in 2015, approximately 66 million travelers visited Orlando. Ocoee benefits from its location approximately 12 miles from Orlando. The city has a presence of diverse businesses that include Adventist Health System, Darden Restaurants, Lockheed Martin Corporation, CenturyLink, Florida Hospital, and Sysco. The appraisal identified one new hotel, a 122-room Hilton Garden Inn, which is anticipated to enter the market. The Hilton Garden Inn will be part of the City Center West Orange development. This hotel is expected to open in 2018 and will be directly competitive with the Fairfield Inn & Suites Orlando Ocoee property.

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Annex A-3	JPMDB 2017-C5

AHIP FL 5 Portfolio

Operating History and Underwritten Net Cash Flow
	2014	2015	TTM(1)	Underwritten	Per Room(2)	% of Total Revenue(3)
Occupancy	69.3%	74.3%	74.1%	72.5%
ADR	$101.87	$112.44	$114.72	$109.68
RevPAR	$70.48	$83.28	$84.79	$79.40

Room Revenue	$12,168,079	$14,377,926	$14,677,908	$13,707,937	$28,981	96.8%
Food & Beverage Revenue	137,352	150,955	156,849	165,000	349	1.2
Other Departmental Revenue	347,703	366,034	278,840	281,158	594	2.0
Total Revenue	$12,653,134	$14,894,915	$15,113,597	$14,154,095	$29,924	100.0%

Room Expense	$2,817,981	$2,921,400	$3,079,578	$2,941,567	$6,219	21.5
Food & Beverage Expense	149,738	161,943	163,395	165,939	351	100.6
Other Departmental Expenses	236,638	174,241	122,580	111,199	235	39.6
Departmental Expenses	$3,204,357	$3,257,584	$3,365,553	$3,218,705	$6,805	22.7%

Departmental Profit	$9,448,777	$11,637,331	$11,748,044	$10,935,391	$23,119	77.3%
Management Fees	379,593	446,848	453,407	490,766	1,038	3.5
Franchise Fees	760,631	1,043,108	1,024,927	1,150,988	2,433	8.1
Property Taxes	407,269	484,567	542,057	572,563	1,210	4.0
Property Insurance	151,758	206,245	251,626	259,392	548	1.8
Other Expenses	3,042,366	3,337,705	3,502,622	3,302,867	6,983	23.3
Total General/Unallocated Expenses	$4,741,617	$5,518,473	$5,774,639	$5,776,576	$12,213	40.8%

Net Operating Income	$4,707,160	$6,118,858	$5,973,405	$5,158,816	$10,907	36.4%
FF&E	478,397	595,796	604,544	566,164	1,197	4.0
Net Cash Flow	$4,228,763	$5,523,062	$5,368,861	$4,592,650	$9,710	32.4%
(1)	TTM column represents the trailing 12-month period ending on September 30, 2016.
(2)	Per Room values are based on 473 guest rooms
(3)	% of Total Revenue for Room Expense, Food & Beverage Expense and Other Departmental Expenses are based on their corresponding revenue line items.

Partial Release. Following the lockout period, the borrowers are permitted to obtain the release of an individual property upon a bona fide third-party sale provided, among other things, (i) borrowers defease an amount of principal equal to 110% of the allocated loan amount for the property being released and (ii) after giving effect to the sale and the defeasance, (a) the debt service coverage ratio for the remaining properties shall be no less than the greater of the debt service coverage ratio immediately preceding the sale and 1.67x and (b) the loan to value ratio for the remaining properties is no more than the lesser of the loan to value ratio immediately preceding the sale and 60.1%; provided, that if the debt yield for the remaining properties is 15% or higher, the release is not subject to such loan to value ratio condition; (iii) compliance with REMIC-related requirements.

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Annex A-3	JPMDB 2017-C5

580 Walnut Street

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GACC	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$35,500,000	Title:	Fee
Cut-off Date Principal Balance:	$35,445,906	Property Type - Subtype:	Mixed Use – Office/Retail
% of Pool by IPB:	3.4%	Net Rentable Area (SF):	245,520
Loan Purpose:	Refinance	Location:	Cincinnati, OH
Borrower:	Cincinnati 580 Commercial	Year Built / Renovated:	1973 / 2016
	Development, LLC	Occupancy(1):	93.9%
Sponsors:	Anthony W. Birkla and David B.	Occupancy Date:	1/1/2017
	Anderson	Number of Tenants:	10
Interest Rate:	4.74000%	2013 NOI(1):	N/A
Note Date:	1/23/2017	2014 NOI(1):	$2,607,838
Maturity Date:	2/6/2027	2015 NOI(1):	$3,075,622
Interest-only Period:	None	TTM NOI (as of 11/2016)(1)(2):	$2,822,308
Original Term:	120 months	UW Economic Occupancy:	92.5%
Original Amortization:	360 months	UW Revenues:	$5,814,172
Amortization Type:	Balloon	UW Expenses:	$1,830,831
Call Protection:	L(25),Def(91),O(4)	UW NOI(2):	$3,983,341
Lockbox / Cash Management:	Hard / Springing	UW NCF:	$3,676,441
Additional Debt:	N/A	Appraised Value / Per SF(3):	$51,750,000 / $211
Additional Debt Balance:	N/A	Appraisal Date:	4/1/2017
Additional Debt Type:	N/A

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF(3):	$144
Taxes:	$85,098	$30,121	N/A	Maturity Date Loan / SF(3):	$118
Insurance:	$41,113	Springing	N/A	Cut-off Date LTV(3):	68.5%
Replacement Reserves:	$0	$5,115	N/A	Maturity Date LTV(3):	55.9%
TI/LC(4):	$2,330,975	$20,460	N/A	UW NCF DSCR:	1.66x
Other(5):	$0	Springing	N/A	UW NOI Debt Yield:	11.2%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$35,500,000	100.0%	Payoff Existing Debt	$27,920,156	78.6%
			Return of Equity	4,074,727	11.5
			Upfront Reserves	2,457,186	6.9
			Closing Costs	1,047,931	3.0
Total Sources	$35,500,000	100.0%	Total Uses	$35,500,000	100.0%
(1)	Since acquisition, the loan sponsors indicated they have invested approximately $21.55 million, approximately ($87.77 per square foot), towards the development and renovation of the property, including approximately $3.6 million in tenant improvements and $1.6 million in building improvements. Occupancy increased from 66.3% in 2014 to 93.9% in January 2017. The loan sponsors acquired the property in 2013, as such, 2013 NOI is not available. The increase in NOI from 2015 to TTM (as of 11/2016) is due to new lease signings, including the expansion of Fifth Third Bank in March and October 2016 from 132,856 square feet to 198,116 square feet.

(2)	The increase in Underwritten Rents in Place from TTM Rents in Place is due to the commencement of new and renewal leases throughout 2016 totaling 76,047 square feet with $1,019,797 in annual base rent.

(3)	Appraised Value / Per SF, Cut-off Date LTV and Maturity Date LTV are calculated based on the “As Complete / Stabilized” appraised value. The “As Complete / Stabilized” appraised value represents the value of $51,750,000 which assumes (i) completion of the landlord obligations reserved at closing, (ii) a commercial and retail occupancy of 95.0% and 90.0%, respectively, (iii) vacancy loss of 5.0% and (iv) credit loss of 0.5%. Based on the “as-is” appraised value of $50,000,000 as of November 10, 2016, the Cut-off Date LTV is 70.9% and the Maturity Date LTV would be 57.9%.

(4)	Initial TI/LC Escrows and Reserves include outstanding landlord obligations with respect to the Fifth Third Bank and Taco Bell leases.

(5)	Monthly Other Escrows and Reserves represent a common charges reserve and a lease sweep reserve. The common charges reserve will spring into effect from and after the date the condominium board imposes assessments, and such monthly amount will be equal to the monthly amount as set forth in the approved budget for such assessments. A lease sweep reserve will spring into place upon (a) (i) the date that is 18 months prior to the lease expiration date of Fifth Third Bank, (ii) the date Fifth Third Bank is required to give notice of renewal (if not given), (iii) with respect to any Fifth Third Bank lease that is set to expire on or prior to July 1, 2028, the monthly payment date occurring in January 2026, (b) the date Fifth Third Bank surrenders, cancels or terminates its lease, (c) the date Fifth Third Bank goes dark, unless Fifth Third Bank at the time has a credit rating greater than or equal to “BBB-” or an equivalent by each rating agency rating such tenant, (d) upon any default under the Fifth Third Bank lease beyond any applicable cure period, (e) the occurrence of a Fifth Third Bank insolvency proceeding or (f) upon Fifth Third Bank’s credit rating falling below “BBB-” or the equivalent by any rating agency rating such tenant.

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580 Walnut Street

The Loan. The 580 Walnut Street loan is secured by a first mortgage lien on the borrower’s fee interest in a 245,520 square foot commercial component of a larger 849,507 square foot mixed use commercial and residential building located in Cincinnati, Ohio. The loan has a 10-year term and will amortize on a 30-year schedule. The borrowing entity for the 580 Walnut Street loan is Cincinnati 580 Commercial Development, LLC, a newly formed Delaware limited liability company and special purpose entity. The loan sponsors and nonrecourse carve-out guarantors are Anthony W. Birkla and David B. Anderson, both principals at Anderson Birkla Investment Partners, LLC. Formed in 2007, Anderson Birkla Investment Partners is an Indianapolis based real estate owner and operator engaged in the construction and management of lifestyle residential projects. The company’s portfolio spans approximately 1.25 million square feet of developments that are mixed use in nature, including office, retail, hospitality and residential.

The Property. The 580 Walnut Street property consists of the 245,520 square foot office and retail portions of the larger 849,507 square foot AT580 building, as well as a 430-space parking garage. The building is split into six separate condominium structures, including four commercial components (collateral for the 580 Walnut Street loan) and two residential components (non-collateral) currently owned by the loan sponsor. The commercial component is configured with retail space on the ground and plaza levels, office space on the upper six floors and a five level underground parking garage. The office and retail spaces comprise 201,579 square feet (82.1% of the net rentable area) and 43,941 square feet (17.9% of the net rentable area), respectively. The parking garage consists of 430 parking spaces on five below-grade levels, for a parking ratio of 1.75 spaces per 1,000 square feet. The non-collateral residential portion of the AT580 building consists of 180 luxury multifamily units occupying the top 11 floors. An affiliate of the mortgage loan seller has made a loan in the amount of $34,680,000 secured by the residential portion of the AT580 building, which will not be included in the JPMDB 2017-C5 trust.

The AT580 building was originally constructed in 1973 and underwent an approximately $15 million renovation in 2005 by previous ownership. In 2011, Great American Insurance, which occupied a majority of the building, relocated to Queen City Square, which now serves as their headquarters. As a result, the AT580 building’s occupancy fell to 27.0%. In 2013, the loan sponsors acquired the fee simple interest of the building along with a 0.433 acre parking lot from a foreclosing lender for $13.7 million. Following the purchase, the loan sponsors immediately sold the parking lot and began to convert the former office and retail property into its current mixed use development. The loan sponsors’ basis in the commercial portion of the property is approximately $33.3 million ($136 per square foot), of which approximately $11.7 million was spent towards acquisition costs. The sponsors spent an additional $21.55 million towards the renovation and conversion of the property.

The office space at the 580 Walnut Street property includes six levels plus the Fifth Third Bank conference center. The office portion of the collateral is 100.0% leased, with 98.3% of office space leased to Fifth Third Bank (rated Baa1/A/BBB+ by Moody’s, Fitch and S&P, respectively), whose original lease commenced in 1996. In March 2016, and subsequently in October 2016, Fifth Third Bank expanded its footprint from 132,856 square feet to a total of 198,116 square feet. The Fifth Third Bank headquarters building, which is owned by Fifth Third Bank, is located adjacent to the 580 Walnut Street building. The retail component consists of 43,255 square feet spanning the first and second levels. The tenants on the first level include restaurants Sushi Cafe World of Cincinnati, Prime 47 Cincinnati LLC, Mungo Inc and Starbucks, which all feature frontage along Sixth Street. Sixth Street leads to Fountain Square, which features retail and restaurants in Cincinnati’s central business district. The garage component includes 430 spaces and is leased to and operated by ABM Parking Services, Inc. through August 31, 2021 at an annual base rent of $750,000 with no annual escalations. ABM Parking Services, Inc. is also required to pay a percentage rent equivalent to 85% of gross parking receipts in excess of $1.0 million. Of the 430 spaces, 111 are reserved for the exclusive use of the residential tenants at a cost of $100 per month per space. The residential and commercial components of the condominium each have 50% control over the entire condominium, both with respect to the Board of Directors as well as any voting. The loan sponsors currently own and control the residential condominium units and the borrower owns and controls the commercial condominium units. Accordingly, the borrower does not have control over the entire condominium. In addition, the residential units will be responsible for 51% of operational costs and the commercial units will be responsible for 49% of such costs. According to an anticipated timeline provided by the loan sponsor, residential condominium is expected to be completed by June 2017. As of January 4, 2017, 45 units had signed leases and tenants in occupancy.

The largest tenant, Fifth Third Bank, is a subsidiary of Fifth Third Bancorp (NASDAQ: FITB, rated Baa1/A/BBB+ by Moody’s, Fitch and S&P, respectively) and leases 80.7% of the net rentable area and 98.3% of the net rentable office area and has been a tenant at the property since 1996. Fifth Third Bank is a U.S. regional banking corporation, headquartered in Cincinnati, Ohio at the Fifth Third Center. The company’s main business areas include branch banking, consumer banking, commercial banking, consumer lending, payment processing, investment advising, and title insurance. Founded in 1858, the company now employs approximately 19,000 people. In recent years Fifth Third Bank has been consolidating its office space from outlying branches into downtown Cincinnati. In March 2016, and subsequently in October 2016, Fifth Third Bank expanded from 132,856 square feet to a total of 198,116 square feet with a lease expiration in December 2025. The 10,352 square foot conference center space expires in December 2020 and has one five-year renewal option to extend the lease expiration to December 2025. Fifth Third Bank has reportedly invested $800,000 of its own capital in a major renovation of their 6th floor space at the property. The estimated headcount at the property is approximately 700 employees, with job functions spanning compliance, credit/risk management, enterprise performance, IT, human resources and wealth management.

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580 Walnut Street

The Market. According to the appraisal, the 580 Walnut Street property is located in the central business district of Downtown Cincinnati, northeast of Fountain Square. The location offers proximity to a variety of office, retail, and institutional properties. The Cincinnati central business district has a large array of office, retail and institutional properties that surround the property. The central business district consists of nearly 13 million square feet of office space and is home to seven Fortune 500 companies including American Financial Group, Fifth Third Bank, Kroger, Macy’s, Omnicare, Western and Southern Financial Group and Procter & Gamble. The area is in proximity to the Aronoff Center for the Arts, a performance venue consisting of three individual spaces with seating for 2,700, 437 or 150 people, respectively. Additional artistic draw includes the Cincinnati Contemporary Arts Center, located adjacent to the property at the northwest corner of Walnut Street and Sixth Street. According to a third party market report, as of November 2016, Cincinnati had a 4.5% unemployment rate.

Per the appraisal, the Greater Cincinnati asking office lease rates increased from $18.80 per square foot in second quarter 2016 to $18.91 per square foot in third quarter 2016, while central business district asking office lease rates increased from $20.87 per square foot in second quarter 2016 to $20.92 per square foot in third quarter 2016. In addition, the Greater Cincinnati office vacancy rate decreased to 19.0% in third quarter 2016 from 19.4% in second quarter 2016. In the same time period, office vacancy rate in the central business district fell from 15.9% to 15.4% and suburban office vacancy rate decreased from 21.1% to 20.9%. The appraisal identified 20 comparable office lease signings in the submarket. The weighted average in place office rent at the property is $10.47 per square foot, approximately 14.1% below the weighted average office rent (NNN) of $12.18 per square foot of the comparable set. According to the appraisal, retail rental rate trends and occupancies vary significantly from corridor to corridor within the central business district, therefore the appraiser supplied data from a market research report covering the Downtown/SE Hamilton retail submarket which includes a significantly larger area than the central business district. According to the market research report, as of the third quarter 2016, the Downtown/SE Hamilton retail submarket had approximately 3.3 million square feet of inventory with a vacancy rate of 11.0% and average asking rents of $22.54 per square foot, compared to the second quarter 2016 vacancy rate of 11.6% and average asking rent of $22.50 per square foot. Average retail asking rent per square foot has increased or remained constant each quarter from its five-year low of $21.15 per square foot in 2011 and vacancy has decreased from its five-year high of 11.9% at the end of 2015. The appraisal identified 15 comparable retail lease signings in the submarket. The weighted average in place retail rent at the property is $25.43 per square foot, approximately 14.3% below the weighted average in place retail rent of $29.68 per square foot of the comparable set.

Tenant Summary(1)
Tenant	Retail/Office Component	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
Fifth Third Bank(3)	Office	Baa1 / BBB+ / A	198,116	80.7%	$10.73	73.1%	Various
Prime 47 Cincinnati LLC	Ground Floor Retail	NA / NA / NA	8,724	3.6%	$28.96	8.7%	7/31/2026
Starbucks(4)	Office/Ground Floor Retail	A2 / A / A	5,607	2.3%	$17.11	3.3%	Various
Pi Cincinnati LLC	Ground Floor Retail	NA / NA / NA	3,843	1.6%	$26.01	3.4%	1/31/2025
Sushi Cafe World of Cincinnati	Ground Floor Retail	NA / NA / NA	3,621	1.5%	$28.64	3.6%	1/31/2020
Gourmet Management LLC	Arcade Level Commercial	NA / NA / NA	3,168	1.3%	$15.23	1.7%	3/31/2020
Mungo Inc	Ground Floor Retail	NA / NA / NA	2,923	1.2%	$20.76	2.1%	8/31/2026
The Silver Ladle LLC	Ground Floor Retail	NA / NA / NA	2,405	1.0%	$28.00	2.3%	3/31/2020
Taco Bell(5)	Ground Floor Retail	B2 / BB / NA	1,875	0.8%	$26.50	1.7%	3/31/2027
Off the Vine	Arcade Level Commercial	NA / NA / NA	188	0.1%	$25.53	0.2%	12/31/2018
(1)	Based on the underwritten rent roll.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(3)	Fifth Third Bank leases 10,352 square feet of conference center space at $10.61 per square foot expiring in December 2020. In addition to the conference center space, Fifth Third Bank leases 187,764 square feet of office space at $10.44 per square foot expiring in December 2025.

(4)	Starbucks leases 3,463 square feet of office space at $11.60 per square foot expiring in December 2021. In addition, Starbucks leases 2,144 square feet of retail space at $26.00 per square foot expiring in April 2025. Starbucks has the right to terminate the retail portion of its lease in April 2020 with at least 180 days’ notice and pay a termination fee equal to unamortized leasing commissions and tenant improvement allowance. Starbucks has two five-year renewal options remaining for the retail portion of its net rentable area and two three-year renewal options remaining for the office portion of its net rentable area.

(5)	Taco Bell has the right to terminate its lease after December 2019 with at least 180 days’ written notice and a termination fee equal to 12 months’ rent and unamortized leasing commissions and tenant improvement allowance. Taco Bell has two five-year renewal options remaining.

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580 Walnut Street

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(2)	% of Base Rent Expiring(2)	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring(2)	Cumulative % of Base Rent Expiring(2)
Vacant	NAP	15,050	6.1%	NAP	NAP	15,050	6.1%	NAP	NAP
2017 & MTM	0	0	0.0	$0	0.0%	15,050	6.1%	$0	0.0%
2018	1	188	0.1	4,800	0.2	15,238	6.2%	$4,800	0.2%
2019	0	0	0.0	0	0.0	15,238	6.2%	$4,800	0.2%
2020	5	19,546	8.0	332,435	11.4	34,784	14.2%	$337,235	11.6%
2021	1	3,463	1.4	40,171	1.4	38,247	15.6%	$377,406	13.0%
2022	0	0	0.0	0	0.0	38,247	15.6%	$377,406	13.0%
2023	0	0	0.0	0	0.0	38,247	15.6%	$377,406	13.0%
2024	0	0	0.0	0	0.0	38,247	15.6%	$377,406	13.0%
2025	5	193,751	78.9	2,168,107	74.5	231,998	94.5%	$2,545,513	87.5%
2026	2	11,647	4.7	313,351	10.8	243,645	99.2%	$2,858,865	98.3%
2027	1	1,875	0.8	49,688	1.7	245,520	100.0%	$2,908,552	100.0%
2028 & Beyond	0	0	0.0	0	0.0	245,520	100.0%	$2,908,552	100.0%
Total	15	245,520	100.0%	$2,908,552	100.0%
(1)	Based on the underwritten rent roll.

(2)	Certain tenants may have termination or contraction options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in this lease rollover schedule.

Operating History and Underwritten Net Cash Flow(1)
	2014	2015	TTM(2)	Underwritten	Per Square Foot	%(3)
Rents in Place(4)(5)	$2,077,172	$2,376,919	$2,062,817	$2,908,552	$11.85	47.1%
IG Rent Credit	0	0	0	230,182	0.94	3.7
Vacant Income	0	0	0	232,445	0.95	3.8
Gross Potential Rent	$2,077,172	$2,376,919	$2,062,817	$3,371,179	$13.73	54.6%
Total Reimbursements	751,739	921,668	819,666	1,482,706	6.04	24.0
Parking Income	1,116,689	1,216,150	1,318,597	1,324,328	5.39	21.4
Net Rental Income	$3,945,600	$4,514,737	$4,201,080	$6,178,214	$25.16	100.0%
(Vacancy/Credit Loss)(6)	0	(40,521)	(43,750)	(364,041)	(1.48)	(7.5)
Effective Gross Income	$3,945,600	$4,474,216	$4,157,331	$5,814,172	$23.68	94.1%

Total Expenses(7)	$1,337,762	$1,398,593	$1,335,023	$1,830,831	$7.46	31.5%

Net Operating Income	$2,607,838	$3,075,622	$2,822,308	$3,983,341	$16.22	68.5%

Total TI/LC, Capex/RR	0	0	0	306,900	1.25	5.3
Net Cash Flow	$2,607,838	$3,075,622	$2,822,308	$3,676,441	$14.97	63.2%

Occupancy(8)	66.3%	69.0%	93.9%	92.5%
(1)	The loan sponsors acquired the property in 2013, as such, 2013 information is not available.

(2)	The TTM column represents the trailing 12-month period ending on November 30, 2016.

(3)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(4)	Underwritten Rents in Place include contractual rent steps through January 2018.

(5)	The increase in Underwritten Rents in Place from TTM Rents in Place is due to the commencement of new and renewal leases throughout 2016 totaling 76,047 square feet with $1,019,797 in annual base rent.

(6)	The Underwritten Vacancy/Credit Loss % is 7.5% of Net Rental Income excluding parking income of $1,324,328.

(7)	The property has received a 12-year tax abatement on improvement in value created by redevelopment efforts. The tax abatement begins in the 2017 tax year and the property will effectively have a net 75% abatement for all increase in assessed value of improvements resulting from the renovation. Real estate taxes have been underwritten based on the average of the borrower’s real estate tax projections (based on the abated taxes) through the 2026 tax year, and under current leases are required to be reimbursed 100% by all office and retail tenants.

(8)	Historical Occupancies are as of December 31 of each year. TTM Occupancy represents occupancy as of January 1, 2017. Underwritten Occupancy represents economic occupancy.

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Annex A-3	JPMDB 2017-C5

Delamar Greenwich Harbor

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$35,500,000	Title:	Fee
Cut-off Date Principal Balance:	$35,377,503	Property Type - Subtype:	Hotel – Full Service
% of Pool by IPB:	3.4%	Net Rentable Area (Rooms):	82
Loan Purpose:	Refinance	Location:	Greenwich, CT
Borrowers:	Greenwich Harbor (DEL) LLC	Year Built / Renovated:	1961 / 2012
	and Delamar Hotel Corp.	Occupancy / ADR / RevPAR:	72.7% / $323.02 / $234.70
Sponsors:	Charles Mallory and	Occupancy / ADR / RevPAR Date:	10/31/2016
	James Cabrera	Number of Tenants:	N/A
Interest Rate:	5.25500%	2013 NOI:	$2,957,429
Note Date:	11/14/2016	2014 NOI:	$3,192,658
Maturity Date:	12/1/2026	2015 NOI:	$3,513,537
Interest-only Period:	None	TTM NOI (as of 10/2016):	$3,717,072
Original Term:	120 months	UW Occupancy / ADR / RevPAR:	72.7% / $323.02 / $234.70
Original Amortization:	360 months	UW Revenues:	$9,676,636
Amortization Type:	Balloon	UW Expenses:	$6,023,582
Call Protection:	L(25),Grtr1%orYM(91),O(4)	UW NOI:	$3,653,055
Lockbox / Cash Management:	Hard / Springing	UW NCF:	$3,653,055
Additional Debt:	N/A	Appraised Value / Per Room:	$50,000,000 / $609,756
Additional Debt Balance:	N/A	Appraisal Date:	10/1/2016
Additional Debt Type:	N/A

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Room:	$431,433
Taxes:	$120,303	$20,640	N/A	Maturity Date Loan / Room:	$358,822
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	70.8%
FF&E(1):	$31,450	4% of Gross Revenues	N/A	Maturity Date LTV:	58.8%
TI/LC:	$0	$0	N/A	UW NCF DSCR:	1.55x
Other:	$0	$0	N/A	UW NOI Debt Yield:	10.3%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$35,500,000		98.6%	Payoff Existing Debt	$35,232,582	97.8%
Sponsor Equity	515,476		1.4	Closing Costs	631,141	1.8
				Upfront Reserves	151,753	0.4
Total Sources	$36,015,476		100.0%	Total Uses	$36,015,476	100.0%

(1) The deposit for the Monthly FF&E Escrows and Reserves is 4.0% of gross income from operations for the calendar month that was two months prior to the applicable payment date.

The Loan. The Delamar Greenwich Harbor loan is secured by a first mortgage lien on the fee interest in an 82-room full service hotel located in Greenwich, Connecticut. The loan has an outstanding principal balance as of the Cut-off Date of approximately $35.4 million, has a 10-year term and will amortize on a 30-year schedule. The previous debt secured by the property was securitized as part of the LBUBS 2007-C2 transaction. The borrowing entities for the loan are Greenwich Harbor (DEL) LLC, a Delaware limited liability company and Delamar Hotel Corp., a Connecticut corporation, each a special purpose entity. There is an operating lease between the two borrowers, and the borrowers have pledged the fee interest and operating lease as collateral for the loan. The loan sponsors and nonrecourse carve-out guarantors are Charles Mallory and James Cabrera. Charles Mallory is the founder and Chief Executive Officer of Greenwich Hospitality Group, LLC (“Greenwich Hospitality Group”), a developer, owner and operator of lifestyle hospitality assets. Founded in 1999, the company’s portfolio currently consists of seven hospitality assets representing 380 rooms throughout the northeastern United States and Texas. Greenwich Hospitality Group has an additional 226 rooms under construction and 124 rooms under renovation which the loan sponsors anticipate to be placed into service in 2017.

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Annex A-3	JPMDB 2017-C5

Delamar Greenwich Harbor

The Property. The Delamar Greenwich Harbor property is a four-story, 82-room, full service hotel located within Fairfield County in Greenwich, Connecticut. The property is the only waterfront hotel in Greenwich, Connecticut, which, according to the appraisal, is one of the most affluent cities in the United States. The property was originally built as the Showboat Hotel in 1961 and the loan sponsors purchased the property in 1997 for $13.0 million. According to the loan sponsors, they subsequently completed a $17.0 million ($207,317 per room) renovation in 2002 in order to reposition it as a luxury hotel. The property features 82 guest rooms, comprised of 58 king guest rooms, six queen guest rooms, 10 double/double guest rooms and eight suites (including two presidential suites). Standard guest room amenities include a flat-screen television, a desk, Bvlgari bath amenities, an iPod docking station, a minibar, an in-room safe, Roomlinx in-room entertainment system and individually controlled heat and air conditioning. Complimentary amenities at the property include champagne upon check-in, a fitness center, bike rentals, high speed-internet access, weekend wine and cheese receptions, harbor cruises and a daily continental breakfast as well as tea and coffee service. Additional amenities include room service, a hotel shuttle via Tesla, an electric vehicle charging station and valet parking. The property also has 88 surface parking spaces (which results in a parking ratio of 1.07 spaces per room).

The Delamar Greenwich Harbor property offers 2,350 square feet of meeting space, a business center, L’escale Restaurant and bar, a spa and a 500-foot private dock that can accommodate vessels up to 180 feet in length. L’escale Restaurant offers outdoor seating overlooking the Greenwich Harbor waterfront and serves as a meeting place for companies located in Greenwich. L’escale Restaurant has leased its space at the property since 2002 and reported sales of over $2,100 per square foot in 2015. Additionally, the spa at the property experienced revenue growth of 99.0% from 2013 to October 2016 after undergoing a renovation and was voted “Best Day Spa in Connecticut” for the past two years by Connecticut Magazine. Hotel guests may choose from a wide array of treatments including nail services, waxing, facials and body treatments by Biologique Recherche and Valmont.

The Market. The property is located approximately 33.0 miles north of New York City and within 0.3 miles of the Metro-North Greenwich train station, which offers express train service to Grand Central Station in less than 40 minutes. Greenwich is home to many large financial institutions and investment management funds such as AMG Funds, General Atlantic Corporation, Blue Harbor Group, Sarissa Capital Management, WR Berkley Corporation, SPCP Group, Lone Pine Capital, AQR Capital Management, Mastercard, Partnerre US, Aristela Capital, Forester Capital and Tudor Investment Group, among others. In addition to Metro-North Railroad, the property is also accessible via Interstate 95. The property is proximate to the Greenwich Avenue corridor, which includes retailers such as Tiffany & Co., Brooks Brothers, Saks Fifth Avenue and Ralph Lauren. The Delamar Greenwich Harbor property is also located in close proximity to several country clubs including Greenwich Country Club, the Milbrook Club and several Yacht Clubs including the Greenwich Boat and Yacht Club and Indian Harbor Yacht Club.

Historical Occupancy, ADR, RevPAR(1)
	Competitive Set(2)			Delamar Greenwich Harbor(3)			Penetration Factor(4)
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2013	72.3%	$160.16	$115.82	67.1%	$308.83	$207.26	92.8%	192.8%	179.0%
2014	74.5%	$164.86	$122.81	70.6%	$310.16	$218.84	94.8%	188.1%	178.2%
2015	71.6%	$177.56	$127.07	71.1%	$313.20	$222.57	99.3%	176.4%	175.2%
TTM(5)	71.8%	$175.21	$125.87	72.7%	$323.02	$234.70	101.3%	184.4%	186.5%

(1)	Variances between the underwriting, the appraisal and the above table with respect to Occupancy, ADR and RevPAR at the Delamar Greenwich Harbor property are attributable to variances in reporting methodologies and/or timing differences.
(2)	Data provided by a third party data provider. The competitive set contains the following properties: Sheraton Hotel Stamford, Hyatt Regency Greenwich, Courtyard Stamford Downtown, Ritz-Carlton New York Westchester and J House Greenwich.
(3)	Based on operating statements provided by the borrowers.
(4)	Penetration Factor is calculated based on data provided by a third party data provider for the competitive set and operating statements provided by the borrowers for the property.
(5)	TTM represents the trailing 12-month period ending on October 31, 2016.

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Delamar Greenwich Harbor

Competitive Hotels Profile(1)
				2015 Estimated Market Mix			2015 Estimated Operating Statistics
Property	Rooms	Year Opened	Meeting Space (SF)	Commercial	Meeting and Group	Leisure	Occupancy	ADR	RevPAR
Delamar Greenwich Harbor(2)	82	2002	2,350	50%	20%	30%	71.1%	$313.20	$222.57
Sheraton Hotel Stamford	379	1983	20,000	65%	25%	10%	68.0%	$160.00	$108.80
Hyatt Regency Greenwich	373	1986	35,000	60%	30%	10%	77.0%	$140.00	$107.80
Courtyard Stamford Downtown	115	2005	877	70%	20%	10%	77.0%	$190.00	$146.30
Ritz-Carlton New York, Westchester	146	2007	10,000	60%	30%	10%	65.0%	$305.00	$198.25
J House Greenwich	86	2012	3,000	50%	20%	30%	71.0%	$210.00	$149.10
Total(3)	1,099

(1)	Based on the appraisal.

(2) The property was built in 1961 as the Showboat Hotel and reopened in 2002 under its current name. Occupancy, ADR and RevPAR are based on operating statements provided by the borrowers.

(3) Excludes the Delamar Greenwich Harbor property.

Operating History and Underwritten Net Cash Flow
2013		2014	2015	TTM(1)	Underwritten	Per Room(2)	% of Total Revenue(3)
Occupancy	67.1%	70.6%	71.1%	72.7%	72.7%
ADR	$308.83	$310.16	$313.20	$323.02	$323.02
RevPAR(4)	$207.26	$218.84	$222.57	$234.70	$234.70

Room Revenue	$6,203,165	$6,549,909	$6,661,406	$7,043,822	$7,043,774	$85,900	72.8%
Food and Beverage Revenue	73,874	72,399	74,938	78,888	78,887	962	0.8
Other Departmental Revenue(5)	1,905,091	2,393,104	2,422,834	2,553,991	2,553,975	31,146	26.4
Total Revenue	$8,182,130	$9,015,412	$9,159,178	$9,676,701	$9,676,636	$118,008	100.0%

Room Expense	$1,715,692	$1,814,635	$1,858,110	$1,868,908	$1,868,895	$22,791	26.5%
Food and Beverage Expense	29,648	29,349	29,370	36,808	36,808	449	46.7
Other Departmental Expense	519,570	847,134	790,501	858,435	858,429	10,469	33.6
Departmental Expenses	$2,264,910	$2,691,118	$2,677,981	$2,764,151	$2,764,132	$33,709	28.6%

Departmental Profit	$5,917,220	$6,324,294	$6,481,197	$6,912,550	$6,912,504	$84,299	71.4%

Operating Expenses	$2,145,642	$2,220,270	$2,044,315	$2,216,477	$2,256,196	$27,515	23.3%
Gross Operating Profit	$3,771,578	$4,104,024	$4,436,882	$4,696,073	$4,656,308	$56,784	48.1%

Management Fees	$187,617	$206,485	$205,805	$226,751	$290,299	$3,540	3.0%
Property Taxes	187,561	186,405	190,781	209,252	236,062	2,879	2.4
Property Insurance	78,753	135,125	137,715	147,604	85,077	1,038	0.9
Other Expenses	32,933	22,735	22,677	15,142	4,750	58	0.0
FF&E	327,285	360,616	366,367	380,252	387,065	4,720	4.0
Total Other Expenses	$814,149	$911,366	$923,345	$979,001	$1,003,254	$12,235	10.4%

Net Operating Income	$2,957,429	$3,192,658	$3,513,537	$3,717,072	$3,653,055	$44,549	37.8%
Net Cash Flow(4)	$2,957,429	$3,192,658	$3,513,537	$3,717,072	$3,653,055	$44,549	37.8%

(1)	TTM represents the trailing 12-month period ending on October 31, 2016.
(2)	Per Room values are based on 82 guest rooms.
(3)	% of Total Revenue for Room Expense, Food and Beverage Expense and Other Departmental Expense is based on their corresponding revenue line items.
(4)	RevPAR for 2011 and 2012 was $195.85 and $200.62, respectively, and Net Cash Flow for 2011 and 2012 was approximately $2.6 million and $2.4 million, respectively.
(5)	Other Departmental Revenue consists of rental income for L’escale Restaurant (which includes base rent, overage rent and 22.0% of L’escale Restaurant’s profit for each respective year as a result of the common ownership between L’escale Restaurant and the Delamar Greenwich Harbor property), spa revenue, marina revenue and other revenue.

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Annex A-3	JPMDB 2017-C5

Summit Mall

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
		Title:	Fee
Original Principal Balance(1):	$35,000,000	Property Type - Subtype:	Retail – Regional Mall
Cut-off Date Principal Balance(1):	$35,000,000	Net Rentable Area (SF)(2):	528,234
% of Pool by IPB:	3.4%	Location:	Fairlawn, OH
Loan Purpose:	Refinance	Year Built / Renovated:	1965 / 2007
Borrower:	Mall at Summit, LLC	Occupancy(3):	92.3%
Sponsor:	Simon Property Group, L.P.	Occupancy Date:	7/5/2016
Interest Rate:	3.31400%	Number of Tenants:	98
Note Date:	9/7/2016	2013 NOI(4):	$11,304,120
Maturity Date:	10/1/2026	2014 NOI(4):	$12,280,008
Interest-only Period:	120 months	2015 NOI:	$12,234,473
Original Term:	120 months	TTM NOI (as of 7/2016)(5):	$12,759,882
Original Amortization:	None	UW Economic Occupancy:	92.7%
Amortization Type:	Interest Only	UW Revenues:	$17,294,164
Call Protection:	L(29),Def(84),O(7)	UW Expenses:	$3,863,136
Lockbox / Cash Management:	Hard / Springing	UW NOI(5):	$13,431,028
Additional Debt:	Yes	UW NCF:	$12,844,933
Additional Debt Balance:	$50,000,000	Appraised Value / Per SF:	$205,000,000 / $388
Additional Debt Type:	Pari Passu	Appraisal Date:	8/8/2016

Escrows and Reserves				Financial Information(1)
Initial		Monthly	Initial Cap	Cut-off Date Loan / SF:	$161
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$161
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	41.5%
Replacement Reserves:	$0	Springing	N/A	Maturity Date LTV:	41.5%
TI/LC:	$0	Springing	N/A	UW NCF DSCR:	4.50x
Other:	$0	$0	N/A	UW NOI Debt Yield:	15.8%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan(1)	$85,000,000	100.0%	Payoff Existing Debt	$65,000,000	76.5%
			Return of Equity	19,005,820	22.4
			Closing Costs	994,180	1.2
Total Sources	$85,000,000	100.0%	Total Uses	$85,000,000	100.0%

(1)

The Summit Mall loan is part of a whole loan evidenced by two pari passu senior notes, with an aggregate outstanding principal balance as of the Cut-off Date of $85.0 million. The Financial Information presented in the chart above reflects the Cut-off Date balance of the $85.0 million Summit Mall Whole Loan, as defined in “The Loan” below.

(2)	Net Rentable Area (SF) is exclusive of square footage associated with the two Dillard’s boxes. The Dillard’s land and improvements are tenant-owned with no attributable base rent.

(3)	Current Occupancy is as of July 5, 2016 and includes space leased by Dewey’s Pizza (3,490 square feet) and Auntie Anne’s (250 square feet), accounting for a combined underwritten base rent of $149,360, for which the tenants have signed leases but are not yet in occupancy. The tenants are expected to take possession of the leased spaces and commence paying rent in November 2016.

(4)	The increase in 2014 NOI from 2013 NOI is primarily associated with tenants renewing their leases at higher rents.

(5)	The increase in UW NOI from TTM NOI is primarily associated with $546,578 in contractual rent steps underwritten through October 2017 and two tenants that had signed leases as of the origination date, but were not yet in occupancy at that time. These tenants are now in occupancy.

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Summit Mall

The Loan. The Summit Mall loan is secured by a first mortgage lien on the borrower’s fee interest in 528,234 square feet of an approximately 777,185 square foot mall located in Fairlawn, Ohio. The whole loan has an outstanding principal balance as of the Cut-off Date of $85.0 million (the “Summit Mall Whole Loan”) and is comprised of two pari passu notes, each as described below. Note A-2 with a balance of $35.0 million is being contributed to the JPMDB 2017-C5 Trust. Note A-1 was contributed to the JPMCC 2016-JP4 Trust and is the controlling note under the related intercreditor agreement, the rights of which will be exercised by the related trustee under that securitization (or, prior to the occurrence and continuance of a control termination event under the related pooling and servicing agreement, by the related directing certificateholder). However, the holder of Note A-2 (including the Trustee or, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder) will be entitled, under certain circumstances, to be consulted with respect to certain major decisions. The Summit Mall Whole Loan has a 10-year term and is interest-only for the entire term. The previously existing debt securing the property was securitized in JPMCC 2007-LD12.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$50,000,000	$50,000,000	JPMCC 2016-JP4	Yes
A-2	35,000,000	35,000,000	JPMDB 2017-C5	No
Total	$85,000,000	$85,000,000

The borrowing entity for the Summit Mall Whole Loan is Mall at Summit, LLC, a Delaware limited liability company and special purpose entity.

The loan sponsor and nonrecourse carve-out guarantor is Simon Property Group, L.P., an affiliate of Simon Property Group, Inc. (“SPG”). SPG was founded in 1960 and is headquartered in Indianapolis, Indiana. SPG (NYSE: SPG, rated A3/A by Moody’s and S&P) is an S&P 100 company and the largest public real estate company in the world. As of September 30, 2016, SPG owned or had an interest in 227 retail real estate properties in North America, Europe and Asia comprising approximately 189 million square feet. SPG’s liability under the nonrecourse carve-out provisions in the Summit Mall Whole Loan documents is capped at $17.0 million plus reasonable collection costs.

The Property. Summit Mall is an approximately 777,185 square foot regional mall located in Fairlawn, Ohio. Approximately 528,234 square feet of the Summit Mall property will serve as collateral for the Summit Mall Whole Loan. The property is anchored by Macy’s and two Dillard’s boxes and features national retailers such as Apple, Gap, Express, Coach, Swarovski, American Eagle, Sephora, Versona and Pandora. Summit Mall was originally built in 1965 and was renovated in 2007. In 2009, the loan sponsor completed an approximately $19.5 million renovation to add approximately 47,000 square feet of exterior facing stores along the south side of the mall to create a lifestyle component by the main entrance. This includes P.F. Chang’s, David’s Bridal, LOFT and Christopher & Banks, among others. Summit Mall has approximately 3,581 surface parking spaces, resulting in a parking ratio of approximately 6.8 spaces per 1,000 square feet of the collateral’s net rentable area.

In 2007, the property reported a net operating income of approximately $8.0 million, which has grown by approximately 59.5% to approximately $12.8 million for the trailing 12-month period ending July 2016. The property has experienced recent leasing momentum, signing 20 new and renewal leases since 2014, accounting for 56,855 square feet, or 10.8% of collateral net rentable area, with a weighted average underwritten base rent of $38.77 per square foot. The property’s total comparable collateral in-line sales for all tenants have grown from approximately $461 per square foot in 2013 to $491 per square foot as of the trailing 12-month period ending May 2016. The most recent comparable sales are above both regional and national averages and near the upper end of the property’s competitive set. Total mall sales have grown consistently, from approximately $156.6 million in 2013 to approximately $163.2 million for the trailing 12-month period ending May 2016.

Historical In-line Sales and Occupancy Costs(1)
	2013	2014	2015	TTM(2)
In-line Sales PSF(3)	$461	$428	$473	$491
Occupancy Costs(4)	10.0%	11.0%	10.9%	10.7%

(1)	In-line Sales PSF and Occupancy Costs are for comparable tenants less than 10,000 square feet that reported full year sales.

(2)	TTM In-line Sales PSF and Occupancy Costs are as of May 31, 2016.

(3)	Apple occupies a 6,211 square foot space. In-line Sales PSF excluding Apple are $352, $335, $374 and $379 for 2013, 2014, 2015 and the trailing 12-month period ending May 2016, respectively.

(4)	Occupancy Costs excluding Apple are 13.0%, 14.0%, 13.7% and 13.8% for 2013, 2014, 2015 and the trailing 12-month period ending May 2016, respectively.

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Summit Mall

Macy’s leases 195,776 square feet (37.1% of collateral net rentable area) through October 2020 and is the only collateral anchor tenant. For the trailing 12-month period ending May 2016, Macy’s totaled approximately $28.6 million in annual sales ($146 per square foot). Macy’s recently closed its store at Chapel Hill Mall, which is the only competitor within 16.0 miles of Summit Mall. Dillard’s owns its own improvements and underlying land and is not collateral for the Summit Mall Whole Loan. Dillard’s North offers the women’s department and Dillard’s South offers the children’s, men’s and home departments. Both anchors are original tenants at the property.

Anchors
Tenant	Collateral	Ratings(1) Moody’s/S&P/Fitch	Net Rentable Area (SF)	Most Recent Sales(2)	Most Recent Sales PSF(2)
Dillard’s	No	Baa3 / BBB- / BBB-	237,160	$16,400,000	$69
Macy’s	Yes	Baa2 / BBB / NA	195,776	$28,608,747	$146

(1)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(2)	Dillard’s is not required to report sales. Most Recent Sales are based on the loan sponsor’s estimate and are as of December 31, 2015. Macy’s Most Recent Sales is based on actual reported sales as of May 31, 2016.

As of July 5, 2016, the collateral was 92.3% leased by 98 tenants under 99 individual leases (95.4% including temporary tenants as of June 30, 2016). The overall mall, inclusive of the non-owned anchor tenants, is 95.9% occupied with a diverse tenant offering. The largest non-anchor collateral tenant, Goodyear, leases 11,732 square feet (2.2% of the collateral net rentable area) through June 2031. Goodyear contributes 3.3% of the total underwritten base rent and reported sales of approximately $91 per square foot for the trailing 12-month period ending May 31, 2016. The second largest non-anchor collateral tenant, Gap, leases 9,532 square feet (1.8% of the collateral net rentable area) through January 2018. Gap contributes 3.1% of the total underwritten base rent and reported sales of approximately $199 per square foot for the trailing 12-month period ending May 31, 2016. The third largest non-anchor collateral tenant, Express, leases 8,500 square feet (1.6% of the collateral net rentable area) through January 2021. Express contributes 2.4% of the total underwritten base rent and reported sales of approximately $379 per square foot for the trailing 12-month period ending May 31, 2016.

The Market. Summit Mall is located approximately 7.3 miles northwest of downtown Akron, Ohio. The property is located along West Market Street (Route 18) and 1.5 miles east of Interstate 77. West Market Street is the main commercial thoroughfare in Fairlawn and connects to I-77, the major regional highway that runs through the Akron central business district to Cleveland. Fairlawn is surrounded by several affluent neighborhoods. The average household income within a five-mile radius of the property is $88,584 as compared to $70,881 for the Akron CBSA in 2015. Per the appraisal, the daily traffic count for West Market Street is 20,310 vehicles. West Market Street is highly developed with professional and medical offices, strip and freestanding retail, hotels and restaurants. Additionally, the property is located opposite a series of office buildings ranging from 10,000 to 100,000 square feet. As of year-end 2015, Summit County is home to approximately 542,000 people. According to the appraisal, as of the end of 2015, the estimated population within a five-, 10- and 15-mile radius of the property was 88,353, 381,361 and 755,569 people, respectively, and the average household income was $88,584, $66,276 and $75,825, respectively, with projected annual compound growth of approximately 3.3% through 2020.

Summit Mall benefits from its location along West Market Street in Summit County. According to the appraisal, Summit Mall is the dominant enclosed mall in the Akron area. Competitive properties in the area maintained an average vacancy rate of approximately 12.0% and sales ranging from $245 to $440 per square foot. The appraisal does not identify any new or proposed directly competitive properties in the area. The current primary and secondary competition consists of five properties detailed in the table below.

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Summit Mall

Competitive Set Summary(1)
Property	Year Built / Renovated	Total GLA	Proximity (Miles)	Estimated Occupancy	Sales PSF	Anchor Tenants
Summit Mall(2)	1965 / 2007	777,185	NAP	95.4%	$473	Macy’s, Dillard’s North, Dillard’s South
Primary Competition
Chapel Hill Mall(3)	1966 / 2006	1,096,797	7.8	75.0%	$250	JCPenney, Sears
Belden Village Mall	1970 / 1987	822,924	21.2	97.0%	$440	Dillard’s, Macy’s, Sears
SouthPark Center	1996 / 2007	1,238,740	16.0	85.0%	$390	Cinemark, Dick’s Sporting Goods, Dillard’s, JCPenney, Kohl’s, Macy’s, Sears
Secondary Competition
Great Northern Mall	1976 / 1992	1,148,527	24.4	97.0%	$350	Dillard’s, JCPenney, Macy’s, Sears
Carnation City Mall	1983 / NA	354,274	28.5	86.0%	$245	Cinemark, Dunham Sports, Elder-Beerman, JCPenney
(1)	Based on the appraisal.

(2)	Total GLA for Summit Mall includes non-collateral space and Estimated Occupancy represents actual occupancy as of July 5, 2016.

(3)	Chapel Hill Mall has a vacant anchor tenant space.

Collateral Tenant Summary(1)
Tenant	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Lease Expiration Date	Base Rent PSF	% of Total Base Rent	Most Recent Sales PSF(3)	Occupancy Cost(3)
Macy’s	Baa2 / BBB / NA	195,776	37.1%	10/24/2020	$0.75	1.4%	$146	1.8%
Goodyear	B1 / BB / BB	11,732	2.2%	6/30/2031	$28.86	3.3%	$91	N/A
Gap	Baa2 / BB+ / BB+	9,532	1.8%	1/31/2018	$33.00	3.1%	$199	25.9%
Express	NA / NA / NA	8,500	1.6%	1/31/2021	$29.12	2.4%	$379	15.0%
Versona Accessories(4)	NA / NA / NA	8,000	1.5%	1/31/2024	$13.07	1.0%	$109	29.7%
Banana Republic	Baa2 / BB+ / BB+	7,806	1.5%	4/30/2018	$30.41	2.3%	$281	17.1%
Bravo	NA / NA / NA	7,337	1.4%	1/31/2019	$25.56	1.8%	$388	8.7%
P.F. Chang’s	NA / NA / NA	7,226	1.4%	8/31/2019	$30.25	2.1%	$520	7.4%
Victoria’s Secret	Ba1 / BB+ / BB+	6,650	1.3%	1/31/2024	$32.00	2.1%	$457	10.8%
Hollister Co.	NA / BB- / NA	6,500	1.2%	1/31/2019	$19.01	1.2%	$197	20.2%
(1)	Based on the underwritten rent roll.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(3)	Most Recent Sales PSF and Occupancy Cost are based on actual reported sales or estimates, in each case provided by the sponsor, is as of May 31, 2016.

(4)	Versona Accessories has the right to terminate its lease if its adjusted gross sales (as defined in the lease) do not exceed $2,000,000 during the sixth lease year (November 15, 2017 through October 31, 2018), with 90 days’ notice and the payment of a termination fee of $400,000.

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Summit Mall

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	40,586	7.7%	NAP	NAP	40,586	7.7%	NAP	NAP
2017 & MTM	16	39,341	7.4	$1,351,489	13.2%	79,927	15.1%	$1,351,489	13.2%
2018	20	53,338	10.1	2,005,413	19.6	133,265	25.2%	$3,356,902	32.7%
2019	9	43,194	8.2	1,129,771	11.0	176,459	33.4%	$4,486,673	43.8%
2020	7	209,357	39.6	597,990	5.8	385,816	73.0%	$5,084,662	49.6%
2021	11	37,029	7.0	1,262,400	12.3	422,845	80.0%	$6,347,062	61.9%
2022	7	15,094	2.9	596,969	5.8	437,939	82.9%	$6,944,031	67.7%
2023	12	30,227	5.7	1,302,947	12.7	468,166	88.6%	$8,246,978	80.4%
2024	6	25,573	4.8	693,134	6.8	493,739	93.5%	$8,940,113	87.2%
2025	4	9,859	1.9	385,640	3.8	503,598	95.3%	$9,325,753	91.0%
2026	4	12,903	2.4	366,835	3.6	516,501	97.8%	$9,692,587	94.6%
2027 & Beyond(3)	3	11,733	2.2	558,586	5.4	528,234	100.0%	$10,251,173	100.0%
Total	99	528,234	100.0%	$10,251,173	100.0%
(1)	Based on the underwritten rent roll.

(2)	Lease Rollover Schedule is not inclusive of the square footage associated with Dillard’s, which is tenant-owned with no attributable base rent.

(3)	2027 & Beyond includes an antenna tenant with one square foot of space, but no underwritten rent. The rent is captured in Underwritten Other Rental Storage.

Operating History and Underwritten Net Cash Flow
	2013	2014	2015	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents in Place(3)(4)	$9,014,699	$9,526,994	$9,509,298	$9,872,123	$10,251,173	$19.41	54.9%
Vacant Income	0	0	0	0	1,369,226	2.59	7.3
Gross Potential Rent	$9,014,699	$9,526,994	$9,509,298	$9,872,123	$11,620,399	$22.00	62.3%
Total Reimbursements	4,478,719	5,024,877	4,992,364	5,111,040	5,307,583	10.05	28.4
Percentage Rent	181,249	216,045	316,332	254,994	338,196	0.64	1.8
Other Rental Storage(5)	1,390,989	1,414,645	1,194,939	1,291,469	1,397,213	2.65	7.5
Net Rental Income	$15,065,656	$16,182,561	$16,012,933	$16,529,626	$18,663,390	$35.33	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(1,369,226)	(2.59)	(7.3)
Effective Gross Income	$15,065,656	$16,182,561	$16,012,933	$16,529,626	$17,294,164	$32.74	92.7%

Total Expenses	$3,761,536	$3,902,553	$3,778,460	$3,769,744	$3,863,136	$7.31	22.3%

Net Operating Income	$11,304,120	$12,280,008	$12,234,473	$12,759,882	$13,431,028	$25.43	77.7%

Total TI/LC, Capex/RR	0	0	0	0	586,095	1.11	3.4

Net Cash Flow	$11,304,120	$12,280,008	$12,234,473	$12,759,882	$12,844,933	$24.32	74.3%

Occupancy(6)	94.3%	94.7%	89.2%	92.3%
(1)	TTM represents the trailing 12-month period ending on July 31, 2016.

(2)	% column represents percent of Net Rental Income for all revenue lines and percent of Effective Gross Income for the remainder of fields.

(3)	Underwritten Rents in Place is inclusive of $546,578 in contractual rent steps underwritten though October 2017.

(4)	Non-collateral anchor tenants, Dillard’s North and Dillard’s South, have not been included in Rents in Place.

(5)	Other Rental Storage includes media income and other rents, including $870,029 in underwritten base rent associated with in-line temporary tenants.

(6)	TTM Occupancy is as of July 5, 2016 and includes space leased by Dewey’s Pizza (3,490 square feet) and Auntie Anne’s (250 square feet), accounting for a combined underwritten base rent of $149,360, for which the tenants had signed leases but were not yet in occupancy. These tenants are now in occupancy.

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Park Center Plaza I, II & III

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GACC	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$34,500,000	Title:	Fee
Cut-off Date Principal Balance:	$34,500,000	Property Type - Subtype:	Office – Suburban
% of Pool by IPB:	3.3%	Net Rentable Area (SF):	418,999
Loan Purpose:	Acquisition	Location:	Independence, OH
Borrower:	Park Center Plaza LP	Year Built / Renovated:	1998-2000 / N/A
Sponsors:	Brad Coven and Joseph Greenberg	Occupancy:	93.6%
Interest Rate:	4.60000%	Occupancy Date:	12/28/2016
Note Date:	1/5/2017	Number of Tenants:	25
Maturity Date:	1/6/2027	2013 NOI:	$5,301,561
Interest-only Period:	60 months	2014 NOI:	$4,191,687
Original Term:	120 months	2015 NOI:	$4,599,633
Original Amortization:	360 months	YTD Ann. NOI (as of 8/2016):	$5,293,604
Amortization Type:	IO-Balloon	UW Economic Occupancy:	90.8%
Call Protection:	L(26),Def(90),O(4)	UW Revenues:	$8,987,319
Lockbox / Cash Management:	Hard / Springing	UW Expenses:	$4,126,117
Additional Debt:	N/A	UW NOI:	$4,861,202
Additional Debt Balance:	N/A	UW NCF:	$4,549,614
Additional Debt Type:	N/A	Appraised Value / Per SF:	$50,650,000 / $121
		Appraisal Date:	11/15/2016

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$82
Taxes:	$88,877	$88,877	N/A	Maturity Date Loan / SF:	$75
Insurance:	$4,493	$4,493	N/A	Cut-off Date LTV:	68.1%
Replacement Reserves:	$0	$7,024	$337,151	Maturity Date LTV:	62.4%
TI/LC(1):	$3,100,000	$47,412	$4,250,000	UW NCF DSCR:	2.14x
Other(2):	$6,250	Springing	N/A	UW NOI Debt Yield:	14.1%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$34,500,000	63.5%	Purchase Price	$50,100,000	92.3%
Sponsor Equity	19,808,784	36.5%	Upfront Reserves	3,199,621	5.9
			Closing Costs	1,009,163	1.9
Total Sources	$54,308,784	100.0%	Total Uses	$54,308,784	100.0%
(1)	On March 1, 2021, if (i) each of the United States of America - Department of Veterans Affairs (“GSA”), Traveler’s Indemnity Company (“Travelers”) and CBIZ, Inc. has irrevocably exercised its renewal or extension option (or otherwise enters into an extension agreement acceptable to the lender that provides for at least a five year extension term) with respect to all of its leased space in accordance with the loan documents, and the base rent due under such lease is no less than 90% of the base rent due immediately prior to expiration and (ii) the debt service coverage ratio is no less than 1.50x, any funds then on deposit in the TI/LC reserve in excess of $2,500,000 (including the initial deposit) are required to be released to the borrower. The borrower’s obligation to make monthly deposits into the TI/LC reserve continues after such release. Both the initial $3,100,000 deposit and funds swept into the lease sweep reserve described in footnote (2) below are counted towards the $4,250,000 cap on the TI/LC reserve.
(2)	At origination, the borrower deposited $6,250 into escrow for deferred maintenance. A lease sweep reserve (up to the $4,250,000 cap amount) will spring into place upon (a) the earlier to occur (i) the date that is 12 months prior to the lease expiration date of the GSA or Travelers or (ii) the date GSA or Travelers is required to give notice of renewal (if not given), (b) the date GSA or Travelers surrenders, cancels or terminates its lease, (c) the date GSA or Travelers goes dark, (d) upon any default under the GSA or Travelers lease beyond any applicable cure period or (e) the occurrence of a GSA or Travelers insolvency proceeding.

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Park Center Plaza I, II & III

The Loan. The Park Center Plaza I, II & III loan has an outstanding principal balance as of the Cut-off Date of $34.5 million and is secured by a first mortgage lien on the fee interest in Park Center Plaza I, II & III, which is a 418,999 square foot office complex located in Independence, Ohio. The loan has a 10-year term and, subsequent to a 60 month interest-only period, will amortize on a 30-year schedule. The borrowing entity for the Park Center Plaza I, II & III loan is Park Center Plaza LP, a Delaware limited partnership and special purpose entity. The loan sponsors of the borrower and nonrecourse carve-out guarantors are Brad Coven and Joseph Greenberg. Joseph Greenberg is a licensed Ohio real estate broker. Mr. Greenberg specializes in the representation of landlords and tenants as well as the sale of office and industrial buildings in the Greater Cleveland Real Estate Market. In 2007, he founded Greenberg Real Estate Advisors which currently handles the leasing on nearly 6 million square feet in Greater Cleveland. Brad Coven is a licensed Ohio real estate broker. Mr. Coven has over 20 years of experience specializing in the representation of landlords and tenants in the leasing and management of commercial real estate in the greater Cleveland market.

The Property. Park Center Plaza I, II & III is a 418,999 square foot Class A office complex located on a 20 acre site in Independence, Ohio, approximately 10 miles south of Cleveland. The property consists of three, five-story buildings that form a campus. The buildings were constructed from 1998 to 2000 and feature large two-story atriums, an on-site fitness center with men’s and women’s locker rooms, a 60-seat restaurant offering sit-down, carry-out or catering services and multiple conference rooms with classroom style seating for 40, 48 or 75 people equipped with WiFi and audio visual capabilities. The property has a total of 1,718 surface and heated underground parking spaces which equates to a parking ratio of 4.1 parking spaces per 1,000 square feet.

The loan sponsors acquired the property for approximately $50.1 million (approximately $120 per square foot). Prior to acquisition, the previous owner had invested approximately $2.4 million since it took ownership in December 2013 to upgrade most of the common areas including the lobbies, corridors and restrooms, parking lots, exterior/landscaping and amenities including the fitness center, cafe and meeting rooms. Furthermore, building systems such as elevators were improved as well as the addition of WiFi to the property’s park at the front of the buildings.

The Park Center Plaza I, II & III property is 93.6% occupied as of December 28, 2016 by 25 tenants under 32 leases. The largest tenant at the property, GSA leases 14.0% of the net rentable area through November 2019. The three GSA entities located at the property are the Internal Revenue Service, the United States Secret Service, and the Department of Veteran Affairs. GSA has been at the property since 2010 and has expanded several times from an initial 14,856 square feet to the current 58,821 square feet. The second largest tenant at the property, CBIZ, Inc. (NYSE: CBZ) leases 12.1% of the net rentable area through February 2022. CBIZ, Inc. is a professional services company offering accounting services, casualty brokerage and risk consulting, valuation, retirement services, and employee benefits with over 100 offices nationwide. Park Center Plaza III serves as the corporate headquarters for CBIZ. The third largest tenant, Travelers Indemnity Company (NYSE: TRV) (“Travelers”) leases 12.0% of the net rentable area through December 2019. Travelers is a provider of property casualty insurance for auto, home and business and is the third largest underwriter of United States personal insurance through independent agents with total assets of approximately $100 billion reported as of 2015. Park Center Plaza II serves as Travelers’ primary Cleveland location operating their claims and legal departments. No other tenant at the property accounts for more than 6.8% of the net rentable area. Overall, 47.0% of the net rentable area consists of investment grade rated tenants. Six of the top 10 tenants at the property are investment grade rated, accounting for 44.7% of the net rentable area.

The Market. The property is located in Independence, Ohio, a suburb of the Cleveland-Elyria-Mentor metropolitan statistical area (“MSA”). As of 2010, the greater Cleveland area consists of five counties and a population over 2 million resulting in the 28th most populous MSA in the United States and the largest in Ohio. Independence is approximately 10 miles south of downtown Cleveland and approximately 12 miles east of the Cleveland Hopkins International Airport. The property is accessible via Rockside Road near the intersection of two major highways in the region, Interstate 77 and Interstate 480. Rockside Road is a major commercial corridor which connects the property to Interstate 77 and large residential neighborhoods to the west and commercial developments to the east. Healthcare has become a large driving force in the economy with the Cleveland Clinic and University Hospitals as the #1 and #3 employers in the region.

According to the appraisal, the property is located within the Rockside Corridor office submarket. As of the third quarter of 2016, the Rockside Corridor submarket totaled approximately 4.1 million square feet of net rentable area with an overall vacancy rate of 9.2% compared to 10.8% as of 2015 and average rents of $19.14 per square foot. Over the past four quarters, the submarket has experienced zero supply with no new inventory scheduled for the property’s submarket. Absorption during the third quarter of 2016 was 0.1% and net absorption was 2.1% as of 2015. The Rockside Corridor office submarket has established an overall trend of absorption of 1.1% over the past 10 years.

The appraisal identified six comparable leases for the Park Center Plaza I, II & III property. The comparable leases range in size from 1,794 to 15,804 square feet and exhibit a range in adjusted rents from $21.63 to $24.29 per square foot, with a weighted average of $22.63 per square foot. The appraisal concluded a market rent of $22.50 per square foot.

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Park Center Plaza I, II & III

Tenant Summary(1)
Tenant	Ratings(2) Moody’s/S&P/ Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
GSA(3)	Aaa / AA+ / AAA	58,821	14.0%	$23.64	15.4%	11/30/2019(4)
CBIZ, Inc.	NA / NA / NA	50,531	12.1%	$22.50	12.6%	2/28/2022
Travelers Indemnity Company(5)	A2 / A / A	50,407	12.0%	$23.00	12.9%	12/31/2019
Life Line Screening of America , LTD.	NA / NA / NA	28,297	6.8%	$23.50	7.4%	2/28/2019
Regus	NA / NA / NA	26,690	6.4%	$25.00	7.4%	12/31/2022
Graftech International Holdings, Inc.	Baa2 / A- / NA	23,790	5.7%	$24.87	6.6%	9/30/2020
Nexus Gas Transmission, LLC.	Baa2 / BBB+ / NA	22,369	5.3%	$23.75	5.9%	5/31/2019
University Hospitals Health Systems, Inc.	A2 / NA / NA	18,238	4.4%	$22.84	4.6%	6/30/2027
Jackson Lewis, LLP.	NA / NA / NA	14,037	3.4%	$22.50	3.5%	5/9/2022
Microsoft Corporation	Aaa / AAA / AA+	13,771	3.3%	$21.25	3.2%	3/31/2021
(1)	Based on the underwritten rent roll.
(2)	Ratings provided are for the parent company of the entity listed in the Tenant field whether or not the parent company guarantees the lease.
(3)	GSA may exercise the right to terminate its lease at any time after November 30, 2019 with 90 days’ notice.
(4)	GSA is underwritten to the date of its termination option. The actual lease expiration date is August 22, 2020.
(5)	Travelers has the right as of December 31, 2017 to surrender a portion of its space, consisting of no more than 10,081 square feet. Travelers is required to notify the landlord at least nine months in advance of any surrender and pay a fee of $8.44 per square foot of the surrendered space. Travelers has one five-year renewal option remaining with no termination options (other than the surrender option mentioned herein).

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	27,000	6.4%	NAP	NAP	27,000	6.4%	NAP	NAP
2017 & MTM	3	12,953	3.1	$303,551	3.4%	39,953	9.5%	$303,551	3.4%
2018	0	0	0.0	0	0.0	39,953	9.5%	$303,551	3.4%
2019(3)	11	182,654	43.6	4,273,062	47.4	222,607	53.1%	$4,576,613	50.8%
2020	6	37,720	9.0	918,889	10.2	260,327	62.1%	$5,495,502	61.0%
2021	3	27,616	6.6	603,446	6.7	287,943	68.7%	$6,098,948	67.7%
2022	5	107,636	25.7	2,491,863	27.7	395,579	94.4%	$8,590,811	95.4%
2023	0	0	0.0	0	0.0	395,579	94.4%	$8,590,811	95.4%
2024	0	0	0.0	0	0.0	395,579	94.4%	$8,590,811	95.4%
2025	0	0	0.0	0	0.0	395,579	94.4%	$8,590,811	95.4%
2026	2	3,783	0.9	0	0.0	399,362	95.3%	$8,590,811	95.4%
2027	1	18,238	4.4	416,499	4.6	417,600	99.7%	$9,007,310	100.0%
2028 & Beyond	1	1,399	0.3	0	0.0	418,999	100.0%	$9,007,310	100.0%
Total	32	418,999	100.0%	$9,007,310	100.0%
(1)	Based on the underwritten rent roll.
(2)	Certain tenants may have termination or contraction options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in this lease rollover schedule.
(3)	GSA is underwritten to the date of its termination option. The actual lease expiration date is August 22, 2020.

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Operating History and Underwritten Net Cash Flow
	2013	2014	2015	YTD Ann.(1)	Underwritten	Per Square Foot	%(2)
Rents in Place(3)	$8,329,593	$7,489,013	$8,273,942	$8,973,115	$9,007,310	$21.50	91.5%
Vacant Income	0	0	0	0	615,619	1.47	6.3
Gross Potential Rent	$8,329,593	$7,489,013	$8,273,942	$8,973,115	$9,622,929	$22.97	97.7%
Total Reimbursements	301,854	343,899	219,515	121,207	225,000	0.54	2.3
Net Rental Income	$8,631,447	$7,832,912	$8,493,457	$9,094,322	$9,847,929	$23.50	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(910,609)	(2.17)	(10.1)
Other Income	312,323	55,404	47,115	59,181	50,000	0.12	0.6
Effective Gross Income	$8,943,770	$7,888,316	$8,540,572	$9,153,503	$8,987,319	$21.45	100.0%

Total Expenses	$3,642,209	$3,696,629	$3,940,939	$3,859,898	$4,126,117	$9.85	45.9%

Net Operating Income	$5,301,561	$4,191,687	$4,599,633	$5,293,604	$4,861,202	$11.60	54.1%

Total TI/LC, Capex/RR	0	0	0	0	311,588	0.74	3.5
Net Cash Flow	$5,301,561	$4,191,687	$4,599,633	$5,293,604	$4,549,614	$10.86	50.6%

Occupancy(4)	84.3%	87.0%	95.7%	93.6%	90.8%
(1)	The YTD Ann. column represents the annualized year-to-date period ending on August 31, 2016.
(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.
(3)	Underwritten Rents in Place includes contractual step rent of $88,806 through November 2017.
(4)	YTD Ann. Occupancy is as of December 28, 2016. Underwritten occupancy represents economic occupancy.

A-3-131

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX B

FORM OF REPORT TO CERTIFICATEHOLDERS

(THIS PAGE INTENTIONALLY LEFT BLANK)

	JPMDB Commercial Mortgage Securities Trust 2017-C5 Commercial Mortgage Pass-Through Certificates Series 2017-C5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)

Certificate Distribution Detail	2
Certificate Factor Detail	3
Reconciliation Detail	4
Other Required Information	5
Cash Reconciliation Detail	6
Current Mortgage Loan and Property Stratification Tables	7-9
Mortgage Loan Detail	10
NOI Detail	11
Principal Prepayment Detail	12
Historical Detail	13
Delinquency Loan Detail	14
Specially Serviced Loan Detail	15-16
Advance Summary	17
Modified Loan Detail	18
Historical Liquidated Loan Detail	19
Historical Bond / Collateral Loss Reconciliation	20
Interest Shortfall Reconciliation Detail	21-22
Defeased Loan Detail	23
Supplemental Reporting	24

Operating Advisor/
Depositor	Master Servicer	Special Servicer	Asset Representations Reviewer

J.P. Morgan Chase Commercial	Wells Fargo Bank, National Association	CWCapital Asset Management LLC.	Park Bridge Lender Services LLC
Mortgage Securities Corp.		7501 Wisconsin Ave.	600 Third Avenue
	Three Wells Fargo, MAC D1050-084	Suite 500 West	40th Floor
383 Madison Avenue	401 S. Tryon Street, 8th Floor	Bethesda, MD 20814	New York, NY 10016
New York, NY 10179	Charlotte, NC 28202

Contact:	Contact:
Kunal Singh	REAM_InvestorRelations@wellsfargo.com	Contact: Kathleen Olin	Contact: David Rodgers
Phone Number: (212) 834-5467	Phone Number:	Phone Number: (202) 715-9500	Phone Number: (212) 230-9025

This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com <http://www.ctslink.com> for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

	JPMDB Commercial Mortgage Securities Trust 2017-C5 Commercial Mortgage Pass-Through Certificates Series 2017-C5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Certificate Distribution Detail

Class (2)	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
NR-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

	JPMDB Commercial Mortgage Securities Trust 2017-C5 Commercial Mortgage Pass-Through Certificates Series 2017-C5	For Additional Information please contact
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Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-5		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
NR-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000

	JPMDB Commercial Mortgage Securities Trust 2017-C5 Commercial Mortgage Pass-Through Certificates Series 2017-C5	For Additional Information please contact
CTSLink Customer Service
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Interest Shortfall/(Excess)	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
NR-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	JPMDB Commercial Mortgage Securities Trust 2017-C5 Commercial Mortgage Pass-Through Certificates Series 2017-C5	For Additional Information please contact
CTSLink Customer Service
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Other Required Information

Available Distribution Amount (1)	0.00

Appraisal Reduction Amount

		Loan Number	Appraisal	Cumulative	Most Recent
			Reduction	ASER	App. Red.
			Effected	Amount	Date
Controlling Class Information

Controlling Class:
Effective as of: mm/dd/yyyy

Directing Certificateholder:
Other identity under which the Directing Certificateholder
or its parent entity primarily operates:

Effective as of: mm/dd/yyyy

Total

(1) The Available Distribution Amount includes any Prepayment Premiums.

	JPMDB Commercial Mortgage Securities Trust 2017-C5 Commercial Mortgage Pass-Through Certificates Series 2017-C5	For Additional Information please contact
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed

Interest:			Fees:
Interest paid or advanced	0.00		Master Servicing Fee - Wells Fargo Bank, N.A.	0.00
Interest reductions due to Non-Recoverability Determinations	0.00		Trustee Fee - Wilmington Trust, N.A.	0.00
Interest Adjustments	0.00		Certificate Administration Fee - Wells Fargo Bank, N.A.	0.00
Deferred Interest	0.00		CREFC Royalty License Fee	0.00
Net Prepayment Interest Shortfall	0.00		Operating Advisor Fee - Park Bridge Lender Services, LLC	0.00
Net Prepayment Interest Excess	0.00		Asset Representations Reviewer Fee - Park Bridge Lender Services, LLC	0.00
Extension Interest	0.00		Total Fees		0.00
Interest Reserve Withdrawal	0.00		Additional Trust Fund Expenses:
Total Interest Collected		0.00	Reimbursement for Interest on Advances	0.00
			ASER Amount	0.00
Principal:			Special Servicing Fee	0.00
Scheduled Principal	0.00		Rating Agency Expenses	0.00
Unscheduled Principal	0.00		Attorney Fees & Expenses	0.00
Principal Prepayments	0.00		Bankruptcy Expense	0.00
Collection of Principal after Maturity Date	0.00		Taxes Imposed on Trust Fund	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Non-Recoverable Advances	0.00
Excess of Prior Principal Amounts paid	0.00		Other Expenses	0.00
Curtailments	0.00		Total Additional Trust Fund Expenses		0.00
Negative Amortization	0.00
Principal Adjustments	0.00		Interest Reserve Deposit		0.00
Total Principal Collected		0.00
			Payments to Certificateholders & Others:
Other:			Interest Distribution	0.00
Prepayment Penalties/Yield Maintenance	0.00		Principal Distribution	0.00
Repayment Fees	0.00		Prepayment Penalties/Yield Maintenance	0.00
Borrower Option Extension Fees	0.00		Borrower Option Extension Fees	0.00
Equity Payments Received	0.00		Equity Payments Paid	0.00
	0.00			0.00
Total Other Collected		0.00	Total Payments to Certificateholders & Others		0.00
Total Funds Collected		0.00	Total Funds Distributed		0.00

	JPMDB Commercial Mortgage Securities Trust 2017-C5 Commercial Mortgage Pass-Through Certificates Series 2017-C5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

	JPMDB Commercial Mortgage Securities Trust 2017-C5 Commercial Mortgage Pass-Through Certificates Series 2017-C5	For Additional Information please contact
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

	JPMDB Commercial Mortgage Securities Trust 2017-C5 Commercial Mortgage Pass-Through Certificates Series 2017-C5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases, the most recent DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the maturity date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-off Date balance of each property as disclosed in the offering document.

	JPMDB Commercial Mortgage Securities Trust 2017-C5 Commercial Mortgage Pass-Through Certificates Series 2017-C5	For Additional Information please contact
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Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	OF	-	Office	1	-	Modification	6	-	DPO	10	-	Deed in Lieu Of	1	-	Maturity Date Extension	6	-	Capitalization of Interest
RT	-	Retail	MU	-	Mixed Use	2	-	Foreclosure	7	-	REO			Foreclosure	2	-	Amortization Change	7	-	Capitalization of Taxes
HC	-	Health Care	LO	-	Lodging	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff	3	-	Principal Write-Off	8	-	Principal Write-Off
IN	-	Industrial	SS	-	Self Storage	4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties	4	-	Blank	9	-	Combination
WH	-	Warehouse	OT	-	Other	5	-	Note Sale			to Master Servicer	13	-	Other or TBD	5	-	Temporary Rate Reduction
MH	-	Mobile Home Park

	JPMDB Commercial Mortgage Securities Trust 2017-C5 Commercial Mortgage Pass-Through Certificates Series 2017-C5	For Additional Information please contact
CTSLink Customer Service
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Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date

Total

	JPMDB Commercial Mortgage Securities Trust 2017-C5 Commercial Mortgage Pass-Through Certificates Series 2017-C5	For Additional Information please contact
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document	Principal Prepayment Amount		Prepayment Penalties
		Cross-Reference	Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Premium

Totals

	JPMDB Commercial Mortgage Securities Trust 2017-C5 Commercial Mortgage Pass-Through Certificates Series 2017-C5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Historical Detail

Delinquencies													Prepayments				Rate and Maturities
Distribution	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.		WAM
Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	Coupon	Remit

Note: Foreclosure and REO Totals are excluded from the delinquencies.

	JPMDB Commercial Mortgage Securities Trust 2017-C5 Commercial Mortgage Pass-Through Certificates Series 2017-C5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Mortgage Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan								(2) Resolution Strategy Code

A	-	Payment Not Received	0	- Current	4	-	Assumed Scheduled Payment	1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
		But Still in Grace Period	1	- One Month Delinquent			(Performing Matured Balloon)	2	-	Foreclosure	7	-	REO			Foreclosure
		Or Not Yet Due	2	- Two Months Delinquent	5	-	Non Performing Matured Balloon	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
B	-	Late Payment But Less	3	- Three or More Months Delinquent				4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
		Than 1 Month Delinquent						5	-	Note Sale			to Master Servicer	13	-	Other or TBD

** Outstanding P & I Advances include the current period advance.

	JPMDB Commercial Mortgage Securities Trust 2017-C5 Commercial Mortgage Pass-Through Certificates Series 2017-C5	For Additional Information please contact
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Specially Serviced Loan Detail - Part 1

Distribution Date	Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	NOI Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	6	-	DPO	10	-	Deed In Lieu Of	MF	-	Multi-Family	OF	-	Office
2	- Foreclosure	7	-	REO			Foreclosure	RT	-	Retail	MU	-	Mixed use
3	- Bankruptcy	8	-	Resolved	11	-	Full Payoff	HC	-	Health Care	LO	-	Lodging
4	- Extension	9	-	Pending Return	12	-	Reps and Warranties	IN	-	Industrial	SS	-	Self Storage
5	- Note Sale			to Master Servicer	13	-	Other or TBD	WH	-	Warehouse	OT	-	Other
								MH	-	Mobile Home Park

	JPMDB Commercial Mortgage Securities Trust 2017-C5 Commercial Mortgage Pass-Through Certificates Series 2017-C5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Specially Serviced Loan Detail - Part 2

Distribution Date	Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment

(1) Resolution Strategy Code

1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
2	-	Foreclosure	7	-	REO			Foreclosure
3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
5	-	Note Sale			to Master Servicer	13	-	Other or TBD

	JPMDB Commercial Mortgage Securities Trust 2017-C5 Commercial Mortgage Pass-Through Certificates Series 2017-C5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Advance Summary

	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

	JPMDB Commercial Mortgage Securities Trust 2017-C5 Commercial Mortgage Pass-Through Certificates Series 2017-C5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

	JPMDB Commercial Mortgage Securities Trust 2017-C5 Commercial Mortgage Pass-Through Certificates Series 2017-C5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

	JPMDB Commercial Mortgage Securities Trust 2017-C5 Commercial Mortgage Pass-Through Certificates Series 2017-C5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

	JPMDB Commercial Mortgage Securities Trust 2017-C5 Commercial Mortgage Pass-Through Certificates Series 2017-C5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross- Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

	JPMDB Commercial Mortgage Securities Trust 2017-C5 Commercial Mortgage Pass-Through Certificates Series 2017-C5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

	JPMDB Commercial Mortgage Securities Trust 2017-C5 Commercial Mortgage Pass-Through Certificates Series 2017-C5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Defeased Loan Detail

Loan Number	Offering Document Cross-Reference	Ending Scheduled Balance	Maturity Date	Note Rate	Defeasance Status

Totals

	JPMDB Commercial Mortgage Securities Trust 2017-C5 Commercial Mortgage Pass-Through Certificates Series 2017-C5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Supplemental Reporting

Risk Retention

Pursuant to the PSA and the Credit Risk Retention Agreement, the Certificate Administrator has made available on www.ctslink.com, specifically under the “Risk Retention Compliance” tab for the JPMDB 2017-C5 transaction, certain Information provided to the Certificate Administrator regarding compliance with the Credit Risk Retention Rules. Investors should refer to the Certificate Administrator’s website for all such information.

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: This report will be delivered annually no later than 120 days after the end of the calendar year, pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of March 1, 2017 (the “Pooling and Servicing Agreement”), among J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor, Wells Fargo Bank, National Association, as master servicer, CWCapital Asset Management LLC, as special servicer, Wells Fargo Bank, National Association, as certificate administrator, Wilmington Trust, National Association , as trustee, and Park Bridge Lender Services LLC, as operating advisor and asset representations reviewer.
Transaction: JPMDB Commercial Mortgage Securities Trust 2017-C5, Commercial Mortgage Pass-Through Certificates, Series 2017-C5
Operating Advisor: Park Bridge Lender Services LLC
Special Servicer as of December 31: CWCapital Asset Management LLC
Directing Certificateholder: [_________]

I.	Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

a.	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of a Final Asset Status Report.

b.	Final Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which a Final Asset Status Report has been issued. The Final Asset Status Reports may not yet be fully implemented.

2.	The Special Servicer has notified the Operating Advisor that it has completed a Major Decision with respect to [●] Specially Serviced Loans [INSERT AFTER AN OPERATING ADVISOR CONSULTATION EVENT: and [●] non-Specially Serviced Loans], and provided the Major Decision Reporting Package or Final Asset Status Report with respect to [●] Specially Serviced Loans [INSERT AFTER AN OPERATING ADVISOR CONSULTATION EVENT: and [●] non-Specially Serviced Loans] to the operating advisor.

II.	Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s reported actions on the loans identified in this report. Based solely on such limited review and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer [is/is not] operating in compliance with the Servicing Standard with respect to its performance of its duties under the Pooling and Servicing Agreement during the prior calendar year on an “asset-level basis”. [The Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer has failed to materially comply with the Servicing Standard as a result of the following material deviations.]

1   This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

●	[LIST OF MATERIAL DEVIATION ITEMS]

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

[ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]

III.	List of Items that Were Considered in Compiling this Report

In rendering our assessment herein, we examined and relied upon the accuracy and completeness of the items listed below:

1.	Any Major Decision Reporting Packages received from the Special Servicer.

2.	Reports by the Special Servicer made available to Privileged Persons that are posted on the certificate administrator’s website that is relevant to the operating advisor’s obligations under the PSA and certain information it has reasonably requested from the special servicer [AFTER AN OPERATING ADVISOR CONSULTATION EVENT:] and each Asset Status Report (after the occurrence and continuance of an Operating Advisor Consultation Event] and each Final Asset Status Report.

3.	The Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations, and non-discretionary portions of net present value calculations.

4.	[LIST OTHER REVIEWED INFORMATION]

5.	[INSERT IF AFTER AN OPERATING ADVISOR CONSULTATION EVENT:] Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement Asset Status Reports and Major Decision Reporting Packages or Asset Status Reports with respect to Major Decisions.

6.	[INSERT IF AFTER AN OPERATING ADVISOR CONSULTATION EVENT:] During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans: [LIST]. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate.

NOTE: The Operating Advisor’s review of the above materials should be considered a limited investigation and not be considered a full or limited audit. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), review underlying lease agreements or similar underlying documents, re-engineer the quantitative aspects of their net present value calculation, visit any related property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

III. Qualifications and Disclaimers Related to the Work Product Undertaken and Opinions Related to this Report

1.	[As provided in the Pooling and Servicing Agreement, the Operating Advisor is not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial.]

2.	In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.

3.	Other than the receipt of any Major Decision Reporting Package, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Certificateholder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Certificateholder or borrower directly. As such, the Operating Advisor relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.

4.	The Special Servicer has the legal authority and responsibility to service any Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein or the actions of the Special Servicer.

5.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communication held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

6.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.

7.	This report does not constitute recommendations to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer as described above. The Operating Advisor does not have a fiduciary relationship with any Certificateholder or any other party or individual. Nothing is intended to or should be construed as creating a fiduciary relationship between the Operating Advisor and any Certificateholder, party or individual.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX D-1

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

JPMCB will in its MLPA make, with respect to each JPMCB Mortgage Loan, representations and warranties generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth in Annex D-2 to this prospectus. Prior to the execution of the related final MLPA, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA.

Each MLPA, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between the mortgage loan seller, on the one hand, and the issuing entity, on the other. The representations and warranties are not intended to be disclosure statements regarding the characteristics of the related mortgage loans, Mortgaged Properties or other subjects discussed therein, but rather are intended as a risk allocation mechanism. We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that are presented below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the mortgage loans, mortgaged properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

(1)       Complete Servicing File. All documents comprising the Servicing File will be or have been delivered to the Master Servicer with respect to each JPMCB Mortgage Loan by the deadlines set forth in the PSA and/or MLPA.

(2)       Whole Loan; Ownership of Mortgage Loans. Except with respect to each JPMCB Mortgage Loan that is part of a Whole Loan, each JPMCB Mortgage Loan is a whole loan and not an interest in a JPMCB Mortgage Loan. Each JPMCB Mortgage Loan that is part of a Whole Loan is a senior portion (or a pari passu portion of a senior portion) of a whole mortgage loan. Immediately prior to the sale, transfer and assignment to depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller), participation (other than with respect to any JPMCB Mortgage Loans) or pledge, and the Mortgage Loan Seller had good and marketable title to, and was the sole owner of, each JPMCB Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to agreements among noteholders with respect to a Whole Loan) (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the Pooling and Servicing Agreement, subservicing agreements permitted thereunder and that certain agreement to appointment of Master Servicer, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller), any other ownership interests and other interests on, in or to such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted thereunder and that certain agreement to appointment of Master Servicer, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller). The Mortgage Loan Seller has full right and authority to sell, assign and transfer each JPMCB Mortgage Loan, and the assignment to depositor constitutes a legal, valid and binding assignment of such JPMCB Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements

D-1-1

permitted thereunder and that certain agreement to appointment of Master Servicer, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller).

(3)       Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such JPMCB Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance premiums) may be further limited or rendered unenforceable by applicable law (clauses (i) and (ii) collectively, the “Insolvency Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the JPMCB Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(4)       Mortgage Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Insolvency Qualifications.

(5)       Hospitality Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the Mortgagor and franchisor of such property enforceable by the trust against such franchisor, either directly or as an assignee of the originator. The Mortgage or related security agreement for each JPMCB Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.

(6)       Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of such Mortgaged Property; and (c) neither Mortgagor nor guarantor has been released from its obligations under the JPMCB Mortgage Loan. The material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect since March 3, 2017.

(7)       Lien; Valid Assignment. Subject to the Insolvency Qualifications, each endorsement and assignment of Mortgage and assignment of Assignment of Leases (if a separate instrument from the Mortgage) to the Issuing Entity (or, with respect to any Non-Serviced Mortgage Loan, to the securitization trust relating to the controlling Non-Serviced Companion Loan) constitutes a legal, valid and binding endorsement or assignment to the Issuing Entity (or, with respect to any Non-Serviced

D-1-2

Mortgage Loan, to the securitization trust relating to the controlling Non-Serviced Companion Loan). Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such JPMCB Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below)), except as the enforcement thereof may be limited by the Insolvency Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances) as of origination was, and as of the Cut-off Date to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances, and to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are insured against by a lender’s title insurance policy (as described below). Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the JPMCB Mortgage Loan establishes and creates a valid and enforceable lien on property described therein subject to Permitted Encumbrances, except as such enforcement may be limited by Insolvency Qualifications subject to the limitations described in clause (11) below. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

The assignment of the JPMCB Mortgage Loans to the Depositor validly and effectively transfers and conveys all legal and beneficial ownership of the JPMCB Mortgage Loans to the Depositor free and clear of any pledge, lien, encumbrance or security interest (subject to certain agreements regarding servicing as provided in the PSA, subservicing agreements permitted thereunder and that certain agreement to appointment of Master Servicer, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller).

(8)       Permitted Liens; Title Insurance. Each Mortgaged Property securing a JPMCB Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such JPMCB Mortgage Loan (or with respect to a JPMCB Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property which the Mortgage Loan documents do not require to be subordinated to the lien of such Mortgage; and (f) if the related JPMCB Mortgage Loan constitutes a cross-collateralized JPMCB Mortgage Loan, the lien of the Mortgage for another JPMCB Mortgage Loan contained in the same cross-collateralized group, provided that none of which items (a) through (f), individually or in the aggregate, materially interferes with the value, current use or operation of the Mortgaged Property or the security intended to be provided by such Mortgage or with the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related JPMCB Mortgage Loan or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the

D-1-3

Mortgage Loan Seller’s knowledge, any other holder of the JPMCB Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the survey is the same as the property legally described in the Mortgage, and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

(9)       Junior Liens. It being understood that B notes secured by the same Mortgage as a JPMCB Mortgage Loan are not subordinate mortgages or junior liens, there are no subordinate mortgages or junior liens encumbering the related Mortgaged Property. The Mortgage Loan Seller has no knowledge of any mezzanine debt related to the Mortgaged Property and secured directly by the ownership interests in the Mortgagor.

(10)       Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Insolvency Qualifications; no person other than the related Mortgagor owns any interest in any payments due under such lease or leases that is superior to or of equal priority with the lender’s interest therein. The related Mortgage or related Assignment of Leases, subject to applicable law, provides for, upon an event of default under the JPMCB Mortgage Loan, a receiver to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(11)       Financing Statements. Each JPMCB Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed (except, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary to perfect a valid security interest in, the personal property (the creation and perfection of which is governed by the UCC) owned by the Mortgagor and necessary to operate any Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed.

(12)       Condition of Property. The Mortgage Loan Seller or the originator of the JPMCB Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within four months of origination of the JPMCB Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each JPMCB Mortgage Loan no more than twelve months prior to the Cut-off Date, which indicates that, except as set forth in such engineering report or with respect to which repairs were required to be reserved for or made, all building systems for the improvements of each related Mortgaged Property are in good working order, and further indicates that each related Mortgaged Property (a) is free of any material damage, (b) is in good repair and condition, and (c) is free of structural defects, except to the extent (i) any damage or deficiencies that would not materially and adversely affect the use, operation or value of the Mortgaged Property or the security intended to be provided by such Mortgage or repairs with respect to such damage or deficiencies estimated to cost less than $50,000 in the aggregate per Mortgaged Property; (ii) such repairs have been completed; or (iii) escrows in an aggregate amount consistent with the standards utilized by the Mortgage Loan Seller with respect to similar loans it originates for securitization have been established, which escrows will in all events be in an aggregate amount not less than the estimated cost of such repairs. The Mortgage Loan Seller has no knowledge of any material issues with the physical condition of the Mortgaged

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Property that the Mortgage Loan Seller believes would have a material adverse effect on the use, operation or value of the Mortgaged Property other than those disclosed in the engineering report and those addressed in sub-clauses (i), (ii) and (iii) of the preceding sentence.

(13)       Taxes and Assessments. As of the date of origination and as of the Closing Date, all taxes and governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a JPMCB Mortgage Loan that is or if left unpaid could become a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that became due and delinquent and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real property taxes, governmental assessments and other outstanding governmental charges shall not be considered delinquent until the date on which interest and/or penalties would be payable thereon.

(14)       Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there is no proceeding pending or threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the use or operation of the Mortgaged Property.

(15)       Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related JPMCB Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the use, operation or value of the Mortgaged Property, (f) the principal benefit of the security intended to be provided by the Mortgage Loan documents, (g) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such JPMCB Mortgage Loan, or (h) the current principal use of the Mortgaged Property.

(16)       Escrow Deposits. All escrow deposits and payments required pursuant to each JPMCB Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to depositor or its servicer and identified as such with appropriate detail. Any and all requirements under the JPMCB Mortgage Loan as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before Closing Date, have been complied with in all material respects or the funds so escrowed have not been released unless such release was consistent with proper and prudent commercial mortgage servicing practices or such released funds were otherwise used for their intended purpose. No other escrow amounts have been released except in accordance with the terms and conditions of the related Mortgage Loan documents.

(17)       No Holdbacks. The principal amount of the JPMCB Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the JPMCB Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property).

(18)       Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all-risk form” that includes replacement cost

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valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” (for a JPMCB Mortgage Loan with a principal balance below $35 million) and “A:VIII” (for a JPMCB Mortgage Loan with a principal balance of $35 million or more) from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount not less than the lesser of (1) the original principal balance of the JPMCB Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (i) covers a period beginning on the date of loss and continuing until the earlier to occur of restoration of the Mortgaged Property or the expiration of 12 months (or with respect to each JPMCB Mortgage Loan with a principal balance of $35 million or more, 18 months); (ii) for a JPMCB Mortgage Loan with a principal balance of $50 million or more contains a 180-day “extended period of indemnity”; and (iii) covers the actual loss sustained (or in certain cases, an amount sufficient to cover the period set forth in (i) above) during restoration.

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as-is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If windstorm and/or windstorm related perils and/or “named storms” are excluded from the primary property damage insurance policy, the Mortgaged Property is insured by a separate windstorm insurance policy issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount at least equal to 100% of the full insurable value on a replacement cost basis of the Improvements and personalty and fixtures owned by the mortgagor and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including broad-form coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML or equivalent was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML or equivalent would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the PML or the equivalent.

The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all

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property losses in excess of 5% of the then-outstanding principal amount of the related JPMCB Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such JPMCB Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the JPMCB Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Each related JPMCB Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(19)       Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made to the applicable governing authority for creation of separate tax lots, in which case the JPMCB Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(20)       No Encroachments. To the Mortgage Loan Seller’s knowledge and based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each JPMCB Mortgage Loan, (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such JPMCB Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy, (b) no improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy and (c) no improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or are insured by applicable provisions of the Title Policy.

(21)       No Contingent Interest or Equity Participation. No JPMCB Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature or an equity participation by the Mortgage Loan Seller.

(22)       REMIC. The JPMCB Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the JPMCB Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the JPMCB Mortgage Loan and (B) either: (a) such JPMCB Mortgage Loan or Whole Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the

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date the JPMCB Mortgage Loan or Whole Loan was originated at least equal to 80% of the adjusted issue price of the JPMCB Mortgage Loan or Whole Loan on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the JPMCB Mortgage Loan or Whole Loan on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (1) the amount of any lien on the real property interest that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien that is in parity with the JPMCB Mortgage Loan; or (b) substantially all of the proceeds of such JPMCB Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such JPMCB Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the JPMCB Mortgage Loan or Whole Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such JPMCB Mortgage Loan or Whole Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the JPMCB Mortgage Loan or Whole Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the JPMCB Mortgage Loan or Whole Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(23)       Compliance. The terms of the Mortgage Loan documents evidencing such JPMCB Mortgage Loan, comply in all material respects with all applicable local, state and federal laws and regulations, and the Mortgage Loan Seller has complied with all material requirements pertaining to the origination of the JPMCB Mortgage Loans, including but not limited to, usury and any and all other material requirements of any federal, state or local law to the extent non-compliance would have a material adverse effect on the JPMCB Mortgage Loan.

(24)       Authorized to do Business. To the extent required under applicable law, as of the Closing Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such JPMCB Mortgage Loan.

(25)       Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee, and except in connection with a trustee’s sale after a default by the related Mortgagor or in connection with any full or partial release of the related Mortgaged Property or related security for such JPMCB Mortgage Loan, no fees are payable to such trustee except for reasonable fees paid by the Mortgagor.

(26)       Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based solely upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a JPMCB Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use or operation of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations, (c) the inability to restore the Mortgaged Property to the full extent of the

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use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property, or (d) title insurance coverage has been obtained for such nonconformity.

(27)       Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy, consents, and other approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy, consents, and other approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the JPMCB Mortgage Loan or the rights of a holder of the related JPMCB Mortgage Loan. The JPMCB Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located and for the Mortgagor and the Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.

(28)       Recourse Obligations. The Mortgage Loan documents for each JPMCB Mortgage Loan provide that such JPMCB Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) Mortgagor or guarantor shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained in the case of (i) (A) misapplication, misappropriation or conversion of insurance proceeds or condemnation awards or of rents following an event of default, or (B) any security deposits not delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (ii) the Mortgagor’s fraud or intentional misrepresentation; (iii) willful misconduct by the Mortgagor or guarantor; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of material physical waste at the Mortgaged Property, which may, with respect to this clause (v), in certain instances, be limited to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste or acts or omissions of the related Mortgagor, guarantor, property manager or their affiliates, employees or agents.

(29)       Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment of not less than a specified percentage at least equal to 115% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such JPMCB Mortgage Loan, (c) upon a Defeasance defined in paragraph (34) below, (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the JPMCB Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject JPMCB Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject JPMCB Mortgage Loan to fail to be a “qualified mortgage” within the meaning of

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Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for any JPMCB Mortgage Loan originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property after the release (reduced for any lien senior to, and any lien in parity with, the lien of the JPMCB Mortgage Loan) is not equal to at least 80% of the principal balance of the JPMCB Mortgage Loan or Whole Loan outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the JPMCB Mortgage Loan or Whole Loan in an amount not less than the amount required by the REMIC provisions and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced for any lien senior to, and any lien in parity with, the lien of the JPMCB Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the JPMCB Mortgage Loan or Whole Loan.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, no such JPMCB Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another JPMCB Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC provisions.

(30)       Financial Reporting and Rent Rolls. Each Mortgage requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements (i) with respect to each JPMCB Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis and (ii) for each JPMCB Mortgage Loan with an original principal balance greater than $50 million shall be audited by an independent certified public accountant upon the request of the owner or holder of the Mortgage.

(31)       Acts of Terrorism Exclusion. With respect to each JPMCB Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other JPMCB Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the JPMCB Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each JPMCB Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto, except to the extent that any right to require such coverage may be limited by availability on commercially reasonable terms.

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(32)       Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each JPMCB Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such JPMCB Mortgage Loan if, without the consent of the holder of the Mortgage and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, such as transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any controlling equity interest in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than a controlling interest in a Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs 29 and 34 in this Annex D-1, or (vii) by reason of any mezzanine debt that existed at the origination of the related JPMCB Mortgage Loan, or future permitted mezzanine debt or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any companion interest of any JPMCB Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with another JPMCB Mortgage Loan or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the mortgagee relative to such transfer or encumbrance.

(33)       Single-Purpose Entity. Each JPMCB Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the JPMCB Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the Mortgagor with respect to each JPMCB Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each JPMCB Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the JPMCB Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the JPMCB Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with the related JPMCB Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(34)       Defeasance. With respect to any JPMCB Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the JPMCB Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the JPMCB Mortgage Loan when due, including the entire remaining principal balance on (A) the maturity date or

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(B) on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (vi) if the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the JPMCB Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(35)       Fixed Interest Rates. Each JPMCB Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such JPMCB Mortgage Loan, except in the case of situations where default interest is imposed.

(36)       Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any JPMCB Mortgage Loan where the JPMCB Mortgage Loan is secured by a ground leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the ground lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns:

(a)	The ground lease or a memorandum regarding such ground lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The ground lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would adversely affect the security provided by the related Mortgage. To the Mortgage Loan Seller’s knowledge, no material change in the terms of the ground lease had occurred since its recordation, except by any written instruments which are included in the related Mortgage File;

(b)	The lessor under such ground lease has agreed in a writing included in the related Mortgage File (or in such ground lease) that the ground lease may not be amended, modified, canceled or terminated without the prior written consent of the lender and that any such action without such consent is not binding on the lender, its successors or assigns;

(c)	The ground lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related JPMCB Mortgage Loan, or 10 years past the stated maturity if such JPMCB Mortgage Loan fully amortizes by the stated maturity (or with respect to a JPMCB Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)	The ground lease is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances;

(e)	The ground lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the ground lease is assignable to the holder of the JPMCB Mortgage

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Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)	The Mortgage Loan Seller has not received any written notice of default under or notice of termination of such ground lease. To the Mortgage Loan Seller’s knowledge, there is no default under such ground lease and no condition that, but for the passage of time or giving of notice, would result in a default under the terms of such ground lease. Such ground lease is in full force and effect as of the Closing Date;

(g)	The ground lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, provides that no notice of default or termination is effective unless such notice is given to the lender, and requires that the ground lessor will supply an estoppel;

(h)	A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the ground lease through legal proceedings) to cure any default under the ground lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the ground lease;

(i)	The ground lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)	Under the terms of the ground lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest;

(k)	In the case of a total or substantial taking or loss, under the terms of the ground lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest; and

(l)	Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the ground lease for any reason, including rejection of the ground lease in a bankruptcy proceeding.

(37)       Servicing. The servicing and collection practices used by the Mortgage Loan Seller in respect of each JPMCB Mortgage Loan complied in all material respects with all applicable laws and regulations and was in all material respects legal, proper and prudent, in accordance with Mortgage Loan Seller’s customary commercial mortgage servicing practices.

(38)       Reserved.

(39)       Rent Rolls; Operating Histories. The Mortgage Loan Seller has obtained a rent roll (each, a “Certified Rent Roll”) other than with respect to hospitality properties certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180

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days of the date of origination of the related JPMCB Mortgage Loan. The Mortgage Loan Seller has obtained operating histories (the “Certified Operating Histories”) with respect to each Mortgaged Property certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Certified Operating Histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the Mortgaged Property was owned, operated or constructed by the Mortgagor or an affiliate for less than three years then for such shorter period of time, it being understood that for mortgaged properties acquired with the proceeds of a JPMCB Mortgage Loan, Certified Operating Histories may not have been available.

(40)       No Material Default; Payment Record. No JPMCB Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the Closing Date, no JPMCB Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no, and since origination there has been no, material default, breach, violation or event of acceleration existing under the related JPMCB Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in Exhibit C to the MLPA. No person other than the holder of such JPMCB Mortgage Loan may declare any event of default under the JPMCB Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

(41)       Bankruptcy. In respect of each JPMCB Mortgage Loan, the related Mortgagor is not a debtor in any bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or similar proceeding.

(42)       Organization of Mortgagor. The Mortgage Loan Seller has obtained an organizational chart or other description of each Mortgagor which identifies all beneficial controlling owners of the Mortgagor (i.e., managing members, general partners or similar controlling person for such Mortgagor) (the “Controlling Owner”) and all owners that hold a 25% or greater direct ownership share (i.e., the “Major Sponsors”). The Mortgage Loan Seller (1) required questionnaires to be completed by each Controlling Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history for the last 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and (2) performed or caused to be performed searches of the public records or services such as Lexis/Nexis, or a similar service designed to elicit information about each Controlling Owner, Major Sponsor and guarantor regarding such Controlling Owner’s, Major Sponsor’s or guarantor’s prior history for the last 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and provided, however, that records searches were limited to the last 10 years. (clauses (1) and (2) collectively, the “Sponsor Diligence”). Based solely on the Sponsor Diligence, to the knowledge of the Mortgage Loan Seller, no Major Sponsor or guarantor (i) was in a state of federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

(43)       Environmental Conditions. At origination, each Mortgagor represented and warranted that to its knowledge no hazardous materials or any other substances or materials which are included under or regulated by environmental laws are located on, or have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the Mortgaged Property, except as disclosed by a Phase I environmental assessment (or a Phase II environmental assessment, if applicable) delivered in connection with the origination of the JPMCB Mortgage Loan or except for those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the Mortgaged Property in compliance with all environmental laws and in a manner that does not result in contamination of the Mortgaged Property. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to

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certain JPMCB Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such JPMCB Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not reveal any known circumstance or condition that rendered the Mortgaged Property at the date of the ESA in material noncompliance with applicable environmental laws or the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) or the need for further investigation, or (ii) if any material noncompliance with environmental laws or the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) 125% of the funds reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint, or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as administratively “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance; or (F) a party related to the Mortgagor with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance is required to take action. The ESA will be part of the Servicing File; and to the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no (i) known circumstance or condition that rendered the Mortgaged Property in material noncompliance with applicable environmental laws, (ii) Environmental Conditions (as such term is defined in ASTM E1527-05 or its successor), or (iii) need for further investigation.

In the case of each JPMCB Mortgage Loan set forth on Schedule I to the MLPA, (i) such Mortgage Loan is the subject of an environmental insurance policy, issued by the issuer set forth on Schedule I (the “Policy Issuer”) and effective as of the date thereof (the “Environmental Insurance Policy”), (ii) as of the Cut-off Date the Environmental Insurance Policy is in full force and effect, there is no deductible and the trustee is a named insured under such policy, (iii)(a) a property condition or engineering report was prepared, if the related Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM”) and, if the related Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (b) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related Mortgaged Property, the related Mortgagor (A) was required to remediate the identified condition prior to closing the JPMCB Mortgage Loan or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by the Mortgage Loan Seller, for the remediation of the problem, and/or (B) agreed in the Mortgage Loan documents to establish an operations and maintenance plan after the closing of the JPMCB Mortgage Loan that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, the Mortgage Loan Seller as originator had no knowledge of any material and adverse environmental condition or circumstance affecting the Mortgaged Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (a) the application for insurance, (b) a Mortgagor questionnaire that was provided to the Policy Issuer, or (c) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental Insurance Policy has been

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paid through the maturity of the policy’s term and the term of such policy extends at least five years beyond the maturity of the JPMCB Mortgage Loan.

(44)       Lease Estoppels. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property leased to a single tenant, the Mortgage Loan Seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related JPMCB Mortgage Loan, and to the Mortgage Loan Seller’s knowledge based solely on the related estoppel certificate, the related lease is in full force and effect or if not in full force and effect, the related space was underwritten as vacant, subject to customary reservations of tenant’s rights, such as, without limitation, with respect to common area maintenance (“CAM”) and pass-through audits and verification of landlord’s compliance with co-tenancy provisions. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property, the Mortgage Loan Seller has received lease estoppels executed within 90 days of the origination date of the related JPMCB Mortgage Loan that collectively account for at least 65% of the in-place base rent for the Mortgaged Property or set of cross-collateralized properties that secure a JPMCB Mortgage Loan that is represented on the Certified Rent Roll. To the Mortgage Loan Seller’s knowledge, each lease represented on the Certified Rent Roll is in full force and effect, subject to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.

(45)       Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the JPMCB Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

(46)       Mortgage Loan Schedule. The information pertaining to each JPMCB Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the PSA to be contained therein.

(47)       Cross-Collateralization. No JPMCB Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool.

(48)       Advance of Funds by the Mortgage Loan Seller. No advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor, and no funds have been received from any person other than the related Mortgagor or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the JPMCB Mortgage Loan. Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a JPMCB Mortgage Loan, other than contributions made on or prior to the Closing Date.

(49)       Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied with its internal procedures with respect to all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 in connection with the origination of the JPMCB Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth herein, the actual state of knowledge or belief of the officers and employees of the Mortgage Loan Seller directly responsible for the underwriting, origination, servicing or sale of the JPMCB Mortgage Loans regarding the matters expressly set forth herein. All information contained in documents which are part of or required to be part of a Servicing File, as specified in the PSA

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(to the extent such documents exist or existed), shall be deemed to be within the Mortgage Loan Seller’s knowledge including but not limited to any written notices from or on behalf of the Mortgagor.

“Servicing File”: A copy of the Mortgage File and documents and records not otherwise required to be contained in the Mortgage File that (i) relate to the origination and/or servicing and administration of the JPMCB Mortgage Loans, (ii) are reasonably necessary for the ongoing administration and/or servicing of the JPMCB Mortgage Loans or for evidencing or enforcing any of the rights of the holder of the JPMCB Mortgage Loans or holders of interests therein and (iii) are in the possession or under the control of the Mortgage Loan Seller, provided that the Mortgage Loan Seller shall not be required to deliver any draft documents, privileged or other communications, credit underwriting, due diligence analyses or data or internal worksheets, memoranda, communications or evaluations.

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ANNEX D-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
FOR JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

JPMorgan Chase Bank, National Association

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

7	Hilton Hawaiian Village (Loan No. 4), Landmark Square (Loan No. 7), Dallas Design District (Loan No. 8), Moffett Gateway (Loan No. 9), Summit Mall (Loan No. 14) and Dick’s Sporting Goods Portfolio (Loan No. 25)	(Lien; Valid Assignment) – The related Mortgages and any related assignments of leases secure the subject Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.

7	Dick’s Sporting Goods Portfolio (Loan No. 25)	(Lien; Valid Assignment) – The ground leases for the Mortgaged Properties that are secured by the related Mortgagor’s leasehold interests require that the leasehold interests be subordinated to the lien of any fee mortgage, provided that the related Mortgagor is granted non-disturbance in connection with any such subordination. With respect to the Dick’s Fort Wayne Mortgaged Property, the related Mortgaged Property is comprised of a leasehold interest and a subleasehold interest, and the subleasehold interest is subject to a prime ground lease and a non-disturbance agreement that provides that the ground lessor may not disturb the related Mortgagor or its mortgagee’s interest in the leasehold estate following a termination of the prime ground lease.

8	Moffett Gateway (Loan No. 9)	(Permitted Liens; Title Insurance) – The sole tenant at the Mortgaged Property, Google Inc., has a right of first offer, so long as Mortgagor or an affiliate owns the Mortgaged Property, to purchase all or any portion of the Mortgaged Property that Mortgagor is willing to sell. The right of first offer expressly does not apply to any third party (including any owner by reason of foreclosure or any successor-in-interest) who subsequently owns all or any portion of the Mortgaged Property.

8	Dick’s Sporting Goods Portfolio (Loan No. 25)	(Permitted Liens; Title Insurance) – The landlord of the Dick’s Bloomingdale Mortgaged Property has an option to purchase the Mortgaged Property at fair market value upon tenant’s failure to operate at the leased premises for 365 days or more (not including casualty or condemnation). In the event that the tenant rejects such an option to purchase or the fair market value cannot be agreed upon, and the tenant subsequently receives an offer to purchase the tenant’s leasehold interest in the

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property, the tenant must first offer the property to the landlord at such offered purchase price, and the landlord has thirty (30) days to accept or reject such offer.

9	Landmark Square (Loan No. 7)	(Junior Liens) – In connection with a bona fide transfer of the Mortgaged Property to an unaffiliated third party and assumption of the Mortgage Loan in accordance with the Mortgage Loan documents, the owners of the transferee are permitted to obtain a mezzanine loan upon satisfaction of certain conditions, which include (but are not limited to) the following: (i) a combined loan-to-value ratio of not greater than 56.9%; (ii) immediately after giving effect to the mezzanine loan, the combined debt service coverage ratio based on the 12 month period immediately following the date of determination is not less than 2.25x; and (iii) the execution of an intercreditor agreement satisfactory to the lender in its sole discretion.

9	Moffett Gateway (Loan No. 9)	(Junior Liens) – There is a mezzanine loan in the amount of $50,000,000, which is held by a third party. In connection with the mezzanine loan, the Mortgage Loan seller and the mezzanine lender have entered into an intercreditor agreement, a copy of which will be included in the Mortgage File.

9	Summit Mall (Loan No. 14)	(Junior Liens) – The Mortgage Loan documents permit Mortgagor to enter into any “Property-Assessed Clean Energy Loan” (PACE) which is repaid through multi-year assessments against the Mortgaged Property in an amount not to exceed $5,000,000 subject to Rating Agency Confirmation and the lender’s consent (not to be unreasonably withheld, conditioned or delayed).

9	WoodSpring Suites Orlando Portfolio (Loan No. 31)	(Junior Liens) – In connection with a sale of the Mortgaged Property and assumption of the Mortgage Loan in accordance with the Mortgage Loan documents, the owners of the transferee may, once during the term of the Mortgage Loan, obtain a mezzanine loan upon satisfaction of certain terms and conditions including, without limitation, the following: (i) the principal amount of the mezzanine loan does not exceed $3,000,000; (ii) the ratio of the outstanding principal balance of the Mortgage Loan and any mezzanine loan to the value of the Mortgaged Property does not exceed 50.5%; (iii) the projected debt service coverage ratio (taking into account the mezzanine loan) for the 12 month period following the making of the mezzanine loan, as reasonably determined by the lender, is no less than 2.28x; and (iv) the lender of the mezzanine loan enters into an intercreditor agreement with the lender in form and substance acceptable to the lender in its sole discretion.

10	Hilton Hawaiian Village (Loan No. 4), Landmark Square (Loan No. 7), Dallas Design District (Loan No. 8), Moffett	(Assignment of Leases and Rents) – The related Mortgages and any related assignments of leases secure the subject Mortgage Loan and the related Pari Passu

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	Gateway (Loan No. 9), Summit Mall (Loan No. 14) and Dick’s Sporting Goods Portfolio (Loan No. 25)	Companion Loan(s) on a pari passu basis.

12	Dick’s Sporting Goods Portfolio (Loan No. 25)	(Condition of Property) – The property condition reports obtained at origination of the Mortgage Loan recommended certain deferred maintenance at the Mortgaged Properties in the aggregate amount of $137,500, which includes repairs to the sidewalk and ADA upgrades for the Dick’s Concord Mortgaged Property and a roof replacement for the Dick’s Wichita Mortgaged Property. Mortgagors were not required to reserve any funds at origination of the Mortgage Loan for such deferred maintenance. The Mortgage Loan documents provide to the extent the tenants at the Mortgaged Properties fail to complete the deferred maintenance on or before the deadlines provided in the Mortgage Loan documents, Mortgagors are required to deposit 115% of such amount into a reserve for the deferred maintenance.

13	Jevan Multifamily Portfolio (Loan No. 20)	(Taxes and Assessments) – The City of Austin filed a lawsuit against the Travis County Appraisal District (Cause No. D-1-GN-15-003492), affecting all properties designated with a State Tax Code of either F1 or C1, which includes the Mortgaged Property. If the City of Austin is successful in the lawsuit, the City may have the right to require a new appraisal for the Mortgaged Property, which could result in a higher tax liability for the year 2015 and subsequent years. The Mortgage Loan agreement includes a loss carve-out against Mortgagor and guarantor for any additional tax liability arising out of or in connection with this lawsuit.

15	Providence at Memorial (Loan No. 18)	(Actions Concerning Mortgage Loans) – Swapnil Agarwal, the guarantor and a principal of Nitya Capital, the Mortgage Loan sponsor, is currently a defendant in a civil lawsuit. The claims against the sponsor are for tortious interference and misappropriation of trade secrets. The plaintiff is claiming damages of $200,000 to $1,000,000. A trial date has been set for June 19, 2017.

18	Hilton Hawaiian Village (Loan No. 4)

(Insurance) – The threshold at or above which the lender has the right to hold and disburse insurance proceeds in respect of a casualty loss is $60,000,000, rather than five percent (5%) of the then outstanding principal balance of the Mortgage Loan.

Mortgagor may maintain property all-risk insurance with a deductible that does not exceed $500,000 per occurrence, and Mortgagor may utilize a $5,000,000 aggregate deductible in conjunction with a per occurrence deductible which will not exceed $500,000 per occurrence except with respect to flood, wind and earthquake coverage (which may contain a deductible

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not to exceed 5% of the total insurable value of the Mortgaged Property subject to a $1,000,000 minimum). Mortgagor is permitted to maintain flood, wind and earthquake coverage with a maximum deductible of 15% of the total insurable value of the Mortgaged Property if the guarantor delivers a guaranty of that portion that exceeds the 15% limit. In addition, subject to Rating Agency approval, Mortgagor is permitted to provide coverage for named windstorm in an amount equal to the greater of $500,000,000 per occurrence and the 1,000 year Probable Maximum Loss as indicated in a risk analysis for all risk locations under the policy.

The Mortgage Loan documents permit Mortgagor to maintain commercial general liability insurance with a combined limit of not less than $1,500,000 in the aggregate.

The Mortgage Loan documents permit insurance through a syndicate of insurers, provided that if such syndicate consists of five (5) or more members, (A) at least sixty percent (60%) of the insurance coverage (or seventy-five percent (75%) if such syndicate consists of four (4) or fewer members) and one hundred percent (100%) of the first layer of insurance coverage is provided by insurance companies having a claims paying ability rating of “A” or better (or its equivalent) by S&P, Fitch (if Fitch is rating the securitization and is rating the insurance company) and Moody’s (if Moody’s is rating the securitization and is rating the insurance company) and (B) the remaining forty percent (40%) of the insurance coverage (or the remaining twenty-five percent (25%) if such syndicate consists of four (4) or fewer members) is provided by insurance companies having a claims paying ability rating of “BBB+” or better (or its equivalent) by S&P, Fitch (if Fitch is rating the securitization and is rating the insurance company) and Moody’s (if Moody’s is rating the securitization and is rating the insurance company).

Mortgagors may maintain a portion of their coverage with United Specialty Insurance Company (“United”) in its current participation amounts and positions within the syndicate, provided that Mortgagors obtain reinsurance with a cut-through endorsement, acceptable to the lender and the Rating Agencies, with respect to United from an insurance company which is rated at least “A” with S&P and “A2” with Moody’s, to the extent Moody’s rates the certificates and rates the applicable insurance company, or such higher rating as may be required by a Rating Agency, not to exceed “A+” with S&P and “A1” with Moody’s, to the extent Moody’s rates the certificates and rates the applicable insurance company.

18	Moffett Gateway (Loan No. 9)	(Insurance) – The Mortgage Loan documents permit Mortgagor to maintain a portion of the earthquake insurance coverage with Aspen Specialty Insurance Company in its current participation amount within the

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syndicate, provided that the AM Best rating of the insurer is not withdrawn or downgraded below its rating as of the origination date and, upon renewal of the current policy, Mortgagor replaces Aspen Specialty Insurance Company with an insurance company meeting the requirements of the Mortgage Loan documents.

18	Landmark Square (Loan No. 7)	(Insurance) – Mortgagor may maintain property all-risk insurance with a deductible that does not exceed $100,000. In addition, Mortgagor may maintain commercial general liability insurance with a deductible or self-insured retention that does not exceed $125,000 or such other higher amount as may be agreed to by the lender.

18	Summit Mall (Loan No. 14)

(Insurance) – The deductible for the all-risk special form property insurance and flood insurance may not exceed $500,000 (the deductible may also be higher than $500,000 if Mortgagor delivers a letter of credit for the difference between the actual deductible and the maximum deductible permitted by the Mortgage Loan documents).

The Mortgage Loan documents permit insurance through a syndicate of insurers, provided that at least seventy-five percent (75%) of the coverage (if there are four (4) or fewer members of the syndicate) or at least sixty percent (60%) of the coverage (if there are five (5) or more members of the syndicate) is with carriers having a claims paying ability rating of “A” or better by S&P, and the balance of the coverage is, in each case, provided by insurers with a claims paying ability rating of “BBB” or better by S&P.

18	Shopko Oregon Portfolio (Loan No. 17)	(Insurance) – Mortgagor is deemed to be in compliance with the Mortgage Loan documents with respect to the property insurance, rent loss/business interruption insurance, boiler and machinery insurance or any other insurance reasonably required by the lender, provided that (i) the lease for the sole tenant at each Mortgaged Property is in full force and effect, (ii) there is no default beyond any applicable notice and cure period under the lease, and (iii) the tenant maintains coverage as required by the Mortgage Loan documents or, if not in compliance, is otherwise acceptable to lender in its sole discretion, among other conditions.

18	Dick’s Sporting Goods Portfolio (Loan No. 25)	(Insurance) – To the extent that, with respect to any individual Mortgaged Property, (i) the lease at such individual Mortgaged Property is in full force and effect, (ii) no default beyond any applicable notice and cure period has occurred and is continuing under the lease at such individual Mortgaged Property, (iii) each applicable tenant remains fully liable for the obligations and liabilities under each lease at such individual Mortgaged Property, (iv) each applicable tenant maintains coverage for such

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individual Mortgaged Property that satisfies the requirements of the Mortgage Loan documents or, if not in compliance, is otherwise acceptable to the lender in its reasonable discretion, and (v) the Mortgagor has provided evidence satisfactory to the lender that each applicable tenant maintains in full force and effect the insurance described in clause (iv) above with respect to such individual Mortgaged Property, then, with respect to such individual Mortgaged Property, the Mortgagor will not be required to maintain the coverage required under the Mortgage Loan documents, except with respect to (A) the commercial general liability insurance and umbrella liability insurance requirements, (B) business income or rental loss insurance, and (C) terrorism coverages on the policies maintained in (A) and (B) (if such terrorism coverage is not maintained by the applicable tenant).

19	Landmark Square (Loan No. 7)	(Access; Utilities; Separate Tax Lots) – A portion of the Mortgaged Property constituting Mortgagor’s leasehold interest in an air rights parcel is taxed as part of the larger fee estate. Mortgagor is required to pay 50% of the real estate taxes assessed against the entire parcel.

19	Dick’s Sporting Goods Portfolio (Loan No. 25)	(Access; Utilities; Separate Tax Lots) – The Mortgaged Properties that are comprised of leasehold interests are not separate tax parcels and taxes are assessed based on the larger shopping centers. There is a loss carve-out in the Mortgage Loan documents for any failure of these Mortgaged Properties to be as separate tax parcels, if such failure results in (i) the lender’s payment of real estate taxes that are allocated to properties other than such individual Mortgaged Properties or (ii) any termination of the related ground leases for such Mortgaged Properties.

26	Summit Mall (Loan No. 14)	(Local Law Compliance) – The zoning report indicates that the Mortgaged Property is legal non-conforming due to the drive-through at Chase Bank and Goodyear (vehicle servicer center) being conditional uses in the zoning district, among other non-conformities. The applicable zoning ordinance provides that any building or structure containing a nonconforming use, which has been damaged by casualty, may be reconstructed and used as before if such reconstruction is done within 12 months of such calamity, unless damaged for more than 50% of its fair market value, as determined by the local Board of Zoning and Building Appeals at the time of such damage. If damage is more than 50%, the board has the right to permit or refuse continuance of the nonconforming use on the basis of its degree of nuisance to the surrounding areas. Laws and ordinances coverage was obtained by Mortgagor and is required by the Mortgage Loan documents.

28	Hilton Hawaiian Village (Loan No. 4)	(Recourse Obligations) – The aggregate liability of the guarantor with respect to all full recourse carve-outs in

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the Mortgage Loan documents may not exceed an amount equal to 10% of the principal balance of the Whole Loan outstanding at the time of the occurrence of such event, plus any and all reasonable third-party collection costs actually incurred by the lender (including reasonable attorneys’ fees and costs reasonably incurred).

The guarantor is not a party to the environmental indemnity, and Mortgagors are the sole parties liable for any breaches or violations of the environmental indemnity.

The indemnification obligations of Mortgagors and the guarantor under the environmental indemnity will terminate three (3) years after the full and indefeasible payment of the Mortgage Loan provided that at the time of such payment, Mortgagors or the guarantor furnish to the lender an updated environmental report from an environmental consultant reasonably acceptable to the lender and the Rating Agencies, which updated report discloses, as of the date of such repayment, no actual or threatened (other than as disclosed in the environmental report delivered in connection with the origination of the Mortgage Loan): (i) non-compliance with or violation of applicable environmental laws (or permits issued pursuant to environmental laws) in connection with the Mortgaged Property or operations thereon, (ii) environmental liens encumbering the Mortgaged Property, (iii) administrative processes or proceedings or judicial proceedings directly connected with any environmental matter addressed in the indemnity, or (iv) the presence or release of hazardous substances in, on, above or under the Mortgaged Property that has not been fully remediated in accordance with applicable laws.

The carve-out regarding material misrepresentations is limited to material and willful misrepresentations.

The carve-outs regarding willful misconduct and waste are limited to willful misconduct that results in physical damage or waste to the Mortgaged Property.

Misapplication of gross revenues, condemnation awards or insurance proceeds is not a carve-out. Misappropriation or conversion of such amounts is a loss carve-out.

Failure to obtain the lender’s prior consent to any transfer of the Mortgaged Property or a transfer of the ownership interests in Mortgagors (excluding permitted transfers under the Mortgage Loan documents) is a loss carve-out.

28	Moffett Gateway (Loan No. 9)

(Recourse Obligations) – Following the repayment and satisfaction of the Mortgage Loan, provided that upon or after such repayment, the indemnitors deliver to the lender a Phase I environmental report reasonably acceptable to the lender reflecting that the Mortgaged Property is free from hazardous substances, Mortgagor

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and the guarantor will be released from their liabilities and obligations under the environmental indemnity on the second (2nd) anniversary of the date that the lender received such acceptable Phase I environmental report.

The carve-out for waste excludes the failure of Mortgagor to repair or maintain, or to pay any expense in connection with the repair or maintenance of, all or any portion of the Mortgaged Property if funds sufficient to prevent such waste were, at the time in question, held in the cash management account and available to be used for property repairs or maintenance (i.e. not ear-marked for another purpose) and the lender fails to make such funds available to pay for such repairs or maintenance as required pursuant to the terms of the Mortgage Loan documents.

The carve-out for misapplication, misappropriation or conversion of rents after an event of default, insurance proceeds and condemnation awards is limited to conversion or application of such funds in a manner prohibited by the Mortgage Loan documents.

The carve-out for filing an answer consenting to or otherwise acquiescing in any involuntary bankruptcy filing is limited to the extent Mortgagor has a good faith basis to object to such application.

Any transfer resulting from the death or legal incapacity of the individual nonrecourse carve-out guarantor, Jay Paul, will not trigger liability under the carve-out for transfers in violation of the Mortgage Loan documents.

The Mortgage Loan documents provide that there will be no recourse liability against Mortgagor or the guarantors to the extent that such liability is solely the result of an action taken by the owner’s association under the recorded declaration of covenants, conditions and restrictions affecting the Mortgaged Property due to the lender exercising its rights under the proxy delivered by Mortgagor at origination of the Mortgage Loan.

28	Landmark Square (Loan No. 7)

(Recourse Obligations) – The indemnification obligations of Mortgagor the guarantor under the environmental indemnity terminate one (1) year and one (1) day following the full and indefeasible payment of the Mortgage Loan (exclusive of any indemnification or other obligations which are expressly stated in any of the Mortgage Loan documents to survive satisfaction, provided that such indemnification or other obligations are inchoate in nature) or the full and indefeasible defeasance of the Mortgage Loan in accordance with the Mortgage Loan documents, provided that (i) Mortgagor or the guarantor furnishes to the lender an updated environmental report in form and substance, and from an environmental consultant, reasonably acceptable to the lender, which updated report is dated no earlier than the date of such payment of defeasance and discloses, as of

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the date of such report, no actual or threatened (A) non-compliance with or violation of applicable environmental laws (or permits issued pursuant to environmental laws) in connection with the Mortgaged Property or its operations, which has not been cured in accordance with applicable law, (B) environmental liens encumbering the Mortgaged Property, (C) administrative processes or proceedings or judicial proceedings concerning any environmental matter addressed in the indemnity, (D) unlawful presence or release of hazardous substances in, on, above or under the Mortgaged Property that has not been fully remediated as required by applicable environmental laws and (E) no significant risk of contamination to the Mortgaged Property from any offsite hazardous substances in violation of the representations, warranties and covenants set forth in the indemnity and in other Mortgage Loan documents; (ii) no environmental claim involving or alleging any non-compliance with any applicable environmental laws or the existence of any unsafe or hazardous condition resulting from or related to a release of hazardous substances is pending or threatened in writing with respect to the Mortgaged Property; (iii) no change has occurred in applicable environmental laws which could reasonably be expected to result in the lender being held responsible for causing the Mortgaged Property not to be in material compliance with environmental laws and (iv) all periods of time have expired within which a claim for the recovery of a preferential payment, or fraudulent conveyance, or fraudulent transfer, in respect of such payment could be filed or asserted with (x) no such claim having been filed or asserted, or (y) the final, non-appealable decision of a court of competent jurisdiction denying the claim or assertion.

The carve-out for material physical waste is limited to the intentional acts or intentional omissions of Mortgagor (excluding normal wear and tear and damage by casualty).

The carve-out for misapplication, misappropriation or conversion of rents, insurance proceeds or condemnation awards is limited to misapplication which remains uncured under the Mortgage Loan documents.

The carve-out for failure to deliver security deposits to the lender after an event of default excludes security deposits that were applied after an event of default with the express written consent of the lender.

28	Delamar Greenwich Harbor (Loan No. 13)	(Recourse Obligations) – Following the repayment and satisfaction of the Mortgage Loan, provided that upon or after such repayment, the Mortgagor deliver to the lender a Phase I environmental report reasonably acceptable to the lender reflecting that the Mortgaged Property is free from hazardous substances, the Mortgagor and the guarantors will be released from their liabilities and

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obligations under the environmental indemnity on the second anniversary (2nd) of the date that the lender received such acceptable Phase I environmental report.

28	Summit Mall (Loan No. 14)

(Recourse Obligations) – The obligations and liabilities of the nonrecourse carve-out guarantor is capped at $17,000,000 under the non-recourse carve-out guaranty, plus all reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the lender in the enforcement of the guaranty or the preservations of the lender’s rights under the guaranty.

The carve-out regarding waste is limited to arson or material physical waste intentionally committed by Mortgagor.

The carve-out for willful misconduct is limited to willful misconduct by Mortgagor in connection with the Mortgage Loan.

Conversion of prepaid rents or rents after an event of default, condemnation awards or insurance proceeds is not a carve-out. Misappropriation or misapplication of such amounts is a loss carve-out.

Mortgagor and the guarantors will not have liability under the full recourse carve-out for transfers in violation of the Mortgage Loan documents or any loss carve-out in the Mortgage Loan documents, provided that the circumstance, event or condition which gave rise to the carve-out is attributable to one or more of the following: (i) insufficient revenue from the Mortgaged Property; (ii) Mortgagor’s lack of access to revenue from the Mortgaged Property as the result of the lender’s exercise of remedies with respect to the Mortgaged Property’s cash flows; (iii) the insolvency of Mortgagor or negative cash flow from the Mortgaged Property and/or the actual or constructive admission of the same by any means in any context; (iv) the payment of Mortgagor’s debts and liabilities as they become due and payable from sources other than the Mortgaged Property; (v) the failure to pay the Mortgage Loan or other obligation or debts of Mortgagor, as the result of (i) through (iii) above; or (vi) the imposition of any lien or encumbrance on the Mortgaged Property by a creditor of Mortgagor through a judgment of exercise of statutory right, where such lien or encumbrance arises from the non-payment of amounts owing to such creditor as the result of (i) through (iii) above.

The obligations and liabilities of the related Mortgagor and guarantor with respect to environmental issues will terminate and be of no further force and effect upon payment in full or full defeasance of the Mortgage Loan, provided Mortgagor delivers to the lender a Phase I environmental report in form and substance from an engineer reasonably acceptable to the lender and dated

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no earlier than the date on which the Mortgage Loan is paid or defeased in full.

28	Shopko Oregon Portfolio (Loan No. 17)	(Recourse Obligations) – The carve-out for material physical waste is limited to the intentional acts or omissions of Mortgagor, its single purpose entity principal, the guarantors or any of their affiliates, provided that Mortgagor and the guarantors will not have liability if sufficient cash flow is not available to Mortgagor from such Mortgaged Property to prevent such waste (so long as the insufficiency does not arise from the intentional misappropriation or conversion of revenues by Mortgagor, its single purpose entity principal, the guarantors or their affiliates).

28	Dick’s Sporting Goods Portfolio (Loan No. 25)

(Recourse Obligations) – The carve-out for intentional misrepresentations is limited to intentional material misrepresentations.

Conversion of gross revenues, condemnation awards or insurance proceeds is not a carve-out. Misappropriation or misapplication of such amounts is a loss carve-out.

The carve-out regarding waste is limited to the intentional acts or omissions of Mortgagors, their single purpose entity principals, guarantor and their affiliates.

Failure to obtain the lender’s prior written consent to any transfer of the Mortgaged Property as required by the Mortgage Loan documents is a loss carve-out.

There is no full recourse carve-out for “acquiescence” to an involuntary bankruptcy filing, and the full recourse carve-out for filing an answer consenting to an involuntary bankruptcy filing excludes any filing required to avoid violating Rule 9011 of the Federal Rules of Bankruptcy Procedure or any analogous state statute.

The obligations and liabilities of Mortgagors and the guarantor with respect to environmental issues will terminate and be of no further force and effect upon earlier to occur of (i) a transfer by any individual Mortgagor of its interest in any individual Mortgaged Property in accordance with the Mortgage Loan documents and delivery of a substitute environmental indemnity agreement satisfactory to the lender, and (ii) the date that is two (2) years from either the date on which the outstanding indebtedness has been paid in full or fully defeased (the “Repayment Date”) or the date on which the applicable individual Mortgaged Property has been conveyed pursuant to a foreclosure of the Mortgage Loan or any mezzanine loan (the “Foreclosure Date”), as applicable, provided that the following conditions are satisfied in full: (a) the lender has received, at the expense of Mortgagors or the guarantor, an environmental report substantially in the same form as the environmental report provided at origination, dated no more than ninety (90) days prior to the Repayment Date

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or the Foreclosure Date, as applicable, showing, to the reasonable satisfaction of the lender, that there exists no matter for which the lender is entitled to indemnification; (b) on the Repayment Date or the Foreclosure Date, as applicable, none of the lender, Mortgagors or the guarantor is aware of any release of any hazardous substances or other violation of the applicable environmental laws which require remediation and there is no pending or asserted claim against Mortgagors or the guarantor with respect to the matters addressed by the environmental indemnity agreement and Mortgagors or the guarantor has provided the lender with a certification to that effect, and (c) Mortgagors or the guarantor has paid all sums due under the environmental indemnity agreement and none of Mortgagors or the guarantor is in default under the environmental indemnity agreement.

The environmental indemnity contains an acknowledgment by the lender that Mortgagors may obtain an environmental insurance policy. To the extent Mortgagors obtain such policy, so long as the policy, or a replacement environmental insurance policy reasonably acceptable to lender is in full force and effect, (i) the lender may not enforce the indemnification obligations against the Mortgagors or the guarantor with respect to any environmental losses imposed upon or incurred by or asserted against any indemnified parties, and must use commercially reasonable efforts to collect any such losses under the environmental policy prior to making any claims against Mortgagors, provided, that if the lender is unable to collect under the policy with respect to any claim and such inability or failure is not a result of the lender’s failure to use commercially reasonable efforts to collect any such losses under the policy or the gross negligence or willful misconduct of the lender, the lender has the right to seek indemnification against Mortgagors with respect to such losses, to the extent not paid under the policy, and (ii) the lender is required to seek reimbursement of any losses pursuant to claim under the policy (or the replacement policy therefor) prior to seeking reimbursement of any such losses from Mortgagors. The guarantor will not have any liability under the environmental indemnity agreement for any losses imposed upon or incurred by or asserted against the guarantor during such time as the environmental policy (or a replacement environmental insurance policy reasonably acceptable to the lender) is in full force and effect.

28	Horizon Village (Loan No. 30)

(Recourse Obligations) – The carve-out for material physical waste is limited to waste caused by acts or omission of Mortgagor, its single purpose entity principals or the guarantors or its affiliates; provided, however, there will be no liability for physical waste if such occurs during a time when there was sufficient revenue from the Mortgaged Property (after accounting for the payment of

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debt service, reserves, taxes, insurance premiums and operating expenses that could create a lien) to prevent such waste, and such waste was preventable by the payment of money, but lender or a receiver was in control of such revenue and did not allow it to be used to prevent such waste after request therefor was made by Mortgagor.

The environmental liabilities and obligations of the related guarantor to the environmental indemnity agreement will terminate and be of no further force and effect with respect to any unasserted claim when all of the following conditions are satisfied in full (i) the Mortgage Loan has been paid in full without the indemnitee having exercised any remedies against any indemnitor under the Mortgage Loan documents and indemnitee has not foreclosed or otherwise taken possession of any Mortgaged Property, (ii) there has been no material change, between the date of the Mortgage Loan document and the date the Mortgage Loan is paid in full, in any environmental law, the effect of which change would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity agreement, notwithstanding the fact that the Mortgage Loan is paid in full, (iii) indemnitee has received, at indemnitor’s expense, an updated environmental report dated within sixty (60) days of the requested release showing, to the reasonable satisfaction of indemnitee, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity agreement, and (iv) thirty-six (36) months have passed since date that the Mortgage Loan has been paid in full.

29	Hilton Hawaiian Village (Loan No. 4)

(Mortgage Releases) – Mortgagor is permitted to release the ground leased parcel at the Mortgaged Property after the expiration of the lockout period upon satisfaction of certain terms and conditions in the Mortgage Loan documents including, without limitation, the payment of the parcel release price of $2,500,000.

Mortgagor is permitted to release the retail component at the Mortgaged Property and certain other parcels of property that do not materially and adversely affect the ongoing operations of the Mortgaged Property (other than the lost income associated with the parcels being released) at the Mortgaged Property after the expiration of the lockout period upon satisfaction of certain terms and conditions in the Mortgage Loan documents.

The release price for the retail component of the Mortgaged Property is required to be the product of (i) 110% and (ii) the product of (A) the greater of (1) 100% of the difference in value of the Mortgaged Property including the retail component and excluding the retail component (based on a new appraisal) and (2) the net

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sales proceeds and (B) 57.2%.

The release price for the other parcels of the Mortgaged Property is required to be the product of (a) 110% and (b) (i) the product of 100% of the difference in value of the Mortgaged Property including such parcel(s) and excluding such parcel(s) (based on a new appraisal) and (ii) 57.2%.

29	Moffett Gateway (Loan No. 9)	(Mortgage Releases) – Mortgagor may release an individual building at the Mortgaged Property and the related ownership interests in the owner’s association with a partial defeasance after the occurrence of the permitted defeasance date upon satisfaction of certain conditions set forth in the Mortgage Loan documents, including, without limitation, the defeasance of the “Adjusted Release Amount”, which is equal to (i) the allocated Mortgage Loan amount for the building plus (ii) if the Google Tenancy Condition is not satisfied, 25% of the allocated Mortgage Loan amount. The “Google Tenancy Condition” means (a) there is no excess cash flow sweep period caused by a tenant trigger event and (b) either the Google lease or a lease for the same premises with a tenant that has a long term unsecured debt rating of BBB or its equivalent is in full force and effect for the remaining Mortgaged Property.

30	Hilton Hawaiian Village (Loan No. 4)	(Financial Reporting; Rent Rolls) – The Mortgage Loan documents require Mortgagor to deliver a complete copy of the guarantor’s (or its publicly traded parent’s) annual financial statements audited by a “Big Four” accounting firm or other independent certified accountant acceptable to the lender, and the financial information for the Mortgaged Property and Mortgagor is required to be included a part of such annual audited financial statements.

30	Delamar Greenwich Harbor (Loan No. 13)	(Financial Reporting; Rent Rolls) – Annual and quarterly financial reports are not required to be on a combined basis for each Mortgagor.

30	Dick’s Sporting Goods Portfolio (Loan No. 25)	(Financial Reporting; Rent Rolls) – Annual and quarterly financial reports are not required to be on a combined basis for each Mortgagor.

31	Hilton Hawaiian Village (Loan No. 4)	(Acts of Terrorism Exclusion) – If (i) the Terrorism Risk Insurance Program Reauthorization Act of 2015 or subsequent statute, extension, or reauthorization is no longer in effect, (ii) the Terrorism Risk Insurance Program Reauthorization Act of 2015 or a similar or subsequent statute, extension or reauthorization is modified which results in a material increase in terrorism coverage premiums or (iii) there is a disruption in the terrorism insurance marketplace as the result of a terrorism event which results in a material increase in terrorism insurance premiums for properties located in the United States,

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then provided that terrorism insurance is commercially available, Mortgagors are not required to spend more than two (2) times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the Mortgage Loan documents (without giving effect to the cost of the terrorism, earthquake and windstorm components of such casualty and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, Mortgagors are required to purchase the maximum amount of terrorism insurance available with funds equal to such amount. In addition, In addition, the amount of terrorism coverage required under the Mortgage Loan documents is an amount equal to the lesser of (a) the amounts required for the all risk property coverage and (b) $1,275,000,000 (provided that, in the event such limit is an annual aggregate and said limit is eroded by five percent (5%) or more due to claims, Mortgagors must reinstate the available limits within 90 days to the limits required in the Mortgage Loan documents.

31	Landmark Square (Loan No. 7)	(Acts of Terrorism Exclusion) – If the Terrorism Risk Insurance Program Reauthorization Act of 2015 or a similar statute is not in effect and provided that terrorism insurance is commercially available, Mortgagor is not required to spend more than two (2) times the amount of the then-current premiums for the property all-risk and business interruption/rent loss coverage on a stand-alone basis (excluding the terrorism components under such policies) required under the Mortgage Loan documents, and if the cost of terrorism insurance exceeds such amount, Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such capped amount.

31	Summit Mall (Loan No. 14)

(Acts of Terrorism Exclusion) – If the insurance policies contain an exclusion for acts of terrorism and the Terrorism Risk Insurance Program Reauthorization Act of 2015 is not in effect, Mortgagor is required to obtain a stand-alone policy that provides the same coverage as if such exclusions did not exist, provided that the premiums for terrorism coverage are capped at two (2) times the cost of then current property insurance coverage (based on the cost to purchase a stand-alone policy and excluding the wind and flood components of such policy) on terrorism coverage, and if the premiums exceed the foregoing cap, Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such cap.

To the extent that Mortgagor is required to obtain a stand-alone insurance policy to cover acts of terrorism, Mortgagor may maintain such policy with a deductible that is reasonable for similar properties in the region (provided that in no event will such deductible exceed $5,000,000).

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31	Dick’s Sporting Goods Portfolio (Loan No. 25)	(Acts of Terrorism Exclusion) – Mortgagors are not required to spend more than two (2) times the cost of the premiums paid by Mortgagors for the property and casualty insurance required to be maintained under the Mortgage Loan documents for insurance coverage for losses resulting from perils and acts of terrorism.

33	Moffett Gateway (Loan No. 9)	(Single-Purpose Entity) – In addition to the Mortgaged Property, Mortgagor also owns 100% of the equity interests in a related owner’s association under a declaration of covenants, conditions, restrictions, easements and charges for commercial planned development covering the two parcels of the Mortgaged Property. Mortgagor delivered a proxy for such equity interests to the lender at origination of the Mortgage Loan.

33	Summit Mall (Loan No. 14)	(Single-Purpose Entity) – Mortgagor has entered into a cash management agency agreement with the guarantor, pursuant to which the guarantor will provide certain bookkeeping, bill-paying and cash management services to Mortgagor. The Mortgage Loan agreement provides that all amounts paid to Mortgagor in accordance with the Mortgage Loan documents may be deposited into commingled deposit accounts (controlled by the guarantor as agent of Mortgagor) on behalf of Mortgagor, as and when received.

33	Jevan Multifamily Portfolio (Loan No. 20)	(Single-Purpose Entity) – At origination of the Mortgage Loan, the borrowing entity was an Iowa limited liability company that was not a single purpose entity. Within five (5) days following the origination of the Mortgage Loan, the Mortgaged Property was conveyed to Mortgagor, which is a Delaware statutory trust and single purpose entity, and Mortgagor assumed all of the obligations and rights of the borrower under the Mortgage Loan documents.

33	Continental Plaza (Loan No. 34)	(Single-Purpose Entity) – The Mortgagor is the payee under a promissory note made by Osprey S.A., Ltd. (“Osprey”). The original principal balance of the note is $439,457, which represents the remaining amount that Osprey owes in connection with overpayments by an affiliate of the Mortgagor in connection with the acquisition another property. The promissory note is required to be paid in full by May 1, 2017.

36	Hilton Hawaiian Village (Loan No. 4)

(Ground Leases) – A portion of the Mortgaged Property is comprised of a leasehold estate under a ground lease. The expiration date of the ground lease (including all extension options) is July 31, 2035, which is not more than 20 years beyond the maturity date of the Mortgage Loan.

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The lender is not permitted to assign the Mortgagor’s leasehold interest in the ground lease without the ground lessor’s consent following an assignment of such leasehold interest to the lender by foreclosure, assignment in lieu of foreclosure or otherwise.

36	Dallas Design District (Loan No. 8)	(Ground Leases) – Mortgagor ground leases a portion of the Mortgaged Property located at 1621 Oak Lawn. The ground lease does not expressly provide for the following: (i) that the ground lease may not be amended, modified, canceled or terminated without the prior written consent of the lender and that any such action without such consent is not binding on the lender, its successors or assigns; (ii) that any notice of default which is not delivered to the lender is ineffective as to the lender; (iii) that the lender or a mortgagee will be given time necessary to institute foreclosure proceedings or to acquire title to the Mortgaged Property to cure a default or that all non-curable defaults will be waived upon the acquisition of title to the leased premises; (iv) the requirement for a ground lessor estoppel upon request; (v) the application of insurance proceeds or condemnation awards to the restoration of the Mortgaged Property or paydown of the Mortgage Loan, with the lender or insurance trustee holding the proceeds or award; or (vi) the right to a new lease in the event of a termination or rejection of the lease in bankruptcy.

36	Landmark Square (Loan No. 7)	(Ground Leases) – A portion of the Mortgaged Property is comprised of Mortgagor’s leasehold interest in an air rights parcel. The lease for the air rights parcel does not require that the lessor supply an estoppel.

36	Dick’s Sporting Goods Portfolio (Loan No. 25)

(Ground Leases) – The Mortgage Loan is secured by the applicable Mortgagors’ leasehold interests in two of the six individual Mortgaged Properties and, in the case of the Dick’s Fort Wayne Mortgaged Property, partially by the applicable Mortgagor’s subleasehold interest which is subject to a prime lease.

The ground leases provide that they may not be modified to increase or decrease the landlord’s or the tenant’s obligations without the consent of the leasehold mortgagee and that they may not be cancelled or surrendered without the consent of the leasehold mortgagee, but do not expressly provide that the ground leases may not be amended or terminated without the consent of the leasehold mortgagee. The Mortgage Loan documents provide a loss recourse carve-out in the event such ground lease is (i) amended, modified or voluntarily terminated by the Mortgagor without the lender’s prior written consent, (ii) rejected or disaffirmed by the Mortgagor in any bankruptcy or insolvency proceeding without the lender’s prior written consent, or (iii) terminated as a result of a breach by the Mortgagor of such ground lease (unless sufficient cash flow is not

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available to the Mortgagor from the individual leasehold Mortgaged Properties to prevent such breach).

In the case of the Dick’s Fort Wayne Mortgaged Property, the prime lease does not provide that it may not be amended, modified, canceled or terminated without the prior written consent of the leasehold mortgagee. The Mortgage Loan documents provide a loss recourse carve-out for a termination of the prime lease for any reason if such termination of the prime lease results in a termination of the ground lease for and the dispossession of the Mortgagor from the portion of the Fort Wayne Mortgaged Property covered by the prime lease.

In the case of the Dick’s Bloomingdale Mortgaged Property, the lender is permitted to assign the Mortgagor’s leasehold interest in the ground lease following an assignment of such leasehold interest to the lender by foreclosure, assignment in lieu of foreclosure or otherwise, without the ground lessor’s consent, provided such leasehold interest is assigned to certain types of assignees as set forth in the ground lease, including, without limitation, to a national or regional retailer having sufficient financial strength commensurate with the obligations of the Mortgagor under the ground lease. The Mortgage Loan documents provide a loss recourse carve-out in the event (i) the related ground lease requires the ground lessor to consent to such assignment by the lender or its designee following the lender’s acquisition of title to such applicable individual Mortgaged Property by foreclosure, assignment in lieu of foreclosure or otherwise, and (ii) such ground lessor unreasonably withholds its consent to such an assignment, unless more than five (5) years have passed since such acquisition of title by the lender.

In the case of the Dick’s Bloomingdale Mortgaged Property, the related landlord may subordinate the ground lease to the lien of any loans or mortgages placed on the landlord’s interests in the Mortgaged Property, provided the landlord is required to provide a subordination, non-disturbance and attornment agreement for the benefit of the Mortgagor. As of origination, the landlord’s fee estate interests were encumbered by a mortgage.

In the case of the Dick’s Fort Wayne Mortgaged Property, a portion of the Mortgaged Property is subject to a prime lease. However, the fee estate owner has provided a non-disturbance agreement, pursuant to which the fee estate owner has agreed not to disturb the Mortgagor’s possession of its subleasehold interests in the event the prime lease is terminated. The fee estate owner’s mortgagee is also a party to the non-disturbance agreement.

The prime lease at the Fort Wayne Mortgaged Property does not require the fee estate owner to give to the

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leasehold mortgagee written notice of any default and does not provide that no notice of default or termination is effective unless such notice is given to the leasehold mortgagee.

The prime lease at the Fort Wayne Mortgaged Property does not provide that a leasehold mortgagee is permitted an opportunity to cure any default.

The ground leases do not provide that any insurance proceeds or condemnation awards will be applied to restoration of the applicable Mortgaged Property or to the payment of the outstanding principal balance of the Mortgage Loan. However, the lender obtained at origination a lease enhancement policy which covers the lender for losses associated with any divestment of insurance proceeds and/or condemnation awards which prevents the lender from paying down the Mortgaged Loan.

The ground leases generally provide that the leasehold mortgagee is entitled to a new lease upon termination of the ground lease, but do not expressly provide that such leasehold mortgagee is entitled to a new lease upon rejection of such ground lease in a bankruptcy proceeding. The Mortgage Loan documents provide a recourse carve-out for failure of the lender to obtain a new lease following such rejection or disaffirmation of such ground lease in a bankruptcy proceeding. The prime lease at the Dick’s Fort Wayne Mortgaged Property does not provide that the leasehold mortgagee is entitled to a new lease upon termination of the ground lease. The Mortgage Loan documents provide a recourse carve-out in the event such prime lease is rejected or disaffirmed in a bankruptcy and such rejection gives rise to a termination of the ground lease.

The prime lease at the Fort Wayne Mortgaged Property does not require the fee estate owner to provide an estoppel.

39	Jevan Multifamily Portfolio (Loan No. 20)	(Rent Rolls; Operating Histories) – The rent roll delivered at origination of the Mortgage Loan was not certified by the Mortgagor or guarantor. The Mortgaged Property was acquired by the Mortgagor using the proceeds of the Mortgage Loan.

44	Landmark Square (Loan No. 7)	(Lease Estoppels) – As of the origination date, the Mortgage Loan Seller received lease estoppels accounting for approximately 64.05% of the in-place base rent for the Mortgaged Property.

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47	Hilton Hawaiian Village (Loan No. 4), Landmark Square (Loan No. 7), Dallas Design District (Loan No. 8), Moffett Gateway (Loan No. 9), Summit Mall (Loan No. 14) and Dick’s Sporting Goods Portfolio (Loan No. 25)	(Cross-Collateralization) – The Mortgage Loans are cross-collateralized and cross-defaulted with the related Companion Loan(s).

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ANNEX E-1

GERMAN AMERICAN CAPITAL CORPORATION
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

GACC will in its Mortgage Loan Purchase Agreement make, with respect to each GACC mortgage loan, representations and warranties generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth in Annex E-2 to this prospectus. Prior to the execution of the related final Mortgage Loan Purchase Agreement, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex E-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement.

Each MLPA, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between the mortgage loan seller, on the one hand, and the issuing entity, on the other. The representations and warranties are not intended to be disclosure statements regarding the characteristics of the related mortgage loans, Mortgaged Properties or other subjects discussed therein, but rather are intended as a risk allocation mechanism. We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that are presented below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the mortgage loans, mortgaged properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

(1)       Whole Loan; Ownership of Mortgage Loans. Except with respect to a GACC Mortgage Loan that is part of a Whole Loan, each GACC Mortgage Loan is a whole loan and not a participation interest in a GACC Mortgage Loan. Each GACC Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note. At the time of the sale, transfer and assignment to Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced Mortgage Loan, to the trustee for the related Non-Serviced Securitization Trust), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each GACC Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such GACC Mortgage Loan other than any servicing rights appointment or similar agreement. Mortgage Loan Seller has full right and authority to sell, assign and transfer each GACC Mortgage Loan, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such GACC Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such GACC Mortgage Loan.

(2)       Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases, Rents and Profits (if a separate instrument), guaranty and other agreement executed by or on behalf of the related borrower, guarantor or other obligor in connection with such GACC Mortgage Loan is the legal, valid and binding obligation of the related Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees

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or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Mortgage Loan Seller in connection with the origination of the GACC Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)       Mortgage Provisions. The Loan Documents for each GACC Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)       Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Loan Documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Borrower nor the related guarantor has been released from its material obligations under the GACC Mortgage Loan. With respect to each GACC Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such GACC Mortgage Loan consented to by Mortgage Loan Seller on or after March 3, 2017.

(5)       Hospitality Provisions. The Loan Documents for each GACC Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related Mortgagor and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the Trust against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the Mortgage Loan to the Trust in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee shall provide, or if neither (A) nor (B) is applicable, the Mortgage Loan Seller or its designee shall apply for, on the Trust’s behalf, a new comfort letter or similar agreement as of the Closing Date. The mortgage or related security agreement for each GACC Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

(6)       Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases, Rents and Profits to the Trust constitutes a legal, valid and binding assignment to the Trust. Each related Mortgage and Assignment of Leases, Rents and Profits is freely assignable without the consent of the related Borrower. Each related Mortgage is a legal, valid and enforceable first lien on the related Borrower’s fee or leasehold interest in the Mortgaged Property in the principal amount of such GACC Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set

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forth in Annex E-2 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in this prospectus to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

(7)       Permitted Liens; Title Insurance. Each Mortgaged Property securing a GACC Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer)(the “Title Policy”) in the original principal amount of such GACC Mortgage Loan (or with respect to a GACC Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related GACC Mortgage Loan is cross-collateralized and cross-defaulted with another GACC Mortgage Loan (each a “Crossed Mortgage Loan”), the lien of the Mortgage for another GACC Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the GACC Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(8)       Junior Liens. It being understood that B notes secured by the same Mortgage as a GACC Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (6) above), and equipment and other personal property financing). Except as set forth in Schedule E-1 to Annex E-2, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Borrower.

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(9)       Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases, Rents and Profits (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related Assignment of Leases, Rents and Profits creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, Rents and Profits, subject to applicable law, provides that, upon an event of default under the GACC Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(10)       UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the GACC Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Borrower and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(11)       Condition of Property. Mortgage Loan Seller or the originator of the GACC Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the GACC Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each GACC Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the GACC Mortgage Loan.

(12)       Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

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(13)       Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Closing Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(14)       Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Borrower, guarantor, or Borrower’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Borrower’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Borrower’s ability to perform under the related GACC Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Loan Documents or (f) the current principal use of the Mortgaged Property.

(15)       Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each GACC Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Loan Documents are being conveyed by the Mortgage Loan Seller to Purchaser or its servicer (or, with respect to any Non-Serviced Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust).

(16)       No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the GACC Mortgage Loan set forth on the mortgage loan schedule attached as Exhibit A to the MLPA has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the GACC Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Borrower or other considerations determined by Mortgage Loan Seller to merit such holdback).

(17)       Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating of any one of the following: (i) at least “A-:VIII” from A.M. Best Company, (ii) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (iii) at least “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the GACC Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Borrower and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each GACC Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in

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an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Borrower is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the Improvements and personalty and fixtures owned by the Borrower and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL or PML, as applicable.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related GACC Mortgage Loan (or Whole Loan, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such GACC Mortgage Loan (or Whole Loan, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the GACC Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a GACC Mortgage Loan that is a Non-Serviced Mortgage Loan, the applicable Other Trustee). Each related GACC Mortgage Loan obligates the related Borrower to maintain all such insurance and, at such Borrower’s failure to do so, authorizes the lender to maintain such insurance at the Borrower’s cost and expense and to charge such Borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by Seller.

(18)       Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required

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utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the GACC Mortgage Loan requires the Borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(19)       No Encroachments. To Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each GACC Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such GACC Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(20)       No Contingent Interest or Equity Participation. No GACC Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature or an equity participation by Mortgage Loan Seller.

(21)       REMIC. The GACC Mortgage Loan is a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(but determined without regard to the rule in the U.S. Department of Treasury Regulations (the “Treasury Regulations”) Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the GACC Mortgage Loan to the related Borrower at origination did not exceed the non-contingent principal amount of the GACC Mortgage Loan and (B) either: (a) such GACC Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the GACC Mortgage Loan was originated at least equal to 80% of the adjusted issue price of the GACC Mortgage Loan (or Whole Loan, as applicable) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the GACC Mortgage Loan (or Whole Loan, if applicable) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the GACC Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the GACC Mortgage Loan; or (b) substantially all of the proceeds of such GACC Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such GACC Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Section 1.860G-2(a)(1)(ii) of the Treasury Regulations). If the GACC Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such GACC Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the GACC Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the GACC Mortgage Loan constitute “customary prepayment penalties” within the meaning of Section 1.860G-1(b)(2) of the Treasury Regulations. All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(22)       Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such GACC Mortgage Loan complied

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as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(23)       Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such GACC Mortgage Loan by the Trust.

(24)       Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(25)       Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a GACC Mortgage Loan as of the date of origination of such GACC Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the GACC Mortgage Loan. The terms of the Loan Documents require the Borrower to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(26)       Licenses and Permits. Each Borrower covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The GACC Mortgage Loan requires the related Borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(27)       Recourse Obligations. The Loan Documents for each GACC Mortgage Loan provide that (a) the related Borrower and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Borrower and/or its principals specified in the related Loan Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents, insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Loan Documents, and (b) the GACC Mortgage Loan shall become full recourse to the related Borrower and at least one individual or entity, if the related Borrower files a voluntary petition under federal or state bankruptcy or insolvency law.

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(28)       Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (33)), of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the GACC Mortgage Loan, (b) upon payment in full of such GACC Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (33)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the GACC Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject GACC Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject GACC Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property after the release (reduced for any lien senior to and any lien in parity with the lien of the GACC Mortgage Loan) is not equal to at least 80% of the principal balance of the GACC Mortgage Loan (or Whole Loan, as applicable) outstanding after the release, the Borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any GACC Mortgage Loan, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Borrower can be required to pay down the principal balance of the GACC Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the Borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced for any lien senior to and any lien in parity with the lien of the GACC Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the GACC Mortgage Loan (or Whole Loan, as applicable).

No GACC Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

(29)       Financial Reporting and Rent Rolls. Each GACC Mortgage Loan requires the Borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each GACC Mortgage Loan with more than one Borrower are in the form of an annual combined balance sheet of the Borrower entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

(30)       Acts of Terrorism Exclusion. With respect to each GACC Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a

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separate terrorism insurance policy. With respect to each other GACC Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the GACC Mortgage Loan, and, to Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each GACC Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex E-2; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Borrower under each GACC Mortgage Loan is required to carry terrorism insurance, but in such event the Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(31)       Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each GACC Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such GACC Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Borrower, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Loan Documents, (iii) transfers of less than, or other than, a controlling interest in the related Borrower, (iv) transfers to another holder of direct or indirect equity in the Borrower, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) in this prospectus or the exceptions thereto set forth in Annex E-2, or (vii) by reason of any mezzanine debt that existed at the origination of the related GACC Mortgage Loan as set forth on Schedule E-1 to Annex E-2, or future permitted mezzanine debt in each case as set forth on Schedule E-2 to Annex E-2 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan as set forth on Schedule E-3 to Annex E-2 or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(32)       Single-Purpose Entity. Each GACC Mortgage Loan requires the Borrower to be a Single-Purpose Entity for at least as long as the GACC Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Borrower with respect to each GACC Mortgage Loan with a Cut-off Date Stated Principal Balance in excess of $5 million provide that the Borrower is a Single-Purpose Entity, and each GACC Mortgage Loan with a Cut-off Date Stated Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Borrower. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the GACC Mortgage Loan has a Cut-off Date Stated Principal Balance equal to $5

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million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the GACC Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Borrower for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(33)       Defeasance. With respect to any GACC Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for Defeasance as a unilateral right of the Borrower, subject to satisfaction of conditions specified in the Loan Documents; (ii) the GACC Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Borrower is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the GACC Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the GACC Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the GACC Mortgage Loan; (iv) the Borrower is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Borrower would continue to own assets in addition to the Defeasance collateral, the portion of the GACC Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Borrower is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Borrower is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(34)       Fixed Interest Rates. Each GACC Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such GACC Mortgage Loan, except in situations where default interest is imposed.

(35)       Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any GACC Mortgage Loan where the GACC Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Mortgage Loan Seller, its successors and assigns, Mortgage Loan Seller represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground

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lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the GACC Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related GACC Mortgage Loan, or 10 years past the stated maturity if such GACC Mortgage Loan fully amortizes by the stated maturity (or with respect to a GACC Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)	The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the GACC Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the GACC Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)	The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)	A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are

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in excess of the threshold amount specified in the related Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the GACC Mortgage Loan, together with any accrued interest;

(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the GACC Mortgage Loan, together with any accrued interest; and

(l)	Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(36)       Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the GACC Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(37)       Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each GACC Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such GACC Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such GACC Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-1.

(38)       No Material Default; Payment Record. No GACC Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no GACC Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related GACC Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the GACC Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex E-1. No person other than the holder of such GACC Mortgage Loan may declare any event of default under the GACC Mortgage Loan or accelerate any indebtedness under the Loan Documents.

(39)       Bankruptcy. In respect of each GACC Mortgage Loan, the related Borrower is not a debtor in any bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or similar proceeding.

(40)       Organization of Borrower. With respect to each GACC Mortgage Loan, in reliance on certified copies of the organizational documents of the Borrower delivered by the Borrower in connection with the origination of such GACC Mortgage Loan, the Borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no GACC Mortgage Loan has a Borrower that is an Affiliate of another Borrower under another Mortgage Loan. (An “Affiliate” for purposes of this paragraph (40) means, a Borrower that is under direct or indirect common ownership and control with another Borrower.)

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(41)       Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain GACC Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such GACC Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Borrower and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Borrower was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Borrower having financial resources reasonably estimated to be adequate to address the situation is required to take action. To Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(42)       Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the GACC Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the GACC Mortgage Loan.

(43)       Mortgage Loan Schedule. The information pertaining to each GACC Mortgage Loan which is set forth in the mortgage loan schedule attached as Exhibit A to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the MLPA to be contained therein.

(44)       Cross-Collateralization. No GACC Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except as set forth in Schedule E-3 to Annex E-2.

(45)       Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by Mortgage Loan Seller to the related Borrower other than in accordance with the Loan Documents, and, to Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Borrower or an affiliate for, or on account of, payments due on the GACC Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if

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required or contemplated under the related lease or Loan Documents). Neither Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under a GACC Mortgage Loan, other than contributions made on or prior to the date hereof.

(46)       Compliance with Anti-Money Laundering Laws. Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the GACC Mortgage Loan, the failure to comply with which would have a material adverse effect on the GACC Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Seller’s knowledge” or “the Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth in this prospectus, the actual state of knowledge or belief of the Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the GACC Mortgage Loans regarding the matters expressly set forth in this prospectus.

E-1-15

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX E-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
FOR GERMAN AMERICAN CAPITAL CORPORATION

German American Capital Corporation

Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

4	Congressional Place (Loan No. 22)	The Mortgage Loan required that, (i) within 45 days of the loan origination date, each borrower as to which a reverse 1031 exchange was provided for in the Mortgage Loan Documents (each a “Reverse 1031 Borrower”) (A) identify the property which would be subject to the reverse 1031 exchange (each a “Relinquished Property”), and (B) that the sole member of each Reverse 1031 Borrower’s master tenant effectuate a transfer of its interest in its related master tenant to the “exchangor” owning the Relinquished Property under the applicable 1031 exchange agreement to the extent necessary for the “exchangor” to be the sole member of such master tenant, and (ii) within five business days of such transfer, each Reverse 1031 Borrower (A) deliver satisfactory evidence of such transfer, and (B) take certain actions, execute certain documents and deliver such documents to the lender in escrow in order to facilitate the reverse 1031 exchange with respect to each Relinquished Property. The mortgage loan seller executed a written waiver of the foregoing requirements, which waiver was not included in the Mortgage File on March 3, 2017.

6	Key Center Cleveland (Loan No. 5)	(Lien; Valid Assignment) – The hotel manager, Marriott Corporation, has a right of first refusal in connection with any proposed bona fide offer to purchase the hotel portion of the Mortgaged Property. The hotel management agreement states that such right of first refusal is subordinate to the mortgage so long as (i) in the event the lender comes into possession of the hotel portion of the property by virtue of a foreclosure or deed-in-lieu thereof of the Mortgaged Property, the Marriott Corporation may not be disturbed in its rights under the hotel management agreement, and (ii) no other event has happened or condition exists that allows the borrower to terminate the hotel management agreement.

6	AHIP FL 5 Portfolio (Loan No. 11)	(Lien; Valid Assignment) – With respect to the Mortgaged Properties identified as Fairfield Inn & Suites Orlando Ocoee and Courtyard Tampa North I-75 Fletcher on

E-2-1

German American Capital Corporation

Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
Annex A-1, the franchisor, Marriott International, Inc., has a right of first refusal in connection with any proposed sale of the related Mortgaged Property to a Competitor (as the foregoing term is defined in the related franchise agreement) of the franchisor. The franchisor’s comfort letter states that the right of first refusal with respect to the related Mortgaged Property is subordinate to the lender’s right under the mortgage if (i) such mortgage is and remains validly recorded and in full force and effect, (ii) the loan is in compliance with requirements pertaining to financings or indebtedness in the franchise agreement and (iii) the lender is a bona fide lender and is not a Competitor or an affiliate thereof.

6	Courtyard Marriott Richland (Loan No. 28)	(Lien; Valid Assignment) – Pursuant to the franchise agreement with Marriott International, Inc. (“Franchisor”) with respect to the hotel at the Mortgaged Property (the “Franchise Agreement”), Franchisor has a right to purchase or lease the Mortgaged Property at the same price or rental and upon the same terms and conditions if the owner of the Mortgaged Property intends to sell or lease the Mortgaged Property to a “Competitor” (as defined in the Franchise Agreement) or an affiliate of a Competitor. In addition, if the transfer to a Competitor is by foreclosure, judicial or legal process, Franchisor shall have the right to purchase the Mortgaged Property upon notice to franchisee. If the parties are unable to agree as to the purchase price and terms within 30 days of the Franchisor’s notice, the fair market value of the Mortgaged Property is required to be determined by arbitration pursuant to the procedures set forth in the franchise agreement. The “comfort letter” received from Franchisor subordinates Franchisor’s rights to the exercise of lender’s rights under the mortgage if: (i) such mortgage is and remains validly recorded and in full force and effect and the mortgage loan is in compliance with requirements pertaining to financings or indebtedness in the Franchise Agreement; and (ii) lender is a bona fide lender and is not a Competitor or affiliate of a Competitor (as defined in the Franchise Agreement).

11	Prudential Plaza (Loan No. 3)	(Condition of Property) – The date of the physical condition assessment is June 26, 2015, which is more than twelve months prior to the Cut-off Date.

14	Prudential Plaza (Loan No. 3)	(Actions Concerning Mortgage Loan) – The Prudential Plaza Whole Loan refinanced a prior loan in the aggregate original principal amount of $410,000,000 that was secured by the related Mortgaged Property. The prior loan was evidenced by pari passu notes and such pari passu notes were deposited into two securitizations

E-2-2

German American Capital Corporation

Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
in 2006. In 2012, the prior loan was transferred to special servicing and the pari passu notes were modified to reflect a $336 million senior portion (the A note) and a $74 million junior portion (the B note). In connection with the refinancing of the prior loan on July 30, 2015, the proceeds of the Prudential Plaza Whole Loan were used to pay the A note in full and the prior lender cancelled the B note without repayment. On February 24, 2016, the trustees of the 2006 securitizations (the “Plaintiffs”) sued the borrower under the prior loan and Mark Karasick and Michael Silberberg, the non-recourse carveout guarantors under the prior loans (after an equity recapitalization in 2013) and the non-recourse carveout guarantors under the Prudential Plaza Whole Loan (the “Guarantors” and together with the borrower under the prior loan, the “Defendants”) in the United States District Court for the Southern District of New York (Docket # 1:16-CV-01450 (JGK)). Since the filing of the complaint, the Plaintiffs filed an amended complaint, the Defendants filed a third party complaint against the special servicer of the prior loan for contribution and indemnity with respect to the claims of Plaintiffs, and the Defendants also filed a motion to dismiss the amended complaint. The special servicer of the prior loan filed a motion to dismiss the third party complaint of Defendants. On January 30, 2017, the court issued its opinion and order with respect to both motions to dismiss. The court granted the special servicer’s motion to dismiss the third-party complaint in its entirety, and denied in the entirety the Defendants’ motion to dismiss the Plaintiffs’ complaint. The adverse outcome of this litigation could materially and adversely affect the Guarantors’ ability to perform under the guaranty related to the Mortgage Loan. In addition, if one or both of the Guarantors (as individuals) were to go into personal bankruptcy or the Guarantors were to collectively fail to maintain the net worth or minimum liquid assets requirements specified in the guaranty delivered in connection with the Prudential Plaza Whole Loan, these events would trigger an event of default under the Loan Documents which could cause the Prudential Plaza Whole Loan to become a specially serviced loan under the COMM 2015-CCRE26 pooling and servicing agreement. The Borrower is required under the Loan Documents to pay the related special servicing fees, however, in the event such fees are not recovered from the Borrower, the Trust would be responsible for its proportional share (approximately 15.66%) of the special servicing fees.

17	229 West 43rd Street Retail Condo (Loan No. 1)	(Insurance) - To the extent the condominium documents require that all or any portion of the insurance proceeds

E-2-3

German American Capital Corporation

Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
be held or controlled by the condominium or to the related board of directors (which, pursuant to the condominium documents, would occur in the case of a casualty that impacts the core or shell of the building in which the Mortgaged Property condominium unit is included), then such insurance proceeds may be held and disbursed by the condominium or the board of directors of the condominium (or a trustee appointed by it) provided that the Whole Loan documents require that (a) Borrower exercises its rights in the condominium documents to cause the board of directors to comply with its obligations regarding restoration, (b) Borrower applies the insurance proceeds in accordance with the Whole Loan documents (unless there is a conflict with the condominium documents, in which case the condominium documents will control) and completes the restoration of any portions of the Mortgaged Property that the condominium or the board of directors is not required to restore, and (c) Borrower complies with any requirements under the condominium documents in order to enable the lender to obtain all rights to which mortgagees of commercial units in the condominium are entitled under the condominium documents with respect to insurance proceeds.

17	350 Park Avenue (Loan No. 2)	(Insurance) – For multi-layered insurance policies, (A) if four or fewer insurance companies issue the insurance policies, then at least 75% of the insurance coverage represented by the insurance policies must be provided by insurance companies with a claims paying ability rating of “A” or better by S&P and “A2” or better by Moody’s or, if Moody’s does not rate such insurer, at least A/VIII by AM Best (and, if the Mortgage Loan is part of a securitization, the equivalent by each other rating agency that rates the securitization that actually provides insurance ratings for such carriers), and each other carrier must be rated at least “BBB+” by S&P and “Baa1” by Moody’s (and, if the Mortgage Loan is part of a securitization, the equivalent by each other rating agency that rates the securitization that actually provides insurance ratings for such carriers) or (B) if five or more insurance companies issue the insurance policies, then at least 60% of the insurance coverage represented by the insurance policies must be provided by insurance companies with a claims paying ability rating of “A” or better by S&P and “A2” or better by Moody’s or, if Moody’s does not rate such insurer, at least A/VIII by AM Best (and, if the Mortgage Loan is part of a securitization, the equivalent by each other rating agency that rates the securitization that actually provides insurance ratings for such carriers), and each other carrier must be rated at

E-2-4

German American Capital Corporation

Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
least “BBB+” by S&P and “Baa1” by Moody’s (and, if the Mortgage Loan is part of a securitization, the equivalent by each other rating agency that rates the securitization that actually provides insurance ratings for such carriers).

17	Courtyard Marriott Richland (Loan No. 28)	(Insurance) – The Mortgaged Property is covered by an acceptable blanket policy. The Borrower was not required to obtain excess flood insurance in relation to such blanket policy. To mitigate, there is recourse to the Borrower and guarantor for any shortfall in flood insurance proceeds, up to a total amount of $2,000,000. There is also recourse to the Borrower and guarantor for any losses that result from any flooding or flood conditions at the Mortgaged Property.

17	Shopko Billings (Loan No. 33)	(Insurance) –The Mortgage Loan permits the all risk property insurance policy to have a deductible of $100,000 and the commercial general liability insurance policy to have a deductible of $250,000, which amounts may be considered higher than customary.

17	All GACC Mortgage Loans	(Insurance) – All exceptions to representation 30 are also exceptions to this representation 17.

26	Uovo Art Storage (Loan No. 10)	(Licenses and Permits) – The Mortgaged Property is currently operating under temporary certificates of occupancy. The Borrower has covenanted to complete the work necessary to obtain, and to use commercially reasonable efforts to obtain, permanent certificates of occupancy within 12 months of the loan closing date, subject to extension by lender if the Borrower is diligently completing all requirements to obtain the new certificate of occupancy. In addition, a reserve in the amount of $71,500.00 was funded at closing, to be released upon the Borrower obtaining permanent certificates of occupancy for each building. There is recourse to the non-recourse carveout guarantor for losses due to any failure by the Borrower to have current and valid temporary certificates of occupancy or to comply with the covenant above to obtain new permanent certificates of occupancy.

27	350 Park Avenue (Loan No. 2)	(Recourse Obligations) – There is no non-recourse carveout guarantor and no environmental indemnitor other than the related borrower with respect to the Mortgage Loan.

27	Trabuco Hills (Loan No. 23)	(Recourse Obligations) – There is a guarantor related to each tenant-in-common borrower. National Credit Tenant Investments, LLC (“NCTI Guarantor”) is the

E-2-5

German American Capital Corporation

Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
guarantor with respect to any acts by the NCTI Guarantor, the Pacific Trabuco Power Center II, LLC borrower, any affiliate of the foregoing and any mezzanine loan borrower. Matthew Chou (“Chou Guarantor”) is the guarantor with respect to all acts of either tenant-in-common borrower, except that with respect to bankruptcy related full recourse carveouts, the Chou Guarantor is liable only for the acts of the Pacific Castle Properties II, LLC borrower or an affiliate thereof and any related mezzanine loan borrower.

30	All GACC Mortgage Loans	(Acts of Terrorism Exclusion) – All exceptions to representation 17 are also exceptions to this representation 30.

33	Prudential Plaza (Loan No. 3)	(Defeasance) – Pursuant to a REMIC declaration dated July 26, 2016, the related Mortgage Loan may be defeased commencing on any business day following July 26, 2018, which is two years from the start-up date of the REMIC formed in connection with the Mortgage Loan, which date is less than two years from the Closing Date.

35	Courtyard Marriott Richland (Loan No. 28)	(Ground Leases) – The ground lease restricts the use of the Mortgaged Property to use as a hotel containing approximately 120 units, parking and restaurant facilities, and for no other purpose without the prior written consent of ground lessor, such consent not to be unreasonably withheld or delayed.

40	Plaza Ashland (Loan No. 26); Courtyard Marriott Richland (Loan No. 28)	(Organization of Borrower) – The borrowers under the Plaza Ashland Mortgage Loan and the Courtyard Marriott Richland Mortgage Loan are Affiliates.

40	Congressional Place (Loan No. 22); Trabuco Hills (Loan No. 23)	(Organization of Borrower) – The borrowers under the Congressional Place Mortgage Loan and the Trabuco Hills Mortgage Loan are Affiliates.

44	229 West 43rd Street Retail Condo (Loan No. 1)	(Cross-Collateralization) – The Mortgage Loan is evidenced by $80,000,000 aggregate original principal balance of pari passu notes (notes A-2 and A-3). The Mortgaged Property is also security for other pari passu notes with an aggregate original principal balance of $205,000,000. The notes are cross-collateralized and cross defaulted with each other.

44	350 Park Avenue (Loan No. 2)	(Cross-Collateralization) – The Mortgage Loan is evidenced by pari passu note A-3 in the original principal balance of $66,667,200. The Mortgaged Property is also security for other pari passu notes with an aggregate original principal balance of $229,320,800 and

E-2-6

German American Capital Corporation

Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
subordinate notes with an aggregate original principal balance of $104,012,000. The notes are cross-collateralized and cross defaulted with each other.

44	Prudential Plaza (Loan No. 3)	(Cross-Collateralization) – The Mortgage Loan is evidenced by pari passu note A-4-2 in the original principal balance of $65,000,000. The Mortgaged Property is also security for other pari passu notes with an aggregate original principal balance of $350,000,000. The notes are cross-collateralized and cross defaulted with each other.

44	Key Center Cleveland (Loan No. 5)	(Cross-Collateralization) – The Mortgage Loan is evidenced by $60,000,000 aggregate original principal balance of pari passu notes (notes A-3 and A-6). The Mortgaged Property is also security for other pari passu notes with an aggregate original principal balance of $160,000,000. The notes are cross-collateralized and cross defaulted with each other.

44	Uovo Art Storage (Loan No. 10)	(Cross-Collateralization) – The Mortgage Loan is evidenced by $37,000,000 aggregate original principal balance of pari passu notes (notes A-2 and A-3). The Mortgaged Property is also security for other pari passu notes with an aggregate original principal balance of $50,000,000. The notes are cross-collateralized and cross defaulted with each other.

44	Summit Place Wisconsin (Loan No. 16)	(Cross-Collateralization) – The Mortgage Loan is evidenced by pari passu note A-2 in the original principal balance of $32,000,000. The Mortgaged Property is also security for another pari passu note with an original principal balance of $40,000,000. The notes are cross-collateralized and cross defaulted with each other.

E-2-7

SCHEDULE E-1

GERMAN AMERICAN CAPITAL CORPORATION

LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	Mortgage Loan

1	229 West 43rd Street Retail Condo

5	Key Center Cleveland

E-2-8

SCHEDULE E-2

GERMAN AMERICAN CAPITAL CORPORATION

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan

3	Prudential Plaza

22	Congressional Place

23	Trabuco Hills

E-2-9

SCHEDULE E-3

GERMAN AMERICAN CAPITAL CORPORATION

CROSSED MORTGAGE LOANS

None

E-2-10

ANNEX F

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Balance($)
4/15/2017	57,148,000.00
5/15/2017	57,148,000.00
6/15/2017	57,148,000.00
7/15/2017	57,148,000.00
8/15/2017	57,148,000.00
9/15/2017	57,148,000.00
10/15/2017	57,148,000.00
11/15/2017	57,148,000.00
12/15/2017	57,148,000.00
1/15/2018	57,148,000.00
2/15/2018	57,148,000.00
3/15/2018	57,148,000.00
4/15/2018	57,148,000.00
5/15/2018	57,148,000.00
6/15/2018	57,148,000.00
7/15/2018	57,148,000.00
8/15/2018	57,148,000.00
9/15/2018	57,148,000.00
10/15/2018	57,148,000.00
11/15/2018	57,148,000.00
12/15/2018	57,148,000.00
1/15/2019	57,148,000.00
2/15/2019	57,148,000.00
3/15/2019	57,148,000.00
4/15/2019	57,148,000.00
5/15/2019	57,148,000.00
6/15/2019	57,148,000.00
7/15/2019	57,148,000.00
8/15/2019	57,148,000.00
9/15/2019	57,148,000.00
10/15/2019	57,148,000.00
11/15/2019	57,148,000.00
12/15/2019	57,148,000.00
1/15/2020	57,148,000.00
2/15/2020	57,148,000.00
3/15/2020	57,148,000.00
4/15/2020	57,148,000.00
5/15/2020	57,148,000.00
6/15/2020	57,148,000.00
7/15/2020	57,148,000.00
8/15/2020	57,148,000.00
9/15/2020	57,148,000.00
10/15/2020	57,148,000.00
11/15/2020	57,148,000.00
12/15/2020	57,148,000.00
1/15/2021	57,148,000.00
2/15/2021	57,148,000.00
3/15/2021	57,148,000.00
4/15/2021	57,148,000.00
5/15/2021	57,148,000.00
6/15/2021	57,148,000.00
7/15/2021	57,148,000.00
8/15/2021	57,148,000.00
9/15/2021	57,148,000.00
10/15/2021	57,148,000.00
11/15/2021	57,148,000.00
12/15/2021	57,148,000.00
1/15/2022	57,148,000.00

Distribution Date	Balance($)
2/15/2022	57,148,000.00
3/15/2022	57,148,000.00
4/15/2022	57,147,432.63
5/15/2022	56,136,682.32
6/15/2022	55,206,311.24
7/15/2022	54,187,749.32
8/15/2022	53,249,273.53
9/15/2022	52,306,895.52
10/15/2022	51,276,665.34
11/15/2022	50,326,083.47
12/15/2022	49,287,880.82
1/15/2023	48,329,027.35
2/15/2023	47,366,186.32
3/15/2023	46,149,528.76
4/15/2023	45,177,619.76
5/15/2023	44,118,691.50
6/15/2023	43,138,334.74
7/15/2023	42,071,196.98
8/15/2023	41,082,322.70
9/15/2023	40,089,335.10
10/15/2023	39,009,922.74
11/15/2023	38,008,313.28
12/15/2023	36,920,522.24
1/15/2024	35,909,928.92
2/15/2024	34,895,153.41
3/15/2024	33,712,123.16
4/15/2024	32,688,212.09
5/15/2024	31,578,322.78
6/15/2024	30,545,542.58
7/15/2024	29,427,034.31
8/15/2024	28,385,311.79
9/15/2024	27,339,259.36
10/15/2024	26,207,853.25
11/15/2024	25,152,748.97
12/15/2024	24,012,546.33
1/15/2025	22,948,315.48
2/15/2025	21,879,660.50
3/15/2025	20,565,742.41
4/15/2025	19,487,179.95
5/15/2025	18,324,180.81
6/15/2025	17,236,298.13
7/15/2025	16,064,241.66
8/15/2025	14,966,961.83
9/15/2025	13,967,095.21
10/15/2025	12,891,312.31
11/15/2025	11,882,774.15
12/15/2025	10,798,564.11
1/15/2026	9,781,282.43
2/15/2026	8,759,750.69
3/15/2026	7,520,837.90
4/15/2026	6,489,859.88
5/15/2026	5,383,842.45
6/15/2026	4,343,934.69
7/15/2026	3,229,239.21
8/15/2026	2,180,327.60
9/15/2026	1,127,032.79
10/15/2026 and thereafter	0.00

F-1

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ANNEX G

ASSUMED PRINCIPAL PAYMENT SCHEDULE FOR THE MOFFETT GATEWAY MORTGAGE LOAN

Monthly Payment Date	Whole Loan Principal ($)	Mortgage Loan Principal ($)
4/1/2017	0.00	0.00
5/1/2017	0.00	0.00
6/1/2017	0.00	0.00
7/1/2017	0.00	0.00
8/1/2017	0.00	0.00
9/1/2017	0.00	0.00
10/1/2017	0.00	0.00
11/1/2017	0.00	0.00
12/1/2017	0.00	0.00
1/1/2018	0.00	0.00
2/1/2018	0.00	0.00
3/1/2018	0.00	0.00
4/1/2018	0.00	0.00
5/1/2018	0.00	0.00
6/1/2018	0.00	0.00
7/1/2018	0.00	0.00
8/1/2018	0.00	0.00
9/1/2018	0.00	0.00
10/1/2018	0.00	0.00
11/1/2018	0.00	0.00
12/1/2018	0.00	0.00
1/1/2019	0.00	0.00
2/1/2019	0.00	0.00
3/1/2019	0.00	0.00
4/1/2019	0.00	0.00
5/1/2019	0.00	0.00
6/1/2019	0.00	0.00
7/1/2019	0.00	0.00
8/1/2019	0.00	0.00
9/1/2019	0.00	0.00
10/1/2019	0.00	0.00
11/1/2019	0.00	0.00
12/1/2019	0.00	0.00
1/1/2020	0.00	0.00
2/1/2020	0.00	0.00
3/1/2020	0.00	0.00
4/1/2020	0.00	0.00
5/1/2020	0.00	0.00
6/1/2020	0.00	0.00
7/1/2020	0.00	0.00
8/1/2020	0.00	0.00
9/1/2020	0.00	0.00
10/1/2020	0.00	0.00
11/1/2020	0.00	0.00
12/1/2020	0.00	0.00
1/1/2021	0.00	0.00
2/1/2021	0.00	0.00
3/1/2021	0.00	0.00
4/1/2021	0.00	0.00
5/1/2021	0.00	0.00
6/1/2021	0.00	0.00
7/1/2021	0.00	0.00
8/1/2021	0.00	0.00
9/1/2021	0.00	0.00

G-1

Monthly Payment Date	Whole Loan Principal ($)	Mortgage Loan Principal ($)
10/1/2021	0.00	0.00
11/1/2021	476,999.17	78,518.38
12/1/2021	515,088.77	84,788.27
1/1/2022	480,259.40	79,055.05
2/1/2022	481,837.65	79,314.84
3/1/2022	592,517.52	97,533.75
4/1/2022	485,368.23	79,896.01
5/1/2022	523,214.48	86,125.84
6/1/2022	488,682.68	80,441.59
7/1/2022	526,432.55	86,655.56
8/1/2022	492,018.58	80,990.71
9/1/2022	493,635.47	81,256.87
10/1/2022	531,241.33	87,447.13
11/1/2022	497,003.46	81,811.27
12/1/2022	534,511.38	87,985.41
1/1/2023	500,393.26	82,369.26
2/1/2023	502,037.68	82,639.95
3/1/2023	610,822.66	100,546.94
4/1/2023	505,694.80	83,241.94
5/1/2023	542,949.99	89,374.48
6/1/2023	509,140.89	83,809.20
7/1/2023	546,295.88	89,925.25
8/1/2023	512,609.31	84,380.13
9/1/2023	514,293.86	84,657.43
10/1/2023	551,299.02	90,748.81
11/1/2023	517,795.65	85,233.85
12/1/2023	554,698.98	91,308.47
1/1/2024	521,320.13	85,814.01
2/1/2024	523,033.31	86,096.02
3/1/2024	594,816.56	97,912.19
4/1/2024	526,706.83	86,700.71
5/1/2024	563,351.04	92,732.68
6/1/2024	530,289.02	87,290.37
7/1/2024	566,829.07	93,305.20
8/1/2024	533,894.41	87,883.85
9/1/2024	535,648.91	88,172.66
10/1/2024	572,033.11	94,161.83
11/1/2024	539,289.01	88,771.85
12/1/2024	575,567.36	94,743.60
1/1/2025	542,952.70	89,374.93
2/1/2025	544,736.97	89,668.64
3/1/2025	649,516.50	106,916.30
4/1/2025	548,661.57	90,314.66
5/1/2025	584,667.38	96,241.54
6/1/2025	552,385.96	90,927.73
7/1/2025	588,283.47	96,836.79
8/1/2025	556,134.47	91,544.77
9/1/2025	557,962.06	91,845.61
10/1/2025	593,697.43	97,727.97
11/1/2025	561,746.68	92,468.59
12/1/2025	597,372.01	98,332.84
1/1/2026	565,555.82	93,095.61
2/1/2026	567,414.37	93,401.54
3/1/2026	670,066.63	110,299.03
4/1/2026	571,481.03	94,070.95
5/1/2026	606,823.30	99,888.61
6/1/2026	575,353.21	94,708.35
7/1/2026	610,582.89	100,507.47
8/1/2026	579,250.48	95,349.87
9/1/2026	581,154.03	95,663.22
10/1/2026	616,215.04	101,434.57
11/1/2026	585,088.87	96,310.93
12/1/2026	620,035.46	102,063.45
1/1/2027	589,049.20	96,962.83
2/1/2027	590,984.95	97,281.47
3/1/2027	691,426.15	113,815.00
4/1/2027	207,031,779.95	34,079,305.34

G-2

No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	11
Important Notice About Information Presented in This Prospectus	12
Summary of Terms	19
Risk Factors	51
Description of the Mortgage Pool	120
Transaction Parties	219
Credit Risk Retention	248
Description of the Certificates	261
Description of the Mortgage Loan Purchase Agreements	294
Pooling and Servicing Agreement	302
Certain Legal Aspects of Mortgage Loans	404
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	420
Pending Legal Proceedings Involving Transaction Parties	421
Use of Proceeds	421
Yield and Maturity Considerations	422
Material Federal Income Tax Considerations	434
Certain State and Local Tax Considerations	447
Method of Distribution (Underwriter)	447
Incorporation of Certain Information by Reference	448
Where You Can Find More Information	449
Financial Information	449
Certain ERISA Considerations	449
Legal Investment	453
Legal Matters	454
Ratings	454
Index of Defined Terms	457

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers selling these certificates will deliver a prospectus until the date that is ninety days from the date of this prospectus.

$914,325,000
(Approximate)

J.P. Morgan Chase
Commercial Mortgage
Securities Corp.
Depositor

JPMDB
Commercial Mortgage
Securities Trust 2017-C5
Issuing Entity

Commercial Mortgage Pass-Through
Certificates, Series 2017-C5

Class A-1	$32,683,000
Class A-2	$37,129,000
Class A-3	$11,341,000
Class A-4	$135,000,000
Class A-5	$457,116,000
Class A-SB	$57,148,000
Class X-A	$824,327,000
Class X-B	$89,998,000
Class A-S	$93,910,000
Class B	$44,347,000
Class C	$45,651,000

PROSPECTUS

J.P. Morgan
Co-Lead Manager and Joint Bookrunner

Deutsche Bank Securities
Co-Lead Manager and Joint Bookrunner

Drexel Hamilton
Co-Manager

Academy Securities
Co-Manager

March [__], 2017